As filed with the Securities and Exchange Commission on March 10, 2021.

Registration No. 333-251847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE LION ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Province of Québec	3711	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

921 chemin de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

Telephone: (450) 432-5466

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aniko Pelland David Tardif Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, QC H3B 3V2 Telephone: (514) 397-3000	E. Ramey Layne John A. Kupiec Scott D. Rubinsky Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 Telephone: (212) 237-0000	James Goettsch Rebecca Taylor Shari Wright Husch Blackwell LLP 4801 Main Street Suite 1000 Kansas City, MO 64112 Telephone: (816) 983-8000	Yaniv Saragosti Christian Faribault Julie Belley Perron Borden Ladner Gervais LLP 1000, rue De La Gauchetière Ouest, Suite 900 Montréal, QC H3B 5H4 Telephone: (514) 954-3186

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The information in this proxy statement/prospectus is not complete and may be changed. The Lion Electric Company may not sell or otherwise distribute the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 10, 2021

Prospectus of:	Proxy Statement of:
The Lion Electric Company	Northern Genesis Acquisition Corp.

            , 2021

PROPOSED BUSINESS COMBINATION—YOUR VOTE IS VERY IMPORTANT

To the stockholders of Northern Genesis Acquisition Corp.:

On November 30, 2020, The Lion Electric Company (“Lion”), a corporation existing under the Business Corporations Act (Québec), Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion (“Merger Sub”), and Northern Genesis Acquisition Corp., a Delaware corporation (“NGA”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which Merger Sub, a wholly-owned subsidiary of Lion, will merge through a statutory merger with and into NGA (the “Business Combination”). As a result of the Business Combination, the separate corporate existence of Merger Sub will cease, and NGA will continue as the surviving corporation and a wholly-owned subsidiary of Lion.

Immediately prior to the effective time of the Business Combination (the “Effective Time”), Lion will implement a reorganization (the “Lion Pre-Closing Reorganization”), which will include (i) a split of the common shares of Lion (the “Lion Common Shares”), whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split, (ii) the amendment and restatement, effective as of the Effective Time, of Lion’s articles, and (iii) the adoption by Lion, effective as of the Effective Time, of new bylaws.

At the closing of the Business Combination (the “Closing”), each outstanding share of NGA’s common stock, par value $0.0001 per share (the “NGA Common Stock”) will be converted into the right to receive one Lion Common Share and each outstanding warrant to purchase shares of NGA Common Stock, with each whole warrant exercisable for one share of NGA Common Stock at an exercise price of $11.50 (each, an “NGA Warrant”), will be converted into a warrant to acquire a number of Lion Common Shares equal to the number of shares of NGA Common Stock underlying such NGA Warrant, subject to the same terms and conditions as were applicable to the NGA Warrant. Effective immediately prior to the conversions contemplated above, but immediately after the completion of the Lion Pre-Closing Reorganization, any and all units of NGA (“NGA Units”) shall be immediately and automatically detached and broken out into their constituent parts, such that a holder of a NGA Unit shall be deemed to hold one share of NGA Common Stock and one-half of one NGA Warrant and such underlying constituent securities shall be converted in accordance with the above.

Prior to the Business Combination, there has been no public market for the Lion Common Shares. Lion currently anticipates that, following the Business Combination, the Lion Common Shares will trade on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the new symbol “LEV”, and Lion Warrants will trade on the NYSE under the new symbol “LEV WS” and on the TSX under the new symbol “LEV.WT.” NGA’s Common Stock, NGA Units and NGA Warrants are currently listed for trading on the NYSE under the symbols “NGA,” “NGA.U,” and “NGA WS,” respectively. Lion has applied for listing of the Lion Common Shares and Lion Warrants on the NYSE and the TSX. Neither the NYSE nor the TSX has conditionally approved Lion’s listing application and there is no assurance that such exchanges will approve the listing applications. Upon the closing of the Business Combination, the NGA securities will be delisted from the NYSE.

Lion will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

NGA will hold a special meeting of its stockholders (together with any adjournment thereof, the “Special Meeting”) on                     , 2021 at                  Eastern Time, via live webcast (i) to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, (ii) to consider and vote upon a proposal to approve and adopt an amendment (the “Corrective Amendment”) to Article Sixth of the Amended and Restated Certificate of Incorporation of NGA, dated August 17, 2020 (the “NGA Certificate”), subject to approval of the Business Combination by NGA stockholders and solely in connection with the Business Combination, in order to provide for the issuance of NGA Warrants to purchase up to 3,000,000 shares of NGA Common Stock (the “NGA Working Capital Warrants”) to be issued by NGA to Northern Genesis Sponsor, LLC (the “Sponsor”) immediately prior to the Effective Time, the proceeds of which shall be used by NGA for the payment of the transaction expenses in connection with the Business Combination and other working capital purposes, and (iii) to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Corrective Amendment Proposal.

The Board of Directors of NGA recommends that NGA stockholders vote (i) “FOR” the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (ii) “FOR” the approval and adoption of the Corrective Amendment to provide for the issuance of the NGA Working Capital Warrants in connection with but prior to the Closing, and (iii) “FOR” the approval to adjourn the Special Meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the Special Meeting, please take the time to vote by using the internet or by telephone as described in this proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope. Information about the meeting, the Business Combination and the other business to be considered at the meeting is contained in this proxy statement/prospectus. You are urged to read this proxy statement/prospectus carefully.

In particular, you should read the section entitled “Risk Factors” beginning on page 19 for a discussion of some of the risks you should consider in evaluating the Business Combination Agreement and the Business Combination and how they will affect you.

Neither the Securities and Exchange Commission nor any state or Canadian securities regulator has approved or disapproved the Business Combination Agreement and the Business Combination described in this proxy statement/prospectus or the securities to be issued in the Business Combination contemplated by the Business Combination Agreement, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2021 and is first being mailed to NGA stockholders on or about                     , 2021.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Lion and NGA from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your oral or written request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

The Lion Electric Company	Northern Genesis Acquisition Corp.

921 chemin de la Rivière-du-Nord Saint-Jérôme (Québec) J7Y 5G2	4801 Main Street, Suite 1000 Kansas City, MO 64112

Attention: Nicolas Brunet, Executive Vice-President and Chief Financial Officer	Attention: Ken Manget, Chief Financial Officer

Telephone: (450) 432-5466	Telephone: (816) 514-0324

If you would like to request documents, please do so by                    , 2021 in order to receive them before the Special Meeting.

See the section entitled “Where You Can Find Additional Information” on page 213.

NOTICE OF SPECIAL MEETING OF NGA STOCKHOLDERS

TO BE HELD                , 2021

To stockholders of Northern Genesis Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (together with any adjournment thereof, the “Special Meeting”) of stockholders of Northern Genesis Acquisition Corp. (“NGA”) will be held at         ,                 , on                 , 2021, via live webcast. To participate in the meeting, visit              and enter the 12 digit control number included on your proxy card. You may register for the Special Meeting as early as                  on                 , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the accompanying proxy statement/prospectus. At the Special Meeting, NGA’s stockholders will be asked to consider and vote upon the following proposals:

•

The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 (the “Business Combination Agreement”), among NGA, The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion”), and Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion (“Merger Sub”), pursuant to which Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned subsidiary of Lion and (b) approve such Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•

The Corrective Amendment Proposal—To consider and vote upon a proposal to approve and adopt an amendment (the “Corrective Amendment”) to Article Sixth of the Amended and Restated Certificate of Incorporation of NGA, dated August 17, 2020 (the “NGA Certificate”), subject to approval of the Business Combination by NGA’s stockholders and solely in connection with the Business Combination, in order to provide for the issuance of NGA Warrants to purchase up to 3,000,000 shares of NGA Common Stock (the “NGA Working Capital Warrants”) to be issued by NGA to Northern Genesis Sponsor, LLC (the “Sponsor”) immediately prior to the Effective Time, the proceeds of which shall be used by NGA for the payment of transaction expenses in connection with the Business Combination and other working capital purposes (such proposal, the “Corrective Amendment Proposal”) (Proposal No. 2). A copy of the Corrective Amendment is attached to the accompanying proxy statement/prospectus as Annex B.

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Corrective Amendment Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal and the Corrective Amendment Proposal, the “Proposals”) (Proposal No. 3).

The Special Meeting will be completely virtual. There will be no physical meeting location and the Special Meeting will only be conducted via live webcast at the following address:                .

Only holders of record of NGA Common Stock at the close of business on                 , 2021 are entitled to notice of the virtual Special Meeting and to vote at the virtual Special Meeting and any adjournments thereof. A complete list of NGA’s stockholders of record entitled to vote at the virtual Special Meeting will be available at the virtual Special Meeting and for ten days before the virtual Special Meeting at NGA’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual Special Meeting.

Pursuant to the NGA Certificate, NGA is providing the holders of shares of NGA Common Stock originally sold as part of the NGA Units issued in NGA’s initial public offering (the “NGA IPO” and such shares, the “NGA Public Shares” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, NGA Public Shares then held by them for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the trust account (“Trust Account”) that holds the proceeds (including interest not previously released to NGA to pay its franchise and income taxes) from the NGA IPO and concurrent private placements of warrants to the Sponsor, by (b) the total number of NGA Public Shares; provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of January 31, 2021 of $319,596,302, the estimated per share redemption price would have been approximately $10.00. If a holder exercises its redemption rights, then such holder will be exchanging its NGA Public Shares for cash and will no longer own NGA Public Shares and will not participate in future growth of Lion, if any. Such a holder will be entitled to receive cash for its NGA Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to NGA’s transfer agent in accordance with the procedures described herein.

NGA cannot consummate the Business Combination unless the Business Combination Proposal is approved at the Special Meeting. The approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the approval of the Corrective Amendment Proposal. The approval of the Corrective Amendment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock present and entitled to vote thereon at the Special Meeting. The Business Combination Proposal is not conditioned on the approval of the Adjournment Proposal.

As of January 31, 2021, there was $319,596,302 in the Trust Account. Each redemption of shares by Public Stockholders will decrease the amount in the Trust Account. NGA will not consummate the Business Combination if the redemption of shares would result in NGA’s failure to have at least $5,000,001 of net tangible assets. In addition, the Business Combination Agreement includes a condition to closing that NGA’s available cash (including the funds in the Trust Account) immediately prior to the effective time of the Business Combination, after taking into account payments required to satisfy redemptions of shares by Public Stockholders and the payment of NGA’s transaction costs, plus the aggregate amount of cash proceeds received by Lion in connection with its private placement of Lion Common Shares, equal or exceed $200 million.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the Special Meeting, please take the time to vote by using the internet or by telephone as described in this proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you hold your shares through a brokerage firm, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form provided by the broker, bank or nominee.

The Board of Directors of NGA recommends that NGA stockholders vote (i) “FOR” the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (ii) “FOR” the approval and adoption of the Corrective Amendment to provide for the issuance of the NGA Working Capital Warrants in connection with but prior to the Closing, and (iii) “FOR” the approval to adjourn the Special Meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. NGA encourages you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact NGA’s proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 605-1958 or collect at (212) 269-5550 or by email at nga@dfking.com.

, 2021	By Order of the Board of Directors,

/s/

STOCKHOLDERS WHO CANNOT ATTEND THE VIRTUAL SPECIAL MEETING ONLINE ARE REQUESTED TO VOTE AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY MAIL.

ANNEX A	Business Combination Agreement and Plan of Reorganization

ANNEX B	NGA Corrective Amendment

ANNEX C	Lion Amended and Restated Articles

ANNEX D	Lion Bylaws

TRADEMARKS

This proxy statement/prospectus includes certain trademarks, such as “Lion,” “LionBeat” and “LionEnergy,” which are registered under applicable intellectual property laws and are Lion’s property or for which Lion has pending applications or common law rights. Solely for convenience, the trademarks, and trade names referred to in this prospectus are listed without the ®, and (TM) symbols, but Lion intends to assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, and trade names.

CURRENCY

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “US$,” “$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” mean Canadian dollars.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (“SEC”) by Lion (File No. 333-251847) (the “Registration Statement”), constitutes a prospectus of Lion under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Lion Common Shares to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of NGA stockholders at which NGA’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

As used in this prospectus/proxy statement, unless the context indicates or requires otherwise, all references to “Lion” refer to The Lion Electric Company together with its subsidiaries, on a consolidated basis.

This proxy statement/prospectus incorporates important business and financial information about Lion that is not included in or delivered with the document.

This information is available without charge to you upon written or oral request. To make this request, you should contact NGA’s proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (888) 605-1958

Banks and Brokers Call: (212) 269-5550

nga@dfking.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the Special Meeting.

You may also obtain additional information about NGA from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find Additional Information.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination and NGA’s Special Meeting of stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•

NGA is a blank check company incorporated on May 27, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about NGA, see the section entitled “Information About NGA.”

•

There are currently 39,931,680 shares of NGA Common Stock issued and outstanding including 31,945,344 NGA Public Shares and 7,986,336 non-public shares of NGA Common Stock issued by NGA to the Sponsor prior to the NGA IPO (the “Founder Shares”). In addition, there are currently 24,111,741 NGA Warrants outstanding, consisting of 15,972,672 NGA Warrants (the “Public Warrants”) included in the NGA Units sold in the NGA IPO and 8,139,069 NGA Warrants issued to the Sponsor pursuant to a private placement in connection with the NGA IPO (the “Private Placement Warrants”). In addition, NGA may issue 3,000,000 NGA Working Capital Warrants to the Sponsor pursuant to a private placement in connection with the Business Combination, assuming approval of the Corrective Amendment Proposal (Proposal No. 2) by the NGA stockholders. Each whole NGA Warrant entitles the holder to purchase one whole share of NGA Common Stock for $11.50 per share. The NGA Warrants (or warrants issued in exchange therefor) will become exercisable upon the later of (i) 30 days after the completion of NGA’s initial business combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of such initial business combination or earlier upon redemption or liquidation. Once the NGA Warrants (or warrants issued in exchange therefor) become exercisable, NGA (or the issuer of any warrants issued in exchange therefor) may redeem the outstanding Public Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, that certain Warrant Agreement dated August 7, 2020 (the “Warrant Agreement”), by and between NGA and Continental Stock Transfer & Trust Company. The Private Placement Warrants and the NGA Working Capital Warrants (or warrants issued in exchange therefor) are non-redeemable so long as they are held by the Sponsor or its permitted transferees. As a result of the Business Combination, NGA Warrants will automatically be converted into Lion Warrants (as defined herein) exercisable for Lion Common Shares. Further, in connection with the listing of the Lion Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, Lion will provide certain undertakings to the TSX to the effect that Lion will not exercise certain of its rights under the Warrant Agreement, including, notably, (i) lowering of the exercise price of the Lion Warrants and (ii) extending the duration of the Lion Warrants by delaying the expiration date thereof.

•

Lion, a corporation existing under the Business Corporations Act (Québec), is an innovative manufacturer of zero-emission vehicles. Lion creates, designs, and manufactures all-electric commercial urban trucks and all-electric buses and minibuses for the school, paratransit, and mass transit markets. Lion believes it is a North American leader in electric transportation and each Lion vehicle is purpose-built for electric and entirely designed and assembled in-house, with its own chassis, truck cabin or bus body, proprietary battery technology with modular energy capacity and 100% Lion software integration. For more information about Lion, see the sections entitled “Business of Lion” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion.”

•

On November 30, 2020, NGA entered into the Business Combination Agreement with Lion and its wholly-owned subsidiary, Merger Sub. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned subsidiary of Lion. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

•

Immediately prior to or concurrently with the Effective Time, the Lion Pre-Closing Reorganization will be implemented, which reorganization will include a split of the Lion Common Shares, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement) immediately following such share split, the amendment and restatement, effective as of the Effective Time, of Lion’s articles and the adoption by Lion, effective as of the Effective Time, of new bylaws. For more information about the Business Combination Agreement and the Lion Pre-Closing Reorganization, see the section entitled “Proposal No. 1—The Business Combination Proposal—Lion Pre-Closing Reorganization and Amended and Restated Organizational Documents.”

i

•

At the Closing, each outstanding share of NGA Common Stock will be converted into the right to receive from Lion one Lion Common Share and each outstanding NGA Warrant will be converted into a warrant to acquire a number of Lion Common Shares equal to the number of shares of NGA Common Stock underlying such NGA Warrant, subject to the same terms and conditions as were applicable to the NGA Warrant. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

•

The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon mutual written consent of NGA and Lion, or for other reasons in the circumstances specified in the Business Combination Agreement. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement—Termination.”

•	The proposed Business Combination and the business of Lion involve numerous risks. For more information, see the section entitled “Risk Factors.”

•

Under the NGA Certificate, in connection with the Business Combination, Public Stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the NGA Certificate. As of January 31, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its NGA Public Shares for cash and will not receive Lion Common Shares following the completion of the Business Combination and will not participate in the future growth of Lion, if any. Such a holder will be entitled to receive cash for its NGA Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to NGA’s transfer agent at least two business days prior to the Special Meeting. For more information, see the section entitled “The NGA Special Meeting—Redemption Rights.”

•

In connection with the execution of the Business Combination Agreement, on November 30, 2020, NGA and Lion entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (the “Subscribers”) pursuant to which the Subscribers agreed to purchase, and Lion agreed to sell to the Subscribers, an aggregate of 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in a private placement (the “PIPE Financing”). The closing of the sale of the Lion Common Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the consummation of the Business Combination immediately after the closing of the PIPE Financing. The purpose of the PIPE Financing is to raise additional capital which, together with the remaining balance in the Trust Account, is expected to be used to repay indebtedness and fund the growth strategy of Lion, which includes the establishment of a production facility in the United States, the development of proprietary battery modules and packs, the establishment of a new battery pack assembly factory, other research and development activities and an increase in working capital expected to be required to accommodate growth in revenues. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Related Agreements.”

•

The Board of Directors of NGA (the “NGA Board”) considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the NGA Board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—NGA Board’s Reasons for the Approval of the Business Combination.”

•

In addition to voting on the approval of the Business Combination Proposal at the Special Meeting, NGA’s stockholders will also be asked to vote on the approval of the Corrective Amendment Proposal and the Adjournment Proposal. For more information about the Proposals, see the sections entitled “Proposal No. 2—The Corrective Amendment Proposal” and “Proposal No. 3—The Adjournment Proposal.”

•	Lion anticipates that, upon the Closing, the ownership of Lion will be as follows:

•

NGA’s Public Stockholders will own 33,195,344 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute approximately 17.6% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Sponsor will own 8,186,336 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute approximately 4.3% of the total issued and outstanding Lion Common Shares as of Closing, subject to the distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents;

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute approximately 69.1% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Subscribers will own (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or NGA stockholders participating in the PIPE Financing) 16,827,700 Lion Common Shares, which will constitute approximately 8.9% of the total issued and outstanding Lion Common Shares as of Closing.

The number of shares and the interests set forth above are on a non-diluted basis and assume that (a) no Public Stockholders elect to have their NGA Public Shares redeemed, (b) the Lion Pre-Closing Reorganization is implemented immediately prior to or concurrently with Closing, (c) 20,040,200 Lion Common Shares are issued in the PIPE Financing, (d) 31,945,344 Lion Common Shares are issued to the NGA Public Stockholders in the Business Combination, (e) 7,986,336 Lion Common Shares are issued to the Sponsor in the Business Combination in respect of the Founder Shares, (f) the only NGA Public Stockholders who will purchase Lion Common Shares in the PIPE Financing are those who have filed a Schedule 13G or Schedule 13D with the SEC in respect of their beneficial ownership of shares of NGA Common Stock and (g) there are no other issuances of equity interests of Lion. The foregoing also does not account for the possibility that Sponsor, existing Lion shareholders, or any Subscriber (other than Subscribers which have filed a Schedule 13G or Schedule 13D in respect of their beneficial ownership of shares of NGA Common Stock) may be or become NGA Public Stockholders as a result of any purchase of NGA Public Shares in the NGA IPO or open market.

Further, the foregoing ownership percentages do not account for the future exercise of any Lion warrants, options or other convertible securities that will be outstanding upon the Closing of the Business Combination, including those received by the holders of the NGA Warrants, the Specified Customer Warrant (as defined below), and stock options, the exercise of which may have a material impact on the foregoing ownership percentages.

The NGA Warrants will automatically be converted into warrants to purchase Lion Common Shares (“Lion Warrants”) upon the consummation of the Business Combination and will become exercisable upon the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Once the Lion Warrants held by holders of Public Warrants become exercisable, Lion may redeem such Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The Private Placement Warrants and NGA Working Capital Warrants, however, will be non-redeemable so long as they are held by the Sponsor or its permitted transferees.

For more information about the ownership of Lion upon the completion of the Business Combination and pro forma financial information, see the sections entitled “Summary of the Proxy Statement/Prospectus—Ownership of Lion After the Closing,” “Unaudited Pro Forma Consolidated Financial Information” and “Beneficial Ownership of Securities.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

NGA’S SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of stockholders of NGA, including the proposed Business Combination. The following questions and answers do not include all the information that is important to NGA stockholders. The NGA Board urges NGA stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

NGA stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Business Combination Agreement, pursuant to which Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned subsidiary of Lion.

At Closing, as a result of the Business Combination, (i) each outstanding share of NGA Common Stock will be cancelled and automatically converted into the right to receive one Lion Common Share and (ii) each NGA Warrant will automatically become exercisable for Lion Common Shares.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. A copy of the Corrective Amendment is attached to this proxy statement/prospectus as Annex B. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the Special Meeting?

A:	NGA stockholders will be asked to consider and vote upon the following proposals at the Special Meeting.

•	The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

•

The Corrective Amendment Proposal—a proposal to approve and adopt the Corrective Amendment to the NGA Certificate in order to provide for the issuance of the NGA Working Capital Warrants immediately prior to the Closing (Proposal No. 2).

•

The Adjournment Proposal—a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 3).

NGA may not consummate the Business Combination unless the Business Combination Proposal is approved by the holders of a majority of the issued and outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. The Business Combination Proposal is not conditioned on the approval of the Corrective Amendment Proposal or the Adjournment Proposal.

Q:	What will happen in the Business Combination?

A:

On November 30, 2020, Lion and Merger Sub entered into the Business Combination Agreement with NGA. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the merger (the “Surviving Corporation”). After giving effect to the Business Combination, NGA will become a wholly-owned subsidiary of Lion. At the Closing, 39,931,680 Lion Common Shares will be issued to the current holders of NGA Common Stock, including the Sponsor, in the Business Combination in exchange for all outstanding shares of NGA Common Stock, and up to 27,111,741 Lion Common Shares will be reserved for issuance in respect of NGA Warrants. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Q:	Why is NGA proposing the Business Combination?

A:

NGA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving NGA and one or more businesses.

On August 20, 2020, NGA completed the NGA IPO, consisting of 30,000,000 NGA Units, with each NGA Unit consisting of one share of NGA Common Stock and one-half of one NGA Warrant, each whole warrant to purchase one share of NGA Common Stock at a price of $11.50 per share, generating gross proceeds to NGA of $300,000,000. Simultaneously with the closing of the IPO, NGA completed the sale of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,750,000. On August 27, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, NGA sold an additional 1,945,344 NGA Units at $10.00 per unit and sold an additional 389,069 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $19,842,509. Since the NGA IPO, NGA’s activity has been limited to the search for a prospective initial business combination.

Lion is an innovative manufacturer of zero-emission vehicles. Lion creates, designs, and manufactures all-electric commercial urban trucks and all-electric buses and minibuses for the school, paratransit, and mass transit markets. Lion believes it is a North American leader in electric transportation and designs, builds, and assembles all of its vehicles’ components, including, chassis, battery packs, truck cabins and bus bodies each Lion vehicle is purpose-built for electric and entirely designed and assembled in-house, with its own chassis, truck cabin or bus body, proprietary battery technology with modular energy capacity and 100% Lion software integration.

The NGA Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by NGA’s management and NGA’s advisors. This due diligence review included meetings and calls with Lion’s management regarding Lion’s business model, operations and forecasts; legal, tax and accounting due diligence reviews conducted by NGA’s advisors; consultation with legal and financial advisors and industry experts; financial and valuation analysis of Lion and the Business Combination; and the financial statements of Lion. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

Following the foregoing process, the NGA Board concluded that a transaction with Lion would present the most attractive opportunity to maximize value for NGA stockholders, and the NGA Board ultimately determined that the Business Combination with NGA was the most attractive potential transaction for NGA. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—NGA Board’s Reasons for the Approval of the Business Combination.”

Q:	Are the Proposals conditioned on one another?

A:

NGA cannot consummate the Business Combination unless the Business Combination Proposal is approved at the Special Meeting. The Business Combination Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by NGA stockholders of the Business Combination Proposal and that NGA has a specified minimum net tangible assets and a minimum of available cash. For more information about the conditions that must be satisfied or waived prior to the completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

v

Q:	How will Lion be managed and governed following the Business Combination?

A:

Immediately after the Closing, Lion’s Board will consist of eight directors: Sheila Colleen Bair, Marc Bedard, Christopher Jarratt, Pierre Larochelle, Pierre-Olivier Perras, Ian Robertson, Michel Ringuet and Pierre Wilkie. Mr. Larochelle serves and will continue to serve upon Closing as Chairman of Lion’s Board. Immediately after the Closing, it is anticipated that the following individuals will be the officers of Lion: Marc Bedard, as CEO – Founder, Nicolas Brunet, as Executive Vice-President and Chief Financial Officer and Yannick Poulin, as Chief Operational Officer. For more information about Lion’s Board and officers, see the sections entitled “Board of Directors of Lion Following the Business Combination” and “Management After the Business Combination.”

Q:	Will Lion obtain new financing in connection with the Business Combination?

A:

The Subscribers have committed to purchase from Lion 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in the PIPE Financing. As of the date hereof, the Lion Common Shares are not traded on any stock exchange. Lion anticipates that, following Closing of the Business Combination, the Lion Common Shares will trade on the NYSE. In connection with the Closing, each outstanding share of NGA Common Stock will be converted into the right to receive one Lion Common Share. Based on the closing price of NGA Common Stock of $16.50 per share on March 10, 2021, the Lion Common Shares sold in the PIPE Financing would be valued at approximately $330,663,300 million if unrestricted and freely tradable.

Q:	What equity stake will NGA’s current stockholders and the holders of NGA’s Founder Shares hold in Lion following the consummation of the Business Combination?

A:	Lion anticipates that, upon the Closing, the ownership of Lion will be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute approximately 69.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 33,195,344 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute approximately 17.6% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers will own (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) 16,827,700 Lion Common Shares, which will constitute approximately 8.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 8,186,336 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute approximately 4.3% of the total issued and outstanding Lion Common Shares as of Closing, subject to the distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents.

The number of shares and the interests set forth above (a) assume that (i) no NGA Public Stockholders elect to have their NGA Public Shares redeemed, (ii) the Lion Pre-Closing Reorganization is implemented immediately prior to or concurrently with Closing, (iii) 20,040,200 Lion Common Shares are issued in the PIPE Financing, (iv) 31,945,344 Lion Common Shares are issued to the NGA Public Stockholders in the Business Combination, (v) 7,986,336 Lion Common Shares are issued to the Sponsor in the Business Combination in respect of the Founder Shares, (vi) the only NGA Public Stockholders who will purchase Lion Common Shares in the PIPE Financing are those who have filed a Schedule 13G or Schedule 13D with the SEC in respect of their beneficial ownership of shares of NGA Common Stock and (vii) there are no other issuances of equity interests of NGA or Lion and (b) are calculated on a non-diluted basis and do not take into account (i) the possibility that Sponsor, existing Lion Shareholders, or any Subscriber (other than Subscribers which have filed a Schedule 13G or Schedule 13D in respect of their beneficial ownership of shares of NGA Common Stock) may be or become an NGA Public Stockholder as a result of any purchase of NGA Public Shares in the NGA IPO or open market, or (ii) the warrants to purchase Lion Common Shares that will remain outstanding immediately following the Business Combination, including those received by holders of NGA Warrants and the Specified Customer Warrant (as defined below) and any other convertible equity securities or instruments of Lion that will remain outstanding immediately following the Business Combination, including stock options.

If the facts are different than these assumptions or if convertible securities are exercised, the percentage ownership of NGA’s stockholders in Lion following the Business Combination will be different. For example, assuming that all 24,111,741 NGA Warrants (including the 8,139,069 Private Placement Warrants, but excluding the 3,000,000 NGA Working Capital Warrants to be issued in connection with but prior to the Closing) were exercisable and exercised following completion of the Business Combination and further assuming that no NGA Public Stockholders elect to have their NGA Public Shares redeemed, and that each other assumption set forth in the preceding paragraph remains the same, then the ownership of Lion, upon Closing, would be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute 61.3% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 49,168,016 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute 23.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers will own (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) 16,827,700 Lion Common Shares, which will constitute 7.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 16,325,405 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute 7.7% of the total issued and outstanding Lion Common Shares as of Closing, subject to the distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents.

The Lion Warrants will become exercisable upon the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months following the NGA IPO and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Once the Lion Warrants held by holder of Public Warrants become exercisable, Lion may redeem such Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The Private Placement Warrants and the NGA Working Capital Warrants, however, will be non-redeemable so long as they are held by the Sponsor or its permitted transferees.

For more information about the ownership of Lion upon completion of the Business Combination, see the sections entitled “Summary of the Proxy Statement/Prospectus—Ownership of Lion After the Closing”, “Unaudited Pro Forma Consolidated Financial Information” and “Beneficial Ownership of Securities.”

Q:	Why is NGA proposing the Corrective Amendment set forth in the Corrective Amendment Proposal?

A:

As described in NGA’s final prospectus dated August 17, 2020 filed in connection with the NGA IPO (the “NGA Prospectus”), the Sponsor may, but is not obligated to, loan funds to NGA to fund transaction costs incurred by NGA in connection with a business combination and other working capital needs of NGA, with the Sponsor having the right to elect to receive, in lieu of repayment of up to $3,000,000 of such funding, one warrant for each $1.00 of such funding. Such warrants are expressly provided for, as “Working Capital Warrants,” in the Warrant Agreement, pursuant to which all other outstanding NGA Warrants have been issued.

As described in the NGA Prospectus, each Working Capital Warrant is identical (including as to exercise price ($11.50 per NGA common share), exercisability and exercise period) to the Private Placement Warrants and are entitled to registration rights. All such Private Placement Warrants and the Working Capital Warrants are identical to NGA’s Public Warrants except that they may be exercised on a cashless (net issuance) basis and they are not redeemable by NGA so long as they are held by NGA’s Sponsor or its permitted transferees.

In connection with entry into the Business Combination Agreement, and in order to facilitate NGA’s ability to consummate the Business Combination, NGA desired a definitive commitment from the Sponsor to provide the additional $3,000,000 funding contemplated by the NGA Prospectus to pay transaction costs associated with the Business Combination and better ensure adequate funding of NGA’s permitted expenses prior to the Closing.

In lieu of such funding being at the discretion of the Sponsor, and in lieu of the Sponsor having a future right (but not obligation) to elect to receive Working Capital Warrants in exchange for such funding, the Sponsor was willing in connection with the Business Combination Agreement to agree to directly purchase 3,000,000 Working Capital Warrants from NGA for $1.00 per Working Capital Warrant. However, the NGA Certificate does not permit the issuance of Working Capital Warrants prior to NGA’s initial business combination.

Therefore, NGA and the Sponsor entered into the NGA Working Capital Warrant Purchase Agreement under which the sale of the Working Capital Warrants to the Sponsor is conditioned upon approval of the Corrective Amendment by the NGA stockholders. Pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, the NGA Working Capital Warrants will not be issued until immediately prior to the Closing, but the Sponsor will pay the $3,000,000 purchase price to NGA promptly following approval of the Corrective Amendment by the NGA stockholders.

Subsequent to entry into the NGA Working Capital Warrant Purchase Agreement, in February and March of 2021 the Sponsor loaned to NGA a total of $3,000,000 on a non-interest bearing basis to fund transaction costs and working capital needs, and NGA issued to the Sponsor a non-convertible promissory note in respect of such loans. If the Corrective Amendment Proposal is approved by the NGA Stockholders, it is expected that the Sponsor will tender such promissory note to NGA in satisfaction of the Sponsor’s payment obligation under the NGA Working Capital Warrant Purchase Agreement.

If the Corrective Amendment is not approved, the promissory note will be repayable solely upon consummation of a business combination by, or liquidation of, NGA. Closing of the Business Combination is not conditioned upon the approval of the Corrective Amendment by NGA stockholders.

Q:	Did the NGA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The NGA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. NGA’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of NGA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, NGA’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the NGA Board in valuing Lion and assuming the risk that the NGA Board may not have properly valued the business.

Q:	What happens if I sell my shares of NGA Common Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of NGA Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of NGA Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of NGA Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or seek redemption of those shares.

Q:	How has the announcement of the Business Combination affected the trading price of the NGA Units, NGA Common Stock and NGA Warrants?

A:

On October 30, 2020, the last trading date before the publication of articles speculating about the Business Combination, the NGA Units, NGA Public Shares and Public Warrants closed at $9.96, $9.63 and $0.80, respectively. On November 27, 2020, the last trading date before the announcement of the execution of the Business Combination Agreement, the NGA Units, NGA Public Shares and Public Warrants closed at $14.30, $13.04 and $3.20, respectively. On                    , 2021 the trading date immediately prior to the date of this proxy statement/prospectus, the NGA Units, NGA Public Shares and Public Warrants closed at $            , $            and $            , respectively.

Q:	Following the Business Combination, will Lion’s securities trade on a stock exchange?

A:

Yes. Lion currently anticipates that, following the Business Combination, Lion Common Shares will trade on the NYSE and the TSX under the new symbol “LEV” and Lion Warrants will trade on the NYSE under the new symbol “LEV WS” and on the TSX under the new symbol “LEV.WT.” There is no assurance that the NYSE and the TSX will approve Lion’s listing application, and any such listing of the Lion Common Shares and Lion Warrants will be conditional upon Lion fulfilling all of the listing requirements and conditions of the NYSE and the TSX. In connection with the Business Combination, the NGA Units will automatically separate into the component securities and be converted to Lion securities. Lion will not have any units outstanding after the consummation of the Business Combination. For more information about the conversion of Lion securities, see the section entitled “The Business Combination—Conversion of Securities.”

Q:	What vote is required to approve the Proposals presented at the Special Meeting?

A:

Approval of each of the Business Combination Proposal and the Corrective Amendment Proposal at the Special Meeting requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the approval of the Corrective Amendment Proposal. Approval of the Adjournment Proposal at the Special Meeting requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock present and entitled to vote thereon at the Special Meeting. The Business Combination Proposal is not conditioned on the approval of the Adjournment Proposal.

Q:	May the Sponsor, directors, officers, advisors of NGA or any of their respective affiliates purchase NGA Public Shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, advisors of NGA and any of their respective affiliates may privately negotiate to purchase NGA Public Shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. The Sponsor, directors, officers, advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such NGA Public Shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such NGA Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers, advisors or any of their respective affiliates purchase NGA Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:

NGA’s stockholders are entitled to one vote at the Special Meeting for each share of NGA Common Stock held of record as of                     , 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 31,945,344 outstanding shares of NGA Common Stock held by NGA’s Public Stockholders and 7,986,336 outstanding shares of NGA Common Stock held by the Sponsor.

Q:	What constitutes a quorum at the Special Meeting?

A:

Holders of a majority in voting power of NGA Common Stock issued and outstanding and entitled to vote at the Special Meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 19,965,841 shares of NGA Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will the Sponsor and NGA’s directors and officers vote?

A:

The Sponsor has agreed to vote any shares of NGA Common Stock owned by it in favor of the Business Combination. Currently, the Sponsor owns approximately 20% of the issued and outstanding shares of NGA Common Stock, in the aggregate.

Q:	What interests do the current officers and directors have in the Business Combination?

A:

In considering the recommendation of the NGA Board to vote in favor of the Business Combination, NGA stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other NGA stockholders generally. NGA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to NGA’s stockholders that they approve the Business Combination. NGA’s stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor (i) holds 8,139,069 Private Placement Warrants acquired at a purchase price of $8,139,069 which, if unrestricted and freely tradable, would be valued at approximately $43,950,973 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated, and (ii) has loaned $3,000,000 to NGA in exchange for a promissory note and, assuming NGA stockholder approval of the Corrective Amendment Proposal, will purchase 3,000,000 NGA Working Capital Warrants from NGA for a purchase price of $3,000,000, which if issued and unrestricted and freely tradable would be valued at approximately $16,200,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which will be subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 shares of NGA Common Stock (the “Founder Shares”) and, due to forfeiture to NGA of 638,664 Founder Shares as a result of the less-than-full exercise of the underwriters’ over-allotment option in connection with the NGA IPO, continues to hold 7,986,336 Founder Shares, which if unrestricted and freely tradable would be valued at approximately $131,774,544, based on the closing price of NGA Common Stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that NGA’s independent directors collectively invested $675,000 to acquire interests in Sponsor that entitle such directors to receive a distribution from Sponsor, following an initial business combination, of (i) 675,000 Private Placement Warrants which, if unrestricted and freely tradable, would be valued at approximately $3,645,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), which warrants will expire worthless if a business combination is not consummated and (ii) 525,000 Founder Shares (or securities issued in exchange therefor), which, if unrestricted and freely tradable, would be valued at approximately $8,662,500 based on the closing price of NGA’s Common Stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that the Sponsor and NGA’s officers and directors have agreed not to redeem any of the shares of NGA Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the anticipated continuation of Messrs. Ian Robertson and Chris Jarratt as directors of Lion after the consummation of the Business Combination and the fact that, in connection with the Business Combination, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board;

•

the fact that the Sponsor and NGA’s officers and directors will be reimbursed for expenses incurred in connection with activities on behalf of NGA, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $480,000 as of January 31, 2021;

•	the fact that the Sponsor and NGA’s officers and directors will lose their entire investment in NGA if NGA fails to complete an initial business combination by August 20, 2022;

•

the fact that if the NGA Trust Account is liquidated, including in the event that NGA fails to complete an initial business combination by August 20, 2022, the Sponsor has agreed to indemnify NGA to ensure that the proceeds in the NGA Trust Account are not reduced below $10.00 per public share by the claims of any target business to which NGA has any obligations or any third party for services rendered or products sold to NGA (except as to any indemnification claims of the underwriters in the NGA IPO against certain liabilities, including liabilities under the Securities Act), unless such target business or third party has executed a waiver of all rights to seek access to the NGA Trust Account; and

•

the fact that NGA’s officers have agreed not to become a director or officer of any other blank check company that has publicly filed a registration statement with the SEC until NGA has entered into a definitive agreement regarding an initial business combination or fails to complete an initial business combination by August 20, 2022.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under NGA’s Certificate, if the Business Combination Proposal is not approved and NGA does not otherwise consummate an alternative business combination by August 20, 2022, NGA will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to NGA’s Public Stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of NGA Public Shares, you may elect to have your shares of NGA Common Stock then held be redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account, by (b) the total number of shares of NGA Common Stock issued in the NGA IPO; provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.

x

For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of January 31, 2021 of $319,596,302 the estimated per share redemption price would have been approximately $10.00.

Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (a) in connection with a stockholder vote to approve an amendment to NGA’s Certificate that would affect the substance or timing of NGA’s obligation to redeem 100% of the NGA Public Shares if NGA has not consummated an initial business combination by August 20, 2022, (b) in connection with the liquidation of the Trust Account or (c) if NGA subsequently completes a different business combination on or before August 20, 2022.

There are no redemption rights with respect to NGA Warrants.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of NGA Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (a) if you hold your shares of NGA Common Stock through NGA Units, elect to separate your NGA Units into the underlying NGA Public Shares and Public Warrants prior to exercising your redemption rights with respect to the NGA Public Shares and (b) prior to 5:00 p.m., Eastern time, on                    , 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that NGA redeem your NGA Public Shares for cash to Continental Stock Transfer & Trust Company, NGA’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

NGA Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is NGA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, NGA does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding NGA Units must separate the underlying NGA Public Shares and Public Warrants prior to exercising redemption rights with respect to the NGA Public Shares. If you hold NGA Units registered in your own name, you must deliver the certificate for such NGA Units or deliver such NGA Units electronically to the transfer agent with written instructions to separate such NGA Units into NGA Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the NGA Public Shares back to you so that you may then exercise your redemption rights with respect to the NGA Public Shares following the separation of such NGA Public Shares from the NGA Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your NGA Units, you must instruct such nominee to separate your NGA Units. Your nominee must send written instructions to the transfer agent. Such written instructions must include the number of NGA Units to be split and the nominee holding such NGA Units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant NGA Units and a deposit of the corresponding number of NGA Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the NGA Public Shares following the separation of such NGA Public Shares from the NGA Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your NGA Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with NGA’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting NGA’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. You are strongly urged to read the section entitled “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of NGA Common Stock,” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences of engaging in the Business Combination for holders of NGA Common Stock and NGA Warrants?

A:

It is intended that the Business Combination qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”). Although Husch Blackwell LLP, NGA’s tax counsel, is currently of the opinion that the Business Combination more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code), and Lion and NGA currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants in the Business Combination would be treated as a taxable exchange and, as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. No assurance can be given that your tax advisor will agree with our intended tax treatment or that the IRS would not assert, or that a court would not sustain, a contrary position. If the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, holders generally will not recognize gain or loss upon the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants pursuant to the Business Combination. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, holders generally would recognize gain (but may not be able to recognize loss) upon the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants pursuant to the Business Combination. In light of the significant uncertainty regarding the tax treatment of the Business Combination, you are strongly urged to read the section entitled “Proposal No. 1—The Business Combination—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants—Tax Characterization of the Business Combination for Holders of NGA Securities,” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Business Combination to you.

Q:

What are the principal Canadian federal income tax considerations applicable to a person who acquires Lion Common Shares or Lion Warrants in exchange for NGA Common Stock or Lion Warrants as part of the Business Combination?

A:

The principal Canadian federal income tax considerations of acquiring Lion Common Shares or Lion Warrants depend on a holder’s particular facts and circumstances. For more information about Canadian federal tax considerations, see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Canadian Federal Income Tax Considerations.” NGA and Lion urge you to consult your tax advisors with respect to your particular circumstances.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of NGA Common Stock or NGA Warrants in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combination Proposal is approved, Lion intends to use a portion of the funds held in the Trust Account to pay (a) a portion of the NGA Transaction Costs (as defined in the Business Combination Agreement), (b) tax obligations and deferred underwriting discounts and commissions from the NGA IPO and (c) for any redemptions of NGA Public Shares. The remaining balance in the Trust Account, together with funds from the PIPE Financing, are expected to be used to repay indebtedness and fund the growth strategy of Lion, which includes the establishment of a production facility in the United States, the development of proprietary battery modules and packs, the establishment of a new battery pack assembly factory, other research and development activities and an increase in working capital expected to be required to accommodate growth in revenues. For more information about the consummation of the Business Combination, see the section entitled “The Business Combination.”

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. For more information about the parties’ specific termination rights, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination.” In accordance with NGA’s Certificate, if an initial business combination is not consummated by August 20, 2022, NGA will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the NGA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to NGA to pay NGA’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding NGA Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of NGA’s remaining stockholders and the NGA Board, dissolve and liquidate, subject in each case to NGA’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

NGA expects that the amount of any distribution NGA’s Public Stockholders would be entitled to receive upon NGA’s dissolution would be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to NGA’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of NGA’s Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to NGA’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of NGA’s stockholders to be held on                         , 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For more information about the conditions for the completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination Agreement.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of NGA Common Stock on                    , 2021, the record date for the Special Meeting of the NGA stockholders, you may vote with respect to the Proposals in any of the following ways, if available:

•	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	Vote by Internet: visit http://www. .com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on , 2021 (have your proxy card in hand when you visit the website);

•	Vote by Phone: by calling toll-free (within the U.S. or Canada) (have your proxy card in hand when you call); or

•	Vote online at the Special Meeting: by attending the Special Meeting at .

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the Special Meeting of stockholders and vote online, you must obtain a proxy from your broker, bank or nominee. Holders of record of NGA Common Stock are encouraged to vote in advance of the Special Meeting.

If you have any questions or need assistance voting your shares, please contact NGA’s proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 605-1958 or collect at (212) 269-5550 or by email at nga@dfking.com.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, NGA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Adjournment Proposal, but will have the same effect as a vote AGAINST the Business Combination Proposal and the Corrective Amendment Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by NGA without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the stockholders at the Special Meeting.

Q:	If I am not going to attend the virtual Special Meeting online, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. NGA believes the Proposals presented to NGA’s stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to NGA at the address listed below so that it is received by NGA prior to the Special Meeting or by attending the virtual Special Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to NGA, which must be received prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact NGA’s proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (888) 605-1958

Banks and Brokers Call: (212) 269-5550

nga@dfking.com

To obtain timely delivery, NGA’s stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about NGA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your NGA Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to the Transfer Agent at least two business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The NGA Board is soliciting your proxy to vote your shares of NGA Common Stock on all matters scheduled to come before the Special Meeting. NGA will pay the cost of soliciting proxies for the Special Meeting. NGA has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Special Meeting. NGA has agreed to pay D.F. King & Co., Inc. a fee of $25,000, plus disbursements. NGA will reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. NGA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of NGA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of NGA Common Stock and in obtaining voting instructions from those owners. NGA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the Business Combination fully and for a more complete description of the legal terms of the Business Combination, you should carefully read this entire proxy statement/prospectus and the other documents to which you are referred. For more information, see the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

NGA

4801 Main Street, Suite 1000

Kansas City, MO 64112

NGA is a blank check company incorporated on May 27, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about NGA, see the section entitled “Information About NGA.”

Lion

921 chemin de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y5G2

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes it is a North American leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. For more information about Lion, see the sections entitled “Business of Lion” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion.”

The Business Combination

On November 30, 2020, NGA entered into the Business Combination Agreement with Merger Sub and Lion. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned subsidiary of Lion.

Immediately prior to the Effective Time, Lion will implement the Lion Pre-Closing Reorganization which shall include (i) a split of the Lion Common Shares, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement) immediately following such share split (the “Company Split Adjustment”), (ii) the amendment and restatement, effective as of the Effective Time, of Lion’s articles, and (iii) the adoption by Lion, effective as of the Effective Time, of new bylaws. For more information about the Business Combination Agreement and the Lion Pre-Closing Reorganization, see the section entitled “Proposal No. 1—The Business Combination Proposal—Lion Pre-Closing Reorganization and Amended and Restated Organizational Documents.”

At the Effective Time, by virtue of the Business Combination and without any action on the part of NGA, Lion, Merger Sub or the holders of any of their securities:

•

the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

•

each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Redemption Shares (as defined below)) shall be converted into the right to receive from Lion the number of fully-paid and nonassessable Lion Common Shares (after giving effect to the Company Split Adjustment) equal to an exchange ratio (the “Exchange Ratio”), which will initially be one (1) but will be subject to customary adjustments pursuant to the Business Combination Agreement for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalization, reclassification, combination, exchange of shares or like changes occurring after the Company Split Adjustment (the “Per Share Merger Consideration”);

•

all such shares of NGA Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a share of NGA Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration;

•	the Surviving Corporation shall issue to Lion one (1) share of common stock of the Surviving Corporation, for each share of NGA Common Stock converted into Lion Common Shares;

•

all shares of NGA Common Stock held by NGA as treasury shares immediately prior to the Effective Time and not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor;

•

each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an NGA stockholder has validly exercised its Redemption Rights, and that shall be redeemed at the Effective Time (the “Redemption Shares”), shall not be entitled to receive the Per Share Merger Consideration and shall be converted into the right to receive from NGA, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights (such amount, the “Redemption Payment”), and NGA or the Surviving Corporation shall make such cash payments in respect of each such Redemption Share;

•

as of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from NGA or the Surviving Corporation referred to in the immediately preceding sentence;

•

at the Effective Time and in accordance with Section 4.5 of the NGA Warrant Agreement, each NGA Warrant (or portion thereof), to the extent then outstanding and unexercised, shall automatically, without any action on the part of its holder, be converted into a Lion Warrant to acquire a number of Lion Common Shares at an adjusted exercise price per share, in each case, as determined in accordance with the following;

•

each Lion Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former NGA Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the transactions contemplated by the Business Combination Agreement;

•

effective as of the Effective Time: (A) each Lion Warrant shall be exercisable solely for Lion Common Shares; (B) the number of Lion Common Shares subject to each Lion Warrant shall be equal to (1) the number of shares of NGA Common Stock subject to the applicable NGA Warrant multiplied by (2) the Exchange Ratio; (C) the per share exercise price for the Lion Common Shares issuable upon exercise of such Lion Warrant shall be equal to (x) the per share exercise price for the shares of NGA Common Stock subject to the applicable NGA Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent and (D) if the aggregate number of Lion Common Shares that a holder of any Lion Warrants would be entitled to receive upon any exercise of any Lion Warrants would otherwise include a fraction of a Lion Common Share, then upon such exercise, the aggregate number of Lion Common Shares to be issued to such holder as a result of the exercise of all such Lion Warrants so exercised will be rounded up to the nearest whole number;

•

Lion shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Lion Warrants remain outstanding, a sufficient number of Lion Common Shares for delivery upon the exercise of such Lion Warrants; and

•

To the extent that any NGA Units have not previously been detached, such detachment shall occur automatically, effective immediately prior to the conversions contemplated above, such that a holder of a NGA Unit shall be deemed to hold one share of NGA Common Stock and one-half of one NGA Warrant and such underlying constituent securities shall be converted in accordance with the above, provided that if upon detachment, a holder of NGA Warrants would hold a fractional NGA Warrant, then prior to such conversion the number of such NGA Warrants will be rounded down to the nearest whole number.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

The obligations of NGA, Lion and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following mutual conditions:

•

the Business Combination Proposal shall have been approved and adopted by the requisite affirmative vote of the NGA stockholders in accordance with this proxy statement/prospectus, the DGCL and NGA’s organizational documents;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

•

all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•

the Registration Statement of which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

•

the Lion Common Shares to be issued pursuant to the Business Combination Agreement shall have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by NGA, Lion and Merger Sub as of the Closing Date, subject only to official notice of issuance thereof;

•	the Autorité des marchés financiers shall have cleared, for filing, a final non offering Canadian prospectus in respect of Lion;

•	NGA shall have at least $5,000,001 of net tangible assets following payment of any Redemption Payments; and

•	the Lion Pre-Closing Reorganization shall have been implemented.

The obligations of NGA to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Lion and Merger Sub contained in the sections in the Business Combination Agreement entitled (a) “Organization and Qualification; Subsidiaries” (solely with respect to paragraph “(a)” thereof), (b) “Capitalization” (other than certain provisions in such section as described below), (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” shall each be true and correct in all material respects as of the date of the Business Combination Agreement and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). Certain of the representations and warranties of Lion contained in the section entitled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and at the Effective Time. Certain of the representations and warranties in the section entitled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with the Business Combination Agreement), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in the Business Combination having a greater dilutive effect on persons who hold securities of NGA immediately prior to the Business Combination (other than a de minimis effect due to a bona fide error) and would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to Lion, NGA, Merger Sub or any of their respective affiliates. The other representations and warranties of Lion contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Lion Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Lion material adverse effect;

•

Lion and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Lion shall have delivered to NGA a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain closing conditions;

•	no Lion material adverse effect shall have occurred between the date of the Business Combination Agreement and the Effective Time and be continuing;

•	the Lock-up Agreements shall be in full force and effect; and

•

Lion shall have delivered acknowledgments, from all parties thereto, that certain agreements between Lion and certain of its shareholders, or specified rights or provisions thereunder, have been terminated or will automatically terminate or cease to be effective upon the Effective Time.

The obligations of Lion and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of NGA contained in the sections in the Business Combination Agreement entitled (a) “Corporate Organization” (b) “Capitalization” (solely with respect to paragraph “(b)” thereof), (c) “Authority Relative to the Business Combination Agreement,” (d) “Brokers” and (e) “Registration and Listing” shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). Certain of the representations and warranties of NGA contained in the section entitled “Business Activities; Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section entitled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with the Business Combination Agreement), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in the Business Combination having a greater dilutive effect on the Persons who hold securities of Lion immediately prior to the Business Combination (other than a de minimis effect due to a bona fide error), and would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to Lion, NGA, Merger Sub or any of their respective affiliates. The other representations and warranties of NGA contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “NGA Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not and would not reasonably be expected to have a NGA material adverse effect;

•

NGA shall have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	NGA shall have delivered to Lion a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no NGA material adverse effect shall have occurred between the date of the Business Combination Agreement and the Effective Time and be continuing;

•	the Stockholder Support and Lock-Up Agreement (as defined below) shall be in full force and effect;

•

NGA shall have made all necessary and appropriate arrangements with the Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to NGA immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to NGA;

•

the amount of NGA Cash (as defined in the Business Combination Agreement), plus (x) the aggregate amount of cash proceeds received by Lion in connection with the consummation of the PIPE Financing, minus (y) the aggregate amount of cash proceeds that will be required for payment of Redemption Payments, if any, minus (z) the amount of NGA Costs (as defined in the Business Combination Agreement) that remain unpaid immediately prior to the Closing, shall equal or exceed $200,000,000;

•	the sale and issuance of Lion Common Shares in connection with the PIPE Financing shall have been consummated prior to or in connection with the Effective Time; and

•

at least ten (10) days prior to the Closing, NGA shall have delivered to Lion in a form reasonably acceptable to Lion, a properly executed certification that shares of NGA Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Lion with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Regulatory Matters

Neither NGA nor Lion is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Related Agreements

Nomination Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of Power Energy Corporation (“PEC” or “Power Energy”) and 9368-2672 Québec Inc. (“9368-2672”) will be granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) for so long as it holds a requisite percentage of the total voting power of Lion (the “Nomination Rights Agreement”). For more information about the Nomination Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Nomination Rights Agreement.”

Registration Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them (the “Registration Rights Agreement”). For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital—Registration Rights.”

Stockholder Support and Lock-Up Agreements

In connection with the Business Combination Agreement, NGA, Lion, and the Sponsor entered into the Stockholder Support and Lock-Up Agreement (the “Stockholder Support and Lock-Up Agreements”) pursuant to which the Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination. Additionally, the Sponsor agreed, among other things, not to (i) transfer any of its shares of NGA Common Stock or NGA Warrants, or any Lion Common Shares or Lion Warrants acquired in exchange therefor pursuant to the Business Combination, for certain periods of time as set forth in the Stockholder Support and Lock-Up Agreement, subject to certain customary exceptions or (ii) enter into any voting arrangement that is inconsistent with the commitment under the Stockholder Support and Lock-Up Agreement to vote in favor of the approval and adoption of the Business Combination and Business Combination Agreement.

In addition, pursuant to the Stockholder Support and Lock-Up Agreement, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board. For more information about the Stockholder Support and Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Support Agreement.”

Lion Lock-Up Agreements

In connection with the Business Combination Agreement, Lion and the existing shareholders of Lion entered into lock-up agreements (the “Lion Lock-Up Agreements”) pursuant to which such shareholders agreed not to transfer Lion Common Shares for 180 days following the Effective Date, subject to customary exceptions and the terms therein.

For more information about the Lion Lock-Up Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lion Lock-Up Agreements.”

PIPE Financing

In connection with the execution of the Business Combination Agreement, on November 30, 2020, Lion and NGA entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Lion agreed to sell to the Subscribers, an aggregate of 20,040,200 Lion Common Shares for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in a private placement.

The closing of the sale of Lion Common Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the consummation of the Business Combination immediately after the closing of the PIPE Financing. The purpose of the PIPE Financing is to raise additional capital which, together with the remaining balance in the Trust Account, is expected to be used to repay indebtedness and fund the growth strategy of Lion, which includes the establishment of a production facility in the United States, the development of proprietary battery modules and packs, the establishment of a new battery pack assembly factory, other research and development activities and an increase in working capital expected to be required to accommodate growth in revenues.

Pursuant to the Subscription Agreements, Lion agreed that, within 15 business days after the consummation of the Business Combination, Lion will file with the SEC (at Lion’s sole cost and expense) the PIPE Resale Registration Statement, and Lion will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the Subscription Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—PIPE Financing.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the NGA Board to vote in favor of the Business Combination, stockholders of NGA should be aware that, aside from their interests as stockholders, the Sponsor and certain of its directors and officers have interests in the Business Combination that are different from, or in addition to, those of other NGA stockholders generally. NGA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the NGA stockholders that they approve the Business Combination. Stockholders of NGA should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor (i) holds 8,139,069 Private Placement Warrants acquired at a purchase price of $8,139,069 which, if unrestricted and freely tradable, would be valued at approximately $43,950,973 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated, and (ii) has loaned $3,000,000 to NGA in exchange for a promissory note and, assuming NGA stockholder approval of the Corrective Amendment Proposal, will purchase 3,000,000 NGA Working Capital Warrants from NGA for a purchase price of $3,000,000, which if issued and unrestricted and freely tradable would be valued at approximately $16,200,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which will be subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Founder Shares and (due to forfeiture to NGA of 638,664 Founder Shares as a result of the less-than-full exercise of the underwriters’ over-allotment option in connection with the NGA IPO) continues to hold 7,986,336 Founder Shares, which if unrestricted and freely tradable would be valued at approximately $131,774,544, based on the closing price of NGA’s common stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that NGA’s independent directors collectively invested $675,000 to acquire interests in Sponsor that entitle such directors to receive a distribution from Sponsor, following an initial business combination, of (i) 675,000 Private Placement Warrants which, if unrestricted and freely tradable, would be valued at approximately $3,645,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), which warrants would expire worthless if a business combination is not consummated, and (ii) 525,000 Founder Shares (or securities issued in exchange therefor) which, if unrestricted and freely tradable, would be valued at approximately $8,662,500 based on the closing price of NGA’s Common Stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that the Sponsor and NGA’s officers and directors have agreed not to redeem any of the shares of NGA Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the anticipated continuation of Messrs. Ian Robertson and Chris Jarratt as directors of Lion after the consummation of the Business Combination pursuant to the Stockholder Support and Lock-Up Agreement and the fact that, in connection with the Business Combination, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board;

•

the fact that the Sponsor and NGA’s officers and directors will be reimbursed for expenses incurred in connection with activities on behalf of NGA, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $480,000 as of January 31, 2021;

•	the fact that the Sponsor and NGA’s officers and directors will lose their entire investment in NGA if an NGA fails to complete an initial business combination by August 20, 2022;

•

the fact that if the NGA Trust Account is liquidated, including in the event that NGA fails to complete an initial business combination by August 20, 2022, the Sponsor has agreed to indemnify NGA to ensure that the proceeds in the NGA Trust Account are not reduced below $10.00 per public share by the claims of any target business to which NGA has any obligations or any third party for services rendered or products sold to NGA (except as to any indemnification claims of the underwriters in the NGA IPO against certain liabilities, including liabilities under the Securities Act), unless such target business or third party has executed a waiver of all rights to seek access to the NGA Trust Account; and

•

the fact that NGA’s officers have agreed not to become a director or officer of any other blank check company that has publicly filed a registration statement with the SEC until NGA has entered into a definitive agreement regarding an initial business combination or fails to complete an initial business combination by August 20, 2022.

Reasons for the Approval of the Business Combination

After careful consideration, the NGA Board recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. For more information about NGA’s reasons for the approval of the Business Combination and the recommendation of the NGA Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—NGA Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the NGA Certificate, holders of NGA Common Stock may elect to have their NGA Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including interest net of taxes payable), by (b) the total number of shares of NGA Common Stock issued in the NGA IPO; provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of January 31, 2021, the Redemption Payment would have amounted to approximately $10.00 per share.

If a holder exercises its redemption rights, then such holder will be exchanging its NGA Public Shares for cash and will no longer own NGA Public Shares and will not participate in future growth of Lion, if any. Such a holder will be entitled to receive cash for its NGA Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to NGA’s transfer agent in accordance with the procedures described herein. For more information about Redemption Rights and the procedures to be followed if you wish to redeem your shares for cash, see the section entitled “The NGA Special Meeting—Redemption Rights.”

Ownership of Lion After the Closing

Lion anticipates that, upon completion of the Business Combination, the ownership of Lion will be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute approximately 69.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 33,195,344 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute approximately 17.6% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers will own (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) 16,827,700 Lion Common Shares, which will constitute approximately 8.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 8,186,336 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute approximately 4.3% of the total issued and outstanding Lion Common Shares as of Closing, subject to the distribution of such securities by Sponsor to its members upon or promptly following the closing pursuant to Sponsor’s governing documents.

The number of shares and the interests set forth above (a) assume that (i) no NGA Public Stockholders elect to have their NGA Public Shares redeemed, (ii) the Lion Pre-Closing Reorganization is implemented immediately prior to or concurrently with Closing, (iii) 20,040,200 Lion Common Shares are issued in the PIPE Financing, (iv) 31,945,344 Lion Common Shares are issued to the NGA Public Stockholders in the Business Combination, (v) 7,986,336 Lion Common Shares are issued to the Sponsor in the Business Combination in respect of the Founder Shares, (vi) the only NGA Public Stockholders who will purchase Lion Common Shares in the PIPE Financing are those who have filed a Schedule 13G or Schedule 13D with the SEC in respect of their beneficial ownership of shares of NGA Common Stock, and (vii) there are no other issuances of equity interests of NGA or Lion, (b) do not take into account the possibility that Sponsor, existing Lion shareholders, or any Subscriber (other than Subscribers which have filed a Schedule 13G or Schedule 13D in respect of their beneficial ownership of shares of NGA Common Stock) may be or become an NGA Public Stockholder as a result of any purchase of NGA Public Shares in the NGA IPO or open market, and (c) are calculated on a non-diluted basis and do not take into account the warrants to purchase Lion Common Shares that will remain outstanding immediately following the Business Combination, including those received by holders of NGA Warrants and the Specified Customer Warrant, and any other convertible equity securities or instruments of Lion that will remain outstanding immediately following the Business Combination, including stock options.

If the facts are different than these assumptions or if convertible securities are exercised, the percentage ownership of NGA’s existing stockholders in Lion following the Business Combination will be different. For example, assuming that all 24,111,741 NGA Warrants (including the 8,139,069 Private Placement Warrants, but excluding the 3,000,000 NGA Working Capital Warrants to be issued following the approval of the Corrective Amendment) were exercisable and exercised following completion of the Business Combination and further assuming that no NGA Public Stockholders elect to have their NGA Public Shares redeemed, and that each other assumption set forth in the preceding paragraph remains the same, then the ownership of Lion, upon the Closing, would be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute 61.3% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 49,168,016 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute 23.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) will own 16,827,700 Lion Common Shares, which will constitute 7.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 16,325,405 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute 7.7% of the total issued and outstanding Lion Common Shares as of Closing, subject to the distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents.

The Lion Warrants received by holders of NGA Warrants will become exercisable upon the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Once the Lion Warrants held by holders of Public Warrants become exercisable, Lion may redeem such outstanding Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the warrant agreement. The Private Placement Warrants and the NGA Working Capital Warrants, however, will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. Further, in connection with the listing of the Lion Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, Lion will provide certain undertakings to the TSX to the effect that Lion will not exercise certain of its rights under the Warrant Agreement, including, notably, (i) lowering of the exercise price of the Lion Warrants and (ii) extending the duration of the Lion Warrants by delaying the expiration date thereof.

For more information about the ownership of Lion upon completion of the Business Combination and pro forma financial information, see the sections entitled “Unaudited Pro Forma Consolidated Financial Information” and “Beneficial Ownership of Securities.”

Board of Directors of Lion Following the Business Combination

The business and affairs of Lion will be managed by, or under the supervision of, Lion’s board of directors (the “Lion’s Board”) following completion of the Business Combination. Under Lion’s articles, which will be effective at closing of the Business Combination, Lion’s Board will consist of a minimum of three and a maximum of 20 directors as determined from time to time by the directors. Immediately after closing of the Business Combination, Lion’s Board will consist of eight directors: Sheila Colleen Bair, Marc Bedard, Christopher Jarratt, Pierre Larochelle, Pierre-Olivier Perras, Ian Robertson, Michel Ringuet and Pierre Wilkie. Mr. Larochelle serves and will continue to serve upon Closing as Chairman of Lion’s Board. In addition, considering that Mr. Larochelle is considered non-independent, the Board has elected to appoint Mr. Ringuet as independent Lead Director effective as of Closing. The primary responsibilities of Lion’s Board will be to provide oversight, strategic guidance, counseling and direction to Lion’s management. Lion’s Board will meet on a regular basis and additionally as required. For more information about Lion’s Board, see the section entitled “Management After the Business Combination—Executive Officers and Directors After the Business Combination.”

Appraisal Rights

Appraisal rights are not available to holders of shares of NGA Common Stock or NGA Warrants in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a capital transaction of Lion equivalent to the issuance of shares by Lion in exchange for the net monetary assets of NGA. The Business Combination does not constitute a business combination as defined in International Financial Reporting Standards (“IFRS”) 3, Business Combinations, as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3.

Other Proposals

In addition to the proposal to approve and adopt the Business Combination Agreement and the Business Combination, NGA’s stockholders will be asked to consider and vote upon a proposal (i) to approve and adopt the Corrective Amendment to the NGA Certificate in order to provide for the issuance of the NGA Working Capital Warrants prior to the Closing and (ii) to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. Approval of the Business Combination Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. A copy of the Corrective Amendment is attached to this proxy statement/prospectus as Annex B.

Date, Time and Place of Special Meeting

The Special Meeting will be held at                 , Eastern time, on                 , 2021, via live webcast at                 , or such other date, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals.

Voting Power; Record Date

NGA’s Stockholders will be entitled to vote or direct votes to be cast at the virtual Special Meeting if you owned shares of Common Stock at the close of business on                 , 2021, which is the record date for the Special Meeting (the “Record Date”). You are entitled to one vote for each share of NGA Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 39,931,680 shares of NGA Common Stock outstanding in the aggregate, of which 31,945,344 were NGA Public Shares and 7,986,336 were Founder Shares held by the Sponsor.

Proxy Solicitation

Proxies may be solicited by mail. NGA has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. If an NGA stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Special Meeting. An NGA stockholder may also change its vote by submitting a later dated proxy as described in the section entitled “The NGA Special Meeting—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of NGA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereat attend virtually or are represented by proxy at the Special Meeting. NGA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

The approval of each of the Business Combination Proposal and the Corrective Amendment Proposal at the Special Meeting requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the approval of the Corrective Amendment Proposal.

Approval of the Adjournment Proposal at the Special Meeting requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock present and entitled to vote thereon at the Special Meeting.

For purposes of approval, failure to vote or an abstention will have no effect on the Adjournment Proposal, but will have the same effect as a vote AGAINST the Business Combination Proposal and the Corrective Amendment Proposal.

Recommendation to NGA Stockholders

The NGA Board recommends that NGA stockholders vote (i) “FOR” the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (ii) “FOR” the approval and adoption of the Corrective Amendment in order to provide for the issuance of the NGA Working Capital Warrants prior to the Closing, and (iii) “FOR” the approval to adjourn the Special Meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

When you consider the recommendation of the NGA Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as NGA stockholders, the Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a NGA stockholder. For more information about the interests of certain persons in the Business Combination, see the section entitled “Proposal No. 1—The Business Combination—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals set forth in this proxy statement, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF LION

The following table shows selected historical financial information of Lion for the periods indicated. This information was derived from the audited consolidated financial statements of Lion as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 included elsewhere in this proxy statement/prospectus. Lion’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion,” “Unaudited Pro Forma Consolidated Financial Information” and Lion’s audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
	2020	2019	2018
	(dollar amounts in thousands, except per share data)
Operations Data:
Revenue	$ 23,423	$ 30,862	$16,621
Gross profit	$ 3,145	$ 10,085	$3,717
Gross margin	13.4%	32.7%	22.4%
Loss before income taxes	($ 97,352)	($ 3,067)	($5,358)
Net loss	($ 97,352)	($ 3,071)	($5,358)
Basic and diluted loss per share	($ 3.64)	($ 0.12)	($0.22)
Pro forma basic and diluted loss per share(1)	($ 0.88)	($ 0.03)	($0.05)
Other Data:
Adjusted EBITDA(2)	($ 4,339)	$ 3,917	($788)
Adjusted EBITDA margin(2)	nmf	12.7%	nmf

(1)

Assuming the completion of the Lion Pre-Closing Reorganization, which will include a share split, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement). See “Description of Share Capital of Lion.”

(2)

Adjusted EBITDA and Adjusted EBITDA margin do not have standardized meanings prescribed by IFRS. Therefore, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures presented by other issuers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Measures” for a reconciliation of such non-IFRS measure to their most directly comparable measures calculated in accordance with IFRS.

	December 31,
	2020	2019
	(dollar amounts in thousands)
Financial Position Data:
Total assets	$127,021	$65,917
Total liabilities	$222,647	$61,033
Total shareholders’ equity (deficiency)	($95,626)	$4,884

	Years Ended December 31,
	2020	2019	2018
	(dollar amounts in thousands, except per share data)
Cash Flow Data:
Cash flows used in operating activities:	($27,058)	($7,404)	($2,210)
Cash flows used in investing activities:	($16,794)	($12,706)	($6,963)
Cash flows from financing activities:	$44,461	$20,104	$3,023

SUMMARY HISTORICAL FINANCIAL INFORMATION OF NGA

The following table shows selected historical financial information of NGA for the period and as of the dates indicated. This information was derived from the audited financial statements of NGA for the period from May 27, 2020 (date of inception) to December 31, 2020 included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NGA” and NGA’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	As of December 31, 2020
Cash	$624,283
Prepaid expenses	$145,771
Cash and marketable securities held in Trust Account	$319,577,125
Total liabilities	$12,268,659
Common Stock subject to possible redemption 30,305,432 shares at redemption value	$303,078,515
Total stockholders’ equity	$5,000,005
Total liabilities and stockholders’ equity	$320,347,179

Statement of Operations Data:	For the Period from May 27, 2020 (inception) through December 31, 2020
Loss from operations	$(1,636,054)
Interest earned on marketable securities held in Trust Account	$108,848
Unrealized gain on marketable securities held in Trust Account	$14,837
Net loss	$(1,512,369)
Weighted average non-redeemable common shares outstanding, basic and diluted	8,691,291
Basic and diluted net loss per non-redeemable common share	$(0.18)
Weighted average common shares subject to possible redemption outstanding, basic and diluted	30,351,355
Basic and diluted net income per common share subject to possible redemption	$0.00

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refers, contain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement/prospectus, or any such documents, that are not statements of historical fact, including statements about Lion’s and/or NGA’s beliefs and expectations, are forward-looking statements and should be evaluated as such. Any references to forward-looking statements in this proxy statement/prospectus include forward-looking information within the meaning of applicable Canadian securities laws.

Forward-looking statements may be identified by the use of words such as “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “project,” “potential,” “seem,” “seek,” “future,” “target” or other similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, Lion’s and/or NGA’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties, and factors that may cause Lion’s and/or NGA’s actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the following: any adverse changes in the U.S. and Canadian general economic, business, market, financial, political and legal conditions, including as consequences of the global COVID-19 pandemic; Lion’s inability to successfully and economically manufacture and distribute its vehicles at scale and meet its customers’ business needs; Lion’s inability to execute its growth strategy; Lion’s inability to maintain its competitive position; Lion’s inability to reduce its costs of supply overtime; any inability to maintain and enhance Lion’s reputation and brand; any significant product repair and/or replacement due to product warranty claims or product recalls; any failure of information technology systems or any cybersecurity and data privacy breaches or incidents; the reduction, elimination or discriminatory application of government subsidies and economic incentives or the reduced need for such subsidies; natural disasters, epidemic or pandemic outbreaks, boycotts and geo-political events; the risk that a condition to closing of the transaction (including the obtention of NGA stockholders approval) may not be satisfied; the failure to realize the anticipated benefits of the proposed transaction; the amount of redemption requests made by NGA stockholders; the risk that the proposed transaction disrupts Lion’s or NGA’s current plans and operations as a result of the announcement of the transaction; the outcome of any legal proceedings that may be instituted against Lion or NGA following announcement of the transaction; the inability of the parties to successfully or timely consummate the proposed transaction.

These and other uncertainties related to the businesses of Lion and the Business Combination are described in greater detail in the section entitled “Risk Factors.” Many of these risks are beyond each of NGA’s and Lion’s management’s ability to control or predict. All forward-looking statements attributable to NGA, Lion or persons acting on behalf of them are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this proxy statement/prospectus and the companies’ filings with the SEC and any Canadian securities regulatory authority. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, neither Lion nor NGA undertakes any obligation, and expressly disclaim any duty, to update, revise or review any forward-looking information, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

Industry and market data presented throughout this proxy statement/prospectus was obtained from third-party sources and industry reports, and from publications, websites and other publicly available information, as well as industry and other data prepared by NGA, Lion or on their behalf on the basis of NGA or Lion’s knowledge of the markets in which they operate, including information provided by suppliers, partners, customers and other industry participants.

NGA and Lion believe that the market and economic data presented throughout this proxy statement/prospectus is accurate and, with respect to data prepared by NGA or Lion or on their behalf, that NGA’s or Lion’s estimates and assumptions, as applicable, are currently appropriate and reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data presented throughout this proxy statement/prospectus are not guaranteed and none of NGA or Lion makes any representation or warranty, express or implied, as to the accuracy of such data. Actual outcomes may vary materially from those forecast in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although NGA and Lion believe it to be reliable, none of them has independently verified any of the data from third-party sources referred to in this proxy statement/prospectus, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying market, economic and other assumptions relied upon by such sources. Market and economic data, including estimates and projections relating to addressable markets, competitive position and market share, is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. NGA’s and Lion’s management estimates are based on internal research, their knowledge of the relevant market and industry and extrapolations from third-party sources. While NGA and Lion are not aware of any misstatements regarding the industry and market data presented in this proxy statement/prospectus, such data involve risks and uncertainties and are subject to change based on various factors, including those factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.” NGA and Lion have no intention and undertake no obligation to update or revise any such information or data, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF RISK FACTORS

An investment in the Lion Common Shares involves a high degree of risk. Below is a summary of certain key risk factors that you should consider in deciding how to vote your shares of stock with respect to the Business Combination or deciding to invest in the Lion Common Shares. However, this list is not exhaustive. For more information about the risks related to an investment in the Lion Common Shares, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Some of the significant risks include:

•	Lion’s ability to economically develop, manufacture and distribute its vehicles at scale and meet its customers’ business needs.

•	The accuracy and reliability of the assumptions and analyses underlying Lion’s financial results forecast.

•	Lion’s ability to successfully implement its growth strategy and manage future growth effectively.

•	Lion’s current and future dependence on its manufacturing facilities.

•	Lion’s ability to raise additional funds to meet its capital requirements.

•	Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells.

•	Unfavorable economic conditions, such as the effects of the global COVID-19 pandemic.

•	Lion’s ability to successfully attract new customers and secure firm orders from them and to retain existing customers and engage them for additional deployments in the future.

•	The inability of suppliers to deliver necessary parts or components according to Lion’s schedule and at prices, volumes and quality levels acceptable to it.

•	The trucking and busing industries and Lion’s other customers’ willingness to adopt battery electric vehicles and specifically Lion’s vehicles.

•	Developments in alternative or analogous technologies affecting the demand for Lion’s vehicles.

•	Competition within the battery electric vehicle industry.

•	Unfavorable changes in U.S. or Canadian laws or regulations and trade policy.

•

Information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its vehicles and solutions and customer data processed by it, third-party vendors or suppliers.

•	Volatility in the share price of Lion Common Shares.

•	The significant influence of certain of Lion existing shareholders will continue following completion of the Business Combination.

•	Provisions in Lion’s constating documents may have the effect of delaying or preventing certain change in control transactions or shareholder proposals.

•	NGA’s limited operating history.

•	Past performance by members of NGA’s management team may not be indicative of an ability to complete a business combination or of future performance of an investment in Lion.

•

The Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of the NGA stockholders generally, and NGA’s officers and directors may have conflicts that could have a negative impact on NGA’s ability to complete the Business Combination.

•	The ability of the Sponsor to influence certain actions requiring a stockholder vote, including the approval of the Business Combination.

•	NGA’s incurrence of significant transaction costs in connection with the negotiation of the Business Combination Agreement and consummation of the Business Combination.

•	NGA’s inability to complete the Business Combination or to arrange another initial business combination prior to August 20, 2022.

•	NGA stockholders’ limited rights or interests in funds from NGA’s Trust Account.

•	Lion’s right to redeem all NGA Warrants prior to their exercise, including at times that may be disadvantageous to holders of such securities.

•	NGA’s due diligence investigation of Lion and factors affecting its business may not surface all material issues.

•	NGA’s assessment of the capabilities of Lion’s management to continue Lion’s growth transition may prove to be incorrect.

•	Investors’ exposure to a concentration of risk in the limited sectors in which Lion’s business is focused.

•	Lion results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•	During the pre-closing period, NGA and Lion are prohibited from evaluating and entering into certain transactions that might otherwise be beneficial to NGA, Lion or their respective stockholders.

•	The consummation of the Business Combination is subject to certain material conditions, some of which are outside the control of NGA and Lion.

•

Each of NGA and Lion may be obligated to close the Business Combination notwithstanding the occurrence of certain events or circumstances that have a material adverse effect on the other party and the combined enterprise.

•

NGA or Lion may waive one or more of the conditions to the Business Combination set forth in the Business Combination Agreement, resulting in the consummation of the Business Combination notwithstanding divergence from assumptions on which the Business Combination was evaluated and approved.

•

If the Business Combination does not qualify as a “reorganization” under Section 368(a) of the Code, or results in gain recognition to holders of NGA Common Stock or NGA Warrants pursuant to Section 367(a) of the Code, the NGA stockholders and NGA’s warrantholders may be required to pay substantial U.S. federal income taxes. In addition, this could result in NGA stockholders or NGA’s warrantholders selling shares or warrants, including the Sponsor of NGA (who would be excepted from the Stockholder Support and Lock-Up Agreement), in order to satisfy such taxes, which could adversely impact the price of NGA’s or Lion’s stock or warrants.

•	The possibility that Lion could be treated as a U.S. corporation for U.S. federal income tax purposes.

•	The possibility that Lion could be treated as an inverted domestic corporation under the Homeland Security Act or other relevant state and local rules.

•	The fact that NGA does not have a specified maximum redemption threshold may make it difficult or impossible for NGA to consummate the Business Combination.

•

If NGA stockholders fail to comply with the redemption requirements specified herein, they will not be entitled to redeem their NGA Common Stock for a pro rata portion of the funds held in the NGA Trust Account.

•	If third parties bring claims against NGA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by NGA stockholders may be less than $10.00 per share.

•	The securities in which NGA invests the funds held in the NGA Trust Account could bear a negative rate of interest.

RISK FACTORS

An investment in Lion, and the proposed Business Combination between Lion and NGA, each involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this proxy statement/prospectus, including the financial statements and the related notes appearing at the end of this proxy statement/prospectus, before deciding how to vote your shares of NGA Common Stock with respect to the Business Combination, and in deciding whether to cause your shares of NGA Common Stock to be redeemed in connection with the Business Combination. Additional risks and uncertainties, that NGA and Lion do not presently consider to be material or of which NGA and Lion are not presently aware, also may become important factors that affect the business, results of operations or financial condition of NGA or Lion, or the likelihood or effects of the Business Combination, that may materially and adversely affect the investment of NGA stockholders prior to and following the Business Combination or in the event that the Business Combination does not occur. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Lion’s Business

Lion’s success will depend on its ability to economically develop, manufacture and sell its vehicles at scale and meet its customers’ business needs. Lion’s ability to develop, manufacture and distribute vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

Lion’s future business depends in large part on its ability to economically manufacture, market and sell its vehicles at sufficient capacity to meet the transportation demands of its customers. Although it currently develops and manufactures vehicles from its manufacturing facility in Saint-Jérôme, Québec, Lion will need to scale its manufacturing capacity in order to successfully implement its growth strategy, and plans to do so in the future by, among other things, building a large-scale manufacturing facility in the United States and building a battery assembly facility. Although Lion has experience in developing and manufacturing buses and trucks from its existing facility, such operations are currently conducted on a limited scale, and Lion has no experience to date in high volume manufacturing of its vehicles. Lion does not know whether it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, or whether it will be able to secure reliable sources of component supply, in each case that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its vehicles and meet its business objectives and customer needs. Even if Lion is successful in developing high-volume manufacturing capability and processes and can reliably source component supplies in sufficient volume, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers, or in time to meet the commercialization schedules of future vehicles or to satisfy the requirements of its customers. Lion’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within Lion’s projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

Lion’s operating and financial results forecast relies in large part upon assumptions and analyses developed by it and NGA. If these assumptions or analyses prove to be incorrect, Lion’s actual operating and financial results may be materially different from its forecasted results.

The projected financial and operating information of Lion appearing elsewhere in this proxy statement/prospectus reflects current estimates of future performance made by it and NGA. Whether actual operating and financial results and business developments will be consistent with those expectations and assumptions as reflected in projected financial and operating information depends on a number of factors, some of which are outside Lion’s control, including, but not limited to:

•	its ability to economically manufacture and distribute its vehicles at scale and meet customers’ business needs;

•

its ability to obtain sufficient capital and successfully execute its growth strategy, including planned additions to its current manufacturing plant, property and equipment as well as the construction of its additional planned large-scale U.S. manufacturing facility and battery assembly facility;

•	its ability to manage its growth;

•	its ability to accurately forecast supply and demand;

•	its ability to secure and maintain required strategic supply arrangements;

•	projected improvements in technology;

•	rates of adoption of battery electric vehicles by customers in the markets in which it operates;

•	continued availability of favorable regulations and government incentives affecting the industry and markets in which it operates;

•	competition, including from established and future competitors;

•	its ability to attract and retain management or other employees who possess specialized market knowledge and technical skills; and

•	the overall strength and stability of the U.S. and Canadian economies.

Unfavorable changes in any of these or other factors, some of which are beyond Lion’s control, could cause actual results to differ materially from Lion’s forecasts and projections and other forward-looking information included in this proxy statement/prospectus, and could materially and adversely affect Lion’s business, results of operations or financial condition.

Lion may not be able to successfully implement its growth strategy, on a timely basis or at all, and it may be unable to manage future growth effectively.

Lion’s future growth, results of operations and financial condition depend upon its ability to successfully implement its growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond Lion’s control, including its ability to:

•	economically manufacture and sell its vehicles at scale and meet customers’ business needs;

•	effectively introduce new products and implement new technology-driven services and solutions;

•	complete the construction of its planned battery assembly facility and planned large-scale U.S. manufacturing facility, in each case at a reasonable price and on a timely basis;

•	secure and maintain required strategic supply arrangements;

•	keep pace with technological change affecting the battery electric vehicle industry;

•	effectively compete in the markets in which it operates; and

•	attract and retain management or other employees who possess specialized market knowledge and technical skills.

There can be no assurance that Lion can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Further, achieving these objectives will require investments which may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. Lion cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects to generate from its growth strategy. Failure to realize those benefits could have a material adverse effect on Lion’s business, results of operations or financial condition.

Even if it can achieve the above benefits and successfully implement its growth strategy, any failure to manage its growth effectively could materially and adversely affect Lion’s business, results of operations or financial condition. Lion intends to expand its operations significantly, which will require it to hire and train new employees across all divisions; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Failure to efficiently manage any of the above could have a material adverse effect on Lion’s business, results of operations or financial condition.

Failure to drastically increase manufacturing capacity and efficiency could have a material adverse effect on Lion’s business, results of operations or financial condition.

Although Lion’s existing Saint-Jérôme, Québec, manufacturing facility, which has a current capacity of approximately 2,500 vehicles per year and which was used in 2020 to manufacture 84 vehicles comprised primarily of LionC (Type C school bus) and a few Lion 360° (cowled-chassis bus) buses and Lion6 and Lion8 urban class truck prototypes, is able to satisfy Lion’s current manufacturing requirements, the future success of Lion’s business depends in part on its ability to drastically increase manufacturing capacity and efficiency. Lion may be unable to expand its business, satisfy demand from its current and new customers, maintain its competitive position and improve profitability if it is unable to build and operate its planned large-scale manufacturing facility in the U.S. and otherwise allow for increases in manufacturing output and speed. The construction of such a facility will require significant cash investments and management resources and may not meet Lion’s expectations with respect to increasing capacity, efficiency and satisfying additional demand. For example, if there are delays in Lion’s planned large-scale U.S. manufacturing facility becoming fully operational or achieving target yields and output, Lion may not meet its target for adding capacity, which would limit its ability to increase sales and result in lower than expected sales and higher than expected costs and expenses. Failure to drastically increase manufacturing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage Lion’s relationships with its key customers, a loss of business opportunities or otherwise materially adversely affect its business, results of operations or financial condition.

Lion is and will be dependent on its manufacturing facilities. If one or more of its current or future manufacturing facilities becomes inoperable, capacity constrained or if operations are disrupted, Lion’s business, results of operations or financial condition could be materially adversely affected.

Lion’s revenue is and will be dependent on the continued operations of its Saint-Jérôme, Québec, manufacturing facility as well as its other planned facilities, including its planned large-scale U.S. manufacturing facility and battery assembly facility. To the extent that Lion experiences any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of its information technology, air conditioning, and cooling and compressor systems), failures to comply with applicable regulations and standards, labor force and work stoppages, or if its current or future manufacturing facilities become capacity constrained, Lion will be required to make capital expenditures even though it may not have available resources at such time. Additionally, there is no guarantee that the proceeds available from Lion’s insurance policies will be sufficient to cover such capital expenditures. As a result, Lion’s insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to its operations. Any disruption in Lion’s manufacturing processes could result in delivery delays, scheduling problems, increased costs, or production interruption, which, in turn, may result in its customers deciding to purchase products from its competitors. Lion is and will be dependent on its current and future manufacturing facilities which will in the future require a high degree of capital expenditures. If one or more of Lion’s current or future manufacturing facilities becomes inoperative, capacity constrained or if operations are disrupted, its business, results of operations or financial condition could be materially adversely affected.

Lion may in the future need to raise additional funds to meet its capital requirements and such funds may not be available to Lion on commercially reasonable terms or at all when it needs them, which could materially adversely affect Lion’s business, results of operations or financial condition.

The development, design, manufacturing, sale and servicing of Lion’s battery electric vehicles is capital-intensive. Although Lion believes that it will have sufficient funds to meet its short to medium term capital requirements, it may in the future need to raise additional funds, including through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions, to meet its capital requirements, and the availability of additional funds to Lion will depend on a variety of factors, some of which are outside of its control. Additional funds may not be available to Lion on commercially reasonable terms or at all when it needs them, which could materially adversely affect its business, results of operations or financial condition. If additional funds are raised by issuing equity securities, shareholders of Lion may incur dilution.

Lion has a history of losses, and expects to incur significant expenses for the foreseeable future, and there is no guarantee it will achieve or sustain profitability.

Lion incurred net losses of approximately $97.4 million for the year ended December 31, 2020, approximately $3.1 million for the year ended December 31, 2019, and approximately $5.4 million for the year ended December 31, 2018. These losses are a result of the substantial investments Lion made to grow its business, and Lion expects to make significant expenditures to expand its business in the future. Lion expects to incur significant expenditures in connection with its growth strategy, both in the United States and Canada, including as a result of the expected increase in costs related to: the construction of its planned battery assembly facility and planned large-scale U.S. manufacturing facility; the design, development and production of its new products; the hire of additional employees across all divisions; the production of an inventory of its vehicles; the buildup of inventories of parts and components for its vehicles; the expansion of its design, development, installation and servicing capabilities, including the planned construction of additional research and development centers and Lion experience centers; and an increase in its administrative functions to support its growth. Lion also expects to continue spending on technical and other operational enhancements to its business and to increase investment in research and development as it continues to introduce new products and solutions with a view to offer full turnkey transition services towards fleet electrification to its customers. These increased expenditures will make it harder for Lion to achieve profitability and Lion cannot guarantee it will achieve profitability in the near term or at all. If Lion is unable to generate adequate revenue growth and manage its expenses, it may continue to incur losses and there is no guarantee it will achieve or sustain profitability. Even if Lion is able to successfully and economically develop, manufacture and distribute its vehicles on schedule and at scale, there can be no assurance that it will be commercially successful.

Lion may make decisions that would reduce its short-term operating results if it believes those decisions will improve the quality of its products or services and if it believes such decisions will improve its operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that Lion expects, in which case Lion’s business, results of operations or financial condition may be materially and adversely affected.

Lion may not succeed in establishing, maintaining and strengthening its brand, which would materially and adversely affect customer acceptance of its vehicles, which could materially adversely affect its business, results of operations or financial condition.

Lion’s business and prospects heavily depend on its ability to develop, maintain and strengthen the Lion brand. If it is unable to establish, maintain and strengthen its brand, Lion may lose the opportunity to build and maintain a critical mass of customers. Lion’s ability to develop, maintain and strengthen the Lion brand will depend heavily on the success of its marketing efforts. The battery electric vehicle industry, and the alternative fuel vehicle industry in general, are highly competitive, and Lion may not be successful in building, maintaining and strengthening its brand. Many of Lion’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than Lion. Failure to develop and maintain a strong brand would materially and adversely affect customer acceptance of Lion’s vehicles, could result in suppliers and other third parties being less likely to invest time and resources in developing business relationships with Lion, and could materially adversely affect Lion’s business, results of operations or financial condition.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could materially adversely affect Lion’s business, results of operations or financial condition.

Lion may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase in cost or supply interruption or shortage could materially adversely affect Lion’s business, results of operations or financial condition. Components in Lion’s vehicles are made of various raw materials, including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could materially affect Lion’s business, results of operations or financial condition. Although Lion has secured long-term contractual arrangements with suppliers with respect to the supply of key components of its vehicles, including lithium-ion batteries, Lion is nevertheless exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•

the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers;

•	increased regulation of supply chains to account for, among other things, environmental and/or human rights risks; and

•	an increase in the cost of raw materials used in lithium-ion cells, such as cobalt.

Any disruption in the supply of battery cells or other key vehicle components could temporarily disrupt production of Lion’s vehicles until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, various fluctuations in market and economic conditions may cause Lion to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for raw materials would increase Lion’s operating costs and could reduce Lion’s margins if the increased costs cannot be recouped through increased vehicle prices. There can be no assurance that Lion will be able to recoup increasing costs of raw materials by increasing vehicle prices.

Lion’s vehicles use lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within Lion’s vehicles use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of Lion’s vehicles could occur, which could result in bodily injury or death and could subject Lion to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of cobalt mining or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Lion’s vehicles, could materially adversely affect Lion’s business, results of operations or financial condition.

In addition, manufacturing of Lion’s vehicles requires it to store a significant number of lithium-ion cells at its facility. Any mishandling of battery cells may cause disruption to the operation of Lion’s current or future facilities. While Lion has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt Lion’s operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for Lion and its products. Such adverse publicity could negatively affect Lion’s brand or could materially adversely affect Lion’s business, results of operations or financial condition.

Lion may not be able to adequately forecast the supply and demand for its vehicles, its manufacturing capacity or its profitability under long term supply arrangements, including the MPA with the Specified Customer, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.

It is difficult to predict Lion’s future sales and appropriately budget for Lion’s expenses, and Lion may have limited insight into trends that may emerge and affect its business. Lion will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to customers. Currently, there is limited historical basis for making judgments on the future demand for Lion’s vehicles or its ability to mass develop, manufacture and deliver vehicles at scale, or Lion’s profitability in the future. If Lion fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays. If Lion overestimates manufacturing requirements, its suppliers may have excess inventory, which indirectly would increase Lion’s costs. If Lion underestimates manufacturing requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of Lion’s vehicles and result in delays in shipments and revenues. In addition, lead times for materials and components that Lion’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Lion fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which could materially adversely affect its business, results of operations or financial condition.

In addition, the MPA (as defined below) with the Specified Customer (as defined below) requires Lion to reserve necessary manufacturing capacity to deliver up to 500 trucks per year from 2021 to 2025 and the greater of 500 trucks per year or 10% of Lion’s manufacturing capacity from 2026 to 2030, which could hinder Lion’s ability to capitalize on future business opportunities. Moreover, some of Lion’s customers, including the Specified Customer under the MPA, operate on a purchase order basis, which means such customers are not required to purchase any specified minimum quantity of vehicles beyond the quantities in an existing purchase order and may in certain circumstances cancel or reschedule purchase orders on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing sufficient time to reduce, or delay the incurrence of, corresponding inventory and operating expenses, which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s operating and financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

Lion expects its period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of Lion’s control. Lion expects its period-to-period financial results to vary based on operating costs, which it anticipates will fluctuate with the pace at which it increases its manufacturing capacity and continues to design, develop and produce new products. In addition, Lion’s revenues from period to period may fluctuate as it develops and introduces new vehicles. As a result of these factors, Lion believes that quarter-to-quarter comparisons of its operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Lion’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of Lion’s Common Shares could fall substantially, either suddenly or over time, which could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion may experience significant delays in the design, production and launch of its new products.

Lion is still in the development and testing phase with respect to certain of its vehicles, including, among others, the Lion8 Tractor, Lion8 Bucket, Lion8 Boom, Lion7, Lion6 Utility and Lion5 all-electric trucks, the LionD all-electric school bus and an all-electric ambulance. The commercial deliveries of such vehicles are not expected to begin until 2021 or 2022 (depending on the product) and may occur later or not at all. Any delay in the financing, design, production and launch of any such new vehicles, including future production of the aforementioned all-electric trucks, school buses and ambulance, could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Failure to carry adequate insurance coverage may have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion maintains liability insurance, property and business interruption insurance, cargo insurance, cybersecurity insurance, automotive liability insurance and directors and officers insurance, and such insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions. However, there is no guarantee that Lion’s insurance coverage will be sufficient, or that insurance proceeds will be paid to Lion in a timely manner. In addition, there are types of losses Lion may incur but against which it cannot be insured or which it believes are not economically reasonable to insure, such as losses due to acts of war and certain natural disasters. If Lion incurs these losses and they are material, its business, results of operations or financial condition could be materially adversely affected.

Increased freight and shipping costs or disruptions in transportation and shipping infrastructure could materially adversely impact Lion’s business, results of operations or financial condition.

Lion uses external freight shipping and transportation services to transport and deliver its vehicles as well as subcomponents and raw materials incorporated therein. Adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important shipping and delivery points for Lion’s products, as well as for subcomponents incorporated in Lion’s vehicles could materially adversely affect Lion’s business, financial condition and results of operations. For example, delivery delays or increases in transportation costs (including through increased fuel costs, increased carrier rates or driver wages as a result of driver shortages, a decrease in transportation capacity, or work stoppages or slowdowns) could significantly decrease Lion’s ability to make sales and earn profits. Labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries or which would necessitate Lion securing alternative shipping suppliers could also increase Lion’s costs or otherwise materially adversely affect its business, results of operations or financial condition.

Lion is highly dependent on the services of Marc Bedard, its CEO—Founder, and the rest of its senior management team. Lion’s inability to retain Mr. Bedard or attract and retain management or other employees who possess specialized market knowledge and technical skills could affect its ability to compete, manage operations effectively or develop new products or otherwise materially adversely affect its business, results of operations or financial condition.

Lion’s success depends, in part, on its ability to retain its key personnel, in particular management and other employees who possess specialized market knowledge and technical skills. Lion is highly dependent on the services of Marc Bedard, its CEO—Founder and second largest shareholder. Mr. Bedard is the source of many of the innovative ideas driving Lion and their execution. If Mr. Bedard were to discontinue his service for Lion due to death, disability or any other reason, Lion would be significantly disadvantaged. The unexpected loss of or failure to retain one or more of Lion’s key employees could adversely affect Lion’s business, results of operations or financial condition. Lion does not currently maintain key man life insurance policies with respect to Mr. Bedard or any other officer, and Lion expects to evaluate whether to obtain such key man life insurance policies following completion of the Business Combination.

Lion’s success also depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain other highly qualified personnel with specialized market knowledge and technical skills. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and Lion’s ability to hire, attract and retain them depends on Lion’s ability to provide competitive compensation. Lion may not be able to attract, assimilate, develop or retain qualified personnel in the future, and Lion’s failure to do so could materially adversely affect its business, results of operations or financial condition. Any failure by Lion’s management team and employees to perform as expected may have a material adverse effect on its business, financial condition and operating results.

Any deterioration in relationships with Lion’s employees as well as any work stoppage or similar difficulties could have a material adverse effect on Lion’s business, results of operations or financial condition.

None of Lion’s employees are currently unionized. The maintenance of a productive and efficient labor environment and, in the event of unionization of employees, the successful negotiation of a collective bargaining agreement, cannot be assured. A deterioration in relationships with employees or in the labor environment could result in work interruptions or other disruptions, or cause management to divert time and resources from other aspects of Lion’s business, any of which could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion’s employees and independent contractors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could have a material adverse effect on its business, results of operations or financial condition.

Lion is exposed to the risk that its employees, independent contractors or other parties it collaborates with may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, federal, state and provincial fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Lion takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Lion is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Lion and it is not successful in defending itself or asserting its rights, those actions could have a material adverse effect on its business, results of operations or financial condition, including, without limitation, by way of imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of its operations.

Lion has and may in the future make strategic alliances, partnerships or investments or acquisitions, all of which could divert management’s attention, result in Lion incurring significant costs or operating difficulties and dilution to its shareholders and otherwise disrupt its operations and materially adversely affect its business, results of operations or financial condition.

Pursuing potential strategic alliances, partnerships or investments or acquisitions and/or inorganic growth opportunities is part of Lion’s growth strategy. There are risks associated with any strategic partnership or arrangement, the termination or operation of joint ventures or other strategic alliances and pursuing strategic acquisitions or investment opportunities, including:

•	the sharing of confidential information;

•	the diversion of management’s time and focus from operating its business;

•	the use of resources that are needed in other areas of its business;

•	unforeseen costs or liabilities;

•	adverse effects to Lion’s existing business relationships with partners and suppliers;

•	litigation or other claims arising in connection with the acquired company, investment, partnership or joint venture;

•	the possibility of adverse tax consequences;

•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company; and

•	in the case of an acquisition, retention and integration of employees from the acquired company, and preservation of its corporate culture.

Lion may have limited ability to monitor or control the actions of any third party involved in any such transaction and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Lion may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party. Participation in strategic alliances, partnerships or investments or acquisitions may also result in dilutive issuances of equity securities, which could adversely affect the price of the Lion Common Shares, or result in issuances of securities with superior rights and preferences to the Lion Common Shares or the incurrence of debt with restrictive covenants that limit Lion’s future uses of capital in pursuit of business opportunities. Lion may also not be able to identify opportunities for strategic partnerships or arrangements, acquisition or investments that meet its strategic objectives, or to the extent such opportunities are identified, may not be able to negotiate terms with respect to such opportunity that are acceptable to it. At this time Lion has made no commitments or agreements with respect to any such material transactions.

The terms of Lion’s indebtedness contain, and the terms of its future indebtedness may contain, certain covenants that restrict its ability to engage in certain transactions and may impair its ability to execute its growth strategy and respond to changing business and economic conditions.

The instruments governing Lion’s indebtedness contain restrictive covenants that may limit its discretion with respect to certain business matters. These covenants place significant restrictions on, among other things, Lion’s ability to incur additional indebtedness or issue shares, create liens or other encumbrances, pay distributions or dividends or make certain other payments, investments, loans and guarantees, engage in transactions with affiliates, merge, amalgamate, consolidate or make other fundamental changes and to sell or otherwise dispose of assets. In addition, the instruments governing Lion’s indebtedness contain covenants that require it to meet certain financial ratios and financial condition tests. Lion has in the past obtained waivers from its lenders in connection with financial ratios provided for in certain of its debt instruments, but there are no guarantees lenders will agree to provide similar waivers in the future if requested. Lion may also incur future indebtedness that might subject it to additional covenants and restrictions that could affect its financial and operational flexibility. The restrictions in the instruments governing Lion’s indebtedness may prevent it from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with companies that are not similarly restricted.

Lion’s ability to comply with the covenants and restrictions contained in the instruments governing its indebtedness may be affected by economic, financial and industry conditions beyond its control. A breach of any of these covenants or restrictions could result in a default under the applicable debt instrument that would permit applicable lender(s) to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, or cause cross-defaults under Lion’s other debt. If Lion is unable to repay its indebtedness, lenders could proceed against the collateral securing the debt. In any such case, Lion may be unable to borrow under the agreements under which such other indebtedness is issued, which could have a material adverse effect on its business, results of operations or financial condition.

Fluctuations in foreign currency exchange rates could result in declines in reported sales and net earnings.

Lion reports its financial results in U.S. dollars and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. For the year ended December 31, 2020, approximately 49.5% of Lion’s revenues were realized in Canada. Lion is also exposed to other currencies such as the Euro, and may in the future be exposed to other currencies. If the value of any currencies in which sales are realized, particularly the Canadian dollar, depreciates relative to the U.S. dollar, Lion’s foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on Lion’s business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, Lion’s operating costs will increase when translated to U.S. dollars for reporting purposes. Although these risks may sometimes be naturally hedged by a match in sales and operating costs denominated in the same currency, fluctuations in foreign currency exchange rates, particularly the U.S.-Canadian dollar exchange rate, could create discrepancies between Lion’s sales and operating costs in a given currency that could have a material adverse effect on its business, results of operations or financial condition. Fluctuations in foreign currency exchange rates could also have a material adverse effect on the relative competitive position of Lion’s products in markets where it faces competition from manufacturers who are less affected by such fluctuations in exchange rates, especially in the U.S. market.

While Lion actively manages its exposure to foreign-exchange rate fluctuations and may enter into hedging contracts from time to time, such contracts hedge foreign-currency denominated transactions and any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Lion does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business. As a result, there can be no assurance that Lion’s approach to managing its exposure to foreign-exchange rate fluctuations will be effective in the future or that Lion will be able to enter into foreign-exchange hedging contracts as deemed necessary on satisfactory terms.

Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Lion’s business, results of operations and financial condition.

Lion has been impacted by the COVID-19 pandemic, and Lion cannot predict the future impacts the COVID-19 pandemic may have on its business, results of operations and financial condition. Beginning in March 2020, numerous government regulations and public advisories, as well as shifting social behaviors, temporarily and from time to time limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Mandated governmental measures have forced Lion to reduce operations at its Saint-Jérôme, Québec, facility and establish work-from-home policies for certain of its employees, and some of its suppliers have been subject to similar limitations and may also have been required to shut down production. Limitations on travel by Lion’s personnel and personnel of its customers and increased demand for commercial trucks within its customers’ fleets caused some customers to delay electrification of their fleet, and future delays or shutdowns of Lion’s facilities or those of its suppliers’ could impact Lion’s ability to meet customer orders. Lion cannot predict if current restrictions and limitations to its or its customers’ and suppliers’ operations will be maintained, or if new measures will be implemented.

Lion’s operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, including recessions, slow economic growth, economic and pricing instability, increase of interest rates and credit market volatility, all of which could impact demand in the worldwide transportation industries or otherwise have a material adverse effect on Lion’s business, operating results and financial condition. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow Lion to accurately project supply and demand and infrastructure requirements globally and allocate resources accordingly. If current global market conditions continue or worsen, Lion’s business, results of operations and financial condition could be materially adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially adversely affect Lion’s business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, boycotts and geo-political events, such as civil unrest and acts of terrorism, or similar disruptions could materially adversely affect Lion’s business, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of Lion’s current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, product parts and components, temporary disruption in transport from overseas, or disruption to Lion’s information systems. Lion may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

Risks Related to Customers and Suppliers

Lion’s growth will depend on its ability to successfully attract new customers and secure firm orders from them and to retain existing customers and engage them into additional deployments in the future. Failure to increase sales to both new and existing customers could have a material adverse effect on Lion’s business, results of operations or financial condition.

Lion’s success, and its ability to increase revenue and operate profitably, depends in part on its ability to identify new customers and secure firm orders from them, its ability to retain existing customers and engage them into additional deployments in the future, and its ability to meet current and new customers business needs. Failure to achieve any of the foregoing could materially and adversely affect Lion’s business, results of operations or financial condition. Lion may fail to attract new customers or retain existing customers, retain revenue from existing customers or increase sales to both new and existing customers as a result of a number of other factors, including:

•	reductions in Lion’s existing or potential customers’ spending levels;

•	competitive factors affecting the battery electric vehicles industry, including the introduction of other alternative fuel vehicles or other technologies;

•	discount, pricing and other strategies that may be implemented by its competitors;

•	its ability to execute on its growth strategy;

•	a decline in its customers’ level of satisfaction with its vehicles and services;

•	changes in its relationships with third parties, including its suppliers and other partners;

•	the timeliness and success of new products it may offer in the future;

•	its focus on long-term value over short-term results,

meaning that Lion may make strategic decisions that may not maximize its short-term revenue or profitability if it believes that the decisions are consistent with its vision and will improve its financial performance over the long-term.

Lion is dependent on third-party suppliers, some of which are single-source suppliers, and Lion expects to continue to rely on third-party suppliers. The inability of any such supplier to deliver necessary parts or components according to Lion’s schedule and at prices, volumes and quality levels acceptable to it, Lion’s inability to efficiently manage these parts or components, or the termination or interruption of any supply arrangement could materially adversely affect Lion’s business, results of operations or financial condition.

Lion is dependent on third-party suppliers to supply and manufacture parts and components included in its vehicles, and it expects to continue to rely on third parties to supply and manufacture such parts and components in the future. While Lion obtains components from multiple sources whenever possible, some of the components used in its vehicles, including certain key battery system components, are purchased from a single source. While Lion believes that it may be able to establish alternate supply relationships and can obtain or potentially engineer replacement components for some of its single source components, it may be unable to do so in the short term or at all, or at prices, volumes or quality levels that are acceptable to it. In addition, the inability of any of Lion’s suppliers to deliver necessary parts or components according to Lion’s schedule and at prices, volumes or quality levels acceptable to Lion, Lion’s inability to efficiently manage these parts or components, or the termination or interruption of any material supply arrangement could materially adversely affect Lion’s business, results of operations or financial condition. Any disruption in the supply of parts or components, whether or not from a single source supplier, could temporarily disrupt manufacturing of Lion’s vehicles until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Lion’s control or which it does not presently anticipate, could also affect Lion’s suppliers’ ability to deliver components to Lion on a timely basis and ultimately, Lion’s ability to economically manufacture and distribute its vehicles. Any of the foregoing could materially adversely affect Lion’s business, results of operations or financial condition.

Also, if any of Lion’s suppliers become economically distressed or go bankrupt, Lion may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions, all of which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion has limited experience servicing the urban trucks it distributes. Failure to address the servicing requirements of its customers could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Lion has limited experience in servicing the urban trucks it distributes, including its class 6 and 8 trucks available for purchase today, and it expects to be required to increase its servicing capabilities as it scales its operations and continues to grow, including by building new Lion experience centers in the U.S. and Canada. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although Lion believes the experience it has gained servicing its electric buses and developing and operating prototypes of its urban trucks positions it well to service its urban trucks and future products, Lion has no after-sale experience of maintaining and servicing urban trucks for its customers, and there is no guarantee Lion will be able to do so. Failure to address the servicing requirements of its customers could harm Lion’s reputation or materially adversely affect its business, results of operations or financial condition.

Lion’s customers will also depend on Lion’s customer support team to resolve technical and operational issues relating to the software integrated in its vehicles. Lion’s ability to provide effective customer support is largely dependent on its ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as Lion’s platform. As it continues to grow, additional pressure may be placed on Lion’s customer support team, and Lion may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Lion may also be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Lion’s results of operation. If Lion is unable to successfully address the servicing requirements of its customers or establish a market perception that it maintains high-quality support, it may be subject to claims from its customers, including for loss of revenue or damages, and its business, results of operations or financial condition may be materially and adversely affected.

Lion’s future growth is dependent upon the trucking and busing industries’ and Lion’s other customers’ willingness to adopt battery electric vehicles and specifically Lion’s vehicles.

Lion’s future growth is highly dependent upon the adoption by the commercial trucking and busing industries and Lion’s other target consumers of, and Lion is subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop at the rate or in the manner or to the extent that Lion expects, or if critical assumptions Lion has made regarding the efficiency of its vehicles are incorrect or incomplete, Lion’s business, results of operations or financial condition may be adversely materially affected. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, alternative fuel and regenerative braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge or short term declines resulting from adverse weather conditions;

•	the availability of service and charging stations for electric vehicles;

•	concerns about electric grid capacity and reliability, which could derail past, present and future efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the environmental consciousness of the trucking and busing industries and Lion’s other target customers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation;

•	perceptions about and the actual cost of alternative fuel, as well as hybrid and electric vehicles; and

•	macroeconomic factors.

For example, the market price of oil has dropped since March 2020, and it is unknown to what extent any corresponding decreases in the cost of diesel fuel may impact the market for electric vehicles. Moreover, travel restrictions and social distancing efforts in response to the COVID-19 pandemic may negatively impact the commercial trucking industry, leading to reduced consumer demand for products carried by the commercial trucking industry, for an unknown, but potentially lengthy, period of time. In addition, temporary school closures in the United States and Canada resulted in reduced school bus usage and reduced demand for ancillary products and services. Even if the trucking and busing industries and Lion’s other target customers adopt battery electric vehicles, Lion may be unable to establish and maintain confidence in its long-term business prospects among consumers, analysts and within the industry, and may be subject to negative publicity. The influence of any of the factors described above may cause current or potential customers not to purchase Lion’s vehicles and may otherwise materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s inability to leverage vehicle and customer data could impact the servicing of its products, its software algorithms and impact research and development operations.

Lion relies on data collected from the use of its fleet of vehicles, including vehicle data and data related to battery usage statistics. Lion uses this data in connection with the servicing and normal course software updates of its products, its software algorithms and the research, development and analysis of its vehicles. Lion’s inability to obtain this data or the necessary rights to use this data or Lion’s inability to properly analyze or use this data could result in Lion’s inability to adequately service its vehicles or delay or otherwise negatively impact its research and development efforts. Any of the foregoing could materially adversely affect Lion’s business, results of operations or financial condition.

Risks Related to Electric Vehicle Industry and Related Regulatory, Legal and Tax Matters

The battery electric vehicle industry and its associated technologies are rapidly evolving and may be subject to unforeseen changes. Developments in alternative or analogous technologies may adversely affect the demand for Lion’s vehicles or otherwise materially adversely affect Lion’s business, results of operations or financial condition.

The battery electric vehicle industry and its technology are rapidly evolving and may be subject to unforeseen changes. Lion may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative or analogous technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may harm Lion’s competitive position and growth prospects or materially and adversely affect Lion’s business, results of operations or financial condition, including in ways which it currently does not anticipate.

The electric vehicle industry is highly competitive and Lion is likely to face competition from a number of sources. Lion may not be successful in competing in this industry, which may materially adversely affect its business, results of operations or financial condition.

The North American medium and heavy-duty urban truck market is highly competitive today and Lion expects it will become even more so in the future. Lion’s principal competition for their trucks comes from manufacturers of trucks with internal combustion engines powered by diesel fuel. This includes Navistar (Volkswagen), Daimler, Volvo, PACCAR, Hino (Toyota), and other automotive manufacturers. Lion cannot assure that customers will choose its vehicles over those of its competitors’ diesel-powered trucks. As of the date hereof, few class 5 to 8 electric trucks or battery electric buses are being sold in the United States or Canada. However, Lion expects that an increasing number of competitors will enter the electric truck market within the next several years and as they do so Lion expects that it will experience significant competition. A number of private and public companies have announced plans to offer battery electric trucks, including companies such as Navistar, Daimler, Volvo, PACCAR, Tesla, Nikola, and others. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, Lion is aware that potential competitors, including BYD and Workhorse, are currently manufacturing and selling battery electric trucks.

The North American school bus market is mainly concentrated in the hands of three incumbent automotive original equipment manufacturers (“OEMs”) selling primarily diesel school buses: Blue Bird Corporation, Thomas Built Buses (Daimler), and IC Bus (Navistar/Volkswagen). These manufacturers mainly compete with Lion’s school buses through their traditional diesel offering but are beginning to rollout electric models. In addition to the incumbent diesel school bus OEMs, a few early-stage EV OEMs have entered in competition with Lion such as Green Power Motor, which offers purpose-built electric Type D school buses, and Trans Tech, which offers retrofit electric Type A school buses.

Some of Lion’s current and potential competitors may also have greater financial resources, more extensive development, manufacturing, technical, marketing and service capabilities, greater brand, customer and industry recognition, a larger number of managerial and technical personnel or a lower cost of funds than Lion does or other competitive advantages relative to Lion. Many of Lion’s current and potential competitors may also be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

Lion expects competition in its industry to intensify in the future in light of increased demand for electric and other alternative fuel vehicles and continuing globalization. Factors affecting competition include TCO, product quality and features, innovation and development time, pricing, availability, reliability, safety, fuel economy, customer service (including breadth of service network) and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in a further downward price pressure and adversely affect Lion’s business, financial condition and results of operation. There can be no assurances that Lion will be able to compete successfully in the markets in which it operates. If Lion’s competitors introduce new vehicles or services that compete with or surpass the quality, price, performance or availability of Lion’s vehicles or services, Lion may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s vehicles are subject to numerous mandated safety standards. Lion may be unable to comply with such safety standards, or could incur significant costs in order to do so, which could in each case materially adversely affect its business, results of operations or financial condition.

Lion’s vehicles, and the sale of motor vehicles in general, are subject to numerous international, federal, state and provincial motor vehicle safety and other standards, including the National Traffic and Motor Vehicle Safety Act, the Federal Motor Vehicle Safety Standards, the Motor Vehicle Safety Act (Canada) and similar laws and regulations. Although Lion continuously evaluates requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its vehicles in the United States and Canada, it may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its vehicles, especially for future vehicles. For example, in the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Similar regulations exist in other jurisdictions. Failure by Lion to maintain or obtain any necessary approval for, or otherwise satisfy motor vehicle standards with respect to, its existing or future electric vehicles, or the incurrence of material unexpected costs in connection therewith, could have a material adverse effect on Lion’s business, financial condition and operating results.

Lion is subject to substantial laws, regulations and standards, including related to product safety, health and safety and environmental matters, each of which could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm Lion’s reputation, subject it to significant fines and liability, negatively impact its ability to sell its vehicles or operate its manufacturing facilities and materially adversely affect its business, results of operations and financial condition.

As a manufacturing company, including with respect to its current Saint-Jérôme, Québec, facility and its planned battery assembly facility and planned large-scale U.S. manufacturing facility, Lion is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the U.S. and Canada, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, operating and maintaining its facilities. The costs of compliance, including remediating contamination if any is found on Lion’s current or future properties, or at sites where Lion has sent wastes for disposal, and any changes to Lion’s operations mandated by new or amended laws, may be significant. Lion may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its future facilities, which would hinder operation of these facilities and Lion’s growth. Such costs and delays may materially adversely impact Lion’s business, results of operations or financial condition. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of Lion’s operations. In addition, battery electric vehicles are subject to substantial regulation under international, federal, state, provincial and local laws and implementing regulations. These requirements are subject to change, including as a result of shifting sociopolitical trends. For example, several jurisdictions have adopted, or are considering adopting, laws related to supply chain sustainability, particularly with regards to environmental and/or human rights characteristics. Lion incurs significant costs in complying with applicable laws and regulations and may be required to incur additional costs to comply with any changes to such laws or regulations, and any failures to comply could result in significant expenses, delays or fines, or otherwise materially adversely affect Lion’s business, results of operations or financial condition.

The unavailability, reduction or elimination of government and economic incentives due to policy changes, government regulation or otherwise, could have a material adverse effect on Lion’s business, results of operations or financial condition.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or Lion’s vehicles. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, Lion’s business, results of operations or financial condition could be materially adversely affected.

In particular, demand for Lion’s vehicles is influenced by federal, state, provincial and local tax credits, rebates, grants and other government programs and incentives that promote the use of battery electric vehicles. These include various government programs that make grant funds available for the purchase of battery electric vehicles. Additionally, demand for Lion’s vehicles may be influenced by laws, rules, regulations and programs that require reductions in carbon emissions, such as the various measures implemented by lawmakers and regulators in California and Québec, among others, designed to increase the use of electric and other zero-emission vehicles, including the establishment of firm goals in certain instances for the number of these vehicles operating on state roads by specified dates and the enactment of various laws and other programs in support of these goals. These programs and regulations, which have the effect of encouraging the use of battery electric vehicles, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, hydrogen or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote the use of battery electric vehicles. Many of these parties have substantially greater resources and influence than Lion has. Further, changes in federal, state, provincial or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery electric vehicles, would reduce the market for battery electric vehicles and could materially adversely affect Lion’s business, results of operations or financial condition.

Lion’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.

Lion has applied, and expects in the future to apply, for federal, state and provincial grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of battery electric vehicles and related technologies. Lion anticipates that in the future there will be new opportunities to apply for grants, loans and other incentives from federal, state, provincial and foreign governments. Lion’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of Lion’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive and will cause management to divert time and resources from other aspects of its business. Lion cannot assure that it will be successful in obtaining any of these additional grants, loans and other incentives, and Lion’s inability to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply could have a material adverse effect on its business, results of operations or financial condition.

Unfavorable changes in U.S. or Canadian laws or regulations and trade policy, including the imposition of tariffs or quotas, or changes in any free-trade arrangements such as the CUSMA could adversely affect Lion’s business, results of operations or financial condition.

While Lion plans on manufacturing some of its vehicles in the United States in the future, all of its vehicles are currently manufactured in, and distributed from, its Saint-Jérôme, Québec, facility. For the year ended December 31, 2020 and the year ended December 31, 2019, Lion’s total sales outside Canada represented approximately 50.5% and 62.0%, respectively, of its total sales, and Lion intends to continue to expand its operations in the United States by investing in the construction of a large-scale U.S. manufacturing facility and promoting its brand and vehicles in the United States. The U.S. market has been and is expected to continue generating sales growth. Several factors, including weakened international economic conditions, the introduction of new trade restrictions, increased protectionism or changes in free-trade arrangements such as the Canada-United States-Mexico Agreement (CUSMA), tariffs, negative geo-political events or an outbreak of infectious disease, a pandemic or a similar public health threat, such as the COVID-19 pandemic, could adversely affect such growth. In particular, the U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain commercial vehicle parts, which have resulted in increased costs for goods imported into the United States. There is no guarantee that further tariffs or additional trade restrictions will not be implemented on a broader range of products or raw materials. The resulting environment could have a material adverse effect on Lion’s business, results of operations or financial condition.

Tax matters and changes in tax laws could materially adversely affect Lion’s business, results of operations or financial condition.

Lion conducts operations, directly and through its U.S. subsidiary, in Canada and the United States and is therefore subject to income taxes in Canada and the United States. Lion may also in the future become subject to income taxes in other foreign jurisdictions. Lion’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in Lion’s operating results before taxes, and the outcome of income tax audits in Canada, the United States, or other jurisdictions. Lion regularly assesses all of these matters to determine the adequacy of its tax liabilities. If any of Lion’s assessments turn out to be incorrect, Lion’s business, results of operations, or financial condition could be materially adversely affected.

Lion conducts business in the United States through its existing U.S. subsidiary and may in the future conduct business via new subsidiaries in the United States or other jurisdictions. Due to the complexity of multinational tax obligations and filings, Lion may have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a material adverse effect on Lion’s business, results of operations, or financial condition.

The tax laws of Canada and the U.S. as well as potentially any other jurisdiction in which Lion may operate in the future, have detailed transfer pricing rules that require that all transactions with non-resident related parties satisfy arm’s length pricing principles. Although Lion believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where Lion carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge Lion’s transfer pricing policies, Lion could be subject to additional income tax expenses, including interest and penalties. Any such increase in Lion’s income tax expense and related interest and penalties could have a material adverse effect on its business, results of operations, or financial condition.

In addition, Lion is also entitled to claim certain expenses and tax credits, including research and development expenses and Scientific Research and Experimental Development tax credits. Although Lion believes that the claims or deductions have been reasonably determined, there can be no assurance that Canadian or other relevant foreign taxation authorities will agree. If a taxation authority were to successfully challenge the correctness of such expenses or tax credits claimed, or if a taxation authority were to reduce any tax credit either by reducing the rate of the grant or the eligibility of some research and development expenses in the future, Lion’s business, results of operations, or financial condition could be materially adversely affected.

Lion may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. While Canada has ratified this convention, the United States has not yet done so. These recent changes could adversely affect Lion’s taxation, especially as Lion expands its relationships and operations internationally and could have a material adverse effect on Lion’s business, results of operations, or financial condition.

An adverse determination in any significant product liability claim against Lion could materially adversely affect its business, results of operations or financial condition.

The development, manufacturing, sale and usage of Lion’s vehicles expose Lion to significant risks associated with product liability claims. The automotive industry in particular experiences significant product liability claims, and Lion may face inherent risk of exposure to claims in the event its vehicles do not perform or are claimed to not have performed as expected. If Lion’s products are defective, malfunction or are used incorrectly by its customers, it may result in bodily injury, property damage or other injury, including death, which could give rise to product liability claims against Lion. Changes to Lion’s manufacturing processes, including as a result of its expected increase in manufacturing capacity and planned large-scale U.S. manufacturing facility, and the production of new products could result in product quality issues, thereby increasing the risk of litigation and potential liability. Any losses that Lion may suffer from any liability claims and the effect that any product liability litigation may have upon the brand image, reputation and marketability of Lion’s products could have a material adverse impact on Lion’s business, results of operations or financial condition.

Although Lion maintains insurance with respect to future claims in amounts it believes to be appropriate, no assurance can be given that material product liability claims will not be made in the future against Lion, or that claims will not arise in the future in excess or outside the coverage of Lion’s indemnities and insurance. Lion records provisions for known potential liabilities, but there is the possibility that actual losses may exceed these provisions and therefore negatively impact earnings. Also, Lion may not be able in the future to obtain adequate product liability insurance or the cost of doing so may be prohibitive. Adverse determinations of material product liability claims made against Lion could also harm its reputation and cause it to lose customers and could have a material adverse effect on its business, results of operations or financial condition.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on Lion’s business, results of operations or financial condition.

Lion generally provides a limited warranty against defects for all of its products. In addition, Lion may in the future be required to make product recalls or could be held liable in the event that some of its products do not meet safety standards or statutory requirements on product safety, even if the defects related to any such recall or liability are not covered by Lion’s limited warranty. Although Lion employs quality control procedures, products manufactured by it will need repair or replacement or may be recalled. Lion’s standard warranties generally require it to repair or replace defective products during such warranty periods at no cost to the consumer. Lion records provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact Lion’s results of operations of financial condition. Although Lion has not to this date made any major product recall, it could in the future be required to make major product recalls or could be held liable in the event that some of its products do not meet safety standards or statutory requirements on product safety. In addition, the risks associated with product recalls may be aggravated if production volumes increase significantly, supplied goods do not meet Lion’s standards, Lion fails to perform its risk analysis systematically or product-related decisions are not fully documented. The repair and replacement costs that Lion could incur in connection with a recall could have a material adverse effect on its business, results of operations or financial condition. Product recalls could also harm Lion’s reputation and cause it to lose customers, particularly if recalls cause consumers to question the safety or reliability of its products, which could have a material adverse effect on its business, results of operations or financial condition.

In addition, purchase agreements with Lion’s customers may from time to time contain, in addition to Lion’s limited warranty, undertakings related to certain specific levels of performance and availability for the vehicles sold thereunder. Failure by Lion to provide the required levels of performance and availability, even if such failure is the result of factors outside of Lion’s control, could result in Lion being liable under such contractual arrangements or allow customers to terminate their arrangements with Lion. In particular, the MPA with the Specified Customer contains significant obligations from Lion in favor of the Specified Customer with respect to availability of vehicles in the ordinary course, and failure by Lion to satisfy those obligations, including if vehicle downtime and unavailability result from defects in the vehicles or preventative maintenance or maintenance issues, could result in Lion being liable for significant amounts, and any material breach by Lion under the MPA could entitle the Specified Customer to terminate the MPA and fully accelerate the vesting of the Specified Customer Warrant. See “Risk Factors—Lion’s constating documents permit it to issue an unlimited number of Common Shares without additional shareholder approval.” Failure by Lion to meet such obligations under the MPA with the Specified Customer, especially if the volume of purchases made by the Specified Customer thereunder increases significantly, could affect Lion’s profitability or otherwise materially and adversely affect its business, results of operations or financial condition.

Risks Related to Cyber Security, Intellectual Property and Technology

Lion is subject to information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its vehicles and solutions and customer data processed by it, third-party vendors or suppliers, and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Lion from effectively operating its business, harm its reputation or materially adversely affect its business, results of operations or financial condition.

Lion is at risk for interruptions, outages and breaches of: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by it or its third-party vendors or suppliers; (ii) facility security systems, owned by it or its third-party vendors or suppliers; (iii) transmission control modules or other in-product technology, owned by it or its third-party vendors or suppliers; (iv) the integrated software in Lion’s vehicles; or (v) customer or driver data that Lion processes or Lion’s third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Lion’s facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in Lion’s vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although Lion maintains information technology measures designed to protect it against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and there is no guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. Any implementation, maintenance, segregation and improvement of Lion’s systems may require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Lion’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Lion’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its vehicles, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Lion cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Lion does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, Lion’s ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in Lion’s internal control over financial reporting, which may impact Lion’s ability to certify its financial results. Moreover, Lion’s proprietary information or intellectual property could be compromised or misappropriated, and its reputation may be adversely affected. If these systems do not operate as expected, Lion may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact Lion’s manufacturing capacity or production capability, harm its reputation, cause Lion to breach its contractual arrangements with other parties or subject Lion to regulatory actions or litigation, any of which could materially affect its business, prospects, results of operations or financial condition. In addition, Lion’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Lion also collects, uses, discloses, stores, transmits and otherwise processes customer, driver and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. Lion also works with partners and third-party service providers or vendors that may in the course of their business relationship with Lion collect, store and process such data on Lion’s behalf and in connection with Lion’s products and services. There can be no assurance that any security measures that Lion or its third-party service providers, vendors, or suppliers have implemented will be effective against current or future security threats. While Lion has developed systems and processes designed to protect the availability, integrity, confidentiality and security of Lion’s, Lion’s customers’, drivers’ and employees’ and others’ data, such security measures or those of its third-party service providers, vendors or suppliers could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, Lion may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states of the Unites States and Canada require Lion to provide notice to individuals, customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach or where a security breach creates a real risk of significant harm to an individual. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Any such event could harm Lion’s reputation and result in litigation against it, or otherwise materially adversely affect its business, prospects, results of operations or financial condition.

Any unauthorized control or manipulation of the information technology systems in Lion’s vehicles could result in loss of confidence in Lion and its vehicles and harm its reputation, which could materially adversely affect its business, results of operations or financial condition.

Lion’s vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Lion has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks and its vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change Lion’s solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and Lion’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of Lion’s vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to its technology systems or data, as well as other factors that may result in the perception that Lion’s vehicles, technology systems or data are capable of being “hacked,” could materially negatively affect Lion’s brand and harm Lion’s business, prospects, results of operations or financial condition.

Lion’s vehicles, as well as the maintenance and repair services it offers to its customers, rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if Lion is unsuccessful in addressing or mitigating technical limitations in its systems, Lion’s business, results of operations or financial condition could be materially adversely affected.

Lion’s vehicles rely on software and hardware, including software and hardware developed or maintained by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, the performance of the software solutions included in Lion’s vehicles depends on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Lion’s software and hardware may contain errors, bugs or vulnerabilities, and its systems are subject to certain technical limitations that may compromise Lion’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Lion’s software and hardware. Although Lion attempts to remedy any issues it observes in its vehicles and software as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of Lion’s customers. Additionally, if Lion is able to deploy updates to the software addressing any issues, but such updates cannot or are not installed by its customers, such customers’ software will be subject to these vulnerabilities until they install such updates. If Lion is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, Lion may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could materially adversely affect Lion’s business, results of operations or financial condition.

Interruption or failure of Lion information technology and communications systems could impact Lion’s ability to effectively provide Lion’s services.

The availability and effectiveness of Lion’s goods and services depend on the continued operation of information technology and communications systems. Lion’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Lion’s systems. Lion utilizes reputable third-party service providers or vendors for Lion’s data, and these providers could also be vulnerable to harms similar to those that could damage Lion systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Lion’s systems may not be redundant, and Lion’s disaster recovery planning cannot account for all eventualities. Any problems with Lion’s third-party cloud hosting providers could result in lengthy interruptions in Lion’s business. In addition, Lion’s products utilize technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Lion’s business or the failure of Lion’s systems.

Lion is subject to evolving laws, regulations, standards and contractual obligations related to data privacy and security, and Lion’s actual or perceived failure to comply with such obligations could harm its reputation, subject it to significant fines and liability or adversely affect its business.

Collection, use, disclosure, storage, transmission or other processing of Lion’s customers’, employees’ and others’ information in conducting Lion’s business may subject it to various legislative and regulatory burdens related to data privacy and security that could require notification of data breaches, restrict or impose burdensome conditions on Lion’s use of such information and hinder Lion’s ability to acquire new customers or market to existing customers. The regulatory framework for data privacy and security is rapidly evolving, and Lion may not be able to monitor and react to all developments in a timely manner. For example, California requires connected devices to maintain minimum information security requirements. As legislation continues to develop, Lion will likely be required to expend significant additional resources to continue to modify or enhance Lion’s protective measures and internal processes to comply with such legislation. In addition, non-compliance with these laws or a significant breach of Lion’s third-party service providers’ or vendors’ or Lion’s own network security and systems could have serious negative consequences for its business and future prospects, including possible fines, penalties and damages, reduced customer demand for its vehicles and harm to its reputation and brand. Customers may also object to Lion’s or its third party service providers’ or vendors’ collection or processing of certain information, including personal data, which could materially adversely affect Lion’s business, results of operations or financial condition.

The performance characteristics of Lion’s vehicles, including battery life and range, may vary or decline over time, including due to factors outside of Lion’s control. Any such variation or decline may negatively influence potential or existing customers’ decisions whether to purchase Lion’s vehicles or affect Lion’s reputation, or could materially adversely affect its business, results of operations or financial condition.

The performance characteristics of Lion’s vehicles, including battery life and range, may vary or decline over time, including due to factors outside of Lion’s control. Factors such as driver behavior, usage, speed, terrain, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease Lion’s vehicles’ range before needing to recharge. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions. In addition, Lion cannot guarantee that battery life and range deterioration will not be greater than what is currently anticipated. Any deterioration above the expected level could affect Lion’s reputation or could materially adversely affect its business, results of operations or financial condition.

Lion relies on unpatented proprietary know-how, trade secrets and contractual restrictions, and not patents, to protect its intellectual and other proprietary rights. Failure to adequately protect, enforce or otherwise manage Lion’s intellectual and other proprietary rights may undermine its competitive position and could materially adversely affect its business, prospects, results of operations or financial condition.

Protection of proprietary technology, processes, methods and other intellectual property related to Lion is critical to its business. Lion relies on unpatented proprietary know-how, trade secrets, trademarks, copyrights and contractual restrictions to protect its intellectual property and other proprietary rights and Lion does not hold any patents related to its business. As a matter of course, Lion employs numerous measures to protect its intellectual property and other confidential information, including technical data. For instance, Lion has implemented procedures designed to make the proprietary technology incorporated in its vehicle systems very difficult to access and/or retrieve and imposes consequences for users that seek to obtain unauthorized access to such technology. In addition, Lion enters into confidentiality agreements with suppliers, vendors, service providers, customers and other third parties with whom it may share information about its business and operations, and Lion also requires all of its employees, consultants and other persons who work for it to enter into confidentiality and assignment of intellectual property agreements. However, failure to adequately protect Lion’s intellectual property rights could result in Lion’s competitors offering similar products, potentially resulting in the loss of some of Lion’s competitive advantage and a decrease in revenue which would adversely affect Lion’s business, prospects, financial condition and operating results.

As well, there can be no assurance that competitors and other third parties will not independently develop the know-how and trade secrets related to Lion’s proprietary technology, in which case Lion would not be able to prevent such third parties from using such know-how and trade secrets, or develop better products or manufacturing methods or processes than it.

Further, Lion may not be able to deter current and former employees, consultants, suppliers and customers as well as other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use Lion’s information and proprietary technology without authorization or otherwise infringe on Lion’s intellectual property and other proprietary rights. Lion may in the future need to rely on litigation to enforce its intellectual property rights and contractual rights, and, if not successful, may not be able to protect the value of its intellectual property. Any litigation could be protracted and costly and have a material adverse effect on Lion’s business, prospects, results of operations or financial condition regardless of the outcome. As well, in some cases the costs associated with such litigation could make enforcement impracticable. Further, intellectual property and contract laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of Canada. Policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, Lion’s intellectual property rights may not be as strong or as easily enforced outside of Canada. Failure to adequately enforce Lion’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of Lion’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results.

Lion may need to defend itself against intellectual property infringement or trade secret misappropriation claims, which may be time-consuming, could cause it to incur substantial costs and could prevent Lion from developing or commercializing future products.

Companies, organizations or individuals, including Lion’s competitors, may own or obtain patents, trademarks or other intellectual property or proprietary rights that would prevent or limit Lion’s ability to make, use, develop or sell its vehicles or components, which could make it more difficult for Lion to operate its business. Lion may receive inquiries from owners of intellectual property rights inquiring whether it infringes their proprietary rights. Lion may also be the subject of allegations that it has misappropriated a third party’s trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to the operation of Lion’s business, including in respect of battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that Lion has infringed or misappropriated upon a third party’s intellectual property rights, Lion may be required to do one or more of the following:

•	cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

•	establish and maintain alternative branding for its products and services;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on commercially reasonable terms or at all; or

•	redesign one or more aspects or systems of its vehicles.

Any litigation or claims against Lion, whether valid or invalid, could result in substantial costs and diversion of resources or otherwise materially adversely affect its business, prospects, results of operations and financial condition.

Lion also licenses patents and other intellectual property from third parties, including its third-party vendors and suppliers, and Lion may face claims that the use by it of this in-licensed technology infringes the intellectual property rights of others. In such cases, Lion would seek indemnification from its licensors. However, Lion’s rights to indemnification may be unavailable or insufficient to cover Lion’s costs and losses, which could materially adversely affect Lion’s business, prospects, results of operations and financial condition. As well, Lion cannot be certain that such licensed intellectual property will afford protection against competitors with similar technology as the scope of protection of issued patent claims is often difficult to determine. The claims under any licensed patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to the patented technology.

Risks Related to the Ownership of Lion Common Shares

The share price of Lion Common Shares may be volatile, and the market price of Lion Common Shares following completion of the Business Combination may drop below its initial listing price.

Following completion of the Business Combination, the market price of Lion Common Shares could be subject to significant fluctuations. Some of the factors that may cause the market price of Lion Common Shares to fluctuate include:

•	volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes or fluctuations in Lion’s operating results or in the expectations of market analysts;

•	short sales, hedging and other derivative transactions in Lion Common Shares;

•	publication of research reports or news stories about Lion, its competitors or its industry;

•	litigation or regulatory action against Lion;

•	positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	adverse market reaction to any indebtedness it may incur or securities it may issue in the future;

•

investors’ general perception of Lion and the public’s reaction to its press releases, other public announcements and filings with U.S. and Canadian securities regulators, including its financial statements;

•	changes in general political, economic, industry and market conditions and trends;

•	sales of Lion Common Shares by existing shareholders;

•	recruitment or departure of key personnel;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Lion or its competitors; and

•	the other risk factors described in this section of this proxy statement/prospectus.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. Certain institutional investors may base their investment decisions on consideration of Lion’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to satisfy such criteria may result in limited or no investment in Lion Common Shares by those institutions, which could materially adversely affect the trading price of Lion Common Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, Lion’s business, results of operations or financial condition and the trading price of Lion Common Shares may be materially adversely affected.

In addition, broad market and industry factors may harm the market price of Lion Common Shares. Hence, the price of Lion Common Shares could fluctuate based upon factors that have little or nothing to do with it, and these fluctuations could materially reduce the price of Lion Common Shares regardless of Lion’s operating performance. In the past, following a significant decline in the market price of a company’s securities, there have been instances of securities class action litigation having been instituted against that company. If Lion is involved in any similar litigation, it could incur substantial costs, its management’s attention and resources could be diverted and Lion’s business, results of operations and financial condition could be materially adversely affected.

There can be no assurance that a market will develop for Lion Common Shares or that Lion will be able to comply with the continued listing standards of the NYSE or the TSX.

In connection with the closing of the Business Combination, Lion intends to list the Lion Common Shares on the NYSE and the TSX under the symbol “LEV.” There is currently no public trading market for Lion Common Shares, and Lion cannot assure that one will develop or be sustained following completion of the Business Combination. If a market does not develop or is not sustained, it may be difficult for investors to sell their Lion Common Shares. This may affect the pricing of Lion Common Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Lion Common Shares and the extent of regulation applicable to Lion. In addition, if, after completion of the Business Combination, the NYSE and/or the TSX delists the Lion Common Shares from trading on its exchange for failure to meet the listing standards, Lion and its shareholders could face significant material adverse consequences including, limited availability of market quotations for Lion’s securities, a limited amount of analyst coverage, and a decreased ability to issue additional securities or obtain additional financing in the future.

Lion will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact its financial performance and could cause its results of operations and financial condition to suffer.

Lion will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated thereunder and the NYSE, impose additional reporting and other obligations on public companies. Lion expects that compliance with these laws, rules and regulations will substantially increase its expenses, including its legal and accounting costs, and make some activities more time-consuming and costly, and these new obligations will require attention from its management team and could divert their attention away from the day-to-day management of Lion’s business.

Lion also expects these laws, rules and regulations to make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Lion to attract and retain qualified persons to serve on its board of directors or as officers. As a result of the foregoing, Lion expects a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact its financial performance and could cause Lion’s results of operations and financial condition to suffer. Furthermore, if Lion is unable to satisfy its obligations as a public company, it could be subject to delisting of the Lion Common Shares, fines, sanctions and other regulatory action and potentially civil litigation.

Lion’s senior management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of the business.

The individuals who now constitute Lion’s senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex regulatory environment pertaining to public companies. Lion’s senior management team may not successfully or efficiently manage Lion’s transition to being a public company subject to significant regulatory oversight and reporting obligations under U.S. and Canadian securities laws.

Lion’s management will have broad discretion in the use of Lion’s net proceeds from the Business Combination and PIPE Financing.

Lion cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination and PIPE Financing. Accordingly, an investor in the Lion Common Shares will have to rely upon the judgment of Lion’s management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. Lion’s management may spend a portion or all of the net proceeds from the Business Combination and PIPE Financing in ways that Lion’s shareholders might not desire, that might not yield a favorable return and that might not increase the value of a purchaser’s investment. The failure by Lion’s management to apply these funds effectively could have a material adverse effect on Lion’s business, results of operations or financial condition. Pending their use, Lion may invest the net proceeds from the Business Combination and PIPE Financing in a manner that does not produce income or that loses value.

Lion’s failure to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act and Canadian securities laws that will be applicable to it following completion of the Business Combination could have a material adverse effect on its business, results of operations or financial condition.

As a foreign private issuer listed on the NYSE, Lion will incur legal, accounting and other expenses that it did not previously incur. Lion will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing rules of the NYSE (the “NYSE Listing Rules”), NYSE listing requirements, and other applicable securities rules and regulations, as well as the Foreign Corrupt Practices Act. Compliance with these rules and regulations will increase Lion’s legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on its systems and resources. The Exchange Act requires that, as a public company, Lion file or furnish annual and certain other reports with respect to its business, financial condition and results of operations.

Effective internal control over financial reporting is necessary for Lion to provide reliable financial reports. Effective internal controls, together with adequate disclosure controls and procedures, are designed to prevent or detect material misstatements due to fraud or error and to provide reasonable assurance as to the reliability of financial reporting. Deficiencies in Lion’s internal controls may adversely affect its management’s ability to record, process, summarize, and report financial data on a timely basis. As a public company, Lion will be required to comply with applicable Canadian securities laws, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings. Beginning with its second annual report, Lion will be obligated to include a report of management’s assessment on its internal control over financial reporting and, after Lion ceases to qualify as an emerging growth company, an independent auditor’s attestation report on its internal control over financial reporting in its annual reports on Form 20-F, subject to certain exceptions. Prior to completion of the Business Combination, Lion has never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Lion anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Lion expects that it will need to adapt its current internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would likely require Lion to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Lion’s controls and materially adversely affect its business, results of operations or financial condition. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, Lion may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Lion’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Certain of Lion’s existing shareholders will continue to have significant influence over Lion following completion of the Business Combination.

Upon Closing, PEC will, directly or indirectly, own or control approximately 38.0% of Lion’s issued and outstanding Lion Common Shares, and 9368-2672 will, directly or indirectly, own or control approximately 14.6% of Lion’s issued and outstanding Lion Common Shares (in each case, on a non-diluted basis and assuming no redemption by NGA stockholders). Each of PEC and 9368-2672 will therefore continue to have significant influence over Lion’s management and affairs after completion of the Business Combination, which could limit a shareholder’s ability to influence the outcome of matters submitted to shareholders for a vote, including election of directors and significant corporate transactions. In addition, as per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Nomination Rights Agreement, pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) for so long as it holds a requisite percentage of the total voting power of Lion. For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital—Nomination Rights.”

Following completion of the Business Combination, each of PEC and 9368-2672 will be able to influence Lion’s decisions. The market price of Lion Common Shares could be adversely affected due to the significant influence and voting power of PEC and 9368-2672. Moreover, the significant influence and voting interest of PEC and 9368-2672 may discourage transactions involving a change of control, including transactions in which an investor, as a holder of Lion Common Shares, might otherwise receive a premium for Lion Common Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed.

Additionally, PEC’s interests may not align with the interests of Lion’s other shareholders. PEC (or its affiliates or related entities) is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Lion. PEC (or its affiliates or related entities) may also pursue acquisition opportunities that may be complementary to Lion’s business, and, as a result, those acquisition opportunities may not be available to Lion.

Lion does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, Lion anticipates reinvesting earnings to finance the growth of its business, and does not anticipate declaring any cash dividends to holders of Lion Common Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Lion will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make Lion’s securities less attractive to investors and may make it more difficult to compare Lion’s performance to the performance of other public companies.

Lion will qualify as an “emerging growth company” as defined in the Securities Act, as amended by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Lion will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Lion will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Lion Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the Closing. Investors may find Lion Common Shares less attractive because Lion will rely on these exemptions, which may result in a less active trading market for Lion Common Shares and its price may be more volatile.

Lion is a foreign private issuer within the meaning of the SEC rules, and as such is exempt from certain provisions applicable to U.S. domestic public companies.

Because Lion qualifies as a foreign private issuer under the Exchange Act, Lion is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Lion will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Lion intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Lion is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, Lion is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Listing Rules; these practices may afford less protection to shareholders than they would enjoy if Lion complied fully with the NYSE Listing Rules.

As a corporation incorporated under the Business Corporations Act (Québec) listed on the NYSE, Lion is subject to the NYSE Listing Rules. However, the NYSE Listing Rules permit a foreign private issuer like Lion to follow the corporate governance practices of its home country. Certain corporate governance practices in Canada, which is Lion’s home country, may differ significantly from the NYSE Listing Rules. Lion may rely on home country practice with respect to its corporate governance after completion of the Business Combination, and Lion currently intends to do so with respect to certain corporate governance requirements. As a result, Lion’s shareholders may be afforded less protection than they otherwise would enjoy under the NYSE Listing Rules applicable to U.S. domestic issuers.

If securities or industry analysts do not publish or cease publishing research or reports about Lion, its business or market, or if they change their recommendations regarding Lion Common Shares adversely, the price and trading volume of Lion Common Shares could decline.

The trading market for Lion Common Shares is influenced by the research and reports that industry or securities analysts publish about Lion, its business, its market or its competitors. If any of the analysts who cover Lion or may cover Lion in the future change their recommendation regarding Lion Common Shares adversely, or provide more favorable relative recommendations about its competitors, the price of Lion Common Shares would likely decline. If any analyst who covers Lion or may cover it in the future were to cease coverage of Lion or fail to regularly publish reports on it, Lion could lose visibility in the financial markets, which in turn could cause the price or trading volume of Lion Common Shares to decline.

A significant portion of Lion’s total outstanding Lion Common Shares are restricted from immediate resale but may be sold into the market in the near future. Future sales of Lion’s securities by existing shareholders or by Lion could cause the market price of Lion Common Shares to drop significantly, even if its business is doing well.

Sales of a substantial number of Lion Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of Lion Common Shares or securities convertible into Lion Common Shares intend to sell Lion Common Shares, could reduce the market price of Lion Common Shares. Following the completion of the Business Combination, the Lion Common Shares issued in exchange for the NGA Founder Shares will be subject to a 365-day lock-up with Lion, and the Lion Common Shares held by shareholders of Lion prior to the Business Combination Agreement will be subject to a 180-day lock-up with Lion, in each case subject to certain exceptions thereto. For more information about the Lion Lock-Up Agreements, see the sections entitled “Proposal No. 1—Related Agreement—Stockholder Support and Lock-Up Agreement” and “Proposal No. 1—Related Agreement—Lion Lock-Up Agreements.” All of these Lion Common Shares will, however, be able to be resold after the expiration of the applicable lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by Lion. As restrictions on resale end, the market price of Lion Common Shares could decline if the holders of currently restricted Lion Common Shares sell them or are perceived by the market as intending to sell them.

Moreover, upon completion of the Business Combination, Lion will enter into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them. For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital—Registration Rights.” Further, Lion cannot predict the size of future issuances of Lion Common Shares or the effect, if any, that future issuances and sales of Lion Common Shares will have on the market price of Lion Common Shares. Sales of a substantial number of Lion Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for Lion Common Shares.

Any issuance of preferred shares could make it difficult for another company to acquire Lion or could otherwise adversely affect holders of Lion Common Shares, which could depress the price of Lion Common Shares.

Upon Closing, Lion’s Board will have the authority to issue Lion Preferred Shares and to determine the preferences, limitations and relative rights of Lion Preferred Shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by its shareholders. Any such Lion Preferred Shares could be issued with liquidation, dividend and other rights superior to the rights of Lion Common Shares. The potential issuance of Lion Preferred Shares may delay or prevent a change in control of Lion, discourage bids for Lion Common Shares at a premium over the market price and adversely affect the market price and other rights of the holders of Lion Common Shares.

Lion’s constating documents permit it to issue an unlimited number of Lion Common Shares without additional shareholder approval.

Lion’s articles to be in effect following completion of the Business Combination will permit it to issue an unlimited number of Lion Common Shares. Lion may, from time to time, issue additional Lion Common Shares in the future. Subject to the requirements of the NYSE and the TSX, Lion will not be required to obtain the approval of shareholders for the issuance of additional Lion Common Shares. Any further issuances of Lion Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Assuming the completion of the Business Combination (following the Lion Pre-Closing Reorganization), (i) as of December 31, 2020, the vested portion of the Specified Customer Warrant is exercisable for a number of Lion Common Shares that represents approximately 2.7% of all Lion Common Shares issued and outstanding on a partially-diluted basis, and (ii) the Specified Customer Warrant would, if fully vested, represent approximately 15.8% of all Lion Common Shares issued and outstanding on a partially-diluted basis. Any exercise by the Warrantholder (as defined below) of its right to acquire Lion Common Shares will dilute the ownership interests of Lion’s then-existing shareholders and reduce Lion’s earnings per share. In addition, any sales by the Warrantholder in the public market of any Lion Common Shares issuable upon the exercise of the Specified Customer Warrant could adversely affect prevailing market prices of the Lion Common Shares. For more information about the Specified Customer Warrant, see the section entitled “Business of Lion—Contractual Arrangements with Affiliates of Amazon.com, Inc.”

Lion’s constating documents to be in effect following completion of the Business Combination and certain Canadian legislation contain provisions that may have the effect of delaying or preventing certain change in control transactions or shareholder proposals.

Certain provisions of Lion’s bylaws to be in effect following completion of the Business Combination and certain Canadian legislation, together or separately, could discourage or delay certain change in control transactions or shareholder proposals. Lion’s bylaws to be in effect following completion of the Business Combination will contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. The Business Corporations Act (Québec) requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold Lion Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in Lion. Otherwise, there will be no limitations either under the laws of Canada or Québec, or in Lion’s articles on the rights of non-Canadians to hold or vote its Lion Common Shares.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to Lion’s shareholders.

Lion’s constating documents will provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to its internal affairs will be required to be litigated in Canada, other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with Lion.

Lion’s by-laws to be in effect following completion of the Business Combination will include a forum selection provision that provides that, unless Lion consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Québec, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Lion’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Lion’s directors, officers, or other employees to Lion; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or Lion’s by-laws; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among Lion, its affiliates and their respective shareholders, directors and/or officers, but excluding claims related to Lion’s business or such affiliates. The forum selection provision also provides that Lion’s securityholders are deemed to have consented to personal jurisdiction in the Province of Québec and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. For more information about the choice of forum, see the section entitled “Description of Share Capital—Important Provisions and Constating Documents—Choice of Forum.”

In addition, Lion’s by-laws will provide that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in Lion’s by-laws. Additionally, Lion’s securityholders cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The forum selection provision may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection provision may limit shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Lion or its directors, officers or employees, which may discourage the filing of lawsuits against Lion and its directors, officers and employees, even though an action, if successful, might benefit its shareholders. The courts of the Province of Québec may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Lion than to its shareholders. If a court were to find either choice of forum provision contained in Lion’s by-laws to be inapplicable or unenforceable in an action, Lion may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Lion’s business, results of operations and financial condition.

Lion may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Lion is treated as a PFIC for any taxable year in which a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) holds Lion Common Shares or warrants (regardless of whether Lion remains a PFIC for subsequent taxable years), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Lion expects to take the position that it is not a PFIC for the taxable year of the Business Combination, but such position will not be free from doubt. Lion’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of such taxable year, and Lion cannot assure that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If Lion were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Lion Securities that would mitigate the adverse consequences of Lion’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Lion is not representing to you that Lion will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years. The PFIC rules are complex and unclear. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences. For more information about the tax considerations with respect to PFIC classification to Holders, see the section entitled “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations in Respect of Ownership of Lion Common Shares or Lion Warrants—Considerations for U.S. Holders—Passive Foreign Investment Company Rules.”

Risks Related to NGA in Relation to the Business Combination

NGA is a newly formed company with little operating history, and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

NGA is a newly formed company with limited operating history, formed for the purpose of completing an initial business combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to do so.

Past performance by members of NGA’s management team may not be indicative of an ability to complete a business combination or of future performance of an investment in Lion.

Past acquisition and operational experience of NGA’s management team and their affiliates is not a guarantee of NGA’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. None of NGA’s officers or directors has prior experience with blank check or special purpose acquisition companies. No members of the NGA management team are expected to continue as part of the Lion executive management team following the Business Combination. Two members of the NGA management team will be directors of Lion immediately following the Business Combination, but there is no assurance that such individuals will continue as directors of Lion or that their views will prevail in relation to any decisions or actions taken by Lion’s Board. You should not rely on the historical record of NGA’s management team or their affiliates’ performance as indicative of the future performance of Lion or of an investment in the Lion Common Shares.

The Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of the NGA stockholders generally, and NGA’s officers and directors may have conflicts that could have a negative impact on NGA’s ability to complete the Business Combination.

The Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of the NGA stockholders generally. For more information about the interests of certain persons in the Business Combination, see the section entitled “Proposal No. 1—The Business Combination—Interests of Certain Persons in the Business Combination.”

In addition, NGA’s officers and directors are not required to, and do not, commit their full time to NGA’s affairs, and each is engaged in other business endeavors in which they may receive substantial compensation or otherwise have significant financial interests. These additional commitments and activities may limit the availability of a particular officer or director and negatively impact the ability of NGA to complete the Business Combination.

The Sponsor controls a substantial interest in NGA and thus may influence certain actions requiring a stockholder vote, including the approval of the Business Combination.

The Sponsor owns approximately 20% of NGA’s issued and outstanding shares of common stock. Although neither the Sponsor nor any of NGA’s officers or directors have indicated an intention to purchase any additional NGA Units or shares of NGA Common Stock prior to the Business Combination, NGA’s officers, directors, initial stockholders or their affiliates could determine in the future to make purchases in the open market or in private transactions, to the extent permitted by law, in order to influence the vote or magnitude of the number of stockholders seeking to tender their shares to NGA for redemption. The Sponsor has agreed to vote all shares of NGA Common Stock owned by it in favor of the Business Combination.

NGA’s ability to complete the Business Combination may be materially adversely affected by the COVID-19 pandemic or other events beyond NGA’s control.

NGA may be unable to complete the Business Combination if concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings with potential investors or Lion’s personnel, or consultants and other advisors and other services providers are unavailable to assist NGA or Lion with consummation of the Business Combination in a timely manner. The extent to which COVID-19 impacts NGA and the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) continue for an extensive period of time, NGA’s ability to consummate the Business Combination, or the operations of either or both of NGA and Lion, may be materially adversely affected.

NGA has and will continue to incur significant transaction costs in connection with the negotiation of the Business Combination Agreement and consummation of the Business Combination.

NGA has incurred and expects to continue to incur significant, non-recurring costs in connection with the consummation of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. If the Business Combination is not consummated, NGA may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

If NGA is unable to complete the Business Combination and is unable to arrange another business combination prior to August 20, 2022, its Public Stockholders may receive only approximately US$10.00 per share on redemption of its NGA Public Shares, or less than such amount in certain circumstances, and its warrants will expire worthless.

If NGA does not complete an initial business combination prior to August 20, 2022 and the NGA stockholders do not approve an extension of such deadline, NGA will be forced to cease operations and liquidate its Trust Account. In such event, the NGA Public Stockholders would receive only $10.00 per share, or possibly less than $10.00 per share, on the resulting redemption of the NGA Public Shares, and NGA’s warrants would expire worthless.

The Business Combination Agreement cannot be terminated by either party, except in limited circumstances, prior to May 30, 2021 (subject to extension for the duration of any increase in the HSR review period pursuant to a change in law), and unless and until terminated, prohibits NGA from, among other things, soliciting, initiating, discussing or otherwise cooperating with any person regarding, any alternative business combination transaction, limiting the amount of remaining time that NGA would have available to identify, negotiate, and consummate an alternative business combination in the event that the Business Combination does not close. NGA’s ability to arrange and consummate an initial business combination within the remaining prescribed period of time may be adversely affected by a number of factors, including an inability to identify a suitable target business, competition from other acquirors having a business objective similar to its own, NGA being competitively disadvantaged by the right of NGA’s Public Stockholders to exercise redemption rights with respect to a large portion of NGA’s common stock, a lack of sufficient funds for costs and expenses necessary to identify an appropriate target business and complete a business combination, and other factors.

NGA stockholders have no rights or interests in funds from NGA’s Trust Account, except under certain limited circumstances, and as a result such stockholders may be forced to sell their NGA Common Stock and/or warrants, potentially at a loss, to liquidate their investment.

NGA’s Public Stockholders are entitled to receive funds from NGA’s Trust Account only upon the earlier to occur of: (i) NGA’s completion of the Business Combination (or other initial business combination), and then only in connection with those shares of NGA Common Stock that such stockholder properly elects to redeem, subject to the limitations described herein, and (ii) the redemption of NGA’s common stock if NGA is unable to complete its business combination by August 20, 2022, subject to applicable law and as further described herein. Accordingly, to liquidate their investment, such stockholders may be forced to sell their NGA Common Stock and/or warrants, potentially at a loss.

NGA Warrants will automatically be converted into Lion Warrants upon the completion of the Business Combination and Lion will continue to have the right to redeem the Public Warrants prior to their exercise, including at times that may be disadvantageous to holders of such securities.

Pursuant to the existing terms of the Public Warrants, Lion will have the right, following the automatic conversion of the Public Warrants into Lion Warrants upon the completion of the Business Combination, to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of Lion Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities) for any 20 trading days within a 30 trading-day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which Lion gives proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable, Lion may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding Public Warrants could force the holders of such Public Warrants (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants. None of NGA’s Private Placement Warrants or NGA Working Capital Warrants will be redeemable by Lion so long as they are held by the Sponsor or its permitted transferees.

Risks Related to the Business Combination and its Effects

NGA’s due diligence investigation of Lion and factors affecting its business may not surface all material issues, including issues or circumstances that could have a significant negative effect on Lion’s financial condition, results of operations and stock price, which could cause NGA stockholders to lose some or all of their continuing investment.

NGA cannot guarantee that its extensive due diligence investigation of Lion has or will surface all issues that may be material to an investment in Lion. Lion is a private company that has not been exposed to significant public investor scrutiny, and information that may be relevant to the Business Combination is limited. In addition, factors affecting Lion’s business that are outside of the control of Lion and NGA may later arise, and risks identified by NGA may materialize in a manner or to an extent that diverges from NGA’s expectations. Such factors may include those that would negatively impact Lion’s liquidity, or require that Lion write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reported losses. Charges of this nature could contribute to negative market perception about Lion or its securities and could cause Lion to violate net worth or other debt financing or similar covenants to which it may be subject. In such an event, the continued investment of NGA stockholders may be negatively impacted.

NGA’s assessment of the capabilities of Lion’s management to continue Lion’s growth transition may prove to be incorrect, which could negatively impact the value of the continuing investment of NGA stockholders.

The individuals who constitute Lion’s senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex regulatory environment pertaining to public companies. If NGA’s assessment of the capabilities of Lion’s management to successfully execute upon Lion’s cross-border growth strategy, transition to management of a public company, and continue to attract qualified personnel proves to be incorrect, the operations and profitability of the post-combination business and the value of the continued investment of NGA stockholders may be negatively impacted.

NGA did not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to the NGA stockholders.

NGA is not required to and did not obtain an opinion from an unaffiliated third party that the consideration to be received by the NGA stockholders in connection with the Business Combination is fair to NGA’s stockholders from a financial point of view. Although NGA engaged and took into account the analysis and views of Barclays based on Barclays’ experience and sector expertise, such analysis and views do not constitute a fairness opinion and were for NGA’s reference only. NGA’s stockholders, therefore, must rely solely on the judgment of NGA’s officers and directors that the consideration to be received by the NGA stockholders in connection with the Business Combination is fair to NGA’s stockholders from a financial point of view.

The success of the combined enterprise following the Business Combination depends solely on the business operations of Lion, which exposes investors to a concentration of risk in the limited sectors in which Lion’s business is focused.

Although the Business Combination is intended to accelerate Lion’s growth, expansion and transition, the Business Combination does not result in immediately diversification of Lion’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which Lion operates, any or all of which could have a substantial adverse impact on Lion.

Given the cross-border nature of the Business Combination, the combined enterprise will become subject to a variety of additional risks that may negatively impact the post-merger business’s operations.

Although one of the intended benefits of the Business Combination is to facilitate and accelerate growth of Lion in both Canadian and U.S. markets, the cross-border nature of the transaction and of Lion’s future operations will be subject to special considerations and risks associated with companies operating in an international setting, including any of the following:

•	higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•	rules and regulations regarding currency redemption;

•	complex corporate withholding taxes on individuals;

•	laws governing the manner in which future business combinations may be affected;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles and challenges in collecting accounts receivable;

•	tax issues, such as tax law changes and differences between Canadian and U.S. tax laws;

•	currency fluctuations and exchange controls;

•	rates of inflation;

•	cultural and language differences;

•	employment regulations;

•	crime, strikes, riots, civil disturbances, terrorist attacks, natural disasters, pandemics and wars;

•	deterioration of political relations between Canada and the United States; and

•	government appropriations of assets.

Lion may not be able to adequately address these additional risks. If it is unable to do so, its operations might suffer, which may adversely impact its results of operations and financial condition.

Lion’s results of operations may differ significantly from the unaudited pro forma financial data included in this document.

This document includes unaudited pro forma consolidated financial statements for Lion following the Business Combination. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations and financial position that would be achieved if the Business Combination were consummated. Lion’s post-combination consolidated business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma consolidated financial statements included in this document.

During the pre-closing period, NGA and Lion are prohibited from evaluating and entering into certain transactions that might otherwise be beneficial to NGA, Lion or their respective stockholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, NGA and Lion are subject to certain limitations on the operations of their businesses, each as summarized under the heading “—The Business Combination Agreement—Other Covenants and Agreements” including, subject to specified exceptions, limitations on:

•	soliciting, negotiating or entering into transactions alternative to the Business Combination;

•	acquiring other entities and assets (whether by merger, amalgamation, or other methods) or dispose of any assets in excess of certain thresholds;

•	operating outside the ordinary course of business;

•	paying dividends;

•	reclassifying, repurchasing, and issuing any of its securities, subject to certain exceptions; and

•	certain other business activities.

The limitations on NGA’s and Lion’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The consummation of the Business Combination is subject to certain material conditions, some of which are outside the control of NGA and Lion, which may be difficult or costly to satisfy and which may impede the closing of the Business Combination or reduce the intended benefits of the Business Combination.

Consummation of the Business Combination is conditioned upon, among other things, the approval of the Business Combination Proposal by NGA stockholders and receipt of certain governmental and NYSE approvals, any of which may delay or prevent consummation of the Business Combination or result in additional costs. In addition, the obligation of either party to consummate the Business Combination is conditioned on, among other matters, the representations and warranties of the other party in the Business Combination Agreement being true and correct, subject to specified materiality thresholds, as of the closing of the Business Combination, and material compliance by the other party of its covenants and agreements in the Business Combination Agreement. The obligation of Lion to consummate the Business Combination is further subject to the closing of the PIPE Financing immediately before consummation of the Business Combination and to the condition that the proceeds thereof, plus the amount of NGA’s then existing net cash (including NGA trust funds not required for redemptions of NGA Common Stock), be at least $200 million. Further, neither party is obligated to consummate the Business Combination in the event that a material adverse effect occurs with respect to the other party following the execution of the Business Combination Agreement and remains unresolved.

If any condition to the closing of the Business Combination is not satisfied by May 30, 2021, either party may terminate the Business Combination Agreement, unless the failure of any such condition to be satisfied was materially caused by a breach or violation of the Business Combination Agreement by such party.

Each of NGA and Lion may be obligated to close the Business Combination notwithstanding to occurrence of certain events or circumstances that have a material adverse effect on the other party and the combined enterprise.

Although the Business Combination Agreement generally makes a party’s obligation to consummate the Business Combination contingent upon the other party not suffering a material adverse effect to its business, condition (financial or otherwise), assets, liabilities or operations, or to its ability to consummate the Business Combination, certain events and circumstances that may have such an effect are excluded from this condition. Excluded events and circumstances include (i) any change in law, conditions generally affecting the industries or geographic areas in which such other party operates, or any downturn in general economic conditions, except in the case of any of the foregoing to the extent that such other party is materially disproportionally affected as compared to other participants in its industry, (ii) any changes in political conditions, outbreak of hostilities, natural disasters or other force majeure events, (iii) actions taken or not taken as requested or approved by the other party or as required by the Business Combination Agreement, (iv) any effect attributable to the execution, announcement or consummation of the Business Combination, or (v) any epidemic, pandemic or disease outbreak (including COVID-19) or governmental requirements or guidelines relating thereto. In the event that either party suffers an actual material adverse effect due to any of the foregoing, the parties may remain obligated to consummate the Business Combination, notwithstanding that the combined enterprise and the intended benefits of the Business Combination may be materially and adversely affected.

NGA or Lion may waive one or more of the conditions to the Business Combination set forth in the Business Combination Agreement, resulting in the consummation of the Business Combination notwithstanding divergence from assumptions on which the Business Combination was evaluated and approved.

NGA or Lion may agree to waive, in whole or in part, one or more of the conditions to their respective obligations to complete the Business Combination, to the extent permitted by their governing documents and applicable laws and subject to compliance with the Subscription Agreements. For example, it is a condition to each party’s obligation to consummate the Business Combination that representations and warranties of the other party in the Business Combination Agreement be true and correct, subject to specified materiality thresholds, as of the closing of the Business Combination. However, if the board of either party determines that it is in the best interests of such party to proceed with the Business Combination notwithstanding the failure of such a condition to be satisfied, the board of that party may elect to waive that condition and consummate the Business Combination. As a result of any such waiver, the Business Combination may be consummated notwithstanding divergence from assumptions on which the Business Combination was evaluated and approved.

If the Business Combination does not qualify as a “reorganization” under Section 368(a) of the Code, or results in gain recognition to holders of NGA Common Stock or NGA Warrants pursuant to Section 367(a) of the Code, the stockholders and warrantholders of NGA may be required to pay substantial U.S. federal income taxes.

Lion and NGA intend that, for U.S. federal income tax purposes, (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Business Combination not result in gain recognition to holders of NGA Common Stock or NGA Warrants pursuant to Section 367(a) of the Code (subject to a U.S. Holder (as defined in the first section of this proxy statement/prospectus under the caption “Material U.S. Federal Income Tax Considerations”) that is a “five percent transferee shareholder” entering into a “gain recognition agreement” (as defined for such purposes)). These rules are complex and guidance regarding their application is unclear and incomplete. Although Husch Blackwell LLP, NGA’s tax counsel, is currently of the opinion that the Business Combination more likely than not qualifies as a reorganization within in the meaning of Section 368(a) of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code), and Lion and NGA currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants in the Business Combination would be treated as a taxable exchange and, as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. For further discussion regarding the qualification of the Business Combination as a reorganization and the uncertainty related thereto, see the section entitled “—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants— Tax Characterization of the Business Combination for Holders of NGA Securities.” No assurance can be given that your tax advisor will agree with our intended tax treatment or that the IRS would not assert, or that a court would not sustain, a contrary position. Further, the application of these rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. Neither Lion nor NGA has sought or will seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Thus, the intended reporting position of Lion described herein is not free from doubt.

If the Business Combination were not a “reorganization” within the meaning of Section 368(a) of the Code (including exclusion by reason of Section 367 of the Code), a holder of NGA Common Stock or NGA Warrants would generally recognize taxable gain (or in some circumstances loss) upon the exchange of such NGA Common Stock or NGA Warrants for Lion Common Shares or Lion Warrants pursuant to the Business Combination. If the Business Combination is excluded from reorganization treatment pursuant to Section 367(a) of the Code, a relevant holder of NGA Common Stock or NGA Warrants would generally recognize taxable gain, but not loss, upon the exchange of NGA Common Stock or NGA Warrants for Lion Common Shares or Lion Warrants pursuant to the Business Combination. For more information about the tax considerations with respect to such matters, see the section entitled “—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants—Tax Characterization of the Business Combination for Holders of NGA Securities.” In addition, recognition of taxable gain could result in sales of Lion Common Shares and/or Lion Warrants by former holders of NGA Common Stock or NGA Warrants in order to satisfy such taxes, including by the Sponsor or its transferees (as permitted by an exception to the transfer restrictions under the Stockholder Support and Lock-up Agreement), which could adversely impact the price of NGA’s or Lion’s stock or warrants.

In light of the significant uncertainty regarding the tax treatment of the Business Combination, you are strongly urged to read the section entitled “Proposal No. 1—The Business Combination—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants—Tax Characterization of the Business Combination for Holders of NGA Securities,” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Business Combination to you.

The Business Combination could result in Lion being treated as a U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation organized under Canadian law is not treated as a U.S. corporation and, therefore, is treated as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation that acquires the stock of a U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances. If Lion were treated as a U.S. corporation for U.S. federal income tax purposes, among other consequences, it would generally be subject to U.S. federal income tax on its worldwide income, and its dividends would be treated as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code, Lion is expected to be treated as a Canadian tax resident for Canadian tax purposes. Consequently, if Lion were to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Canadian taxes and dividends paid by Lion to its shareholders could be subject to both U.S. and Canadian withholding taxes.

Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your tax advisor, the IRS, or a court will agree with the position that Lion is not treated as a U.S. corporation pursuant to Section 7874 of the Code. Lion is not representing to you that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is treated as a U.S. corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. Lion’s intended position is not free from doubt. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For more information about the application of Section 7874 of the Code to the Business Combination, see the section entitled “—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants—Tax Residence of Lion for U.S. Federal Income Tax Purposes.”

If, as a result of the Business Combination, Lion were treated as an inverted domestic corporation under the Homeland Security Act or other relevant state and local rules, the U.S. federal government and certain state and local governments may cease doing business with Lion, which could substantially decrease the value of Lion’s business and, accordingly, the value of the Lion Common Shares.

The Federal Acquisition Regulation (“FAR”) prohibits U.S. federal government agencies from using appropriated (or otherwise made available) funds for contracts with a foreign incorporated entity, or a subsidiary of such an entity, that is an “inverted domestic corporation,” as defined in the Homeland Security Act at 6 U.S.C. § 395(b). Further, at the state and local level, certain jurisdictions have adopted similar restrictions or may adopt similar restrictions in the future. Accordingly, U.S. federal government agencies and certain state and local government agencies may be prohibited from entering into new contracts with an inverted domestic corporation and may be prohibited from paying for contractor activities on existing contracts after the date of the “inversion.” If the future expansion of Lion’s business in the United States becomes dependent upon its ability to enter into contracts with U.S. federal government agencies or state and local governments agencies in the United States, the treatment of Lion as an inverted domestic corporation could substantially decrease the value of its business following the Business Combination.

Lion intends to take the position that it is not an “inverted domestic corporation.” The application of the “inverted domestic corporation” definition is somewhat unclear due to the lack of detailed regulations or other guidance promulgated with respect to the relevant provisions of the Homeland Security Act (and similar state and local rules). Section 7874 of the Code, discussed above, includes substantially similar provisions regarding the determination of whether a foreign incorporated corporation is treated as a U.S. domestic corporation for U.S. federal income tax purposes. While the regulatory provisions and other guidance issued by the IRS and the U.S. Treasury Department with respect to such provisions provide more detailed guidance providing for expansive application, these regulations do not explicitly apply for the purposes of determining whether a corporation is an inverted domestic corporation under the Homeland Security Act (and similar state and local rules), and it is unclear to what extent they should be viewed as interpretive guidance for such purposes. There can be no assurance that the relevant government agencies, or a court or administrative tribunal, will agree with Lion’s position that it should not be treated as an inverted domestic corporation under the Homeland Security Act (or similar state or local rules), and, in addition, changes in facts or law might cause Lion to be treated as an inverted domestic corporation for such purposes. New statutory or regulatory provisions, or other guidance under the Homeland Security Act or other relevant rules, could be enacted or promulgated that would adversely affect Lion’s status with regard to the FAR prohibition or other relevant prohibitions, all of which could have retroactive application.

Risks Related to Redemption of NGA Common Stock

The ability of NGA’s Public Stockholders to redeem their shares for cash and the fact that NGA does not have a specified maximum redemption threshold may make it difficult or impossible for NGA to consummate the Business Combination.

The Business Combination Agreement requires as a closing condition that NGA have a minimum amount of cash assets on hand. If too many of NGA’s Public Stockholders exercise their redemption rights, NGA may not be able to satisfy this closing condition and, as a result, Lion would not be obligated to proceed with the Business Combination. Furthermore, in no event will NGA redeem its NGA Public Shares unless its net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of the Business Combination (so that NGA is not subject to the SEC’s “penny stock” rules). Consequently, if accepting all properly submitted redemption requests would cause NGA’s net tangible assets to be less than $5,000,001, or would result in NGA not being able to satisfy the minimum cash closing condition as described above, NGA would not proceed with such redemption and the Business Combination.

If the Business Combination is unsuccessful, the NGA stockholders will continue to bear the risk of ownership of NGA Common Stock and NGA Warrants, including the risks attendant to an alternative business combination and the risk that NGA may not be able to consummate another business combination before August 20, 2022. In such an event, NGA’s Public Stockholders will have no right to receive any pro rata portion of the NGA Trust Account unless and until NGA liquidates the Trust Account, at which time all NGA Warrants would expire worthless. No assurance can be given as to the market or price available to a stockholder that wishes to liquidate its investment NGA’s common stock or NGA Warrants prior to such time, NGA Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In any such cases, NGA stockholders may suffer substantial losses.

There is no guarantee that an NGA stockholder’s decision to invest in Lion through the Business Combination or, alternatively, to redeem its NGA Common Stock for a pro rata portion of the trust account will put the stockholder in a better future economic position.

NGA can give no assurance as to the price at which an NGA stockholder may be able to sell, in the future, the securities issued to or otherwise held by the NGA stockholders following a business combination, including the Business Combination. A stockholder that does not redeem its NGA Common Stock will, following the Business Combination, bear the risk of ownership of the Lion Common Shares issued in exchange for NGA Common Stock, and there can be no assurance that a stockholder will be able to sell such Lion Common Shares in the future for a greater amount than the redemption price set forth herein. Similarly, events following the consummation of the business combination may cause an increase in the public price for the Lion Common Shares issued to the NGA stockholders following the Business Combination. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If NGA stockholders fail to comply with the redemption requirements specified herein, they will not be entitled to redeem their NGA Common Stock for a pro rata portion of the funds held in the NGA Trust Account.

In order to exercise their redemption rights, holders of NGA Public Shares are required to submit a request in writing and deliver their shares (either physically or electronically) to NGA’s transfer agent at least two business days prior to the Special Meeting. NGA’s stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to NGA to pay its franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. For more information about how NGA stockholders may exercise their redemption rights, see the section entitled “The NGA Special Meeting—Redemption Rights.”

If third parties bring claims against NGA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by NGA shareholders may be less than $10.00 per share.

NGA’s deposit of funds in the Trust Account may not protect those funds from third-party claims against NGA. NGA generally has required that all vendors, service providers and other persons and entities to which NGA has contractual obligations, including Lion, agree in writing to waive any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of NGA’s Public Stockholders. Although NGA expects to continue to impose this requirement, certain parties with which NGA needs to conduct business may not execute such agreements, and the execution of such agreements may not prevent such parties from bringing certain claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against NGA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, NGA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to NGA than any alternative. In addition, upon certain redemptions of NGA Public Shares, including if NGA is unable to complete an initial business combination within the prescribed timeframe, NGA will be required to provide for payment of claims of creditors against NGA that were not waived and that are then outstanding or are likely to arise within ten years following such redemption. Accordingly, the per-share redemption amount received by NGA’s Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of creditors.

The Sponsor has agreed that it will be liable to NGA if and to the extent any claims by a vendor for services rendered or products sold to NGA, or a prospective target business with which NGA has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per public share (or such lesser amount per public share held in the Trust Account as of the date of the liquidation), subject to certain exceptions. NGA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only material assets are securities of NGA. The Sponsor may not have sufficient funds available to satisfy those obligations. NGA has not asked the Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for redemptions could be reduced to less than $10.00 per public share.

The securities in which NGA invest the funds held in the NGA Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that NGA is unable to complete its initial business combination or make certain amendments to the NGA Certificate, its Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to NGA, net of taxes payable. Negative interest rates could impact the per-share redemption amount that may be received by Public Stockholders.

The U.S. federal income tax treatment of the redemption of NGA Common Stock as a sale of such NGA Common Stock depends on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of NGA Common Stock will depend on whether the redemption qualifies as a sale of such NGA Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of NGA Common Stock treated as held by the stockholder electing to redeem NGA Common Stock (including any stock constructively owned by the holder, including as a result of owning Private Placement Warrants or Public Warrants) relative to all of the stock of NGA outstanding before and after the redemption. If such redemption is not treated as a sale of NGA Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For more information about the U.S. federal income tax treatment of the redemption of NGA Common Stock, see the section entitled “—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of NGA Common Stock.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Defined terms included in this section have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma consolidated financial statements of Lion give effect to the Business Combination and related transactions summarized below. The Business Combination does not constitute a business combination pursuant to IFRS 3 – Business Combinations as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3 – Business Combinations. As a result, the Business Combination will be accounted for as a capital transaction of Lion equivalent to the issuance of shares by Lion in exchange for the net monetary assets of NGA.

The unaudited pro forma consolidated statement of financial position has been prepared to give effect to the Business Combination and related transactions summarized below as if they had been consummated on December 31, 2020. The unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020 gives effect to the Business Combination and related transactions summarized below as if they had been consummated on January 1, 2020:

•	the merger of NGA with and into Merger Sub, a wholly-owned subsidiary of Lion, with NGA surviving the merger as a wholly-owned subsidiary of Lion;

•

the completion of the Lion Pre-Closing Reorganization, which will include a split of the Lion Common Shares, whereby each Lion Common Share immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split;

•	the issuance and sale of 20,040,200 Lion Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in the PIPE Financing; and

•	the repayment, effective as of Closing, of the Convertible Loan and the Convertible Debenture with Investissement Québec.

The unaudited pro forma consolidated statement of financial position and consolidated statement of net loss have been prepared to give effect to the Business Combination and related transactions summarized above and the assumptions and adjustments discussed further below. The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) expected to have a continuing impact on the results of the post-combined entity. No adjustments have been made with regards to any issuance of NGA Working Capital Warrants.

The following unaudited pro forma consolidated financial statements have been prepared from the information derived from, and should be read in conjunction with:

•	the audited consolidated financial statements of Lion as of and for the year ended December 31, 2020; and

•	the audited financial statements of NGA as of December 31, 2020 and for the period from May 27, 2020 (inception) through December 31, 2020;

together with, in each case, the notes accompanying such financial statements and the notes accompanying the unaudited pro forma consolidated financial statements, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NGA” as well as the other information relating to Lion and NGA contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth herein.

Pursuant to the NGA Certificate, NGA is providing the Public Stockholders with the opportunity to redeem, upon the Closing, NGA Public Shares then held by them for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account that holds the proceeds (including interest not previously released to NGA to pay its franchise and income taxes) from the NGA IPO and concurrent private placement of Private Placement Warrants to the Sponsor, by (b) the total number of shares of NGA Common Stock issued in the NGA IPO; provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of January 31, 2021 of $319,596,302, the estimated per share redemption price would have been approximately $10.00.

NGA cannot predict how many of its Public Stockholders will elect to redeem their NGA Public Shares. The unaudited pro forma consolidated financial statements present two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no shares of NGA Common Stock are redeemed from the NGA Public Stockholders.

•

Assuming Maximum Redemptions: This scenario assumes that approximately 29.7 million shares of NGA Common Stock are redeemed, resulting in an aggregate payment of approximately $296.7 million out of the Trust Account.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma consolidated financial statements are described in the accompanying notes. The unaudited pro forma consolidated financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma consolidated financial statements do not purport to project the future operating results or financial position of Lion following the completion of the Business Combination. These unaudited pro forma consolidated financial statements do not take into account any synergies or cost savings which may, or are expected to, occur as a result of the Business Combination. The unaudited pro forma adjustments represent Lion’s management’s estimates based on information available as of the date of these unaudited pro forma consolidated financial statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Consolidated Statement of Financial Position

As of December 31, 2020

										Pro forma
						Pro forma			Additional	consolidated
						consolidated			pro forma	December 31,
					Pro forma	December 31,			adjustments	2020
	Lion	NGA			adjustments	2020			(Assuming	(Assuming
	December 31,	December 31,			(Assuming no	(Assuming no			maximum	maximum
	2020	2020	Notes		Redemptions)	Redemptions)	Notes		Redemptions)	Redemptions)
	$	$			$	$			$	$
Assets
Current
Cash	—	624,283	(a	)	468,022,255	468,646,538	(r	)	(296,735,405)	171,911,133
Inventories	38,073,303	—			—	38,073,303			—	38,073,303
Accounts receivable	18,505,072	—			—	18,505,072			—	18,505,072
Prepaid expenses	1,078,148	145,771			—	1,223,919			—	1,223,919

Current assets	57,656,523	770,054			468,022,255	526,448,832			(296,735,405)	229,713,427

Non-current
Cash and marketable securities held in Trust Account	—	319,577,125	(b	)	(319,577,125)	—			—	—
Property, plant and equipment	5,446,807	—			—	5,446,807			—	5,446,807
Right-of-use assets	7,498,724	—			—	7,498,724			—	7,498,724
Intangible assets	42,090,843	—			—	42,090,843			—	42,090,843
Contract asset	14,327,709	—			—	14,327,709			—	14,327,709

Non-current assets	69,364,083	319,577,125			(319,577,125)	69,364,083			—	69,364,083

Total assets	127,020,606	320,347,179			148,445,130	595,812,915			(296,735,405)	299,077,510

Liabilities
Current
Bank indebtedness and other indebtedness	28,733,983	—			—	28,733,983			—	28,733,983
Trade and other payables	12,404,614	1,087,789			—	13,492,403			—	13,492,403
Current portion of share-based compensation liability	35,573,558	—			—	35,573,558			—	35,573,558
Current portion of long-term debt	26,699,276	—			—	26,699,276			—	26,699,276
Current portion of lease liabilities	1,814,635	—			—	1,814,635			—	1,814,635

Current liabilities	105,226,066	1,087,789			—	106,313,855			—	106,313,855

Non-current
Share-based compensation liability	35,126,025	—			—	35,126,025			—	35,126,025
Long-term debt	118,539	—			—	118,539			—	118,539
Convertible debt instruments	18,866,890	—	(g	)	(18,866,890)	—			—	—
Lease liabilities	5,904,473	—			—	5,904,473			—	5,904,473
Share warrant obligation	31,549,033	—			—	31,549,033			—	31,549,033
Common shares, retractable	25,855,509	—	(i	)	(25,855,509)	—			—	—
Deferred underwriting fee payable	—	11,180,870	(c	)	(11,180,870)	—			—	—
Common stock subject to possible redemption	—	—	(j	)	303,078,515	—			—	—
			(k	)	(303,078,515)

Non-current liabilities	117,420,469	11,180,870			(55,903,269)	72,698,070			—	72,698,070

Total liabilities	222,646,535	12,268,659			(55,903,269)	179,011,925			—	179,011,925

Common stock subject to possible redemption	—	303,078,515	(j	)	(303,078,515)	—			—	—
Shareholders' equity (deficiency)
Share capital / common stock	32,562,541	963	(h	)	506,223,325	538,786,829	(r	)	(296,735,405)	242,051,424
Additional paid-in capital	—	6,511,411	(n	)	(6,511,411)	—			—	—
Warrants	—	—	(p	)	24,111,741	24,111,741			—	24,111,741
Conversion options on convertible debt instruments, net of tax	1,472,520	—	(g	)	(1,472,520)	—			—	—
Deficit	(126,430,406)	(1,512,369)	(q	)	(14,924,221)	(142,866,996)			—	(142,866,996)
Cumulative translation adjustment	(3,230,584)	—			—	(3,230,584)			—	(3,230,584)

Total equity (deficiency)	(95,625,929)	5,000,005			507,426,914	416,800,990			(296,735,405)	120,065,585

Total equity (deficiency) and liabilities	127,020,606	320,347,179			148,445,130	595,812,915			(296,735,405)	299,077,510

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Net Loss

For the year ended December 31, 2020

									Pro forma
						Pro forma		Additional	consolidated
						consolidated		pro forma	December 31,
					Pro forma	December 31,		adjustments	2020
	Lion	NGA			adjustments	2020		(Assuming	(Assuming
	December 31,	December 31,			(Assuming no	(Assuming no		maximum	maximum
	2020	2020(1)	Notes		Redemptions)	Redemptions)	Notes	Redemptions)	Redemptions)
	$	$			$	$		$	$
Revenue	23,422,623	—			—	23,422,623			23,422,623
Cost of sales	20,277,309	—			—	20,277,309			20,277,309

Gross profit	3,145,314	—			—	3,145,314		—	3,145,314

Administrative expenses	59,941,972				—	59,941,972		—	59,941,972
Formation and operating costs	—	1,636,054	(aa	)	(45,000)	1,591,054		—	1,591,054
Selling expenses	15,721,328	—			—	15,721,328		—	15,721,328
Finance costs (income)	8,667,405	(123,685)	(bb	)	123,685	2,710,624		—	2,710,624
			(cc	)	(4,791,806)
			(dd	)	(1,164,975)
Foreign exchange gain	(681,194)	—			—	(681,194)		—	(681,194)
Change in fair value of share warrant obligation	16,847,470	—			—	16,847,470		—	16,847,470

Net loss for the year	(97,351,667)	(1,512,369)			5,878,096	(92,985,940)		—	(92,985,940)

Net loss per share:
Basic loss per share	(3.64)	(0.18)				(0.49)			(0.59)

Diluted loss per share	(3.64)	(0.18)				(0.49)			(0.59)

Weighted average number of shares outstanding, basic and diluted (Note 3)	26,775,004	8,691,291				188,518,051			158,855,995

(1)	NGA was incorporated on May 27, 2020 and therefore the results presented are for the period from May 27, 2020 (inception) through December 31, 2020.

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

As of December 31, 2020

1 – Basis of Presentation

The unaudited pro forma consolidated statement of financial position has been prepared to give effect to the Business Combination together with the related transactions summarized above as if they had been consummated on December 31, 2020. The unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020 gives effect to the Business Combination together with the related transactions summarized above as if they had been consummated on January 1, 2020.

The unaudited pro forma consolidated financial statements have been prepared from information derived from the audited consolidated financial statements of Lion as of and for the year ended December 31, 2020 and from the audited financial statements of NGA as of December 31, 2020 and for the period from May 27, 2020 (inception) through December 31, 2020. The financial statements of NGA have been adjusted to conform to Lion’s presentation and accounting policies, as necessary.

The pro forma adjustments are based on certain currently available information, estimates and certain assumptions. Management believes that the assumptions used provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions summarized above and that the pro forma adjustments give appropriate effect to those assumptions and are appropriately applied in the unaudited pro forma consolidated financial statements. These financial statements do not take into account any synergies or cost savings which may, or are expected to, occur as a result of the Business Combination.

The unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Business Combination and the related transactions summarized above will differ from those recorded in the unaudited pro forma consolidated financial statements.

2 – Adjustments to Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated statement of financial position and consolidated statement of net loss have been prepared to reflect the Business Combination together with the related transactions summarized above and the following assumptions and adjustments. The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) expected to have a continuing impact on the results of Lion following the Business Combination.

The adjustments included in the unaudited pro forma consolidated statement of financial position as of December 31, 2020 are as follows:

(a) Represents pro forma adjustments to the cash balance to reflect the following:

			$
Cash and marketable securities held in Trust Account	(b	)	319,577,125
Deferred underwriting fee payable	(c	)	(11,180,870)
Payment of estimated transaction costs	(d	)	(15,000,000)
Proceeds from PIPE Financing	(e	)	200,402,000
Placement agent fees and expenses related to PIPE Financing	(f	)	(4,000,000)
Repayment of convertible debt instruments	(g	)	(21,776,000)

			468,022,255

(b) Reflects the reclassification of $319,577,125 of cash and marketable securities held in the Trust Account to cash following the Business Combination, assuming no redemption.

(c) As part of the NGA IPO, the underwriters of the NGA IPO are entitled to a deferred fee of 3.5% of the gross proceeds of the NGA IPO amounting to $11,180,870 upon completion of the Business Combination payable in cash from the amounts held in the Trust Account.

(d) Represents estimated transaction costs incurred by Lion and NGA of approximately $15,000,000 for advisory, banking, printing, legal, and accounting fees. The unaudited pro forma consolidated statement of financial position reflects these costs as reduction of cash of $15,000,000 with a corresponding increase in accumulated deficit. These costs are not included in the unaudited pro forma consolidated statement of net loss as they are non-recurring.

(e) Reflects the net proceeds of $200,402,000 from the issuance and sale of 20,040,200 Lion Common Shares at $10.00 per share pursuant to the PIPE Financing.

(f) Represents placement agent fees and expenses of approximately $4,000,000 incurred in connection with the PIPE Financing and not included in (d) above. The unaudited pro forma consolidated statement of financial position reflects these costs as a reduction of cash of $4,000,000 and a corresponding decrease in share capital.

(g) In connection with the Business Combination, Lion has agreed that the Convertible Debenture and the Convertible Loan be repaid upon Closing. The amount of $21,776,000 represents the amount Lion would be required to pay if such convertible debt instruments were repaid on December 31, 2020. Accordingly, an amount of $2,909,110 representing the difference between the carrying amount of such convertible debt instruments of $18,866,890 and the amount paid will increase the deficit and the conversion options on convertible debt instruments amounting to $1,472,520 will be reclassified as a reduction of the deficit. The final amount of the reimbursement will be the amount determined at Closing.

(h) Represents the pro forma adjustments to Lion share capital balance to reflect the following:

			$
Lion Common Shares presented as liability reclassified to equity	(i	)	25,855,509
Reclassification of NGA Common Stock subject to possible redemption	(k	)	303,078,515
Reclassification of additional paid-in capital to share capital related to NGA Common Stock subject to possible redemption	(k	)	(1,651,859)
Reclassification of NGA Warrants to Lion Warrants	(k	)	(15,972,672)
Reclassification of additional paid-in capital to share capital upon conversion of Founder Shares	(l	)	24,201
Issuance of Lion Common Shares following PIPE	(e	)	200,402,000
Placement agent fees and expenses related to PIPE Financing	(f	)	(4,000,000)
Elimination of NGA deficit	(m	)	(1,512,369)

			506,223,325

(i) Reflects the reclassification of 4,358,269 Lion Common Shares with a carrying value of $25,855,509 presented as a liability to equity.

(j) Reflects the reclassification of the NGA Common Stock subject to redemption amounting to $303,078,515 presented as mezzanine equity in the financial statements of NGA to a long-term liability to be in accordance with IFRS.

(k) Reflects the conversion of 31,945,344 shares of NGA Common Stock part of the NGA Units into the right to receive from Lion one Lion Common Share for each share of NGA Common Stock outstanding. Immediately prior to the conversion, NGA Units will be immediately and automatically detached and broken into their constituent parts, such that a holder of a NGA Unit shall be deemed to hold one share of NGA Common Stock and one-half of one NGA Warrant. Accordingly, the NGA Common Stock subject to possible redemption of $303,078,515 is reclassified from long-term liabilities to equity, assuming no redemptions. In addition, an amount of ($1,651,859) is reclassified from additional paid-in-capital to share capital. The 15,972,672 NGA Warrants part of the NGA Units are converted into Lion Warrants whereby each Lion Warrant entitles the holder to purchase one Lion Common Share at a price of $11.50 per share, subject to adjustment. Accordingly, an amount of $15,972,672 representing $1.00 per NGA Warrant is reclassified from Lion share capital to Lion Warrants.

(l) Reflects the conversion of 7,986,336 Founder Shares into the right to receive one Lion Common Share for each Founder Share outstanding. An amount of $24,201 is reclassified from additional paid-in capital to share capital.

(m) Elimination of NGA’s historical deficit.

(n) Represents the pro forma adjustments to the additional paid-in capital of NGA to reflect the following:

			$
Reclassification of additional paid-in capital to share capital related to NGA Common Stock subject to possible redemption	(k	)	1,651,859
Reclassification of additional paid-in capital to share capital upon conversion of Founder Shares	(l	)	(24,201)
Reclassification of additional paid-in capital relating to Private Placement Warrants to Lion Warrants	(o	)	(8,139,069)

			(6,511,411)

(o) Reflects the reclassification from additional paid-in capital relating to the Private Placement Warrants for an amount of $8,139,069 to Lion Warrants.

(p) Represents the pro forma adjustments to Lion Warrants to reflect the following:

			$
Reclassification of NGA Warrants to Lion Warrants	(k	)	15,972,672
Reclassification of Private Placement Warrants to Lion Warrants	(o	)	8,139,069

			24,111,741

(q) Represents the pro forma adjustments to the deficit balance to reflect the following:

			$
Payment of estimated transaction costs	(d	)	(15,000,000)
Repayment of convertible debt instruments	(g	)	(2,909,110)
Reclassification of the conversion option on convertible debt instruments	(g	)	1,472,520
Elimination of NGA deficit	(m	)	1,512,369

			(14,924,221)

(r) Represents redemption of the maximum number of 29,662,056 shares of NGA Common Stock for $296,735,405 allocated to share capital, provided that NGA would not redeem NGA Common Stock if such redemption would result in NGA having net tangible assets of less than $5,000,001.

(s) Immediately prior to or concurrently with the Effective Time, Lion will complete the Lion Pre-Closing Reorganization, which will include a split of the Lion Common Shares, whereby each Lion Common Share immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split.

The pro forma adjustments included in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020 are as follows:

(aa) Represents pro forma adjustment to eliminate historical expenses related to NGA’s office space, utilities and general administrative services pursuant to an administrative services agreement, which terminates on the consummation of the Business Combination. An amount of $45,000 has been eliminated in the unaudited pro forma statement of net loss for the year ended December 31, 2020.

(bb) Represents pro forma adjustment to eliminate investment income related to the cash and marketable securities held in the Trust Account. An amount of $123,685 has been eliminated in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020.

(cc) Represents pro forma adjustment to eliminate accretion interest related to Lion Common Shares that were presented as a liability. With the consummation of the Business Combination, such shares are reclassified to equity and such accretion will cease. An amount of $4,791,806 has been eliminated in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020.

(dd) Represents the pro forma adjustment to eliminate accretion interest related to the Convertible Debenture and the Convertible Loan. An amount of $1,164,975 has been eliminated in the unaudited pro forma consolidated statement of net loss for the year ended December 31, 2020.

3 – Share Capital and Loss Per Share

A continuity of the weighted average number of Lion Common Shares outstanding after giving effect to the pro forma adjustments described in Note 2 is set out as follows:

	Note		December 31, 2020
Weighted average number of Lion Common Shares outstanding			26,775,004
Reclassification of Lion Common Shares classified as liability to equity	2	(i)	4,358,269

Lion Common Shares prior to stock split			31,133,273
Stock split of each Lion Common Share into 4.1289 Lion Common Shares	2	(s)	128,546,171
PIPE Financing	2	(e)	20,040,200
Conversion of NGA Common Stock part of NGA Units into right to receive Lion Common Shares	2	(k)	31,945,344
Conversion of Founder Shares into right to receive Lion Common Shares	2	(l)	7,986,336

Pro forma weighted average number of Lion Common Shares outstanding assuming no redemption			188,518,051

Maximum number of shares of NGA Common Stock subject to redemption			29,662,056

Pro forma weighted average number of Lion Common Shares outstanding assuming maximum redemption			158,855,955

The pro forma net loss per share is calculated using the historical weighted average Lion Common Shares outstanding, and the issuance of additional Lion Common Shares in connection with the Business Combination and the related transactions summarized above, assuming the shares were outstanding since January 1, 2020. As the Business Combination together with the related transactions summarized above are being reflected as if they had occurred at the beginning of the period presented, the calculation of the weighted average Lion Common Shares outstanding for basic and diluted net loss per share assumes that the Lion Common Shares issuable relating to the Business Combination and the related transactions summarized above have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the period presented.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for each of NGA and Lion, and unaudited pro forma consolidated per share information of Lion after giving effect to the Business Combination and the related transactions summarized above in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” Assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no shares of NGA Common Stock are redeemed from the NGA Public Stockholders.

•

Assuming Maximum Redemptions: This scenario assumes that approximately 29.7 million shares of NGA Common Stock are redeemed, resulting in an aggregate payment of approximately $296.7 million out of the Trust Account.

The pro forma book value information reflects the Business Combination and the related transactions summarized above as if they had occurred on December 31, 2020. The weighted average shares outstanding and net loss per share information reflects such transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of NGA and Lion and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of NGA and Lion is derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Consolidated Financial Information.”

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination.

	NGA	Lion	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Book value per share(1)	$0.13	$(3.57)	$2.21	$0.76
Net loss per share:
Year ended December 31, 2020
Basic	$(0.18)	$(3.64)	$(0.49)	$(0.59)
Diluted	$(0.18)	$(3.64)	$(0.49)	$(0.59)
Weighted average shares outstanding	8,691,291	26,775,004	188,518,051	158,855,995

(1)

As of December 31, 2020. Book value per share is calculated as (a) total stockholders’ equity (NGA) or shareholders’ equity (deficiency) (Lion) divided by (b) shares outstanding classified in equity and including NGA Common Stock subject to possible redemption.

CAPITALIZATION OF NGA, LION AND THE COMBINED ENTITY

The following table sets forth (i) the cash and capitalization of each of NGA and Lion on an unaudited, historical basis as of December 31, 2020, and (ii) the cash and capitalization of Lion on a pro forma basis as of December 31, 2020, in each case after giving effect to the Business Combination and the related transactions summarized above in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” Assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no shares of NGA Common Stock are redeemed from the NGA Public Stockholders.

•

Assuming Maximum Redemptions: This scenario assumes that approximately 29.7 million shares of NGA Common Stock are redeemed, resulting in an aggregate payment of approximately $296.7 million out of the Trust Account.

Please refer to the historical financial statements of NGA and Lion and the related notes included elsewhere in this proxy statement/prospectus, as well as the information included in the sections entitled “Unaudited Pro Forma Consolidated Financial Information,” “Proposal No. 1—The Business Combination Proposal—Lion Pre-Closing Reorganization and Amended and Restated Organizational Documents,” and “Proposal No. 1—The Business Combination Proposal—Related Agreements—PIPE Financing.”

	December 31, 2020
	Historical		Pro Forma Combined
	(in thousands)
	NGA	Lion	Assuming No Redemptions	Assuming Maximum Redemptions
Cash and cash equivalents	$624	—	$468,647	$171,911

Investment held in Trust Account	319,577	—	—	—
Debt: (1)
Total debt	—	$74,419	$55,552	$55,552
Commitments:
NGA Common Stock subject to possible redemption	$303,079	—	—	—
Equity:
Common Stock / Share capital	$1	$32,562	$538,787	$242,052
Additional paid-in capital	$6,511	—	—	—
Warrants	—	—	24,112	24,112
Conversion options on convertible debt instruments	—	1,473	—	—
Accumulated deficit	$(1,512)	$(126,430)	$(142,867)	$(142,867)
Cumulative translation adjustment	—	(3,231)	(3,231)	(3,231)

Total stockholders’ equity / Shareholders’ equity (deficiency)	$5,000	$(95,626)	$416,801	$120,066

Total capitalization	$5,000	nmf	$472,353	$175,618

(1)	Total debt excludes lease liabilities. Since December 31, 2020, Lion’s total debt has increased by $6,572. As of January 31, 2021, Lion’s total debt is $80,991.

THE NGA SPECIAL MEETING

General

NGA is furnishing this proxy statement/prospectus to NGA stockholders as part of the solicitation of proxies by the NGA Board for use at the Special Meeting to be held on                    , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to NGA stockholders on or about                    , 2021. This proxy statement/prospectus provides NGA stockholders with information NGA stockholders need to know to be able to vote or instruct the vote to be cast at the Special Meeting.

NGA is utilizing a virtual stockholder meeting format for the Special Meeting in light of the health risks associated with the outbreak of COVID-19. NGA virtual stockholder meeting format uses technology designed to increase stockholder access, save NGA and its stockholders time and money and provide NGA stockholders rights and opportunities to participate in the virtual Special Meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, NGA will provide stockholders with an opportunity to hear all portions of the Special Meeting as conducted by the NGA Board, submit written questions and comments during the Special Meeting and vote online during the open poll portion of the Special Meeting. NGA welcomes your suggestions on how it can make its virtual special meeting more effective and efficient.

All NGA stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the Special Meeting will only be conducted via live webcast. If you were a NGA stockholder as of the close of business on                , 2021, you may attend the Special Meeting. As a registered stockholder, you received a proxy card with this proxy statement/prospectus. The proxy card contains instructions on how to attend the virtual meeting, including the website along with your control number. You will need your control number to attend the virtual meeting, submit questions and vote online.

If you do not have your control number, contact NGA’s transfer agent, Continental Stock Transfer & Trust Company, by telephone at                 or by email at                 . If your shares of common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact Continental Stock Transfer & Trust Company to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

NGA stockholders can pre-register to attend the virtual meeting as early as                , Eastern time on                    , 2021. To pre-register, visit                and enter your control number, name and email address. After pre-registering, you will be able to vote or submit questions for the Special Meeting.

To attend online and participate in the Special Meeting, you will need to visit                  and enter the 12 digit control number provided on your proxy card, regardless of whether you pre-registered.

NGA’s stockholders will have multiple opportunities to submit questions to NGA for the Special Meeting. NGA’s stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. NGA’s stockholders also may submit questions live during the meeting. Questions pertinent to Special Meeting matters may be recognized and answered during the Special Meeting in NGA’s discretion, subject to time constraints. NGA reserves the right to edit or reject questions that are inappropriate for Special Meeting matters. In addition, NGA will offer live technical support for all stockholders attending the Special Meeting.

If you do not have internet capabilities, you can attend the meeting via a listen-only format by dialing                , or                outside of the U.S. and Canada, and entering the pin number (                ) when prompted. You will not be able to vote or submit questions through the listen-only format.

Date, Time, and Place

The Special Meeting will be held at                , Eastern Time, on                    , 2021, via live webcast at                , or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals.

Purposes of the NGA Special Meeting

NGA’s Stockholders will vote on the following proposals at the Special Meeting.

•	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

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The Corrective Amendment Proposal—To consider and vote upon a proposal to approve and adopt the Corrective Amendment to the NGA Certificate in order to provide for the issuance of the NGA Working Capital Warrants prior to the Closing (Proposal No. 2).

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The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 3).

No other business will be conducted at the Special Meeting. Approval of the Business Combination Proposal is not conditioned on the approval of any other Proposal at the Special Meeting. These proposals are described more fully in the proxy statement/prospectus. Please give your careful attention to all of the information in the proxy statement/prospectus.

Voting Power; Record Date

NGA’s stockholders will be entitled to vote or direct votes to be cast at the virtual Special Meeting if you owned shares of NGA Common Stock on the Record Date. You are entitled to one vote for each share of NGA Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 31,931,680 shares of NGA Common Stock outstanding in the aggregate, of which 31,945,344 were NGA Public Shares and 7,986,336 were Founder Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers of NGA

The Sponsor and NGA have agreed to vote any shares of NGA Common Stock owned by it in favor of the Business Combination. The Sponsor and NGA waived any redemption rights, including with respect to shares of NGA Common Stock purchased in the NGA IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the Sponsor have no redemption rights upon NGA’s liquidation and will be worthless if no business combination is affected by NGA by August 20, 2022. However, the Sponsor and NGA are entitled to redemption rights upon NGA’s liquidation with respect to any shares of NGA Common Stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of NGA’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereat attend virtually or are represented by proxy at the Special Meeting. At the Special Meeting, NGA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

Approval of each of the Business Combination Proposal and the Corrective Amendment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting. The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the approval of the Corrective Amendment Proposal.

Approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock present at the Special Meeting and entitled to vote thereon.

For purposes of approval, failure to vote or an abstention will have no effect on the Adjournment Proposal, but will have the same effect as a vote AGAINST the Business Combination Proposal and the Corrective Amendment Proposal.

NGA Board Recommendation

The NGA Board, by unanimous vote, has determined that it is in the best interests of NGA stockholders, to recommend that stockholders vote “FOR” each Proposal being submitted to a vote of the NGA stockholders at the Special Meeting. For more information about NGA’s reasons for the approval of the Business Combination and the recommendation of the NGA Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—NGA Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of NGA Common Stock that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Your one or more proxy cards show the number of shares of NGA Common Stock that you own. There are several ways to vote your shares of NGA Common Stock:

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of NGA Common Stock will be voted as recommended by the NGA Board. The NGA Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Corrective Amendment Proposal, and “FOR” the Adjournment Proposal.

You can attend the Special Meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be required to enter the 12 digit control number included on your proxy card to submit a vote. However, if your shares of NGA Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee and obtain a control number by contacting                 by telephone at                 or by email at                 . That is the only way NGA can be sure that the broker, bank or nominee has not already voted your shares of NGA Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify NGA’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called to consider only the approval of the Business Combination Proposal, the Corrective Amendment Proposal, and the Adjournment Proposal. Under NGA’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of NGA Common Stock, you may call D.F. King & Co., Inc., NGA’s proxy solicitor, at D.F. King & Co., Inc., toll-free at (888) 605-1958 or collect at (212) 269-5550 or email at nga@dfking.com.

Redemption Rights

Under the NGA Certificate, holders of NGA Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including interest net of taxes payable), by (b) the total number of shares of NGA Common Stock issued in the NGA IPO (“Redemption Payments”); provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of January 31, 2021, this would have amounted to approximately $10.00 per share.

In order to exercise your redemption rights, you must:

•	if you hold NGA Units, elect to separate your NGA Units into the underlying NGA Public Shares and Public Warrants prior to exercising your redemption rights with respect to the NGA Public Shares; and

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prior to 5:00 p.m., Eastern time, on                    , 2021 (two business days before the Special Meeting), tender your shares physically or electronically through DTC, and submit a request in writing that NGA redeem your NGA Public Shares for cash, to Continental Stock Transfer & Trust Company, NGA’s transfer agent, to the attention of Mark Zimkind, by email at Mzimkind@continentalstock.com.

NGA stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is NGA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, NGA does do not have any control over this process and it may take longer than two weeks. NGA stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of NGA Common Stock as described above, your shares will not be redeemed.

You may elect to redeem your shares irrespective of whether you vote for or against the Business Combination or do not vote at all. You do not have to be a record date holder in order to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with NGA’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding NGA Units must separate the underlying NGA Public Shares and Public Warrants prior to exercising redemption rights with respect to the NGA Public Shares. If you hold NGA Units registered in your own name, you must deliver the certificate for such NGA Units to Continental Stock Transfer & Trust Company with written instructions to separate such units into NGA Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the NGA Public Shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your NGA Units, you must instruct such nominee to separate your NGA Units. Your nominee must send written instructions to Continental Stock Transfer & Trust Company. Such written instructions must include the number of NGA Units to be split and the nominee holding such NGA Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant NGA Units and a deposit of an equal number of NGA Public Shares and the associated Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the NGA Public Shares from the NGA Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your NGA Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, NGA’s stockholders should verify the market price of NGA Common Stock as they may receive higher proceeds from the sale of their NGA Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. NGA cannot assure that you will be able to sell your shares of NGA Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the NGA Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of NGA Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, Lion’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption. If the Business Combination is not approved NGA will promptly return any certificates delivered or shares tendered electronically.

If the Business Combination is not approved and NGA does not consummate an initial business combination by August 20, 2022, NGA will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Public Stockholders and the NGA Warrants will expire worthless.

Solicitation of Proxies

The solicitation of proxies from NGA’s stockholders is made on behalf of the NGA Board. NGA and Lion will share equally in the costs and expenses of printing, filing, assembling and mailing this proxy statement/prospectus and all fees paid to the SEC. In addition to soliciting proxies by mail, directors, officers and employees of NGA may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. NGA will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of NGA Common Stock and obtaining their voting instructions.

NGA has engaged the firm of D.F. King & Co Inc. to assist in the solicitation of proxies for the Special Meeting and will pay a fee of $25,000 plus reimbursement for its reasonable out-of-pocket expenses. Banks, brokers and stockholders should call toll-free at (888) 605-1958 or collect at (212) 269-5550 or email at nga@dfking.com if assistance is needed completing proxy cards or if there are questions regarding the Special Meeting.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

NGA is asking its stockholders to approve and adopt the Business Combination Agreement and the Business Combination. NGA stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. For more information about and a summary of certain terms of the Business Combination Agreement, see the section entitled “—The Business Combination Agreement.” You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because NGA is holding the Special Meeting to vote on the Business Combination, NGA may consummate the Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of NGA Common Stock entitled to vote thereon at the Special Meeting.

Approval of the Business Combination Proposal is not conditioned on the approval of any other Proposal at the Special Meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or such other specific dates as set forth in the Business Combination Agreement. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On November 30, 2020, NGA, Merger Sub and Lion entered into the Business Combination Agreement, pursuant to which Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned subsidiary of Lion. The Business Combination is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by NGA and Lion, following the satisfaction or waiver (where permissible) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than three business days after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as NGA and Lion may mutually agree).

Conversion of Securities

At the Effective Time, by virtue of the Business Combination and without any action on the part of NGA, Lion, Merger Sub or the holders of any of their securities:

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the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

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each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Redemption Shares) will be converted into the right to receive from Lion the Per Share Merger Consideration;

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all such shares of NGA Common Stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist, and each holder of a share of NGA Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration;

•	the Surviving Corporation will issue to Lion one share of common stock of the Surviving Corporation for each share of NGA Common Stock converted into Lion Common Shares;

•	all Excluded Shares will automatically be canceled and cease to exist as of the Effective Time, and no consideration will be delivered in exchange therefor;

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each Redemption Share will not be entitled to receive the Per Share Merger Consideration, and will be converted into the right to receive from NGA, in cash, an amount per share as set forth under the section entitled “Redemption Rights” below, and NGA or the Surviving Corporation will make such cash payments in respect of each such Redemption Share at or as promptly as practical after the Effective Time;

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as of the Effective Time, all such Redemption Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) will cease to have any rights with respect thereto, except the right to receive the cash payments from NGA or the Surviving Corporation referred to in the immediately preceding sentence;

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at the Effective Time and in accordance with Section 4.5 of the NGA Warrant Agreement, each NGA Warrant, to the extent then outstanding and unexercised, will automatically, without any action on the part of its holder, be converted into a Lion Warrant:

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each Lion Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former NGA Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by transactions contemplated by the Business Combination Agreement;

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effective as of the Effective Time: (A) each Lion Warrant will be exercisable solely for Lion Common Shares; (B) the number of Lion Common Shares subject to each Lion Warrant will be equal to (1) the number of shares of NGA Common Stock subject to the applicable NGA Warrant multiplied by (2) the Exchange Ratio; (C) the per share exercise price for the Lion Common Shares issuable upon exercise of such Lion Warrant will be equal to (x) the per share exercise price for the shares of NGA Common Stock subject to the applicable NGA Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; and (D) if the aggregate number of Lion Common Shares that a holder of any Lion Warrants would be entitled to receive upon any exercise of any Lion Warrants would otherwise include a fraction of a Lion Common Share, then upon such exercise, the aggregate number of Lion Common Shares to be issued to such holder as a result of the exercise of all such Lion Warrants so exercised will be rounded up to the nearest whole number;

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Lion will take all corporate action necessary to reserve for future issuance, and will maintain such reservation for so long as any of the Lion Warrants remain outstanding, a sufficient number of Lion Common Shares for delivery upon the exercise of such Lion Warrants; and

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to the extent that any NGA Common Stock and NGA Warrants comprising a single NGA Unit have not previously been detached, such detachment shall occur automatically, effective immediately prior to the conversions contemplated above, such that a holder of a NGA Unit will be deemed to hold one share of NGA Common Stock and one-half of one NGA Warrant and such underlying constituent securities shall be converted as described above, provided that if upon detachment, a holder of NGA Warrants would hold a fractional NGA Warrant, then prior to such conversion the number of such NGA Warrants will be rounded down to the nearest whole number.

Closing

The Closing will occur as promptly as practicable but in no event later than three business days following the satisfaction or waiver of the closing conditions.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of NGA and Lion relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Lion to NGA relating to a number of matters, including the following: organization and qualification to do business; subsidiaries; certificate of incorporation, bylaws and records; capitalization; authority to enter into the Business Combination Agreement; absence of conflicts with organizational documents, applicable laws or certain other agreements; permits and compliance; financial statements; absence of changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property and title to assets; intellectual property; taxes; environmental matters; material contracts; insurance; approval of the board and the stockholders; certain business practices; interested party transactions; Exchange Act; brokers; solvency; and exclusivity of the representations and warranties made by Lion.

The Business Combination Agreement contains representations and warranties made by NGA to Lion relating to a number of matters, including the following: corporate organization; certificate of incorporation and bylaws; capitalization; authority to enter into the Business Combination Agreement; absence of conflicts with organizational documents, applicable laws or certain other agreements; compliance; proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act; business activities and absence of certain changes or events; absence of litigation; approval of the board and the stockholders; brokers; the Trust Account; employees; taxes; the listing of NGA Common Stock, warrants and units; Investment Company Act; interested party transactions; Competition Act (Canada); and investigation and reliance.

Conduct of Business Pending the Business Combination

Lion has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, subject to certain exceptions, it will use reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice. Lion has also agreed to use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers, key employees and consultants and to preserve the current relationships of Lion with customers, suppliers and any other person with which Lion has material business relations.

In addition to the general covenants above, Lion has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause each of its subsidiaries not to, without the written consent of NGA (which may not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation, bylaws or other equivalent organizational documents;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Lion or Merger Sub;

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issue, sell, pledge, dispose of, grant, or encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of share capital of Lion, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest (including any phantom interest), of Lion, provided that (i) the exercise or settlement of any Lion options or Lion warrants in effect on the date of the Business Combination Agreement or grants of Lion options in the ordinary course of business consistent with past practice and the issuance of Lion Common Shares (or other class of equity security of Lion, as applicable) pursuant to the terms of the Lion options, Convertible Loan, Convertible Debenture or Lion warrants in effect on the date of the Business Combination Agreement, and (ii) the granting of specified permitted liens, in each case, shall not require the consent of NGA, or (b) any material assets of Lion;

•	form any subsidiary (other than any wholly-owner subsidiary);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital or capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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acquire (including by merger, amalgamation, consolidation or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, or any equity interest therein for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; or incur any indebtedness for borrowed money having a principal stated amount in excess of $2,500,000 or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances;

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other than in the ordinary course of business or pursuant to existing agreements (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (b) enter into any new, or materially amend any existing, employment or severance or termination agreement with any current or former director or officer or (c) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director or officer;

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other than in the ordinary course of business or consistent with past practice (if any), (a) amend any material tax return, (b) change any material method of tax accounting, (c) make, change or rescind any material election relating to taxes or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

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materially amend, or materially modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of Lion’s material rights thereunder, in each case in a manner that is adverse to Lion, except in the ordinary course of business;

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enter into any contract, agreement or arrangement that obligates Lion to develop any intellectual property related to the business of Lion or its products, other than where the results of Lion’s performance would be intellectual property owned by Lion ;

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intentionally permit any material item of intellectual property owned by Lion to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Lion;

•	take any action or omit to take any action that is reasonably likely to cause any of the closing conditions to the Business Combination not to be satisfied;

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enter into, renew or amend in any material respect any Company Interested Party Transaction (as such term is defined in the Business Combination Agreement) (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction); or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Lion shall not be required to obtain consent from NGA to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law. Additionally, the foregoing does not give to NGA, directly or indirectly, the right to control or direct the operations of Lion prior to the Closing Date.

NGA has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. In addition, NGA has agreed that prior to the Effective Time, subject to specified exceptions, it will not, without the written consent of Lion (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its organizational documents, or form any subsidiary of NGA;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the NGA organizational documents;

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the NGA Common Stock or NGA Warrants except for redemptions from the Trust Account that are required pursuant to NGA’s organizational documents;

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issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of NGA, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of NGA, other than pursuant to NGA’s organizational documents or a warrant purchase agreement, or sell any material portion of NGA assets;

•

acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NGA, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•

other than in the ordinary course of business or consistent with past practice (a) amend any material tax return, (b) change any material method of tax accounting, (d) make, change or rescind any material election relating to taxes or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of NGA;

•	amend the trust agreement or any other agreement related to the Trust Account or cause any funds held in the Trust Account to be released except to pay taxes or redeem NGA Common Stock;

•	cancel, modify or waive any debts or claims held by NGA or waive any rights held by NGA having, in each case, a value in excess of $500,000 in the aggregate;

•

waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate, in each case in excess of insurance proceeds;

•	incur any costs or expenses other than NGA Costs (as defined in the Business Combination Agreement);

•	make, or commit to make, any capital expenditures;

•	hire any employee or consultant or adopt or enter into any employee benefit plan;

•	take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Business Combination to not be satisfied;

•

enter into, renew or amend in any material respect any NGA Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a NGA Interested Party Transaction); or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

NGA shall not be required to obtain consent from Lion to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law. Additionally, the foregoing does not give to Lion, directly or indirectly, the right to control or direct the operations of NGA prior to the Closing Date.

Additional Agreements

Proxy Statement

NGA and Lion agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of NGA relating to the Special Meeting to consider the Proposals as promptly as practicable after the execution of the Business Combination Agreement.

NGA Stockholders Meeting

NGA has agreed to call and hold the Special Meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC. NGA has agreed, through the NGA Board, to recommend to NGA’s stockholders that they approve the Proposals and to include the recommendation of the NGA Board in this proxy statement/prospectus.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Lion will not, and will cause its subsidiaries and its and their respective representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material portion of the assets of Lion or any of its subsidiaries on a consolidated basis or, any of the outstanding voting securities of the Lion or any of its subsidiaries any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving Lion or any of its subsidiaries other than with NGA and its representatives or in connection with the Lion Pre-Closing Reorganization (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement executed by Lion or any of its subsidiaries with respect to any class of equity securities of Lion or any Lion subsidiary; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any agreement regarding any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction; (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (vi) resolve or agree to do any of the above or otherwise authorize or permit any of its representatives acting on its behalf to take any such action. Lion will, and will cause its subsidiaries to and will direct its and their respective representatives to, immediately cease any and all discussions or negotiations with any person conducted prior to the entering into of the Business Combination Agreement with respect to any Alternative Transaction.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, NGA will not, and will direct its representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any acquisition of assets of NGA or outstanding capital stock of NGA or any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving NGA and any other corporation, partnership or other business organization other than with Lion and its subsidiaries (an “NGA Alternative Transaction”), (ii) approve, endorse or recommend or propose publicly to approve endorse or recommend, any NGA Alternative Transaction; (iii) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any NGA Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a NGA Alternative Transaction; (iv) commence, continue or renew any due diligence investigation regarding any NGA Alternative Transaction; or (v) resolve or agree to do any of the above or otherwise authorize or permit any of its representatives acting on its behalf to take any such action. NGA will, and will cause its respective affiliates and representatives acting on its behalf to, cease any and all existing discussions or negotiations with any person conducted prior to the entering into of the Business Combination Agreement with respect to any NGA Alternative Transaction.

Stock Exchange Listing

Lion will use its reasonable best efforts to cause the Lion Common Shares to be issued in connection with the Business Combination to be approved for listing on the NYSE at the Closing under the new symbol “LEV.” Until the Closing, NGA shall use its reasonable best efforts to keep the NGA Units, NGA Common Stock and NGA Warrants listed for trading on the NYSE.

Lion Pre-Closing Reorganization and Amended and Restated Organizational Documents

Immediately prior to the Effective Time, Lion will implement the Lion Pre-Closing Reorganization, which will include (i) a split of the Lion Common Shares, whereby each Lion Common Share immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split, (ii) the amendment and restatement, effective as of the Effective Time, of Lion’s articles, and (iii) the adoption by Lion, effective as of the Effective Time, of new bylaws.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to: the parties providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions; director and officer indemnification; prompt notification of certain matters; the parties using reasonable best efforts to consummate the Business Combination; public announcement relating to the Business Combination; the intended tax treatment of the Business Combination; cooperation regarding any filings required under the HSR Act; NGA making disbursements from the Trust Account; use by NGA of NGA Warrant proceeds; and the Lion Pre-Closing Reorganization.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of each of NGA, Lion and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following mutual conditions:

•

the Business Combination Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of NGA in accordance with this proxy statement/prospectus, the DGCL and the NGA’s organizational documents;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

•

all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•

the Registration Statement of which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

•

the Lion Common Shares to be issued pursuant to the Business Combination Agreement shall have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by NGA, Lion and Merger Sub, as of the Closing Date, subject only to official notice of issuance thereof;

•	The Autorité des marchés financiers shall have cleared, for filing, a final non-offering Canadian prospectus in respect of Lion;

•	NGA shall have at least $5,000,001 of net tangible assets following payment of any Redemption Payments; and

•	the Lion Pre-Closing Reorganization shall have been implemented.

NGA Conditions

The obligations of NGA to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Lion and Merger Sub contained in the sections in the Business Combination Agreement entitled (a) “Organization and Qualification; Subsidiaries,” (solely with respect to paragraph “(a)” thereof) (b) “Capitalization” (other than certain provisions in such section as described below), (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). Certain of the representations and warranties of Lion contained in the section entitled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and at the Effective Time. Certain of the representations and warranties in the section entitled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with the Business Combination Agreement), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in the Business Combination having a greater dilutive effect on persons who hold securities of NGA immediately prior to the Business Combination (other than a de minimis effect due to a bona fide error) and would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to Lion, NGA, Merger Sub or any of their respective affiliates. The other representations and warranties of Lion contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Lion material adverse” effect or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Lion material adverse effect;

•

Lion and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Lion shall have delivered to NGA a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain closing conditions;

•	no Lion material adverse effect shall have occurred between the date of the Business Combination Agreement and the Effective Time and be continuing;

•	the Lion Lock-Up Agreements shall be in full force and effect; and

•

Lion shall have delivered acknowledgements, from all parties thereto, that certain agreements between Lion and certain of its shareholders, or specified rights or provisions thereunder, have been terminated or will automatically terminate or cease to be effective upon the Effective Time.

Lion Conditions

The obligations of Lion and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of NGA contained in the sections in the Business Combination Agreement entitled (a) “Corporate Organization” (b) “Capitalization” (solely with respect to paragraph “(b)” thereof), (c) “Authority Relative to the Business Combination Agreement,” (d) “Brokers” and (e) “Registration and Listing” shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date). Certain of the representations and warranties of NGA contained in the section entitled “Business Activities; Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section entitled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with the Business Combination Agreement), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in the Business Combination having a greater dilutive effect on the Persons who hold securities of Lion immediately prior to the Business Combination (other than a de minimis effect due to a bona fide error), and would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to Lion, NGA, Merger Sub or any of their respective affiliates. The other representations and warranties of NGA contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “NGA material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA material adverse effect;

•

NGA shall have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	NGA shall have delivered to Lion a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no NGA material adverse effect shall have occurred between the date of the Business Combination Agreement and the Effective Time and be continuing;

•	the Stockholder Support and Lock-Up Agreement shall be in full force and effect;

•

NGA shall have made all necessary and appropriate arrangements with the Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to NGA immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to NGA;

•

the amount of NGA Cash (as defined in the Business Combination Agreement), plus (x) the aggregate amount of cash proceeds received by Lion in connection with the consummation of the PIPE Financing, minus (y) the aggregate amount of cash proceeds that will be required for payment of Redemption Payments, if any, minus (z) the aggregate amount of all NGA Costs (as defined in the Business Combination Agreement) that remain unpaid immediately prior to the Closing, shall equal or exceed $200,000,000;

•	the sale and issuance of Lion Common Shares in connection with the PIPE Financing shall have been consummated prior to or in connection with the Effective Time; and

•

at least ten (10) days prior to the Closing, NGA shall have delivered to Lion in a form reasonably acceptable to Lion, a properly executed certification that shares of NGA Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Lion with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Termination

The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of NGA, as follows:

•	By mutual written consent of NGA and Lion;

•

By NGA or Lion, if (i) the Effective Time will not have occurred prior to the date that is 180 days after the date of the Business Combination Agreement (the “Outside Date”) (subject to extension for the duration of any increase in the HSR review period pursuant to a change in law), unless such party is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is a material cause of the failure of a condition to the Business Combination on or prior to the Outside Date; (ii) any governmental order has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination; or (iii) the Business Combination Proposal fails to receive the requisite vote for approval at the meeting of NGA stockholders;

•

By NGA, if there is a breach of any representation, warranty, covenant or agreement on the part of Lion and Merger Sub set forth in the Business Combination Agreement, or if any such representation or warranty has become untrue, in either case such that the related condition to the Business Combination would not be satisfied (“Terminating Lion Breach”); provided that NGA has not waived such Terminating Lion Breach and NGA is not then in breach of its representations, warranties, covenants or agreements in the Business Combination Agreement such that the related closing condition would not be satisfied; provided, however, that, if such Terminating Lion Breach is curable by Lion or Merger Sub, NGA cannot terminate the Business Combination Agreement on the basis of the Terminating Lion Breach for so long as Lion or Merger Sub (as applicable) continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by NGA to Lion or Merger Sub; or

•

By Lion, if there is a breach of any representation, warranty, covenant or agreement on the part of NGA set forth in the Business Combination Agreement, or if any such representation or warranty has become untrue, in either case such that the related condition to the Business Combination would not be satisfied (“Terminating NGA Breach”); provided that Lion has not waived such Terminating NGA Breach and Lion or Merger Sub are not then in breach of their representations, warranties, covenants or agreements in the Business Combination Agreement such that the related closing condition would not be satisfied; provided further that, if such Terminating NGA Breach is curable by NGA, Lion cannot terminate the Business Combination Agreement on the basis of the Terminating NGA Breach for so long as NGA continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Lion to NGA.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void and there will be no liability under the Business Combination Agreement on the part of any party, except in the case of fraud or a willful material breach of the Business Combination Agreement prior to such termination. None of the parties to the Business Combination Agreement will owe any fee to any of the other parties as a result of termination of the Business Combination Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. Each of the Related Agreements has been filed as an exhibit to this proxy statement/prospectus. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Stockholder Support and Lock-Up Agreement

In connection with the Business Combination Agreement, NGA, Lion and the Sponsor entered into the Stockholder Support and Lock-Up Agreement pursuant to which Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination. Additionally, the Sponsor agreed, among other things, not to (a) transfer any of its shares of NGA Common Stock or NGA Warrants, or any Lion Common Shares or Lion Warrants acquired in exchange therefor pursuant to the Business Combination, for certain periods of time as set forth in the Stockholder Support and Lock-Up Agreement, subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the commitment under the Stockholder Support and Lock-Up Agreement to vote in favor of the approval and adoption of the Business Combination and Business Combination Agreement.

In addition, pursuant to the Stockholder Support and Lock-Up Agreement, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board.

Lion Lock-Ups

In connection with the Business Combination Agreement, Lion and the existing shareholders of Lion entered into the Lion Lock-Up Agreements pursuant to which such shareholders agreed not to transfer Lion Common Shares for 180 days following the Effective Date, subject to customary exceptions and the terms therein.

Among other exceptions on the restriction to transfer Lion Common Shares for 180 days, the lock-up agreement entered into by each of Power Energy Corporation, XPND Croissance Fund L.P., 9368-2722 Québec Inc. and 9231-9979 Québec Inc. provides that any transfer of Lion Common Shares made pursuant to the PEC Option Agreement (as defined below) is a permitted transfer thereunder. For more information about the PEC Option Agreement, see the section entitled “Beneficial Ownership of Securities—PEC Option Agreement.”

In addition, the lock-up agreement entered into by 9368-2672 provides that 9368-2672 will be entitled to, during the restricted period ending 180 days following the Effective Date, transfer up to 1,000,000 Lion Common Shares in the aggregate (assuming completion of the Lion Pre-Closing Reorganization), representing less than 4% of the total number of Lion Common Shares held as of the date hereof by 9368-2672, in open market transactions and/or pursuant to private agreements.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on November 30, 2020, NGA and Lion entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Lion agreed to sell to the Subscribers, 20,040,200 Lion Common Shares for a purchase price of $10.00 per share and an aggregate purchase price of $200,402,000, in a private placement.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the consummation of the Business Combination immediately after the closing of the PIPE Financing. The purpose of the PIPE Financing is to raise additional capital which, together with the remaining balance in the Trust Account, is expected to be used to repay indebtedness and fund the growth strategy of Lion, which includes the establishment of a production facility in the United States, the development of proprietary battery modules and packs, the establishment of a new battery pack assembly factory, other research and development activities and an increase in working capital expected to be required to accommodate growth in revenues.

Pursuant to the Subscription Agreements, Lion agreed that, within 15 business days after the consummation of the Business Combination, Lion will file with the SEC (at Lion’s sole cost and expense) the PIPE Resale Registration Statement, and will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Lion that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Lion is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Nomination Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) for so long as it holds a requisite percentage of the total voting power of Lion.

For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital—Nomination Rights.”

Registration Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them. Pursuant to the Specified Customer Warrant, the Specified Customer is also expected to become party to the Registration Rights Agreement upon Closing, and will be granted the same registration rights as those granted to PEC and 9368-2672 thereunder.

For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital—Registration Rights.”

Background of the Business Combination

NGA is a Delaware corporation formed on May 27, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Since the NGA IPO, NGA’s business strategy has been to identify and complete an initial business combination with a company that complements the experience of NGA’s management team and can benefit from their operating and deal expertise. NGA focused, more specifically, on target businesses making a positive contribution to sustainability that would benefit from access to both public market capital and public market expertise, with the goal to produce value for NGA stockholders.

On August 20, 2020, NGA consummated the NGA IPO of 30,000,000 NGA Units at a price of $10.00 per Unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the NGA IPO, NGA consummated the sale of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to NGA stockholders, generating gross proceeds of $7,750,000.

On August 27, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, NGA consummated the sale of an additional 1,945,344 NGA Units and the sale of an additional 389,069 Private Placement Warrants, generating total gross proceeds of $19,842,509.

Following the closing of the NGA IPO, NGA’s management commenced an active search for businesses or assets to acquire for the purpose of consummating its initial business combination. The NGA management team interacted with numerous investment banks and other business contacts to discuss the types of target companies that NGA might find attractive for a possible initial business combination.

Following the closing of the NGA IPO, NGA also formed a target evaluation committee (the “TEC”) comprised of Ian Robertson, Ken Manget, Michael Hoffman, and Avi Das, which met weekly to review sectors and specific potential business combination opportunities. These ideas included internally generated ideas, ideas provided by the underwriters from the NGA IPO and ideas that arose from the extensive relationships that the TEC members have with capital markets representatives. The TEC discussed, considered and evaluated approximately 30 potential acquisition targets in a wide variety of industry sectors, including targets that were engaged in businesses involving energy sustainability or utilizing technologies that would make a positive impact on the environment. The TEC focused on situations where bilateral discussions could be established with the key decision makers, senior executives, stockholders, financial advisors or sponsors. In evaluating potential acquisition targets, the TEC sought to identify a company with a demonstrated customer business proposition, a clearly defined growth program that would be enabled through access to the public capital markets and a proven management team. In evaluating potential targets, the TEC was seeking companies with an equity value in the range of not less than $500 million and up to approximately $3 billion. Of the group of opportunities considered, the organizations which most broadly demonstrated NGA’s desired business characteristics included two companies focused on the electric mobility sector, five companies involved in renewable and lower-emissions power generation, four high-growth technology companies participating in the sustainability sector, two energy-as-a-service companies and seven companies participating in the environmental services sector. In several cases, the TEC engaged in detailed discussions with management and other stakeholders under the terms of mutual non-disclosure agreements.

As part of this process, on or about August 19, 2020, the NGA management team was contacted by representatives of BMO Capital Markets to determine whether there was general interest in discussing the business of a then-unnamed electric vehicle manufacturer. A telephonic meeting was held on August 19, 2020 between representatives of BMO Capital Markets and Ian Robertson, a Director and the Vice Chair of NGA, during which the business proposition of the electric vehicle manufacturer was discussed. Mr. Robertson was advised that this Québec-based business had been successfully producing and delivering all-electric school buses since 2016 and was in the process of leveraging its electric transport platform to produce and sell all-electric urban trucks. Mr. Robertson was also informed about recent developments relating to the target company and its truck operations, including that the Québec-based business had recently entered into a master purchaser agreement with an unnamed customer setting the framework for the purchase of up to 2,500 trucks, at the customer’s discretion. During that call, BMO Capital Markets representatives explained the company’s business strategy, the proposed transaction structure and the potential merits of a business combination between the target company and NGA. Mr. Robertson was advised that the potential target had retained BMO Capital Markets, National Bank Financial and Roth Capital to solicit interest from a number of special purpose acquisition corporations for a potential business combination. While NGA’s acquisition strategy did not intend to focus on potential transactions in competitive or auction situations, Mr. Robertson was advised that potential existed to enter into bilateral discussions with the target in due course.

Following the call on August 19, 2020, Mr. Robertson was provided with the name of the target company, Lion, a short business summary describing the business of Lion and a draft confidentiality agreement. On the same day, Mr. Robertson caused the Sponsor, on behalf of NGA, to execute the confidentiality agreement with Lion. Following execution of the confidentiality agreement, Mr. Robertson was provided with a confidential information package regarding Lion on August 20, 2020.

On August 21, 2020, Ian Robertson contacted representatives of BMO Capital Markets to suggest a meeting with representatives of Lion to allow a greater discussion on the Lion business. The meeting was scheduled for August 25, 2020, at Lion’s offices and factory in Québec. Due to COVID-19 travel restrictions between the United States and Canada, only Canadian-based members of the NGA management (Mr. Robertson and Mr. Ken Manget, the Chief Financial Officer of NGA) were able to participate in person at such meeting. However, prior to the August 25 meeting, representatives of NGA held numerous calls to discuss the Lion opportunity and to determine its suitability as a potential business combination transaction with NGA. Management of NGA began discussing the requirements for due diligence investigations regarding Lion and its business, including with respect to the company’s products, targeted markets and competitors, as well as recent comparable transactions.

On August 25, 2020, Messrs. Robertson and Manget met at Lion’s offices and factory in Saint-Jérôme, Québec with the Lion senior management team together with representatives of BMO Capital Markets and National Bank Financial. Discussion topics at the meeting included Lion’s corporate history, business plan and future development plans. During that visit, members of NGA’s management provided the Lion management team with an overview of NGA (including the NGA IPO and funds held in the Trust Account) and key considerations for a potential business combination.

Following the August 25 meeting, representatives of NGA contacted numerous investment banking firms to identify firms with specific experience in analyzing electric vehicle companies. After considering proposals from three investment banks, the determination was made that Barclays Capital Inc. (“Barclays”) demonstrated the most relevant experience, and Barclays was retained by NGA to assist NGA with due diligence and provide capital markets advisory services to NGA.

On September 8, 2020, representatives of NGA met with the Lion senior management at Lion’s offices in Saint-Jérôme, Québec, to present a preliminary non-binding transaction proposal to Lion. The content of the preliminary non-binding transaction proposal included an overview of NGA, track record of NGA team, indicative terms of a potential business combination between NGA and Lion, and a proposed transaction timeline. The proposal noted a potential initial enterprise value of approximately $3.5 billion, based on a 10x to 15x multiple of Lion’s estimated 2024 EBITDA, discounted to present value using an annual discount rate of 20%.

On September 9, 2020, on the basis of NGA’s preliminary non-binding transaction proposal, Lion granted NGA access to Lion’s electronic data room. NGA, supported by representatives of Barclays, conducted further analysis regarding Lion’s business plan, technology and addressable market. Conference calls were held with the Executive Vice-President and Chief Financial Officer of Lion, supported by representatives of BMO Capital Markets and National Bank Financial, to discuss Lion’s financial model and capital requirements. Calls were held between Mr. Robertson and Mr. Marc Bedard, the CEO – Founder of Lion. The teams from NGA, Lion and Barclays held specific due diligence sessions during the period from September 9, 2020 to September 16, 2020, including a teleconference call on September 15 to discuss Lion’s battery systems and proprietary technology, and another teleconference call on September 16 to discuss Lion’s manufacturing capacity and supply chain considerations.

On September 10, 2020, NGA engaged Husch Blackwell LLP (“Husch”) to be its legal counsel in connection with business combination discussions with Lion.

On September 17, 2020, Lion engaged Vinson & Elkins L.L.P. (“Vinson & Elkins”) as U.S. counsel to assist its Canadian counsel, Stikeman Elliott LLP (“Stikeman”), in connection with the Business Combination.

On September 17, 2020, representatives of NGA travelled to the Lion factory for an additional due diligence session including discussions regarding Lion’s relationship with its major customers, product rollout timeframe, competitive landscape, risks associated with executing Lion’s business plan and valuations of comparable companies.

At this meeting, the NGA team presented further thoughts regarding a potential business combination with Lion. Messrs. Robertson and Manget indicated to Lion and its advisors that, subject to further confirmatory due diligence and based on NGA’s analysis to date of Lion and its business as well as its potential for strong growth in the future, NGA believed that it could provide an amount of capital sufficient to support Lion in the execution of its business plan and growth strategy. This capital would be provided in the context of a business combination that could potentially value Lion at up to $3.5 billion, on a debt free, cash free basis. Based on such discussions, representatives of BMO Capital Markets indicated to Messrs. Robertson and Manget that they believed Lion and Lion’s Board and key shareholders would view NGA’s proposal favorably, and that, subject to the entering into of a non-binding letter of intent setting forth the key terms of a proposed business combination, they would likely be prepared to enter into exclusive negotiations with NGA.

Members of management of NGA, representatives of Barclays and Husch discussed the terms of a non-binding letter of intent to be sent to Lion, including the amount of funds to be available to the post combination entity upon the closing of the proposed transaction. The transaction described in the proposed letter of intent also contemplated (a) concurrent with the closing of the proposed business combination, private placements would be completed such that Lion would have not less than $400 million in net proceeds following the Business Combination (taking into account the cash held in trust by NGA), (b) that Lion and NGA would mutually agree to negotiate exclusively with each other during the term of the letter of intent and (c) other terms customary for a transaction of the type being proposed, including as to board governance, registration rights and restrictions on the transfer of shares held by existing Lion shareholders and certain NGA stockholders (i.e., lock ups).

On September 17, 2020, Mr. Robertson presented a draft letter of intent to the Lion management team, and representatives of Lion and NGA subsequently negotiated the terms of such letter of intent. On September 22, 2020, NGA delivered to Lion an executed version of the non-binding letter of intent in respect of the proposed business combination (the “Letter of Intent”), which was countersigned by Lion on September 23, 2020. The Letter of Intent provided for, among other things:

•

subject to the completion of due diligence satisfactory to NGA, a business combination involving the Business Combination of Lion with NGA at an initial pro forma enterprise value of $2.95 billion (including all shares issuable to holders of outstanding vested warrants and vested options);

•	a secondary offering pursuant to which Lion shareholders would sell up to $75 million worth of shares in Lion concurrent with the PIPE Financing at the same valuation;

•	Lion’s and NGA’s mutual agreement to negotiate exclusively with each other prior to the termination of the Letter of Intent;

•

a transaction closing conditioned upon, among other things, the completion of the PIPE Financing, with proceeds therefrom, when taken together with the net proceeds contained in the NGA Trust Account after redemptions, totaling not less than $400 million (after fees and expenses); and

•	certain other provisions relating to the composition of the board of directors, restrictions on the sale of shares of stock (i.e., lock-ups), and registration rights.

On September 24, 2020, management of NGA and Lion, together with representatives of Barclays, BMO Capital Markets and National Bank Financial, had a teleconference kickoff call during which the parties discussed the proposed Business Combination, the timetable for certain key deliverables and the status of due diligence. During the call, the parties also discussed the steps to consummate a transaction as well as a proposed timeline for the launch of a private placement offering, the signing of definitive transaction agreements and the closing of the transaction.

On September 25, 2020, representatives of Vinson & Elkins, Stikeman and Husch held a legal counsel teleconference call to discuss expectations regarding the general proposed legal structure for a business combination between NGA and Lion, an overview of expected transaction documentation, and the due diligence process.

On September 28, 2020, NGA held by teleconference a board meeting to approve its Quarterly Report on Form 10-Q filing in respect of the fiscal period ended June 30, 2020, and members of NGA’s management reviewed with the NGA Board potential target companies that had been evaluated by the TEC. At that meeting, NGA management provided the NGA Board with an update on their discussions with representatives of Lion and conveyed their belief that a business combination with Lion represented a more attractive acquisition opportunity than the other potential combinations then being evaluated. The recommendation to pursue the Business Combination with Lion over the other potential combinations was generally the result of, but not limited to, one or more of:

•

the other potential combinations did not fully meet the investment criteria of NGA, which included, among other things, candidates having a proven business proposition with current products being sold to current customers, demonstrating a growth strategy that would be facilitated by exposure to the public capital markets and which would benefit from NGA’s management’s expertise, insight and capital markets expertise;

•	the determination of the TEC that the opportunity presented by Lion was of superior quality to the other potential combinations; and

•	confidence in the Lion management team and their collective commitment to work collaboratively through to the completion of the PIPE Financing and closing of the Business Combination.

After reviewing Lion, its business plan, the merits of a combination and the results of NGA management’s due diligence, the NGA Board directed its management to pursue its discussions pursuant to the terms set out in the Letter of Intent.

On September 28, Barclays provided to NGA, Lion and their advisors a proposed timetable for the PIPE Financing and closing of the Business Combination and a plan for identifying and approaching potential investors.

Also on September 28, NGA engaged Borden Ladner Gervais LLP (“BLG”), as Canadian legal counsel to work with Husch in providing legal due diligence assistance to NGA and to provide legal advice on Canadian tax, securities, and other aspects of the Business Combination transaction. U.S. and Canadian legal counsel for both parties held a further call on September 30 to discuss and confirm the proposed structure of a business combination between Lion and NGA and to discuss the due diligence process.

In early October 2020, NGA engaged (a) an industry consultant to assist NGA in the evaluation of Lion, the total addressable market of Lion’s products, the cost of alternative fuels and the total cost of ownership of Lion’s products in relation to traditional diesel powered trucks and buses and certain alternative electric drivetrain products projected for the future, (b) KPMG to provide financial and tax due diligence investigations assistance and (c) a consulting firm to provide assistance with general due diligence on Lion and its senior management team.

On October 3, 2020, the presentation prepared by NGA for use in discussions with potential investors interested in participating in the PIPE Financing was provided to the NGA Board and the NGA management team solicited comments and feedback from the NGA Board members.

Following discussions between NGA and Lion and their respective advisors, NGA authorized Barclays on October 6, 2020 to begin contacting prospective investors, on a confidential basis, for a proposed private placement offering of up to $500 million. Commencing on this date, NGA and Barclays made available to investors interested in participating in the PIPE Financing the investor presentation relating to Lion and its business, which presentation reflected comments provided by the NGA and Lion management teams and their respective advisors and included certain prospective financial information for Lion, as well as a pro forma capitalization table of the post combination company as of the closing of the Business Combination.

Through the balance of the month of October and continuing until November 19, 2020, the Lion management team, supported by NGA and Barclays, made numerous teleconference presentations to potential investors in the PIPE Financing.

On October 23, 2020, representatives of Barclays presented their views to the NGA management team regarding feedback provided by prospective investors in the PIPE Financing, including with respect to the implied pre-money valuation of Lion, the perception of certain proposed terms of the transaction and the timetable for marketing the private placement offering. On October 24, Lion and NGA management discussed the feedback provided by Barclays. During this meeting, the parties determined that, in light of challenging market conditions, the pro forma enterprise value under the PIPE Financing proposition would be reduced to $1.5 billion, the secondary offering component of the transaction would be removed from the proposal and the maximum proceeds being sought under the PIPE Financing would be reduced. The investor presentation was updated to reflect those changes.

On October 16, 2020, Vinson & Elkins and Stikeman delivered an initial draft of a Business Combination Agreement to Husch and BLG. On October 26, 2020, Husch sent a revised draft of the Business Combination Agreement to Vinson & Elkins and Stikeman, together with agreements respecting restrictions on the transfer of shares held by certain Lion shareholders and certain NGA stockholders (taken together with the Business Combination Agreement and certain other ancillary agreements, the “Transaction Documents”). During the balance of the month of October and through November 29, 2020, Lion and NGA and their respective advisors held numerous conference calls and exchanged several drafts of the Transaction Documents to resolve issues raised by NGA or Lion, which focused principally on: (a) the representations, warranties and covenants provided by Lion; (b) certain governance matters, including the composition of the board of directors of Lion following Closing and the terms and conditions of the nomination rights agreement to be put in place effective as of Closing, (c) limitations on the right of existing Lion shareholders and certain NGA stockholders to transfer their shares following the Business Combination (i.e., lock up provisions), and registration rights to be granted to certain existing shareholders of Lion, and (d) the terms of the subscription by the Sponsor for Working Capital Warrants to fund transaction costs to be incurred by NGA prior to the closing. On November 29, 2020, the Lion and NGA management teams and their respective legal counsel finalized the terms and conditions of the Transaction Documents.

On November 29, 2020, the NGA Board convened a special meeting by teleconference. NGA management updated the NGA Board on the results of their due diligence and the rationale for the Business Combination, provided a review of fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction and reviewed the terms of the Transaction Documents. After review of the information presented to the NGA Board, the NGA Board unanimously approved the Business Combination Agreement, the other Transaction Documents and the PIPE Financing.

Lion’s Board and shareholders also approved the Business Combination Agreement effective as of November 29, 2020.

Later that evening, the investors that have agreed to purchase securities of Lion in connection with the PIPE Financing executed the Subscription Agreements.

Before the market opened on November 30, 2020, the parties executed the Business Combination Agreement and other Transaction Documents, and NGA and Lion announced the proposed business combination, together with the execution of the Business Combination Agreement and the Subscription Agreements. During the morning of November 30, 2020, representatives of NGA and Lion conducted an investor conference call to announce the Business Combination.

NGA Board’s Reasons for the Approval of the Business Combination

The NGA Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the NGA Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The NGA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the NGA Board may have given different weight to different factors. This explanation of the reasons for the NGA Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the NGA Board reviewed the results of the due diligence conducted by NGA’s management and advisors, which included:

•	meetings and calls with the management teams, advisors and Lion regarding operations and forecasts;

•	meetings and calls with certain of Lion’s customers, suppliers and industry partners;

•	research on comparable public companies, including electric vehicle developers, component part suppliers and conventional truck manufacturers;

•	review of material contracts;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Lion and the Business Combination; and

•	review of the financial statements of Lion.

In approving the Business Combination, the NGA Board determined not to obtain a fairness opinion. The officers and directors of NGA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Barclays, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the NGA Board include, but are not limited to, the following:

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Lion’s Capital Light and Cost-Effective Business Model. The NGA Board considered the amount of capital estimated to be needed for Lion to achieve volume production of its products, including related research and development and capital expenditure activities, in light of the estimated amount of cash to be available after the completion of the proposed Business Combination.

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Lion’s Competitive Advantages in Cost of Ownership and Fueling Infrastructure. The NGA Board considered the low total expected cost of ownership of Lion’s solutions, which are expected to enable customer fleets to achieve operational cost savings compared to diesel powered fleets.

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Lion’s Competitive Advantages in Vehicle Performance. The NGA Board considered the projected performance capabilities (including range, payload, charging considerations) of Lion’s products compared to proposed alternatives.

•

Strong Customer Demand. The NGA Board considered interest from commercial vehicle owners and operators for Lion’s product line-up and Lion’s strong customer demand for its vehicles, including purchase orders entered into to date as well as the master purchaser agreement with an unnamed customer setting the framework for the purchase of up to 2,500 Lion 6 and Lion8 trucks, at the customer’s discretion.

•

Terms of the Business Combination Agreement. The NGA Board reviewed the financial and other terms of the Business Combination Agreement and related transaction agreements and determined that they were the product of arm’s-length negotiations among the parties.

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Independent Director Role. The NGA Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. NGA’s independent directors took an active role in guiding NGA management as NGA evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, NGA’s independent directors unanimously approved, as members of the NGA Board, the Business Combination Agreement and the Business Combination.

In addition, the NGA Board determined that the Business Combination satisfies the investment criteria that the NGA Board identified in connection with the NGA IPO. For more information about the Business Combination, see the section entitled “—Background of the Business Combination.”

In the course of its deliberations, the NGA Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•

Scale-up Risk. The risk that Lion has insufficient manufacturing capacity to fully satisfy its mid-term production forecasts, and the risk that it may not be able to efficiently develop such incremental manufacturing capacity.

•	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Lion’s revenues.

•

Future Growth Risk. The risk that future growth of Lion is dependent upon the trucking and busing industries’ willingness to adopt alternative technologies, including vehicles equipped with Lion’s solutions.

•	Cost Assumption Risk. The risk that Lion may not be able to achieve current cost assumptions.

•	Supply Risk. The risk that Lion’s suppliers may not be able to deliver the necessary components for Lion’s vehicles at prices or volumes acceptable to Lion.

•	Competitive Risk. The risk that Lion operates in a highly competitive and rapidly evolving industry.

•	Public Company Risk. The risks associated with being a publicly traded company that is in its earlier stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of NGA’s stockholders may elect to redeem their shares in connection with the Business Combination pursuant to NGA’s existing Certificate, which could make the Business Combination more difficult to complete or reduce the amount of cash available to Lion to accelerate its business plan following the closing.

•	NGA Stockholder Vote Risk. The risk that NGA stockholders may fail to provide the votes necessary to effect the Business Combination.

•

Litigation Risk. The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risks of a failure to satisfy conditions to completion of the Business Combination, including certain conditions the satisfaction of which is not within NGA’s control.

•	No Third-Party Valuation Risk. Risks arising from NGA’s election to not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•	NGA Stockholders Receiving a Minority Position Risk. Risks arising from the fact that the NGA stockholders will hold a minority position in the combined company.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

•	Other Risks Factors. Various other risk factors associated with Lion’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the NGA Board also considered that the Sponsor and some officers and directors of NGA, in their individual capacities, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the NGA stockholders generally. NGA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the NGA Board, the Business Combination Agreement and the Business Combination. For more information about the interests of certain persons in the Business Combination, see the section entitled “—Interests of Certain Persons in the Business Combination.”

The NGA Board concluded that the potential benefits that it expects NGA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the NGA Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, NGA’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of NGA approve each of the Proposals.

The above discussion of the material factors considered by the NGA Board is not intended to be exhaustive but does set forth the principal factors considered by the NGA Board.

Unaudited Prospective Financial Information

Lion does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future financial or operational performance, revenue, financial condition or other results. However, Lion has established targets relating to its consolidated results of operations and its business in connection with the proposed Business Combination, including internally prepared forecasts for each of the fiscal years ending December 31, 2020 through 2024, and supplied them to its board of directors and to NGA. In connection with the proposed Business Combination, NGA management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the NGA Board as part of the NGA Board’s review and subsequent approval of the Business Combination.

Lion prepared these financial projections solely for internal use and not with a view toward public disclosure or toward complying with IFRS or the published guidelines of the SEC regarding projections. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that NGA, Lion, their respective directors, officers, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any NGA stockholder or any other investor in NGA or Lion regarding the information included in these financial projections. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Lion will not refer back to the financial projections in its future periodic reports filed under the applicable securities laws, including Exchange Act. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus only because the projections were made available to NGA and the NGA Board in connection with their review of the proposed Business Combination.

These financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, including the duration and effects of the COVID-19 pandemic, as well as matters specific to Lion’s business, all of which are difficult to predict and many of which are beyond Lion’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared in July 2020. As such, Lion’s actual results may materially vary from the financial projections set out below. These financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF LION’S INTERNAL FINANCIAL PROJECTIONS, NEITHER LION NOR NGA UNDERTAKES ANY OBLIGATIONS AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE NGA BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Lion. Neither Raymond Chabot Grant Thornton LLP, Lion’s independent registered public accounting firm, nor Marcum LLP, NGA’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither Raymond Chabot Grant Thornton LLP nor Marcum LLP express an opinion or any other form of assurance with respect thereto. The Raymond Chabot Grant Thornton LLP report included in this proxy statement/prospectus relates to Lion’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Key Financial Metrics:

The financial projections set out below assume the consummation of the Business Combination and were prepared based upon a variety of assumptions, including those key assumptions which are further described below. If these assumptions prove to be incorrect, Lion’s actual operating and financial results may be materially different from the financial projections set out below.

Since the time that financial projections set out below have been provided for the purposes discussed herein, Lion has completed and made available financial statements comprising the year ended December 31, 2020. See the sections entitled “Selected Historical Financial and Operating Data of Lion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lion” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus.

The key elements of the financial projections provided by NGA management to the NGA Board are summarized in the tables below:

	July 2020 Forecast
	Fiscal Year Ended December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Revenue	$29	$204	$668	$1,672	$3,625
Adjusted EBITDA	(4)	29	119	295	707

Lion defines Adjusted EBITDA, a non-IFRS financial measure, as net income (loss) before finance costs, income tax expense or benefit, and depreciation and amortization, adjusted for share-based compensation, changes in fair value of share warrant obligation, foreign exchange loss (gain) and certain non-recurring expenses. Due to the forward-looking nature of these projections, reconciling such projections to IFRS measures is not practicable. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and may not be comparable to similarly titled measures used by other companies.

Lion’s forecast is based on a number of assumptions, including the number of medium and heavy-duty trucks and school buses that Lion will manufacture and sell, average selling price per vehicle, management’s assessment of the likelihood of continued sales growth in the markets in which it operates, the continued application and the adoption and implementation of new laws, regulations and policies relating to fuel economy and emissions targets as well as financial incentives expected to support EV companies (including, for instance, subsidies, taxes and other broader plans aimed at achieving economy-wide net-zero emissions in certain states, provinces and countries), the deployment of charging infrastructure, no material change in the U.S. dollar to Canadian dollar exchange rate, the continuity of supply in raw materials and the development of new technologies, including with respect to batteries.

Lion’s management estimates that Lion will have an Adjusted EBITDA margin of approximately 20% for its fiscal year ending December 31, 2024.

The forecast also assumes that Lion will be able to lower its cost of batteries by approximately 55% and non-battery materials by approximately 40% by 2024. It also assumes that Lion will be able to reduce overhead per vehicle by 65% by 2024.

While sales and marketing and general and administrative expenses are expected to increase in absolute dollars as the company grows, such expenses are expected to represent a smaller percentage of revenue as Lion scales, contributing to improvements in Adjusted EBITDA margin over time.

The forecast reflects continued investment in research and development, including the development of additional purpose-built electric vehicle platforms and the continued development of proprietary battery systems. Lion expects to incur approximately $130 million in capital expenditures to complete its planned large-scale U.S. manufacturing facility, and the forecast reflects the assumption that the facility will be operational by January 2023 and completed on budget. Lion expects to incur approximately $125 million in capital expenditures to complete its planned battery assembly facility, and the forecast reflects the assumption that the facility will be operational by January 2023 and completed on budget. The forecast further assumes that Lion will be able to secure $100 million of government support to be used for the construction of the large-scale U.S. manufacturing facility and battery assembly facility.

Satisfaction of 80% Test

It is a requirement under the NGA Certificate and the NYSE Listing Rules that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the NGA Board determined that the fair market value of Lion exceeded $1,500,000,000, based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the NGA Board to vote in favor of the Business Combination, NGA’s Stockholders should be aware that, aside from their interests as NGA stockholders, the Sponsor and certain of NGA’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other NGA stockholders generally. NGA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the NGA stockholders that they approve the Business Combination. Stockholders of NGA should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor (i) holds 8,139,069 Private Placement Warrants acquired at a purchase price of $8,139,069 which, if unrestricted and freely tradable, would be valued at approximately $43,950,973 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated, and (ii) has loaned $3,000,000 to NGA in exchange for a promissory note and, assuming NGA Stockholder approval of the Corrective Amendment Proposal, will purchase 3,000,000 NGA Working Capital Warrants from NGA for a purchase price of $3,000,000, which if issued and unrestricted and freely tradable would be valued at approximately $16,200,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which will be subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), all of which would expire worthless if a business combination is not consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Founder Shares and (due to forfeiture to NGA of 638,664 Founder Shares as a result of the less-than-full exercise of the underwriters’ over-allotment option in connection with the NGA IPO) continues to hold 7,986,336 Founder Shares, which if unrestricted and freely tradable would be valued at approximately $131,774,544, based on the closing price of NGA’s Common Stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that NGA’s independent directors collectively invested $675,000 to acquire interests in Sponsor that entitle such directors to receive a distribution from Sponsor, following an initial business combination, of (i) 675,000 Private Placement Warrants which, if unrestricted and freely tradable, would be valued at approximately $3,645,000 based on the closing price of NGA’s Public Warrants of $5.40 per warrant on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of 30 days following the closing of the Business Combination), which warrants would expire worthless if a business combination is not consummated, and (ii) 525,000 Founder Shares (or securities issued in exchange therefor) which, if unrestricted and freely tradable, would be valued at approximately $8,662,500 based on the closing price of NGA’s Common Stock of $16.50 per share on March 10, 2021 (but which are subject to a lock-up and not freely tradable for a period of up to one year following the closing of the Business Combination), which shares would be worthless if a business combination is not consummated;

•

the fact that the Sponsor and NGA’s officers and directors have agreed not to redeem any of the shares of NGA Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the anticipated continuation of Messrs. Ian Robertson and Chris Jarratt as directors of Lion after the consummation of the Business Combination and the fact that, in connection with the Business Combination, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board;

•

the fact that the Sponsor and NGA’s officers and directors will be reimbursed for expenses incurred in connection with activities on behalf of NGA, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $480,000 as of January 31, 2021;

•	the fact that the Sponsor and NGA’s officers and directors will lose their entire investment in NGA if an NGA fails to complete an initial business combination by August 20, 2022;

•

the fact that if the NGA Trust Account is liquidated, including in the event that NGA fails to complete an initial business combination by August 20, 2022, the Sponsor has agreed to indemnify NGA to ensure that the proceeds in the NGA Trust Account are not reduced below $10.00 per public share by the claims of any target business to which NGA has any obligations or any third party for services rendered or products sold to NGA (except as to any indemnification claims of the underwriters in the NGA IPO against certain liabilities, including liabilities under the Securities Act), unless such target business or third party has executed a waiver of all rights to seek access to the NGA Trust Account; and

•

the fact that NGA’s officers have agreed not to become a director or officer of any other blank check company that has publicly filed a registration statement with the SEC until NGA has entered into a definitive agreement regarding an initial business combination or fails to complete an initial business combination by August 20, 2022.

Total Company Shares to Be Issued in the Business Combination

Lion and NGA anticipate that, upon completion of the Business Combination, the ownership of Lion will be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares purchased in the PIPE Financing), which will constitute approximately 69.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 33,195,344 Lion Common Shares (inclusive of 1,250,000 shares purchased in the PIPE Financing), which will constitute approximately 17.6% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) will own 16,827,700 Lion Common Shares, which will constitute approximately 8.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 8,186,336 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute approximately 4.3% of the total issued and outstanding Lion Common Shares as of Closing, subject to distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents.

The number of shares and the interests set forth above are on a non-diluted basis and assume that (a) no NGA Public Stockholders elect to have their NGA Public Shares redeemed, (b) the Lion Pre-Closing Reorganization is implemented immediately prior to or concurrently with Closing, (c) 20,040,200 Lion Common Shares are issued in the PIPE Financing, (d) 31,945,344 Lion Common Shares are issued to the NGA Public Stockholders in the Business Combination, (e) 7,986,336 Lion Common Shares are issued to the Sponsor in the Business Combination in respect of the Founder Shares, (f) the only NGA Public Stockholders who will purchase Lion Common Shares in the PIPE Financing are those who have filed a Schedule 13G or Schedule 13D with the SEC in respect of their beneficial ownership of shares of NGA Common Stock, and (g) there are no other issuances of equity interests of NGA or Lion. In addition, the foregoing do not take into account the possibility that Sponsor, existing Lion Shareholders, or any Subscriber (other than Subscribers which have filed a Schedule 13G or Schedule 13D in respect of their beneficial ownership of shares of NGA Common Stock) may be or become an NGA Public Stockholder as a result of any purchase of NGA Public Shares in the NGA IPO open market. As a result of the Business Combination, the economic and voting interests of NGA Public Stockholders will decrease.

The ownership percentages with respect to Lion set forth above are on a non-diluted basis and do not take into account warrants to purchase Lion Common Shares that will remain outstanding immediately following the Business Combination, including those received by holders of NGA Warrants and the Specified Customer Warrant, and any other convertible equity securities or instruments of Lion that will remain outstanding immediately following the Business Combination, including stock options. If the facts are different than these assumptions or if convertible Securities are exercised, the percentage ownership of NGA’s existing stockholders in Lion following the Business Combination will be different. For example, assuming that all 24,111,741 NGA Warrants (including 8,139,069 Private Placement Warrants, but excluding the 3,000,000 NGA Working Capital Warrants to be issued in connection with but prior to the Closing of the Business Combination) were exercisable and exercised following completion of the Business Combination and further assume that no NGA Public Stockholders elect to have their NGA Public Shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Lion would be as follows:

•

the existing shareholders of Lion will own 130,308,671 Lion Common Shares (inclusive of 1,762,500 shares to be purchased in the PIPE Financing), which will constitute 61.3% of the total issued and outstanding Lion Common Shares as of Closing;

•

the NGA Public Stockholders will own 49,168,016 Lion Common Shares (inclusive of 1,250,000 shares to be purchased in the PIPE Financing), which will constitute 23.1% of the total issued and outstanding Lion Common Shares as of Closing;

•

the Subscribers (excluding any shares currently held or to be purchased in the PIPE Financing by any existing shareholders of Lion or stockholders of NGA participating in the PIPE Financing) will own 16,827,700 Lion Common Shares, which will constitute 7.9% of the total issued and outstanding Lion Common Shares as of Closing; and

•

the Sponsor will own 16,325,405 Lion Common Shares (inclusive of 200,000 shares purchased in the PIPE Financing by the managing members or other executive officers of the Sponsor), which will constitute 7.7% of the total issued and outstanding Lion Common Shares as of Closing, subject to distribution of such securities by Sponsor to its members upon or promptly following the Closing pursuant to Sponsor’s governing documents.

The NGA Warrants and the NGA Working Capital Warrants (or warrants issued in exchange therefor) will become exercisable upon the later of (i) 30 days after the completion of an initial business combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation.

For more information, see the sections entitled “Summary of the Proxy Statement/Prospectus—Ownership of Lion After the Closing” and “Unaudited Pro Forma about the ownership of Lion and pro forma financial information, Consolidated Combined Financial Information—Beneficial Ownership.”

Board of Directors of Lion Following the Business Combination

The business and affairs of Lion will be managed by or under the direction of Lion’s Board following completion of the Business Combination. Under Lion’s articles, to be effective at closing of the Business Combination, Lion’s Board is to consist of a minimum of three and a maximum of 20 directors as determined from time to time by the directors. Immediately after closing of the Business Combination, Lion’s Board will consist of eight directors: Sheila Colleen Bair, Marc Bedard, Christopher Jarratt, Pierre Larochelle, Pierre-Olivier Perras, Ian Robertson, Michel Ringuet and Pierre Wilkie. Mr. Larochelle serves and will continue to serve upon Closing as Chairman of Lion’s Board. In addition, considering that Mr. Larochelle is considered non-independent, the Board has elected to appoint Mr. Ringuet as independent Lead Director effective as of Closing. The primary responsibilities of Lion’s Board will be to provide oversight, strategic guidance, counseling and direction to Lion’s management. Lion’s Board will meet on a regular basis and additionally as required. For more information about Lion’s Board, see the section entitled “Management After the Business Combination—Executive Officers and Directors After the Business Combination.”

Under the Business Corporation Act (Québec), between annual general meetings of Lion’s shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one third of the number of directors elected at the previous annual meeting of shareholders. The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of Lion’s next annual shareholders meeting.

Certain aspects of the composition and functioning of Lion’s Board will be subject to the rights of PEC and 9368-2672 under the Nomination Rights Agreement to be entered into at closing of the Business Combination among Lion and such shareholders. For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital—Nomination Rights.”

In addition, in connection with the Business Combination, Lion has entered into the Stockholder Support and Lock-Up Agreement pursuant to which Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board. For more information about the Stockholder Support and Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Support and Lock-Up Agreement.”

Subject to the foregoing agreements, nominees for election as directors will be recommended to Lion’s Board by Lion’s nominating and corporate governance committee in accordance with the provisions of applicable corporate law and the charter of the nominating and corporate governance committee. For more information about the nominating and corporate governance committee, see the section entitled “Management after the Business Combination—Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

Redemption Rights

Under the NGA Certificate, holders of NGA Common Stock may elect to have their NGA Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including interest net of taxes payable), by (b) the total number of outstanding NGA Public Shares, provided that NGA will not redeem any NGA Public Shares to the extent that such redemption would result in NGA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of January 31, 2021, this would have amounted to approximately $10.00 per share.

If a holder exercises its redemption rights, then such holder will be exchanging its NGA Public Shares for cash and will no longer own NGA Public Shares and will not participate in future growth of Lion, if any. Such a holder will be entitled to receive cash for its NGA Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to NGA’s transfer agent in accordance with the procedures described herein. For more information about the procedures to be followed if you wish to redeem your shares for cash, see the section entitled “The NGA Special Meeting—Redemption Rights.”

Appraisal Rights

There are no appraisal rights available to holders of shares of NGA Common Stock, NGA Warrants or Lion Common Shares in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a capital transaction of Lion equivalent to the issuance of shares by Lion in exchange for the net monetary assets of NGA. The Business Combination does not constitute a business combination as defined in International Financial Reporting Standards 3, Business Combinations, as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3.

Material U.S. Federal Income Tax Considerations

The following describes material U.S. federal income tax considerations for beneficial owners of NGA Common Stock and NGA Warrants (“NGA Securities”) immediately prior to the Business Combination in respect of (i) electing to have their NGA Common Stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of Lion Common Shares and Lion Warrants (“Lion Securities”) following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of NGA Securities immediately prior to the Business Combination or, as a result of owning such NGA Securities, of Lion Securities immediately following the Business Combination. Unless otherwise noted, the following discussion is the opinion of Vinson & Elkins L.L.P., Lion’s U.S. tax counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of Vinson & Elkins L.L.P. is dependent on the accuracy of factual representations made by Lion or NGA to them, including descriptions of NGA’s operations contained herein. Statements contained herein that Lion or NGA “believes,” “expects,” or “intends” or other similar phrases are not legal conclusions or opinions of Vinson & Elkins L.L.P. This discussion applies only to NGA Securities and Lion Securities, as the case may be, held as a “capital asset” for U.S. federal income tax purposes (generally property held for investment). This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Company Split Adjustment and the PIPE Financing. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Holders to which this section applies. Lion has not sought and will not seek any rulings from the IRS with respect to the positions or conclusions described in the following discussion. The statements and conclusions herein are not free from doubt, and there can be no assurance that your, NGA’s or Lion’s tax advisors, the IRS, or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local, or non-U.S. tax laws, any tax treaties, or any other tax law. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	persons that hold (including constructively) 10% or more of NGA’s stock (by vote or by value);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell NGA Securities or Lion Securities under the constructive sale provisions of the Code;

•	persons that acquired NGA Securities or Lion Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States;

•

persons that hold NGA Securities or Lion Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	the initial stockholders, the Sponsor, or NGA’s officers or directors; and

•	Holders of Lion Securities prior to the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds NGA Securities or Lion Securities, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding NGA Securities or Lion Securities are urged to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an individual who is not a permanent resident of the United States (i.e., not a “green card” holder) but is treated as a resident of the United States for U.S. tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Also, for purposes of this discussion, a “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING, BUT NOT LIMITED TO, U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of NGA Common Stock

Tax Characterization of Redemption

In the event that a Holder’s NGA Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The NGA Special Meeting—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the NGA Common Stock under Section 302(a) of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of NGA Common Stock treated as held by the Holder (including any stock constructively owned by the Holder, including as a result of owning warrants or otherwise) relative to all shares of NGA Common Stock outstanding both before and after the redemption. The redemption of a Holder’s NGA Common Stock generally will be treated as a sale of such NGA Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the Holder, (ii) results in a “complete termination” of the Holder’s interest in NGA, or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a Holder takes into account not only stock owned directly by the Holder, but also shares of NGA Common Stock that are treated as constructively owned by the Holder. In addition to stock actually owned by a Holder, such Holder may also be treated as constructively owning stock owned by certain related individuals and entities in which the Holder has an interest or that have an interest in such Holder, as well as any stock that the Holder has a right to acquire by exercise of an option, which would generally include NGA Common Stock that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of NGA’s outstanding voting stock actually and constructively owned by the Holder immediately following the redemption of NGA Common Stock must, among other requirements, be less than 80% of the percentage of NGA’s outstanding voting stock actually and constructively owned by the Holder immediately before the redemption. There will be a complete termination of a Holder’s interest if either (i) all of the shares of NGA Common Stock actually and constructively owned by the Holder are redeemed or (ii) all of the shares of NGA Common Stock actually owned by the Holder are redeemed and the Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the Holder does not constructively own any other stock. Finally, the redemption of a Holder’s NGA Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the Holder’s proportionate interest in NGA. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in NGA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of electing to have NGA Common Stock redeemed for cash.

If none of the foregoing tests are satisfied, the Holder will generally be treated as receiving a distribution of cash from NGA. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from NGA’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of NGA’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Holder’s adjusted tax basis in its NGA Common Stock. Any remaining excess will be treated as gain realized on the sale of the NGA Common Stock. After the application of these rules, any remaining tax basis of the Holder in the redeemed NGA Common Stock will be added to the Holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the Holder’s adjusted tax basis in its warrants or in other stock constructively owned by it.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of NGA Common Stock.

Gain or Loss on Redemption Treated as a Sale of NGA Common Stock. If the redemption is treated as a sale of NGA Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its NGA Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its NGA Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be short-term capital gain or loss if the U.S. Holder held the NGA Common Stock redeemed for one year or less. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates, but short-term capital gains are generally taxed at ordinary income rates. In addition, the deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of NGA Common Stock, the U.S. Holder will generally be treated as receiving a distribution of cash from NGA, as discussed above. The portion of such distribution treated as gain realized on the sale of the NGA Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section entitled “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of NGA Common Stock—Considerations for U.S. Holders—Gain or Loss on Redemption Treated as a Sale of NGA Common Stock.”

Dividends NGA pays to a U.S. Holder that is classified as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends NGA pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

It is unclear whether the redemption rights with respect to the NGA Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction, long-term capital gains treatment, or the preferential tax rate on qualified dividend income, as the case may be.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the NGA Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. U.S. Holders of NGA Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their NGA Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Withholding and Backup Withholding. Payments received by a U.S. Holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of NGA Common Stock.

Gain on Redemption Treated as a Sale of NGA Common Stock. If the redemption qualifies as a sale of NGA Common Stock with respect to a Non-U.S. Holder, such Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its NGA Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•

NGA is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. Holder held NGA Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income on a net income basis at the regular rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. Holder, any gain recognized by such holder with respect to such holder’s NGA Common Stock as a result of the redemption would be subject to tax at generally applicable U.S. federal income tax rates, and a U.S. federal withholding tax could apply. However, NGA believes that it is not, and has not been at any time during the five-year testing period, a United States real property holding corporation and will provide Lion a certificate to this effect in connection with the closing of the Business Combination.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of NGA Common Stock, a Non-U.S. Holder will generally be treated as receiving a distribution of cash from NGA, as discussed above. The portion of such distribution treated as gain realized on the sale of the NGA Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of NGA Common Stock—Considerations for Non-U.S. Holders—Gain on Redemption Treated as a Sale of NGA Common Stock.”

Subject to the exceptions described below relating to effectively connected income and FATCA (as defined below), any portion of such distribution treated as dividend made to a Non-U.S. Holder on the NGA Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Because NGA generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, NGA normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of NGA’s current and accumulated earnings and profits.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale of NGA Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. Holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. Holders of NGA Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their NGA Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Reporting and Backup Withholding. Any dividends paid to a Non-U.S. Holder (including constructive dividends received pursuant to a redemption of NGA Common Stock) must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Any dividends paid to a Non-U.S. Holder (including constructive dividends received pursuant to a redemption of NGA Common Stock) generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. Holder of NGA Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of NGA Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of NGA Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any dividends paid on NGA Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of NGA Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of NGA Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

HOLDERS OF NGA COMMON STOCK CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations in Respect of Engaging in the Business Combination for Holders of NGA Common Stock and NGA Warrants

The following is a discussion of material U.S. federal income tax considerations for Holders in respect of exchanging their NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants in the Business Combination.

Tax Residence of Lion for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Lion, which is organized under the laws of the Province of Québec (Canada), would be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. organized entity might, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and guidance regarding their application is unclear and incomplete.

As relevant to the Business Combination, under Section 7874 of the Code, an entity that is treated as a corporation for U.S. federal income tax purposes and organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation (and tax residence) relative to the expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”), and (iii) after the acquisition, the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (the “Ownership Test”).

Pursuant to the Business Combination, Lion will acquire all of the outstanding NGA Common Stock. As a result, the determination of whether Lion will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on whether Lion satisfies the Ownership Test and, if it does, whether it satisfies the Substantial Business Activities Exception. If NGA stockholders in Lion were to hold less than 80% (by both vote and value) of the Lion Common Shares following the Business Combination (as determined under Section 7874 of the Code), the Ownership Test will not be satisfied and Lion will not be treated as U.S. corporation for U.S. federal income tax purposes, irrespective of whether the Substantial Business Activities Exception is satisfied. In order for Lion to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of Lion’s expanded affiliated group must be based, located, and derived, respectively, in the country in which Lion is a tax resident after the consummation of the Business Combination (i.e., Canada).

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations promulgated thereunder, and certain factual assumptions, Lion currently expects that, after consummation of the Business Combination, former holders of NGA Common Stock will hold less than 80% (by both vote and value) of the Lion Common Shares by reason of holding NGA Common Stock as determined for purposes of Section 7874 of the Code. In addition, Lion believes it might satisfy the Substantial Business Activities Exception. Accordingly, Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. However, the application of the Ownership Test and Substantial Business Activities Exception must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. In addition, the rules for determining ownership under Section 7874 of the Code are complex, unclear, and the subject of ongoing regulatory change. Thus, Lion’s intended reporting positions described herein are not free from doubt.

Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Lion will not obtain an opinion regarding its treatment as a U.S. corporation under Section 7874 of the Code prior to the closing of the Business Combination, and there can be no assurance that such an opinion could be obtained or, if obtained, would be provided at the desired level of certainty in the future. Moreover, regardless of whether Lion could obtain such an opinion, there can be no assurance that your tax advisors or the IRS would not take a contrary position to those described above or that such a contrary position would not be sustained by a court.

If Lion were to be treated as a U.S. corporation for U.S. federal income tax purposes, this could result in a number of negative tax consequences for Lion and its Holders. For example, Lion would be subject to U.S. federal income tax on its worldwide income and, as a result, could be subject to substantial liabilities for additional U.S. income taxes. Moreover, the gross amount of any dividend payments to Lion’s Non-U.S. Holders could be subject to 30% U.S. withholding tax (depending on the application of any income tax treaty that might apply to reduce the withholding tax), and the ability of Lion’s U.S. Holders to credit any Canadian taxes imposed on them may be materially limited. Holders should consult with, and rely solely upon, their own tax advisors regarding the application of the rules described above and any resultant tax consequences.

Consistent with Lion’s intended reporting position, the remainder of this discussion assumes that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, Lion is not representing to you that Lion will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

The following discussion under the heading “—Tax Characterization of the Business Combination for Holders of NGA Securities” insofar as such discussion constitutes statements of U.S. federal income tax law as to the treatment of the Business Combination as a reorganization within the meaning of Section 368(a) of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code) constitutes the opinion of Husch Blackwell LLP, legal counsel to NGA.

Tax Characterization of the Business Combination for Holders of NGA Securities

Tax Characterization of the Business Combination. In the Business Combination Agreement, each of NGA, Merger Sub and Lion agrees to use its respective reasonable best efforts to (i) cause the Business Combination to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) not (and not permit or cause any of its respective Subsidiaries or Representatives to) take any action that to its knowledge would prevent the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (iii) report the Business Combination as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its tax return for the taxable year that includes the Business Combination unless otherwise required pursuant to applicable Law or a “determination” within the meaning of Section 1313(a) of the Code. Consistent with the Business Combination Agreement, each of Lion and NGA currently expects to file its tax returns consistent with the Business Combination being treated as a reorganization within the meaning of Section 368(a) of the Code.

Based upon customary representations made by NGA and Lion in customary tax representation letters delivered by such parties, customary assumptions (including an assumption regarding the percentage of NGA stockholders that will exercise their redemption rights), and certain covenants and undertakings of NGA and Lion pursuant to the Business Combination Agreement, Husch Blackwell LLP, NGA’s tax counsel, is currently of the opinion that the Business Combination more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code (including that it is not excluded from the application of such provision pursuant to Section 367 of the Code).

However, due to the absence of clear and complete guidance regarding certain requirements that must be satisfied for the Business Combination to qualify as a reorganization within the meaning of Section 368(a) of the Code, the intended tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants in the Business Combination would be treated as a taxable exchange and, as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. One of the requirements that must be satisfied for the Business Combination to qualify as a reorganization within the meaning of Section 368(a) of the Code is the continuity of business enterprise requirement, which generally requires the acquiring corporation (here, Lion) to either continue the historic business of the target (here, NGA) or use a significant portion of the target’s historic business assets in a business. Due to the absence of clear and complete guidance on how this requirement of Section 368(a) of the Code applies in the case of a corporation holding only cash and investment-type assets, such as NGA, this analysis in the context of the Business Combination is subject to significant uncertainty. In addition, there are uncertainties related to the treatment and amount of redemptions that are considered to occur in connection with the Business Combination and, as a result, the opinion of Husch Blackwell LLP is conditioned upon assumptions with respect to such redemptions. Accordingly, no assurance can be given that your tax advisor will agree with our intended tax treatment or that the IRS would not assert, or that a court would not sustain, a contrary position.

Further, the application of Section 368(a) of the Code must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. Neither Lion nor NGA has sought or will seek any rulings from the IRS as to such tax treatment, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Thus, the intended reporting position of Lion described herein is not free from doubt.

In light of the significant uncertainty regarding the tax treatment of the Business Combination, you are strongly urged to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Business Combination to you.

Consequences if the Business Combination Qualifies as a Reorganization for U.S. Holders. If the Business Combination qualifies as a reorganization and the relevant Holder is not subject to the application of Section 367(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of NGA Common Stock and NGA Warrants will be as follows:

•	a U.S. Holder will not recognize gain or loss upon the exchange of NGA Common Stock and NGA Warrants for Lion Common Shares and Lion Warrants pursuant to the Business Combination;

•

a U.S. Holder’s aggregate tax basis for the Lion Common Shares and Lion Warrants received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in their NGA Common Stock and NGA Warrants surrendered in the Business Combination; and

•

the holding period of the Lion Common Shares and Lion Warrants received by a U.S. Holder in the Business Combination will include the holding period of the NGA Common Stock and NGA Warrants surrendered in exchange therefor.

Each U.S. Holder that receives Lion Common Shares and Lion Warrants in the Business Combination is generally required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of NGA Common Stock and NGA Warrants. A “significant holder” is (i) a holder of NGA Common Stock, that, immediately before the Business Combination, owned at least five percent (by vote or value) of the outstanding NGA Common Stock or (ii) a holder of NGA Common Stock or NGA Warrants, that, immediately before the Business Combination, owned securities in NGA with a tax basis of $1,000,000 or more.

Consequences if the Business Combination Qualifies as a Reorganization for Non-U.S. Holders. The U.S. federal income tax consequences of the Business Combination for Non-U.S. Holders of NGA Common Stock and NGA Warrants will generally be the same as for U.S. Holders.

Consequences if the Business Combination Fails to Qualify as a Reorganization for U.S. Holders. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder would recognize gain (but may not be able to recognize loss) upon the exchange of such holder’s NGA Common Stock for Lion Common Shares and upon the exchange of such holder’s NGA Warrants for Lion Warrants, in each case, equal to the difference between the fair market value, at the time of the exchange, of the total consideration received in the Business Combination and such U.S. Holder’s tax basis in the NGA Common Stock or NGA Warrants surrendered in the Business Combination. Generally, such gain or loss would be short-term capital gain or loss if the U.S. Holder’s holding period in the NGA Common Stock or NGA Warrants surrendered in the Business Combination is one year or less at the time of the Business Combination. U.S. Holders who acquired different blocks of NGA Common Stock or NGA Warrants at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock or warrants exchanged in the Business Combination. In addition, the U.S. Holder’s aggregate tax basis in the Lion Common Shares or Lion Warrants received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period of such Lion Common Shares or Lion Warrants would commence the day after the closing of the Business Combination.

Consequences if the Business Combination Fails to Qualify as a Reorganization for Non-U.S. Holders. The tax consequences to Non-U.S. Holders if the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code will generally be the same as described for U.S. Holders above, except that the tax consequences of such characterization for Non-U.S. Holders will generally differ from the consequences for U.S. Holders as described below. Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination failing to qualify for tax-free treatment unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•

NGA is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. Holder held NGA Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income on a net income basis at the regular rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. Holder, any gain recognized by such holder with respect to such holder’s NGA Common Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, NGA does not expect it is, or has been at any time during the five-year testing period, a United States real property holding corporation (and NGA will provide Lion a certificate to this effect in connection with the closing of the Business Combination) and neither NGA nor Lion expects to be a United States real property holding corporation immediately after the consummation of the Business Combination is completed.

Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders. Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that when a U.S. Holder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange is generally not treated as a reorganization in respect of such U.S. Holder. As a result, such U.S. Holder is required to recognize gain, but not loss, realized on such exchange unless certain additional requirements are met. Such requirements would be satisfied if: (i) 50% or less (by vote and value) of the Lion Common Shares is received in the Business Combination, in the aggregate, by U.S. Holders of NGA Common Stock, (ii) 50% or less (by vote and value) of the Lion Common Shares are owned, in the aggregate, immediately after the consummation of the Business Combination by U.S. Holders that are either officers or directors of NGA or five-percent U.S. stockholders of NGA, (iii) in the case of a five-percent U.S. shareholder, a “gain recognition agreement” is filed, and (iv) Lion satisfies a 36-month active trade or business test outside the United States and has a fair market value equal to or greater than NGA. Based on the opinion of Husch Blackwell LLP described above, Lion and NGA intend to take the position that the Business Combination satisfies such requirements and should not result in a U.S. Holder of NGA Securities being required to recognize gain as a consequence of the application of Section 367(a) of the Code, subject to the discussion below regarding “five-percent transferee shareholders.”

A U.S. Holder that is a “five-percent transferee shareholder,” as defined in the applicable Treasury regulations under Section 367(a) of the Code, with respect to Lion after the consummation of the Business Combination will qualify for non-recognition treatment only if, among other things, such U.S. Holder files a “gain recognition agreement,” as defined in the Treasury regulations, with the IRS. Any U.S. Holder of NGA Securities who will be a “five-percent transferee shareholder” with respect to Lion after the consummation of the Business Combination is urged to consult with, and rely solely upon, their tax advisors concerning the decision to file a “gain recognition agreement” and the procedures to be followed in connection with that filing.

Material U.S. Federal Income Tax Considerations for Holders in Respect of Ownership of Lion Common Shares or Lion Warrants

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of Lion Common Shares or Lion Warrants.

Passive Foreign Investment Company Rules. Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. In general, Lion would be treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

(i)

at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

(ii)

at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which Lion is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

Lion expects to take the position that it is not a PFIC for the taxable year of the Business Combination, but such position will not be free from doubt. The determination as to whether Lion satisfies either or both of the PFIC tests for the taxable year of the Business Combination will depend on, among other things, the timing of the Business Combination and the amount of Lion’s passive income and assets in the year of the Business Combination. Lion’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of such taxable year, and Lion cannot assure that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If Lion were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Lion Securities that would mitigate the adverse consequences of Lion’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Lion has not sought and will not seek any rulings from the IRS as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisors in regards to, any particular tax treatment. Lion will not obtain an opinion regarding its treatment as a PFIC prior to the closing of the Business Combination, and there can be no assurance that such an opinion could be obtained or, if obtained, would be provided at the desired level of certainty in the future. Moreover, regardless of whether Lion could obtain an opinion with respect to its status as a PFIC, there can be no assurance that your tax advisors or the IRS would not take a contrary position or that such a contrary position would not be sustained by a court. Thus, the intended reporting position of Lion described herein is not free from doubt. Lion is not representing to you that Lion will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years.

THE PFIC RULES ARE COMPLEX AND UNCERTAIN. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM AND ANY RESULTANT TAX CONSEQUENCES.

Consistent with Lion’s intended reporting position, the remainder of this discussion assumes that Lion will not be treated as a PFIC in the taxable year of the Business Combination or any subsequent taxable year.

Tax Characterization of Distributions with Respect to Lion Common Shares. If Lion pays a distribution in cash or other property to U.S. Holders of Lion Common Shares, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Lion Common Shares. Any remaining excess will be treated as gain realized on the sale of Lion Common Shares and will be treated as in the section entitled “Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lion Common Shares or Lion Warrants.”

Possible Constructive Distributions with Respect to Lion Warrants. The terms of the Lion Warrants provide for an adjustment to the number of Lion Common Shares for which Lion Warrants may be exercised or to the exercise price of the Lion Warrants in certain events, as discussed in the section of this prospectus entitled “Description of Share Capital—Lion Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Lion Warrants would, however, be treated as receiving a constructive distribution from Lion if, for example, the adjustment increases the warrantholders’ proportionate interest in Lion’s assets or earnings and profits (e.g., through an increase in the number of Lion Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the Lion Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of Lion Common Shares, or as a result of the issuance of a stock dividend to holders of Lion Common Shares, in each case, which is taxable to the holders of such shares as a distribution. Any such constructive distribution would be treated in the same manner as if the U.S. Holders of the Lion Warrants received a cash distribution from Lion equal to the fair market value of such increased proportionate interest, as described in the section entitled “Tax Characterization of Distributions with Respect to Lion Common Shares.” For certain information reporting purposes, Lion is required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which Lion may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends. Dividends paid by Lion will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends Lion pays to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains if Lion Common Shares are readily tradable on an established securities market in the United States and certain holding period and other requirements are met, including that Lion is not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the lower preferential rate for qualified dividend income for any dividends paid with respect to Lion Common Shares.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lion Common Shares or Lion Warrants. Upon a sale or other taxable exchange or disposition of Lion Common Shares or Lion Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such exchange or disposition and (ii) the U.S. Holder’s adjusted tax basis in its Lion Common Shares and Lion Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Lion Common Shares and Lion Warrants generally will equal the U.S. Holder’s acquisition cost (that is, the acquisition cost of a Lion Common Share, or as discussed below, the U.S. Holder’s initial basis for Lion Common Shares received upon exercise of Lion Warrants), less, in the case of a Lion Common Share, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Lion Common Shares or Lion Warrants so disposed of (as applicable) for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. In addition, the deductibility of capital losses is subject to limitations.

Cash Exercise of a Lion Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Lion Common Shares upon the exercise of a Lion Warrant in exchange for the cash exercise price. The U.S. Holder’s tax basis in Lion Common Shares received upon exercise of a Lion Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Lion Warrant (i.e., for Lion Warrants acquired as part of a unit, the portion of the U.S. Holder’s purchase price for such unit that is allocable to the Lion Warrant) and the exercise price of such Lion Warrant. It is unclear whether a U.S. Holder’s holding period for the Lion Common Share received upon exercise of the Lion Warrant will commence on the date of exercise of the Lion Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the Lion Warrant.

Cashless Exercise or Redemption of a Lion Warrant. The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of a Lion Warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange was treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

Lion intends to treat any cashless exercise of a Lion Warrant occurring after its giving notice of an intention to redeem the Lion Warrant for cash as described in the section entitled “Description of Share Capital—Lion Warrants” as if Lion redeemed such Lion Warrant for shares in a cashless redemption qualifying as a recapitalization. In such case, a U.S. Holder would not recognize any gain or loss on the redemption of Lion Warrants for Lion Common Shares. A U.S. Holder’s aggregate tax basis in the Lion Common Shares received in the redemption would equal the U.S. Holder’s aggregate tax basis in the Lion Warrants redeemed, and the holding period for the Lion Common Shares received in redemption of the Lion Warrants would include the U.S. Holder’s holding period for the redeemed Lion Warrants. Alternatively, if the cashless exercise were treated as a cashless redemption that was not treated as a realization event, a U.S. Holder’s basis in the Lion Common Shares received would generally equal the holder’s basis in the Lion Warrants, and it is unclear whether a U.S. Holder’s holding period in the Lion Common Shares would be treated as commencing on the date of exchange of the Lion Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the Lion Warrants.

However, if the cashless exercise of a Lion Warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the Lion Warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the Lion Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Lion Warrants having an aggregate value equal to the exercise price of the number of Lion Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the Lion Warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the Lion Warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the Lion Common Shares received would generally equal the sum of the U.S. Holder’s tax basis in the Lion Warrants deemed exercised and the exercise price of the Lion Warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the Lion Common Shares would commence on the date of exercise of the Lion Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the Lion Warrants.

Redemption or Repurchase of Lion Warrants for Cash. If Lion redeems Lion Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Share Capital—Lion Warrants” or if Lion purchases Lion Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above in the section entitled “—Gain or Loss on Sale or Other Taxable Exchange or Disposition of Lion Common Shares or Lion Warrants.”

Expiration of a Lion Warrant. If a Lion Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Lion Warrant. In addition, the deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. Dividends with respect to Lion Common Shares and proceeds from the sale, exchange, or redemption of Lion Securities may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to Lion. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Lion constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Potential investors are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Lion Common Shares and Lion Warrants.

Considerations for Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax in respect of their ownership of Lion Securities. Under certain circumstances, a Non-U.S. Holder may be subject to U.S. federal income tax in respect of such ownership, which circumstances include, but are not limited to, Non-U.S. Holders recognizing income from their ownership of Lion Securities that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the treatment of Lion as a U.S. corporation for U.S. federal income tax purposes. As indicated above, Lion does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Lion intends to take this position on its tax returns. Therefore, this disclosure does not address U.S. federal income tax considerations for Non-U.S. Holders in respect of their ownership of Lion Securities. Non-U.S. Holders should consult with, and rely solely upon, their tax advisors to determine whether their ownership of Lion Securities will be subject to U.S. federal income tax and any resultant tax consequences.

THE FOREGOING DISCUSSION IS NOT TAX ADVICE OR A COMPREHENSIVE DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF NGA SECURITIES OR LION ELECTRIC SECURITIES. HOLDERS OF NGA SECURITIES WHO EXCHANGE THEIR NGA SECURITIES FOR LION ELECTRIC SECURITIES IN THE BUSINESS COMBINATION SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF OWNING LION ELECTRIC SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Eligibility for Investment

In the opinion of Stikeman Elliott LLP, Canadian counsel to Lion, based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations adopted thereunder (the “Regulations”) and all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, provided that (i) the Lion Common Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the NYSE) or Lion qualifies as a “public corporation” (as defined in the Tax Act), and (ii) in the case of the Lion Warrants, neither Lion, nor any person with whom Lion does not deal at arm’s length, is an annuitant, a beneficiary, an employer or a subscriber under or a holder of a Registered Plan or DPSP (as defined herein), the Lion Common Shares and Lion Warrants will be, at such time, “qualified investments” under the Tax Act and the Regulations for trusts governed by a “registered retirement savings plan” (“RRSP”), a “registered retirement income fund” (“RRIF”), a “registered education savings plan” (“RESP”), a “deferred profit sharing plan,” a “registered disability savings plan” (“RDSP”) or a “tax-free savings account” (“TFSA”), each as defined in the Tax Act.

Notwithstanding the foregoing, if the Lion Common Shares or Lion Warrants held by a TFSA, RRSP, RRIF, RDSP or RESP (a “Registered Plan”) are “prohibited investments” for purposes of the Tax Act, the holder of the TFSA or RDSP, the annuitant of the RRSP or RRIF, or the subscriber of a RESP (as the case may be) will be subject to a penalty tax as set out in the Tax Act. The Lion Common Shares and Lion Warrants will generally be a “prohibited investment” if the holder of a TFSA or RDSP, the annuitant of a RRSP or RRIF, or the subscriber of a RESP (as the case may be): (i) does not deal at arm’s length with Lion for purposes of the Tax Act; or (ii) has a “significant interest” (within the meaning of the Tax Act) in Lion. In addition, the Lion Common Shares will not be a “prohibited investment” if the Lion Common Shares are “excluded property,” as defined in the Tax Act, for a TFSA, RRSP, RRIF, RDSP or RESP. Holders who intend to hold Lion Common Shares or Lion Warrants in a TFSA, RRSP, RRIF, RESP or RDSP should consult their own tax advisors in this regard.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a person (a “Holder”) who acquires as a beneficial owner Lion Common Shares or Lion Warrants in exchange for NGA Common Stock or NGA Warrants as part of the merger, and who, at all relevant times, for purposes of the Tax Act: (i) deals at arm’s length with NGA and Lion; (ii) is not affiliated with NGA and Lion; (iii) holds the NGA Common Stock, the NGA Warrants, the Lion Common Shares or the Lion Warrants (collectively, referred to as the “Securities”), as the case may be, as capital property; (iv) has not received or acquired its NGA Warrants as compensation for its employment with NGA or in connection with any NGA employee stock option plan; and (v) has not entered into, with respect to any of the Securities, a “derivative forward agreement” or a “dividend rental arrangement,” each as defined in the Tax Act. Generally, the Securities will be capital property to a Holder provided the Holder does not acquire or hold such Securities in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Accordingly, prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the Regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, the Canada-United States Tax Convention (1980), as amended (the “Treaty”), and Canadian tax counsel’s understanding of the current administrative practices published by the Canada Revenue Agency. This summary does not otherwise take into account any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Lion Common Shares or Lion Warrants must be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount arose, or such other rate of exchange as may be acceptable to the Canada Revenue Agency. The amount of dividends, if any, required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Non-Resident Holders

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and the Treaty: (i) is not, and is not deemed to be, a resident of Canada, (ii) does not have a “permanent establishment” or “fixed base” in Canada, and (iii) does not use or hold, and is not deemed to use or hold, the Securities in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere, or an “authorized foreign bank” (as defined in the Tax Act). Such Non- Resident Holders should consult their own tax advisors.

The Merger

A Non-Resident Holder for whom NGA Common Stock or an NGA Warrant, as applicable, is not and is not deemed to be “taxable Canadian property” will generally not be subject to income tax under the Tax Act as a result of the merger. Generally, provided that NGA Common Stock is listed on a “designated stock exchange” (which includes the NYSE), NGA Common Stock and NGA Warrants will not be taxable Canadian property to a Non-Resident Holder at a particular time unless at any time during the 60-month period immediately preceding that time that ends at that particular time were both of the following conditions satisfied: (a) one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person with whom the Non-Resident Holder did not deal at arm’s length held a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of NGA, and at that time (b) more than 50% of the fair market value of NGA was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option in respect of, an interest in, or for civil law a right in, any such property, whether or not such property exists.

Ownership of Lion Common Shares and Lion Warrants

Dividends on Lion Common Shares. Dividends paid or credited, or deemed under the Tax Act to be paid or credited, by Lion to a Non-Resident Holder on the Lion Common Shares will generally be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend; however, where the Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. Not all persons who are residents of the United States will qualify for the benefits of the Treaty. Non-Resident Holders are advised to consult their tax advisors in this regard.

Disposition of Lion Common Shares and Lion Warrants. A Non-Resident Holder for whom Lion Common Shares or Lion Warrants are not or are not deemed to be “taxable Canadian property” will generally not be subject to income tax under the Tax Act on the disposition or deemed disposition of such shares. Generally, provided that Lion Common Shares are listed on a “designated stock exchange” (which includes the NYSE), Lion Common Shares and Lion Warrants will not be taxable Canadian property to a Non-Resident Holder at a particular time unless at any time during the 60-month period that ends at that particular time were both of the following conditions satisfied: (a) one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (iii) partnerships in which the Non-Resident Holder or a person with whom the Non-Resident Holder did not deal at arm’s length held a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Lion, and at that time (b) more than 50% of the fair market value of Lion Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option in respect of, an interest in, or for civil law a right in, any such property, whether or not such property exists. Notwithstanding the foregoing, Lion Common Shares and Lion Warrants may otherwise be deemed to be taxable Canadian property of a Non-Resident Holder in certain circumstances.

In the case of a Non-Resident Holder that is: (i) a resident of the United States, and (ii) fully entitled to the benefits of the Treaty, any capital gain realized by the Non-Resident Holder on a disposition of a Lion Common Shares that would otherwise be subject to tax under the Tax Act will generally be exempt from Canadian income tax pursuant to the Treaty provided that the value of the Lion Common Shares is not derived principally from real property situated in Canada (within the meaning of the Treaty). In the event that the Lion Common Shares or Lion Warrants constitute, or are deemed to constitute taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax convention or treaty, the income tax consequences discussed below for Canadian Resident Holders, under “Dispositions of Lion Common Shares,” will generally apply to the Non-Resident Holder but any such Non-Resident Holder should consult its own tax advisor in this regard.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is or is deemed to be resident in Canada (a “Canadian Resident Holder”). Certain Canadian Resident Holders may be entitled to make, or may have already made, the irrevocable election under subsection 39(4) of the Tax Act, the effect of which may be to deem the Lion Common Shares (and all other “Canadian securities” as defined in the Tax Act) owned by such Canadian Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. This election does not apply to Lion Warrants. Canadian Resident Holders to whom Lion Common Shares or Lion Warrants might not otherwise be considered capital property should consult their own tax advisors regarding this election.

This portion of the summary is not applicable to a Canadian Resident Holder (i) that is a “specified financial institution” as defined in the Tax Act, (ii) an interest in which is, or for whom the Securities would be, a “tax shelter investment” as defined in the Tax Act, (iii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (iv) that makes or who has made an election under section 261 of the Tax Act to report its “Canadian tax results” as defined in the Tax Act in a currency other than the Canadian currency, or (v) that is a corporation resident in Canada that is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of Lion Common Shares, controlled by a non-resident person (or a group of such persons that do not deal at arm’s length) for the purposes of the rules in section 212.3 of the Tax Act. Such Canadian Resident Holder should consult their own tax advisors.

The Merger

A Canadian Resident Holder who will dispose of NGA Common Stock or NGA Warrants in consideration for Lion Common Shares or Lion Warrants (as applicable) as part of the merger will realize a capital gain (or capital loss) in the taxation year of the merger equal to the amount by which the proceeds of disposition of the Lion Common Shares or Lion Warrants received on the merger, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Canadian Resident Holder’s NGA Common Stock or NGA Warrants (as applicable) determined immediately before the merger. The tax treatment of capital gains and capital losses is discussed below in the section entitled “Disposition of Lion Common Shares and Lion Warrants.”

Ownership of Lion Common Shares and Lion Warrants

Expiry of Warrants. In the event of the expiry of an unexercised Lion Warrant, a Canadian Resident Holder will generally realize a capital loss equal to the Canadian Resident Holder’s adjusted cost base of such Lion Warrant. The tax treatment of capital gains and capital losses is discussed below under “Disposition of Lion Common Shares and Lion Warrants.”

Dividends on Lion Common Shares. Any taxable dividends received or deemed to be received on Lion Common Shares by an individual Canadian Resident Holder (including certain trusts) will be required to be included in computing the individual’s income for a taxation year and will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including an enhanced gross-up and dividend tax credit for dividends designated as “eligible dividends” by Lion. There may be limitations on Lion’s ability to designate dividends as eligible dividends.

Any taxable dividends received or deemed to be received on Lion Common Shares by a Canadian Resident Holder that is a corporation will be required to be included in computing its income for a taxation year and will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Canadian Resident Holder that is a corporation as proceeds of a disposition or a capital gain. A Canadian Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) will generally be liable to pay a tax of 38 1/3% (refundable in certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Lion Common Shares to the extent that such dividends are deductible in computing the Canadian Resident Holder’s taxable income for the year.

Disposition of Lion Common Shares and Lion Warrants. Generally, a Canadian Resident Holder who disposes of, or is deemed for the purposes of the Tax Act to have disposed of, a Lion Common Share (other than to Lion, unless purchased by Lion in the open market in the manner in which shares are normally purchased by any member of the public in the open market) or Lion Warrant (other than on the exercise of the Lion Warrant) will realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than the adjusted cost base of the Lion Common Share or Lion Warrant (as applicable) to the Canadian Resident Holder immediately before the disposition or deemed disposition. The adjusted cost base to a Canadian Resident Holder of a Lion Common Share or Lion Warrant that was acquired as part of the merger will be averaged with the adjusted cost base of all other Lion Common Shares or Lion Warrants (if any) held by the Canadian Resident holder as capital property at the time immediately before the disposition or deemed disposition.

One-half of any capital gain (a “taxable capital gain”) realized must be included in the Canadian Resident Holder’s income for the taxation year of disposition. Subject to and in accordance with the provisions of the Tax Act, a Canadian Resident Holder will generally be required to deduct one-half of any capital loss (an “allowable capital loss”) realized in the taxation year of disposition against taxable capital gains realized in the same taxation year. Any unused allowable capital losses for the taxation year of disposition may generally reduce net taxable capital gains realized in any of the three prior taxation years or in any subsequent year in the circumstances and to the extent provided in the Tax Act.

If a Canadian Resident Holder is a corporation, any capital loss realized on a disposition or deemed disposition of Lion Common Shares may, in certain circumstances, be reduced by the amount of any dividends which have been received or which are deemed to have been received on such Lion Common Shares (or a share for which a Lion Common Share has been substituted). Similar rules may apply where a Canadian Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Lion Common Shares directly or indirectly through a partnership or a trust. Canadian Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Canadian Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, including taxable capital gains realized on the disposition of Lion Common Shares and Lion Warrants. Canadian Resident Holders that are “Canadian-Controlled Private Corporations” should consult their own tax advisors regarding their particular circumstances.

Capital gains realized and taxable dividends received by a Canadian Resident Holder who is an individual (including certain trusts) may result in such Canadian Resident Holder being liable for alternative minimum tax under the Tax Act. Such Canadian Resident Holders should consult their own tax advisors in this regard.

Regulatory Matters

Neither NGA nor Lion is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal at the Special Meeting, but not on the approval of any other Proposal.

The approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, requires NGA to obtain NGA stockholder approval. NGA stockholder approval requires the affirmative vote of at least a majority of the outstanding shares of NGA Common Stock entitled to vote at the meeting. Accordingly, failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote AGAINST the Business Combination Proposal.

The Business Combination Proposal is not conditioned on the approval of any other Proposal.

NGA’s Sponsor has agreed to vote any shares of NGA Common Stock owned by it in favor of the Business Combination Proposal.

Recommendation of the NGA Board

THE NGA BOARD RECOMMENDS THAT NGA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CORRECTIVE AMENDMENT PROPOSAL

The NGA Board has adopted a resolution (i) approving an amendment to Article Sixth of the Amended and Restated Certificate of Incorporation of NGA (the “NGA Certificate”), subject to approval of the Business Combination by the NGA stockholders and solely in connection with the Business Combination, that would enable NGA to issue warrants for up to 3,000,000 shares of NGA Common Stock, the proceeds of which shall be used by NGA for transaction expenses in connection with the Business Combination and other working capital purposes (the “Corrective Amendment”), and (ii) directing that the Corrective Amendment be submitted to the stockholders for approval at the Special Meeting.

The Corrective Amendment

If the proposed Corrective Amendment is approved by the NGA stockholders and subsequently filed with the Delaware Secretary of State in connection with the Business Combination, Subparagraph I of Article Sixth of the NGA Certificate will be amended in connection with, but prior to the Effective Time of, the Business Combination to read as follows:

“I. Prior to the consummation of a Business Combination, the NGA Board may not issue (i) any shares of Common Stock or any securities convertible into Common Stock, other than warrants for up to 3,000,000 shares of Common Stock the proceeds of which shall be used by the Corporation for transaction expenses in connection with any Business Combination and other working capital purposes; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on any matter.”

The Corrective Amendment does not affect any other provision of the NGA Certificate. If approved by a majority of holders of NGA’s outstanding shares of common stock entitled to vote as of the record date, NGA will file the Corrective Amendment, in substantially the form attached hereto as Annex B, with the Delaware Secretary of State following the satisfaction of the conditions to, but prior to, the closing of the Business Combination.

Reasons for the Corrective Amendment

As described in the NGA Prospectus, the Sponsor may, but is not obligated to, loan funds to NGA to fund transaction costs incurred by NGA in connection with a business combination and other working capital needs of NGA, with the Sponsor having the right to elect to receive, in lieu of repayment of up to $3,000,000 of such funding, one warrant for each $1.00 of such funding. Such warrants are expressly provided for, as “Working Capital Warrants,” in the NGA Warrant Agreement, pursuant to which all other outstanding NGA Warrants have been issued.

As described in the NGA Prospectus, each Working Capital Warrant is identical (including as to exercise price ($11.50 per share of NGA Common Stock), exercisability and exercise period) to the warrants issued by NGA to the Sponsor in a private placement in connection with the NGA IPO, and are entitled to registration rights. All such Private Placement Warrants and the Working Capital Warrants are identical to NGA’s Public Warrants except that they may be exercised on a cashless (net issuance) basis and they are not redeemable by NGA so long as they are held by NGA’s Sponsor or its permitted transferees.

In connection with the entering into of the Business Combination Agreement, and in order to facilitate NGA’s ability to consummate the Business Combination, NGA desired a definitive commitment from the Sponsor to provide the additional $3,000,000 funding contemplated by the NGA Prospectus to pay transaction costs associated with the Business Combination and better ensure adequate funding of NGA’s permitted expenses prior to the closing of the Business Combination. Such transaction costs and other permitted expenses include accounting and general administrative costs, amounts payable to NGA’s Sponsor for expenses incurred in connection with activities on behalf of NGA, and consulting, legal, accounting, proxy solicitation, and similar expenses incurred in connection with the Business Combination. As of January 31, 2021, the approximate amount of such expenses paid by NGA was $800,000, the approximate amount of additional expenses known or expected to be incurred thereafter through the expected closing date of the Business Combination (excluding contingencies) was $2,750,000, and the approximate amount of unrestricted funds available to NGA to pay such additional expenses was $317,000.

In lieu of such funding being at the discretion of Sponsor, and in lieu of Sponsor having a future right (but not obligation) to elect to receive Working Capital Warrants in exchange for such funding, Sponsor was willing in connection with the Business Combination Agreement to agree to directly purchase 3,000,000 Working Capital Warrants from NGA for $1.00 per Working Capital Warrant. However, NGA’s Certificate does not permit the issuance of Working Capital Warrants prior to NGA’s initial business combination.

Therefore, NGA and the Sponsor entered into the NGA Working Capital Warrant Purchase Agreement under which the sale of the Working Capital Warrants to Sponsor is conditioned upon approval of the Corrective Amendment by the NGA stockholders. Pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, the NGA Working Capital Warrants will be issued immediately prior to the closing, but Sponsor will pay the $3,000,000 purchase price to NGA promptly following approval of the Corrective Amendment by the NGA stockholders.

Subsequent to entry into the NGA Working Capital Warrant Purchase Agreement, in February and March of 2021 the Sponsor loaned to NGA a total of $3,000,000 on a non-interest bearing basis to fund transaction costs and working capital needs, and NGA issued to the Sponsor a non-convertible promissory note in respect of such loans. If the Corrective Amendment Proposal is approved by the NGA Stockholders, it is expected that the Sponsor will tender such promissory note to NGA in satisfaction of the Sponsor’s payment obligation under the NGA Working Capital Warrant Purchase Agreement.

If the Corrective Amendment is not approved, the promissory note will be repayable solely upon consummation of a business combination by, or liquidation of, NGA.

Effects of the Corrective Amendment

If the Corrective Amendment is approved by the NGA stockholders and filed by NGA with the Delaware Secretary of State in connection with the Business Combination, Sponsor will be obligated to purchase from NGA 3,000,000 Working Capital Warrants for a total purchase price of $3,000,000, Sponsor will pay the purchase price to NGA promptly following such approval of the Corrective Amendment by the NGA stockholders, and NGA will issue such Working Capital Warrants to Sponsor immediately prior to the closing of the Business Combination.

The issuance of 3,000,000 Working Capital Warrants pursuant to the NGA Working Capital Warrant Purchase Agreement is expressly permitted by the Business Combination Agreement, and does not affect in any manner the rights of, or the consideration to be received by, any other NGA stockholder in connection with the Business Combination, including the automatic conversion of NGA Warrants into Lion Warrants, the number of Lion Common Shares for which any Lion Warrant may be exercised, or the number of Lion Common Shares to be issued in exchange for any shares of NGA Common Stock.

NGA has, and will continue to have until the issuance of the NGA Working Capital Warrants, 24,111,741 outstanding warrants and, upon issuance of the 3,000,000 NGA Working Capital Warrants to Sponsor immediately prior to the Business Combination, NGA will have 27,111,741 outstanding warrants. Each of such warrants is exercisable for one share of NGA Common Stock. NGA has, and will have upon the issuance of the NGA Working Capital Warrants, 39,931,680 outstanding shares of NGA Common Stock. The NGA Working Capital Warrants will be issued to Sponsor immediately prior to the closing of the Business Combination and, following the closing of the Business Combination, the Lion Common Shares that will be issuable upon full exercise of the NGA Working Capital Warrants on a net issuance basis (based on the closing price of the NGA Common Stock of $        on                ) represent approximately        % of the total Lion Common Shares outstanding on a fully diluted basis upon the completion of the Business Combination.

The issuance of the NGA Working Capital Warrants could dilute the market price of the Lion Common Shares, to the extent that the price at which the NGA Working Capital Warrants may be exercised is below current trading prices of the Lion Common Shares.

Vote Required for Approval

The approval of the Corrective Amendment Proposal at the Special Meeting requires NGA to obtain NGA stockholder approval. NGA stockholder approval requires the affirmative vote of at least a majority of the outstanding shares of NGA Common Stock entitled to vote (online or by proxy) at the meeting. Accordingly, a NGA stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote AGAINST the Corrective Amendment Proposal.

The Corrective Amendment Proposal is conditioned on the approval of the Business Combination Proposal.

Recommendation of the NGA Board

THE NGA BOARD RECOMMENDS THAT NGA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CORRECTIVE AMENDMENT PROPOSAL.

PROPOSAL NO. 3—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the NGA Board to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to NGA’s stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Corrective Amendment Proposal. If NGA’s stockholders approve the Adjournment Proposal, NGA may adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from its stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by NGA stockholders, the NGA Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Corrective Amendment Proposal

Vote Required for Approval

The approval of the Adjournment Proposal at the Special Meeting requires NGA to obtain NGA stockholder approval. NGA stockholder approval requires the affirmative vote of at least a majority of the outstanding shares of NGA Common Stock present and entitled to vote at the meeting. Because the required votes are based upon the number of outstanding shares entitled to vote that are present virtually or represented by proxy at the Special Meeting, abstentions or broker non-votes will have no effect on this proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Recommendation of the NGA Board

THE NGA BOARD RECOMMENDS THAT NGA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LION

The following discussion and analysis provides information which Lion’s management believes is relevant to an assessment and understanding of Lion’s results of operations and financial condition. This discussion and analysis should be read together with “Selected Historical Financial and Operating Data of Lion” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Lion’s pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Lion’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Lion’s consolidated financial statements, see the section entitled “Basis of Presentation.”

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Lion’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Company Overview

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes it is a leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty urban electric vehicles (“EV”) segment through more than 10 years of focused all-electric vehicle R&D, manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over six million miles driven by over 300 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s growing line-up of purpose-built all-electric vehicles consists of seven mid-range truck and bus models available for purchase today. Lion further has an active product development pipeline and expects to launch eight new mid-range truck and bus models over the next two years. By 2022, management believes Lion will have among the broadest mid-range EV offerings in the medium and heavy-duty urban segment, with an expected total of 15 vehicles comprising Class 5, 6, 7 and 8 electric trucks designed for specific applications, Type A, C and D electric school buses, as well as an electric medium-duty shuttle bus and an electric ambulance.

Lion’s EVs are tailored to satisfy the needs of its customers and are entirely designed, manufactured, and assembled in-house in North America, without relying on traditional combustion-engine vehicle retrofitting or third-party integrators. To achieve this, Lion has developed its own purpose-built for electric chassis, truck cabins, and bus bodies, incorporating its proprietary battery technology with modular energy capacity and its proprietary Lion software.

Like others in the EV space, Lion has adopted a direct-to-customer sales model tailored for EVs, avoiding reliance on third-party dealerships in most instances. As part of its go-to-market strategy, Lion assists its customers through the EV transition journey in all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and seeking of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions. To enhance customer experience and help drive repeat purchases, Lion leverages its growing network of Experience Centers, which are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Services available on-site at Lion’s Experience Centers include product demonstrations and sales support, full-service training, charging infrastructure assistance and maintenance support. There are currently six Experience Centers strategically located in key markets in the United States and Canada, with an additional eight centers planned to be opened within the next two years.

By capitalizing on its significant first mover advantage, broad EV line-up available today, turnkey customer experience and rapidly growing customer base, Lion’s management believes Lion is strongly positioned to gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Business Combination and Public Company Costs

Lion entered into the Business Combination Agreement with NGA on November 30, 2020. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge through a statutory merger with and into NGA, with NGA surviving the Business Combination as a wholly-owned direct subsidiary of Lion.

The Business Combination is anticipated to be accounted for as a capital transaction of Lion equivalent to the issuance of shares by Lion in exchange for the net monetary assets of NGA. The Business Combination does not constitute a business combination as defined in IFRS 3, Business Combinations, as NGA is a non-operating entity and does not meet the definition of a business under IFRS 3. The most significant change in the successor’s future reported financial position and results are expected to be an increase in cash (as compared to Lion’s consolidated statement of financial position as of December 31, 2020) of up to $468.6 million, assuming there are no shareholder redemptions in connection with the Business Combination. However, should there be a maximum shareholder redemption, the increase to the cash balance is expected to be approximately $171.9 million. Total non-recurring transaction costs are estimated at approximately $30 million, of which Lion expects approximately $15 million to be expensed.

Immediately prior to the Effective Time of the Business Combination, Lion will implement the Lion Pre-Closing Reorganization, which will include (i) a split of the Lion Common Shares, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split, (ii) the amendment and restatement, effective as of the Effective Time, of Lion’s articles, and (iii) the adoption by Lion, effective as of the Effective Time, of new bylaws.

As a consequence of the Merger, Lion will become an SEC-registered company listed on the NYSE which will require Lion to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Lion expects to incur additional annual expenses as a public company. See “—Components of Results of Operations— Selling and Administrative Expenses.”

Current Situation with Regards to COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. In Québec, as part of government-imposed restrictions, Lion was forced to shut down its manufacturing operations on March 25, 2020 and decided to furlough most of its production staff. However, a select group of workers remained on-site to continue advancing prototyping and testing work for vehicles to be commercialized during 2020. The remainder of Lion’s non-manufacturing team continued to work remotely. Since then, Lion has re-hired furloughed employees and significantly increased headcount to match production requirements.

Lion sought to support its customers in various ways, including hiring additional workers to assist with production reopening, preparing training videos to allow for contactless deliveries and working with government authorities that provide EV subsidies to streamline processes for vehicle deliveries and collection of funds. Following the easing in government-imposed restrictions, Lion’s production facility reopened on May 11, 2020 with the necessary protective protocols in place to ensure the safety of its employees.

Despite Lion’s response to the pandemic, there is a continued degree of uncertainty and disruption to Lion’s operations, including its supply chain. Also, government-imposed restrictions have impacted customers’ operations and their ability to accept vehicle deliveries. As such, the COVID-19 pandemic is expected to continue to cause volatility in Lion’s operations and financial results for the foreseeable future.

In response to COVID-19, various government programs globally have been announced to provide financial relief for affected businesses. The most significant relief measure which Lion qualifies for is the Canada Emergency Wage Subsidy (“CEWS”) under the COVID-19 Economic Response Plan in Canada. For the year ended December 31, 2020, Lion recognized payroll subsidies totaled $3.7 million under the CEWS. These subsidies were recorded as a reduction to the associated wage costs which Lion incurred during the year ended December 31, 2020, and were recognized in cost of sales ($0.5 million), selling and administrative expenses ($0.7 million), and as a reduction to capitalized research and development salaries ($2.5 million).

Key Factors Affecting Lion’s Performance

Lion believes that its performance and future success is dependent on multiple factors that present significant opportunities for Lion, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Customer Demand for Electrification

The electrification of medium and heavy-duty commercial vehicles has recently gained strong momentum as users and governmental authorities are looking for novel solutions to reduce greenhouse gas (“GHG”) emissions and atmospheric pollution generally while the cost competitiveness of electric vehicles continues to improve. Lion anticipates that an increasing number of fleet owners and operators will seek all-electric alternatives to reduce the carbon footprint of their diesel fleets. Lion intends to leverage its broad offering of electric vehicles available for purchase today, and its strong engagement with large fleet owners and other potential customers, in order to benefit from the growing customer demand for electric vehicles.

In order to meet customer demand and drive adoption of its vehicles and solutions, Lion plans to make comprehensive additions to its production capacity and expand its network of Experience Centers, which is expected to require significant capital and operating expenses.

Reduction in Total Cost of Ownership

The total cost of ownership (“TCO”), along with quality and reliability, are the primary drivers of truck and bus purchasing decisions for fleet owners and operators. Lion’s management believes that Lion’s truck TCO is favorable to comparable diesel vehicles today in most use cases. Going forward, the TCO advantage of electric trucks is expected to further increase as electric vehicle prices decrease, which will in turn further improve the economic benefit and rationale for fleet owners and operators to purchase Lion’s electric vehicles. In the school bus market, the lower annual mileage of individual units typically renders the lower energy and maintenance costs insufficient to account for the currently steeper upfront costs of electric vehicles over incumbent diesel units. As such, at the current time, subsidies are often required for electric buses to be competitive over diesel units from a pure TCO point of view. Over time, as the cost of the vehicles decreases as a result of reduction in battery costs from increased vertical integration in manufacturing of battery systems, increased purchasing power with suppliers through larger volume commitments, increased manufacturing capacity utilization, and other productivity gains, the TCO for electric buses is expected to become favorable even in the absence of subsidies.

Product Development

Lion’s growth strategy depends in part upon its ability to effectively introduce new products and implement new technology-driven services and solutions, which is expected to require significant capital and operating expenses.

Lion currently has seven all-electric urban vehicles available for sale as of December 31, 2020. The product offering consists of (i) trucks, being Lion6 (Class 6 truck), Lion8 (Class 8 truck), Lion8 Reefer, and Lion8 Refuse trucks, (ii) school buses, being LionC (Type C school bus) and LionA (Type A school bus) and (iii) a shuttle bus, the LionM. Lion’s near-term development pipeline consists of eight additional all-electric urban vehicles, including the Lion8 Tractor truck, Lion8 Bucket truck, Lion6 Utility truck and the LionD (Type D school bus), which are expected to be ready for commercial production during 2021, as well as the Lion5 (Class 5 truck), Lion7 (Class 7 truck), Lion8 Boom truck and the Lion Ambulance, which are expected to be ready for production by the end of 2022. In parallel, Lion intends to continue the development and improvement of its existing vehicle products, services and solutions.

Regulatory Landscape

Lion operates within an industry that is subject to environmental regulations across the various jurisdictions in which it sells its products. With heightened focus on the global environment, commercial vehicles have come under significant scrutiny by customers, enterprises, and governmental and regulatory bodies as they represent a significant portion of the global GHG emissions. Regulations have become increasingly stringent over time, and various subsidy programs have been introduced to promote the adoption of emissions-free vehicles. Customer demand for Lion’s electric vehicles is and is expected to remain influenced by government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, and by the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation.

Research and Development

Lion’s team of approximately 130 engineers and other R&D professionals conducts research and development from its two R&D centers in Saint-Jérôme, Québec, and Montréal, Québec.

Lion’s research and development is currently focused on developing additional purpose-built electric vehicle platforms and continuing to develop proprietary battery systems.

Lion expects research and development expense to increase in the foreseeable future in order to continue expanding on and improving its product offering.

Basis of Presentation

Lion’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except otherwise indicated.

Currently, Lion conducts its business through one operating segment.

Components of Results of Operations

Revenues

To date, Lion has primarily generated revenues from the sale of its all-electric school bus vehicles.

Following the anticipated ramp-up of Lion’s truck manufacturing, Lion anticipates a significant proportion of its revenues to be generated from the sale of its all-electric trucks, beginning in 2021.

Cost of Sales

To date, Lion’s cost of sales has included material costs, labor, manufacturing overhead, and other direct costs related to electric vehicle production.

Selling and Administrative Expenses

Selling expenses consist of personnel-related expenses for Lion’s bus and truck sales, business development, aftermarket sales and marketing and communications. Administrative expenses consist of facility leasing, share-based compensation, management, information technology, human resources, accounting and general administrative functions.

Lion expects its selling and administrative expenses to increase for the foreseeable future as Lion increases headcount to support the growth of its business, and as a result of costs associated with operating as a public company, including compliance with the rules and regulations of the SEC and applicable Canadian securities laws and stock exchange rules, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Finance Costs

Finance costs primarily consist of interest paid on Lion’s outstanding debt, interest on lease liabilities, as well as non-cash accretion expenses on retractable common shares and on balance of purchase price payable related to the acquisition of dealership rights.

The Unanimous Shareholders’ Agreement (as defined below), which provides for retraction rights in respect of certain common shares, will be terminated in accordance with its terms effective as of closing of the Business Combination, and such retraction rights are not expected to become exercisable at of before the Effective Time. As such, following the completion of the Business Combination, currently existing retraction rights will not impact results of operations.

Change in Fair Value of Share Warrant Obligation

On July 1, 2020, in connection with the entering into of the MPA with the Specified Customer, Lion issued the Specified Customer Warrant to the Warrantholder which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. The fair value of the vested portion of the share warrant obligation was revalued to $31,549,033 as of December 31, 2020 with the change in fair value recorded in the consolidated statement of comprehensive loss. The fair value of the Specified Customer Warrant was determined using the Black-Scholes option pricing model.

Income Tax Expense

Lion’s income tax provision consists of an estimate for Canadian federal, provincial, U.S. and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Cash paid for income taxes, net of refunds during the years ended December 31, 2020, 2019 and 2018 were $nil, $4,000, and $nil, respectively.

Results of Operations

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Lion’s results of operations for the years ended December 31, 2020 and 2019 are presented below:

	Years Ended December 31,		$ Change	% Change
	2020	2019
	(dollar amounts in thousands, except share and per share data)
Revenues	$23,423	$30,862	$(7,440)	(24%)
Cost of sales	20,277	20,778	(500)	(2%)

Gross profit	3,145	10,085	(6,939)	(69%)

Gross profit margin	13%	33%		(19%)
Operating expenses:
Administrative expenses	59,942	2,936	57,006	1,942%
Selling expenses	15,721	5,892	9,829	167%
Finance costs	8,667	4,112	4,555	111%
Foreign exchange loss (gain)	(681)	79	(760)	(966%)
Change in fair value of share warrant obligation	16,847	—	16,847	n.a.
Other expenses	—	133	(133)	(100%)

Loss before income taxes	(97,352)	(3,067)	(94,284)	nmf

Income tax expense	—	4	(4)	nmf

Net loss	(97,352)	(3,071)	(94,280)	nmf

Foreign currency translation adjustment	(4,631)	234	(4,865)	nmf

Comprehensive loss	($101,983)	($2,837)	$(99,146)	nmf

Basic and diluted loss per share	($3.64)	($0.12)	$(3.52)	nmf

Pro forma basic and diluted loss per share(1)	($0.88)	($0.03)	$(0.85)	nmf

Weighted average number of common shares outstanding	26,775	25,766	1,009	4%

Pro forma weighted average number of common shares outstanding(1)	110,551	106,386	4,165	4%

(1)

Assuming the completion of the Lion Pre-Closing Reorganization, which will include a share split, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement). For more information about the share capital of Lion, see the section entitled “Description of Share Capital of Lion.”

Revenues

Revenues decreased by $7.4 million, or 24%, from $30.9 million for the year ended December 31, 2019 to $23.4 million for the year ended December 31, 2020. The decrease in revenue was primarily due to a decrease in school bus sales volume of 27 units, or 25%, from 107 units (55 in the U.S. and 52 in Canada) for the year ended December 31, 2019 to 80 units (33 in the U.S. and 47 in Canada) for the year ended December 31, 2020, as measures implemented regarding COVID-19 prevented Lion from delivering school buses to certain operators and school districts, in addition to causing production delays from supply chain disruptions.

Cost of Sales

Cost of sales decreased by $0.5 million, or 2%, from $20.8 million (67.3% of revenues) for the year ended December 31, 2019 to $20.3 million (86.6% of revenues) for the year ended December 31, 2020. As a percentage of revenues, cost of sales increased by 19.2% from 2019 to 2020. The increase was primarily due to the addition of personnel and other resources to accommodate higher expected production volumes, which ultimately did not materialize, largely due to challenges related to the COVID-19 pandemic. However, cost of sales was partly offset by $0.5 million in assistance from the CEWS. Lion manufactured 84 vehicles at its current manufacturing facility in 2020, comprised primarily of LionC school buses, a limited number of Lion360 buses and its first Lion6 and Lion8 trucks.

Selling and Administrative Expenses

Selling expenses increased by $9.8 million, or 167%, from $5.9 million for the year ended December 31, 2019 to $15.7 million for the year ended December 31, 2020. Administrative expenses increased by $57.0 million, or 1,942%, to $59.9 million during the same period. In total, selling and administrative expenses increased by $66.8 million, or 757%, from $8.8 million for the year ended December 31, 2019 to $75.7 million for the year ended December 31, 2020. The increase was primarily due to a non-cash revaluation to fair value of vested options amounting to $65.2 million (of which $10.1 million is accounted for within selling expenses and $55.1 million is accounted for within administrative expenses), Lion expanding its head office capabilities in preparation of an expected increase in business, increasing expenses associated with the opening of new Experience Centers, and an increase in professional fees, partially offset by lower marketing and selling related expenses and $0.7 million in assistance from the CEWS. Excluding the non-cash revaluation to fair value of vested options, selling and administrative expenses increased, in total, by $3.0 million, or 41%, from $7.4 million for the year ended December 31, 2019 to $10.4 million for the year ended December 31, 2020.

Finance Costs

Finance costs increased by $4.6 million, or 111%, from $4.1 million for the year ended December 31, 2019 to $8.7 million for the year ended December 31, 2019. The increase was driven primarily by higher accretion expense on retractable shares, an increase in borrowing costs and an increase in lease liabilities from new Experience Center openings.

Foreign exchange loss (gain)

Foreign exchange gain amounted to $0.7 million for the year ended December 31, 2020 compared to a foreign exchange loss of $ 0.08 million for the year ended December 31, 2019. The increase in the gain is primarily due to the weakening of the Canadian dollar versus the U.S. dollar on the remeasurement or monetary items denominated in U.S. dollars.

Change in fair value of share warrant obligation

The change in fair value of share warrant obligation represents the change recognized in the consolidated statement of comprehensive income resulting from revaluing the share warrant obligation as of December 31, 2020. The change in fair value amounted to $ 16.8 million.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

Lion’s results of operations for the years ended December 31, 2019 and 2018 are presented below:

	Years Ended December 31,		$ Change	% Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Revenues	$30,862	$16,621	$14,241	86%
Cost of sales	20,778	12,904	7,874	61%

Gross profit	10,085	3,717	6,367	171%

Gross profit margin	33%	22%		10%
Operating expenses:
Administrative expenses	2,936	2,010	926	46%
Selling expenses	5,892	3,928	1,964	50%
Finance costs	4,112	3,274	838	26%
Foreign exchange loss (gain)	79	(137)	216	158%
Other expenses	133	—	133	n.a.

Loss before income taxes	(3,067)	(5,358)	2,291	(43%)

Income tax expense	4	—	4	n.a.

Net loss	(3,071)	(5,358)	2,287	(43%)

Foreign currency translation adjustment	234	(306)	540	176%

Comprehensive loss	$(2,837)	$(5,664)	$2,827	(50%)

Basic and diluted loss per share	$(0.12)	$(0.22)	$0.10	(46%)

Pro forma basic and diluted loss per share(1)	$(0.03)	$(0.05)	$0.02	(46%)

Weighted average number of common shares outstanding	25,766	24,544	1,222	5%

Pro forma weighted average number of common shares outstanding(1)	106,386	101,338	5,048	5%

(1)

Assuming the completion of the Lion Pre-Closing Reorganization, which will include a share split, whereby each Lion Common Share outstanding immediately prior to such share split will be converted into 4.1289 Lion Common Shares (subject to adjustments as contemplated in the Business Combination Agreement). See “Description of Share Capital of Lion.”

Revenues

Revenues increased by $14.2 million, or 86%, from $16.6 million in the year ended December 31, 2018 to $30.9 million in the year ended December 31, 2019. The increase in revenue was primarily due to an increase in school bus sales volume of 28 units, or 35%, from 79 units (26 in the U.S. and 53 in Canada) in the year ended December 31, 2018 to 107 units (55 in the U.S. and 52 in Canada) in the year ended December 31, 2019.

Cost of Sales

Cost of sales increased by $7.9 million, or 61%, from $12.9 million (77.6% of revenues) in the year ended December 31, 2018 to $20.8 million (67.3% of revenues) in the year ended December 31, 2019. The increase was primarily due to higher school bus unit volume (35% year-over-year growth). As a percentage of revenues, cost of sales decreased by 10.3% primarily reflecting higher sales volumes and favorable sales mix.

Selling and Administrative Expenses

Selling expenses increased by $2.0 million, or 50%, from $3.9 million in the year ended December 31, 2018 to $5.9 million in the year ended December 31, 2019. Administrative expenses increased by $0.9 million, or 46%, from $2.0 million to $2.9 million during the same period. In total, selling and administrative expenses increased by $2.9 million, or 49%, from $5.9 million in the year ended December 31, 2018 to $8.8 million in the year ended December 31, 2019. The increase was primarily due to an increase in expenses associated to the expansion of the business, including the opening of new Experience Centers and enlargement of the sales team, as well as an increase in non-cash share-based compensation.

Finance Costs

Finance costs increased by $0.8 million, or 26%, from $3.3 million in the year ended December 31, 2018 to $4.1 million in the year ended December 31, 2019. The increase was primarily driven by an increase in borrowing costs, an increase in lease liabilities from new Experience Centers and the expansion of the Saint-Jérôme facility, as well as an increase in accretion expense on the balance of purchase price payable related to the acquisition of dealership rights, partially offset by lower accretion expense on retractable shares.

Other Expenses (Income), Net

Other expenses increased by $0.1 million from zero in the year ended December 31, 2018 to $0.1 million in the year ended December 31, 2019. The increase in expenses was due to non-recurring professional fees associated with the acquisition of distribution rights.

Income Tax Expense

Income tax expense increased by $4,000 from zero in the year ended December 31, 2018 to $4,000 in the year ended December 31, 2019. The increase was due to the minimum income tax requirement.

Non-IFRS Financial Measures and Reconciliation

Lion reports certain financial information using non-IFRS financial measures. Lion believes that these measures provide information that is useful to investors in understanding the performance and facilitate a comparison of Lion’s quarterly and full year results from period to period. These non-IFRS financial measures do not have any standardized meaning under IFRS and may not be comparable with similar measures used by other companies. For certain non-IFRS financial measures, there are no directly comparable amounts under IFRS.

Adjusted EBITDA and Adjusted EBITDA margin

“Adjusted EBITDA” is defined as net loss before finance costs, income tax expense or benefit, and depreciation and amortization, adjusted for share-based compensation, changes in fair value of share warrant obligation, foreign exchange loss (gain) and certain non-recurring expenses. Adjusted EBITDA is intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, IFRS. Lion believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Lion’s financial measures with those of comparable companies, which may present similar non-IFRS financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA, Lion may incur future expenses similar to those excluded when calculating Adjusted EBITDA. In addition, Lion’s presentation of these measures should not be construed as an inference that Lion’s future results will be unaffected by unusual or non-recurring items. Lion’s computation of Adjusted EBITDA may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. “Adjusted EBITDA margin” is equal to Adjusted EBITDA for the period presented as a percentage of revenue for the same period.

Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with IFRS. Lion compensates for these limitations by relying primarily on Lion’s IFRS results and using Adjusted EBITDA and Adjusted EBITDA Margin on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate Lion’s business.

The following table reconciles net loss to Adjusted EBITDA for the fiscal years ended December 31, 2020, 2019, and 2018:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Revenue	$23,423	$30,862	$16,621
Net loss	($97,352)	($3,071)	($5,358)
Finance costs	8,667	4,112	3,274
Income tax expense	—	4	—
Depreciation and amortization	2,696	1,216	845
Share-based compensation(1)	65,249	1,422	523
Changes in fair value of share warrant obligation(2)	16,847	—	—
Foreign exchange loss (gain)(3)	(681)	79	(137)
Non-recurring fees(4)	233	155	66

Adjusted EBITDA	($4,339)	$3,917	($788)

Adjusted EBITDA margin	nmf	13%	nmf

(1)	Represents non-cash expenses recognized in connection with the issuance and revaluation to fair value of options to participants under the Legacy Plan.
(2)	Represents change in the fair value of the share warrant obligation under the Specified Customer Warrant valued at $31,549,033 as of December 31, 2020.
(3)	Represents non-cash losses (gains) relating to foreign exchange translation.
(4)	Represents non-recurring management, professional fees related to the acquisition of dealership rights and other professional fees.

Liquidity and Capital Resources

As of December 31, 2020, Lion had current assets of $57.7 million and trade and other payables of $12.4 million and an accumulated deficit of $126.4 million. Lion incurred a net loss of $97.4 million for the year ended December 31, 2020 and a net loss of $3.1 million for the year ended December 31, 2019. Lion expects to continue to incur net losses in the short term, as it continues to execute on its growth strategy.

Lion’s growth strategy and the development, design, manufacturing, sale and servicing of Lion’s vehicles are capital-intensive. Net cash used in investing activities is expected to continue to increase substantially as Lion purchases additional property and equipment, continues the development of its product offering, and scales its manufacturing operations to meet anticipated demand.

Lion’s primary sources of liquidity used in the funding of its operations are its sales volumes, the revolving credit facility under the Credit Agreement, other borrowings and debt capital, and contributions from shareholders. Lion expects to use the funds raised in connection with the Business Combination and the PIPE Financing to repay indebtedness and to fund its growth strategy. Lion’s ability to access capital when needed is not assured and, if capital is not available to Lion when and in the amounts needed, Lion could be required to delay, scale back or abandon all or part of Lion’s growth strategy, including planned additions to its current manufacturing facility as well as the construction of its planned large-scale U.S. manufacturing facility and of its battery assembly facility.

Cash Flows Summary

Presented below is a summary of Lion’s operating, investing, and financing cash flows:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Cash flows used in operating activities	$(27,058)	$(7,404)	$(2,210)
Cash flows used in investing activities	(16,794)	(12,706)	(6,963)
Cash flows from financing activities	44,461	20,104	3,023

Effect of exchange rate changes on cash held in foreign currency	(532)	60	(182)

Net change in cash	$77	$54	($6,332)

Cash Flows Used in Operating Activities

For the year ended December 31, 2020, cash flows used in operating activities was $27.1 million. The cash used was related to Lion’s net loss of $97.4 million and net changes in working capital of $20.9 million, partially offset primarily by non-cash items of $6.4 million related to accretion expenses, $2.7 million related to depreciation and amortization, $65.2 million related to share-based compensation, and $16.8 million related to change in fair value of share warrant obligation.

For the year ended December 31, 2019, cash flows used in operating activities was $7.4 million. The cash used was related to Lion’s net loss of $3.1 million and changes in working capital of $10.1 million, partially offset primarily by non-cash items of $3.2 million related to accretion expenses, $1.2 million related to depreciation and amortization, and $1.4 million related to share-based compensation.

For the year ended December 31, 2018, cash flows used in operating activities was $2.2 million. The cash used was related to Lion’s net loss of $5.4 million and net changes in working capital of $1.3 million, partially offset primarily by non-cash items of $3.1 million related to accretion expenses, $0.8 million related to depreciation and amortization, and $0.5 million related to share-based compensation.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relate to capitalized R&D for vehicle and battery system development and capital expenditures for equipment and machinery, leasehold improvements, office furniture and equipment as Lion continues to invest in its business infrastructure and scales its manufacturing operations.

Cash used in investing activities was $16.8 million for the year ended December 31, 2020. The cash used was related to acquisition of intangible assets of $16.5 million and capital expenditures of $2.9 million, partially offset by government assistance related to intangible assets of $2.8 million. Acquisition of intangible assets for the year ended December 31, 2020 includes $2.3 million benefit from the CEWS, which resulted in lower capitalized salaries. The majority of acquisition of intangible assets is related to capitalized R&D for vehicle and battery system development. Property, plant and equipment and intangible assets totaled $47.5 million as of December 31, 2020.

Cash used in investing activities was $12.7 million for the year ended December 31, 2019. The cash used was related to acquisition of intangible assets of $12.3 million and capital expenditures of $1.8 million, partially offset by government assistance related to intangible assets of $1.4 million. Property, plant and equipment and intangible assets totaled $30.2 million as of December 31, 2019.

Cash used in investing activities was $7.0 million for the year ended December 31, 2018. The cash used was related to acquisition of intangible assets of $7.9 million and capital expenditures of $0.4 million, partially offset by government assistance related to intangible assets of $1.3 million.

Cash Flows from Financing Activities

Cash provided by financing activities was $44.5 million for the year ended December 31, 2020, which was primarily due to a net increase of $27.1 million in long term debt and other debt, and $18.7 million of proceeds from the issuance of convertible debt instruments, partially offset by the repayment of lease liabilities of $1.3 million.

Cash provided by financing activities was $20.1 million for the year ended December 31, 2019, which was primarily due to a net increase of $13.4 million in long term debt and other debt, and $7.4 million of share issuance, partially offset by the repayment of lease liabilities of $0.6 million and share redemption of $0.2 million.

Cash provided by financing activities was $3.0 million for the year ended December 31, 2018, which was primarily due to a net increase of $3.5 million in long term debt and other debt, partially offset by repayment of lease liabilities of $0.5 million.

Credit Agreement with National Bank of Canada

The Credit Agreement, as amended in December 2020, provides for the following credit (i) a $27,489,000 (C$35 million) operating revolving facility, (ii) a $35,343,000 (C$45 million) term loan facility, and (iii) a $7,854,000 (C$10 million) additional term loan facility. The operating revolving credit facility includes a sub-facility for standby letters of credit with an aggregate cap of $392,700 (C$500,000) (or the equivalent in other approved currencies). Such credit facilities bear interest at floating rates by reference to the Canadian prime rate or the US prime rate, as applicable, plus a margin of 1.0% for the operating revolving facility, 9.0% for the term loan facility and 3.0% for the additional term loan facility. The credit facilities mature on April 30, 2021. The obligations under the Credit Agreement are secured by a first priority security interest, hypothec and lien on substantially all of Lion’s property and assets, except for certain tax credits and government grants on which it holds a second priority security interest, hypothec and lien subject to the first priority security of Finalta Capital Fund, L.P. (“Finalta”) under the loans made by it. As of December 31, 2020, there was $18,300,411 (C$23,300,452) outstanding under the operating revolving credit facility, $15,708,000 (C$20,000,000) outstanding under the term loan facility and $7,854,000 (C$10,000,000) outstanding under the additional term loan facility.

Loan Agreements with Finalta Capital Fund, L.P.

In December 2018, Lion completed a financing with Finalta, as lender, in the principal amount of $2,122,151 (C$2,702,000) with respect to the financing of certain refundable tax credits and grants under government programs. The December 2018 Finalta loan bears interest at a rate equal to the prime rate of Finalta’s financial institution plus 6.55%, which rate may be reduced if certain financial covenants are met. The December 2018 Finalta loan matures on the earlier of (a) 18 months after the end of the last fiscal year covered by the loan agreement, (b) the date of receipt by Lion of the financed tax credits or (c) upon the occurrence of an event of default that is not cured within the applicable cure period. The obligations under the December 2018 Finalta loan are secured by a first priority security interest, hypothec and lien in tax credits and government grants and a second priority security interest, hypothec and lien in substantially all other property and assets. As of December 31, 2020, there was $841,949 (C$1,072,000) outstanding under the December 2018 Finalta loan.

In May 2020, Lion completed a financing with Finalta, as lender, with respect to the financing of certain refundable tax credits and grants under government programs. The May 2020 Finalta loan provides for a revolving credit facility in the maximum principal amount of $10,210,200 (C$13,000,000). The facility bears interest at the fixed annual rate of 9.0% (less certain guarantee costs). The May 2020 Finalta loan matures on May 31, 2022 or earlier in certain circumstances specified therein, including upon the occurrence of an event of default which is not cured within the applicable cure period. The obligations thereunder are secured by a first priority security interest, hypothec and lien in tax credits and government grants and a second priority security interest, hypothec and lien in substantially all other property and assets. As of December 31, 2020, there was $9,591,623 (C$12,212,405) outstanding under the May 2020 Finalta loan.

Convertible Instruments with Investissement Québec

March 2020 Convertible Loan. In March 2020, Lion completed a financing through the issuance of an unsecured convertible loan (the “Convertible Loan”) to Investissement Québec in the principal amount of $3,741,675 (C$5,000,000). The Convertible Loan matures on March 3, 2025 and bears an annual interest rate of 7.5% with the interest payable at the maturity date. The Convertible Loan, including any interest owed thereunder, is convertible into Lion Common Shares or other class of shares at Investissement Québec’s discretion in certain circumstances, including a liquidity event of Lion or a default of Lion thereunder, at a conversion price per share as set forth in the Convertible Loan. In connection with the Business Combination, Lion and Investissement Québec have agreed that, subject to certain terms and conditions and the participation of Investissement Québec in the PIPE Financing, the Convertible Loan will be repaid upon closing of the Business Combination.

September 2020 Convertible Debenture. In September 2020, Lion completed a financing through the issuance of an unsecured convertible debenture (the “Convertible Debenture”) to Investissement Québec in the principal amount of $15,340,000 (C$20,000,000). The Convertible Debenture matures on September 1, 2023 and bears interest at a rate of 15% per annum for the first year, and 18% thereafter, subject to the terms and conditions set out therein. The Convertible Debenture can be converted in whole or in part into Lion Common Shares in certain circumstances, including in the event of a qualified financing (as defined in the Convertible Debenture) or a liquidity event (as defined in the Convertible Debenture), at a conversion price per share as set forth in the Convertible Debenture. In connection with the Business Combination, Lion and Investissement Québec have agreed that, subject to certain terms and conditions and the participation of Investissement Québec in the PIPE Financing, the Convertible Debenture will be repaid upon closing of the Business Combination.

Contractual Obligations and Commitments

The following table summarizes Lion’s contractual obligations and other commitments for cash expenditures as of December 31, 2020, and the years in which these obligations are due.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations (including current portion)	$26,817,815	$26,699,276	$100,674	$17,865	—
Convertible debt instruments	18,866,890	—	15,190,638	3,676,252	—
Lease liabilities	7,719,108	1,814,635	2,992,325	2,813,818	98,330
Credit facilities	18,209,335	18,209,335	—	—	—
Loans on R&D tax credits and subsidies receivable	10,433,572	10,433,572	—	—	—

	82,046,720	57,156,818	18,283,637	6,507,935	98,330

Related Parties

Management fees

Management fees were paid to Services XPND Inc., an entity related to XPND Croissance Fund L.P., for services rendered to Lion during the years ended December 31, 2019 and 2018. Such services ended during the second half of 2019. These transactions are measured at their exchange amount, which is the amount of consideration established and agreed to by the related parties. Management fees are recorded within administration expenses.

	2020	2019	2018
Management fees	$—	$22,609	$65,602

Off-Balance Sheet Arrangements

During the periods presented, Lion did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Overall Considerations

Lion’s consolidated financial statements that are included elsewhere in this proxy statement/prospectus have been prepared in conformity with IFRS using the significant accounting policies and measurement bases that are in effect at December 31, 2020, as summarized below with respect to areas requiring the most significant estimates and judgments. These were used throughout all periods presented in the consolidated financial statements.

Revenue

Lion’s principal sources of revenue are the sale of all-electric medium and heavy-duty urban vehicles. To determine whether to recognize revenue, Lion follows a five-step process:

•	Identifying the contract with a customer;

•	Identifying the performance obligations;

•	Determining the transaction price;

•	Allocating the transaction price to the performance obligations; and

•	Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue is recognized at a point in time, when Lion satisfies performance obligations by transferring control of the goods to its customers, which generally occurs when the goods are delivered to the customers and when the customer confirms acceptance.

Lion guarantees its products against defects. An allowance for warranty expense is recorded when the revenue for the related product is recognized. The allowance is based upon the terms of the warranty, Lion’s historical experience and management estimates of future expense for replacement or repairs. The corresponding expense is recorded in cost of goods sold.

Intangible Assets

Acquired Software. Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and install the specific software.

Dealership Rights with an Indefinite Useful Life. Dealership rights with an indefinite useful life are recorded initially at cost and are not amortized. Because the acquisition was based on future sales of a product, Lion has elected to measure the cost based on a financial liability model, whereby the fair value of all variable payments under the contract are recorded on initial recognition of the asset with a corresponding liability. Any re-measurements of the related liability are recognized in earnings. The cost also includes any directly attributable costs of preparing the asset for its intended use. Directly attributable cost includes professional fees arising directly from bringing the asset to its working conditions.

Dealership rights are subject to asset impairment testing as described below. The useful life is reviewed each period to determine whether events and circumstances continue to support an indefinite useful life assessment.

Internally Developed Intangible Assets. Expenditure on the research phase is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:

•	Development costs can be measured reliably;

•	Project is technically and commercially feasible;

•	Lion and its subsidiaries intend to and have sufficient resources to complete the project;

•	Lion and its subsidiaries have the ability to use or sell the intangible assets; and

•	Intangible assets will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Directly attributable costs include employee costs incurred along with an appropriate portion of relevant overheads and subcontractors’ fees.

Subsequent Measurement. All finite-live intangible assets are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing as described below. The following useful lives are applied:

•	Software: 5 years

•	Development costs: According to production of 7,000 units

Leased Assets

Identification of Leases. For any new contracts, Lion considers whether a contract is, or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.” To apply this definition Lion assesses whether the contract meets three key evaluations which are whether:

•	Contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to Lion;

•

Lion and its subsidiaries have the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract; and

•

Lion and its subsidiaries have the right to direct the use of the identified asset throughout the period of use. Lion assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.

Measurement and Recognition of Leases as a Lessee. At lease commencement date, Lion recognizes a right-of-use asset and a lease liability on the consolidated statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by Lion, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

Lion depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. Lion also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, Lion measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or Lion’s incremental borrowing rate. The incremental borrowing rate is the estimated rate that Lion would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of Lion’s.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

Lion has elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

Impairment Testing of Intangible Assets, Property, Plant and Equipment and Right-of-Use Assets

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. Cash-generating units to which intangible assets with indefinite useful life have been allocated (determined by Lion’s management as equivalent to its operating segment) are tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value-in- use. To determine the value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to Lion’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect management’s assessment of respective risk profiles, such as market and asset-specific risks factors.

Impairment losses for cash-generating units are charged pro rata to the assets in the cash-generating unit. All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the cash-generating unit’s recoverable amount exceeds its carrying amount.

Inventories

Finished goods, goods in process and raw materials are valued at the lower of cost and net realizable value. Cost is determined using the identified cost method for finished goods and goods in process while the cost of raw materials is determined using the weighted average cost method. Supplier rebates are deducted to determine the cost of purchase.

The cost of inventories includes all purchase, conversion and other costs incurred to bring the inventories to their present location and condition. The net realizable value represents the estimated selling price in the normal course of business less the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the year the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the year in which the reversal occurs.

Common Equity Warrant Issued to the Warrantholder

In connection with entering into the MPA, Lion issued on July 1, 2020 the Specified Customer Warrant (as defined below) to the Warrantholder which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. For more information about the Specified Customer Warrant, see the section entitled “Description of Share Capital—Common Equity Warrant issued to the Warrantholder.”

Lion has determined that the Specified Customer Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32—Financial Instruments (“IAS 32”): Presentation and IFRS 9—Financial Instruments. The vested portion of the Specified Customer Warrant is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the Specified Customer Warrant of $13,227,703 was recorded as a share warrant obligation with a corresponding contract asset recognized at inception. The corresponding contract asset recognized at inception will be amortized as a reduction of revenues on a percentage per dollar of revenue generated with the customer and its affiliates. The fair value of the share warrant obligation was revalued as of December 31, 2020. The fair value of the Specified Customer Warrant was determined based on the Black-Scholes option pricing model taking into account the following assumptions:

	December 31, 2020	Inception
Exercise price ($)	23.36	23.36
Share price ($)	41.29	23.36
Volatility (%)	40%	40%
Risk-free interest rate (%)	0.69%	0.55%
Expected warrant life (years)	7.50	8.0

Convertible Debt Instruments with Investissement Québec

			December 31, 2020
	Convertible Loan	Convertible Debentures	Conversion Option
Beginning balance
Issuance of Convertible Loan	$3,741,675	—	—
Conversion option—Convertible Loan	(422,940)	—	422,940
Issuance of Convertible Debenture	—	15,340,000	—
Conversion option—Convertible Debenture	—	(1,049,580)	1,049,580
Accreted interest	278,725	886,250	—
Less: financing fees	(70,376)	(313,131)	—
Foreign currency translation adjustment	149,168	327,099	—

Ending balance	$3,676,252	$15,190,638	$1,472,520

March 2020 Convertible Loan. An amount of $70,376 (C$94,043) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the Convertible Loan. The financial instrument meets the “Fixed for Fixed” criteria under IAS 32. As such, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the Convertible Loan was recorded at the estimated fair value of $3,318,735 (C$4,400,000) using an effective interest rate of 10.76% per annum at the time of issuance with the residual value of $422,940 (C$600,000) recorded as contributed surplus.

At December 31, 2020, the Convertible Loan balance was accreted to $3,676,252 (C$4,680,739) with an interest expense of $278,725 (C$374,782) and a foreign currency translation adjustment of $149,168 for the year ended December 31, 2020.

September 2020 Convertible Debenture. An amount of $313,131 (C$417,675) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the Convertible Debenture. The financial instrument meets the “Fixed for Fixed” criteria under IAS 32. As such, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the Convertible Debenture was recorded at the estimated fair value of $14,290,420 (C$18,600,000) using an effective interest rate of 20.52% per annum at the time of issuance with the residual value of $1,049,580 (C$1,400,000) recorded as a separate component in equity.

At December 31, 2020, the Convertible Debenture balance was accreted to $15,190,638 (C$19,341,276) with an interest expense of $886,250 (C$1,158,951) and a foreign currency translation adjustment of $327,099 for the year ended December 31, 2020.

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless Lion designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at fair value through profit or loss (FVTPL), which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within finance costs or finance income.

Provisions, Contingent Assets and Contingent Liabilities

Provisions for product warranties, legal disputes, onerous contracts or other claims are recognized when Lion has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from Lion and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Restructuring provisions are recognized only if a detailed formal plan for the restructuring has been developed and implemented, or management has at least announced the plan’s main features to those affected by it. Provisions are not recognized for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that Lion can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. In those cases where the possible outflow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, Lion is as an emerging growth company (“EGC”). As such, Lion will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Lion will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of Lion’s Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

Foreign Private Issuer Status

Lion qualifies as a “foreign private issuer” as defined under SEC rules. Even after Lion no longer qualifies as an emerging growth company, as long as Lion continues to qualify as a foreign private issuer under SEC rules, Lion is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Lion will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Lion may take advantage of these exemptions until such time as Lion is no longer a foreign private issuer. Lion would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Lion no longer qualifies as an emerging growth company, but remains a foreign private issuer, Lion will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Lion qualifies as a foreign private issuer under SEC rules, Lion is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Lion is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Lion. For example, under Canadian securities laws, Lion is not required to, and does not intend to, have a board of directors comprised of a majority of directors meeting the independence standards described in the NYSE Listing Rules. In addition, under Canadian securities laws, Lion is not required to, and does not intend to, have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time Lion ceases to be a foreign private issuer, Lion will take all action necessary to comply with the SEC and NYSE Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Quantitative and Qualitative Disclosures About Market Risk

Lion is exposed to various risks in relation to financial instruments. The main types of risks are currency risk and interest rate risk. While Lion may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Lion does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Currency Risk

While Lion presents its financial statements in U.S. dollars, its functional currency is the Canadian dollar and the majority of Lion’s transactions are in Canadian dollars. Lion is exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar.

Foreign currency denominated financial assets and liabilities which expose Lion to currency risk are disclosed below. The amounts shown are those reported to key management, in U.S. dollars:

	December 31, 2020		December 31, 2019
	Assets	Liabilities	Assets	Liabilities
Cash (bank indebtedness)	$—	$48,880	—	$147,553
Trade and other receivables	$4,497,469	—	$6,229,315	—
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	$2,860,000	—	$3,745,042	—
Credit facilities	—	$5,842,320	—	$1,589,851
Trade and other payables	—	$1,079,926	—	$827,239
Long term debt - balance of purchase price payable related to the acquisition of dealership rights	—	$2,882,361	—	$3,700,404

	$7,357,469	$9,853,487	$9,974,357	$6,265,047

The impact on comprehensive loss and equity of a 10% increase or decrease in foreign currencies on Lion’s financial instruments based on balances as of December 31, 2020 would be approximately $250,000 ($371,000 in 2019).

Interest Rates

Lion is exposed to interest rate risk with respect to financial assets and liabilities bearing fixed and variable interest rates.

Some long-term debts bear interest at a fixed rate and Lion is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations.

The credit facilities under the Credit Agreement and the Finalta loans bear interest at a variable rate and Lion is, therefore, exposed to the cash flow risks resulting from interest rate fluctuations.

Based on balances as of December 31, 2020, sensitivity to a plus or minus 1% change in interest rates would affect profit or loss and equity by $552,000 (approximately $413,000 as of December 31, 2019).

Recently Issued Accounting Standards Not Yet Adopted

From time to time, new accounting standards, amendments to existing standards, and interpretations are issued by the International Accounting Standards Board (“IASB”). Unless otherwise discussed, Lion believes that the impact of recently issued standards or amendments to existing standards that are not yet effective will not have a material impact on Lion’s financial position or results of operations under adoption.

BUSINESS OF LION

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes it is a North American leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty urban EV segment through more than 10 years of focused all-electric vehicle R&D, manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over six million miles driven by over 300 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s growing line-up of purpose-built all-electric vehicles consists of seven mid-range truck and bus models available for purchase today. Lion further has an active product development pipeline and expects to launch eight new mid-range truck and bus models over the next two years. By 2022, management believes Lion will have among the broadest mid-range EV offerings in the medium and heavy-duty urban segment, with an expected total of 15 vehicles comprising Class 5, 6, 7 and 8 electric trucks designed for specific applications, Type A, C and D electric school buses, as well as an electric medium-duty shuttle bus and an electric ambulance.

Lion’s EVs are tailored to satisfy the needs of its customers and are entirely designed, manufactured and assembled in-house in North America, without relying on traditional combustion-engine vehicle retrofitting or third-party integrators. To achieve this, Lion has developed its own purpose-built for electric chassis, truck cabins, and bus bodies, incorporating its proprietary battery technology with modular energy capacity and its proprietary Lion software.

Like others in the EV space, Lion has adopted a direct-to-customer sales model tailored for EVs, avoiding reliance on third-party dealerships in most instances. As part of its go-to-market strategy, Lion assists its customers through the EV transition journey in all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and seeking of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions. To enhance customer experience and help drive repeat purchases, Lion leverages its growing network of Experience Centers, which are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Services available on-site at Lion’s Experience Centers include product demonstrations and sales support, full-service training, charging infrastructure assistance and maintenance support. There are currently six Experience Centers strategically located in key markets in the United States and Canada, with eight additional centers expected to be opened within the next two years.

By capitalizing on its significant first mover advantage, broad EV line-up available today, turnkey customer experience and rapidly growing customer base, Lion’s management believes Lion is strongly positioned to gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Market and Industry Trends

Lion’s medium and heavy-duty EV line-up was specifically designed to address the needs of the sub 250-mile (or 400-km) mid-range urban market. This market segment exhibits favorable characteristics for electrification given vehicles are typically driven over a relatively modest distance and return to base at the end of every workday. Mid-range EV applications thus require less battery capacity, resulting in a lower vehicle cost, allowing for a favorable payload, and avoiding the need for an extensive charging station network alongside vehicle routes, all of which contributes to favorable economics when compared to incumbent diesel solutions.

Lion is currently not targeting the long-haul market and, as such, does not compete with incumbent diesel solutions in that segment, nor with announced future long-haul battery- or fuel cells-powered prototypes destined to that market. However, as battery density improves over time, Lion’s products may also be well-suited for such applications.

Total Addressable Market

Lion believes its total addressable market in the U.S. and Canada is significant. Lion’s Class 5, 6, 7 and 8 trucks target a wide array of customers including carriers, consumer goods companies, waste management operators, manufacturers, utilities as well as governmental agencies. Lion is focusing its sales efforts towards medium to large fleet owners via its direct-to-customer sales model.

The customer breakdown for school buses varies across jurisdictions in the United States and Canada but consists mainly of school bus operators and school boards. On an aggregated basis, it is estimated the U.S. and Canadian fleet of school buses is approximately 60% owned by public school districts, and approximately 40% owned by private bus-fleet operators.

Lion’s shuttle bus, the LionM, targets customers with transit, adapted and shuttle transportation needs such as various commercial fleet owners and municipal transit agencies, among others.

Industry Focused on Total Cost of Ownership Competitiveness

In the trucking industry, the TCO, along with quality and reliability, are the primary decision factors on which customers base their purchasing decision. TCO represents the aggregate cost of vehicle ownership, including vehicle purchase price, energy costs and maintenance and repair costs over the useful life of the truck, which Lion’s management estimates is generally between 10 to 12 years. While EVs are typically sold at a premium when compared to incumbent diesel solutions, their higher upfront cost can be offset by lower energy costs and significantly lower maintenance costs, with EVs requiring far fewer moving parts and far less fluids. Management estimates that, over the useful life of the vehicle, owners of EVs will benefit from savings representing on average approximately 80% with respect to energy costs and approximately 60% with respect to repair and maintenance costs when compared to their diesel vehicles. While subsidies vary by jurisdiction, a number of them are available and help drive the transition to EV by reducing the upfront purchase price further contributes to improving the overall TCO competitiveness of electric trucks.

In the school bus market, TCO is also a key factor in the purchasing decision, along with quality and reliability. However, the lower annual mileage of individual school bus units typically renders the lower energy and maintenance costs insufficient to account for the currently steeper upfront costs of EVs over incumbent diesel units. As such, subsidies are often required for electric school buses to be competitive over diesel units from a pure TCO point of view. Electric school buses nevertheless carry a number of other advantages including reduced air and noise pollution. As governments and school districts are looking to set an example and act as social leaders in terms of sustainability, school buses in particular are often prioritized for subsidized conversion to all-electric solutions.

In addition to energy and repair and maintenance cost savings, TCO competitiveness of EVs can further be enhanced through Vehicle-to-Grid (“V2G”) technology. V2G technology allows the battery of EVs to generate revenue through energy arbitrage, by returning electricity to the grid during periods of peak energy prices while recharging in periods of lower energy prices, or through other revenue-generating ancillary services for the grid operator, such as frequency regulation and spinning reserves. To further improve all-electric vehicle TCO, some customers in specific jurisdictions are eligible to participate in carbon reduction programs. Customers in California, for example, can participate in a market-based incentive program whereby users of lower carbon-intensity fuels or energy sources (e.g., electricity) can earn and sell credits to importers or refiners of carbon-intensive fuels, such as gasoline and diesel, to offset their fuel standards compliance deficits.

Regulatory and Organizational Shifts to Zero-Emission Vehicles

With increasing environmental awareness globally, commercial vehicles have come under significant scrutiny by consumers, enterprises and governmental and regulatory bodies as they represent a significant portion of the global greenhouse gas (“GHG”) emissions. According to the Inventory of U.S. Greenhouse Gas Emissions and Sinks 1990-2018 (the national GHG inventory that the U.S. Environmental Protection Agency (EPA) prepares annually), transportation was the number one contributor to GHG emissions in the United States, representing 28% of GHG emissions in 2018. According to the same study, medium- and heavy-duty trucks represented 23% of the U.S. transportation sector GHG emissions for the same period.

U.S. Regulatory Tailwinds

There is an increased prevalence of financial incentives to offset carbon emissions such as Zero-Emission Vehicle (ZEV) credit trading mechanisms in the United States which have proved to generate a substantial revenue and profit stream for EV companies. Such mechanisms have been adopted in several states.

Additionally, in July 2020, 15 states and Washington D.C. signed the Multi-State Medium and Heavy-Duty Zero Emission Vehicle Memorandum of Understanding, which sets goals for the electrification of medium and heavy-duty vehicles, whether by battery, plug-in hybrid, or hydrogen fuel cell. The goal is to ensure that 100% of all new medium and heavy-duty vehicle sales be zero-emission by 2050 with an interim target of 30% zero-emission vehicle sales by 2030.

More recently, the Biden administration proposed a $2 trillion plan aimed at achieving economy-wide net-zero emissions by 2050. The plan aims to reduce GHG emissions from transportation by restoring attributes of the Clean Air Act loosened by the previous administration. Additionally, the plan introduces new fuel economy standards that accelerate electrification of new vehicle sales and ultimately target 100% electric sales for new light and medium-duty vehicles. To further incentivize electrification, the plan calls for significant annual pollution reduction requirements for heavy duty vehicles. The plan also specifically aims to accelerate transition of the entire 500,000 U.S. school bus fleet to zero-emission and all new school bus sales to be zero-emission by 2030. On January 27, 2021, President Biden also signed an executive order calling for significant action on climate change, calling for, among other things, the increased use of zero-emissions vehicles by the federal government. Finally, the Biden administration has stated that it aims to expand grant programs, loan guarantees and incentives for manufacturers to construct or retool existing U.S. facilities to manufacture zero-emission vehicles and charging infrastructure.

Canadian Regulatory Tailwinds

The Canadian federal government has set targets for zero-emission vehicles reaching 10% of new light-duty vehicle sales per year by 2025, 30% by 2030 and 100% by 2040. This program is expected to support zero-emission infrastructure for on-road medium and heavy-duty vehicle fleets.

In Québec, the provincial government recently announced the C$6.7 billion Green Economy Plan with the objective of cutting GHG emissions and banning sales of gasoline-powered consumer and light-duty vehicles by 2035. The plan includes C$217 million to electrify 55% of city buses and C$350 million to electrify 65% of school buses by 2030. There are currently 10,600 school buses and 4,000 city buses in operation in the province. Other provincial governments have also committed to green energy initiatives, in some cases assisted by the federal government’s Investing in Canada Plan which is designed to “provide predictable and sustainable funding for projects that will build modern, resilient, and green communities for Canadians.”

Lion’s management believes electric vehicles, such as the ones it produces, are the most promising alternative to rapidly reduce emissions in the transportation sector and meet the various GHG emissions reduction targets in the markets in which Lion operates.

Industry and Competition

Lion competes in the medium and heavy-duty urban vehicle market, ranging from commercial trucks to buses. In this market, Lion competes against traditional incumbent diesel engine OEMs as well as nascent EV manufacturers looking to disrupt the industry.

Primary Competitive Factors

Lion’s management believes the primary competitive factors in both the truck and bus industries include (i) TCO; (ii) vehicle range and payload capacity; (iii) quality, reliability and safety; (iv) technological innovation; (v) compliance with environmental regulation; and (vi) availability of fueling infrastructure.

Competitors

Medium and Heavy-duty Urban Trucks

Lion’s main competitors for mid-range Class 5, 6, 7 and 8 urban trucks include incumbent diesel truck OEM manufacturers such as Navistar, Daimler, Volvo, PACCAR, Hino (Toyota), and other automotive manufacturers which mainly compete with Lion’s vehicles through their traditional diesel vehicle offering. Lion’s management believes that incumbent OEMs are distracted from EV development and commercialization with their extensive legacy diesel infrastructure, such as factories tailored for production of combustion engine vehicles, and remain focused on their diesel-based product lines. Additionally, incumbent diesel OEMs’ third-party dealership networks are ill-suited to sell EVs given a significant portion of their revenues comes from maintenance and repair services, a less profitable proposition with EVs due to lower maintenance requirements. While a number of these OEMs have announced their intention to rollout EV solutions, Lion’s management believes that most remain at the development stage in the near term or intend to rely on third-party retrofit solutions to electrify their existing made-for-diesel platforms. Lion’s management believes that such retrofit solutions come with significant design and production cost compromises, often resulting in a higher TCO for the end customers when compared to a purpose-built EV solution.

In addition to the incumbent diesel OEMs, Lion also faces competition from a handful of other disruptive EV manufacturers. Lion management believes that many of these EV competitors remain at the early stages of product development, and in certain cases are focused on creating retrofit solutions on built-for-diesel chassis. Such EV companies include Nikola, Hyliion, XL Fleet and other smaller manufacturers.

School Buses

School bus manufacturing in the United States and Canada is mainly concentrated in the hands of three incumbent OEMs selling primarily diesel school buses: Blue Bird Corporation, Thomas Built Buses (Daimler), and IC Bus (Navistar). These manufacturers mainly compete with Lion’s school buses through their traditional diesel offering but are beginning to rollout electric models. Lion’s management estimates Lion’s market share exceeds 65% of the all-electric school buses market in the U.S. and Canada as of today. Lion’s management estimates that incumbent school bus OEMs are also distracted from EV development and commercialization with their extensive legacy diesel infrastructure, such as factories tailored for production of combustion engine vehicles and remain focused on their diesel-based product lines.

In addition to the incumbent diesel school bus OEMs, a few early-stage EV OEMs have entered in competition with Lion such as Green Power Motor and Trans Tech.

Shuttle Buses

The shuttle bus market in which the LionM bus competes can be broken down into three main sub-markets: 1) the transit market, 2) the shuttle market, and 3) the adapted transport market. The transit market is mostly serviced by traditional transit bus diesel OEMs such a Nova Bus, New Flyer and Gillig. In addition to the diesel alternatives, the traditional transit bus OEMs are developing and offering hybrid, all-electric and alternative fuel transit bus models to challenge emerging all-electric transit bus competitors such as BYD, Proterra, Arrival and other smaller competitors. The shuttle and adapted transport markets generally consist of smaller companies who uplift medium and heavy-duty vehicles to offer a diesel shuttle or adapted transport bus. Additionally, there are other companies, such as Motiv Power Systems and Lightning eMotors, which offer retrofit electric solutions for the shuttle and adapted transport bus markets.

Benefits of Electrification

Lion’s management believes electric trucks and buses provide several advantages over traditional diesel vehicles:

•	100% clean energy and emission free, provided batteries are charged using renewable or other decarbonized sources of energy;

•	superior driving experience;

•	reduced noise pollution;

•	lower energy and maintenance costs, potentially resulting in favorable TCO economics relative to the diesel alternative;

•	opportunity for ancillary revenue through V2G technology and sale of carbon credits under carbon reduction incentive programs; and

•	purchase price subsidies in place to accelerate electrification.

For most applications, Lion believes its vehicles compare favorably to diesel vehicle alternatives on the basis of TCO. In addition, TCO is expected to improve further over the coming years as Lion reduces its production costs and vehicles prices.

Products and Services

Lion has been developing medium- and heavy-duty all-electric vehicle systems for over 10 years and began manufacturing its proprietary chassis in 2015. Each Lion vehicle is purpose-built for electric and entirely designed and assembled in-house, with its own chassis, truck cabin or bus body, proprietary battery technology with modular energy capacity and Lion software integration. All Lion vehicles are V2G enabled, equipped with Lion’s LionBeat telematics platform which provides for full remote monitoring of vehicle data, and are charging infrastructure agnostic.

Electric Truck Line-up

With the truck market trending towards electrification and many incumbent OEMs maintaining focus on diesel sales, Lion’s management believes Lion has the opportunity to become a leader in all-electric medium- and heavy-duty urban trucks, as it did in the electric school bus market.

Lion Trucks Currently Available

Lion’s current purpose-built all-electric truck offering consists of four trucks in the Class 6 and Class 8 category, including specialty vehicles. Lion’s trucks are the product of over ten years of EV R&D and extensive experience integrating battery systems and electric propulsion systems into purpose-built vehicles.

Available for Sale Today(1)

Battery Capacity	Up to 252 kWh	Up to 336 kWh	Up to 336 kWh	Up to 336 kWh

Maximum Power	250 kW	350 kW	350 kW	350 kW

Maximum Torque	1,800 ft-lb	2,507 ft-lb	2,507 ft-lb	2,507 ft-lb

Level II and III Charging(2)	✓	✓	✓	✓

(1)	In the year ended December 31, 2020, Lion did not sell any units of its electric truck models.
(2)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Expected Near-Term Truck Launches

Lion’s truck development pipeline consists of seven new trucks that Lion plans to launch over 2021 and 2022. This includes Class 5 and Class 7 trucks as well as additional specialty Class 6 and Class 8 trucks (Lion8 Tractor, Lion8 Bucket, Lion8 Boom, Lion6 Utility and an Ambulance), all of which are expected to be available by the end of 2022.

Expected Near-Term Product Launches
2021	2022

Estimated TCO of Lion’s Electric Trucks

Today, Lion estimates that its electric trucks have a favorable TCO when compared to traditional diesel trucks for most applications. Despite a higher initial purchase price, management believes that Lion’s vehicles are cost competitive based on their potential to achieve energy cost savings of approximately 80% and estimated maintenance and repair cost savings of approximately 60% relative to diesel-fueled incumbent vehicle solutions. Lion’s management expects the competitiveness of its truck offering to increase significantly over time as production costs decrease. Production costs are expected to decrease as a result of a reduction in battery costs from increased vertical integration in manufacturing of battery systems, a reduction in the cost of other vehicle components from increased purchasing power, and other productivity gains.

Model	Estimated TCO % vs. Diesel / Estimated
Payback Period
LION6 252 kWh	(18%) / 7.7 years

LION8 336 kWh	(4%) / 11.6 years

LION8 REFUSE 252 kWh	(23%) / 5.7 years

Note: TCO has been calculated based on the vehicle purchase price and the estimated energy costs and maintenance and repair costs over the projected useful life of the vehicle, which has been estimated to 10 years for the LION6 and LION8 Refuse, and 12 years for the LION8. Energy costs are estimated at $0.09/kWh for electric vehicles across all platforms. Diesel exhaust fluid (“DEF”) cost and consumption for diesel are estimated at $3.00/gallon and 3.0% of fuel, respectively, for all diesel platforms. All truck platforms assume a residual value of 10% and all TCOs exclude the impact of any subsidies. The TCOs have also been calculated using the following additional assumptions:

	Assumed Mileage	Consumption	Maintenance & Repair Costs
LION6	52,000	1.18 kWh/mile (vs 7.00 miles/gallon for diesel)	$0.16/mile (vs $0.40/mile for diesel)
LION8	41,600	2.00 kWh/mile (vs 6.00 miles/gallon for diesel)	$0.18/mile (vs $0.44/mile for diesel)
LION8 REFUSE	23,400	1.80 kWh/mile (vs 3.00 miles/gallon for diesel)	$0.60/mile (vs $1.50/mile for diesel)

Electric Bus Line-up

The school bus market is rapidly transitioning towards EVs, in part due to an effort to set an example in the eyes of pupils in terms of sustainability. This transition is being supported by governments and school districts via subsidies. Over the past decade, Lion established itself as a clear leader in the U.S. and Canadian electric school bus markets through its extensive portfolio of proprietary and market-leading technologies. The first Lion all-electric school bus was delivered in 2016 and there are currently over 300 Lion school buses on the road.

In addition to its school bus offering, Lion also offers the LionM, an all-electric shuttle bus designed to meet the requirements of operators in the transit, shuttle and adapted transport markets.

Buses Currently Available

Lion’s current bus offering includes the LionA and the LionC school buses, which are currently being sold to customers such as school districts and independent bus operators. Additionally, Lion offers the LionM, a shuttle bus with low floors catering to the transit, shuttle and adapted transport markets.

Available for Sale Today(1)

Capacity (Passengers)	Up to 77	Up to 36	Up to 31

Battery Capacity	Up to 210 kWh	Up to 168 kWh	Up to 160 kWh

Maximum Power	250 kW	160 kW	160 kW

Level II and III Charging(2)	✓	✓	✓

(1)	In the year ended December 31, 2020, Lion sold 78 units of its LionC, with no sales of any other electric vehicle models (including trucks and buses).
(2)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Expected Near-Term Bus Launches

The LionD (Type D) school bus is currently under development and is expected to be launched in 2021.

Expected Near-Term Product Launches (2021)

Capacity (Passengers)	Up to 83

Battery Capacity	Up to 210 kWh

Maximum Power	250 kW

Level II and III Charging(1)	✓

(1)	Level II charging delivers up to 240 volts to the vehicle via alternative current, whereas Level III charging provides significantly faster charging, via direct current.

Estimated TCO of Lion’s Electric Buses

Given school buses travel fewer miles than trucks, the savings in maintenance and energy costs in all-electric school buses currently do not outweigh the higher upfront purchase price relative to incumbent diesel solutions. However, school buses often benefit from subsidies that significantly decrease the upfront cost and allow Lion buses to be competitive relative to diesel. Similar to its electric trucks, Lion’s management expects the cost of its electric buses to decrease, eventually allowing for competitive TCO relative to diesel-fueled incumbent vehicle solutions, even in the absence of subsidies.

Model	Estimated TCO % vs. Diesel / Estimated Payback Period
(7%) - (12%) / 11.2 – 12.9 years

80 kWh – 126 kWh

Note: TCO has been calculated based on the vehicle purchase price and the estimated energy costs and maintenance and repair costs over the projected useful life of the vehicle, which has been estimated to 15 years. Energy costs are estimated at $0.09/kWh for electric vehicles across all platforms. DEF cost and consumption for diesel are estimated at $3.00/gallon and 3.0% of fuel, respectively, for all diesel platforms. Current bus TCO includes the estimated impact of subsidies. All bus platforms assume no residual value. The TCOs have also been calculated using the following additional assumptions:

	Assumed Mileage	Consumption	Maintenance & Repair Costs
LIONC	13,500	1.18 kWh/mile (vs 5.50 miles/gallon for diesel)	$0.22/mile (vs $0.54/mile for diesel)
LIOND	13,500	1.18 kWh/mile (vs 5.50 miles/gallon for diesel)	$0.22/mile (vs $0.54/mile for diesel)
LIONA	15,400	0.90 kWh/mile (vs 7.00 miles/gallon for diesel)	$0.21/mile (vs $0.51/mile for diesel)

Spare Parts

In addition to the sale of spare parts for the maintenance of Lion vehicles, Lion sells and distributes replacement parts for third-party vehicles out of certain of its Experience Centers. This enables Lion to build connectivity with prospective customers and begin the EV education process with the intention of ultimately converting the spare parts customer to a Lion EV customer.

Sales and Marketing

Lion’s sales and marketing efforts are conducted through a highly specialized in-house sales team solely focused on selling all-electric medium and heavy-duty urban vehicles and facilitating the EV transition journey for its customers. To do so, Lion provides a full suite of services to support its customers including EV education & training, identification and execution of grants, evaluation of energy requirements, charging infrastructure, maintenance and advanced telematics solutions.

Direct Sales Approach

Lion has chosen to sell directly to customers where possible for three key reasons: (i) traditional dealerships are generally not trained to sell and demonstrate EVs and do not have the required resources to do so; (ii) traditional dealerships typically generate a sizeable portion of their overall revenues through service and maintenance and, considering that EVs require significantly less service and maintenance than incumbent diesel solutions, traditional dealerships are disincentivized to sell EVs; and (iii) paying third-party dealership margins would make EVs less cost competitive for prospective customers.

Through this direct approach, Lion’s sales team handles all critical aspects of vehicle selection, purchase and adoption, including EV education and training, identification and execution of any applicable governmental grants, energy requirements, charging infrastructure, maintenance and advanced telematics solutions to ensure a smooth EV transition.

Lion has nevertheless entered into a number of distribution agreements with a select group of third-party dealers to abide by local laws and regulations in certain states requiring medium and heavy-duty vehicles to be sold through dealerships.

EV Education and Vehicle Selection

From the onset, Lion aims to understand customers’ requirements and help them identify the suitable EV for their needs. During the vehicle selection process, Lion performs analysis of typical customer routes, payload requirements, and ancillary energy consumption to determine the customer’s specific energy requirements. When the customer’s specific requirements have been matched with a Lion vehicle with the required onboard energy, Lion performs a tailored TCO analysis to demonstrate the economic benefits of its EV solution. Finally, customers can visit the Lion factory or one of Lion’s Experience Centers to test drive the product identified in the vehicle selection process.

Lion Grant Team

Given the importance of grants and subsidies in improving the TCO economics for certain EV applications, school buses in particular, Lion has put in place a dedicated grants assistance team responsible for assisting customers in identifying and applying for grant and subsidy funding opportunities. Lion’s grants assistance team has established lines of communication with key governmental bodies providing grants and subsidies, including the California Energy Commission, CARB and the Ministry of Transport of Québec, to support its customers in making sure that they benefit from all programs available in their respective jurisdictions. Given Lion’s position as a first mover in the all-electric medium and heavy-duty vehicle market, governmental bodies have occasionally consulted Lion prior to establishing new grant and subsidy programs to ensure programs are best designed to meet the desired purpose of encouraging the conversion to electric. In many cases, Lion works directly with customers to combine the grants and subsidies available in order to maximize public funding.

LionEnergy Infrastructure Support

New customers that are unfamiliar with EV technology are often intimidated by the charging infrastructure requirements. LionEnergy helps mitigate this fear by educating customers and by providing complete turnkey charging infrastructure solutions, tailored to each customer’s needs. LionEnergy supports the customers at all steps, from equipment selection to installation, and equipment management, including V2G. Through resale agreements with Global Tier 1 charging infrastructure manufacturers such as ABB and ChargePoint, LionEnergy generates revenues by selling charging stations to customers prior to the delivery of its EVs.

LionBeat Aftermarket Support

LionBeat is a dedicated EV telematics software solution embedded in every Lion vehicle, which can boost customers’ productivity and generate operational cost savings. LionBeat can gather data such as GHG emissions savings, real-time GPS tracking, speed, odometer readings, charging status, average energy usage, energy usage history, and other relevant maintenance and tracking statistics. It is offered on a subscription basis at three different levels (Gold, Silver and Bronze) with different data access, diagnostic and reporting privileges at each level.

Experience Centers

Overview

Lion operates a growing network of physical Experience Centers across the United States and Canada. The Experience Centers are dedicated spaces where prospective customers, policymakers and other transportation industry stakeholders can interact with EVs, learn about their specifications and advantages, meet a sales representative, discuss grant and subsidy assistance, receive vehicle training, and have existing vehicles serviced. Lion currently has Experience Centers in the United States in the cities of Albany (NY), Sacramento (CA), Seattle (WA), Los Angeles (CA), Jacksonville (FL), and Phoenix (AZ) and in Canada in the city of Saint-Jérôme (Québec), with planned openings in the Province of British Columbia and the U.S. states of Colorado, California, Indiana, Florida, Massachusetts, Texas and Vermont and the Canadian province of British Columbia within the next two years. Lion intends to continue deploying additional Experience Centers in proximity to large potential markets, or where there is a significant volume of Lion vehicles on the road to improve the brand visibility and customer experience.

BrightSquad

BrightSquad consists of a team of professional technicians with deep EV knowledge that offer best-in-class, on-site, customer service with the objective of ensuring a smooth transition to electric and maximizing vehicle operation and performance. In addition to providing first line preventive maintenance, diagnostic and troubleshooting services, BrightSquad’s team of professionals offer training programs for end users’ drivers and operational teams.

The Lion Academy

Based on its experience delivering and servicing EVs, Lion has developed a training program, the Lion Academy, which provides selected classes to customers. This program, housed in Lion’s Experience Centers, is offered to a wide range of stakeholders such as drivers, mechanics, technicians, business officials, and transportation professionals. The main goal is to provide an overview of how EVs work at different levels based on the customer’s knowledge. In most cases, EVs are new for customers and training is necessary to help bridge the knowledge gap from diesel to electric. Customers who attend the Lion Academy are typically more receptive to the new technology.

The Lion Academy is not limited to Experience Centers; Lion provides training at customer sites or virtually through videoconferencing. Lion’s curriculum includes interactive classes that cover topics such as safety, troubleshooting, electric chargers, EV components, maintenance, repairs, warranty work, driver tips, accessories, and more. Lion also provides easy hands-on access to electric truck components, charging stations, and other tools to facilitate the transition to EVs.

Customers and Sales Visibility

Lion’s extensive EV vehicle line-up was designed to address the needs of a broad array of customers across several industry verticals such as carriers, consumer goods companies, waste management operators, manufacturers, utilities and government agencies. Today, Lion’s rapidly growing book of purchase orders stands at over 300 vehicles.

Electric Truck Customers

Electric Truck Customers

Lion’s Class 5, 6, 7 and 8 trucks are expected to compete favorably with incumbent diesel solutions for urban applications requiring a sub 250-mile (or 400-km) mid-range, catering to vehicle owners and fleet operators of all sizes. As part of its go-to-market strategy, Lion’s direct sales force places a particular focus on medium to large fleet owners given their higher potential for repeat purchases as they adopt a particular EV product to electrify their fleet. Furthermore, medium to large fleet owners often have in-house maintenance capabilities which are complementary to Lion’s service offering.

The Lion150

The Lion150 is a priority customer target list of over 150 large fleet owners who have been carefully identified by Lion’s sales force for their EV orders potential. The fleet owners have been selected on the basis of fleet size, electrification goals, and applicability of Lion products. In aggregate, the combined fleet size of the Lion150 totals approximately 700,000 trucks, which Lion’s management estimates to represent approximately 70,000 truck purchases per year. While not all Lion150 targets are buying EVs today, Lion believes that there is a meaningful opportunity for significant future sales given the size of the vehicle fleet and the increasing focus towards environmentally friendly methods of transportation among large fleet owners.

Electric Bus Customers

School Bus Customers

Lion mainly targets school districts and school bus operators for its Type A, Type C and Type D electric school buses. Demand for school buses in the U.S. and Canada has demonstrated steady growth over the years, with supply being met by a very small number of manufacturers with a limited focus on electric. Lion aims to leverage an aging school bus fleet in the U.S. and Canada with an increasing number of buses reaching the end of their useful life to significantly increase the number of school buses sold. Additionally, with subsidies available to the school bus market to promote conversion to all-electric, Lion believes the market is poised for meaningful growth. Historically, California and Québec school boards and districts have been significant customers for Lion’s vehicles given their leadership in transportation electrification; however, Lion is rapidly expanding its presence throughout the U.S. and Canada.

In 2018, the California Energy Commission (CEC) began soliciting low- to zero-emissions school bus manufacturers for its $94 million school Bus Replacement Program aimed to help public school districts transition from diesel buses to lower emission vehicles. In July 2019, the agency awarded a total of approximately $90 million to schools in 26 California counties (approximately $75 million for electric school bus purchases and approximately $13 million for EV charging infrastructure). Of the six school bus categories eligible in the program, Lion was awarded buses in five categories, more specifically for Lion’s Type A (without wheelchair lift), Type C (with and without wheelchair lift), and Type D (with and without wheelchair lift) all-electric school buses. Gradual deliveries under the program began in December 2019 and will extend into 2022. This is a major milestone for Lion and establishes its leadership position in the electric school bus market due to the highly competitive nature of the request for proposal (RFP) process and stringent technical and pricing criteria.

Electric Shuttle Bus Customers

The LionM shuttle bus was designed to address the needs of the adapted transports, shuttle and transit markets. The LionM is well-suited for such markets given its useful life of over 10 years, high energy-efficiency, low floor and highly customizable seat configuration. Lion is in active dialogue with various regional public and private operators such as public transit authorities.

Contractual Arrangements with Affiliates of Amazon.com, Inc.

Lion entered into a master purchase agreement effective June 29, 2020 and a work order effective July 6, 2020 (collectively, the “MPA”) with Amazon Logistics, Inc. (the “Specified Customer”) that provides for the purchase of up to 2,500 Lion6 and Lion8 all-electric trucks, at the discretion of the Specified Customer. Under the MPA, Lion is required to, subject to the terms and conditions set out therein, among other things, reserve the necessary manufacturing capacity to meet forecasted volumes and delivery schedules agreed upon with the Specified Customer in accordance with the terms of the MPA. Pursuant to the MPA, Lion will be required to reserve manufacturing capacity in respect of forecasted volumes representing up to 500 trucks per year from 2021 to 2025 and the greater of 500 trucks per year or 10% of Lion’s manufacturing capacity from 2026 to 2030. In addition, Lion is required to provide ongoing maintenance and training assistance to the Specified Customer under the terms of the MPA. As of the date hereof, the Specified Customer had placed orders for the purchase of 10 Lion6 trucks, and all deliveries of such trucks are expected to be completed during the first half of 2021. Other than vehicles that are subject to an existing purchase order, the Specified Customer is not required to purchase any specified minimum quantity of vehicles from Lion under the MPA. The MPA will remain in force until December 31, 2025, unless terminated earlier in accordance with its terms. Thereafter, the MPA will be automatically renewed on a month-to-month basis until either party terminates the MPA in accordance with its terms. The Specified Customer may terminate the MPA at any time without cause by providing at least six months’ prior written notice to Lion or upon the occurrence of certain events, including a material breach by Lion of the MPA, certain insolvency events and upon a change of control of Lion (as defined in the Specified Customer Warrant). Under the MPA, except in specific circumstances, the Specified Customer may not cancel any previously submitted and accepted purchase order within three (3) months of a scheduled delivery date, and any cancellation occurring during the period from the date that is six (6) months and the date that is three (3) months prior to a scheduled delivery date triggers the payment of a cancellation fee. Any submitted and accepted purchase order may be cancelled by the Specified Customer without penalty prior to the date that is six (6) months prior to a scheduled delivery date.

This description of the MPA is a summary of the material features of the MPA. This summary is qualified in its entirety by reference to the MPA, which is filed as Exhibit 10.12 to the registration statement this proxy statement/prospectus is a part.

In connection with entering into the MPA, Lion issued on July 1, 2020 the Specified Customer Warrant to Warrantholder which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. For more information about the Specified Customer Warrant, see the section entitled “Description of Share Capital—Common Equity Warrant Issued to Warrantholder.”

Manufacturing and Production

Existing Production Facility

Lion’s primary manufacturing facility is located in Saint-Jérôme, Québec, which is approximately 25 miles (or 40-km) north of Montréal, Québec. The facility is approximately 200,000 sq. ft and currently has an annual production capacity of up to 2,500 vehicles. In addition to manufacturing, the facility includes an in-house R&D and testing center. The facility currently has over 400 employees across all functions, including manufacturing, R&D, sales & marketing, and corporate and administrative. The facility is located in one of the most important manufacturing hubs in Canada, and Lion believes local qualified labor availability is ample to satisfy the production ramp-up requirements.

Supply Chain

Over the past decade, Lion has developed a global supply chain spanning over 400 suppliers for all of the components required to manufacture its vehicles. Lion proactively manages its suppliers as part of its production plan to maintain an adequate supply of components at attractive prices, and it engages with alternatives suppliers where appropriate to support its ramp-up or drive cost reductions. Additionally, Lion is engaging with some of the world’s largest truck parts OEMs to accelerate the development of more advanced electric motors, Advanced Driver Assistance Systems and other components in order to remain at the leading edge of EV technology.

Battery systems are core to Lion’s EV offering. Lion has focused on developing and applying the right battery technology to the right application using its own proprietary battery management system (“BMS”), battery thermal management system (“BTMS”) and battery packs, when applicable. Today, Lion offers two battery systems based on LG battery modules and BMW battery packs, which can be arranged in various configurations depending on the EV application.

On November 17, 2020, Lion entered into a multi-year supply contract with Romeo Systems, Inc. (“Romeo”), a designer and manufacturer of lithium-ion battery modules and packs for commercial EVs. This five-year agreement, set to begin in 2021, will allow Lion to offer Romeo’s battery modules and packs as an alternative energy storage solution across Lion’s fleet of class 6 to 8 commercial urban trucks and buses. Romeo’s already established battery solutions provide an opportunity for Lion to reduce time to market and benefit from favorable pricing. This description of the supply agreement with Romeo is qualified in its entirety by reference to the full text of the supply agreement, which is filed as Exhibit 10.10 to the registration statement this proxy statement/ prospectus is a part.

Lion is also advancing the development of an integrated proprietary battery system which is expected to include its proprietary battery modules and packs based on 21700 cylindrical battery cells. Lion intends to assemble these new battery systems in-house in a new highly automated plant, which Lion aims to have built and become operational by early 2023.

Growth Strategy

Capitalize on First Mover Advantage through Innovation and Continuous Improvement

Lion has over 300 EVs on the road today. Lion’s EVs have been driven over six million miles across various geographies, terrains and climates in the U.S. and Canada. By leveraging the continuous dialogue with customers, along with the significant amount of telematic data accumulated over the years, Lion’s management believes it has a competitive advantage over competing medium and heavy-duty vehicle OEMs.

Lion believes that the current product line-up available for purchase today is broader than the all-electric alternatives offered by incumbent manufacturers and new entrants in the medium and heavy-duty truck and bus industries. Lion will continue to capitalize on the depth of its EV knowledge, and the quality and breadth of Lion’s product offering, to further capture new customers and gain significant market share in the medium and heavy-duty mid-range vehicle segment.

Lion’s management expects the competitiveness of Lion’s vehicle offering to increase significantly over time as the production cost of its electric vehicles is expected to decrease significantly. Such decrease is expected to result from reduction in battery costs through increased vertical integration of battery modules manufacturing, increased purchasing power with suppliers through larger volume commitments, increased manufacturing capacity utilization and other productivity gains.

Continued Development of New Products and Services

To accelerate its product development and control costs, Lion is leveraging existing EV platforms and is securing partnerships with select specialized equipment providers to leverage their respective expertise. Lion is also collaborating actively with governmental bodies to secure government funding to support the development of these next generation all-electric urban vehicles to ensure vehicle compliance with local laws and regulations.

Leveraging Lion’s transport platform, the current product line-up of seven purpose-built all-electric models will be bolstered by Lion’s development pipeline. Lion is in the process of developing eight additional electric trucks and buses as part of its focus on the urban market, including class 5, 6, 7 and 8 trucks for various urban applications. Lion’s current product development pipeline consists of Class 5 and Class 7 trucks, LionD bus, as well as specialty vehicles (Lion8 Tractor, Lion8 Boom, Lion8 Bucket, Lion6 Utility and Ambulance). Lion’s robust development pipeline of complementary all-electric medium and heavy-duty vehicles is expected to lead to a total of 15 purpose-built EV models by the end of 2022.

Production Capacity Addition

As part of Lion’s expansion efforts and to increase production capacity in close proximity to its largest markets, Lion aims to build a high-volume, state-of-the-art vehicle production facility through the purchase of existing brownfield infrastructure in the United States. Over ten brownfield manufacturing sites, primarily on the U.S. West Coast and in the Rust Belt, are currently being assessed by Lion, with the objective to launch the production of “Made in America” vehicles by 2023. Lion expects that the site selection and industrialization plan will be completed in time for site development to start in 2021. Site selection criteria include workforce availability, proximity to key customers and suppliers, and availability of municipal and state-level funding.

The new facility is expected to allow production of at least 20,000 additional units per year and provide additional capacity for Lion’s growth plans.

Battery System Development and Battery Assembly Facility Project

Lion has been developing its own battery systems since 2011, including proprietary battery packs, BMS and BTMS. In 2014, Lion began developing its proprietary BMS and, in 2017, commenced manufacturing its own battery packs, incorporating its proprietary BMS with LG battery modules. Today, Lion has two battery systems (based either on LG battery modules or BMW battery packs) offered in various configurations depending on the application. In November 2020, Lion entered into a five-year supply contract with Romeo. Beginning in 2021, Romeo’s battery systems are expected to could be offered across Lion’s class 6 to 8 commercial urban trucks and buses.

In parallel Lion continues to make progress on its journey to build a battery system development and assembly facility, which would serve to develop, manufacture and assemble in a highly-automated facility fully proprietary battery systems based on Lion’s proprietary battery. Through this project, Lion aims to further integrate battery manufacturing operations by leveraging years of experience in developing battery systems. Lion proprietary battery modules would be initially based on the 21700 cylindrical battery cells, with the intended flexibility to rapidly adapt to emerging technology, such as solid-state. The project would allow Lion to substantially reduce supplier dependency, realize significant battery systems vertical integration cost savings, become agnostic to battery cell suppliers, and optimize battery specifications while maintaining full control on battery form and design.

Sustainable-Trucking-as-a-Service

Lion is well positioned to deliver incremental value from the combination of its best-in-class all-electric vehicles, evolving data management innovations and creative financing solutions under Lion’s ecosystem proposed concept known as Sustainable-Trucking-as-a-Service (“STaaS”). Under this concept, Lion would deliver a turnkey trucking solution to customers, providing a compelling investment proposition for fleet owners to convert their fleets to electric.

Lion would gain the possibility of generating additional revenue under its STaaS ecosystem by:

•	Offering energy infrastructure services and solutions through LionEnergy by leveraging its knowledge of V2G and the value that it brings to EV fleets;

•	Leveraging its telematics solutions (LionBeat) by offering value added EV fleet data management and optimization services to its customers; and

•

Monetizing commercial vehicle credits that Lion expects to start accumulating in 2021. For more information about the monetization of zero-emission credit, see the section entitled “Zero-Emission Credits Monetization.”

Zero-Emission Credits Monetization

On June 25, 2020, CARB adopted the Advanced Clean Trucks (“ACT”) rule, the first statewide zero-emission commercial truck requirement. The primary purpose of ACT is to accelerate the transition to zero-emission medium and heavy-duty on-road vehicles. The ACT rule sets clear requirements on manufacturers to sell zero-emission trucks and requires large entities to report information that would be used for developing future strategies that would require the use of zero-emission trucks.

The credit trading mechanism under the ACT represents a potentially significant source of revenue for Lion as manufacturers exceeding minimum requirements earn surplus credits they can bank for future use or sell to other manufacturers. Manufacturers are required to offset all deficits with credits by sale of zero-emission medium and heavy-duty trucks or by purchasing and trading credits with other manufacturers. Lion expects to start accumulating such credits in 2021. Over time, it may also be able to benefit from other similar programs adopted in other regions of the U.S., as the case may be.

Research and Development

Lion’s team of approximately 130 engineers and other R&D professionals conducts research and development from its two R&D centers in Saint-Jérôme, Québec, and Montréal, Québec. Lion is currently planning to launch additional R&D centers in Albany, New York and Los Angeles, California by the end of 2021. Site selection for R&D centers is based on the availability of talent in the region, along with the proximity to significant customer pools in order to facilitate collaboration in the development of customized product applications.

Lion’s research and development is currently focused on developing additional purpose-built electric vehicle platforms and continue developing proprietary battery systems.

Lion expects research and development expense to increase in the foreseeable future as Lion generates more revenues in order to continue expanding on and improving its product offering.

Intellectual Property

Lion relies on trade secret protection, trademarks, copyrights and contractual restrictions to protect its intellectual property and other proprietary rights. As a matter of course, Lion does not employ a strategy that is focused on the active registration (including through patent application) of intellectual property rights. Lion relies on a number of other measures to protect its intellectual property and other confidential information, including technical data. For instance, Lion takes steps designated to ensure that proprietary technology incorporated in its vehicle systems is difficult to access and/or retrieve, and takes additional steps to mitigate the effect of any such unauthorized access. In addition, Lion enters into confidentiality agreements with suppliers, customers and other third parties with whom it may share information about its business and operations, and Lion also requires all of its employees, consultants and other persons who work for it to enter into confidentiality and assignment of intellectual property agreements.

Lion pursues from time to time the registration of domain names, trademarks and service marks in the United States, Canada and in some other locations abroad as it considers necessary. In addition, Lion may in the future file patent applications as it considers appropriate under the circumstances relating to any new technologies that it develops.

Lion cannot be sure that third parties will not independently develop the know-how and trade secrets related to Lion’s proprietary technology, in which case Lion would not be able to prevent such third parties from using such know-how and trade secrets, which may allow competitors to develop similar or better products or manufacturing methods or processes than those offered by Lion. As well, Lion cannot be sure that its own proprietary know-how, trade secrets, copyrights and trademarks do not infringe third party intellectual property rights. For more information about the risks associated with Lion intellectual property strategy and portfolio, see the section entitled “Risk Factors.”

Headquarters and Facilities

Lion’s existing head office and manufacturing facility is based in Saint-Jérôme, Québec, which is approximately 25 miles north of Montréal, Québec. Lion does not own any real property. Lion currently leases the following facilities and offices.

Facility	Principal Activity	Approximate Square Footage
Saint-Jérôme, Qc	Head Office Manufacturing Facility Experience Center	196,000
Montréal, Qc	Engineering Center	5,000
Phoenix, AZ	Experience Center	7,000
Sacramento, CA	Experience Center	18,000
Los Angeles, CA	Experience Center	14,000
Jacksonville, FL*	Experience Center	10,000
Albany, NY	Experience Center	8,000
Seattle, WA	Experience Center	12,000

*	Planned opening of the experience center near the end of the first quarter of 2021.

Employees

Lion has over 465 direct full-time employees, with approximately 220 individuals dedicated to the production of vehicles, 130 engineers and R&D professionals, 35 sales and marketing representatives, and 80 employees related to corporate and administrative functions. To date, Lion has not experienced any employee-related work stoppages and considers relationships with employees to be in good standing. None of Lion’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Corporate Information and Structure

Lion was incorporated by Marc Bedard, Lion’s CEO—Founder, and Camile Chartrand under the Business Corporations Act (Québec) on July 28, 2008 as “Lion Buses Inc.” Over the years, Lion’s articles were amended in order to, among other things, amend the terms and conditions of Lion’s share capital in connection with strategic investments made by investors, including the strategic investment made by Power Energy, a wholly-owned subsidiary of Power Sustainable Capital Inc., in October 2017, which resulted in Lion’s authorized share capital being amended to provide for only one class of common shares. On November 24, 2020, Lion filed articles of amendment to change its name to The Lion Electric Company.

Lion’s principal and registered office is located at 921 chemin de la Rivière-du-Nord, Saint-Jérôme, Québec, Canada J7Y 5G2, and its telephone number is (450) 432-5466.

The following chart reflects Lion’s organization structure (including the jurisdiction of formation or incorporation of Lion and its subsidiaries), after giving effect to the Closing:

In connection with and immediately prior to the completion of the Business Combination, Lion will implement the Lion Pre-Closing Reorganization. The Lion Pre-Closing Reorganization will include (i) a split of the Lion Common Shares, whereby each Lion Common Share immediately prior to such share split will be converted into 4.1289 Lion Common Shares immediately following such share split, (ii) the amendment and restatement, effective as of the effective time of the Business Combination, of Lion’s articles, and (iii) the adoption by Lion, effective as of the Effective Time, of new bylaws. For more information about Lion Pre-Closing Reorganization, see the section entitled “Proposal No. 1—The Business Combination Agreement—Lion Pre-Closing Reorganization and Amended and Restated Organizational Documents.”

Government Regulation and Credits

Vehicle Safety

The vehicles that Lion manufacture and sell are subject to various and complex safety standards across jurisdictions where Lion operates. In the United States, the National Traffic and Motor Vehicle Safety Act of 1966 (the “Safety Act”) regulates vehicles and vehicle equipment by prohibiting the sale of any new vehicle or equipment that does not conform to applicable vehicle safety standards established by the National Highway Transportation Safety Administration (“NHTSA”). In Canada, the Motor Vehicle Safety Act (the “MVSA”) regulates vehicles, and Transport Canada develops and enforces Motor Vehicle Safety Standards which are largely harmonized with the standards in the United States. Meeting or exceeding such safety standards is costly and has continued to evolve alongside developments in technology and safety expectations. Although Lion continuously evaluates requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its vehicles in the United States and Canada, it may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its vehicles, especially for future vehicles. For example, in the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by Lion to maintain or obtain any necessary approval for, or otherwise satisfy motor vehicle standards with respect to, its existing or future electric vehicles, or the incurrence of material unexpected costs in connection therewith, could have a material adverse effect on Lion’s business, financial condition and operating results.

The Safety Act also requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that vehicles do not comply with a safety standard. Should Lion or NHTSA determine that either a safety defect or noncompliance issue exists with respect to any of Lion’s vehicles, the cost of such recall campaigns could be substantial. In Canada, regulations are currently similar to those in the United States; however, under the MVSA, the Transport Canada has broad powers to order manufacturers to submit a notice of defect or non-compliance when it considers it to be in the interest of safety. Remedying such defects may be costly, and any new or more stringent regulations may cause us to incur further costs for compliance or face substantial penalties for non-compliance.

Environment and Other Regulatory Matters

EPA

Although Lion’s vehicles qualify as zero emissions vehicles (“ZEVs”), they are subject to regulations regarding vehicle emissions. For example, in the United States, every class of heavy-duty engines or vehicles must receive Certificate of Conformity (“COCs”) from the U.S. Environmental Protection Agency (“EPA”) prior to being sold. These COCs must be obtained for each model year of production, and failure to obtain them prior to entering Lion’s vehicles into commerce may result in substantial fines or penalties. For more information about vehicles emissions in Canada, see the section entitled “Environment and Climate Change Canada.”

Environment and Climate Change Canada

In Canada, the Heavy-duty Vehicle and Engine Greenhouse Gas Emission Regulations adopted under the Canadian Environmental Protection Act, 1999, establish Canadian emission standards and test procedures for Canadian manufacturers, distributors and importers of heavy-duty vehicles. These standards and procedures are aligned with the requirements of the United States Code of Federal Regulations for on-road heavy-duty vehicles and engines published by the EPA, parts of which are incorporated by reference in the Regulations however, testing and other requirements to demonstrate compliance may vary, adding to the regulatory complexity of Lion’s operations. Electric vehicles generally comply with such standards, with emission values of CO2, N2O and CH4 deemed to be 0 grams per mile pursuant to Canadian regulations, and all certifications required by Lion have been obtained or are in the course of being obtained.

Battery Safety

The use, storage, transport, and disposal of Lion’s battery packs is subject to extensive regulation. Lithium-ion cells may be regulated as “hazardous” or “dangerous” goods under several regulatory regimes in both the United States and Canada. For example, Lion’s battery packs are subject to testing requirements before they can be transported, and they must be transported in keeping with various conditions which vary by mode of transportation. Complying with these requirements involves substantial costs, and any failure to do so may result in heavy fines or other restrictions on Lion’s operations. Additionally, in certain jurisdictions, Lion may be responsible for the recycling and proper disposal of expended batteries from Lion’s vehicles. Lion has agreements with third-party companies to manage such recycling and disposal; however, Lion may be found liable for any failures in compliance by these third-parties and subject to fines or remediation liabilities, which costs may be substantial.

Supply Chain

Increasingly, jurisdictions require companies to monitor for and address certain practices from their supply chains. For example, under the Dodd-Frank Act, companies listed in the United States that use conflict minerals are required to report certain information regarding such minerals in their supply chain. Similar requirements have been adopted, or are being considered for adoption, in other jurisdictions. Currently, conflict minerals are defined by the Dodd-Frank Act as tin, tungsten, tantalum and gold. While Lion’s operations do not involve the use of such materials, the minerals covered by such requirements may be expanded in future. In addition, supply chain diligence laws are being considered in a variety of jurisdictions. Compliance with such laws entails substantial costs, and may require modifying Lion’s supply chains if any issues are discovered. Additionally, should Lion fail to sufficiently monitor Lion’s supply chains, Lion may be subject to fines or penalties for non-compliance, which may have an adverse effect on Lion’s operations.

Industrial Environmental Controls

In addition to the proper handling, recycling, and disposal of expended batteries, Lion’s operations are subject to a wide range of laws and regulations related to the protection of the environment, including those regulating air emissions, discharges to water, waste management, worker health and safety, and environmental cleanup. Certain environmental statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under certain circumstances these laws impose joint and several liability as well as liability for related damages to natural resources.

The costs of compliance, including remediating contamination if any is found on Lion’s current or future properties, or at sites where Lion has sent wastes for disposal, and any changes to Lion’s operations mandated by new or amended laws, may be significant. Similarly, Lion may also face unexpected delays in obtaining permits and approvals required by environmental laws, or be unable to obtain such permits on terms acceptable to the company, which would hinder operation of Lion’s facilities and Lion’s growth.

Greenhouse Gas (GHG) Emissions and Related Credits

In connection with the production, delivery and placement into service of Lion products, which are expected to qualify as ZEVs, Lion expects to start accumulating tradable regulatory credits in 2021. Such credits can be sold to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. For example, under California’s ZEV regulations and those of states that have adopted California’s standard, vehicle manufacturers are required to earn or purchase credits, referred to as ZEV credits, for compliance with their annual regulatory requirements. In addition to these ZEV credits, Lion may also be able to earn credits in the United States, Canada or abroad related to greenhouse gas emissions, fuel economy, clean fuels, or other such topics. However, Lion’s claiming and sale of these credits is dependent on significant recordkeeping, accounting, and related requirements. Failure to comply with such requirements may reduce the value of Lion’s credits or subject us to penalties or other restrictions, which may significantly affect Lion’s operations.

Legal Proceedings

From time to time, Lion may become involved in legal proceedings arising in the ordinary course of business. Although no assurances can be given about the final outcome of pending legal proceedings, at the present time Lion’s management does not believe that Lion is currently a party to any legal proceedings the outcome of which, if determined adversely to Lion, would individually or in the aggregate have a material adverse effect on the business, financial condition, and results of operations of Lion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NGA

The following discussion and analysis of NGA’s financial condition and results of operations should be read in conjunction with NGA’s audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. NGA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

NGA is a blank check company formed under the laws of the State of Delaware on May 27, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. NGA intends to effectuate a business combination using cash from the proceeds of the NGA IPO and the sale of the Private Placement Warrants, NGA’s capital stock, debt or a combination of cash, stock and debt.

Recent Developments

On November 30, 2020, NGA entered into a Business Combination Agreement with Lion and Merger Sub, relating to a proposed business combination transaction between NGA and Lion.

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into NGA through a statutory merger, with NGA surviving the Business Combination as a wholly owned subsidiary of Lion. Each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) will be converted into the right to receive the Per Share Merger Consideration.

Consummation of the Business Combination is subject to approval by stockholders holding a majority of the outstanding shares of NGA Common Stock and satisfaction of certain other conditions, as further described in the Business Combination Agreement.

In February and March of 2021, NGA’s Sponsor advanced a total of $3,000,000 in Working Capital Loans to NGA, and NGA issued a non-convertible, unsecured promissory note to the NGA Sponsor in respect of such Working Capital Loans. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial business combination or (ii) liquidation of NGA. If the Corrective Amendment Proposal is approved by stockholders, it is expected that NGA’s Sponsor will promptly thereafter tender such promissory note to NGA as an advance payment for Working Capital Warrants to be issued immediately prior its initial business combination (regardless of when that occurs).

Results of Operations

NGA has neither engaged in any operations (other than seeking business combination opportunities after the NGA IPO) nor generated any revenues to date. NGA’s only activities from May 27, 2020 (inception) through December 31, 2020 were organizational activities, the NGA IPO, identifying a target for a business combination, and activities in connection with the proposed acquisition of Lion. NGA does not expect to generate any operating revenues until after the completion of a business combination. NGA generates non-operating income in the form of interest income on marketable securities held in the NGA Trust Account. NGA incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and in connection with NGA’s pursuit of a business combination.

For the period from May 27, 2020 (inception) through December 31, 2020, NGA had a net loss of $1,512,369, which consists of operating costs of $1,636,054 offset by interest income on marketable securities held in the NGA Trust Account of $108,848 and an unrealized gain on marketable securities held in the NGA Trust Account of $14,837.

Liquidity and Capital Resources

On August 20, 2020, NGA consummated the NGA IPO of 30,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the NGA IPO, NGA consummated the sale of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to NGA’s stockholders, generating gross proceeds of $7,750,000.

On August 27, 2020, in connection with the underwriters’ election to partially exercise of their over-allotment option, NGA consummated the sale of an additional 1,945,344 Units and the sale of an additional 389,069 Private Placement Warrants, generating total gross proceeds of $19,842,509.

Following the NGA IPO, the partial exercise of the over-allotment option by the underwriters’ and the sale of the Private Placement Warrants, a total of $319,453,440 was placed in the NGA Trust Account and NGA had $1,447,838 of cash held outside of the NGA Trust Account, after payment of costs related to the NGA IPO, and available for working capital purposes. NGA incurred $18,026,620 in transaction costs, including $6,389,069 of underwriting fees, $11,180,870 of deferred underwriting fees and $456,681 of other offering costs.

For the period from May 27, 2020 (inception) through December 31, 2020, cash used in operating activities was $694,036. Net loss of $1,512,369 was affected by interest earned on marketable securities held in the NGA Trust Account of $108,848, an unrealized gain on marketable securities of $14,837 and changes in operating assets and liabilities, which provided $942,018 of cash from operating activities.

As of December 31, 2020, NGA had cash and marketable securities held in the NGA Trust Account of $319,577,125. NGA may withdraw interest earned on the NGA Trust Account to pay franchise and income taxes. During the period ended December 31, 2020, NGA did not withdraw any interest earned on the NGA Trust Account. NGA intends that all then-remaining funds held in the NGA Trust Account will be used to complete a business combination or as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue NGA’s growth strategies.

As of December 31, 2020, NGA had cash of $624,283 outside of the NGA Trust Account. NGA intends to use the funds held outside the NGA Trust Account primarily to complete the proposed Business Combination with Lion or, in the event the Business Combination Agreement were to be terminated, to identify and evaluate target businesses, perform business due diligence on prospective target businesses, and structure, negotiate and complete an alternative business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or NGA’s officers and directors or their affiliates may, but are not obligated to, loan funds to us. Such loans would be evidenced by promissory notes. If NGA completes a business combination, NGA would repay the notes. In the event that a business combination does not close, NGA may use a portion of the working capital held outside the NGA Trust Account to repay the notes but no proceeds from the NGA Trust Account would be used for such repayment. The terms of the Working Capital Loans may provide that up to $3,000,000 of the notes may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

NGA monitors the adequacy of its working capital in order to meet the expenditures required for operating its business prior to its initial business combination. In February and March of 2021, NGA’s Sponsor advanced Working Capital Loans to NGA in an aggregate of $3,000,000, and NGA issued a promissory note in respect thereof, to cover certain expenses related to the proposed Business Combination with Lion and other working capital needs, all of which remains available to NGA. If Proposal No. 2 to amend the NGA Certificate is approved by its stockholders, it is expected that NGA’s Sponsor will promptly thereafter tender such promissory note to us as an advance payment for Working Capital Warrants to be issued immediately prior to the Business Combination (regardless of when that occurs). NGA believes that it has sufficient funds to complete its proposed Business Combination with Lion Electric or, in the event the Business Combination Agreement were to be terminated, to continue to operate its business beyond March 31, 2022.

In the event the Business Combination Agreement with Lion were to be terminated, and NGA’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, NGA may have insufficient funds available to operate its business prior to its business combination. Moreover, NGA may need to obtain additional financing either to complete its business combination or because NGA becomes obligated to redeem a significant number of NGA Public Shares upon completion of its business combination, in which case NGA may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, NGA would only complete such financing in connection with the completion of its business combination. If NGA is unable to complete its initial business combination because NGA does not have sufficient funds available to us, NGA will be forced to cease operations and liquidate. In addition, following its business combination, if cash on hand is insufficient, NGA may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Arrangements

NGA has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. NGA does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. NGA has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

NGA does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay NGA’s Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to NGA. NGA began incurring these fees on August 17, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination and NGA’s liquidation.

On December 1, 2020, with the approval of the audit committee of NGA’s board, NGA agreed on the terms pursuant to which it will pay its Sponsor, or individuals affiliated with its Sponsor (including persons who are officers or directors of NGA (other than its independent directors)), for services in respect of identifying, investigating, and analyzing investment opportunities and completing its initial business combination, as contemplated by its registration statement filed in connection with the NGA IPO. Under such agreement, NGA agreed to pay its Sponsor or individuals affiliated with its Sponsor (including persons who are officers or directors of NGA (other than its independent directors)), for services preceding an initial business combination, the aggregate amount of $480,000 for all such services provided prior to December 31, 2020, an amount equal to $80,000 per month thereafter until the date of its initial business combination, and upon completion of an initial business combination, an amount equal to $60,000 multiplied by the number of months by which the date of the initial business combination precedes August 20, 2022. Under the terms of such agreement, the total compensation paid under such agreement will be less than $2 million.

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the NGA IPO, or $11,180,870. The deferred fee will be payable in cash to the underwriters solely in the event that NGA completes a business combination from the amounts held in the NGA Trust Account, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. NGA has identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

NGA accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within its control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The NGA Common Stock features certain redemption rights that are considered to be outside of NGA’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of NGA’s balance sheet.

Net Income Per Common Share

NGA applies the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the NGA Trust Account earnings. NGA’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the NGA Trust Account and not NGA’s income or losses.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on NGA’s financial statements.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on NGA’s condensed financial statements.

JOBS Act

NGA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to nonemerging growth companies but any such election to opt out is irrevocable. NGA has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, NGA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of NGA’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFORMATION ABOUT NGA

Introduction

NGA is a blank check company incorporated on May 27, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although NGA is not limited to a particular industry or geographic region for purposes of consummating a business combination, NGA initially concentrated on target businesses making a positive contribution to sustainability through the ownership, financing and management of societal infrastructure.

Formation

On May 27, 2020, the Sponsor paid $25,000 to cover certain offering costs of NGA in consideration of 8,625,000 Founder Shares. The Founder Shares included an aggregate of up 1,125,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own 20% of NGA’s issued and outstanding shares after the NGA IPO (assuming the Sponsor does not purchase any Public Shares in the NGA IPO). On August 27, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 486,336 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 7,986,336 Founder Shares issued and outstanding.

Initial Public Offering

On August 20, 2020, NGA consummated the NGA IPO of 30,000,000 NGA Units, at $10.00 per NGA Unit, generating gross proceeds of $300,000,000, with each unit consisting of one share of NGA Common Stock and one-half of one redeemable warrant. Each warrant will become exercisable for one share of NGA Common Stock, with an exercise price of $11.50 per share, at any time commencing on the later of 12 months from the closing of the NGA IPO or 30 days after the completion of an initial business combination and will expire on the fifth anniversary of NGA’s completion of an initial business combination, or earlier upon redemption or liquidation. Simultaneously with the closing of the NGA IPO, NGA consummated the sale of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to NGA’s Sponsor generating gross proceeds of $7,750,000. On August 27, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option in the NGA IPO, NGA sold an additional 1,945,344 NGA Units at $10.00 per NGA Unit and sold an additional 389,069 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $19,842,509.

The Private Placement Warrants are identical to the public warrants sold in the NGA IPO, except that the Private Placement Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. The Sponsor has agreed not to transfer, assign, or sell any of the Private Placement Warrants and underlying shares of NGA Common Stock (except to certain permitted transferees) until 30 days after the consummation of NGA’s initial business combination.

NYSE Listing

The NGA Public Shares, NGA Units, and Public Warrants are currently listed for trading on the NYSE under the symbols “NGA,” “NGA.U,” and “NGA WS,” respectively. Upon the Closing, the NGA securities will be delisted from the NYSE.

Net Proceeds Held in Trust

Following the closing of the NGA IPO, a total of $319,453,440 from the net proceeds of the sale of the NGA Units in the NGA IPO and the sale of the Private Placement Warrants was placed in the Trust Account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in NGA’s Prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NGA,” these proceeds will not be released until the earlier of the completion of an Initial Business Combination and NGA’s winding up, dissolving and liquidating upon its failure to consummate a business combination within the required time period.

Satisfaction of 80% Test

It is a requirement under the NGA Certificate and the NYSE listing requirements that the business or assets acquired in NGA’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement . As described elsewhere in this proxy statement/prospectus, the NGA Board determined that this test was met in connection with the Business Combination.

Liquidation if No Business Combination

NGA only has until August 20, 2022 to complete its initial business combination. If NGA is unable to complete a business combination within such period (and NGA stockholders have not amended the NGA Certificate to extend this time period), NGA will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the NGA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to NGA to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding NGA Public Shares, which redemption will completely extinguish public stockholders’ rights as NGA stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of NGA’s remaining stockholders and the NGA Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to NGA’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the NGA Warrants, which will expire worthless if NGA fails to complete a business combination by August 20, 2022.

NGA’s Sponsor, officers and directors have entered into letter agreements with NGA pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if NGA fails to complete its initial business combination by August 20, 2022. However, if they acquire NGA Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such NGA Public Shares if NGA fails to complete its initial business combination within the allotted time period.

NGA’s Sponsor, initial stockholders, officers and directors have agreed, pursuant to written agreements with NGA, that they will not propose any amendment to the NGA Certificate (a) that would modify the substance or timing of NGA’s obligation to allow redemption in connection with an initial business combination or certain amendments to the NGA Certificate or to redeem 100% of NGA’s NGA Public Shares if NGA does not complete its Initial Business Combination by August 20, 2022 or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless NGA provides its public stockholders with the opportunity to redeem their shares of NGA Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to NGA to pay its tax obligations divided by the number of then outstanding NGA Public Shares. However, NGA may not redeem its NGA Public Shares unless NGA’s net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of a business combination (so that NGA is not subject to the SEC’s “penny stock” rules).

NGA expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, would be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although NGA cannot assure its stockholders that there will be sufficient funds for such purpose.

However, if those funds are not sufficient to cover the costs and expenses associated with implementing NGA’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay NGA’s tax obligations, NGA may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If NGA were to expend all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by NGA stockholders upon NGA’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of NGA’s creditors which would have higher priority than the claims of NGA stockholders. NGA cannot assure you that the actual per-share redemption amount received by NGA stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, NGA’s plan of dissolution must provide for all claims against NGA to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before NGA makes any distribution of NGA’s remaining assets to NGA stockholders. While NGA intends to pay such amounts, if any, NGA cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although NGA seeks to have all vendors, service providers (other than NGA’s independent auditors), prospective target businesses or other entities with which NGA does business execute agreements with NGA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of NGA stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against NGA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, NGA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to NGA than any alternative. Examples of possible instances where NGA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with NGA and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to NGA if and to the extent any claims by a vendor for services rendered or products sold to NGA, or a prospective target business with which NGA has discussed entering into a definitive agreement for a business combination, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay NGA’s tax obligations and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under NGA’s indemnity of the underwriters of the NGA IPO against certain liabilities, including liabilities under the Securities Act. NGA has not independently verified whether the Sponsor has sufficient funds to satisfy this indemnity obligation nor has NGA asked the Sponsor to reserve for such eventuality and believe that the Sponsor’s only assets are securities of NGA. Therefore, NGA believes it is unlikely that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, NGA may not be able to complete an initial business combination and NGA stockholders would receive such lesser amount per share in connection with any redemption of their NGA Public Shares. None of NGA’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay NGA’s tax obligations and up to $100,000 for liquidation expenses, and the Sponsor asserts that it is unable to satisfy its indemnification obligation or that it has no indemnification obligation related to a particular claim, NGA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligation. While NGA currently expects that NGA’s independent directors would take legal action on NGA’s behalf against the Sponsor to enforce its indemnification obligation to NGA, it is possible that NGA’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, NGA cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

Under the DGCL, NGA stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of NGA’s Trust Account distributed to NGA’s public Stockholders upon the redemption of the NGA Public Shares in the event NGA does not complete NGA’s business combination within 24 months from the closing of the NGA IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to NGA stockholders, any liability of NGA stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of NGA’s Trust Account distributed to NGA’s public Stockholders upon the redemption of the NGA Public Shares in the event NGA does not complete NGA’s business combination within 24 months from the closing of the NGA IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If NGA is unable to complete NGA’s business combination within 24 months from the closing of the NGA IPO, NGA will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the NGA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to NGA to pay NGA’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding NGA Public Shares, which redemption will completely extinguish public stockholders’ rights as NGA stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of NGA’s remaining stockholders and the NGA Board, dissolve and liquidate, subject in each case to NGA’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is NGA’s intention to redeem the NGA Public Shares as soon as reasonably possible following NGA’s 24th month and, therefore, NGA does not intend to comply with those procedures. As such, NGA stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of NGA stockholders may extend well beyond the third anniversary of such date.

Because NGA will not be complying with Section 280, Section 281(b) of the DGCL requires NGA to adopt a plan, based on facts known to NGA at such time that will provide for NGA’s payment of all existing and pending claims or claims that may be potentially brought against NGA within the subsequent 10 years. However, because NGA is a blank check company, rather than an operating company, and NGA’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from NGA’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in NGA’s underwriting agreement, NGA will seek to have all vendors, service providers (other than NGA’s independent auditors and the underwriters in the NGA IPO), prospective target businesses or other entities with which NGA does business execute agreements with NGA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against NGA is significantly limited.

If NGA files a bankruptcy petition or an involuntary bankruptcy petition is filed against NGA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in NGA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of NGA stockholders. To the extent any bankruptcy claims deplete the Trust Account, NGA cannot assure you NGA will be able to return $10.00 per share to NGA stockholders. Additionally, if NGA files a bankruptcy petition or an involuntary bankruptcy petition is filed against NGA that is not dismissed, any distributions received by NGA stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by NGA stockholders. Furthermore, the NGA Board may be viewed as having breached its fiduciary duty to NGA’s creditors and/or may have acted in bad faith, and thereby exposing itself and NGA’s company to claims of punitive damages, by paying public NGA stockholders from the Trust Account prior to addressing the claims of creditors. NGA cannot assure you that claims will not be brought against NGA for these reasons.

Voting Restrictions

In connection with the Business Combination Agreement, NGA, Lion, and the Sponsor entered into the Stockholder Support and Lock-Up Agreement pursuant to which the Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination.

Employees

NGA does not have any full-time employees and does not intend to have any prior to the consummation of its initial business combination.

Directors and Executive Officers

NGA’s directors and executive officers are as follows:

Name	Age	Position
Paul Dalglish	62	Director and Non-Executive Chairman
Michael Hoffman	70	President
Ken Manget	59	Director and Chief Financial Officer
Ian Robertson	61	Director and Vice Chair
Robert Schaefer	54	Director
Brad Sparkes	49	Director

Paul Dalglish, one of NGA’s founders, has served as a member of the NGA Board since June 2020 and as NGA’s Non-Executive Chairman since July 2020. Mr. Dalglish is an experienced operations and information technology executive, specializing in the design and delivery of systems providing operational excellence. Mr. Dalglish brings global experience in the delivery of technology-enabled transformations with global clients and has led large global employee and contractor teams. He has led business development and contract negotiation teams for large outsourcing contracts. Mr. Dalglish also is a member of the board of Northern Genesis Acquisition Corp. II, a blank check company that closed its initial public offering on January 15, 2021 (“Northern Genesis II”) and Northern Genesis Acquisition Corp. III, a blank check company that has filed a registration statement on Form S-1 with the SEC in respect of its inital public offering (“Northern Genesis III”). From June 2019 to January 2021, Mr. Dalglish served as Vice President of Operations for JANA Corporation, a utility services company providing risk assessment programs to the North American natural gas industry. From 2016 to August 2019, Mr. Dalglish served as President of Hibernia Solutions Inc., a provider of pre- and post-acquisition support to utilities and utility-related companies. From 2008 to 2015, Mr. Dalglish was with Serco Canada Inc., a multi-national government outsourcing company, initially serving as a Managing Director of its subsidiary Serco-DES Inc. and later serving as its President. Previously, Mr. Dalglish focused on the acquisition and integration of new businesses on behalf of Accenture’s utility outsourcing business. Mr. Dalglish previously served on the NGA Board and Audit Committee for AirSource Power Fund I LP, a publicly listed renewable energy company and currently sits on the Boards of several not-for-profit organizations. Mr. Dalglish has been accredited as a Chartered Director by McMaster University, holds a Professional Engineer designation through his Bachelor of Science from the University of Waterloo and has been awarded a Master of Business Administration from the University of Western Ontario. NGA believes Mr. Dalglish is well-qualified to serve on the NGA Board due to his business experience and contacts and relationships.

Michael Hoffman, one of NGA’s founders, has served as NGA’s President since July 2020. Mr. Hoffman is an active senior business professional. He is the founder of Stone Capital Partners, a private financing firm focused on energy infrastructure in North America and globally. Prior to founding Stone Capital Partners in 2018, Mr. Hoffman was a partner at Riverstone Holdings, a multi-billion private equity firm, from 2003 through 2018 where he was head of Riverstone’s Renewable Energy Funds and led the teams responsible for conventional power and energy investments. He has more than 30 years of experience in the origination and execution of global infrastructure investment and is committed to the concept of sustainable investing. From 1988 through 2003, Mr. Hoffman was Senior Managing Director and Head of the Mergers & Acquisitions advisory business of The Blackstone Group where he was a member of the Private Equity Investment Committee and the firm’s Executive Committee. Prior to Blackstone, Mr. Hoffman was Co-Head of Mergers & Acquisitions at Smith Barney & Co. Mr. Hoffman is Chairman of the Board of Annovis Bio, Inc., an Alzheimer’s development company, and the President of Northern Genesis II and Northern Genesis III. He also serves on the Board of Rockefeller University. He received a BA and an MA from Northwestern University and an MBA from Harvard Business School. He is a co-author of the book, “GREEN: Your Place in the New Energy Revolution.”

Ken Manget, one of NGA’s founders, has served as NGA’s Chief Financial Officer since June 2020 and a member of the NGA Board since July 2020. From 2014 to 2019, Mr. Manget served as Global Head, Relationship Investing at the Ontario Teachers’ Pension Plan where he ran teams in Hong Kong, London and Toronto, and was responsible for a diversified portfolio of pre-IPO, public and private equity investments. After leaving Ontario Teachers’ Pension Plan, he has been active as a private investor and director of companies. From 2009 to 2014, Mr. Manget served as Head of Investment Banking at Desjardins Capital Markets. He started his career at Schlumberger, Inc. as a Field Engineer in Latin America. His finance background includes positions at: Salomon Brothers in London and New York (from 1986 to 1988), and at BMO Capital Markets in Toronto (from 1992 to 2009) where he had exposure to a broad range of capital markets/investment banking activities including: mergers & acquisitions, equities, fixed income, derivatives and securitization. Mr. Manget is a past board member of St. Joseph’s Health Centre Foundation, the Heart and Stroke Foundation, is currently a member of the Board of the Canadian Ditchley Foundation, and serves an alumnus volunteer for Harvard University. He also is the Chief Financial Officer of Northern Genesis II and Northern Genesis III and currently serves on the Board of NASDAQ listed Organigram Holdings Inc. (NASDAQ: OIG) where he is a member of the audit, compensation and investment committees. He holds a Mechanical Engineering degree from the University of Toronto, a M.B.A from the Harvard Business School, and an ICD.D designation granted by the Institute of Corporate Directors, at the University of Toronto.

Ian Robertson, one of NGA’s founders, has served as NGA’s Vice Chair since June 2020 and a member of the NGA Board since NGA’s formation in May 2020. Mr. Robertson served for a short time from May 2020 until June 2020 as NGA’s Chief Executive Officer, Secretary and Treasurer. Mr. Robertson is an active senior business professional and currently leads InfraStar Investments, an infrastructure investment fund management company, and is the Chief Executive Officer and a member of the board of Northern Genesis II and Northern Genesis III. Mr. Robertson co-founded APCI in 1988 and previously served as Chief Executive Officer and Director of Algonquin Power & Utilities Corp. from October 2009 through July 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. He has more than 30 years of experience in the origination and execution of global infrastructure investment initiatives and is committed to the concept of sustainable investing. Mr. Robertson previously served on the NGA Board of Atlantica Yield plc (NASDAQ: AY), a publicly listed affiliate of Algonquin traded on the NASDAQ exchange. Mr. Robertson received an electrical engineering degree from the University of Waterloo, a Master of Business Administration from York University, and a Master of Law from the Law School of the University of Toronto. He is a professional engineer and holds a Chartered Financial Analyst designation. NGA believes Mr. Robertson is well-qualified to serve on the NGA Board due to his business experience and contacts and relationships.

Robert Schaefer, one of NGA’s founders, has served as a member of the NGA Board since July 2020. Mr. Schaefer is an active business professional. From 2017 to November 2020, he served as the Executive Vice President and Chief Financial Officer for the Ascendant Group Limited, the parent of Bermuda Electric Company, and continues to serve in an advisory role for Ascendant Group Limited. He is currently a member of the board of Northern Genesis II and Northern Genesis III. Mr. Schaefer is an executive with a track record of repositioning and growing businesses through his experience leading business units, undertaking mergers and acquisitions and completing finance transactions in Bermuda, Canada, U.S. and Europe. Mr. Schaefer has been responsible for significant capital deployment in growth investments, negotiation of long-term contract restructurings and company sales and acquisitions. From 2015 to 2017, Mr. Schaefer led the strategic restructuring of Maxim Power Corp. including the successful divestiture of European and US power businesses. From 2008 through 2015, Mr. Schaefer was responsible for TransAlta Corporation’s energy marketing business unit and business development activities. Mr. Schaefer holds a Bachelors of Commerce from the University of Calgary and is a member of the Institute of Chartered Accountants of Alberta and Bermuda. NGA believes Mr. Schaefer is well-qualified to serve on the NGA Board due to his business experience and contacts and relationships.

Brad Sparkes, one of NGA’s founders, has served as a member of the NGA Board since June 2020. Mr. Sparkes is an active senior business professional. He co-founded and has served as President and Chief Executive Officer for BowArk Energy Ltd, a wind energy developer, since September 2003. Since its inception, BowArk has successfully developed a number of renewable energy projects across Canada. He is also currently a member of the board of Northern Genesis II and Northern Genesis III. Mr. Sparkes previously held the position of Chief Financial Officer and Director for AirSource Power Fund LP which successfully completed the construction of the St. Leon Wind Energy Facility. Prior to BowArk, Mr. Sparkes gained extensive experience in developing and financing power projects across North America. From 2000 to 2003, Mr. Sparkes was Director of Business Development of Calpine Canada where he led its acquisitions and development team focusing on the natural gas-fired energy sector successfully developing and financing a number of projects in the North American energy sector. Prior to joining Calpine, he was a member of TransAlta Energy Corporation’s business development team from 1996 to 2000, also focusing on natural gas-fired energy sector in Canada. Mr. Sparkes holds an Engineering degree from the University of Calgary. NGA believes Mr. Sparkes is well-qualified to serve on the NGA Board due to his business experience and contacts and relationships.

The NGA Board is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. NGA may not hold an annual meeting of NGA stockholders until after it consummates its initial business combination. The term of office of the first class of directors, consisting of Messrs. Dalglish and Schaefer, will expire at NGA’s first annual meeting of NGA stockholders. The term of office of the second class of directors, consisting of Messrs. Robertson, Manget and Sparkes, will expire at NGA’s second annual meeting of NGA stockholders.

Director Independence

NYSE listing standards require that a majority of the NGA Board be independent. An “independent director” is defined generally as a person other than an officer or employee of NGA or its subsidiaries or any other individual having a relationship which in the opinion of the NGA Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. NGA has determined that Messrs. Dalglish, Schaefer and Sparkes are independent directors under NYSE rules and Rule 10A-3 of the Exchange Act. NGA’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the NGA Board

The NGA Board has three standing committees: an audit committee, a compensation committee and a nominating committee. The rules of the NYSE and Rule 10A of the Exchange Act generally require that these committees be comprised solely of independent directors.

Audit Committee

NGA has established an audit committee of the NGA Board. Messrs. Schaefer, Dalglish and Sparkes serve as members of NGA’s audit committee. Under the NYSE listing standards and applicable SEC rules, NGA is required to have at least three members of the audit committee, all of whom must be independent. Each member of the audit committee is financially literate and the NGA Board has determined that Mr. Schaefer qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

NGA has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by NGA;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by NGA, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with NGA in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to NGA entering into such transaction; and

•

reviewing with management, the independent auditors, and NGA’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding NGA’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

NGA has established a compensation committee of the NGA Board. Messrs. Dalglish and Sparkes serve as members of NGA’s compensation committee. Under the NYSE listing standards and applicable SEC rules, NGA is required to have at least two members of the compensation committee, all of whom must be independent.

NGA adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to NGA’s executive officers’ compensation, evaluating NGA’s executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of NGA’s executive officers based on such evaluation;

•	reviewing NGA’s executive compensation policies and plans;

•	implementing and administering NGA’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with NGA’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for NGA’s executive officers and employees;

•	producing a report on executive compensation to be included in NGA’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating Committee

NGA has established a nominating committee of the NGA Board. The members of NGA’s nominating committee are Messrs. Schaefer and Dalglish. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the NGA Board. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Code of Ethics

NGA has adopted a code of ethics that applies to all of NGA’s executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of NGA’s business.

Legal Proceedings

NGA has received three demand letters from putative stockholders of NGA dated January 19, 2021, February 10, 2021 and March 2, 2021 (together, the “Demands”) alleging that NGA and its board of directors have breached their fiduciary duties and violated federal securities laws on the basis that this proxy statement/prospectus allegedly is materially misleading and/or omits material information concerning the Business Combination. The Demands seek the issuance of corrective disclosures in an amendment or supplement to this proxy statement/prospectus. NGA believes that the disclosures set forth in this proxy statement/prospectus comply fully with applicable law. However, NGA and Lion are assessing whether to voluntarily supplement the disclosure contained in this proxy statement/prospectus for purposes of avoiding expenses associated with any claims that could be made based on such Demands and provide additional information to each company’s respective stockholders. The foregoing, and any supplement to such disclosure that may be made, is not intended to be an admission of the legal necessity or materiality under applicable laws of any such disclosures. NGA specifically denies all allegations that any additional disclosure is required and NGA reserves all defenses in connection with the Demands.

Periodic Reporting and Audited Financial Statements

NGA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. NGA has filed with the SEC its Quarterly Reports on Form 10-Q covering the fiscal quarters ended September 30, 2020 and June 30, 2020 and Annual Report on Form 10-K covering the fiscal year ended December 31, 2020.

EXECUTIVE COMPENSATION

NGA

Any payments to be made, directly or indirectly, to NGA’s Sponsor, officers, directors or its or any of their affiliates must be approved by NGA’s independent directors acting through the audit committee of NGA’s board.

On December 1, 2020, NGA, with the approval of the audit committee of its board, and its Sponsor agreed on the terms pursuant to which NGA will pay its Sponsor, or individuals affiliated with its Sponsor, for services in respect of identifying, investigating, and analyzing investment opportunities and completing an initial business combination. Such personnel that may receive such payments, whether directly from NGA or indirectly by payment from its Sponsor of amounts paid to its Sponsor by NGA, include persons who are officers or directors of NGA (other than its independent directors).

Under such agreement, NGA agreed to pay its Sponsor or individuals affiliated with its Sponsor (including persons who may be officers or directors of NGA) an aggregate amount of $480,000 for all such services provided prior to December 31, 2020, with a credit for amounts paid prior to such date, including amounts paid to persons who are officers and directors of NGA, each of which was approved by the audit committee of NGA’s board in advance of such payment. Of amounts charged to NGA in respect of the period prior to December 31, 2020, $110,000 was approved by NGA’s audit committee in respect of services of persons who are officers or directors of NGA, including $60,000 charged directly to NGA by and for the services of Ian Robertson, NGA’s Chief Executive Officer and a director, and $50,000 charged directly to NGA by and for the services of Ken Manget, NGA’s Chief Financial Officer and a director. As of December 31, 2020, $353,519 is included in accrued expenses in the accompanying balance sheet, payable by NGA to its Sponsor, which accrued amounts, together with any amounts payable under the agreement for periods after December 31, 2020, may be paid by its Sponsor to persons who are officers or directors of NGA, other than its independent directors.

In addition, under such agreement, NGA agreed to pay its Sponsor or individuals affiliated with its Sponsor (including persons who may be officers or directors of NGA), for services preceding an initial business combination, an amount equal to $80,000 per month commencing on January 1, 2021 until the date of the initial business combination, and upon completion of the initial business combination, an amount equal to $60,000 multiplied by the number of months by which the date of the initial business combination precedes August 20, 2022. Under the terms of such agreement, the total compensation paid or credited under such agreement will be less than $2 million.

NGA’s Sponsor, its officers and directors, and any of their respective affiliates will also be reimbursed for any out-of-pocket expenses incurred in connection with activities on NGA’s behalf. In addition, commencing on the date that NGA’s securities were first listed on the NYSE, NGA pays its Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services.

Since its formation, NGA has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Lion

Overview

The following table shows the total compensation awarded to, earned by, or paid during the year ended December 31, 2020 to Lion’s CEO—Founder, Marc Bedard, and Lion’s two most highly compensated executive officers (other than Mr. Bedard) who were serving as executive officers on the last day of the year ended December 31, 2020. Those individuals are referred to collectively in this prospectus as Lion’s “Named Executive Officers.” Lion’s Named Executive Officers for the year ended December 31, 2020 who appear in the Summary Compensation Table below are:

•	Marc Bedard, CEO—Founder;

•	Nicolas Brunet, Executive Vice-President and Chief Financial Officer; and

•	Yannick Poulin, Chief Operating Officer

For the year ended December 31, 2020, the compensation of Lion’s Named Executive Officers has mainly consisted of salary and, in some cases, an annual performance bonus. Prior to the year ended December 31, 2020, Lion has granted stock options to its Named Executive Officers at the time of hire, and from time to time thereafter, pursuant to its legacy equity-based incentive plan adopted in November 2017, as amended and restated in December 2019 (the “Legacy Plan”), intented to better align Lion’s interests and those of its shareholders with those of its Names Executive Officers. In the future, as Lion transitions to a publicly-traded company, it may also award equity-based long-term incentives such as stock options, restricted stocks units (“RSUs”), performance stock units (“PSUs”) and deferred share units (“DSUs”) under a new omnibus equity-based incentive plan (the “Omnibus Plan”) which Lion will adopt prior to the completion of the Business Combination.

Lion operates in a dynamic and rapidly evolving industry. To succeed in this environment and to achieve its business and financial objectives, Lion needs to attract, retain and motivate a highly talented team of executive officers. Lion’s compensation philosophy is designed to align the compensation provided to its executives, including the Named Executive Officers, with the achievement of business objectives, while also enabling Lion to attract, motivate and retain individuals who contribute to Lion’s long-term success. In addition, as Lion transitions from being a privately-held company to a publicly-traded company, it will continue to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, Lion expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to Lion if it were required to find a replacement for a key employee.

Summary Compensation Table

Name and Principal Position	Fiscal Year ended Dec. 31,	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Marc Bedard CEO—Founder(2)	2020	215,991	—	—	—	—	3,557	(3)	219,548

Nicolas Brunet Executive Vice-President and Chief Financial Officer	2020	196,356	—	—	—	—	—		196,356

Yannick Poulin Chief Operating Officer	2020	157,085	—	—	—	—	8,746	(4)	165,831

(1)

Represents actual amounts paid during 2020. Base salary values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on December 31, 2020, being 0.7854. See “—Salaries and Annual Incentive Bonuses.”

(2)	Mr. Bedard also serves as a member of Lion’s Board but does not receive any additional compensation for his service as a director.
(3)	All Other Compensation for the year ended December 31, 2020 consisted of an auto allowance provided by Lion to Mr. Bedard.
(4)	All Other Compensation for the year ended December 31, 2020 consisted of an auto allowance provided by Lion to Mr. Poulin.

Salaries and Annual Incentive Bonuses

Annual base salaries are intended to provide a fixed component of compensation to Lion’s Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for Lion’s Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Lion intends for any adjustments to base salaries to be determined annually and may increase base salaries based on factors such as the Named Executive Officer’s success in meeting or exceeding individual objectives and an assessment of the competitiveness of the then-current compensation. Additionally, Lion may choose to adjust base salaries as warranted throughout the year to reflect promotions or other changes in the scope or breadth of a Named Executive Officer’s role or responsibilities, as well as to maintain market competitiveness.

In accordance with the terms of their respective employment agreements, certain of Lion’s Named Executive Officers and other executive officers are eligible to receive discretionary annual bonuses based on individual performance, company performance or otherwise as may be determined by Lion’s Board from time to time.

Equity Incentive Awards

Equity-based incentive awards granted to Named Executive Officers are designed to align Lion’s interests and those of its shareholders with those of its employees, including its Named Executive Officers. As of the date hereof, stock option awards were the only form of equity awards Lion has granted to any of its Named Executive Officers. Lion has historically used stock options as an incentive for long-term compensation to its Named Executive Officers because stock options allow its Named Executive Officers to profit from this form of equity compensation only if Lion’s share price increases relative to the stock option’s exercise price, which exercise price is set by Lion’s Board based on an amount no lower than the fair market value of Lion Common Shares on the date of grant. Vesting of the stock options is generally tied to each Named Executive Officer’s continuous service to serve as an additional retention measure. Lion may grant equity awards at such times as the board of directors determines appropriate. Lion’s Named Executive Officers executives generally are awarded an initial grant of stock options in connection with their commencement of employment with Lion. Additional grants have historically occurred and may in the future periodically occur in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward Named Executive Officers for exceptional performance.

Prior to the Business Combination, Lion has granted all stock options pursuant to its Legacy Plan. Following completion of the Business Combination, Lion will grant equity incentive awards under the Omnibus Plan and there will be no more grants under the Legacy Plan. The terms of Lion’s equity plans are described in the section entitled “—Equity Incentive Plans.”

All options have been granted with an exercise price per share that is no less than the fair market value of Lion Common Shares on the date of grant of such award. Lion’s stock option awards generally vest within four years and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. For more information about the outstanding equity awards at December 31, 2020, see the section entitled “—Outstanding Equity Awards at December 31, 2020.”

Other Benefits

The Named Executive Officers are eligible to participate in benefits available generally to salaried employees, including benefits under Lion’s health and welfare plans and arrangements, and vacation pay or other benefits under Lion’s medical insurance plan. Each of Marc Bedard and Yannick Poulin is also entitled to an annual car allowance.

Agreements with Lion’s Named Executive Officers and Potential Payments Upon Termination

Marc Bedard. In May 2015, Marc Bedard entered into an employment agreement with Lion. Mr. Bedard’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Bedard is entitled to receive an annual base salary which is adjusted on a yearly basis in accordance with the terms of the employment agreement and other relevant criteria determined by Lion’s Board. For the year ended December 31, 2020, Mr. Bedard’s base salary was approximately $215,991 (approximately C$275,000). Pursuant to the employment agreement, Mr. Bedard is eligible to receive an annual performance bonus based on Lion’s earnings before interest, taxes, depreciation and amortization (EBITDA), subject to a maximum which was set at approximately $314,169 (approximately C$400,000) for the year ended December 31, 2015, as adjusted on a yearly basis based on the consumer price index. For the year ended December 31, 2020, Mr. Bedard did not receive a performance bonus. The employment agreement provides Mr. Bedard with potential severance benefits if his employment with Lion is terminated for any reason other than (i) death, (ii) insolvency or bankruptcy, (iii) permanent or long-term incapacity or disability, (iv) for cause or (v) Mr. Bedard voluntary resignation or his retirement, in a maximum amount equivalent to 24 months of its then current annual base salary, paid in lump sum. Under his employment agreement, Mr. Bedard is subject to non-competition obligations during and for two years following his termination of employment, is subject to restrictions on soliciting Lion’s employees during and for three years following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement between Marc Bedard and Lion is a summary of the material features of such agreement. This summary is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.6 to the registration statement this proxy statement/prospectus is a part.

Nicolas Brunet. On December 11, 2019, Nicolas Brunet entered into an employment agreement with Lion, to serve as Executive Vice-President and Chief Financial Officer of Lion. Mr. Brunet’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brunet’s base salary is approximately $196,356 (approximately C$250,000). Pursuant to the employment agreement, Mr. Brunet is eligible to receive an annual performance bonus equivalent to up to 50% of his base salary, upon terms to be agreed with Lion. The employment agreement provides Mr. Brunet with potential severance benefits if his employment with Lion is terminated without cause, in a maximum amount equivalent to 12 months of its then current annual base salary, paid in lump sum. provisions. Under his employment agreement, Mr. Brunet is subject to restrictions on soliciting Lion’s employees during and following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement between Nicolas and Lion is a summary of the material features of such agreement. This summary is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.7 to the registration statement this proxy statement/prospectus is a part.

Yannick Poulin. On March 14, 2016, Yannick Poulin entered into an employment agreement with Lion, to serve as Chief Operating Officer of Lion. Mr. Poulin’s employment with Lion will continue until terminated in accordance with the terms of the employment agreement. For the year ended December 31, 2020, Mr. Poulin’s base salary was $157,085 (approximately C$200,000), and Mr. Poulin was not eligible to receive an annual bonus. Upon a termination of Mr. Poulin’s employment without cause, any severance payments or benefits to be provided to Mr. Poulin will be determined in accordance with applicable law. On September 13, 2017, Mr. Poulin entered into a confidentiality, non-competition and non-solicitation agreement with Lion pursuant to which Mr. Poulin is subject to non-competition obligations during and for one year following his termination of employment, is subject to restrictions on soliciting Lion’s employees during and following his termination of employment, and is subject to confidentiality and intellectual property assignment covenants. This description of the employment agreement and the confidentiality, non-compete and non-solicitation agreement between Yannick Poulin and Lion is a summary of the material features of such agreements. This summary is qualified in its entirety by reference to the employment agreement and the confidentiality, non-compete and non-solicitation agreement, which are filed respectively as Exhibit 10.8 and Exhibit 10.11 to the registration statement this proxy statement/prospectus is a part.

During the fiscal year ending December 31, 2021, Lion expects to conduct a review of the terms and conditions of the current employment agreements and enter into new employment agreements with the Named Executive Officers, which agreements will replace, effective as of the time they are entered into, the current employment agreements for the Named Executive Officers described herein. Such review will form part of a broader process pursuant to which Lion expects to retain an independent consulting firm to provide services to review compensation matters and, among other things, support Lion in establishing a peer comparator group of public companies with similar attributes to Lion for the purpose of benchmarking its compensation policies and plans, setting a compensation program for Named Executive Officers for the year ending December 31, 2021, and designing a compensation structure for non-employee directors.

Outstanding Equity Awards at December 31, 2020

The following table provides certain information regarding the outstanding equity awards granted to Lion’s Named Executive Officers that remain outstanding as of December 31, 2020. The figures included in the table below reflect the information available as of the date hereof and do not assume the completion of the Lion Pre-Closing Reorganization. All awards were granted pursuant to the Legacy Plan. For more information about the Legacy Plan, see the section entitled “—Equity Incentive Plans—Legacy Plan.”

			Option Awards(1)(2)
Name and Principal Position	Grant Date	Initial Vesting Date(3)	Number of Lion Common Shares underlying unexercised options (#) exercisable(4)	Number of Lion Common Shares underlying unexercised options (#) unexercisable(4)	Option exercise price ($)(4)		Option Expiration Date
Marc Bedard CEO—Founder	November 1, 2017	November 1, 2018	643,290	214,430	$3.0273	(3)	November 1, 2027
	June 14, 2019	June 14, 2020	19,069	57,207	$3.0273	(3)	June 14, 2029
Nicolas Brunet Executive Vice-President and Chief Financial Officer	December 26, 2019	December 26, 2020	155,666	466,998	$3.0273	(3)	December 26, 2029
Yannick Poulin Chief Operating Officer	November 1, 2017	November 1, 2018	107,215	35,738	$3.0273	(3)	November 1, 2027
	June 14, 2019	June 14, 2020	3,178	9,535	$3.0273	(3)	June 14, 2029

(1)	All of the awards in this table were granted under the Legacy Plan, the terms of which are described below under “—Equity Incentive Plans—Legacy Plan.”
(2)

All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of Lion Common Shares on the date of grant of such award, as determined in good faith by Lion’s Board.

(3)	Option exercise price converted from C$3.8544 to US$ using the daily average exchange rate published by the Bank of Canada on December 31, 2020, being 0.7854.
(4)

Assuming the completion of the Lion Pre-Closing Reorganization, (i) Marc Bedard will hold options entitling him to purchase, subject to any vesting conditions, 3,856,376 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332, (ii) Nicolas Brunet will hold options entitling him to purchase, subject to any vesting conditions, 2,570,917 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332, and (iii) Yannick Poulin will hold options entitling him to purchase, subject to any vesting conditions, 642,729 Lion Common Shares at an option exercise price per Lion Common Share of $0.7332.

On and after completion of the Business Combination, Lion may, on an annual basis or otherwise, grant additional equity awards to its executive officers pursuant to its Omnibus Plan, the terms of which are described under the section entitled “—Equity Incentive Plans—Omnibus Plan.”

Equity Incentive Plans

The principal features of Lion’s equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans evidencing the applicable awards, which are filed as exhibits to the registration statement this prospectus is a part, as well as each grant agreement evidencing the applicable awards.

Legacy Plan

General. Lion originally adopted the Legacy Plan in November 2017. Lion has subsequently amended and restated its Legacy Plan in December 2019. Upon Closing, Lion expects to make certain amendments to the Legacy Plan to take into account, among other things, the fact that the Lion Common Shares will be traded on the NYSE and the TSX following Closing. Following Closing and upon the adoption of Lion’s Omnibus Plan, no further awards will be granted under the Legacy Plan; however, awards outstanding under the Legacy Plan will continue in full effect in accordance with their existing terms. The Legacy Plan provides for the grant of incentive stock options to directors, executive officers, employees or consultants of Lion. The following discussion is qualified in its entirety by the full text of the Legacy Plan. No additional options will be granted under the Legacy Plan and each grant agreement evidencing the applicable awards.

Share Reserve. No further grants will be made under the Legacy Plan following closing of the Business Combination and upon the adoption of Lion’s Omnibus Plan. The maximum number of Lion Common Shares reserved for issuance under the Legacy Plan is 3,113,327 (or, assuming completion of the Lion Pre-Closing Reorganization, 12,854,615 Lion Common Shares). As of December 31, 2020, options to purchase 2,512,823 Lion Common Shares, at exercise prices ranging from $3.0273 (C$3.8544) to $23.36 per share were outstanding under the Legacy Plan (or, assuming completion of the Lion Pre-Closing Reorganization, 10,375,446 Lion Common Shares, at exercise prices ranging from $0.7332 (C$0.9335) to $5.66).

Administration. Lion’s Board administers the Legacy Plan. Lion’s Board has full authority and discretion to administer and interpret the Legacy Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or useful for the administration of Legacy Plan. Lion’s Board may generally amend, suspend or terminate the Legacy Plan, or amend the terms and conditions of outstanding options thereunder, provided that such amendment, suspension or termination (i) complies with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) does not adversely alter or impair any option previously granted thereunder.

Options. The exercise price of options granted under the Legacy Plan is established by Lion’s Board at the time of grant, but must be equal to or exceed the fair market value of a common share on the date of grant date. Options expire at the time determined at the time of grant, but in no event more than ten years after they are granted, and generally expire earlier if the optionholder’s service terminates.

Capital Reorganization. In the event of any reorganization, change in the number of issued and outstanding Lion Common Shares by reason of any stock dividend, stock split, recapitalization, merger, or exchange of shares or other similar corporate change, an equitable adjustment will be made by Lion’s Board in the number and/or kind of shares subject to outstanding options under the Legacy Plan and in the exercise price of such outstanding options.

Trigger Events; Change of Control. The Legacy Plan provides that certain events, including termination for cause, resignation, termination other than for cause, retirement, death or disability, may trigger forfeiture or reduce the vesting period, where applicable, of outstanding stock options. In the event of a change of control, Lion’s Board will have the right to accelerate the vesting of any unvested options in connection with such change of control. Except as otherwise set forth in any document evidencing a grant of any option, in the event of any change of control transaction in which there is an acquiring or surviving entity, Lion’s Board may provide for substitute or replacement options of similar value from, or the assumption of outstanding options by, the acquiring or surviving entity. Lion’s Board will be entitled to, in its sole discretion, terminate any or all stock option outstanding, provided that any such stock option that have vested will remain exercisable until consummation of such change of control.

Termination; Amendment. Lion’s Board has the power and authority to amend, suspend or terminate the Legacy Plan, in whole or in part, or amend the terms and conditions of outstanding options, provided that such amendment, suspension or termination (i) complies with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) does not adversely alter or impair any option previously granted thereunder (provided that Lion’s Board may at its discretion accelerate the vesting of any option granted thereunder regardless of any adverse or potentially adverse tax consequences resulting from such acceleration). In the event that Lion’s Board terminates the Legacy Plan, all options granted thereunder will become fully exercisable by the optionees, unless Lion’s Board, in its sole discretion, determines otherwise.

Omnibus Plan

General. In connection with the Business Combination, Lion will adopt the Omnibus Plan to provide different types of equity-based incentives to be granted to certain of its directors, executive officers, employees and consultant, including options, RSUs, PSUs and DSUs, collectively referred to as “awards.” Lion’s Board will initially be responsible for administering the Omnibus Plan and may delegate its responsibilities thereunder to a committee thereof or to a plan administrator. The following discussion is qualified in its entirety by the full text of the Omnibus Plan and each grant agreement evidencing the applicable awards.

Lion’s Board will be entitled to, in its sole discretion, from time to time, designate the directors, executive officers, employees and consultants to whom awards will be granted and determine, if applicable, the number of Lion Common Shares to be covered by such awards and the terms and conditions of such awards.

Shares Available Under the Plan. The number of Lion Common Shares reserved and available for issuance under the Omnibus Plan will be 18,851,805 Lion Common Shares after giving effect to the Lion Pre-Closing Reorganization and as of closing of the Business Combination. On January 1 of each calendar year occurring prior to the expiration of the Omnibus Plan, the total number of Lion Common Shares reserved and available for issuance under the Omnibus Plan will increase by a sufficient number such that the number of Lion Common Shares available for issuance under the Omnibus Plan and the Legacy Plan (including Lion Common Shares that may be issued upon vesting, settlement, or exercise of awards then-outstanding under the Omnibus Plan and the Legacy Plan) will equal 10% of the aggregate number of Lion Common Shares issued and outstanding on such date (on a non-diluted basis). Based on the number of Lion Common Shares issued and outstanding as of the date hereof, 10% of the aggregate number of Lion Common Shares to be issued and outstanding after the completion of the Lion Pre-Closing Reorganization and Closing is expected to represent 18,851,805 Lion Common Shares (assuming no redemption by NGA Stockholders).

If an outstanding award under the Legacy Plan or the Omnibus Plan expires or is terminated, surrendered or cancelled for any reason without having been exercised or settled in full, or if Lion Common Shares acquired pursuant to an award subject to forfeiture are forfeited, the Lion Common Shares covered by such award, if any, will again be available for issuance under the Omnibus Plan. Lion Common Shares will not be deemed to have been issued pursuant to the Omnibus Plan with respect to any portion of an award that is settled in cash.

Subject to the insider participation limit set out below and the overall shares available under the Omnibus Plan described above, the Omnibus Plan does not limit the maximum number of Common Shares that any one person or company is entitled to receive under the Omnibus Plan.

Insider Participation Limit. The aggregate number of Lion Common Shares issuable to insiders and their associates at any time under the Omnibus Plan, the Legacy Plan or any other proposed or established share compensation arrangement, will not exceed 10% of the issued and outstanding Lion Common Shares, and the aggregate number of Lion Common Shares issued to insiders and their associates under the Omnibus Plan or any other proposed or established share compensation arrangement within any one-year period will not exceed 10% of the issued and outstanding Lion Common Shares.

Non-Employee Director Participation Limit. In each calendar year during any part of which the Omnibus Plan is in effect, the aggregate value of Lion Common Shares issuable to non-employee directors will not exceed $500,000, provided that in certain circumstances in respect of a given calendar year, such as when a non-employee director (i) first commences service on Lion’s Board, (ii) serves on a special committee of Lion’s Board or (iii) serves as lead independent director or chairman of Lion’s Board, such non-employee directors may receive additional awards subject to certain restrictions contained in the Omnibus Plan.

Options. All options granted under the Omnibus Plan will have an exercise price determined and approved by Lion’s Board at the time of grant, which will not be less than the market price of the Lion Common Shares on the date of the grant. For purposes of the Omnibus Plan, the market price of the Lion Common Shares as of a given date will generally be the volume weighted average trading price on the NYSE for the five trading days before such date.

Subject to any vesting conditions set forth in a participant’s grant agreement, an option will be exercisable during a period established by Lion’s Board which will not be more than ten years from the grant of the option. The Omnibus Plan will provide that the exercise period will automatically be extended if the date on which it is scheduled to terminate will fall during a blackout period. In such cases, the extended exercise period will terminate ten business days after the last day of the blackout period. Lion’s Board will be entitled, in its discretion, to provide for procedures to allow a participant to elect to undertake a “cashless exercise” or a “net exercise” in respect of options.

Share Units. Lion’s Board will be authorized to grant RSUs, PSUs and DSUs evidencing the right to receive Lion Common Shares, cash based on the value of a Lion Common Share or a combination thereof at some future time to eligible persons under the Omnibus Plan. Although DSUs may be available for grant to directors, executive officers, employees and consultants, Lion currently expects to only grants DSUs as a form of non-executive director compensation.

RSUs generally become vested, if at all, following a period of continuous employment. PSUs are similar to RSUs, but their vesting is, in whole or in part, conditioned on the attainment of specified performance metrics as may be determined by Lion’s Board. The terms and conditions of grants of RSUs and PSUs, including the quantity, type of award, grant date, vesting conditions, vesting periods, settlement date and other terms and conditions with respect to these awards will be set out in the participant’s grant agreement.

Subject to the achievement of the applicable vesting conditions, the settlement of an RSU or PSU will generally occur on or as soon as reasonably practicable following the vesting date. The settlement of a DSU will generally occur following a pre-established deferral period, which may be upon or following the participant ceasing to be a director, executive officer, employee or consultant of Lion, subject to satisfaction of any applicable conditions.

Dividend Share Units. If, as the case may be, dividends (other than share dividends) are paid on Lion Common Shares, additional share unit equivalents may be automatically granted to each participant who holds RSUs, PSUs or DSUs on the record date for such dividends. If the Board provides for an award of RSUs, PSUs or DSUs to receive dividend share units, such units will be subject to the same vesting or other conditions applicable to the underlying RSUs, PSUs or DSUs, as applicable.

Recapitalization. In the event of any change in the capital structure or any other change affecting the Lion Common Shares, or any change in the business of Lion or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of IFRS 2 and, in each case, that would result in an additional compensation expense to Lion pursuant to the provisions of IFRS 2, Lion’s Board will equitably adjust the aggregate number or kind of shares that may be delivered under the Omnibus Plan, the number or kind of shares or other property (including cash) subject to an award, and the terms and conditions of awards.

In the event of any other change in the capital structure or business of Lion or other corporate transaction, Lion’s Board will be entitled, in its sole discretion, to make equitable adjustments to be made in such circumstances in order to maintain the economic rights of the participants in respect of awards under the Omnibus Plan.

Change of Control. In the event of a change of control, or other changes in Lion or the outstanding Lion Common Shares by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change, Lion’s Board will have the power, in its sole discretion, to modify the terms of the Omnibus Plan and/or the awards granted thereunder, including to cause the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an award. Lion’s Board will be entitled, at its discretion, to accelerate the time of exercisability of an award, redeem in whole or in part outstanding awards, cancel awards that remain subject to a restricted period, and make such adjustments to awards then outstanding as Lion’s Board deems appropriate to reflect the change of control or other such event, including providing for the substitution, assumption, or continuation of awards by the successor company or a parent or subsidiary thereof.

Trigger Events. The Omnibus Plan will provide that, except as otherwise determined by the Board, upon the termination for cause of a participant, any awards granted to such participant, whether vested or unvested, will automatically terminate. The Omnibus Plan will further provide that upon a participant’s termination of employment without cause, or upon the resignation or retirement of a participant, Lion’s Board may determine, in its sole discretion, that (i) a portion of the PSUs, RSUs and/or DSUs granted to such participant will immediately vest, (ii) all unvested options will be forfeited, and (iii) vested options will remain exercisable until the earlier of 90 days (30 days for a resignation or retirement) after the termination date or the expiration date of the options. Finally, upon a participant’s termination of employment as a result of death or disability, except as otherwise determined by the Board, (i) all rights, title and interest in the options granted to such participant which are unvested will continue to vest in accordance with the terms of the Omnibus Plan and the participant’s grant agreement, for a period of up to two years, (ii) vested options (including such options that vest during the period following the termination date) will remain exercisable until the earlier of (A) two years after the termination date, and (B) the expiry date of the options, and (iii) a portion of PSUs, RSUs and/or DSUs granted to the participant will immediately vest, as determined by Lion’s Board.

Amendments and Termination. The Omnibus Plan terminates in accordance with its terms on the 10th anniversary of the date it was adopted by the Lion Board. Lion’s Board will be entitled to suspend or terminate the Omnibus Plan at any time, or from time to time amend or revise the terms of the Omnibus Plan or of any granted award, provided that no such suspension, termination, amendment or revision will be made, (i) except in compliance with applicable law and with the prior approval, if required, of the shareholders, the NYSE or any other regulatory body having authority over Lion, and (ii) if it would adversely alter or impair the rights of any participant, without the consent of the participant except as permitted by the terms of the Omnibus Plan.

Lion’s Board will be required to obtain shareholder approval to make the following amendments:

•	any increase in the maximum number of Lion Common Shares issuable pursuant to the Omnibus Plan, including any amendment to the maximum number of Lion Common Shares expressed as a fixed percentage;

•

except for adjustments permitted by the Omnibus Plan, any reduction in the exercise price of an option or any cancellation of an option and replacement of such option with an option with a lower exercise price, to the extent such reduction or replacement benefits an insider;

•	any extension of the term of an award beyond its original expiry date, to the extent such amendment benefits an insider;

•	any increase in the maximum number of Lion Common Shares that may be issuable to insiders pursuant to the insider participation limit;

•

any amendment which increases the maximum number of Lion Common Shares that may be issuable upon exercises of options issued under the Omnibus Plan as incentive stock options intended to meet the requirements of Section 422 of the U.S. Internal Revenue Code of 1986;

•	any amendment to the Omnibus Plan’s amendment provisions; and

•	any amendment which modifies the definition of eligible participant used for purposes of determining eligibility for the grant of any award under the Omnibus Plan.

Except as specifically provided in a grant agreement approved by Lion’s Board, awards granted under the Omnibus Plan will generally not be transferable other than by will or the laws of succession.

Director Compensation Table

Name and Principal Position	Fiscal Year ended Dec. 31,	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sheila C. Bair Director	2020	25,000	—	115,203	(1)	—	—	—	140,203	(2)

(1)

On September 9, 2020, Sheila C. Bair was granted options entitling her to purchase, subject to any vesting conditions, 10,000 Lion Common Share at an option exercise price per Lion Common Share of $23.36. Assuming the completion of the Lion Pre-Closing Reorganization, Sheila C. Bair will hold options entitling her to purchase, subject to any vesting conditions, 41,289 Lion Common Shares at an option exercise price per Lion Common shares of $5.66.

(2)

In addition to the compensation paid by Lion to Sheila C. Bair as compensation for her services as a director of Lion, Power Sustainable Capital Inc. (“Power Sustainable”), the parent company of Power Energy, agreed to grant Ms. Bair stock appreciation rights (“SARs”) of Power Sustainable relating to Power Energy’s Lion Common Shares. Pursuant to such SARs, Ms. Bair will be entitled, on December 15, 2025 and in proportion to the then applicable number of vested SARs, to receive from Power Sustainable a cash amount to be determined based on the increase in the fair market value attributable to the interests held by Power Energy in Lion between January 1, 2020 and December 15, 2025. The SARs will vest in five equal tranches over a five year period on January 1 of each year, starting on January 1, 2021, subject to Ms. Bair’s continued directorship with Lion. Ms. Bair is not an employee or a director of, or otherwise entitled to receive any consultant or similar compensation from, Power Sustainable or any of its affiliates, including Power Energy. Lion is not party to this arrangement between Ms. Bair and Power Sustainable nor is Lion responsible for any payment in connection with such SARs.

Historically, Lion has not had a formal compensation policy with respect to service on Lion’s Board. Lion’s board of directors will adopt a formal director compensation policy for non-employee directors to be effective following the completion of the Business Combination. During the year ended December 31, 2020, no non-employee director of Lion received any compensation or perquisite for his or her services as a member of the board of directors of Lion, except for Sheila C. Bair, who received 10,000 stock options pursuant to the Legacy Plan and additional compensation paid in cash in the amount of $25,000.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of Lion will be managed by or under the supervision of Lion’s Board. The following table sets forth the name, age and position of each of the expected directors and executive officers of Lion upon consummation of the Business Combination as of the date hereof.

Name	Age	Position
Executive Officers
Marc Bedard	57	CEO—Founder and Director
Nicolas Brunet	39	Executive Vice-President and Chief Financial Officer
Yannick Poulin	39	Chief Operating Officer

Non-Employee Directors
Sheila Colleen Bair(1)(3)(7)	66	Director
Christopher Jarratt(2)(5)(7)	62	Director
Pierre Larochelle	49	Director and Chairman of Lion’s Board
Pierre-Olivier Perras(2)(3)	51	Director
Michel Ringuet(1)(4)(7)	62	Lead Director
Ian Robertson(1)(3)(6)(7)	61	Director
Pierre Wilkie(2)(7)	60	Director

(1)	Member of the audit committee, effective upon the Closing.
(2)	Member of the human resources and compensation committee, effective upon the Closing.
(3)	Member of the nominating and corporate governance committee, effective upon the Closing.
(4)	Chair of the audit committee, effective upon the Closing.
(5)	Chair of the human resources and compensation committee, effective upon the Closing.
(6)	Chair of the nominating and corporate governance committee, effective upon the Closing.
(7)

Independent director for the purposes of National Instrument 58-101—Disclosure of Corporate Governance Practices of the Canadian Securities Administrators and NYSE Listing Rules. See “Management—Corporate Governance—Director Independence.”

Executive Officers

Marc Bedard. Marc Bedard has served as Lion’s CEO—Founder and as a member of Lion’s Board since Lion’s incorporation in 2008. Prior to founding Lion, Mr. Bedard served as vice-president and chief financial officer of Les Entreprises Barette Ltée, a leading manufacturer of wood and vinyl products for construction and exterior use in North America, from 2003 to 2007. Previously, Mr. Bedard was a partner at Pricewaterhouse LLP, a national partnership of professional accountants and consultants, from 1996 to 2003. Mr. Bedard is a certified chartered professional accountant and has been a member of the Ordre des comptables professionnels agréés du Québec since 1987. Mr. Bedard holds a Bachelor of Business Administration from the École des Hautes Études Commerciales (HEC), Université de Montréal. Mr. Bedard has served as member of Lion’s Board since 2008.

Lion’s Board believes that Mr. Bedard is well qualified to serve on Lion’s Board due to his experience as CEO—Founder and director of Lion since Lion’s incorporation, his significant experience in the electric vehicle industry, and his leadership and business expertise.

Nicolas Brunet. Nicolas Brunet is the Executive Vice-President and Chief Financial Officer of Lion since 2019. Prior to joining Lion, he was a Managing Director in BMO Capital Markets’ Montréal Investment and Corporate Banking Group, specializing in capital markets advisory and financing solutions. Mr. Brunet held various positions in the field of investment banking from 2004 to 2019, both at BMO Capital Markets and at NM Rothschild & Sons. From 2012 to 2020, Nicolas sat on the Board of the Fondation Jeunes en Tête, a non-profit organization focused on the mental well-being of Québec’s youth, and acted as its treasurer from 2015 to 2020. Nicolas holds a Bachelor of Commerce from McGill University and graduated with Great Distinction.

Yannick Poulin. Yannick Poulin has served as Lion’s Chief Operating Officer since April 2016. From October 2013 to April 2016, Mr. Poulin held positions of increasing responsibility at Paradox Security Systems, an international security and alarm systems manufacturer and solutions provider, including the position of chief operating officer and plant general manager. Previously, Mr. Poulin held various positions related to production and manufacturing at Electrolux, an international home appliance manufacturer. Mr. Poulin holds a bachelor of business administration from the John Molson School of Business, Concordia University.

Non-Employee Directors

Sheila Colleen Bair. Sheila Colleen Bair has served as a member of Lion’s Board since September 2020. Sheila C. Bair is a corporate director. Ms. Bair was President of Washington College from August 2015 to June 2017. Prior to that, she was Senior Advisor to The Pew Charitable Trusts for four years. Ms. Bair was also Senior Advisor to DLA Piper, an international law firm. Ms. Bair was the Chair of the Federal Deposit Insurance Corporation from June 2006 to July 2011. From 2002 to 2006, she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury from 2001 to 2002, Senior Vice President for Government Relations of the New York Stock Exchange from 1995 to 2000, Commissioner of the Commodity Futures Trading Commission from 1991 to 1995, and as counsel to Kansas Republican Senate Majority Leader Bob Dole from 1981 to 1988. Ms. Bair also serves on the boards of directors of Bunge Limited, where she serves on the audit and risk committees, Host Hotels & Resorts, Inc., where she serves on the audit and nominating and corporate governance committees, and Fannie Mae, where she serves as board chairwomen and on the nomination, compensation and risk committees. Ms. Bair previously served on the board of director of Thomson Reuters Corporation, where she served as chair of the risk committee. Ms. Bair holds a bachelor’s degree and law degree from the University of Kansas.

Lion’s Board believes Ms. Bair is qualified to serve on Lion’s Board based on her extensive experience in global capital markets, financial risk management, regulation and public policy as well as her financial expertise, together her experience on the boards of directors of several public and private companies.

Christopher Jarratt. Christopher Jarratt will become a member of Lion’s Board effective as of Closing. One of NGA’s founders, Mr. Jarratt is an active senior business professional and the chair of the board of Northern Genesis II. Mr. Jarratt co-founded Algonquin Power Corporation Inc. in 1988, and previously served as a director and Executive Vice Chair for Algonquin Power & Utilities Corp. from October 2009 through November 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. Mr. Jarratt brings more than 30 years of experience in the origination, development and operations of global infrastructure investment initiatives and is committed to the concept of best of class governance and sustainable investing. Mr. Jarratt previously served on the board of directors of Atlantica Sustainable Infrastructure plc. Mr. Jarratt is a professional engineer and holds an engineering degree from the University of Guelph. In addition, Mr. Jarratt holds the designation of Chartered Director from McMaster University.

Lion’s Board believes that Mr. Jarrat is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in engineering and public company governance and his previous experience serving on the boards of directors of public companies.

Pierre Larochelle. Pierre Larochelle has served as a member of Lion’s Board since October 2017. Mr. Larochelle serves and will continue to serve upon Closing as Chairman of Lion’s Board. Mr. Larochelle has been President and Chief Executive Officer of Power Energy since 2012 and as Partner, Co-Head of Energy Infrastructure at Power Sustainable Capital Inc., the parent company of Power Energy and a wholly-owned subsidiary of Power Corporation of Canada. Prior to joining Power Corporation of Canada, Mr. Larochelle was President and Chief Executive Officer at Adaltis Inc., a position he held between November 2003 and February 2009. Previously, he also held the positions of Vice-President, Business Development at Picchio Pharma Inc. and Vice-President, Mergers and Acquisitions for Credit Suisse First Boston in London, England. Mr. Larochelle started his career as a lawyer, at the Montréal offices of Ogilvy Renault. Mr. Larochelle also serves on the board of directors of Bellus Health Inc. Mr. Larochelle holds a law degree from Université de Montréal, a masters degree in international business law from McGill University and an MBA degree from INSEAD in Fontainebleau, France.

Lion’s Board believes that Mr. Larochelle is qualified to serve on Lion’s Board based on his extensive corporate governance and executive leadership experience, together with his experience on the boards of directors of several public and private companies.

Pierre-Olivier Perras. Pierre-Olivier Perras has served as a member of Lion’s Board since January 2021. Since 2019, Mr. Perras serves as President of Power Energy and, since 2020, Mr. Perras serves as Partner, Co-Head of Energy Infrastructure at Power Sustainable Capital Inc. Prior to joining Power Energy, Mr. Perras worked at BMO Capital Markets, for over two decades, where he held various leadership positions in the Investment and Corporate Banking Group, in his last role he was Head of the Power, Utilities and Infrastructure Group, leading an international team across North America and Europe . Prior to joining BMO Capital Markets, Mr. Perras was a senior consultant analyst with an actuarial consultant. As part of his role at Power Energy, Mr. Perras also serves as Chairman of the board of directors of Nautilus Solar Energy and sits on the boards of Lumenpulse Inc. and Potentia Renewables Inc. Mr. Perras holds a Master of Business Administration degree from McGill University and a Bachelor of Science in Actuarial Sciences from Laval University. He is a Chartered Financial Analyst (CFA).

Lion’s Board believes that Mr. Perras is qualified to serve on Lion’s Board based on his mergers and acquisitions and corporate finance expertise, together with his experience on the boards of directors of several private companies and charitable organizations.

Michel Ringuet. Michel Ringuet has served as a member of Lion’s Board since October 2017. From 2006 to 2016, Mr. Ringuet served as Chief Executive Officer of Master Group Inc., a leader in the distribution of HVAC/R equipment in eastern Canada, where he also served from 1990 to 2006 as Vice-President Finance and Administration. Today, Mr Ringuet is still involved with the company as a shareholder, a corporate director (Mr. Ringuet will be appointed independent Lead Director effective as of Closing) and as Chairman of the Audit Committee. Prior to joining the Master Group, Mr. Ringuet worked in various finance and investment departments at the National Bank of Canada and Bank of Montréal. Mr. Ringuet serves as a director of Lumenpulse Inc., where he served on the audit committee while the company was listed on the TSX. Mr. Ringuet holds a bachelor’s degree in administration from Université Laval and an MBA from McGill University.

Lion’s board of directors believes that Mr. Ringuet is qualified to serve on Lion’s Board based on his extensive financial and investment expertise, together with his experience on the boards of directors of several public and private companies.

Ian Robertson. Ian Robertson will become a member of Lion’s Board effective as of Closing. One of NGA’s founders, Mr. Robertson has served as NGA’s Vice Chair since June 2020 and as member of NGA’s board of directors since NGA’s formation in May 2020. Mr. Robertson is an active senior business professional and currently leads InfraStar Investments, an infrastructure investment fund management company, and is the Chief Executive Officer and a member of the board of Northern Genesis II. Mr. Robertson co-founded Algonquin Power Corporation Inc. in 1988 and previously served as Chief Executive Officer and Director of Algonquin Power & Utilities Corp. from October 2009 through July 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. He has more than 30 years of experience in the origination and execution of global infrastructure investment initiatives and is committed to the concept of sustainable investing. Mr. Robertson previously served on the board of directors of Atlantica Sustainable Infrastructure plc. Mr. Robertson holds an electrical engineering degree from the University of Waterloo, a Master of Business Administration from York University, and a Master of Law from the Law School of the University of Toronto. He is a professional engineer and holds a Chartered Financial Analyst designation.

Lion’s Board believes that Mr. Robertson is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in public company governance and his previous experience serving on the boards of directors of public companies.

Pierre Wilkie. Pierre Wilkie has served as a member of Lion’s Board since May 2019. Mr. Wilkie is a serial entrepreneur who has founded or participated in the creation of many enterprises, including in the manufacturing industry. He is currently the co-owner of M.A.C. Métal Architectural Inc. He also serves as the President of Déco Nat Inc. Prior to that, he acted as the co-president of Laboratoire Dr Renaud Inc. Mr. Wilkie sits on the board of directors of M.A.C. Métal Architectural Inc. and other private enterprises. Mr. Wilkie holds a bachelor’s degree in Economy and Finance from the École des Hautes Études Commerciales (HEC), Université de Montréal.

Lion’s Board believes that Mr. Wilkie is qualified to serve on Lion’s Board based on his substantial business, leadership and management expertise, together with his strong background in the manufacturing industry.

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion, has, within the 10 years prior to the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

None of the directors or executive officers of Lion, and to the best of Lion’s knowledge, no shareholder holding a sufficient number of securities to affect materially the control of Lion is, as at the date of this prospectus, or has been within the 10 years before the date of this proxy statement/prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Foreign Private Issuer Status

The NYSE Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as Lion, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that Lion discloses any significant ways in which its corporate governance practices differ from the NYSE Listing Rules that it does not follow. When Lion’s Common Shares are listed on the NYSE, Lion intends to follow Canadian corporate governance practices in respect of the following:

•	the majority independent director requirement under the NYSE Listing Rules;

•	the requirement under the NYSE Listing Rules that a compensation committee be comprised solely of independent directors; and

•	the requirement under the NYSE Listing Rules that director nominees be selected or recommended for selection by a nominations committee comprised solely of independent directors.

If at any time Lion ceases to be a foreign private issuer, Lion will take all action necessary to comply with the SEC and NYSE rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

The NYSE Listing Rules generally require that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s voting shares that is sufficiently high to ensure a representative vote. Pursuant to the NYSE Listing Rules, Lion, as a foreign private issuer, has elected to comply with practices that are permitted under Canadian securities laws in lieu of the provisions of NYSE. Lion’s by-laws, to be effective at closing of the Business Combination, will provide that a quorum of shareholders shall be at least two holders present in person or represented by proxy who, together, hold not less than 25% of the votes attaching to Lion’s outstanding shares entitled to be voted at the meeting. Lion may in the future decide to use other foreign private issuer exemptions with respect to some of the other NYSE Listing Rules. Following Lion’s home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE Listing Rules applicable to U.S. domestic issuers.

Corporate Governance

The Canadian securities regulatory authorities have issued corporate governance guidelines pursuant to National Policy 58-201—Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101—Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. Lion recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, Lion has adopted, or will be adopting at Closing, certain corporate governance policies and practices which reflect its consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing Lion’s expected approach to corporate governance in relation to the Corporate Governance Guidelines.

Board Composition

The business and affairs of Lion will be managed by or under the supervision of Lion’s Board following completion of the Business Combination. Under Lion’s articles, to be effective at Closing, Lion’s Board is to consist of a minimum of three and a maximum of 20 directors as determined from time to time by the directors. Immediately after Closing, Lion’s Board will consist of eight directors: Sheila Colleen Bair, Marc Bedard, Christopher Jarratt, Pierre Larochelle, Pierre-Olivier Perras, Ian Robertson, Michel Ringuet and Pierre Wilkie. Mr. Larochelle currently serves and will continue to serve upon Closing as Chairman of Lion’s Board. The primary responsibilities of Lion’s Board will be to provide oversight, strategic guidance, counseling and direction to Lion’s management. Lion’s board of directors will meet on a regular basis and additionally as required.

Under the Business Corporations Act (Québec), between annual general meetings of Lion’s shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one third of the number of directors elected at the previous annual meeting of shareholders. The directors are appointed at the annual general meeting of shareholders and the term of office for each of the directors will expire at the time of Lion’s next annual shareholders meeting.

Certain aspects of the composition and functioning of Lion’s Board will be subject to the rights of PEC and 9368-2672 under the Nomination Rights Agreement to be entered into at Closing among Lion and such shareholders. For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital—Nomination Rights.”

In addition, Lion has entered into on November 30, 2020 the Stockholder Support and Lock-Up Agreement pursuant to which Lion has agreed, in respect of any meeting of shareholders at which directors of the board of directors of Lion are to be elected, prior to and including the annual general meeting of Lion to be held during the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of the board of directors of Lion. For more information about the Stockholder Support and Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Support and Lock-Up Agreement.” Subject to such agreements, nominees for election as directors will be recommended to Lion’s Board by Lion’s nominating and corporate governance committee in accordance with the provisions of applicable corporate law and the charter of the nominating and corporate governance committee. For more information about the nominating and corporate governance committee, see the section entitled “Management after the Business Combination—Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

Director Independence

Under the NYSE Listing Rules, an independent director means a person who, in the opinion of Lion’s Board, has no material relationship with Lion. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110—Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with Lion which could, in the view of Lion’s Board, be reasonably expected to interfere with the exercise of such director’s independent judgement. Lion’s Board agrees with this approach to assessing director independence.

Based on information provided by each director concerning his or her background, employment and affiliations, Lion’s Board has determined that of the eight directors who will serve on Lion’s Board effective as of Closing, five directors will be considered “independent” as that term is defined under the NYSE Listing Rules and NI 58-101, namely Ms. Sheila Colleen Bair and Messrs. Christopher Jarratt, Michel Ringuet, Ian Robertson and Pierre Wilkie. In making this determination, Lion’s Board considered the current and prior relationships that each such non-employee director has with Lion and all other facts and circumstances that Board deemed relevant in determining their independence.

Marc Bedard is considered non-independent due to the fact that he acts as the CEO–Founder of Lion. Pierre Larochelle and Pierre-Olivier Perras are considered non-independent under the NYSE Listing Rules and NI 58-101 due to their relationship with Power Energy.

Seven of the eight proposed members of the Board are not members of Lion’s management. Lion’s Board believes that, except for Mr. Bedard, all of the individuals who will serve on Lion’s Board following Closing are independent of management, and have no other relationships that could reasonably interfere with the exercise of their independent judgment in discharging their duties to Lion. The following table shows which Directors are independent of management, which Directors are independent of management but are not considered independent within the meaning of the NYSE Listing Rules and NI 58-101, and the reason for such non-independence of individual Directors

Director	Independent of Management	Independent	Non-independent	Reason for Non-independence
Within the NYSE Listing Rules and NI 58-101
Marc Bedard			✓	CEO–Founder of Lion
Sheila Colleen Bair	✓	✓
Christopher Jarratt	✓	✓
Pierre Larochelle	✓		✓	Executive of Power Energy
Pierre-Olivier Perras	✓		✓	Executive of Power Energy
Michel Ringuet	✓	✓
Ian Robertson	✓	✓
Pierre Wilkie	✓	✓

Lion’s Board believes that given its size and structure, it is able to facilitate independent judgement in carrying out its responsibilities and will continue to do so following Closing. To enhance such independent judgement, the independent members of Lion’s Board may meet in the absence of senior executive officers or any non-independent directors.

In addition, considering that the Chairman of the Board is considered non-independent, the Board has determined that Mr. Michel Ringuet will be appointed as independent Lead Director effective as of Closing in order to ensure appropriate leadership for the independent directors. Prior to closing, Lion’s Board will adopt a written position description for the Lead Director. His primary functions will be to provide leadership to the directors to enhance the effectiveness and independence of the Board, to facilitate the efficient functioning of the Board, to ensure that there is an effective relationship between management and the members of the Board and to advise the Chairman of the Board on the appropriate flow of information to the Board.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before Lion’s Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by Lion’s Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the Business Corporations Act (Québec) regarding conflicts of interest.

Certain members of Lion’s Board are also members of the board of directors of other public companies. See the section entitled “Management After the Business Combination”. Lion’s Board has not adopted a director interlock policy but is keeping informed of other public directorships held by its members.

Based on information provided by each director concerning his or her background, employment and affiliations, Lion’s Board has determined that of the eight directors on Lion’s Board, Marc Bedard, Pierre Larochelle and Pierre-Olivier Perras will not be considered “independent” as that term is defined under the NYSE Listing Rules and NI 58-101 as a result of their respective relationships with Lion. Certain members of Lion’s Board are also members of the board of directors of other public companies. Lion’s Board has not adopted a director interlock policy but is keeping informed of other public directorships held by its members.

Insider Trading Policy

Upon closing of the Business Combination, Lion intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about Lion; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of Lion, during a restricted period.

Diversity

Lion recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the nominating and corporate governance committee will, when identifying candidates to nominate for election to Lion’s Board or appoint as senior management or in its review of senior management succession planning and talent management:

•

consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to Lion’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•	consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

•

consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to Lion’s Board or for appointment as senior management and in general with regard to succession planning for Lion’s Board and senior management; and

•

as required, engage qualified independent external advisors to assist Lion’s Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

Lion does not expect to adopt formal targets regarding the number of women on Lion’s Board or in executive officer positions because it believes the nominating and corporate governance committee and management will generally identify, evaluate and recommend candidates that, as a whole, consist of individuals with various and relevant career experience, industry knowledge and experience, and financial and other specialized experience, while taking diversity, including gender diversity, into account. Upon closing of the Business Combination, Lion will have one woman on its board of directors and 0 as executive officer, representing 12,5% of Lion’s directors and 0% of its senior management team.

Director Term Limits and Other Mechanisms of Board Renewal

Lion’s Board has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee will seek to maintain the composition of Lion’s Board in a way that provides, in the judgement of Lion’s Board, the best mix of skills and experience to provide for Lion’s overall stewardship. Lion’s nominating and corporate governance committee also is expected to conduct a process for the assessment of Lion’s Board, each committee and each director regarding his, her or its effectiveness and performance, and to report evaluation results to Lion’s Board.

Mandate of Lion’s Board

Lion’s Board is responsible for supervising the management of Lion’s business and affairs, including providing guidance and strategic oversight to management. Lion’s Board will adopt a formal mandate that includes the following:

•	adopting a strategic planning process, approving the principal business objectives for the company and approving major business decisions and strategic initiatives;

•

appointing the Chief Executive Officer of the company and developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting, and reviewing the performance of the Chief Executive Officer against such goals and objectives;

•	overseeing communications with shareholders, other stakeholders, analysts and the public, including the adoption of measures for receiving feedback from stakeholders; and

•

monitoring the implementation of procedures, policies and initiatives relating to corporate governance, risk management, corporate social responsibility, health and safety, ethics and integrity appointing the Chief Executive Officer.

Lion’s Board expects to develop prior to closing written position descriptions for the Chairman of Lion’s Board and the chairperson of the board committees. Their primary roles will be to manage the affairs of Lion’s Board or of such relevant committee, including ensuring Lion’s Board or such committee is organized properly, functions effectively and meets its obligations and responsibilities. Each committee shall have a chairperson that will conduct the affairs of the applicable committee in accordance with the charter of such committee.

Lion’s Board and CEO—Founder have not developed at this time a written position description for the CEO—Founder or for other executive officers. The role of the CEO—Founder is delineated on the basis of customary practice. Lion’s Board considers that the role and responsibilities of the CEO—Founder are to develop the company’s strategic plans and policies and recommending such plans and policies to Lion’s Board, provide executive leadership, oversee a comprehensive operational planning and budgeting process, supervise day-to-day management, report relevant matters to Lion’s Board, facilitate communications between Lion’s Board and the senior management team, and identify business risks and opportunities and manage them accordingly, and has communicated the same to the CEO—Founder.

Orientation and Continuing Education

Following Closing, Lion will implement an orientation program for new directors under which a new director will meet with the Chairman and members of senior management. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of the company and its business, the role of Lion’s Board and its committees, and the contribution that an individual director is expected to make. The nominating and corporate governance committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of Lion’s business remains current. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Code of Business Conduct and Ethics

In connection with the closing of the Business Combination, Lion will adopt a Code of Business Conduct and Ethics (“Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out Lion’s fundamental values and standards of behavior that are expected from Lion’s directors, officers and employees with respect to all aspects of Lion’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining Lion’s integrity, reputation and honesty with a goal of honoring others’ trust in Lion at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

Lion’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to Lion’s Board for consideration. The audit committee will also assist Lion’s Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to Lion’s directors or executive officers, which shall be subject to review by Lion’s Board as a whole).

Board Committees

Upon closing of the Business Combination, Lion’s Board will have three standing committees: the audit committee, the human resources and compensation committee, and the nominating and corporate governance committee. Each of the committees operates under its own written charter adopted by Lion’s Board, each of which will be available on Lion’s website following Closing.

Audit Committee. Upon Closing, Lion’s audit committee will be composed of Michel Ringuet, Sheila Bair and Ian Robertson, with Michel Ringuet serving as chairperson of the committee. Lion’s Board has determined that all such directors meet the independence requirements under the NYSE Listing Rules, NI 52-110 and under Rule 10A-3 of the Exchange Act. Lion’s Board has determined that Sheila Bair is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable NYSE Listing Rules. Lion will comply with NI 52-110 and intend to rely on the exemptions for U.S. listed issuers thereunder. The audit committee’s responsibilities upon closing of the Business Combination will include:

•

appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of Lion’s independent accountants;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by Lion’s independent registered public accounting firm;

•

establishing procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by Lion’s employees of concerns regarding questionable accounting or auditing matters;

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee;

•	reviewing Lion’s financial reporting processes and internal controls;

•	establishing, overseeing and dealing with issues related to the company’s code of ethics for managers and financial officers;

•	reviewing and approving related-party transactions or recommending related-party transactions for review by independent members of Lion’s Board; and

•	providing an open avenue of communication among the independent accountants, financial and senior management and Lion’s Board.

Human Resources and Compensation Committee. Upon closing of the Business Combination, Lion’s human resources and compensation committee will be composed of Chris Jarratt, Pierre Wilkie and Pierre-Olivier Perras, with Chris Jarratt serving as chairperson of the committee. Its primary purpose, with respect to compensation, will be to assist Lion’s Board in fulfilling its oversight responsibilities and to make recommendations to Lion’s Board with respect to the compensation of Lion’s directors and executive officers. The principal responsibilities and duties of the human resources and compensation committee upon closing of the Business Combination will include:

•	establishing and reviewing Lion’s overall compensation philosophy;

•

evaluating Lion’s CEO—Founder’s and other executive officer’s performance in light of the goals and objectives established by Lion’s board of directors and, based on such evaluation, with appropriate input from other independent members of Lion’s board of directors, determining the CEO—Founder’s and other executive officer’s compensation;

•	reviewing management’s assessment of existing management resources and succession plans;

•

administering Lion’s equity-based and incentive compensation plans and making recommendations to Lion’s Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•	reviewing executive compensation disclosure before the company publicly discloses this information; and

•	engaging independent counsel and other advisers, as necessary and determining funding of various services provided by accountants or advisers retained by the committee.

Nominating and Corporate Governance Committee. Upon closing of the Business Combination, Lion’s nominating and corporate governance committee will be composed of Ian Robertson, Sheila Bair and Pierre-Olivier Perras, with Ian Robertson serving as chairperson of the committee. The nominating and corporate governance committee’s responsibilities upon closing of the Business Combination will include:

•	developing and recommending to Lion’s Board criteria for board and committee membership;

•	recommending to Lion’s Board the persons to be nominated for election as directors and to each of the committees of Lion’s Board;

•	assessing the independence of directors within the meaning of securities laws and stock exchange rules as applicable;

•	considering resignations by directors submitted pursuant to Lion’s majority voting policy, and making recommendations to Lion’s Board as to whether or not to accept such resignations;

•	reviewing and making recommendations to the board of directors in respect of Lion’s corporate governance principles;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	performing an evaluation of the performance of the committee; and

•	overseeing the evaluation of Lion’s Board and its committees.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement with National Bank of Canada

Lion is party to a credit agreement originally dated as of February 25, 2019, as amended on September 23, 2019, May 15, 2020, August 25, 2020, December 2, 2020 and December 18, 2020 (the “Credit Agreement”), with National Bank of Canada (“NBC”), as lender. The Credit Agreement provides for the following credit facilities (i) a C$35 million operating revolving facility, (ii) a C$45 million term loan facility, and (iii) a C$10 million additional term loan facility. The operating revolving credit facility includes a sub-facility for standby letters of credit with an aggregate cap of C$500,000 (or the equivalent in other approved currencies). Such credit facilities bear interest at floating rates by reference to the Canadian prime rate or the US prime rate, as applicable, plus a margin of 1.0% for the operating revolving facility, 9.0% for the term facility and 3.0% for the additional term facility. The credit facilities mature on April 30, 2021. The obligations under the Credit Agreement are secured by a first priority security interest, hypothec and lien on substantially all of Lion’s property and assets, except for certain tax credits and government grants on which it holds a second priority security interest, hypothec and lien subject to the first priority security of Finalta under the loans made by it. As of December 31, 2020, there was C$23,300,452 outstanding under the operating revolving credit facility, C$20,000,000 outstanding under the term loan facility and C$10,000,000 outstanding under the additional term loan facility.

The Credit Agreement imposes certain customary restrictions and negative covenants on Lion’s activities, including, but not limited to, and subject to certain exceptions, baskets and thresholds, Lion’s ability to: incur certain indebtedness, permit to exist certain liens, engage in certain fundamental changes, conclude acquisitions or investments, make dividends or distributions, enter into certain affiliate transactions or make certain dispositions. The Credit Agreement also requires Lion to maintain certain financial ratios. In connection with the third amendment to the credit agreement dated December 2, 2020, NBC waived any default or any event of default resulting from the failure by Lion to maintain such financial ratios until the maturity date. The Credit Agreement also provides for customary events of default, in each case, subject to customary grace periods, baskets and materiality thresholds. Upon the occurrence and during the continuance of an event of default, NBC is entitled to demand the immediate repayment of all amounts owing to it under the Credit Agreement and/or it may exercise its other rights, remedies and/or recourses.

Loan Agreement with Finalta Capital Fund, L.P.—December 2018

Lion is party to a loan agreement dated as of December 5, 2018 with Finalta, as lender, which finances certain refundable tax credits and grants under government programs. The loan agreement provides for a loan in the principal amount of C$2,702,000. The loan bears interest at a rate equal to the prime rate of Finalta’s financial institution plus 6.55%, which rate may be reduced if certain financial covenants are met. The loan matures on the earlier of (a) 18 months after the end of the last fiscal year covered by the loan agreement, (b) the date of receipt by Lion of the financed tax credits or (c) upon the occurrence of an event of default that is not cured within the applicable cure period. The obligations thereunder are secured by a first priority security interest, hypothec and lien in tax credits and government grants and a second priority security interest, hypothec and lien in substantially all other property and assets. As of December 31, 2020, there was C$1,072,000 outstanding under this Finalta loan agreement.

The loan agreement imposes certain customary restrictions and negative covenants on Lion’s activities, including, but not limited to, and subject to certain exceptions, baskets and thresholds, Lion’s ability to: incur certain indebtedness, permit to exist certain liens, engage in certain fundamental changes, make dividends or distributions, or enter into certain affiliate transactions. The loan agreement also provides for customary events of default, in each case, subject to customary grace periods, baskets and materiality thresholds. Upon the occurrence and during the continuance of an event of default, Finalta is entitled to demand the immediate repayment of all amounts owing to it under the credit agreement and/or it may exercise its other rights, remedies and/or recourses.

Loan Agreement with Finalta Capital Fund, L.P.—May 2020

Lion is party to a loan agreement dated as of May 31, 2020 with Finalta, as lender, which finances certain refundable tax credits and grants under government programs. The loan agreement provides for a revolving credit facility in the maximum principal amount of C$13,000,000. The facility bears interest at the fixed annual rate of 9.0% (less certain guarantee costs). The loan matures on May 31, 2022 or earlier in certain circumstances specified therein, including upon the occurrence of an event of default which is not cured within the applicable cure period. The obligations thereunder are secured by a first priority security interest, hypothec and lien in tax credits and government grants and a second priority security interest, hypothec and lien in substantially all other property and assets. As of December 31, 2020, there was C$12,212,405 outstanding under this Finalta loan agreement.

The loan agreement imposes certain customary restrictions and negative covenants on Lion’s activities, including, but not limited to, and subject to certain exceptions, baskets and thresholds, Lion’s ability to: incur certain indebtedness, permit to exist certain liens, engage in certain fundamental changes, make dividends or distributions, or enter into certain affiliate transactions. The loan agreement also provides for customary events of default, in each case, subject to customary grace periods, baskets and materiality thresholds. Upon the occurrence and during the continuance of an event of default, Finalta is entitled to demand the immediate repayment of all amounts owing to it under the loan agreement and/or it may exercise its other rights, remedies and/or recourses.

Convertible Debt Instruments with Investissement Québec

Lion entered into the Convertible Debenture in the amount of C$20 million with Investissement Québec, as lender, on September 1, 2020. The Convertible Debenture has an initial term to maturity of three years and bears interest at a rate of 15% per annum for the first year, and 18% thereafter, subject to the terms and conditions set out therein. The Convertible Debenture can be converted in whole or in part into Lion Common Shares in certain circumstances, including in the event of a qualified financing (as defined in the Convertible Debenture) or a liquidity event (as defined in the Convertible Debenture), at a conversion price per share as set forth in the Convertible Debenture.

Lion entered into the Convertible Loan in the amount of C$5 million with Investissement Québec, as lender, on March 3, 2020. The Convertible Loan has a term to maturity of five years and bears interest at a rate of 7.5% per annum, compounded monthly. The Convertible Loan, including any interest owed thereunder, is convertible at Investissement Québec’s discretion in certain circumstances, including a liquidity event of Lion or a default of Lion thereunder, at a conversion price per share as set forth in the Convertible Loan. The Convertible Loan may be repaid in full at any time by Lion by paying to Investissement Québec the capital and accrued interest, together with an early repayment premium.

In connection with the Business Combination, Lion and Investissement Québec have agreed that, subject to certain terms and conditions and the participation of Investissement Québec in the PIPE Financing, the Convertible Debenture and the Convertible Loan will be repaid upon Closing. Such repayments are conditional upon, among other things, the closing of the Business Combination and the PIPE Financing and Lion having provided, on or prior to Closing, a written undertaking in favour of Investissement Québec to: (i) maintain its head office and principal decision making center in the Province of Québec until the earlier of (a) the date on which Investissement Québec ceases to hold at least 50% of the Lion Common Shares it held as of Closing (including, for greater certainty, the Lion Common Shares acquired in the PIPE Financing and any shares which Investissement Québec may acquire from time to time through a treasury issuance of Lion), and (b) the date on which, at any time after the date that is five years after the date of Closing, Lion’s Board determines, in good faith, that maintaining Lion’s head office or its principal decision making center in the Province of Québec would be incompatible with the exercise of its fiduciary duties under applicable laws; (ii) build and operate its first battery manufacturing and development plant in the Province of Québec; and (iii) invest in its Québec-based production capacity such that it can satisfy demand originating from Canadian-based clients through its Québec plant(s).

DESCRIPTION OF SHARE CAPITAL OF LION

Lion was incorporated on July 28, 2008 under the Business Corporations Act (Québec) under the name “Lion Buses Inc.” On November 24, 2020, Lion changed its name to The Lion Electric Company. Immediately prior to the Effective Time, Lion will implement the Lion Pre-Closing Reorganization in order to, among other things, effective as of the Effective Time, (i) amend and restate the articles of Lion substantially in the form set forth in Annex C to this proxy statement/prospectus in order to, notably, amend Lion’s share capital on terms described below and (ii) adopt new bylaws substantially in the form set forth in Annex D to this proxy statement/prospectus.

The following description of Lion’s expected share capital and certain provisions of its new bylaws, as each will be in effect as of the Effective Time, is a summary and does not purport to be complete and is qualified in its entirety by reference to the complete texts of such documents. You should refer to and read such documents carefully.

Further, there are differences between the rights held by NGA stockholders through their current ownership of NGA Common Stock and those they will hold through ownership of Lion Common Shares following completion of the Business Combination. For more information about these differences, see the section entitled “Comparison of the Rights of Holders of NGA Common Stock and Lion Common Shares.”

General

Under the amended and restated articles of Lion, the authorized share capital of Lion will consist of: (i) an unlimited number of Lion Common Shares and (ii) an unlimited number of “blank-cheque” preferred shares (“Lion Preferred Shares”) issuable in series.

Lion Common Shares

Voting Rights

Holders of Lion Common Shares will be entitled to one vote for each share held at any meeting of the shareholders of Lion, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to provisions of the Business Corporations Act (Québec) or the specific attributes of such class or series.

Dividends

Subject to the prior rights of the holders of Lion Preferred Shares as to dividends, the holders of Lion Common Shares will be entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends.

Liquidation

Subject to the prior payment to the holders of Lion Preferred Shares, in the event of Lion’s voluntary or involuntary liquidation, dissolution or winding-up or other distribution of Lion’s property and assets among its shareholders for the purposes of winding up Lion’s affairs, the holders of Lion Common Shares will be entitled to share pro rata in the distribution of the balance of Lion’s remaining property and assets.

Rights and Preferences

The holders of Lion Common Shares will have no preemptive, conversion rights or other subscription rights attaching to the Lion Common Shares. There will be no redemption or sinking fund provisions applicable to Lion Common Shares. There will be no provision in the amended and restated articles of Lion requiring the holders of Lion Common Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Lion Common Shares will be subject to and may be adversely affected by, the rights of the holders of any series of Lion Preferred Shares that Lion’s Board may designate in the future.

Lion Preferred Shares

Pursuant to the amended and restated articles of Lion, to be effective as of the Effective Time, Lion’s Board will be authorized to issue, without shareholder approval, an unlimited number of Lion Preferred Shares, issuable in one or more series, and, subject to the provisions of the Business Corporations Act (Québec), having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as Lion’s Board may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Lion Common Shares. Except as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Lion Electric Preferred Shares, the holder of Lion Preferred Shares as a class will not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of Lion.

The issuance of Lion Preferred Shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Lion and might adversely affect the market price of the Lion Common Shares and the voting and other rights of the holders of Lion Common Shares. Lion does not currently have any plans to issue any Lion Preferred Shares following the completion of the Business Combination.

Options

As of the date hereof, options to purchase 2,512,823 Lion Common Shares, at exercise prices ranging from C$3.8544 to $23.36 per share were outstanding under the Legacy Plan (or, assuming completion of the Lion Pre-Closing Reorganization, 10,375,194 Lion Common Shares, at exercise prices ranging from C$0.9335 to $5.66). For more information about the terms of Lion’s equity incentive plans, see the section entitled “Executive Compensation—Lion—Equity Incentive Plans.”

Common Equity Warrant Issued to Warrantholder

In connection with entering into the MPA, Lion issued on July 1, 2020 a warrant to purchase Lion Common Shares (the “Specified Customer Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. At the election of the Warrantholder, any vested portion of the Specified Customer Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Specified Customer Warrant. Assuming the completion of the Business Combination (following the Lion Pre-Closing Reorganization), the exercise price of the Specified Customer Warrant will correspond to $5.66 per Lion Common Share and the Specified Customer Warrant will be, if and when fully vested, exercisable for 35,350,003 Lion Common Shares upon an exercise on a cash basis. Full vesting of the Specified Customer Warrant requires spending of at least $1.1 billion on Lion products or services over the term of the Specified Customer Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of Lion (as such term is defined in the Specified Customer Warrant) or a termination of the MPA by the Specified Customer for cause. Pursuant to the Specified Customer Warrant, if Lion or its shareholders propose to initiate a process to explore, or to accept any offer or enter into negotiations with respect to, a change of control of Lion (as defined in the Specified Customer Warrant), Lion must provide written notice thereof to the Warrantholder prior to entering into any definitive agreement or binding letter of intent with respect to any such proposed transaction, and the Warrantholder has the right to enter into non-exclusive, good faith negotiations with Lion and its shareholders in respect of any such proposed transaction.

Assuming the completion of the Business Combination (following the Lion Pre-Closing Reorganization), (i) as of December 31, 2020, the vested portion of the Specified Customer Warrant is exercisable for a number of Lion Common Shares that represents approximately 2.7% of all Lion Common Shares issued and outstanding on a partially-diluted basis, and (ii) the Specified Customer Warrant would, if fully vested, represent approximately 15.8% of all Lion Common Shares issued and outstanding on a partially-diluted basis. The Specified Customer Warrant has a term of 8 years and the Warrantholder has customary registration and information rights. For more information about registration rights, see the section entitled “Description of Share Capital—Registration Rights.”

This description of the Specified Customer Warrant is a summary of the material features of the Specified Customer Warrant. This summary is qualified in its entirety by reference to the Specified Customer Warrant, which is filed as Exhibit 4.2 to the registration statement this proxy statement/prospectus is a part.

Lion Warrants

At the Closing, 24,111,741 Lion Common Shares (or 27,111,741 Lion Common Shares if the Corrective Amendment Proposal is approved by NGA’s stockholders) will be issuable upon the exercise of outstanding Lion Warrants, at an exercise price of $11.50 per Lion Common Share. The Lion Warrants will become exercisable upon the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months following the NGA IPO, and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Once the Lion Warrants held by holders of Public Warrants become exercisable, Lion may redeem such Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. Pursuant to the existing terms of the Private Placement Warrants and NGA Working Capital Warrants, the Lion Warrants resulting from the NGA Private Placement Warrants and the NGA Working Capital Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. Further, in connection with the listing of the Lion Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, Lion will provide certain undertakings to the TSX to the effect that Lion will not exercise certain of its rights under the Warrant Agreement, including, notably, (i) lowering of the exercise price of the Lion Warrants and (ii) extending the duration of the Lion Warrants by delaying the expiration date thereof.

APPLICABLE CANADIAN SECURITIES LAWS

Distribution and Resale of Lion Common Shares and Lion Warrants Received in the Business Combination and Lion Common Shares underlying Lion Warrants under Canadian Securities Laws

The Lion Common Shares and Lion Warrants to be received by holders of NGA Common Stock and NGA Warrants, respectively, and the Lion Common Shares issued by Lion upon the exercise of Lion Warrants in accordance with the terms and conditions thereof and of the Warrant Agreement, will not be legended and may be resold through registered dealers in each of the provinces and territories of Canada, provided that (i) the trade is not a “control distribution” (as defined in National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators); (ii) no unusual effort is made to prepare the market or create a demand for those securities; (iii) no extraordinary commission or consideration is paid in respect of that trade; (iv) if the selling securityholder is an insider or officer of Lion (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that Lion is in default of applicable Canadian securities legislation; and (v) Lion is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon Lion becoming a reporting issuer by filing a non-offering prospectus in the province of Québec). Each Lion securityholder is urged to consult the holder’s professional advisors with respect to restrictions applicable to trades in Lion Common Shares (including Lion Common Shares underlying Lion Warrants) and Lion Warrants under applicable Canadian securities legislation.

Following Closing, Lion is expected to become a reporting issuer in the province of Québec by filing a non-offering prospectus and, subject to the Lion Common Shares and/or the Lion Warrants being listed on the TSX, to become a reporting issuer in the province of Ontario. As neither the Lion Common Shares nor the Lion Warrants are currently listed on a stock exchange, unless and until such a listing is obtained, holders of Lion Common Shares and/or Lion Warrants may not have a market for their securities. Lion has applied for listing of the Lion Common Shares on NYSE and the TSX under the new symbol “LEV” and the Lion Warrants on the NYSE under the new symbol “LEV WS” and on the TSX under the new symbol “LEV.WT.” Neither NYSE nor the TSX has conditionally approved Lion’s listing applications and there is no assurance that either or both of the NYSE or the TSX will approve Lion’s listing applications. Any such listing of the Lion Common Shares and the Lion Warrants will be conditional upon Lion fulfilling all of the listing requirements and conditions of NYSE and the TSX. It is a mutual condition to the completion of the Business Combination that the Lion Common Shares be approved for listing on NYSE (subject only to official notice of issuance).

Ongoing Canadian Reporting Obligations of Lion

Following Closing, Lion is expected to become a reporting issuer in the province of Québec by filing a non-offering prospectus and, subject to the Lion Common Shares and/or the Lion Warrants being listed on the TSX, to become a reporting issuer in the province of Ontario and will be subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws in those jurisdictions. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of Lion and their interests in, and rights and obligations associated with, related financial instruments. As Lion will not be a foreign issuer under applicable Canadian securities law, it will generally not be entitled under exemptions available to such foreign issuers to satisfy its Canadian reporting obligations through periodic and current reports that it files with the SEC to satisfy its U.S. reporting obligations but, as an “SEC Issuer” (as such term is defined under Canadian securities laws) may, in certain instances, rely on other available exemptions from its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC to satisfy its U.S. reporting obligations.

Convertible Debt Instruments with Investissement Québec

The Convertible Debenture and the Convertible Loan can be converted into Lion Common Shares in certain circumstances and at a conversion price per share as set forth in the Convertible Debenture or the Convertible Loan, as applicable. In connection with the Business Combination, Lion and Investissement Québec have agreed, subject to certain terms and conditions and the participation of Investissement Québec in the PIPE Financing, that the Convertible Debenture and the Convertible Loan will be repaid upon closing of the Business Combination. For more information about the Convertible Debenture or the Convertible Loan, see the section entitled “Description of Certain Indebtedness—Financing Instruments with Investissement Québec.”

Important Provisions of Constating Documents

Advance Notice

The bylaws of Lion to be adopted in connection with the Business Combination will require that advance notice be given to Lion in circumstances where nominations of persons for election as a director are made by shareholders other than pursuant to a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (Québec) or a shareholder proposal made pursuant to the provisions of the Business Corporations Act (Québec).

Among other things, the bylaws of Lion will fix a deadline by which shareholders must submit a notice of director nominations to Lion prior to any annual or special meeting of shareholders where directors are to be elected and set forth the information that a shareholder must include in the notice for it to be valid.

The bylaws of Lion will provide that in the case of an annual meeting of shareholders, notice must be given to Lion no less than 30 nor more than 60 days prior to the date of the annual meeting, provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given no later than the close of business on the 10th day following such public announcement. In the case of a special meeting of shareholders (which is not also an annual meeting), notice must be given to Lion no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Choice of Forum

The bylaws of Lion to be adopted in connection with the Business Combination will provide that the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Lion; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed to Lion by any of its directors, officers or other employees; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or Lion’s articles or bylaws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of Lion, provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Lion’s bylaws will further provide that unless Lion consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. It is possible that a court of law could rule that the choice of forum provision contained in Lion’s bylaws will be inapplicable or unenforceable if it is challenged in a proceeding or otherwise. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Registration Rights

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them.

Pursuant to the Registration Rights Agreement, each of PEC and 9368-2672 will, for so long as it and its affiliates collectively hold at least 10% of the outstanding Lion Common Shares on a non-diluted basis and provided such Lion Common Shares are “Registrable Securities” as contemplated by the Registration Rights Agreement, be entitled to certain demand registration rights which will enable them to require Lion to file a registration statement and/or a Canadian prospectus and otherwise assist with underwritten public offerings of Lion Common Shares under the Securities Act and applicable Canadian securities laws, in accordance with the terms and conditions of the Registration Rights Agreement. Each of PEC and 9368-2672 will be entitled to certain incidental registration rights in connection with demand registrations initiated by the other party to the Registration Rights Agreement, as well as to certain “piggy-back” registration rights in the event that Lion proposes to register securities as part of a public offering.

Lion will be entitled to postpone or suspend a registration request for a period of up to 60 days in respect of a given registration request and up to 120 days in the aggregate in respect of multiple registration requests during any 12-month period where such registration request(s) would require it to make any adverse disclosure (as such term is defined in the Registration Rights Agreement). In addition, in connection with an underwritten offering, the number of securities to be registered thereunder may be limited, for marketing reasons, based on the opinion of the managing underwriter or underwriters for such offering.

All costs and expenses associated with any demand registration or “piggy-back” registration will be borne by Lion other than underwriting discounts, commissions and transfer taxes, if any, attributable to the sale of Lion Common Shares by the applicable selling shareholder. Lion will also be required to provide indemnification and contribution for the benefit of PEC and 9368-2672 and their respective affiliates and representatives in connection with any demand registration or “piggy-back” registration.

As a result of the lock-up restrictions described in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lion Lock-Up Agreements,” in most circumstances, the demand and incidental registration rights granted pursuant to the Registration Rights Agreement will not be exercisable, unless a waiver of the applicable lock-up restrictions is obtained, during a period of 180 days after Closing.

Pursuant to the terms of the Specified Customer Warrant, the Warrantholder is entitled to customary registration rights to be agreed upon by the Warrantholder, Lion and Lion’s existing equityholders prior to the Closing, which registration rights must be on terms at least as favorable to the Warrantholder as the registration rights granted to any of Lion’s other shareholders holding Lion Common Shares. Consequently, in connection with Closing, the Warrantholder will be granted registration rights on the same terms and conditions as those granted to PEC and 9368-2672 under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is included as Exhibit B to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Nomination Rights

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) of Lion for so long as it holds a requisite percentage of the total voting power of Lion.

Pursuant to the Nomination Rights Agreement, each of PEC and 9368-2672 will, for so long as it and its affiliates collectively hold at least 20% of the outstanding Lion Common Shares (on a non-diluted basis), be entitled to designate a number of director nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the outstanding Lion Common Shares held by it (on a non-diluted basis) multiplied by (ii) the size of Lion’s Board.

The foregoing rights of PEC and 9368-2672 to so designate director nominees will be submitted for approval of Lion’s shareholders at the first annual meeting of the shareholders of Lion to be held following the fifth anniversary of the date of the Nomination Rights Agreement, and at every fifth annual meeting of the shareholders of Lion shareholders thereafter. Failing approval by the shareholders of Lion, such nomination rights will become void and shall have no further force or effect.

Notwithstanding any shareholder approval of the nomination rights described above, 9368-2672 will, for so long as it and its affiliates collectively hold at least 5% of the outstanding Lion Common Shares (on a non-diluted basis), be entitled to designate (i) for so long as Marc Bedard serves as chief executive officer of Lion, one director nominee (in addition to Marc Bedard, who will be appointed to Lion’s Board for so long as he serves as chief executive officer thereof) and (ii) at any other time, Marc Bedard as a director nominee.

At least one of each of PEC and 9368-2672’s director nominees (other than Marc Bedard), must be an independent director as determined by the Nominating and Corporate Governance Committee, and all director nominees of PEC and 9368-2672 must also receive the favorable recommendation of the Nominating and Corporate Governance Committee, having regard to the characteristics, experience, skill set, independence and diversity desired by Lion’s Board. In the even that any of PEC or 9368-2672’s director nominees are disqualified for failing to satisfy the foregoing criteria, the affected shareholder shall be entitled to designate a replacement director nominee.

The nomination rights contained in the Nomination Rights Agreement will provide that PEC and 9368-2672, at the relevant time, will cast all votes to which they are entitled to elect directors designated in accordance with the terms and conditions of the Nomination Rights Agreement.

The Nomination Rights Agreement will further provide that for so long as PEC has the right to designate a director nominee, it shall have the right to designate one of its director nominees as the Chairman of Lion’s Board. In the event that such designated director nominee is not an independent director, the remaining directors will select a lead independent director from amongst the independent directors of Lion’s Board.

Each of PEC and 9368-2672 shall under the Nomination Rights Agreement also have the right to appoint one member of each committee of Lion’s Board, except that neither Marc Bedard or 9368-2672 shall have the right to appoint any director to the Human Resources and Compensation Committee.

The foregoing description of the Nomination Rights Agreement is qualified in its entirety by reference to the full text of the form of Nomination Rights Agreement, a copy of which is included as Exhibit A to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

COMPARISON OF THE RIGHTS OF HOLDERS OF NGA COMMON STOCK AND LION COMMON SHARES

The rights of NGA stockholders and the relative powers of the NGA Board are governed by the laws of the State of Delaware, including the DGCL, and the NGA organizational documents. As a result of the Business Combination, each outstanding share of NGA Common Stock will be canceled and automatically converted into the right to receive, subject to certain potential adjustments under the Business Combination Agreement, 39,931,680 Lion Common Shares. Because Lion is a corporation incorporated in Québec, Canada, the rights of the shareholders of Lion will be governed by applicable Québec law and the amended and restated articles of Lion.

Many of the principal attributes of NGA Common Stock and Lion Common Shares will be similar. However, there are differences between the rights of stockholders of NGA under Delaware law and the rights of shareholders of Lion following the completion of the Business Combination under Québec law. In addition, there are differences between the NGA organizational documents and the amended and restated articles of Lion and the bylaws of Lion as they will be in effect from and after the Effective Time, including as required by Québec law (i.e., as a result of differences in Québec law and Delaware law, the amended and restated articles of Lion will include provisions not included in the NGA organizational documents and exclude provisions that are in the NGA organizational documents).

The following is a summary comparison of the material differences between the rights of NGA stockholders under Delaware law and the NGA organizational documents and the rights NGA stockholders will have as holders of Lion Common Shares under Québec law and the amended and restated articles of Lion effective following the completion of the Business Combination. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Canadian securities laws or the NYSE Listing Rules, many of which are similar to, or have an effect on, matters described herein under Delaware or Québec law. Such other rights or obligations generally apply equally to NGA Common Stock and Lion Common Shares.

The statements in this section are qualified in their entirety by reference to, and are subject to the detailed provisions of applicable Delaware Law, including the DGCL, applicable Québec law, including the Business Corporations Act (Québec), the NGA organizational documents and the amended and restated articles of Lion as they will be in effect from and after the Effective Time. As of the Effective Time, the amended and restated articles of Lion and Lion’s bylaws will be substantially in the forms set forth in Annex C and Annex D to this proxy statement/prospectus, respectively.

NGA	Lion
Authorized Capital Stock	Authorized Share Capital

The authorized capital stock of NGA consists of 51,000,000 shares, of which 50,000,000 shares have been designated common stock, each having a par value of $0.0001 per share, and 1,000,000 shares of which have been designated preferred stock (none of which are issued and outstanding), each having a par value of $0.0001 per share.

Under Delaware law, the board of directors without stockholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

Under the NGA Certificate, the board of directors without stockholder approval may designate one or more series of preferred stock and establish from time to time the number of shares to be included in each such series, and fix the designation, full or limited, or no voting powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authorized share capital of Lion will consist of an unlimited number of Lion Common Shares and a class of blank-cheque Lion Preferred Shares. There are currently 31,133,273 Lion Common Shares (or, assuming completion of the Lion-Pre Closing Reorganization, 128,546,171 Lion Common Shares) and no Lion Preferred Shares currently outstanding.

Under the Business Corporations Act (Québec) (the “QBCA”), shares may be issued at the times, to the persons and for the consideration the board of directors determine.

Under the amended and restated articles of Lion, the board of directors without shareholder approval may designate one or more series of Lion Preferred Shares and establish from time to time the number of shares to be included in each such series, and fix the designation, full or limited, or no voting powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

NGA	Lion

Reduction of Capital

Under Delaware law, NGA, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

Reduction of Capital

Under the QBCA, Lion may, if authorized to do so by “special resolution” (see “Business Combinations” below), reduce the amount of its issued share capital, in particular to reduce or extinguish the shareholders’ obligation to pay for the shares issued, or to repay any part of the issued share capital exceeding its needs to the shareholders. However, Lion may not reduce the amount of its issued share capital if there are reasonable grounds for believing that it is, or would after the reduction be, unable to pay its liabilities as they become due.

Pre-Emptive Rights NGA’s Stockholders do not have pre-emptive rights to acquire newly issued shares.

Pre-Emptive Rights

Lion shareholders do not have pre-emptive rights to acquire newly issued shares. Under the QBCA, shareholders have no pre-emptive rights in respect of shares to be issued by the corporation unless the articles of the corporation or a unanimous shareholder agreement so provides.

Consideration for Shares

Under Delaware law, capital stock issued by NGA may be paid in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.

Consideration for Shares

Under the QBCA, consideration for the shares issued by Lion is payable in money, or in property or past services determined by the board of directors to be the fair equivalent of the money consideration, considering all the circumstances.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by NGA

Before payment of any dividend, the NGA Board may set aside funds it deems proper as a reserve to meet contingencies, or for equalizing dividends, or for repairing or maintaining any NGA property, or for any proper purpose.

Under Delaware law, the board of directors may declare and pay dividends to the holders of the NGA capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year. The amount of surplus is determined by reference to the current market value of assets less liabilities rather than book value. Dividends may be paid in cash, in shares of NGA capital stock or in other property.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by Lion

Under the QBCA, the board of directors may declare and Lion may pay a dividend either in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of Lion. If shares of Lion are issued in payment of a dividend, Lion may add all or part of the value of those shares to the appropriate issued and paid-up share capital account. Lion may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that Lion is, or would after the payment be, unable to pay its liabilities as they become due. Lion may deduct from the dividends payable to a shareholder any amount due to Lion by the shareholder, on account of calls for payment or otherwise.

NGA	Lion

Share Repurchases and Redemptions by NGA

Under applicable Delaware law, NGA may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If NGA were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Share Repurchases and Redemptions by Lion

Under the QBCA, Lion may, by purchase, redemption, exchange or otherwise, acquire fully paid shares it has issued. Lion may not make a payment to purchase or redeem shares if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due. Lion may not make any payment to purchase or redeem shares if there are reasonable grounds for believing that it is or would, after the payment, be unable to pay, when due, the entire redemption price of its redeemable shares.

Purchases by Subsidiaries of NGA

Under Delaware law, shares of NGA capital stock may be acquired by subsidiaries of NGA without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Purchases by Subsidiaries of Lion

Under the QBCA, a corporation that becomes the subsidiary of a legal person must sell or otherwise dispose of the shares it holds in that legal person within five years. The corporation may not exercise the voting rights attached to those shares.

Lien on Shares and Calls on Shares NGA has no lien on its outstanding shares under Delaware law and has no outstanding partially paid shares on which it could call for payment.

Lien on Shares and Calls on Shares

It is not currently expected that Lion will have any liens on its outstanding shares when issued and will have no outstanding partially paid shares on which it could call for payment.

Forfeiture of Shares Not applicable.	Forfeiture of Shares Not applicable.

Election of Directors

Under the DGCL, the board of directors must consist of at least one director. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

The NGA Certificate and bylaws provide that the number of directors constituting the NGA board of directors is to be not less than one, nor more than nine, provided that such number may be amended, and the number of directors fixed, by a bylaw amendment adopted by the board of directors or by the stockholders. The number of directors is currently fixed at five. The NGA Board is divided into two classes. Under NGA’s bylaws, directors are elected by a plurality of the votes cast at a meeting for the election of directors where a quorum is present.

Election of Directors

Under the QBCA, the board of directors of a corporation whose securities are publicly traded must consist of at least three members, at least two of whom must not be officers or employees of the corporation or an affiliate of the corporation, so long as the corporation remains a “reporting issuer” for purposes of the QBCA, which includes a corporation that has made a distribution of securities to the public.

Under the QBCA, directors are elected by the shareholders, in the manner and for the term, not exceeding three years, set out in the corporation’s bylaws.

The amended and restated articles of Lion and Lion’s bylaws to be adopted in connection with the Business Combination will provide that the minimum number of directors constituting the Lion’s Board will be three and that the maximum number of Lion directors comprising the Lion’s Board will be 20. Such number of directors may be amended, and the number of directors may be fixed, by an amendment to the Lion’s articles and bylaws. Lion’s Board will initially be comprised of eight directors.

Under Lion’s bylaws, directors are elected by a majority of the votes cast at a meeting for the election of directors where quorum is present.

NGA	Lion

Removal of Directors; Vacancies

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

NGA’s bylaws provide that any vacancy or newly created directorship resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, even if that number is less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen, and until their successor is duly elected and qualified, or until their earlier resignation, removal, death or incapacity.

Removal of Directors; Vacancies

Under the QBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Lion), shareholders may, by resolution passed by a majority of the vote cast thereon at a special meeting of shareholders, remove any or all directors from office and may elect any qualified person to fill the resulting vacancy. Under the QBCA, vacancies that exist on the board of directors may generally be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Quorum of the Board

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors, but no less. Under NGA’s bylaws, quorum necessary for transaction of business by the board of directors consists of a majority of the entire board of directors.

Under the DGCL, the board of directors may take action by the majority vote of the directors present at a meeting at which a quorum is present unless the certificate of incorporation or bylaws require a greater vote.

Quorum of the Board

Under the QBCA, subject to the corporation’s bylaws, a majority of the directors in office constitutes a quorum at any meeting of the board. Lion’s bylaws will provide that the quorum necessary for transaction of business by the board of directors shall consist of a majority of the entire board of directors.

Under the QBCA, a quorum of directors may exercise all the powers of the directors despite any vacancy on the board.

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Duties of Directors

Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Duties of Directors

Under the QBCA, directors are bound by the same obligations as are imposed by the Civil Code of Québec on any director of a legal person. Consequently, in the exercise of their functions, the directors are duty-bound toward the corporation to act with prudence and diligence, honesty and loyalty and in the interest of the corporation. Subject to exceptional circumstances under the QBCA, no provision of the articles, the bylaws, a resolution or a contract may relieve directors from their obligations, or from liability for a breach of their obligations. A director of a corporation is presumed to have fulfilled the obligation to act with prudence and diligence if the director relied, in good faith and based on reasonable grounds, on a report, information or an opinion provided by: (i) an officer of the corporation who the director believes to be reliable and competent in the functions performed; (ii) legal counsel, professional accountants or other persons retained by the corporation as to matters involving skills or expertise the director believes are matters within the particular person’s professional or expert competence and as to which the particular person merits confidence; or (iii) a committee of the board of directors of which the director is not a member if the director believes the committee merits confidence.

Conflicts of Interest of Directors

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Conflicts of Interest of Directors

Under the QBCA, every director or officer of a corporation must disclose the nature and value of any interest he or she has in a contract or transaction to which the corporation is a party. For the purposes of this rule, “interest” means any financial stake in a contract or transaction that may reasonably be considered likely to influence decision-making. Furthermore, a proposed contract or a proposed transaction, including related negotiations, is considered a contract or transaction. In addition, a director or an officer must disclose any contract or transaction to which the corporation and any of the following are a party: (i) an associate of the director or officer; (ii) a group of which the director or officer is a director or officer; or (iii) a group in which the director or officer or an associate of the director or officer has an interest. Such disclosure is required even for a contract or transaction that does not require approval by the board of directors. If a director is required to disclose his or her interest in a contract or transaction, such director is not allowed to vote on any resolution to approve, amend or terminate the contract or transaction or be present during deliberations concerning the approval, amendment or termination of such contract or transaction, unless the contract or transaction (i) relates primarily to the remuneration of the director or an associate of the director as a director, officer, employee or mandatory of the corporation or an affiliate of the corporation, (ii) is for indemnity or liability insurance under the QBCA, or (iii) is with an affiliate of the corporation, and the sole interest of the director is as a director or officer of the affiliate.

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If a director or officer does not disclose his or her interest in accordance with the QBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the QBCA, the corporation or a shareholder may ask the court to declare the contract or transaction null and to require the director or officer to account to the corporation for any profit or gain realized on it by the director or officer or the associates of the director or officer, and to remit the profit or gain to the corporation, according to the conditions the court considers appropriate. However, a contract or transaction for which a disclosure required was made may not be declared null if it was approved by the board of directors and the contract or transaction was in the interest of the corporation when it was approved, nor may the director or officer concerned, in such a case, be required to account for any profit or gain realized or to remit the profit or gain to the corporation. In addition, a contract or transaction may not be declared null if it was approved by ordinary resolution by the shareholders entitled to vote who do not have an interest in the contract or transaction, the required disclosure was made to the shareholders and the contract or transaction was in the best interests of the corporation when it was approved, and if the director or officer acted honestly and in good faith, he or she may not be required to account for the profit or gain realized and to remit the profit or gain to the corporation.

Indemnification of Officers and Directors

Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

NGA’s bylaws provide for indemnification by NGA of its directors and officers if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of NGA, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

NGA may be authorized to pay expenses incurred by directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, including pending or threatened actions, suits or proceedings; provided, however, that the indemnification will only be authorized in a civil action, suit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of NGA, or, in a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Authorization for indemnification shall be made in specific cases where the standard of conduct (i.e. good faith for civil suits, or no reasonable belief of unlawful conduct for criminal suits) has been met. The determination of whether such standards of conduct has been met will be made by: (i) a majority vote of a quorum consisting of directors not party to the action, suit or proceeding, (ii) if such quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. If the director or officer has been successful on the merits, however, he or she shall be indemnified without need for authorization.

Indemnification of Officers and Directors

Under the QBCA, a corporation must indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another group (who is referred to in this document as an indemnifiable person) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person on the exercise of the person’s functions or arising from any investigative or other proceeding in which the person is involved if: (i) the person acted with honesty and loyalty in the interest of the corporation or other group, and (ii) in the case of a proceeding enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful. An indemnifiable person is also entitled to indemnity for reasonable defense costs, charges and expenses of a proceeding mentioned above. In the case of a derivative action, indemnity may be made only with court approval.

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In addition, any director or officer may apply to the Delaware Court of Chancery for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be the determination by the court that indemnification is proper in the circumstances because the person has met the applicable standards of conduct set forth in the bylaws.

Expenses shall be paid by NGA in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by NGA as authorized in the bylaws.

The DGCL permits indemnification for derivative suits only for expenses (including legal fees) and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

Limitation on Director Liability

Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

NGA’s certificate of incorporation includes such a provision.

Limitation on Director Liability The QBCA does not permit the limitation of a director’s liability for breach of the duties of prudence, diligence, honesty and loyalty as Delaware law does.

Annual Meetings

Under the DGCL, an annual stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws.

Under NGA’s bylaws, an annual meeting of stockholders shall be held at a place and time designated by the board of directors.

Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under NGA’s bylaws, an annual meeting of stockholders shall be held at a place and time designated by the board of directors.

Annual Meetings

Under the QBCA, an annual meeting of shareholders must be held not later than 18 months after the corporation is constituted and, subsequently, not later than fifteen 15 months after holding the last preceding annual meeting. The annual meeting of shareholders is to be held at the place within Québec as determined by the board of directors or at a place outside Québec if the articles so allow or, in the absence of such a provision, if all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. Under the QBCA, an annual meeting of shareholders is required for the election of directors, the appointment of the corporation’s auditor and the examination of the financial statements and the auditor’s report.

Unless otherwise provided in the bylaws, any person entitled to attend a shareholders meeting may participate in the meeting by means of any equipment enabling all participants to communicate directly with one another. A person participating in a meeting by such means is deemed to be present at the meeting. Further, a shareholders meeting may be held solely by means of equipment enabling all participants to communicate directly with one another, if the bylaws so allow (as will be the case in Lion’s bylaws).

Under Lion’s bylaws, an annual meeting of the shareholders shall be held at a place and time designated by the board of directors.

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Special / Extraordinary General Meetings

Under Delaware law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

The NGA bylaws provide that a special meeting of stockholders may be called by the board of directors, the President, the Chairman, or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Special / Extraordinary General Meetings

Under the QBCA, the directors of a corporation may call a special meeting at any time. In addition, holders of not less than 10 percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders.

Record Date; Notice Provisions

Under NGA’s bylaws, the board of directors may fix, in advance, a record date, not be more than 60 nor less than 10 days before the date of the meeting, nor more than 10 days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the board of directors, nor more than 60 days prior to any other action. The record date termination shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting. Under Delaware law, written notice of general and special meetings of NGA stockholders must be given not less than 10 nor more than 60 days before the date of the meeting.

Record Date; Notice Provisions

Under Lion’s bylaws, the board of directors will be able to fix, in advance, a record date, in conformity with the QBCA and applicable securities laws. Under the QBCA, notice of annual and special meetings must be sent not less than 21 days and not more than 60 days before the meeting.

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Advance Notice of Director Nominations and Other Proposals

Under NGA’s bylaws, nominations of persons for election to the NGA board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of NGA stockholders (1) by or at the direction of the NGA Board, (2) by any committee or persons appointed by the board of directors or (3) by any stockholder of NGA who is entitled to vote at the meeting with respect to the election of directors who complies with the notice procedures set forth below.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of the preceding paragraph, the stockholder must have given timely notice thereof in writing to the secretary of NGA and such business must be a proper subject for stockholder action under Delaware law. To be timely, a stockholder’s notice shall be delivered to the secretary of NGA or mailed and received at NGA’s principal executive office not less than 60 days nor more than 90 days prior to the meeting; provided however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of NGA which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, (ii) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and (b) any material interest in such business of such stockholder; (iii) as to the stockholder giving the notice (a) the name and address of such stockholder, and (b) the class and number of shares of NGA which are owned beneficially owned by the stockholder. NGA may require any proposed nominee to furnish such other information as may reasonably be required by NGA to determine the eligibility of such proposed nominee to serve as a director of NGA. No person shall be eligible for election as a director of NGA unless nominated in accordance with the above procedures.

Advance Notice of Director Nominations and Other Proposals

Lion’s bylaws will require that advance notice be given to Lion in circumstances where nominations of persons for election as a director are made by shareholders other than pursuant to a requisition of a meeting made pursuant to the provisions of the QBCA or a shareholder proposal made pursuant to the provisions of the QBCA.

Among other things, the advance notice provisions in Lion’s bylaws will fix a deadline by which shareholders must submit a notice of director nominations to Lion prior to any annual or special meeting of shareholders where directors are to be elected and sets forth the information that a shareholder must include in the notice for it to be valid.

Under such advance notice provisions, in the case of an annual meeting of shareholders, notice must be given to Lion no less than 30 nor more than 60 days prior to the date of the annual meeting provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given no later than the close of business on the 10th day following such public announcement. In the case of a special meeting of shareholders (which is not also an annual meeting), notice must be given to Lion no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Such notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, both present and for the five years preceding the notice (c) the class and number of voting securities of Lion or any of its subsidiaries which are beneficially owned by the person, (d) a description of any relationship, agreement, arrangement or understanding between the person and the nominating shareholder, (e) whether the person is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of Lion or its affiliates or any other third party which may give rise to a real or perceived conflict of interest between the interests of the person and Lion, (f) whether the person is eligible for consideration as an independent director under the relevant securities laws applicable to Lion, and (g) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the QBCA or any applicable securities laws; (ii) as to the stockholder giving the notice (a) the name, business and, if applicable, residential address of such stockholder, (b) the class and number of shares of Lion which are owned beneficially by the stockholder or any other person with whom such stockholder is acting jointly or in concert, (c) the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, the stockholder’s economic interest in a Lion security, (d) full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which the stockholder or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any Lion securities or the nomination of directors to the board, and (e) any other information relating to the stockholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the QBCA or any applicable Canadian securities laws.

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Under the QBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at an annual shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the QBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to any annual meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the notice of meeting for the last annual shareholders’ meeting.

In addition, the QBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Any shareholder proposal must be accompanied by the following information: (i) the name and address of the person and, if applicable, of the person’s supporters; and (ii) the number or percentage of shares owned by the person and, if applicable, by the person’s supporters, and the date the shares were acquired. A corporation is not required to comply with the shareholder proposal provisions if: (i) the shareholder proposal is not submitted to the corporation within the period prescribed by government regulation; (ii) the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or shareholders; (iii) the primary purpose of the proposal does not relate in a significant way to the business or affairs of the corporation, including making or amending bylaws, amending the articles or liquidating or dissolving the corporation; (iv) within the period, prescribed by government regulation, before the receipt of a proposal, a person failed to present, at a shareholders meeting, a proposal that, at the person’s request, had been attached to a management proxy circular or the notice of meeting; (v) substantially the same proposal attached to a management proxy circular or a dissident’s proxy circular was presented to the shareholders at a shareholders meeting held within the period, prescribed by government regulation, before the receipt of the proposal and did not receive at the meeting the minimum amount of support prescribed by government regulation; or (vi) the right to present a proposal is being abused to secure publicity.

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Quorum at Meetings

Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or bylaws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Under NGA’s bylaws, a quorum consists of the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at the meetings of the shareholders.

Quorum at Meetings

Under the QBCA, unless the bylaws otherwise provide, the holders of a majority of the shares of a corporation entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum.

Under Lion’s bylaws, a quorum will consist of the presence, in person or represented by proxy, of at least two shareholders representing at least 25% of the issued and outstanding shares entitled to vote at the meeting.

Voting Rights

Each share of NGA capital stock entitles the holders thereof to one vote. Shares of a series of preferred stock designated by the board of directors would have such voting rights as are specified in the resolution designating such series.

Under NGA’s bylaws, except as otherwise required by law, or by the NGA Certificate, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote at the meeting.

Voting Rights

Each Lion Common Share entitles the holders thereof to one vote. Shares of a series of Lion Preferred Shares designated by the board of directors would have such voting rights as are specified in the resolution designating such series.

Under Lion’s bylaws, except as otherwise required by law, or by the amended and restated articles of Lion, any question brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the NGA’s bylaws, no action that is required or permitted to be taken by the stockholders of the NGA at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

Action by Written Consent

Under the QBCA, any resolution in writing, signed by all shareholders entitled to vote thereon, shall be and constitute action by the shareholders with the same effect as if it had been duly passed by unanimous vote at a duly called meeting of shareholders.

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Derivative or Other Suits

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Derivative or Other Suits

Under the QBCA, a shareholder of a corporation may apply to a Québec court for leave to bring an action in the name of, and on behalf of, the corporation or any subsidiary, or to intervene in an existing action to which the corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or its subsidiary. Under the QBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the shareholder has given the required 14-day notice to the directors of the corporation or the subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the shareholder is acting in good faith; and (iii) it appears to be in the interests of the corporation or the relevant subsidiary that the action be brought. prosecuted, defended or discontinued.

Under the QBCA, the court in a derivative action may make any order it thinks fit. In addition, under the QBCA, a court may order the corporation or its relevant subsidiary to pay the shareholder’s interim costs, including reasonable legal fees and disbursements. Although the shareholder may he held accountable for the interim costs on final disposition of the complaint, the shareholder is not required to give security for costs in a derivative action.

The QBCA also provides an oppression remedy (called “rectification of abuse of power or iniquity”) that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to the interests of any security holder, director or officer of the corporation if an application is made to a court by an “applicant.” An “applicant” with respect to a corporation means any of the following: (i) a present or former registered holder or beneficiary of securities of the corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; and (iii) any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal rights. Furthermore, the court may order a corporation to pay the interim expenses of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint.

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Inspection of Books and Records

Under Delaware law, a stockholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Inspection of Books and Records

Under the QBCA, shareholders, creditors, and their representatives, after giving the required notice, may examine certain of the records of a corporation during usual business hours and take copies of extracts free of charge. In addition, a registered shareholder or beneficiary of a corporation’s securities may apply to the court for an order directing an investigation to be made of the corporation and any of its affiliates. The court may order such investigation if it considers that it would help or permit facts to be established and allow the applicant, if necessary, to seek a remedy. Further, in ordering such investigation, it must appear to the court namely that: (i) persons concerned with the constitution, business or affairs of the corporation or any of its affiliates have acted fraudulently or dishonestly in connection therewith; or (ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted, or the powers of the directors are or have been exercised, in a manner that is oppressive or unfairly prejudicial to a registered holder or beneficiary of shares of the corporation.

Business Combinations

Under Delaware law, with limited exceptions, a merger, consolidation or sale of all or substantially all of the assets of NGA must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

Business Combinations

Under the QBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and (if ordered by a court) arrangements, are required to be approved by “special resolution.”

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

See also “Anti-Takeover Measures” below.

NGA	Lion

Appraisal Rights

Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above.

In addition, appraisal rights are not available for stockholders of a surviving corporation in a merger if the merger did not require the vote of the stockholders of the surviving corporation.

Appraisal Rights

The QBCA provides that shareholders of a corporation are entitled to exercise dissent rights (called “the right to demand the repurchase of shares”) and to be paid the fair value of their shares in connection with specified matters, including: (i) a squeeze-out transaction; (ii) an amendment to the corporation’s articles to add, change or remove any restriction on the corporation’s business activity or on the transfer of the corporation’s shares; (iii) an alienation of corporation property if, as a result of the alienation, the corporation is unable to retain a significant part of its business activity; (iv) the corporation to permit the alienation of property of its subsidiary; (v) an amalgamation agreement; (vi) the continuance of the corporation under the laws of a jurisdiction other than Québec; or (vii) the dissolution of the corporation is withdrawn if, as a result of the alienation of property begun during the liquidation of the corporation, the corporation is unable to retain a significant part of its business activity. In order to exercise the dissent right, a shareholder must have exercised all the voting rights carried by the shares against the resolution dealing with such matters.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or by a court order made in connection with an action for an oppression remedy.

Anti-Takeover Measures

Under Delaware law, certain anti-takeover provisions apply to NGA as a publicly-traded company that may have the effect of making it more difficult for a third party to acquire NGA. In particular, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless, among other exceptions, prior to such time the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such stockholder becoming an interested stockholder.

In addition, under the NGA Certificate and bylaws, certain provisions may make it difficult for a third party to acquire NGA, or for a change in the composition of the board of directors or management to occur, including the authorization of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of common stock to elect all of the directors standing for election; and the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

Anti-Takeover Measures

While the QBCA does not contain specific antitakeover provisions with respect to “business combinations,” rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, “related party transactions” and “business combinations,” including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction including related to the valuation.

Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

NGA	Lion
Rights Agreement NGA has adopted a registration rights agreement.	Rights Agreement Lion intends to adopt a registration rights agreement and a nomination rights agreement.

Variation of Rights Attaching to a Class or Series of Shares

Under NGA’s certificate of incorporation, the board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without stockholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.

Variation of Rights Attaching to a Class or Series of Shares

Under the amended and restated articles of Lion, the board of directors may designate a new series of Lion Preferred Shares, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.

Amendment of Organizational Documents

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

NGA’s bylaws provide that they may be amended by the approval of the board of directors, or of the holders of a majority of the outstanding capital stock entitled to vote on the amendment.

Amendment of Charter Documents

Under the QBCA, amendments to the articles of a corporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Under the QBCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the QBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed.

Dissolution

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s stockholders.

Upon dissolution, after satisfaction of the claims of creditors, the assets of NGA would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Dissolution

Under the QBCA, a corporation may namely be dissolved by consent of the shareholders or by a decision of the court.

Shareholder consent to dissolution of a corporation is given by special resolution. The dissolution of the corporation by consent of the shareholders requires that it first be liquidated, if the corporation has obligations or property. Liquidation consists in determining the assets of a corporation, recovering its claims, performing or obtaining forgiveness of its obligations or otherwise making provision for them, paying the liquidation expenses, and subsequently giving a final account to the shareholders and distributing the remaining property of the corporation among them.

However, liquidation is not required if the shareholders whose shares entitle them to participate in the distribution of the remaining property of the corporation, whether or not they otherwise carry the right to vote, demand by special resolution that the board of directors perform the obligations of the corporation, obtain forgiveness of those obligations or otherwise make provision for them.

NGA	Lion
Enforcement of Judgment Rendered by U.S. Court A judgment for the payment of money rendered by a court in the U.S. based on civil liability generally would be enforceable elsewhere in the U.S.

Enforcement of Judgment Rendered by U.S. Court

Lion is a company incorporated under the laws of the Province of Québec, namely the QBCA. Other than Sheila C. Bair, all of Lion’s directors and executive officers as of closing of the Business Combination will reside outside of the United States. A substantial portion of Lion’s assets and the assets of those non-resident persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Lion or those persons or to enforce against Lion or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Lion, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Lion or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to NGA regarding (a) the actual beneficial ownership of NGA voting common stock as well as, with respect to existing Lion shareholders, executive directors and officers, the actual beneficial ownership of Lion Common Shares, in each case, as of the record date (prior to the Business Combination) and (b) the expected beneficial ownership of Lion Common Shares immediately following consummation of the Lion Pre-Closing Reorganization, the Business Combination and PIPE Financing, assuming that no NGA Public Shares are redeemed, and alternatively the Maximum Redemption Scenario, which assumes that 92.9% of the shares of NGA Common Stock are redeemed, resulting in an aggregate payment of approximately $296.7 million out of the Trust Account, in each case, by:

•

each person who is the beneficial owner of more than 5% of the outstanding shares of NGA Common Stock pre-Business Combination or is expected to be the beneficial owner of more than 5% of the total issued and outstanding Lion Common Shares post-Business Combination;

•	each of NGA’s named executive officers and directors;

•	each person who will become a named executive officer or director of Lion post-Business Combination; and

•

all current executive officers and directors of NGA as a group pre-Business Combination, and all individuals who are expected to serve as executive officers and directors of Lion post-Business Combination.

The beneficial ownership of NGA voting common stock prior to the Business Combination is based on 39,931,680 shares of NGA Common Stock (including Founder Shares) issued and outstanding in the aggregate as of the date hereof.

The beneficial ownership of Lion Common Shares prior to the Business Combination assumes the completion of the Pre-Closing Reorganization and is based on 128,546,171 Lion Common Shares issued and outstanding in the aggregate as of the date hereof.

The expected beneficial ownership of Lion Common Shares immediately following consummation of the Lion Pre-Closing Reorganization, Business Combination and PIPE Financing, (a) assumes that (i) none of the shareholders, entities and individuals listed in the table below purchase shares of NGA Common Stock in the open market prior to the consummation of the Business Combination, and (ii) there are no other issuances of equity interests of NGA or Lion, including issuances resulting from the exercise of options of Lion, prior to the consummation of the Business Combination, and (b) does not take into account NGA Warrants or other convertible securities not expected to be exercisable within 60 days following the date hereof, which will remain outstanding following the Business Combination and may be exercised at a later date.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Securities that may be acquired by an individual or group within 60 days of the date hereof, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. NGA Warrants and Lion Warrants into which they are converted will not become exercisable until the later of (i) 30 days after the Closing and (ii) 12 months following the NGA IPO, therefore, Lion Common Shares that may be acquired pursuant to the exercise of any such warrants are not deemed to be outstanding.

The beneficial ownership of Lion Common Shares after the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing is based on 188,518,051 Lion Common Shares (assuming no redemptions by NGA stockholders) and 158,855,995 Lion Common shares (assuming the Maximum Redemption Scenario) expected to be outstanding immediately following the Lion Pre-Closing Reorganization, Business Combination and PIPE Financing, in each case as further adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Except as disclosed in this proxy statement/prospectus, including the section entitled “Certain Relationships and Related Party Transactions,” Lion does not know of any arrangements, including any pledge by any person of securities of Lion, the operation of which may at a subsequent date result in a change of control of Lion.

Except as indicated in footnotes to this table, (i) NGA believes that the stockholders named in this table have sole voting and investment power with respect to all shares of NGA Common Stock shown as beneficially owned by them, based on information provided to NGA by such stockholder, and (ii) Lion believes that the shareholders named in this table have sole voting and investment power with respect to all shares of Lion Common Shares shown as beneficially owned by them, based on information provided to Lion by such stockholder.

					After the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing
	Prior to the Business Combination and PIPE Financing (but assuming the completion of the Lion Pre-Closing Reorganization)				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners(1)	Number of shares of NGA Common Stock	NGA Ownership %	Number of Lion Common Shares	Lion Ownership %	Number of Lion Common Shares	Lion Ownership %	Number of Lion Common Shares	Lion Ownership %
Five Percent Holders
Northern Genesis Sponsor LLC(2)(3)	7,986,336	20	—	—	8,186,336	4.3	8,186,336	5.2
Alberta Investment Management Corporation(4)	2,750,000	6.9	—	—	4,000,000	2.1	4,000,000	2.5
Adage Capital Partners, L.P.(5)	2,700,000	6.8	—	—	2,700,000	1.4	2,700,000	1.7
Power Energy Corporation(6)	—	—	69,959,334	54.4	71,621,834	38.0	71,621,834	45.1
9368-2672 Québec Inc.(7)	—	—	27,558,653	21.4	27,558,653	14.6	27,558,653	17.3
XPNDCroissance Fund L.P.(8)	—	—	17,994,857	14.0	17,994,857	9.5	17,994,857	11.3
9368-2722 Québec Inc.(9)	—	—	15,046,418	11.7	15,046,418	8.0	15,046,418	9.5

Directors and Executive Officers of NGA pre-Business Combination
Paul Dalglish(2)(10)	—	—	—	—	40,000	*	40,000	*
Michael Hoffman(2)(10)	—	—	—	—	300,000	*	300,000	*
Ken Manget(2)(10)	—	—	—	—	12,500	*	12,500	*
Ian Robertson(2)(3)(10)	7,986,336	20	—	—	8,086,336	4.3	8,086,336	5.1
Robert Schaefer(2)(10)	—	—	—	—	50,000	*	50,000	*
Brad Sparkes(2)(10)	—	—	—	—	30,000	*	30,000	*

All Directors and Executive Officers of NGA as a Group (6 Individuals)	7,986,336	20	—	—	8,518,836		8,518,836

Directors and Executive Officers of Lion post-Business Combination
Sheila Colleen Bair	—	—	—	—	—	—	—	—
Marc Bedard(11)	—	—	30,293,467	23.1	30,293,467	15.8	30,293,467	18.7
Nicolas Brunet(12)	—	—	642,729	*	642,729	*	642,729	*
Chris Jarratt(2)(3)(10)	7,986,336	20	—	—	8,086,336	4.3	8,086,336	5.1
Pierre Larochelle	—	—	—	—	—	—	—	—
Pierre-Olivier Perras	—	—	—	—	—	—	—	—
Yannick Poulin(13)	—	—	455,802	*	455,802	*	455,802	*
Michel Ringuet(14)	—	—	1,168,557	*	1,168,557	*	1,168,557	*
Ian Robertson(2)(3)(10)	7,986,336	20	—	—	8,086,336	4.3	8,086,336	5.1
Pierre Wilkie(15)	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Lion post-Business Combination as a Group (10 Individuals)	7,986,336	20	32,560,555	24.6	40,746,891	21.2	40,746,891	25.7

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the directors and executive officers of Lion in this table is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.
(2)

Northern Genesis Sponsor, LLC is the record holder of 7,986,336 shares of NGA Common Stock, consisting solely of the issued and outstanding Founder Shares of NGA, which will be converted into 7,986,336 Lion Common Shares upon the Effective Time. For the columns showing beneficial ownership after the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing, the Lion Common Shares reported herein include (i) 7,986,336 Lion Common Shares to be received by Northern Genesis Sponsor, LLC upon consummation of the Business Combination and (ii) 200,000 Lion Common Shares to be acquired by the managing members or other executive officers of Northern Genesis Sponsor, LLC in the PIPE Financing. It is expected that Northern Genesis Sponsor, LLC will distribute all of such Lion Common Shares (and Lion Warrants held by Northern Genesis Sponsor, LLC) to its members after the Closing, which members may include one or more persons who are beneficial owners of more than 5% of the total issued and outstanding shares of NGA Common Stock on the date hereof, and which members also include each director and executive officer of NGA. Based on information available to NGA as of the date hereof, (a) no person that receives any of such securities from Northern Genesis Sponsor, LLC will be or thereby become a beneficial owner of more than 5% of the total issued and outstanding Lion Common Shares post-Business Combination (including under the Maximum Redemption Scenario); and (b) unless otherwise identified as such, no director or executive officer of NGA will be or thereby become a beneficial owner of more than 1% of the total issued and outstanding Lion Common Shares post-Business Combination (including under the Maximum Redemption Scenario).

(3)

Northern Genesis Sponsor, LLC currently is the record holder of the 7,986,336 shares of NGA Common Stock reported for each of Mr. Robertson and Mr. Jarratt. Each of Mr. Robertson and Mr. Jarratt is a managing member of Northern Genesis Sponsor, LLC and, as such, each may be deemed to have or to share beneficial ownership of the NGA Common Stock currently held of record by Northern Genesis Sponsor, LLC, and any Lion Common Shares issued in exchange therefor. In addition, each of Mr. Robertson and Mr. Jarratt, as a member of Northern Genesis Sponsor, LLC, may receive a distribution of a portion of such Lion Common Shares held by Northern Genesis Sponsor, LLC following the Closing of the Business Combination.

(4)

According to a Schedule 13G filed with the SEC on August 28, 2020 on behalf of Alberta Investment Management Corporation, an institutional investment fund management company (“AIMCo”), the shares reported herein are directly owned by AIMCo. For the columns showing beneficial ownership after the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing, the Lion Common Shares reported herein include (i) 2,750,000 Lion Common Shares to be received by AIMCo upon consummation of the Business Combination and (ii) 1,250,000 Lion Common Shares to be acquired by AIMCo in the PIPE Financing. AIMCo has the power to dispose of and the power to vote the shares beneficially owned by it. The business address of this stockholder is 1600—10250 101 Street NW, Edmonton, Alberta T5J 3P4.

(5)

According to a Schedule 13G filed with the SEC on August 28, 2020 on behalf of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), Robert Atchinson and Phillip Gross, the shares reported herein are directly owned by ACP. ACPGP is the general partner of ACP, ACA is the managing member of ACPGP, and Messrs. Atchinson and Gross are managing members of ACA. ACP has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares beneficially owned by ACP. The business address of this stockholder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(6)

The Lion Common Shares reported herein represent (i) 13,743,819 Lion Common Shares currently held of record by Power Energy (or, following the completion of the Lion Pre-Closing Reorganization, 56,746,854 Lion Common Shares), (ii) 3,200,000 Lion Common Shares which may be acquired by Power Energy through the exercise of its options under the PEC Option Agreement (see “—PEC Option Agreement”), and (iii) for the columns showing beneficial ownership after the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing, 1,662,500 Lion Common Shares to be acquired by Power Energy in the PIPE Financing. On a fully-diluted basis (assuming the full vesting and exercise or conversion of all securities exercisable or convertible into Lion Common Shares), Power Energy’s beneficial ownership will represent approximately 27.7% of all Lion Common Shares issued and outstanding immediately after the consummation of the Lion Pre-Closing Reorganization, the Business Combination and PIPE Financing, assuming that no NGA Public Shares are redeemed, and approximately 31.3%, assuming the Maximum Redemption Scenario. Power Energy is a wholly-owned subsidiary of Power Sustainable Capital Inc., which in turn is a wholly-owned subsidiary of Power Corporation of Canada, in which a controlling voting interest is held by the Desmarais Family Residuary Trust. The business address of Power Energy Corporation and Power Sustainable Capital Inc. is 751 Victoria Square, Montréal (Québec), Canada, H2Y 2J3.

(7)

9368-2672 Québec Inc. is the record holder of the shares reported herein. Marc Bedard, CEO—Founder of Lion, has control over, directly and indirectly, a majority of the voting shares of 9368-2672 Québec Inc. On a fully-diluted basis (assuming the full vesting and exercise or conversion of all securities exercisable or convertible into Lion Common Shares), 9368-2672 Québec Inc.’s beneficial ownership will represent approximately 10.7% of all Lion Common Shares issued and outstanding immediately after the consummation of the Lion Pre-Closing Reorganization, the Business Combination and PIPE Financing, assuming that no NGA Public Shares are redeemed, and approximately 12.0%, assuming the Maximum Redemption Scenario. The business address of 9368-2672 Québec Inc. is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

(8)

XPNDCroissance Fund L.P. is the record holder of the shares reported herein. The general partner of XPNDCroissance Fund L.P. is XPND Fund Management L.P., and the general partner of XPND Fund Management L.P. is 7807368 Canada Inc. Alexandre Taillefer has control over, directly and indirectly, a majority of the voting shares of 7807368 Canada Inc. The business address of XPNDCroissance Fund L.P. is 12350-3 Place Ville Marie, Montréal (Québec), Canada, H3B 0E7. The Lion Common Shares reported herein assumes that XPNDCroissance Fund L.P. has not disposed of any of its shares pursuant to the PEC Option Agreement prior to the consummation of the Business Combination. See “—PEC Option Agreement.”

(9)

9368-2722 Québec Inc. is the record holder of the shares reported herein. Bernard Casavant has control over, directly and indirectly, a majority of the voting shares of 9368-2722 Québec Inc. The business address of 9368-2722 Québec Inc. is 1108-2540 boul. Daniel-Johnson, Laval (Québec), Canada, H7T 2S3. The Lion Common Shares reported herein assumes that 9368-2722 Québec Inc. has not disposed of any of its shares pursuant to the PEC Option Agreement prior to the consummation of the Business Combination. See “—PEC Option Agreement.”

(10)	The business address of each of these entities or individuals is 4801 Main Street, Suite 1000, Kansas City, MO 64112.
(11)

Marc Bedard does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent (i) 6,674,575 Lion Common Shares currently held by 9368-2672 Québec Inc. (or, following the completion of the Lion Pre-Closing Reorganization, 27,558,653 Lion Common Shares), of which Marc Bedard has control over, directly and indirectly, a majority of the voting shares (see footnote 7 above), and (ii) 2,734,814 Lion Common Shares which may be acquired by Marc Bedard through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(12)

Nicolas Brunet does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent 642,729 Lion Common Shares which may be acquired by Nicolas Brunet through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(13)

Yannick Poulin does not personally own any Lion Common Shares. The Lion Common Shares reported herein represent 455,802 Lion Common Shares which may be acquired by Yannick Poulin through the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof.

(14)

Michel Ringuet does not personally own any Lion Common Shares or other securities convertible into Lion Common Shares. The Lion Common Shares reported herein are directly owned by Capital Mimar Inc. Mr. Ringuet has control over, directly and indirectly, a majority of the voting shares of Capital Mimar Inc., which currently holds 283,019 Lion Common Shares (or, following the completion of the Lion Pre-Closing Reorganization, 1,168,557 Lion Common Shares). The business address of Capital Mimar Inc. is 110 boul. de Montrose Saint-Lambert (Québec), Canada, J4R 1X3.

(15)

Pierre Wilkie holds a non-controlling interest in 9231-9979 Québec Inc., who is the holder of record of 2,429,420 Lion Common Shares (or, following the completion of the Lion Pre-Closing Reorganization, 10,030,832 Lion Common Shares). 9231-9979 Québec Inc. will also acquire 100,000 Lion Common shares in the PIPE Financing such that, following the completion of the Lion Pre-Closing Reorganization, the Business Combination and the PIPE Financing, 9231-9979 Québec Inc. will own 10,130,832 Lion Common Shares. Mr. Wilkie has no voting or dispositive power over the Lion Common Shares held by 9231-9979 Québec Inc. Mr. Wilkie may be deemed to beneficially own securities held by 9231-9979 Québec Inc. through his indirect economic ownership interest therein. Mr. Wilkie disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PEC Option Agreement

On November 27, 2020, Power Energy, on the one hand, and XPND Croissance Fund L.P., 9368-2722 Québec Inc. and 9231-9979 Québec Inc., on the other hand (collectively, the “PEC Option Securityholders”) entered into an option agreement (the “PEC Option Agreement”) pursuant to which each PEC Option Securityholder has granted an option to Power Energy to acquire Lion Common Shares held by such PEC Option Securityholder. Under the PEC Option Agreement, Power Energy has the right, subject to the terms and conditions set out therein, to purchase from the PEC Option Securityholders, on a pro rata basis (i) up to 2,100,000 Lion Common Shares at a price per share of $12.44 (or, following the completion of the Lion Pre-Closing Reorganization, up to 8,670,690 Lion Common Shares at a price per share of $3.01) at any time on or before March 15, 2022, (ii) up to 550,000 Lion Common Shares at a price per share of $26.09 (or, following the completion of the Lion Pre-Closing Reorganization, up to 2,270,895 Lion Common Shares at a price per share of $6.32) at any time on or before April 30, 2022, and (iii) up to 550,000 Lion Common Shares at a price per share of $65.22 (or, following the completion of the Lion Pre-Closing Reorganization, up to 2,270,895 Lion Common Shares at a price per share of $15.80) at any time on or before October 31, 2023. Under the PEC Option Agreement, Power Energy may elect to exercise any of the foregoing options on a cashless basis, whereby the number of Lion Common Shares to be so acquired will be determined on the basis of the market price of the Lion Common Shares as of immediately prior to such exercise. As described in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lion Lock-Up Agreements,” the exercise of the foregoing options (and the related transfer of Lion Common Shares) pursuant to the PEC Option Agreement are permitted under the lock-up agreements entered into between the Corporation and each of Power Energy and the PEC Option Securityholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

NGA Related Party Transactions

Founder Shares

On May 27, 2020, the Sponsor paid $25,000 to cover certain offering costs of NGA in consideration of 8,625,000 Founder Shares. The Founder Shares included an aggregate of up 1,125,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own 20% of NGA’s issued and outstanding shares after the NGA IPO. On August 27, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 486,336 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 7,986,336 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions and specified permitted transferees, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last sale price of the NGA Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which NGA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of NGA stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Sponsor has further agreed that the Lion Common Shares issued to the Sponsor in exchange for the Founder Shares will be subject to such restrictions on transfer pursuant to the terms of the Stockholder Support and Lock-Up Agreement. Pursuant to its governing documents, and as permitted by the Stockholder Support and Lock-Up Agreement, Sponsor intends to distribute to its members, following closing, all Lion Common Shares and Lion Warrants received by Sponsor as a result of the Business Combination, subject to written agreement by such transferees that the securities so received will remain subject to the transfer restrictions in the Stockholder Support and Lock-Up Agreement.

Administrative Services Agreement

NGA entered into an agreement which commenced on August 17, 2020, whereby NGA pays the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of an initial business combination or NGA’s liquidation, NGA will cease paying these monthly fees. For the three months ended December 31, 2020 and for the period from May 27, 2020 (inception) through December 31, 2020, NGA incurred $30,000 and $45,000, respectively in fees for these services. As of December 31, 2020, $10,000 is included in accrued expenses in the accompanying condensed balance sheet.

Promissory Note—Related Party

On May 27, 2020, NGA issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which NGA could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the NGA IPO or (iii) the abandonment of the NGA IPO. The outstanding amount of $142,931 under the Promissory Note was repaid on August 24, 2020.

In February and March of 2021, NGA’s Sponsor advanced Working Capital Loans to NGA in an aggregate amount of $3,000,000, and NGA issued a non-convertible, unsecured promissory note to its Sponsor in respect of such Working Capital Loans. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial business combination or (ii) liquidation of NGA. If the Corrective Amendment Proposal in this proxy statement/prospectus is approved by its stockholders, it is expected that NGA’s Sponsor will promptly thereafter tender such promissory note to NGA as an advance payment for Working Capital Warrants to be issued immediately prior to its initial business combination (regardless of when that occurs).

Due to Sponsor

In September 2020, NGA received an aggregate of $510,914 from the Sponsor which was returned in October 2020.

NGA Working Capital Warrants

As described in the NGA Prospectus, the Sponsor may, but is not obligated to, loan funds to NGA to fund transaction costs incurred by NGA in connection with a business combination and other working capital needs of NGA, with the Sponsor having the right to elect to receive, in lieu of repayment of up to $3,000,000 of such funding, one warrant for each $1.00 of such funding. Such warrants are expressly provided for, as “Working Capital Warrants,” in the NGA Warrant Agreement, pursuant to which all other outstanding warrants of NGA have been issued. If the Corrective Amendment is approved by the NGA stockholders and filed by NGA with the Delaware Secretary of State in connection with the Business Combination, the Sponsor will be obligated to purchase from NGA 3,000,000 Working Capital Warrants for a total cash purchase price of $3,000,000, the Sponsor will pay the purchase price to NGA promptly following such approval of the Corrective Amendment by the NGA stockholders, and NGA will issue such Working Capital Warrants to the Sponsor immediately prior to the closing of the Business Combination.

Personnel Services Agreement

On December 1, 2020, NGA, with the approval of the audit committee of its board, and NGA’s Sponsor agreed on the terms pursuant to which NGA will pay its Sponsor, or individuals affiliated with its Sponsor, for services in respect of identifying, investigating, and analyzing investment opportunities and completing an initial business combination. Such personnel that may receive such payments, whether directly from NGA or indirectly by payment from NGA’s Sponsor of amounts paid to its Sponsor by NGA, include persons who are officers or directors of NGA (other than its independent directors).

Under such agreement, NGA agreed to pay its Sponsor or individuals affiliated with its Sponsor (including persons who may be officers or directors of NGA) an aggregate amount of $480,000 for all such services provided prior to December 31, 2020, with a credit for amounts paid prior to such date, including amounts paid to persons who are officers and directors of NGA, each of which was approved by the audit committee of its board in advance of such payment. Of amounts charged to NGA in respect of the period prior to December 31, 2020, $120,000 was approved by NGA’s audit committee in respect of services of persons who are officers or directors of NGA, including $60,000 charged directly to NGA by and for the services of Ian Robertson, NGA’s Chief Executive Officer and a director, and $60,000 charged directly to NGA by and for the services of Ken Manget, NGA’s Chief Financial Officer and a director. As of December 31, 2020, $353,519 is included in accrued expenses in the accompanying balance sheet, payable by NGA to its Sponsor, which accrued amounts, together with any amounts payable under the agreement for periods after December 31, 2020, may be paid by its Sponsor to persons who are officers or directors of NGA, other than its independent directors.

In addition, under such agreement, NGA agreed to pay its Sponsor or individuals affiliated with its Sponsor (including persons who may be officers or directors of NGA), for services preceding an initial business combination, an amount equal to $80,000 per month commencing on January 1, 2021 until the date of the initial business combination, and upon completion of the initial business combination, an amount equal to $60,000 multiplied by the number of months by which the date of the initial business combination precedes August 20, 2022. Under the terms of such agreement, the total compensation paid or credited under such agreement will be less than $2 million.

NGA Related Party Policy

NGA’s code of ethics, which was adopted upon consummation of the NGA IPO, requires NGA to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the NGA Board (or the appropriate committee of the NGA Board) or as disclosed in our public filings with the SEC. Under NGA’s code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, NGA’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that it enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. NGA also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Lion Related Party Transactions

Investment by Power Energy Corporation

In connection with the initial investment made by Power Energy (a wholly-owned subsidiary of Power Sustainable Capital Inc.) in October 2017, Lion and Power Energy entered into a subscription agreement, and Lion, Power Energy and certain selling shareholders entered into a share purchase agreement (these agreements, together with other ancillary documentation entered into in connection thereto, the “PEC Transaction Agreements”). The PEC Transaction Agreements provided for, among other things, the terms and conditions of Power Energy’s subscription and acquisition of Lion Common Shares, certain pre-closing reorganization transactions as well as certain additional subscription and purchase rights in favour of Power Energy, which will terminate effective as of closing of the Business Combination. Certain representations and warranties and indemnities provided by Lion in favour of Power Energy under the PEC Transaction Agreements will remain in force following closing of the Business Combination.

Unanimous Shareholders’ Agreement

Lion is party to a unanimous shareholders’ agreement (the “Unanimous Shareholders’ Agreement”) with all of its current shareholders. The shareholders’ agreement provides, among other things, that such shareholders will vote in accordance with the terms of the agreement, including in matters related to the composition of Lion’s Board, as well as for certain transfer restrictions, call and put rights, information rights and preemptive rights in favor of certain holders of Lion Common Shares with regard to certain issuances of Lion’s share capital. The Unanimous Shareholders’ Agreement will be terminated in accordance with its terms effective as of closing of the Business Combination.

PIPE Financing

In connection with the PIPE Financing, Lion and NGA have entered into a Subscription Agreement with Power Energy pursuant to which Power Energy has agreed to purchase, subject to the terms and conditions contained therein, a total of 1,662,500 Lion Common Shares at a purchase price of $10.00 per share for a total purchase price of $16,625,000. In addition, Lion and NGA have entered into Subscription Agreements with certain of Lion’s and NGA’s respective shareholders, directors and/or officers pursuant to which such Subscribers have agreed to, directly or indirectly purchase, subject to the terms and conditions contained therein, Lion Common Shares at a purchase price of $10.00 per share. Such Lion Common Shares will be acquired upon the same terms and conditions as the Lion Common Shares to be acquired by all other Subscribers in the PIPE Financing. For more information about the PIPE Financing, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—PIPE Financing.”

Stockholder Support and Lock-Up Agreement

In connection with the Business Combination Agreement, NGA, Lion, and the Sponsor entered into the Stockholder Support and Lock-Up Agreement pursuant to which the Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination. Additionally, the Sponsor agreed, among other things, not to (a) transfer any of its shares of NGA Common Stock or NGA Warrants, or any Lion Common Shares or Assumed Warrants acquired in exchange therefor pursuant to the Business Combination, for certain periods of time as set forth in the Stockholder Support and Lock-Up Agreement, subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the commitment under the Stockholder Support and Lock-Up Agreement to vote in favor of the approval and adoption of the Business Combination and Business Combination Agreement. In addition, pursuant to the Stockholder Support and Lock-Up Agreement, Lion has agreed, in respect of any meeting of shareholders at which directors of Lion’s Board are to be elected, prior to and including any annual general meeting of Lion to be held in the calendar year 2022, to use at least the same efforts to cause the election of Ian Robertson and Chris Jarratt as it uses to cause the election of the other nominees of Lion’s Board.

For more information about the Stockholder Support and Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholder Support Agreement.”

Lion Lock-Up Agreements

In connection with the Business Combination Agreement, Lion and the existing shareholders of Lion entered into the Lion Lock-Up Agreements pursuant to which such shareholders agreed not to transfer Lion Common Shares for 180 days following the Effective Date, subject to customary exceptions and the terms therein. Among other exceptions on the restriction to transfer Lion Common Shares for 180 days, the lock-up agreement entered into by each of Power Energy, XPND Croissance Fund L.P., 9368-2672 Québec Inc. and 9231-9979 Québec Inc. provides that any transfer of Lion Common Shares made pursuant to the PEC Option Agreement (as defined below) is a permitted transfer thereunder. For more information about the PEC Option Agreement, see the section entitled “Beneficial Ownership of Securities—PEC Option Agreement.” In addition, the lock-up agreement entered into by 9368-2672 provides that 9368-2672 will be entitled to, during the restricted period of 180 days after the Effective Date applicable under the lock-up, transfer up to 1,000,000 Lion Common Shares in the aggregate (assuming completion of the Lion Pre-Closing Reorganization), representing less than four percent (4%) of the total number of Lion Common Shares held as of the date of execution of the lock-up agreement by 9368-2672, in open market transactions and/or pursuant to private agreements.

For more information about the Stockholder Support and Lock-Up Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lion Lock-Up Agreements.”

Nomination Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) of Lion for so long as it holds a requisite percentage of the total voting power of Lion.

For more information about the Nomination Rights Agreement, see the section entitled “Description of Share Capital—Nomination Rights.”

Registration Rights Agreement

As per the terms of the Business Combination Agreement, effective as of Closing, Lion will enter into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 will be granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the Lion Common Shares held by them.

For more information about the Registration Rights Agreement, see the section entitled “Description of Share Capital—Registration Rights.”

Employment Arrangements

Lion has entered into employment agreements with certain of its Named Executive Officers and other executive officers and, as a part of the Business Combination, may enter into new employment agreements with such executive officers which will replace, effective as of the time they are entered into, any such current employment agreements. In addition, certain immediate family members of certain directors and executive officers of Lion are and have been, and may from time to time be, employed by Lion, with the compensation paid to such persons being substantially consistent with compensation provided to other employees performing similar functions.

For more information regarding employment agreements with Lion’s named executive officers, see the section entitled “Executive Compensation—Lion—Agreements with Lion’s Named Executive Officers and Potential Payments Upon Termination.”

Indemnity Agreements

On or prior to the Closing, Lion intends to enter into separate indemnity agreements with each of its directors and executive officers, in addition to the indemnification provided for in its bylaws. These indemnity agreements will provide Lion’s directors and executive officers with contractual rights to indemnification and, in some cases, expense advancement in any action or proceeding arising out of their services as one of Lion’s directors or executive officers or as a director or executive officer of a subsidiary of Lion.

EXPERTS

The audited consolidated financial statements of Lion as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, appearing in this proxy statement/prospectus and registration statement have been audited by Raymond Chabot Grant Thornton LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. Raymond Chabot Grant Thornton LLP is independent of Lion within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec and within the meaning of the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

The financial statements of Northern Genesis Acquisition Corp. as of December 31, 2020 and for the period from May 27, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

HOUSEHOLDING INFORMATION

Unless NGA has received contrary instructions, NGA may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if NGA believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce NGA’s expenses. However, if stockholders prefer to receive multiple sets of NGA’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of NGA’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact NGA at its offices at Northern Genesis Acquisition Corp., 4801 Main Street, Suite 1000, Kansas City, MO 64112, directed to the attention of its Secretary, or its telephone number at (913) 983-8000 to inform NGA of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR OF LION

The transfer agent and registrar for the Lion Common Shares following consummation of the Business Combination is expected to be American Stock Transfer & Trust Company, LLC (in the United States) and AST Trust Company (Canada) (in Canada), and the warrant agent for the Lion Warrants is expected to be Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The NGA Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is consummated and Lion holds a 2021 annual meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Lion’s 2021 annual meeting in accordance with Rule 14a-8 under the Exchange Act.

The new bylaws of Lion to be adopted in connection with the Business Combination will require that advance notice be given to Lion in circumstances where nominations of persons for election as a director are made by shareholders other than pursuant to a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (Québec) or a shareholder proposal made pursuant to the provisions of the Business Corporations Act (Québec). For more information about such advance notice, see the section entitled “Description of Share Capital—Important Provisions of Constating Documents—Advance Notice.”

Under the Business Corporations Act (Québec), a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at an annual shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the Business Corporations Act (Québec) pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to any annual meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the notice of meeting for the last annual shareholders’ meeting. In addition, the Business Corporations Act (Québec) requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented. Any shareholder proposal must be accompanied by the information prescribed by the Business Corporations Act (Québec).

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER

U.S. SECURITIES LAWS

Lion is a corporation incorporated under the laws of the Province of Québec. Other than Sheila C. Bair, all of Lion’s directors and executive officers as of the closing of the Business Combination will reside outside the United States. A substantial portion of Lion’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Lion or those persons or to enforce against Lion or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the laws of the United States. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Lion, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Lion or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NGA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read NGA’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact NGA’s proxy solicitor at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (888) 605-1958

Banks and Brokers Call: (212) 269-5550

nga@dfking.com

If you are an NGA stockholder and would like to request documents, please do so by                 , 2021, in order to receive them before the Special Meeting. If you request any documents from NGA, NGA will mail them to you by first class mail, or another equally prompt means.

This proxy statement/prospectus forms a part of a registration statement on Form F-4 (Registration No. 333-251847) filed by Lion with the Securities and Exchange Commission. It constitutes a prospectus of Lion under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the Lion Common Shares to be issued to holders of NGA Common Stock in the Business Combination. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and a notice of meeting with respect to the Special Meeting of NGA stockholders at which the NGA stockholders will vote on the following proposals, (i) to consider and vote upon a proposal to approve the Business Combination Agreement and the transactions contemplated thereby, (ii) to consider and vote upon a proposal to approve and adopt an amendment to the NGA Certificate in order to provide for the issuance of the NGA Working Capital Warrants in connection with but prior to the Closing, and (iii) to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

NGA has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to NGA, and Lion has supplied all such information relating to Lion or the Merger Sub. NGA and Lion have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated                , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to NGA stockholders nor the issuance by Lion of Lion Common Shares pursuant to the Business Combination will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of or offer to buy any securities, or the solicitation of a proxy, in any jurisdiction where or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The Lion Electric Company Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Financial Statements

Consolidated Financial Position	F-19

Consolidated Comprehensive Loss	F-20

Consolidated Changes in Equity	F-21

Consolidated Cash Flows	F-22

Notes to Consolidated Financial Statements	F-23 - F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Northern Genesis Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Northern Genesis Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 8, 2021

NORTHERN GENESIS ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current Assets
Cash	$624,283
Prepaid expenses	145,771

Total Current Assets	770,054

Cash and marketable securities held in Trust Account	319,577,125

TOTAL ASSETS	$320,347,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$1,087,789

Total Current Liabilities	1,087,789
Deferred underwriting payable	11,180,870

Total Liabilities	12,268,659

Commitments
Common stock subject to possible redemption 30,305,432 shares at redemption value	303,078,515
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 9,626,248 shares issued and outstanding (excluding 30,305,432 shares subject to possible redemption)	963
Additional paid-in capital	6,511,411
Accumulated deficit	(1,512,369)

Total Stockholders’ Equity	5,000,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$320,347,179

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,636,054

Loss from operations	(1,636,054)
Other income:
Interest earned on marketable securities held in Trust Account	108,848
Unrealized gain on marketable securities held in Trust Account	14,837

Other income	123,685

Net loss	$(1,512,369)

Weighted average non-redeemable common shares outstanding, basic and diluted	8,691,291

Basic and diluted net loss per non-redeemable common share	$(0.18)

Weighted average common shares subject to possible redemption outstanding, basic and diluted	30,351,355

Basic and diluted net income per common share subject to possible redemption	$0.00

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — May 27, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	8,625,000	863	24,137	—	25,000
Sale of 31,945,344 Units, net of underwriting discount and offering expenses	31,945,344	3,194	301,423,626	—	301,426,820
Sale of 8,139,069 Private Placement Warrants	—	—	8,139,069	—	8,139,069
Forfeiture of Founder Shares	(638,664)	(64)	64	—	—
Common stock subject to possible redemption	(30,305,432)	(3,030)	(303,075,485)	—	(304,465,469)
Net loss	—	—	—	(1,512,369)	(1,512,369)

Balance – December 31, 2020	9,626,248	$963	$6,511,411	$(1,512,369)	$5,000,005

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,512,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(108,848)
Unrealized gain on marketable securities held in Trust Account	(14,837)
Changes in operating assets and liabilities:
Prepaid expenses	(145,771)
Accrued expenses	1,087,789

Net cash used in operating activities	(694,036)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(319,453,440)

Net cash used in investing activities	(319,453,440)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	313,064,371
Proceeds from sale of Private Placement Warrants	8,139,069
Proceeds from promissory note – related party	142,931
Repayment of promissory note – related party	(142,931)
Payment of offering costs	(431,681)

Net cash provided by financing activities	320,771,759

Net Change in Cash	624,283
Cash – Beginning of period	—

Cash – End of period	$624,283

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$304,589,870

Change in value of common stock subject to possible redemption	$(1,511,355)

Deferred underwriting fee payable	$11,180,870

Offering costs paid directly by Sponsor in exchange for the issuance of common stock	25,000

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Genesis Acquisition Corp. (the “Company”) was incorporated in Delaware on May 27, 2020. The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially concentrate on target businesses making a positive contribution to sustainability through the ownership, financing and management of societal infrastructure.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations, other than seeking Business Combination opportunities following the Company’s initial public offering (“Initial Public Offering”). All activity for the period from May 27, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the Initial Public Offering, which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion Electric”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on August 17, 2020. On August 20, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Northern Genesis Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,750,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 20, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

On August 27, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 1,945,344 Units at $10.00 per Unit and sold an additional 389,069 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $19,842,509. Following such closing, an additional $19,453,440 of net proceeds was deposited in the Trust Account, resulting in $319,453,440 held in the Trust Account.

Transaction costs amounted to $18,026,620 consisting of $6,389,069 of underwriting fees, $11,180,870 of deferred underwriting fees and $456,681 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to complete a Business Combination only if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted (or such higher percentage of the Company’s outstanding shares as may be required by applicable law) are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares held by Sponsor in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

The Sponsor and the Company’s officers and directors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until August 20, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive their liquidation rights with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity

As of December 31, 2020, the Company had $624,283 in its operating bank accounts, $319,577,125 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and an adjusted working capital deficit of $219,554 (excluding franchise taxes payable and prepaid income tax). As of December 31, 2020, approximately $123,685 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.

In February and March of 2021, the Sponsor advanced Working Capital Loans to the Company in an aggregate amount of $3,000,000, and the Company issued a non-convertible, unsecured promissory note to the Sponsor in a principal amount of $3,000,000 in respect of such Working Capital Loans made by the Sponsor to the Company. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial business combination or (ii) liquidation of the Company.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account (including the proceeds of the Working Capital Loans) for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination. Management believes that the Company has sufficient funds to pay operating expenses for the next 12 months.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Common Stock Subject to Possible Redemption

The Company accounts for its shares of common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 24,111,741 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

For the Period from May 27, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$24,196

Net income allocable to shares subject to possible redemption	$24,196

Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	30,351,055

Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(1,512,369)
Net income allocable to Common stock subject to possible redemption	24,196

Non-Redeemable Net Loss	$(1,536,565)

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	8,691,291

Basic and diluted net loss per share	$(0.18)

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a Canadian financial institution, which, at times, may exceed the Canada Deposit Insurance Corporation coverage of C$100,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 31,945,344 Units, at a price of $10.00 per Unit, inclusive of 1,945,344 Units sold to the underwriters on August 27, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,750,000. On August 27, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 389,069 Private Placement Warrants to the Sponsor, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $389,069. Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account, with the remainder used to pay offering expenses or held by the Company outside the Trust Account as working capital. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 27, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s common stock (the “Founder Shares”). The Founder Shares included an aggregate of up 1,125,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 27, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 638,664 Founder Shares were forfeited and 486,336 Founder Shares ceased to be subject to forfeiture, resulting in an aggregate of 7,986,336 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on August 17, 2020, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from May 27, 2020 (inception) through December 31, 2020, the Company incurred $45,000 in fees for these services. As of December 31, 2020, $10,000 is included in accrued expenses in the accompanying balance sheet.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Personnel Services Agreement

On December 1, 2020, the Company, with the approval of the audit committee of our board, and the Sponsor agreed on the terms pursuant to which the Company will pay the Sponsor, or individuals affiliated with the Sponsor, for services in respect of identifying, investigating, and analyzing investment opportunities and completing an initial Business Combination. Such personnel that may receive such payments, whether directly from the Company or indirectly by payment from the Sponsor of amounts paid to the Sponsor by the Company, include persons who are officers or directors of the Company (other than our independent directors).

Under such agreement, the Company agreed to pay the Sponsor or individuals affiliated with the Sponsor (including persons who may be officers or directors of the Company) an aggregate amount of $480,000 for all such services provided prior to December 31, 2020, with a credit for amounts paid prior to such date, including amounts paid to persons who are officers and directors of the Company, each of which was approved by the audit committee of our board in advance of such payment. Of amounts charged to the Company in respect of the period prior to December 31, 2020, $110,000 was approved by our audit committee in respect of services of persons who are officers or directors of the Company, including $60,000 charged directly to the Company by and for the services of Ian Robertson, our Chief Executive Officer and a director, and $50,000 charged directly to the Company by and for the services of Ken Manget, our Chief Financial Officer and a director. As of December 31, 2020, $353,519 is included in accrued expenses in the accompanying balance sheet, payable by the Company to the Sponsor, which accrued amounts, together with any amounts payable under the agreement for periods after December 31, 2020, may be paid by the Sponsor to persons who are officers or directors of the Company, other than our independent directors.

In addition, under such agreement, the Company agreed to pay the Sponsor or individuals affiliated with the Sponsor (including persons who may be officers or directors of the Company), for services preceding an initial Business Combination, an amount equal to $80,000 per month commencing on January 1, 2021 until the date of the initial Business Combination, and upon completion of the initial Business Combination, an amount equal to $60,000 multiplied by the number of months by which the date of the initial Business Combination precedes August 20, 2022. Under the terms of such agreement, the total compensation paid or credited under such agreement will be less than $2 million.

Due to Sponsor

In September 2020, the Company received an aggregate of $510,914 from the Sponsor which was returned in October 2020.

Promissory Note — Related Party

On May 27, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the Initial Public Offering or (iii) the abandonment of the Initial Public Offering. The outstanding amount of $142,931 under the Promissory Note was repaid on August 24, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes and would be repayable upon completion of a Business Combination, without interest, but may provide that, at the lender’s discretion, up to $3,000,000 of the notes may be converted in connection with the completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 17, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 27, 2020, the underwriters elected to partially exercise their over-allotment option to purchase 1,945,344 Units at a purchase price of $10.00 per Unit and forfeited their election to exercise the remaining over-allotment option.

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $11,180,870. The deferred fee will be payable in cash to the underwriters solely in the event that the Company completes a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Business Combination Agreement

On November 30, 2020, the Company, Lion Electric, and Lion Electric Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Lion Electric (“Merger Sub”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger,” together with the other transactions related thereto, the “Proposed Lion Transaction”), with the Company surviving the Merger as a wholly owned subsidiary of Lion Electric (the “Surviving Corporation”).

Immediately prior to the effective time of the Merger (the “Effective Time”), Lion Electric will implement a reorganization (the “Lion Electric Pre-Closing Reorganization”), which will include a split of the common shares of Lion Electric (the “Lion Electric Common Shares”) whereby each Lion Electric Common Share immediately prior to such share split will be converted into 4.1289 Lion Electric Common Shares immediately following such share split (the “Company Split Adjustment”) and the amendment and restatement, effective as of the Effective Time, of Lion Electric’s articles and bylaws.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Lion Electric, Merger Sub or any of the holders of any of their securities:

•

the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

•

each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Redemption Shares, each as defined below) will be converted into the right to receive from Lion Electric the number of fully-paid and nonassessable Lion Electric Common Shares (after giving effect to the Company Split Adjustment) equal to an exchange ratio (the “Exchange Ratio”), which will initially be one (1) but will be subject to customary adjustments pursuant to the Business Combination Agreement for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalization, reclassification, combination, exchange of shares or like changes occurring after the Company Split Adjustment (the “Per Share Merger Consideration”);

•

all such shares of Company Common Stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist, and each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration;

•	the Surviving Corporation will issue to Lion Electric one share of common stock of the Surviving Corporation for each share of Company Common Stock issued as Per Share Merger Consideration;

•

all shares of Company Common Stock held by the Company as treasury shares immediately prior to the Effective Time and not held on behalf of third parties (collectively, “Excluded Shares”) will automatically be canceled and cease to exist as of the Effective Time, and no consideration will be delivered in exchange therefor;

•

each share of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a Company stockholder has validly exercised its redemption rights under the Company’s Certificate of Incorporation (“Redemption Rights”) will be redeemed at the Effective Time (the “Redemption Shares”), will not be entitled to receive the Per Share Merger Consideration, and will be converted into the right to receive from the Company, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights (such amount, the “Redemption Payment”), and the Company or the Surviving Corporation will make such cash payments at or as promptly as practical after the Effective Time;

•

as of the Effective Time, all Redemption Shares will cease to be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) will cease to have any rights with respect thereto, except the right to receive the cash payment in respect thereof from the Company or the Surviving Corporation referred to in the immediately preceding sentence;

•

at the Effective Time and in accordance with Section 4.5 of the Warrant Agreement dated August 7, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Company Warrant Agreement”), each warrant to purchase Company Common Stock under the Company Warrant Agreement (“Company Warrant”), to the extent then outstanding and unexercised, will automatically, without any action on the part of its holder, be converted into a warrant to acquire a number of Lion Electric Common Shares at an adjusted exercise price per share, in each case, as determined in accordance with the following (each resulting warrant, an “Assumed Warrant”):

Consummation of the Proposed Lion Transaction is subject to approval by stockholders holding a majority of the outstanding shares of Company Common Stock and satisfaction of certain other conditions, as further described in the Business Combination Agreement.

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 9,626,248 shares of common stock issued and outstanding, excluding 30,305,432 shares of common stock subject to possible redemption.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period commencing once the warrants become exercisable and ending commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets is as follows:

December 31, 2020
Deferred tax assets
Net operating loss carryforward	$78,860
Unrealized gain on marketable securities	(22,858)

Total deferred tax assets	56,002
Valuation Allowance	(56,002)

Deferred tax assets, net allowance	$—

The income tax provision consists of the following:

For the Period from May 27, 2020 (Inception) Through December 31, 2020
Federal
Current	$—
Deferred	(56,002)
State and Local
Current	—
Deferred	—
Change in valuation allowance	56,002

Income tax provision	$—

As of December 31, 2020, the Company had $375,526 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making

NORTHERN GENESIS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from May 27, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $56,002.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Business combination expenses	(17.3)%
Valuation allowance	(3.7)%

Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$319,577,125

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In February and March of 2021, the Sponsor advanced Working Capital Loans to the Company in an aggregate amount of $3,000,000, and the Company issued a non-convertible, unsecured promissory note to the Sponsor in respect of such Working Capital Loans. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial Business Combination or (ii) liquidation of the Company. If the proposal described in the Lion Registration Statement to amend the Company’s certificate of incorporation is approved by its stockholders, it is expected that the Sponsor will promptly thereafter tender such promissory note to the Company as an advance payment for Working Capital Warrants to be issued immediately prior to the Company’s initial Business Combination (regardless of when that occurs).

The Company has received three demand letters from putative stockholders of the Company dated January 19, 2021, February 10, 2021 and March 2, 2021 (together, the “Demands”) alleging that the Company and the Company’s board of directors have breached their fiduciary duties and violated federal securities laws on the basis that the Lion Registration Statement allegedly is materially misleading and/or omits material information concerning the Proposed Lion Transaction. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the Lion Registration Statement. The Company believes that the disclosures set forth in the Lion Registration Statement comply fully with applicable law. However, the Company and Lion are assessing whether to voluntarily supplement the disclosure contained in the Lion Registration Statement for purposes of avoiding expenses associated with any claims that could be made based on such Demands and provide additional information to our respective stockholders. The foregoing, and any supplement to such disclosure that may be made, is not intended to be an admission of the legal necessity or materiality under applicable laws of any such disclosures. We specifically deny all allegations that any additional disclosure is required and we reserve all defenses in connection with the Demands.

The Lion Electric Company

Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Financial Statements

Consolidated Financial Position	F-19

Consolidated Comprehensive Loss	F-20

Consolidated Changes in Equity	F-21

Consolidated Cash Flows	F-22

Notes to Consolidated Financial Statements	F-23 - F-68

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of The Lion Electric Company

Opinion on the consolidated financial statements

We have audited the accompanying consolidated statements of financial position of The Lion Electric Company (formerly Lion Buses Inc.) (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in equity and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2014.

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada

February 23, 2021

The Lion Electric Company

Consolidated Statements of Financial Position

As of December 31, 2020 and 2019

(In US dollars)

	Notes	December 31, 2020	December 31, 2019
		$	$
ASSETS
Current
Inventories	5	38,073,303	12,007,744
Accounts receivable	6	18,505,072	16,903,488
Prepaid expenses		1,078,148	276,135

Current assets		57,656,523	29,187,367

Non-current
Property, plant and equipment	7	5,446,807	3,075,042
Right-of-use assets	8	7,498,724	6,573,964
Intangible assets	9	42,090,843	27,080,634
Contract asset	16	14,327,709	—

Non-current assets		69,364,083	36,729,640

Total assets		127,020,606	65,917,007

LIABILITIES
Current
Bank indebtedness and other indebtedness	10.2	28,733,983	14,078,669
Trade and other payables	11	12,404,614	6,475,697
Current portion of share-based compensation liability	15.2	35,573,558	535,592
Current portion of long-term debt	10.5	26,699,276	9,231,989
Current portion of lease liabilities	8	1,814,635	1,037,477

Current liabilities		105,226,066	31,359,424

Non-current
Share-based compensation liability	15.2	35,126,025	1,438,393
Long-term debt	10.5	118,539	2,551,893
Convertible debt instruments	12	18,866,890	—
Lease liabilities	8	5,904,473	5,632,310
Share warrant obligation	16	31,549,033	—
Common shares, retractable	13, 14	25,855,509	20,050,896

Non-current liabilities		117,420,469	29,673,492

Total liabilities		222,646,535	61,032,916

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	13, 14	32,562,541	32,562,541
Conversion options on convertible debt instruments, net of tax	12	1,472,520	—
Deficit		(126,430,406)	(29,078,739)
Cumulative translation adjustment		(3,230,584)	1,400,289

Total equity (deficiency)		(95,625,929)	4,884,091

Total equity (deficiency) and liabilities		127,020,606	65,917,007

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Comprehensive Loss

For the years ended December 31,

(In US dollars, except per share amounts)

	Notes	2020	2019	2018
		$	$	$
Revenue		23,422,623	30,862,476	16,621,416
Cost of sales		20,277,309	20,777,779	12,903,936

Gross profit		3,145,314	10,084,697	3,717,480

Administrative expenses	15.2	59,941,972	2,936,013	2,009,740
Selling expenses	15.2	15,721,328	5,892,146	3,928,208
Finance costs	17	8,667,405	4,112,475	3,274,036
Foreign exchange loss (gain)		(681,194)	78,663	(136,511)
Change in fair value of share warrant obligation	16	16,847,470	—	—
Other		—	132,732	—

Loss before income taxes		(97,351,667)	(3,067,332)	(5,357,993)
Income taxes	18	—	4,000	—

Net loss for the year		(97,351,667)	(3,071,332)	(5,357,993)
Other comprehensive income (loss)
Item that will be subsequently reclassified to net loss
Foreign currency translation adjustment		(4,630,873)	234,375	(306,241)

Comprehensive loss for the year		(101,982,540)	(2,836,957)	(5,664,234)

Loss per share
Basic loss per share	19	(3.64)	(0.12)	(0.22)

Diluted loss per share	19	(3.64)	(0.12)	(0.22)

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Changes in Equity

For the years ended December 31, 2020, 2019 and 2018

(In US dollars, except for number of shares)

	Notes	Number of shares	Share capital	Conversion options	Deficit	Cumulative translation adjustment	Total equity (deficiency)
			$	$	$	$	$
Balance at January 1, 2020		26,775,004	32,562,541	—	(29,078,739)	1,400,289	4,884,091
Issuance of convertible debt instruments	12	—	—	1,472,520	—	—	1,472,520
Net loss for the year		—	—	—	(97,351,667)	—	(97,351,667)
Other comprehensive loss
Foreign currency translation adjustment		—	—	—	—	(4,630,873)	(4,630,873)

Balance at December 31, 2020		26,775,004	32,562,541	1,472,520	(126,430,406)	(3,230,584)	(95,625,929)

Balance at January 1, 2019		24,543,759	26,333,635	—	(26,007,407)	1,165,914	1,492,142
Issue of share capital and transaction with owners	13	2,231,245	6,228,906	—	—	—	6,228,906
Net loss for the year		—	—	—	(3,071,332)	—	(3,071,332)
Other comprehensive income
Foreign currency translation adjustment		—	—	—	—	234,375	234,375

Balance at December 31, 2019		26,775,004	32,562,541	—	(29,078,739)	1,400,289	4,884,091

Balance at January 1, 2018		24,543,759	26,333,635	—	(20,649,414)	1,472,155	7,156,376
Net loss for the year		—	—	—	(5,357,993)	—	(5,357,993)
Other comprehensive income
Foreign currency translation adjustment		—	—	—	—	(306,241)	(306,241)

Balance at December 31, 2018		24,543,759	26,333,635	—	(26,007,407)	1,165,914	1,492,142

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Consolidated Statements of Cash Flows

For the years ended December 31,

(In US dollars)

	Notes	2020	2019	2018
		$	$	$
OPERATING ACTIVITIES
Net loss for the year		(97,351,667)	(3,071,332)	(5,357,993)
Non-cash items:
Amortization - property, plant and equipment	7	764,068	313,342	170,575
Amortization - right-of-use assets	8	1,444,204	653,210	537,218
Amortization - intangible assets	9	487,876	249,658	136,765
Stock-based compensation	15.2	65,248,941	1,421,973	522,600
Accretion expense on common shares, retractable	17	4,791,806	2,746,799	3,050,375
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights	17	582,018	494,581	—
Accretion expense on convertible debt instruments		1,034,927	—	—
Accretion expense, other		—	44,391	65,740
Change in fair value of share warrant obligation	16	16,847,470	—	—
Unrealized foreign exchange loss (gain)		7,893	(145,872)	—
Net change in working capital items	20	(20,915,636)	(10,110,689)	(1,335,088)

Cash flows used in operating activities		(27,058,100)	(7,403,939)	(2,209,808)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment		(2,897,237)	(1,759,828)	(413,072)
Acquisition of intangible assets		(16,539,159)	(12,349,283)	(7,871,009)
Government assistance related to intangible assets		2,842,172	1,403,325	1,320,962
Contract asset, other costs	16	(199,790)	—	—

Cash flows used in investing activities		(16,794,014)	(12,705,786)	(6,963,119)

FINANCING ACTIVITIES
Net change in credit facilities		7,272,073	6,283,827	3,766,304
Repayment of loans on research and development tax credits and subsidies receivable		(3,242,248)	(2,385,259)	(2,363,588)
Loans on research and development tax credits receivable and subsidies receivable		9,699,300	3,489,336	2,442,695
Net change in loans from shareholders exercising significant influence		—	—	(27,895)
Long-term debt		15,021,339	7,572,316	—
Repayment of long-term debt		(1,659,855)	(1,517,192)	(256,935)
Repayment of lease liabilities		(1,327,707)	(619,267)	(513,375)
Proceeds from issuance of convertible debt instruments, net of issuance costs		18,698,168	—	—
Share issue		—	7,429,973	—
Share redemption		—	(150,020)	—
Share issue expenses		—	—	(24,386)

Cash flows from financing activities		44,461,070	20,103,714	3,022,820

Effect of exchange rate changes on cash held in foreign currency		(531,924)	59,927	(182,325)

Net increase in cash		77,032	53,916	(6,332,432)
Bank overdraft, beginning of year		(168,108)	(222,024)	6,110,408

Bank overdraft, end of year		(91,076)	(168,108)	(222,024)

Other information on cash flows related to operating activities:
Income taxes paid		—	4,000	—
Interest paid		3,249,129	1,143,828	251,858
Interest paid under lease liabilities		277,375	52,296	38,991

The accompanying notes are an integral part of the consolidated financial statements.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

1.	NATURE OF OPERATIONS

The principal activities of The Lion Electric Company (formerly Lion Buses Inc.) (“Lion” or the “Company”) and its subsidiaries (together referred to as the “Group”) include design, development of technology and sales for all-electric heavy-duty urban vehicles including battery systems, chassis, bus bodies and truck cabins. The Group also distributes truck and bus parts and accessories.

On November 24, 2020, the Company amended its name from Lion Buses Inc. to The Lion Electric Company.

2.	GENERAL INFORMATION AND STATEMENT OF COMPLIANCE WITH IFRS

The Company is incorporated under the Business Corporations Act (Quebec) and is the Group’s ultimate parent company. Its registered office and principal place of business is 921, chemin de la Riviere-du-Nord, Saint-Jérôme, Quebec, Canada. The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements for the year ended December 31, 2020 were approved and authorized for issue by the Board of Directors on February 23, 2021.

3.	SUMMARY OF ACCOUNTING POLICIES

3.1	Overall considerations

The consolidated financial statements have been prepared using the significant accounting policies and measurement bases that are in effect at December 31, 2020, as summarized below. These were used throughout all periods presented in the consolidated financial statements.

3.2	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary The Lion Electric Co. USA Inc. as of December 31, 2020 and 2019 and Lion Electric Merger Sub Inc. as of December 31, 2020. The subsidiaries have a reporting date of December 31.

Subsidiaries are all entities over which the Group has the power to control the financial and operating policies. The Group obtains and exercises control when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.2	Basis of consolidation (continued)

All transactions and balances between Group companies are eliminated on consolidation, including unrealized gains and losses on transactions between Group companies. Where unrealized losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of the subsidiary have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

3.3	Foreign currency translation

Functional and presentation currency

The consolidated financial statements are presented in United States (“US”) dollars. The functional currency of the parent company and its subsidiaries is the Canadian dollar.

The functional currency of the entities in the Group has remained unchanged during the reporting periods.

Foreign currency translation

Foreign currency transactions are translated into the functional currency of the respective Group entity, using the exchange rates prevailing at the dates of the transactions (spot exchange rate). Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

Non-monetary items are not retranslated at year-end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the date when fair value was determined.

The Group’s Canadian dollar financial statements are translated to US dollars as follows: assets and liabilities are translated at the closing rate in effect at the reporting date and income and expenses are translated at the average exchange rate for the period. The share capital account is translated at rates in effect at the time of issuance. Exchange gains or losses resulting from the translation of the Group’s accounts into the reporting currency are reported as foreign currency translation adjustment within other comprehensive income (loss) and presented as a separate component of shareholders’ equity.

3.4	Segment reporting

The Group has only one operating segment: the manufacturing and sale of electric vehicles in Canada and the United States.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.5	Revenue

The Group’s principal sources of revenue are the sale of all-electric medium and heavy-duty urban vehicles. To determine whether to recognize revenue, the Group follows a 5-step process:

•	Identifying the contract with a customer;

•	Identifying the performance obligations;

•	Determining the transaction price;

•	Allocating the transaction price to the performance obligations; and

•	Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue is recognized at a point in time, when the Group satisfies performance obligations by transferring control of the goods to its customers, which generally occur when the goods are delivered to the customers and when the customer confirms acceptance.

The Group guarantees its products against defects for periods varying from one year to eight years. An allowance for warranty expense is recorded when the revenue for the related product is recognized. The allowance is based upon the terms of the warranty, the Group’s historical experience and management estimates of future expense for replacement or repairs. The corresponding expense is recorded in cost of goods sold.

3.6	Operating expenses

Operating expenses are recognized in profit or loss upon utilization of the service or at the date of their origin. Expenditure for warranties is recognized and charged against the associated provision when the related revenue is recognized.

3.7	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is necessary to complete and prepare the asset for its intended use or sale. Other borrowing costs are expensed in the period in which they are incurred and reported in finance costs.

3.8	Intangible assets

Initial recognition

Acquired software

Acquired computer software licences are capitalized on the basis of the costs incurred to acquire and install the specific software.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.8	Intangible assets (Continued)

Dealership rights with an indefinite useful life

Dealership rights with an indefinite useful life are recorded initially at cost and are not amortized. Because the acquisition was based on future sales of a product, the Group has elected to measure the cost based on a financial liability model, whereby the fair value of all variable payments under the contract are recorded on initial recognition of the asset with a corresponding liability. Any re-measurements of the related liability are recognized in earnings. The cost also includes any directly attributable costs of preparing the asset for its intended use. Directly attributable costs include professional fees arising directly from bringing the asset to its working conditions.

Dealership rights are subject to asset impairment testing as described below. The useful life is reviewed each period to determine whether events and circumstances continue to support an indefinite useful life assessment.

Internally developed intangible assets

Expenditure on the research phase is recognized as an expense as incurred.

Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:

•	the development costs can be measured reliably;

•	the project is technically and commercially feasible;

•	the Group intends to and has sufficient resources to complete the project;

•	the Group has the ability to use or sell the intangible assets; and

•	the intangible assets will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Directly attributable costs include employee costs incurred along with an appropriate portion of relevant overheads and subcontractors fees.

Subsequent measurement

All finite-live intangible assets are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date. In addition, they are subject to impairment testing as described below. The following useful lives are applied:

•	Software: 5 years

•	Development costs: According to production of 7,000 units

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.9	Property, plant and equipment

Property, plant and equipment are initially recognized at acquisition cost, including any costs directly attributable to bringing the assets to the location and condition necessary for it to be capable of operating in the manner intended by the Group’s management. Property, plant and equipment are subsequently measured using the cost model, at cost less accumulated amortization and impairment losses.

Amortization is recognized on a straight-line basis to write down the cost less estimated residual value of property, plant and equipment. The following useful lives are applied:

•	Leasehold improvements: remaining lease term

•	Machinery and equipment: according to production of 7,000 units and 5 years

•	Rolling stock: 5 years

•	Computer equipment : 5 years

•	Furniture and office equipment: 10 years

•	Production moulds: according to production of 1,250 units

•	Master patterns and templates: according to production of 7,000 units

•	Prototypes: 3 years

In the case of right-of-use assets, expected useful lives are determined by reference to comparable owned assets or the lease term, if shorter. Material residual value estimates and estimates of useful life are updated as required, but at least annually.

3.10	Leased assets

For any new contracts, the Group assesses whether a contract is, or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration”. To apply this definition the Group assesses whether the contract meets three key evaluations which are whether:

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

•

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract;

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.10	Leased assets (Continued)

Measurement and recognition of leases as a lessee

At a lease commencement date, the Group recognizes a right-of-use asset and a lease liability on the consolidated statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by the Group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).

The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Group also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, the Group measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate. The Incremental borrowing rate is the estimated rate that the Group would have to pay to borrow the same amount over a similar term, and with similar security to obtain an asset of equivalent value. This rate is adjusted should the lessee entity have a different risk profile to that of the Group.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in fixed and in substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

The Group has elected to account for short-term leases and leases of low-value assets, if any, using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.11	Impairment testing of intangible assets, property, plant and equipment and right-of-use assets

For impairment assessment purposes, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. Cash-generating units to which intangible assets with indefinite useful lives have been allocated (determined by the Group’s management as equivalent to its operating segments) are tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value-in-use. To determine the value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Group’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect management’s assessment of respective risk profiles, such as market and asset-specific risks factors.

Impairment losses for cash-generating units are charged pro rata to the assets in the cash-generating unit. All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the cash-generating unit’s recoverable amount exceeds its carrying amount.

3.12	Inventories

Finished goods, goods in process and raw materials are valued at the lower of cost and net realizable value. Cost is determined using the identified cost method for finished goods and goods in process while the cost of raw materials is determined using the weighted average cost method. Supplier rebates are deducted to determine the cost of purchase.

The cost of inventories includes all purchase, conversion and other costs incurred to bring the inventories to their present location and condition. The net realizable value represents the estimated selling price in the normal course of business less the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the year the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the year in which the reversal occurs.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.13	Financial instruments

Recognition and derecognition

Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

•	amortized cost;

•	fair value through profit or loss (FVTPL);

•	fair value through other comprehensive income (FVOCI).

In the periods presented, the Group does not have any financial assets categorized as FVTPL or FVOCI.

The classification is determined by both:

•	the entity’s business model for managing the financial asset;

•	the contractual cash flow characteristics of the financial asset.

All income and expenses relating to financial assets that are recognized in profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.13	Financial instruments (Continued)

Subsequent	measurement of financial assets

Financial assets at amortized cost

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows;

•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. Trade receivables, incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable and other government assistance receivable are classified within this category.

Impairment	of financial assets

The Group uses the expected credit losses impairment model with respect to its financial assets carried at amortized cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since the initial recognition of the respective financial instrument.

The Group accounts for the expected credit losses using the simplified approach over the life of financial assets measured at amortized cost. Expected credit losses over the life of the asset are expected credit losses for all of the default events that a financial instrument may experience over its expected life. The assessment of expected credit losses reflects reasonable and justifiable information about past events, current circumstances and forecasts of events and economic conditions and takes into account the factors specific to the account receivable, the general condition of the economy and a current as well as expected appreciation of the condition prevailing at the statement of financial position date, including the time value of the money, if any.

Classification	and measurement of financial liabilities

The Group’s financial liabilities measured at amortized cost include bank overdraft, credit facilities, trade and other payables (excluding non-financial liabilities), loans on the research and development tax credits and subsidies receivable, long-term debt, convertible debt instruments, and common shares retractable. The share warrant obligation is a derivative financial liability measured at FVTPL.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.13	Financial instruments (Continued)

Classification and measurement of financial liabilities (Continued)

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless the Group designated a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in profit or loss are included within finance costs or finance income.

Compound financial instruments

The component parts of compound financial instruments (convertible debt instruments) issued by the Group are classified separately as financial liabilities and equity component in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. At the date of issue, the liability component is recognized at fair value, which is estimated using the borrowing rate available for similar non-convertible instruments.

Subsequently, the liability component is measured at amortized cost using the effective interest method until extinguished upon conversion or at maturity. The value of the conversion option classified as equity component is determined at the date of issue by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This amount is recognized in equity, net of income tax effects, and is not subsequently remeasured. When and if the conversion option is exercised, the equity component of convertible debt instruments will be transferred to share capital. If the conversion option remains unexercised at the maturity date of the convertible debt instruments, the equity component of the convertible debt instruments will be transferred to another equity account. No gain or loss is recognized upon conversion or expiration of the conversion option.

Transaction costs related to the issue of convertible debt instruments are allocated to the liability and equity component in proportion to the initial carrying amounts. Transaction costs relating to the equity component are recognized directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component and are amortized over the term of the convertible debt instruments using the effective interest method.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.14	Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

The calculation of current tax and deferred tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. Deferred income taxes are calculated using the balance sheet liability method.

Deferred tax assets are recognized to the extent that it is probable that the underlying tax loss or deductible temporary difference will be utilized against future taxable income. This is assessed based on the Group’s forecast of future operating results, adjusted for significant non-taxable income and expenses and specific limits on the use of any unused tax loss or credit.

Deferred tax liabilities are generally recognized in full, although IAS 12, Income Taxes, specifies limited exemptions. As a result of these exemptions the Group does not recognize deferred tax on temporary differences relating to goodwill, or to its investments in subsidiaries. The Group does not offset deferred tax assets and liabilities unless it has a legally enforceable right to do so and intends to settle on a net basis.

3.15	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, together with other short- term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

3.16	Equity

Share capital represents the amounts received on the issue of shares less share issue expenses.

Deficit includes all current and prior year losses. All transactions with owners of the parent company are recorded separately within equity.

Cumulative translation adjustment comprises foreign currency translation differences arising from the translation of the consolidated financial statements of the Group into the U.S. dollar, the presentation currency (see Note 3.3).

Conversion options on convertible debt instruments represents the equity component of compound financial instruments (see Note 3.13).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.17	Share-based employee remuneration

The Group has a stock option plan for its key employees, which is described in Note 15.2. The related share-based payments to employees, officers and consultants are measured at fair value at grant date. The fair value of share-based payments is recognized as an expense over the vesting period with a corresponding increase to liability, because the Group could be required to settle the options in cash.

The fair value of stock options granted is measured using the Black-Scholes option pricing model and takes into account the terms and conditions upon which the options were granted.

The liability is re-measured to fair value at each reporting date up to, and including the settlement date, with changes in fair value recognized in net earnings. The liability is recorded on the Group’s consolidated statement of financial position under the caption share-based compensation liability, current for vested options and non-current for non-vested options.

3.18	Provisions, contingent assets and contingent liabilities

Provisions for product warranties, legal disputes, onerous contracts or other claims are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from the Group and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. Restructuring provisions are recognized only if a detailed formal plan for the restructuring has been developed and implemented, or management has at least announced the plan’s main features to those affected by it. Provisions are not recognized for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that the Group can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. In those cases where the possible outflow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized.

3.19	Government assistance

Government assistance related to current expenses is accounted for as a reduction of related expenses while assistance related to the acquisition of non-current assets is accounted for as a reduction of the related non-current assets.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.19	Government assistance (Continued)

Government assistance is accrued in the year in which the current expenses or the capital expenditures are incurred, provided that the Group is reasonably certain that it will be received.

Since government assistance resulting from the Canada Emergency Wage Subsidy program may be examined by tax authorities, retroactive application clarifications were introduced after the program was announced and some rules may be interpreted differently by the tax authorities, it is possible that the amount granted will differ from the amounts recorded.

3.20	Research and development tax credits

Tax credits related to current expenses are accounted for as a reduction of related expenses while tax credits related to the acquisition or development of non-current assets are accounted for as a reduction of the related non-current assets.

Reimbursable tax credits are accrued in the year in which the expenditures are incurred, provided that the Group is reasonably certain that the credits will be received. The tax credits must be examined and approved by the tax authorities and it is possible that the amounts granted will differ from the amounts recorded.

3.21	Significant management judgements in applying accounting policies and estimation uncertainty

Significant	management judgements

The following are significant management judgements in applying the accounting policies of the Group that have the most significant effect on the consolidated financial statements.

Capitalization of internally developed intangible assets

Distinguishing the research and development phases of a new customized project and determining whether the recognition requirements for the capitalization of development costs are met require judgment. After capitalization, management monitors whether the recognition requirements continue to be met and whether there are any indicators that capitalized costs may be impaired.

Recognition of deferred tax assets

The extent to which deferred tax assets can be recognized is based on an assessment of the probability of the Group’s future taxable income against which the deferred tax assets can be utilized. In addition, significant judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.21	Significant management judgements in applying accounting policies and estimation uncertainty (Continued)

Estimation uncertainty

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below. Actual results may be substantially different.

Tax credits receivable

The calculation of the Group’s tax credits receivable involves a degree of estimation and judgment in respect of certain items whose tax treatment cannot be finally determined until a notice of assessment has been issued by the relevant taxation authority and payment has been received or applied against income taxes otherwise payable.

Impairment of non-financial assets

In assessing impairment, management estimates the recoverable amount of each asset or cash-generating units based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about future operating results and the determination of a suitable discount rate.

Leases

Recognizing leases requires judgement and use of estimates and assumptions. Judgement is used to determine whether there is reasonable certainty that a lease extension or cancellation option will be exercised. Furthermore, management estimates are used to determine the lease terms and the appropriate interest rate to establish the lease liability.

Useful lives of depreciable assets

Management reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utility of the assets. Uncertainties in these estimates relate to technical obsolescence that may change the utility of certain software and computer equipment. Technical obsolescence also can affect development costs as technology evolve.

Inventories

Management estimates the net realizable values of inventories, taking into account the most reliable evidence available at each reporting date. The future realization of these inventories may be affected by future technology or other market-driven changes that may reduce future selling prices.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (Continued)

3.21	Significant management judgements in applying accounting policies and estimation uncertainty (Continued)

Fair value measurement

Management uses various valuation techniques to determine the fair value of financial instruments, where active market quotes are not available. This involves developing estimates and assumptions consistent with how market participants would price the instrument. Management bases its assumptions on observable data as far as possible but this is not always available. In that case, management uses the best information available. Estimated fair values may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date.

Share-based compensation and share warrant obligation

Management assesses the fair value of stock options and the share warrant obligation using the Black-Scholes valuation model. The Black-Scholes model require management to make estimates and assumptions with respect to inputs including the risk-free interest rate, volatility and expected option or warrant life.

3.22	Standards, amendments and Interpretations to existing Standards that are not yet effective and have not been adopted early by the Group

At the date of authorization of these consolidated financial statements, several new, but not yet effective, standards and amendments to existing standards, and interpretations have been published by the IASB. None of these standards or amendments to existing standards have been adopted early by the Group.

Management anticipates that all relevant pronouncements will be adopted for the first period beginning on or after the effective date of the pronouncement. New standards, amendments and interpretations not adopted in the current year have not been disclosed as they are not expected to have a material impact on the Group’s consolidated financial statements.

4.	SEGMENT REPORTING

	Year ended December 31, 2020
	Canada	United States	Total
	$	$	$
Revenue	11,594,344	11,828,279	23,422,623

	Year ended December 31, 2019
	Canada	United States	Total
	$	$	$
Revenue	11,732,218	19,130,258	30,862,476

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

4.	SEGMENT REPORTING (Continued)

	Year ended December 31, 2018
	Canada	United States	Total
	$	$	$
Revenue	9,564,564	7,056,852	16,621,416

During the year ended December 31, 2020, 40.5% (year ended December 31, 2019: 10.15%; year ended December 31, 2018: 49.2%) of the Group’s revenue depended on three customers, 16.4%, 13.4% and 10.7% respectively (2019: one customer 10.15%; 2018: two customers 38.8% and 10.4% respectively)

	December 31, 2020
	Canada	United States	Total
	$	$	$
Property, plant and equipment	5,050,367	396,440	5,446,807
Right-of-use assets	5,586,207	1,912,517	7,498,724
Intangible assets	36,615,165	5,475,678	42,090,843
Contract asset	14,327,709	—	14,327,709

Total long-term assets	61,579,448	7,784,635	69,364,083

	December 31, 2019
	Canada	United States	Total
	$	$	$
Property, plant and equipment	2,950,444	124,598	3,075,042
Right-of-use assets	5,764,937	809,027	6,573,964
Intangible assets	21,707,537	5,373,097	27,080,634

Total long-term assets	30,422,918	6,306,722	36,729,640

5.	INVENTORIES

Inventories consist of the following:

	December 31, 2020	December 31, 2019
	$	$
Raw materials	26,136,700	6,332,464
Goods in process	6,970,369	1,125,839
Finished goods	4,966,234	4,549,441

	38,073,303	12,007,744

The amount of inventories recognized as expense during the year totals $19,523,781 ($19,601,035 in 2019; $12,165,504 in 2018).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

6.	ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31, 2020	December 31, 2019
	$	$
Trade receivables, gross	8,692,439	7,447,626
Allowance for credit losses	—	(84,991)

Trade receivables, net	8,692,439	7,362,635
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	5,216,118	5,284,842
Other government assistance receivable	724,367	1,674,479

Financial assets	14,632,924	14,321,956

Commodity taxes receivable	943,523	649,718
Other tax credits receivable	38,486	37,725
Research and development tax credits receivable	2,890,139	1,894,089

Non-financial assets	3,872,148	2,581,532

	18,505,072	16,903,488

All amounts are short-term. The net carrying value of trade receivables is considered a reasonable approximation of fair value.

As of December 31, 2020, amounts owing from two customers represent 38.5% and 26.5%, respectively, of the total trade accounts receivable (one customer representing 24.6% as of December 31, 2019).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

7.	PROPERTY, PLANT AND EQUIPMENT

Details of the Group’s property, plant and equipment and their carrying amounts are as follows:

	Leasehold improvements	Machinery and equipment	Rolling stock	Computer equipment	Furniture and office equipment	Production moulds	Master patterns and templates	Prototypes	Total
	$	$	$	$	$	$	$	$	$
GROSS CARRYING AMOUNT
Balance at January 1, 2020	935,981	1,123,911	249,217	534,977	250,312	330,075	470,725	76,823	3,972,021
Additions	960,722	799,539	145,672	711,348	221,472	76,128	43,462	—	2,958,343
Foreign currency translation adjustment	69,448	64,743	12,690	48,240	16,705	10,655	11,766	1,547	235,794

Balance at December 31, 2020	1,966,151	1,988,193	407,579	1,294,565	488,489	416,858	525,953	78,370	7,166,158

AMORTIZATION
Balance at January 1, 2020	324,332	64,534	57,037	182,205	67,343	87,259	40,305	73,964	896,979
Amortization	421,329	28,996	59,138	168,399	53,551	24,337	5,548	2,770	764,068
Foreign currency translation adjustment	28,723	2,826	4,264	12,538	4,177	3,039	1,101	1,636	58,304

Balance at December 31, 2020	774,384	96,356	120,439	363,142	125,071	114,635	46,954	78,370	1,719,351

Carrying amount December 31, 2020	1,191,767	1,891,837	287,140	931,423	363,418	302,223	478,999	—	5,446,807

GROSS CARRYING AMOUNT
Balance at January 1, 2019	324,059	572,119	101,226	255,511	190,174	128,035	372,776	70,173	2,014,073
Additions	583,026	511,944	139,876	260,972	49,497	191,462	77,511	3,051	1,817,339
Foreign currency translation adjustment	28,896	39,848	8,115	18,494	10,641	10,578	20,438	3,599	140,609

Balance at December 31, 2019	935,981	1,123,911	249,217	534,977	250,312	330,075	470,725	76,823	3,972,021

AMORTIZATION
Balance at January 1, 2019	196,705	44,646	25,944	93,652	28,396	56,931	32,780	70,173	549,227
Amortization	115,238	17,267	29,158	82,069	36,725	26,882	5,750	253	313,342
Foreign currency translation adjustment	12,389	2,621	1,935	6,484	2,222	3,446	1,775	3,538	34,410

Balance at December 31, 2019	324,332	64,534	57,037	182,205	67,343	87,259	40,305	73,964	896,979

Carrying amount December 31, 2019	611,649	1,059,377	192,180	352,772	182,969	242,816	430,420	2,859	3,075,042

During the year, rolling stock in the amount of $61,106 ($57,511 in 2019) was acquired under an instalment-type contract.

Amortization has been allocated as follows in the consolidated statements of comprehensive loss:

	2020	2019	2018
	$	$	$
Cost of sales	88,615	154,682	99,260
Administrative expenses	675,453	158,660	71,315

	764,068	313,342	170,575

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

8.	LEASES

The Group has entered into leases agreements for the rental of premises and rolling stock. The leases have an initial term of 2 to 7 years and some have a renewal option after that date. The lease terms are negotiated individually and encompass a wide range of different terms and conditions.

Right-of-use assets

	Premises	Rolling stock	Total
	$	$	$
Balance at January 1, 2020	6,371,563	202,401	6,573,964
Additions	2,177,758	19,204	2,196,962
Amortization	(1,366,378)	(77,826)	(1,444,204)
Foreign currency translation adjustment	171,014	988	172,002

Balance at December 31, 2020	7,353,957	144,767	7,498,724

	Premises	Rolling stock	Total
	$	$	$
Balance at January 1, 2019	820,890	102,222	923,112
Additions	5,976,912	162,289	6,139,201
Amortization	(583,947)	(69,263)	(653,210)
Foreign currency translation adjustment	157,708	7,153	164,861

Balance at December 31, 2019	6,371,563	202,401	6,573,964

Lease liabilities

$
Balance at January 1, 2020	6,669,787
Additions	2,196,962
Lease payments	(1,327,707)
Foreign currency translation adjustment	180,066

Balance at December 31, 2020	7,719,108
Current portion	1,814,635

Non-current portion	5,904,473

Balance at January 1, 2019	981,330
Additions	6,139,201
Lease payments	(619,267)
Foreign currency translation adjustment	168,523

Balance at December 31, 2019	6,669,787
Current portion	1,037,477

Non-current portion	5,632,310

See Notes 17 and 20 for information on interest expense on lease liabilities.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

8.	LEASES (Continued)

Contractual undiscounted payments under lease liabilities are as follows:

December 31, 2020
$
Within one year	1,814,635
1 to 2 years	3,611,369
2 to 5 years	2,911,846
After 5 years	99,619

Total	8,437,469

Other amounts recognized in profit or loss

	2020	2019	2018
	$	$	$
Expense relating to variable lease payments not included in lease liabilities	84,685	45,493	4,500

Variable payments

Some leases for premises require repayment of a portion of the lessor’s payments for property taxes, insurance and operating expenses such as power, maintenance, administration and security; these amounts vary based on the use and wear and tear of the office space. The final lease payments are determined each year.

Renewal option

Some leases include renewal options that can be exercised at the Group’s option. These options are used to maximize the operational flexibility of the Group’s activities. These options are not reflected in measuring lease liabilities in many cases because the options are not reasonably certain to be exercised by the Group. The Group’s practice is to ensure that space or rolling stock meets its needs, which evolve over time.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

9.	INTANGIBLE ASSETS

Details of the Group’s intangible assets and their carrying amounts are as follows:

	Software	Development costs (a)	Dealership rights (b)	Total
	$	$	$	$
GROSS CARRYING AMOUNT
Balance at January 1, 2020	1,255,871	21,140,220	5,356,051	27,752,142
Additions, separately acquired	827,855	—	—	827,855
Additions, internally developed	—	12,788,264	—	12,788,264
Additions, borrowing costs (c)	—	612,962	—	612,962
Foreign currency translation adjustment	68,890	1,131,500	107,831	1,308,221

Balance at December 31, 2020	2,152,616	35,672,946	5,463,882	43,289,444

AMORTIZATION
Balance at January 1, 2020	196,388	475,120	—	671,508
Amortization	322,493	165,383	—	487,876
Foreign currency translation adjustment	20,940	18,277	—	39,217

Balance at December 31, 2020	539,821	658,780	—	1,198,601

Carrying amount December 31, 2020	1,612,795	35,014,166	5,463,882	42,090,843

GROSS CARRYING AMOUNT
Balance at January 1, 2019	323,943	10,720,920	—	11,044,863
Addition, separately acquired	896,278	—	5,242,907	6,139,185
Addition, internally developed	—	8,879,433	—	8,879,433
Additions, borrowing costs (c)	—	791,464	—	791,464
Foreign currency translation adjustment	35,650	748,403	113,144	897,197

Balance at December 31, 2019	1,255,871	21,140,220	5,356,051	27,752,142

AMORTIZATION
Balance at January 1, 2019	57,276	339,226	—	396,502
Amortization	133,351	116,307	—	249,658
Foreign currency translation adjustment	5,761	19,587	—	25,348

Balance at December 31, 2019	196,388	475,120	—	671,508

Carrying amount December 31, 2019	1,059,483	20,665,100	5,356,051	27,080,634

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

9.	INTANGIBLE ASSETS (Continued)

(a)

Government assistance in the amount of $5,360,126 ($1,507,832 in 2019) was recognized during the year as a reduction of development costs. Government assistance for 2020 includes an amount of $2,455,588 of subsidies received under the Canada Emergency Wage Subsidy program.

(b)

During the year ended December 31, 2019, in order to acquire dealership rights in certain territories in the United States, the Group has entered into an agreement with a private company. Under the terms of this agreement, the Group must pay a buy-out of $1,000,000 and an earn-out limited to $6,000,000. This agreement matures on the earlier of the following dates: when the maximum amount of $7,000,000 is fully paid or on May 7, 2022, even if the maximum amount is not reached. The buy-out and the earn-out are payable by a schedule based on the sales of specific types of buses, in specific regions and for amounts that are stated in the agreement. As of December 31, 2020, the Group paid an amount of $2,818,203 ($1,271,158 as of December 31, 2019) under the agreement. The Group’s management estimates that the remaining balance of $4,181,797 will be paid before the term of the agreement.

Upon initial recognition, the dealership rights were accounted for based on the financial liability model, whereby the fair value of all variable payments under the contract were recorded as the cost, with a corresponding liability within long-term debt (Note 10). The cost also includes $778,697 of directly attributable fees to acquire the dealership rights.

(c)	The interest rates used to capitalize the borrowing costs vary between 2.35% and 27.5% (3.36% and 25% in 2019).

Amortization has been allocated as follows in the consolidated statements of comprehensive loss:

	2020	2019	2018
	$	$	$
Cost of sales	165,384	116,307	110,442
Administrative expenses	322,492	133,351	26,323

	487,876	249,658	136,765

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

10.	FINANCIAL ASSETS AND LIABILITIES

10.1	Categories of financial assets and financial liabilities

The classification of financial instruments is summarized as follows:

	Classification	December 31, 2020	December 31, 2019
		$	$
FINANCIAL ASSETS
Trade and other receivables	Amortized cost	8,692,439	7,362,635
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	Amortized cost	5,216,118	5,284,842
Other government assistance receivable	Amortized cost	724,367	1,674,479
FINANCIAL LIABILITIES
Bank overdraft	Amortized cost	91,076	168,108
Credit facilities	Amortized cost	18,209,335	10,345,924
Loans on research and development tax credits and subsidies receivable	Amortized cost	10,433,572	3,564,637
Trade and other payables	Amortized cost	9,413,387	4,577,614
Long-term debt	Amortized cost	26,817,815	11,783,882
Convertible debt instruments	Amortized cost	18,866,890	—
Share warrant obligation	FVTPL	31,549,033	—
Common shares, retractable	Amortized cost	25,855,509	20,050,896

Fair value of financial instruments

Current financial instruments that are not measured at fair value on the consolidated statement of financial position are represented by trade and other receivables, incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable, other government assistance receivable, bank overdraft, credit facilities, loans on research and development tax credits and subsidies receivable and trade and other payables. Their carrying values are considered to be a reasonable approximation of their fair value because of their short-term maturity and / or contractual terms of these instruments.

As of December 31, 2020 and 2019, the fair value of long-term debt, the convertible debt instruments and the common shares, retractable was based on discounted cash flows and was not materially different from its carrying value because there was no material change in the assumptions used for fair value determination at inception. Therefore, their principal amount approximated their fair value. The long-term debt, convertible debt instruments and common shares, retractable are categorized in Level 2 of the fair value hierarchy.

The fair value of the share warrant obligation was determined as described in Note 16.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

10.	FINANCIAL ASSETS AND LIABILITIES (Continued)

10.2	Bank indebtedness and other indebtedness

	December 31, 2020	December 31, 2019
	$	$
Bank overdraft	91,076	168,108
Credit facilities (Note 10.3)	18,209,335	10,345,924
Loans on research and development tax credits and subsidies receivable (Note 10.4)	10,433,572	3,564,637

	28,733,983	14,078,669

10.3	Credit facilities

The Group has an operating revolving credit facility (the “Operating Facility”) for an authorized amount of $27,489,000 (CA$35,000,000) ($19,247,500 (CA$25,000,000) as at December 31, 2019), renewable at any time by the bank and repayable on demand.

The Operating Facility may be used as follows:

•	Canadian dollar advances, bearing interest at the Canadian prime rate plus 1% (3.45%, 4.95% as at December 31, 2019);

•	U.S. dollar advances, bearing interest at the U.S. prime rate plus 1% (4.75%, 5.75% as at December 31, 2019);

•	Issuance of letters of credit or letters of guarantee up to a maximum sublimit of $392,700 (CA$500,000) ($384,950 (CA$500,000) as at December 31, 2019), at cost to be determined at each transaction.

As at December 31, 2020, the Operating facility was drawn as follows:

•	Canadian dollar advances in the amount of $12,367,015 (CA$15,603,789) ($8,756,073 (CA$11,373,000) as at December 31, 2019);

•	U.S. advances in the amount of $5,842,320 (CA$7,438,442) ($1,589,851 (CA$2,065,010) as at December 31, 2019)

The Group also has access to a discretionary credit card facility with a total authorized amount of $196,350 (CA$250,000) ($192,475 (CA$250,000) as at December 31, 2019), bearing interest at 19.15% (19.15% as at December 31,2019), payable on demand and renewable or cancellable at any time by the bank.

The Group also has access to a discretionary hedge facility (the “Hedge Facility”) to mitigate foreign currency exchange rate risk and interest rate risk under derivative instruments with a total authorized amount up to $785,400 (CA$1,000,000) ($384,950 (CA$500,000) as at December 31, 2019).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

10.	FINANCIAL ASSETS AND LIABILITIES (Continued)

10.3	Credit facilities (Continued)

The bank has also made available to the Company a non-revolving term loan in the aggregate amount of $35,343,000 (CA$45,000,000) ($7,699,000 (CA$10,000,000) as at December 31, 2019) bearing interest at the Canadian prime rate plus 9% (prime rate plus 4% as at December 31, 2019) (if drawn in Canadian dollars) or the US prime rate plus 9% (prime rate plus 4% as at December 31, 2019) (if drawn in US dollars), maturing on April 30, 2021 (the “Initial Term Loan”) (Note 10.5).

In December 2020, the bank made available to the Company an additional non-revolving term loan in the aggregate amount of $7,854,000 (CA$10,000,000), bearing interest at the Canadian prime rate plus 3%, (if drawn in Canadian dollars) or the US prime rate plus 3% (if drawn in US dollars), maturing on April 30, 2021 (the “Additional Term Loan”) (Note 10.5).

The credit facilities are secured by $98,175,000 (CA$125,000,000) ($38,495,000 (CA$50,000,000) as at December 31, 2019) in hypothecs and security interests on the universality of tangible and intangible, present and future movable property of the Group. Under the terms of the agreement governing the credit facilities (the “Credit Agreement”), the Group is required to comply with certain financial covenants, namely to maintain a minimum positive cash balance or available credit of at least $314,169 (CA$400,000), to achieve a minimum total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of no greater than 4:1, to maintain a fixed charge coverage ratio of at least 1.10:1 and not to incur capital expenditures in excess of 102% of its financial model. During the year, the Credit Agreement was amended and the bank waived compliance with the total debt to EBITDA ratio until March 30, 2021 as well as the fixed charge coverage ratio until September 29, 2021.

10.4	Loans on research and development tax credits and subsidies receivable

The Group has a loan for an authorized amount of $10,210,200 (CA$13,000,000) ($2,386,690 (CA$3,100,000) as at December 31, 2019) to finance applications or claims submitted to (i) the Ministère du Transport du Québec under the “support program for the deployment of electric school buses” subsidy program (Quebec), (ii) the California Air Resources Board under the subsidy program administered by the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project, (iii) the Ministère de l’Économie et de l’Innovation under the “mobilizing project program” subsidy program, or (iv) any other responsible authority under any other grant program (the “Subsidy Loan”). The loan finances claims for buses that have already been delivered and eligible buses ordered to be delivered. Advances under the loan are repayable within two business days following receipt by the Group of subsidy payments such that the loan never exceeds the amount available and has a maturity of May 31, 2022. The loan amount used as at December 31, 2020 is $9,591,623 (CA$12,212,405) ($2,386,690 (CA$3,100,000) as at December 31, 2019). The loan bears interest at an annual rate equal to the bank’s prime plus 6.55% (9%; 10.5% as at December 31, 2019).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

10.	FINANCIAL ASSETS AND LIABILITIES (Continued)

10.4	Loans on research and development tax credits and subsidies receivable (Continued)

The Group also has a loan for an authorized amount of $2,122,151 (CA$2,702,000) to finance research and development tax credits receivable. Advances under the loan are repayable upon receipt of tax credit payments. The loan amount used as at December 31, 2020 is $841,949 (CA$1,072,000) ($1,177,947 (CA$1,530,000) as at December 31, 2019). The loan bears interest at an annual rate equal to the bank’s prime rate plus 6.55% (9%; 10.5% as at December 31, 2019).

The loans are secured by a hypothec in the amount of $16,964,640 (CA$21,600,000) ($6,159,200 (CA$8,000,000) as at December 31, 2019) on the universality of tangible and intangible, present and future movable property of the Group.

10.5	Long-term debt

	December 31, 2020	December 31, 2019
	$	$
Economic Development Canada (EDC) loan for the acquisition of manufacturing equipment with a nominal value of $190,723 ($230,128 as at December 31, 2019, without interest, discounted at the rate of 12%, unsecured, payable in 12 equal monthly instalments of $14,673 (CA$18,682) from January 2021 to December 2021 and a final instalment of $14,649 (CA$18,652) on maturity in January 2022	178,670	212,614
Economic Development Canada (EDC) loan for the marketing of products in the United States with a nominal value of $44,399 ($52,719 as at December 31, 2019), without interest, discounted at the rate of 12%, unsecured, payable in 13 equal monthly instalments of $3,165 (CA$4,030) from January 2020 to January 2022 and a final instalment of $3,252 (CA$4,141) on maturity in February 2022	41,298	48,505
Economic Development Canada (EDC) loan for the acquisition of moulds, with a nominal value of $24,859 ($29,588 as at December 31, 2019), without interest, discounted at the rate of 15%, unsecured, payable in 13 equal monthly instalments of $1,775 (CA$2,260) from January 2020 to January 2022 and a final instalment of $1,784 (CA$2,271) on maturity in February 2022	22,803	26,686

Sub-total	242,771	287,805

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

10.	FINANCIAL ASSETS AND LIABILITIES (Continued)

10.5	Long-term debt (Continued)

	December 31, 2020	December 31, 2019
	$	$
Balance carried forward	242,771	287,805
Loan in the amount of $22,493 for the acquisition of rolling stock matured in April 2020	—	2,174
Loan in the amount of $64,521 for the acquisition of rolling stock, interest rate of 4.25%, secured by the asset financed having a net carrying amount of $38,395, payable in monthly instalments of $854 (CA$1,087), maturing in December 2023	30,744	39,360
Loan in the amount of $58,753 for the acquisition of rolling stock, interest rate of 3.4%, secured by the asset financed having a net carrying amount of $41,823, payable in monthly instalments of $1,021 (CA$1,300), maturing in August 2024	44,934	55,139
Loan in the amount of $61,106 for the acquisition of rolling stock, interest rate of 2.35%, secured by the asset financed having a net carrying amount of $56,085, payable in monthly instalments of $1,279 (CA$1,629), maturing in August 2024	55,005	—
Initial Term Loan, bearing interest at the bank’s prime rate plus 9% (11.45%; prime plus 4% (7.95%) as at December 31, 2019), maturing in April 2021 (a) (b)	15,708,000	7,699,000
Additional Term Loan, bearing interest at the bank’s prime rate plus 3% (5.45%), maturing in April 2021 (a) (b)	7,854,000	—
Balance of purchase price payable related to the acquisition of the dealership rights, without interest (Note 9)	2,882,361	3,700,404

	26,817,815	11,783,882
Current portion	26,699,276	9,231,989

	118,539	2,551,893

(a)	The Term Loan is subject to the same covenants and guarantees indicated in Note 10.3.
(b)	The Group voluntarily can make capital repayments of $785,400 (CA$1,000,000) without penalty. A repaid amount cannot be borrowed again.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

11.	TRADE AND OTHER PAYABLES

	December 31, 2020	December 31, 2019
	$	$
Trade and other payables consist of the following:
Trade accounts	8,193,582	4,398,171
Accrued liabilities payable	1,219,805	179,443

Financial liabilities	9,413,387	4,577,614

Allowance for guarantees	381,752	218,319
Salaries and vacations payable	1,566,103	828,799
Deductions at source	399,370	145,048
Sales taxes payable	470,113	534,563
Deferred revenue	173,889	171,354

Non-financial liabilities	2,991,227	1,898,083

	12,404,614	6,475,697

12.	CONVERTIBLE DEBT INSTRUMENTS

	March 2020 Convertible Loan	September 2020 Convertible Debenture	Total Convertible Debt Instruments	Conversion Option
	$	$	$	$
Beginning balance
Issuance of March 2020 Convertible Loan	3,741,675	—	3,741,675	—
Conversion option - March 2020 Convertible Loan	(422,940)	—	(422,940)	422,940
Issuance of September 2020 Convertible Debenture	—	15,340,000	15,340,000	—
Conversion option - September 2020 Convertible Debenture	—	(1,049,580)	(1,049,580)	1,049,580
Accretion expense	278,725	886,250	1,164,975	—
Less: financing fees	(70,376)	(313,131)	(383,507)	—
Foreign currency translation adjustment	149,168	327,099	476,267	—

Ending balance	3,676,252	15,190,638	18,866,890	1,472,520

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

12.	CONVERTIBLE DEBT INSTRUMENTS (Continued)

March 2020 Convertible Loan

In March 2020, the Company completed a financing through the issuance of an unsecured convertible loan (the “March 2020 Convertible Loan”) to Investissement Québec in the principal amount of $3,741,675 (CA$5,000,000). The March 2020 Convertible Loan matures on March 3, 2025 and bears an annual interest rate of 7.5% with the interest payable at the maturity date. The March 2020 Convertible Loan is convertible at the option of the holder upon a liquidity event including an initial public offering (“IPO”) or upon an event of default at a discounted price of 10% if realized before September 30, 2020 and 20% after. The March 2020 Convertible Loan is repayable at any time with a 15% premium to the holder.

An amount of $70,376 (CA$94,043) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the March 2020 Convertible Loan.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32 —  Financial Instruments: Presentation (“IAS 32”), the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the March 2020 Convertible Loan was recorded at the estimated fair value of $3,318,735 (CA$4,400,000) using an effective interest rate of 10.76% per annum at the time of issuance with the residual value of $422,940 (CA$600,000) recorded as separate component of equity.

At December 31, 2020, the March 2020 Convertible Loan balance was accreted to $3,676,252 (CA$4,680,739), with an interest expense of $278,725 (CA$374,782) and a foreign currency translation adjustment of $149,168.

September 2020 Convertible Loan

In September 2020, the Company completed a financing through the issuance of an unsecured convertible debenture (the “September 2020 Convertible Debenture”) to Investissement Québec in the principal amount of $15,340,000 (CA$20,000,000). The September 2020 Convertible Debenture matures on September 1, 2023 and bears an annual interest rate of 15% increasing to 18% after the first year with the interest payable at the maturity date. The September 2020 Convertible Debenture is convertible at the option of the holder upon a liquidity event including an IPO at a discounted price of 5% if realized within the first 6 months and a 5% discount plus a daily linear increase to reach 10% at the end of the first year. The September 2020 Convertible Debenture is repayable at any time with a 20% premium to the holder.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

12.	CONVERTIBLE DEBT INSTRUMENTS (Continued)

September 2020 Convertible Loan (Continued)

An amount of $313,131 (CA$417,675) in financing fees was incurred as a direct cost in the closing of the financing. This balance has been capitalized and netted against the proceeds received from the issuance of the September 2020 Convertible Debenture.

Since the financial instrument meets the “Fixed for Fixed” criteria under IAS 32, the conversion option was classified as an equity instrument at the issuance date and is not subsequently remeasured. The conversion option classified as equity will remain in equity until the conversion is exercised, in which case, the balance recognized in equity will be transferred to another equity account.

The debt portion of the September 2020 Convertible Debenture was recorded at the estimated fair value of $14,290,420 (CA$18,600,000) using an effective interest rate of 20.52% per annum at the time of issuance with the residual value of $1,049,580 (CA$1,400,000) recorded as a separate component in equity.

At December 31, the September 2020 Convertible Debenture balance was accreted to $15,190,638 (CA$19,341,276) with an interest expense of $886,250 (CA$1,158,951) and a foreign currency translation adjustment of $327,099.

13.	EQUITY

13.1	Share capital

Authorized and issued

Unlimited number of common shares, voting and participating.

13.2	Share capital transactions

During the year ended December 31, 2019, the Group issued 2,594,434 common shares for $7,429,973 in cash. A portion of these issued shares, representing 363,189 common shares, is presented in liabilities because the shareholder may require redemption (Note 14).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

14.	COMMON SHARES, RETRACTABLE

	December 31, 2020		December 31, 2019
	Number	$	Number	$
Common shares, retractable
Balance, beginning of the year	4,358,269	20,050,896	4,046,969	14,936,455
Shares issued and fully paid	—	—	363,189	1,054,999
Shares redeemed	—	—	(51,889)	12,538
Accretion expense	—	5,130,685	—	3,202,831
Foreign currency translation adjustment	—	673,928	—	844,073

Balance, end of year	4,358,269	25,855,509	4,358,269	20,050,896

Under the terms of the Company’s unanimous shareholders agreement, a shareholder holding 4,358,269 common shares (4,358,269 as at December 31, 2019) has the right, subject to the terms and conditions contained in the unanimous shareholders’ agreement (including that not all of the shares held by such shareholder have been sold to another shareholder holding a call right with respect to such shares), to require that the Company repurchase all of these shares on June 15, 2022 at a price per share based on EBITDA calculated using the audited December 31, 2021 consolidated financial statements, multiplied by 10, less net debt (based on the audited December 31, 2021 consolidated financial statements) then divided by the number of outstanding shares on the transaction date.

During the year ended December 31, 2019, a shareholder who held 51,889 common shares as at December 31, 2018 exercised his right, under the unanimous shareholders’ agreement, to require that the Company repurchase his shares, for a total purchase price of $150,020, in cash.

Common shares that are subject to a repurchase (put) right in favor of shareholders have been classified as a financial liability. The financial liability is initially measured at fair value.

At each closing date, the liability is measured at amortized cost. A $4,791,806 accretion expense has been recorded in consolidated earnings for the year ended December 31, 2020 ($2,746,799 in 2019; $3,050,375 in 2018) and $338,879 has been capitalized as intangible assets ($456,032 in 2019).

15. EMPLOYEE REMUNERATION

15.1 Employee benefits expense

Expenses recognized for employee benefits are analyzed below:

	2020	2019	2018
	$	$	$
Wages, salaries	6,651,138	4,726,926	4,010,522
Stock-based compensation	65,248,941	1,421,973	522,600

	71,900,079	6,148,899	4,533,122

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

15.	EMPLOYEE REMUNERATION (Continued)

15.2	Share-based employee remuneration

The Group has a stock option plan for its key employees, officers and consultants. Options may be granted for a maximum of 10% of outstanding common shares. Under the terms of the plan, the exercise price of each option cannot be below the fair value of the common shares on the grant date and the maximum option term is 10 years. The options granted vest based on the vesting period determined by the Board of Directors and all the options granted under the plan vest within four years. The employees can require that the Group redeem vested options between May 1 and May 31 of each year. The option redemption value is the excess of the fair market value of the shares over the option exercise price, with the fair value of the shares being determined on the basis of the last approved financial statements.

The plan was modified in December 2019 by adding a settlement option in cash when exercising the options. The change had no effect to the classification of options on the consolidated statement of financial position.

During the year, the Group granted 100,000 stock options with an exercise price of $23.36 and a contractual life of 10 years.

During the year ended December 31, 2019, the Group granted 1,138,957 stock options (1,429,533 in 2018) with an exercise CA$3.85 (CA$3.85 in 2018) and a contractual life of 10 years.

Stock options and weighted average exercise prices are as follows for the reporting periods presented:

	Number	Weighted average exercise price CA$
Outstanding at January 1, 2018	—	—
Granted	1,429,533	3.85

Outstanding at December 31, 2018	1,429,533	3.85
Granted	1,138,957	3.85

Outstanding at December 31, 2019	2,568,490	3.85
Cancelled	(155,667)	3.85

Outstanding at December 31, 2020	2,412,823	3.85

Exercisable at December 31, 2018	—	—
Exercisable at December 31, 2019	696,897	3.85
Exercisable at December 31, 2020	1,264,365	3.85

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

15.	EMPLOYEE REMUNERATION (Continued)

15.2	Share-based employee remuneration (Continued)

	Number	Weighted average exercise price US$
Outstanding at January 1, 2020	—	—
Granted	100,000	23.36

Outstanding at December 31, 2020	100,000	23.36

Exercisable at December 31, 2020	—	—

The following principal weighted assumptions were used in the valuation to remeasure the share-based compensation liability as at:

	December 31, 2020	December 31, 2019	December 31, 2018
Exercise price (CA$)	4.94	3.85	3.85
Share price (CA$)	52.57	3.85	3.85
Volatility (%)	40%	50%	50%
Risk-free interest rate (%)	0.59%	1.67%	1.95%
Expected option life (years)	7.8	8.7	9.2

The expected underlying volatility was determined by reference to historical data of comparable companies share price over the expected life of the stock options.

During the year ended December 31, 2020, the Group recorded stock-based compensation costs related to stock options in the amount of $65,248,941 ($1,421,973 during the year ended December 31,2019; $522,600 during the year ended December 31, 2018) of which $55,072,814 (2019: $1,104,185; 2018:$418,080) is accounted for within administrative expenses and $10,176,127 (2019: $317,788; 2018: $104,520) is accounted for within selling expenses.

The following table summarizes share-based compensation liabilities recorded in the consolidated statements of financial position:

	December 31, 2020	December 31, 2019
	$	$
Share-based compensation liability, current	35,573,558	535,592
Share-based compensation liability, non-current	35,126,025	1,438,393

	70,699,583	1,973,985

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

15.	EMPLOYEE REMUNERATION (Continued)

15.2	Share-based employee remuneration (Continued)

The following table summarizes the information relating to stock options outstanding:

	As of December 31, 2020
Exercise price	Number of stock options	Remaining contractual life (years)	Number of stock options exercisable
CA$3.85 (issued in 2018)	1,286,580	6.86	1,018,542
CA$3.85 (issued in 2019)	1,126,243	8.78	245,823
23.36 (issued in 2020)	100,000	9.71	—

	2,512,823		1,264,365

	As of December 31, 2019
Exercise price (CA$)	Number of stock options	Remaining contractual life (years)	Number of stock options exercisable
3.85 (issued in 2018)	1,429,533	7.88	696,897
3.85 (issued in 2019)	1,138,957	9.08	—

	2,568,490		696,897

The total weighted average intrinsic value at the end of the period is CA$43.40 per option ((CA$1.64) as at December 31, 2019).

16.	SHARE WARRANT

On July 1, 2020, in connection with the entering into of a master purchase agreement and a work order (collectively, the “MPA”) with Amazon Logistics, Inc., the Company issued a warrant to purchase common shares of the Company (the “Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on the Group’s products or services.

At the election of the Warrantholder, any vested portion of the Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Warrant. The exercise of the Warrant corresponds to $23.36 per share. The Warrant grants the Warrantholder the right to acquire up to 8,561,603 common shares of the Company representing 19.99% of the issued and outstanding common shares of the Company.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

16.	SHARE WARRANT (Continued)

There was an initial vesting of a portion of the Warrant which is exercisable for 1,284,243 common shares. The remaining portion of the Warrant vests in three tranches based on the aggregate amount of spending by Amazon.com, Inc. and its affiliates on Group products or services. The Warrant has a term of 8 years. Full vesting of the Warrant requires spending of at least $1.1 billion on Group products or services over the term of the Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of the Group or a termination of the MPA for cause.

The Group has determined that the Warrant is a derivative instrument and should be classified as a liability in accordance with IAS 32—Financial Instruments: Presentation and IFRS 9 - Financial Instruments. The vested portion of the Warrant is initially recorded at fair value and then revalued at each reporting date. The initial fair value of the Warrant of $13,227,703 was recorded as a share warrant obligation with a corresponding contract asset recognized at inception. The corresponding contract asset recognized at inception will be amortized as a reduction of revenues on a percentage per dollar of revenue generated with Amazon.com, Inc. and its affiliates. The share warrant obligation is categorized in Level 3 of the fair value hierarchy.

The unvested portion of the Warrant represents a retrospective volume discount based on specified levels of spending by Amazon.com, Inc. and its affiliates. Revenues will be recognized based on the prices specified in the work orders, net of the estimated value of the volume discount based on the portion of the Warrant expected to vest using the fair value at inception. At each reporting date, the Group will review experience, current information on expected orders from Amazon.com, Inc. and its affiliates and the potential impact of other reasonably foreseen constraints will be used to estimate and provide for the discount, using the expected value method, and revenue will only be recognized to the extent that it is highly probable that a significant reversal will not occur.

The fair value of the Warrant was determined using the Black-Scholes option pricing model taking into account the following assumptions as at:

	December 31, 2020	Inception
Exercise price ($)	23.36	23.36
Share price ($)	41.29	23.36
Volatility (%)	40%	40%
Risk-free interest rate (%)	0.69%	0.55%
Expected warrant life (years)	7.5	8.0

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

16.	SHARE WARRANT (Continued)

The Group has recognized the following contract asset and share warrant obligation:

	December 31, 2020	Inception
	$	$
Contract asset
Beginning balance	13,427,493	—
Share warrant obligation initial valuation	—	13,227,703
Other contract asset costs	—	199,790
Less: amortization	—	—
Foreign currency translation adjustment	900,216	—

Total contract asset	14,327,709	13,427,493

	December 31, 2020	Inception
	$	$
Share warrant obligation
Beginning balance	13,227,703	—
Share warrant obligation initial valuation	—	13,227,703
Fair value adjustment	16,847,470	—
Foreign currency translation adjustment	1,473,860	—

Total share warrant obligation	31,549,033	13,227,703

17.	FINANCE COSTS

Finance costs for the reporting periods consist of the following:

	2020	2019	2018
	$	$	$
Interest expense on long-term debt	1,078,970	350,417	83,779
Interest expense on current debt	1,934,580	463,121	91,202
Interest expense on lease liabilities	259,055	44,850	35,044
Accretion expense on balance of purchase price payable related to the acquisition of the dealership rights	582,018	494,581	—
Accretion expense on common shares, retractable	4,791,806	2,746,799	3,050,375
Other financing fees	20,976	12,707	13,636

	8,667,405	4,112,475	3,274,036

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

18.	INCOME TAXES

The reconciliation of the effective tax rate is as follows:

	2020	2019	2018
	$	$	$
Loss before income taxes	(97,351,667)	(3,067,332)	(5,357,993)
Combined statutory income tax rate in Canada	26.50%	26.60%	26.70%

Expected income tax recovery	(25,798,192)	(815,910)	(1,430,584)

Non-deductible share-based employee remuneration	17,290,969	378,232	139,537
Change in fair value of share warrant obligation	4,464,840	—	—
Non-deductible accretion expense	1,359,632	763,670	849,410
Change in unrecognized deferred tax assets	2,755,878	(492,129)	304,199
Impact of US tax rate applicable to the subsidiaries	25,754	34,128	41,857
Non-deductible expenses	43,810	135,707	92,788
Other	(142,691)	302	2,793

	—	4,000	—

The components of deferred income tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
	$	$
Property, plant and equipment	(1,007,000)	(584,000)
Right-of-use assets	(1,973,000)	(1,742,000)
Intangible assets	(10,190,000)	(6,583,000)
Balance of purchase price related to the acquisition of the dealership rights	557,000	863,000
Lease liabilities	2,032,000	1,767,000
Non-capital losses carry-forward	5,641,000	3,004,000
Research and development expenditures carry-forward	4,682,000	3,174,000
Financing fees and other	258,000	101,000

	—	—

The Group has unused research and development expenditures carry-forward for which deferred tax assets have not been recognized amounting to approximately $12,286,000 ($4,881,000 as at December 31, 2019). Research and development expenditures can be carried forward indefinitely. In addition, the Group also has access to federal non-refundable investment tax credits approximating the amount of $4,827,000 expiring between 2037 and 2040.

For the years ended December 31, 2020 and 2019, deferred tax assets were recognized on all unused losses available in Canada.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

18.	INCOME TAXES (Continued)

The Group also has, through one of its subsidiaries in the United States of America, unused tax losses carried forward amounting to approximately $6,382,000 ($3,084,000 as at December 31, 2019) for which no deferred tax assets have been recognized. These losses can be carried forward indefinitely.

19.	EARNINGS PER SHARE

The calculation of basic and diluted loss per share for the year ended December 31, 2020 was based on the net loss of $97,351,667 (net loss of $3,071,332 for the year ended December 31, 2019; net loss of $5,357,993 for the year ended December 31, 2018) and the weighted average number of common shares outstanding of 26,775,004 (25,766,359 for the year ended December 31, 2019; 24,543,759 for the year ended December 31, 2018).

Excluded from the calculation of the diluted loss per share for the year ended December 31, 2020 are 2,512,823 stock options (2,568,490 for the year ended December 31, 2019: 1,429,533 for the year ended December 31, 2018) and 1,284,243 common shares exercisable pursuant to the Warrant (nil for the years ended December 31, 2019 and 2018) because to include them would be anti-dilutive as they would have the effect of decreasing the loss per share.

20.	ADDITIONAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The net changes in working capital items are detailed as follows:

	2020	2019	2018
	$	$	$
NET CHANGES IN WORKING CAPITAL
Inventories	(24,531,634)	(2,425,104)	(1,957,388)
Trade and other receivables	(1,389,131)	(3,995,546)	(754,171)
Incentives from the “support program for the deployment of electric school buses” and from “zero-emission trucks and bus programs” receivable	166,358	(4,762,470)	158,216
Other government assistance receivable	86,975	(140,549)	—
Prepaid expenses	(756,600)	(152,908)	(34,135)
Trade and other payables	5,508,396	1,365,888	1,252,390

Total net changes in working capital	(20,915,636)	(10,110,689)	(1,335,088)

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

20.	ADDITIONAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

The changes in the Group’s liabilities arising from financing activities can be classified as follows (See Note 12 for convertible debt instruments and Note 14 for common shares, retractable) :

	Credit facilities	Loans on research and development tax credits and subsidies receivable	Long-term debt	Lease liabilities	Total
	$	$	$	$	$
January 1, 2020	10,345,924	3,564,637	11,783,882	6,669,787	32,364,230
Cash flows :
Repayment	—	(3,242,248)	(1,659,855)	(1,605,082)	(6,507,185)
Proceeds	7,272,073	9,699,300	15,021,339	—	31,992,712
Non-cash :
Accretion expense	—	—	582,018	259,055	841,073
Borrowings costs, capitalized within intangible assets	—	—	41,161	18,320	59,481
Non-monetary additions	—	—	61,106	2,196,962	2,258,068
Unrealized foreign exchange gain	—	—	7,893	—	7,893
Foreign currency translation adjustment	591,338	411,883	980,271	180,066	2,163,558

December 31, 2020	18,209,335	10,433,572	26,817,815	7,719,108	63,179,830

January 1, 2019	3,738,300	2,319,945	504,641	981,330	7,544,216
Cash flows :
Repayment	—	(2,385,259)	(1,517,192)	(671,548)	(4,573,999)
Proceeds	6,283,827	3,489,336	7,572,316	—	17,345,479
Non-cash :
Accretion expense	—	—	538,973	44,850	583,823
Borrowings costs, capitalized within intangible assets	—	—	82,112	7,431	89,543
Non-monetary additions	—	—	4,521,723	6,139,201	10,660,924
Unrealized foreign exchange gain	—	—	(145,872)	—	(145,872)
Foreign currency translation adjustment	323,797	140,615	227,181	168,523	860,116

December 31, 2019	10,345,924	3,564,637	11,783,882	6,669,787	32,364,230

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

21.	TRANSACTIONS WITH RELATED PARTIES

21.1	Transactions with key management personnel

Key management of the Group are the members of the Board of Directors and members of the executive team, being the Chief Executive Officer, the Chief Operating Officer and the Executive Vice-President & Chief Financial Officer. Key management personnel remuneration includes the following expenses:

	2020	2019	2018
	$	$	$
Salaries including bonuses	650,950	477,916	473,472
Share-based payments	62,190,367	999,616	418,080

Total remuneration	62,841,317	1,477,532	891,552

21.2	Transactions with a shareholder’s company exercising significant influence

	2020	2019	2018
	$	$	$

Management fees	—	22,609	65,602

Management fees were paid to a shareholder’s company exercising significant influence for services rendered to the Group during the years ended December 31, 2019 and 2018. Such services ended during the second half of 2019.

These transactions are measured at their exchange amount, which is the amount of consideration established and agreed to by the related parties. Unless otherwise stated, none of these transactions included special terms or conditions. No guarantees were given. Management fees are recorded within administration expenses.

22.	FINANCIAL INSTRUMENT RISK

The Group is exposed to various risks in relation to financial instruments. The Group’s financial assets and liabilities by category are summarized in Note 10. The main types of risks are market risk, credit risk and liquidity risk.

The Group’s risk management is coordinated at its headquarters, in close cooperation with the board of directors, and focuses on actively securing the Group’s short to medium-term cash flows by minimising the exposure to financial markets.

The Group does not actively engage in the trading of financial assets for speculative purposes nor does it write options. The most significant financial risks to which the Group is exposed are described below.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

22.	FINANCIAL INSTRUMENT RISK (Continued)

22.1	Market risk

The Group’s financial instruments expose it to market risks, in particular, currency risk and interest rate risk, resulting from its operating, investing and financing activities:

Foreign currency sensitivity

The majority of the Group’s transactions are in Canadian dollars. Currency risk results from the Group’s sales and purchases denominated in foreign currency which are primarily in U.S. dollars. The Group is exposed to currency risk due to cash, trade and other receivables, credit facilities and trade and other payables denominated in U.S. dollars.

Foreign currency denominated financial assets and liabilities which expose the Group to currency risk are disclosed below. The amounts shown are those reported to key management, in US dollars:

	December 31, 2020		December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	$	$	$	$
U.S dollars
Cash (bank overdraft)	—	48,880	—	147,553
Trade and other receivables	4,497,469	—	6,229,315	—
Incentives from “support program for the deployment of electric school buses” and from “zero-emission truck and bus program” receivable	2,860,000	—	3,745,042	—
Credit facilities	—	5,842,320	—	1,589,851
Trade and other payables	—	1,079,926	—	827,239
Long term debt - balance of purchase price payable related to the acquisition of dealership rights	—	2,882,361	—	3,700,404

	7,357,469	9,853,487	9,974,357	6,265,047

The impact on comprehensive loss and equity of a 10% increase or decrease in foreign currencies on the Group’s financial instruments based on balances at December 31, 2020 would be approximately $250,000 ($371,000 in 2019).

Interest rate sensitivity

The Group is exposed to interest rate risk with respect to financial assets and liabilities bearing fixed and variable interest rates.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

22.	FINANCIAL INSTRUMENT RISK (Continued)

22.1	Market risk (Continued)

Interest rate sensitivity (Continued)

Some long-term debts bear interest at a fixed rate and the Group is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations.

The credit facilities, loans on research and development tax credits and subsidies receivable and the term loan bear interest at variable rates and the Group is, therefore, exposed to the cash flow risks resulting from interest rate fluctuations.

Based on balances as at December 31, 2020, sensitivity to a plus or minus 1% change in interest rates would affect profit or loss and equity by $552,000 (approximately $413,000 as at December 31, 2019).

22.2	Credit risk analysis

Credit risk is the risk that a counterparty fails to discharge an obligation to the Group. The Group is exposed to this risk for various financial instruments, for example by granting receivables to customers. The Group’s maximum exposure to credit risk is limited to the carrying amount of financial assets recognized on the consolidated statement of financial position.

The Group continuously monitors defaults of customers and other counterparties, identified either individually or by group, and incorporates this information into its credit risk controls. Where available at reasonable cost, external credit ratings and/or reports on customers and other counterparties are obtained and used. The Group’s policy is to deal only with creditworthy counterparties.

The Group’s management considers that all the financial assets that are not impaired or past due for each of the reporting dates presented are of good credit quality. The Group had never experienced credit losses. Consequently, credit risk is not considered material.

22.3	Liquidity risk analysis

Liquidity risk is that the Group might be unable to meet its obligations. The Group’s liquidity and operating results may be adversely affected if the Group’s access to the equity market is hindered, whether as a result of a downturn in the economic conditions generally or related to matters specific to the Group. Over the years, the Group generated cash flows from its financing activities and from its sales. The Group mitigates liquidity risk through the implementation of its capital management policy by managing its capital expenditures, forecast, budget and operational cash flows, and by maintaining adequate lines of credit, if needed.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

22.	FINANCIAL INSTRUMENT RISK (Continued)

22.3	Liquidity risk analysis (Continued)

The Group’s non-derivative financial liabilities have contractual maturities (including interest payments where applicable) as summarized below:

	December 31, 2020
	Current		Non-current
	Within 6 months	6 to 12 months	1 to 5 years	Later than 5 years
	$	$	$	$
Bank overdraft	91,076	—	—	—
Credit facilities	—	18,209,335	—	—
Trade and other payables	9,413,387	—	—	—
Loans on research and development tax credits and subsidies receivable	841,949	9,591,623	—	—
Long-term debt	25,462,135	1,556,865	122,693	—
Convertible debt instruments	—	—	30,828,064	—
Common shares, retractable	—	—	25,855,509	—

Total	35,808,547	29,357,823	56,806,266	—

	December 31, 2019
	Current		Non-current
	Within 6 months	6 to 12 months	1 to 5 years	Later than 5 years
	$	$	$	$
Bank overdraft	168,108	—	—	—
Credit facilities	—	10,345,924	—	—
Trade and other payables	4,577,614	—	—	—
Loans on research and development tax credits and subsidies receivable	352,614	3,212,023	—	—
Long-term debt	1,674,867	8,842,138	2,940,043	—
Common shares, retractable	—	—	20,050,896	—

Total	6,773,203	22,400,085	22,990,939	—

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

23.	CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Group’s capital management objectives are:

•	to ensure the Group’s ability to continue as a going concern

•	to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group monitors capital on the basis of the carrying amount of equity, bank overdraft, credit facilities, long-term debt, convertible debt instruments and common shares, retractable, as presented on the face of the consolidated statement of financial position.

The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Group’s management team to sustain the future development of the business.

The Group sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Group manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

The amounts managed as capital by the Group for the reporting periods under review are summarized as follows:

	December 31, 2020	December 31, 2019
	$	$
Bank overdraft	91,076	168,108
Credit facilities	18,209,335	10,345,924
Long-term debt	26,817,815	11,783,882
Convertible debt instruments	18,866,890	—
Common shares, retractable	25,855,509	20,050,896
Shareholders’ equity (deficiency)	(95,625,929)	4,884,091

	(5,785,304)	47,232,901

Management reviews its capital management approach on an ongoing basis and believes that this approach is appropriate given the relative size of the Group. There were no changes in the Company’s approach to capital management during the years ended December 31, 2020 and 2019.

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

24.	COVID-19

In March 2020, the decree of a COVID-19 state of pandemic and the numerous measures put in place by the federal, provincial and municipal governments to protect the public had impacts on the Group’s operations. These measures resulted in the shutdown of the Group’s manufacturing facility as of March 25 due to directives issued by the Québec Government while the Group’s research and development operations where authorized to continue. This state of pandemic is likely to cause significant changes to the assets or liabilities in the coming year and / or have a significant impact on future operations.

The Group initiated its deconfinement process since May 11, 2020 which consisted in a first step by the re-opening of the manufacturing site and then the entire site by mid June, while continuing to encourage work at home for all employees.

There continues to be significant uncertainty surrounding the COVID-19 pandemic that had a material negative impact on the global economy in 2020, and will likely continue having a negative impact in 2021 and perhaps beyond. Given the dynamic nature of the pandemic, the extent to which it impacts the Group’s future results will depend on unknown future developments and any further impact on the global economy and the markets in which the Group operates and sells its products, including Canada and the United States of America. Accordingly, as of the date of completion of these financial statements, management was not able to assess how quickly the Group’s activities will get back to normal or the short term financial impact of these events at this time but continues to monitor closely the evolving situation.

Among the measures designed to alleviate the repercussions of this crisis, the Group was eligible for a grant under the Canada Emergency Wage Subsidy program for which the Group has applied for and received an amount of $3,680,007 (CA$4,932,324) in subsidies. From the total subsidies, an amount of $2,455,588 (CA$3,291,232) was accounted for as a reduction of the wages and salaries capitalized as part of the development costs and the remaining amount was accounted for as reduction of the related wages and salaries in the consolidated statement of comprehensive loss.

25.	BUSINESS COMBINATION, PLAN OF REORGANIZATION AND REGISTRATION STATEMENT

On November 30, 2020, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with Northern Genesis Acquisition Corp. (“NGA”) pursuant to which a newly-incorporated wholly-owned subsidiary of the Company (“Merger Sub”) will be merged with NGA, with NGA surviving the business combination as a wholly-owned subsidiary of the Company (the “Transaction”).

The Lion Electric Company

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020, 2019 and 2018

(In US dollars)

25.	BUSINESS COMBINATION, PLAN OF REORGANIZATION AND REGISTRATION STATEMENT (Continued)

Under the terms of the Business Combination Agreement, immediately prior to the completion of the Transaction, the Company will complete a 1:4.1289 share split and upon closing of the Transaction, the shares and warrants held by the shareholders of NGA will be converted into the Company’s common shares and warrants on the basis of an exchange ratio of one share or warrant held for one share or warrant of the Company, as applicable, subject to customary adjustments.

The Transaction is expected to close on or about the end of the first quarter of 2021, accordingly, the Group is currently evaluating the effects of the business combination and plan of reorganization on its consolidated financial statements.

In conjunction with the potential business combination, on December, 31, 2020, the Company filed a preliminary F-4 registration statement and subsequent amendments with the Securities and Exchange Commission and upon consummation of the Transaction, the Company is expected to be listed on one or more stock exchanges, including the New York Stock Exchange.

In addition, in connection with the potential business combination, the Group and Investissement Québec, have agreed, subject to certain terms and conditions, that the convertible debt instruments will be repaid upon closing of the Transaction.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

THE LION ELECTRIC COMPANY,

LION ELECTRIC MERGER SUB INC.

and

NORTHERN GENESIS ACQUISITION CORP.

Dated as of November 30, 2020

i

4.22	Brokers	41
4.23	Exclusivity of Representations and Warranties	41
4.24	Solvency	42

Article V Representations and Warranties of NGA		42
5.01	Corporate Organization	43
5.02	Organizational Documents	42
5.03	Capitalization	43
5.04	Authority Relative to This Agreement	43
5.05	No Conflict; Required Filings and Consents	44
5.06	Compliance	44
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	45
5.08	Business Activities; Absence of Certain Changes or Events	46
5.09	Absence of Litigation	47
5.10	Board Approval; Vote Required	47
5.11	Brokers	47
5.12	NGA Trust Fund	48
5.13	Employees	48
5.14	Taxes	49
5.15	Registration and Listing	50
5.16	Interested Party Transactions	50
5.17	Investment Company Act	50
5.18	Competition Act (Canada)	50
5.19	NGA’s Investigation and Reliance	51

Article VI Conduct of Business Pending the Merger		51
6.01	Conduct of Business by the Company and Merger Sub Pending the Merger	51
6.02	Conduct of Business by NGA Pending the Merger	54
6.03	Claims Against Trust Account	56

Article VII Additional Agreements		56
7.01	No Solicitation	56
7.02	Registration Statement; Proxy Statement	57
7.03	Merger Sub Consent	58
7.04	NGA Stockholders’ Meeting	58
7.05	Access to Information; Confidentiality	59
7.06	Directors’ and Officers’ Indemnification	60
7.07	Pre-Closing Reorganization	61
7.08	Notification of Certain Matters	62
7.09	Further Action; Reasonable Best Efforts	62
7.10	Public Announcements	63
7.11	Stock Exchange Listing	63
7.12	Antitrust	64
7.13	Trust Account	65

ii

7.14	Tax Matters	65
7.15	NGA Public Filings	65
7.16	NGA Working Capital Warrant Proceeds	65

Article VIII Conditions to the Merger		66
8.01	Conditions to the Obligations of Each Party	66
8.02	Conditions to the Obligations of NGA	67
8.03	Conditions to the Obligations of the Company	68

Article IX Termination, Amendment and Waiver		69
9.01	Termination	69
9.02	Effect of Termination	70
9.03	Expenses	70
9.04	Amendment	70
9.05	Waiver	70

Article X General Provisions		71
10.01	Notices	71
10.02	Non-survival of Representations, Warranties and Covenants	72
10.03	Severability	72
10.04	Entire Agreement; Assignment	72
10.05	Parties in Interest	73
10.06	Governing Law	73
10.07	Waiver of Jury Trial	73
10.08	Headings	73
10.09	Counterparts	74
10.10	Specific Performance	74
10.11	No Recourse	74

EXHIBIT A	Form of Nomination Rights Agreement

EXHIBIT B	Form of Registration Rights Agreement

EXHIBIT C	Form of Second Amended and Restated Certificate of Incorporation of NGA

EXHIBIT D	Form of Amended and Restated Bylaws of NGA

EXHIBIT E	Form of Certificate of Incorporation of the Company

EXHIBIT F	Form of Bylaws of the Company

EXHIBIT G	Directors of the Company Following the Merger

SCHEDULE A	Company Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 (this “Agreement”), is entered into by and among The Lion Electric Company, a corporation existing under the Québec Business Corporations Act (the “QBCA”) (the “Company”), Lion Electric Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Northern Genesis Acquisition Corp., a Delaware corporation (“NGA”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), NGA and Merger Sub will enter into a business combination transaction pursuant to which Merger Sub will merge with and into NGA (the “Merger”), with NGA surviving the Merger as a wholly owned direct subsidiary of the Company;

WHEREAS, NGA and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, (a) the Board of Directors of the Company (the “Company Board”) has unanimously determined that the Merger is fair to, and in the best interests of, the Company, and approved this Agreement and the Transactions; and (b) the shareholders of the Company approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of NGA (the “NGA Board”) has (a) determined that this Agreement and the Transactions are fair to and in the best interests of NGA and its stockholders, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the stockholders of NGA approve and adopt this Agreement and the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of NGA at the NGA Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Transactions and declared their advisability, (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, the Company and NGA, concurrently with the execution and delivery of this Agreement, are entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase Company Common Shares at a purchase price, following the completion of the Company Split Adjustment (as defined below), of $10.00 in private placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

1

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, NGA, Sponsor and certain other NGA stockholders have entered into a stockholder support agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders have agreed, among other things (a) not to sell or otherwise dispose of title to any NGA Founder Shares or Insider Warrants prior to the earlier of the Effective Time or the termination of this Agreement, (b) to vote all NGA Founder Shares in favor of each NGA Proposal at the NGA Stockholders Meeting; and (c) to not, subject the terms thereof, transfer Company Common Shares for the period of time set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, and certain shareholders of the Company have entered into lock-up agreements (the “Lock-up Agreements”), pursuant to which such shareholders have agreed, subject to the terms thereof, not to transfer Company Common Shares for the period of time set forth therein;

WHEREAS, in connection with the Closing, the Company and certain shareholders of the Company shall enter into each of a Nomination Agreement substantially in the form attached hereto as Exhibit A (the “Nomination Agreement”) and a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, the Pre-Closing Reorganization (as defined below) shall be implemented immediately prior to or concurrently with the Closing, which Pre-Closing Reorganization shall include a split of the Company Common Shares whereby each Company Common Share immediately prior to such share split will be converted into 4.1289 Company Common Shares (subject to adjustments as contemplated herein) immediately following such share split (the “Company Split Adjustment”) and the amendment and restatement, effective as of the Effective Time, of the Company Certificate of Incorporation and the bylaws of the Company, and the Company intends, for U.S. federal and applicable state income Tax purposes, that the Company Split Adjustment will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and by executing this Agreement, hereby adopts a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intends to file the statement required by Treasury Regulations Section 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I

Definitions

1.01 Certain Definitions. For purposes of this Agreement:

“Action” means a litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

2

“Ancillary Agreements” means the Stockholder Support Agreement, the Lock-up Agreements, the Nomination Agreement, the Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by NGA, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) Corruption of Foreign Public Officials Act (Canada), (iii) the UK Bribery Act 2010, (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states, (v) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (vi) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“ASPE” Accounting Standards for Private Enterprises which are in effect from time to time in Canada, as published in Part II of the CPA Canada Handbook – Accounting by the Chartered Professional Accountants of Canada or any successor thereto.

“Business Combination” has the meaning ascribed to such term in the NGA Certificate of Incorporation.

“Business Data” means all business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not authorized or obligated to be closed in New York, NY or in Montreal, Québec; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter-in-place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products and regardless of whether installed on premises or provided via the cloud or “as a service”), computer hardware (whether general or special purpose), electronic data processors, databases, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Canada’s Anti-Spam Legislation” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

3

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder together with the applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Code” means the Internal Revenue Code of 1986.

“Company Certificate of Amendment” means the certificate of amendment and the articles of amendment of the Company dated November 24, 2020.

“Company Common Shares” means the common shares of the share capital of the Company.

“Company Convertible Debenture” means the convertible debenture issued by the Company to Investissement Québec on September 1, 2020.

“Company Convertible Loan” means the loan made by Investissement Québec to the Company on March 3, 2020 pursuant to the Projet supporter le fonds de roulement de l'entreprise.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company or Merger Sub to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, IFRS or ASPE; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any increase in the cost of supplies (including batteries) or raw materials, (e) any changes in political conditions, outbreak of hostilities, acts of war, civil unrest, sabotage, cyberterrorism, terrorism or military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (f) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, (i) which NGA has requested in writing or to which it has consented in writing or (ii) which are required by this Agreement; (g) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (h) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (h) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (i) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

4

“Company Options” means all outstanding stock options to purchase Company Common Shares, whether or not exercisable and whether or not vested, under the Company Share Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include the “Company Warrant”, the “Company Convertible Loan” and the “Company Convertible Debenture”.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Share Plan” means the amended and restated stock option plan of the Company dated December 11, 2019.

“Company Subsidiary” means each subsidiary of the Company, including Merger Sub and, after the Effective Time, the Surviving Corporation; provided, however, that for the purposes of any representations or warranties or, prior to the Effective Time, covenants or agreements contained in this Agreement, the Surviving Corporation shall not be considered a Company Subsidiary.

“Company Warrant” means the outstanding warrant of the Company issued on July 1, 2020 which, assuming full vesting and subject to the terms and conditions contained therein, could be exercised to purchase up to an aggregate of 8,561,603 Company Common Shares (subject to customary adjustments).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers, customers, or prospective Suppliers or customers of the Company or any Company Subsidiaries, in each of the foregoing cases that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

5

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company, the Company Subsidiaries or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA (whether subject to ERISA or not), any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other deferred or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, but excluding government sponsored pension, health, medical, prescription drugs, employment insurance and workers’ compensation plans.

“Environmental Laws” means any and all United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) emission of greenhouse gases, pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection as well as the Canadian export control Laws (including the Export and Import Permits Act (R.S.C., 1986, c. E-19)) and the customs and import Laws administered by the Canada Border Services Agency.

6

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance (liquid, gaseous or solid matter), material or waste defined in or regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration of the foregoing, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) industrial designs, designs, design registrations, design registration applications and integrated circuit topographies; (vii) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description and (viii) all legal rights arising from items (i) through (vii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

7

“IRS” means the U.S. Internal Revenue Service.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A, and in the case of NGA, the actual knowledge of Paul Dalglish, Michael Hoffman, Ken Manget, Ian Robertson, Robert Schaefer or Brad Sparkes, in each case, in their respective capacity as officers of the Company or NGA, as applicable, and after reasonable inquiry of such Persons within the Company or NGA, as applicable, as they consider necessary as to the matters that are subject to the representations and warranties.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, treaty, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real or immovable property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, servitudes, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, hypothec, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“NGA Cash” means, as of the date or time of determination: (i) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the NGA Organizational Documents, if any); plus (ii) all other cash and cash equivalents of NGA.

“NGA Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of NGA, dated August 17, 2020.

“NGA Common Stock” means NGA’s common stock, par value $0.0001 per share (including the NGA Founders Stock).

“NGA Costs” means (i) all fees, costs and expenses incurred by NGA, or by Sponsor on behalf of NGA, prior to the date hereof, a good faith estimate of which has been provided by NGA to the Company prior to the date hereof, plus (ii) all out-of-pocket fees, costs and expenses incurred by NGA, or by Sponsor on behalf of NGA, prior to and on the Closing Date, (A) in the ordinary course of business, (B) as expressly permitted hereby, or (C) as determined by management of NGA, in good faith and in accordance with their reasonable business judgment, to be necessary or appropriate for the proper administration and protection of NGA, the performance and satisfaction of NGA’s obligations under this Agreement, the other Transaction Documents, or the Subscription Agreements, the satisfaction of the conditions to Closing, and the consummation of the Private Placements and the Transactions, including in connection with any filing with or approval of any Governmental Authority or the NYSE, any proceedings relating to the Transactions by or before any Governmental Authority, procurement of any prepaid “tail” policy with respect to D&O Insurance in accordance with this Agreement, preparation of the Merger Materials and Canadian Prospectus, the NGA Stockholders’ Meeting, and the solicitation of proxies therefor.

8

“NGA Insider Warrants” means (a) NGA Warrants issued to the Sponsor pursuant to a private placement in connection with NGA’s initial public offering, and (b) the NGA Working Capital Warrants as may be (and will be, subject only to approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof) issued to Sponsor in accordance with the terms of the NGA Working Capital Warrant Purchase Agreement.

“NGA Founders Stock” means NGA Common Stock issued to the Sponsor prior to NGA’s initial public offering.

“NGA Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, would have a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of NGA or (ii) the ability of NGA to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a NGA Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which NGA operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any changes in political conditions, outbreak of hostilities, acts of war, civil unrest, sabotage, cyberterrorism, terrorism or military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (e) any actions taken or not taken by NGA, or such other changes or events, in each case, which (1) the Company has requested in writing or to which it has consented in writing or (2) are required by this Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (f) shall not apply to references to “NGA Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except in the cases of clauses (a) through (c), to the extent that NGA is materially disproportionately affected thereby as compared with other participants in the industry in which NGA operates (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a NGA Material Adverse Effect).

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“NGA Minimum Cash” means an amount equal to $200,000,000.

“NGA Organizational Documents” means the NGA Certificate of Incorporation, the bylaws of NGA, and the Trust Agreement.

“NGA Stock” means the NGA Common Stock and the NGA Warrants.

“NGA Units” means a unit of NGA, which is composed of one share of NGA Common Stock and one-half of one NGA Warrant.

“NGA Warrant Agreement” means that certain Warrant Agreement dated August 7, 2020, by and between NGA and Continental Stock Transfer & Trust Company.

“NGA Warrants” means whole warrants to purchase shares of NGA Common Stock as contemplated under the NGA Warrant Agreement, with each whole warrant exercisable for one share of NGA Common Stock at an exercise price of $11.50.

“NGA Working Capital Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, entered into by NGA and Sponsor on or prior to the date hereof, providing for the issuance of the NGA Working Capital Warrants by NGA to Sponsor immediately prior to the Effective Time, subject to, and in consideration of $3,000,000 to be paid by Sponsor to NGA pursuant thereto promptly following, approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof.

“NGA Working Capital Warrants” means 3,000,000 NGA Warrants that, subject to approval by the stockholders of NGA of the NGA Proposal set forth in clause (ii) of the definition thereof, will be issued by NGA to Sponsor immediately prior to the Effective Time pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Permitted Liens” means (i) such imperfections of title, easements, servitudes, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real or immovable property (including easements, servitudes, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real or immovable property, (vii) Liens on leases, subleases, easements, servitudes, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (viii) Liens listed and described in Section 1.01 of the Company Disclosure Schedule.

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“person” means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any information about an identified or identifiable individual (including name, address telephone number, email address, financial account number, government-issued identifier); (ii) any information that, when combined with other available information, can be used to identify an individual; and (iii) as otherwise defined, or defined with respect to any similar term in applicable Privacy/Data Security Laws.

“Pre-Closing Reorganization” means the steps and transactions set out in Section 1.01 of the Company Disclosure Schedule.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, to the extent applicable, the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, California Senate Bill No. 327 (Security of Connected Devices), the Personal Information Protection and Electronic Documents Act (Canada), An Act respecting the protection of personal information in the private sector (Québec), any other provincial Laws governing the handling of Personal Information by the private sector, state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, in respect of which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof or (ii) has undertaken manufacturing or production activities for the future sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

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“Redemption Rights” means the redemption rights provided for in Article Sixth of the NGA Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions List, or (ii) majority-owned or controlled by any person on any Sanctions List.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of Treasury), and (ii) Canada (including Global Affairs Canada), or (iii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Sanctions List” means any list of designated individuals or entities that are the target of Sanctions, including (a) the “Specially Designated Nationals and Blocked Persons List”, the “Sectoral Sanctions Identifications List”, and the “Foreign Sanctions Evaders List” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and (b) any Sanctions-related list maintained by Global Affairs Canada including the “Consolidated Canadian Autonomous Sanctions List”, as well as any Sanctions or requirements imposed under similar Laws or regulations enacted by Canada or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Sponsor” means Northern Genesis Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

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“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, governmental pension plans and contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, goods and services, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which Company Common Shares are actually traded on the principal securities exchange or securities market on which Company Common Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement (including the Pre-Closing Reorganization, the Company Split Adjustment, and the Merger) and the Transaction Documents.

“Transfer Taxes” means any and all state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Treasury Regulations” means the Treasury regulations promulgated by the United States Department of the Treasury under the Code.

“Unanimous Shareholders Agreement” means that certain Unanimous Shareholders Agreement, dated October 31, 2017, by and among the Company and the parties named therein.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to NGA in connection with its due diligence investigation of the Company relating to the Transactions.

1.02 Further Definitions. The following terms have the meaning set forth in the Section s set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed Warrant	§ 3.01(b)(vii)
Annual Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)

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Defined Term	Location of Definition

Certificate of Merger	§ 2.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.20(a)
Company Permits	§ 4.06
Company Split Adjustment	Recitals
Company Warrant	§ 4.03(b)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
COVID-19 Action	§ 4.08(b)
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(j)
DGCL	Recitals
Effect	§ 1.01
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchange Ratio	§ 3.01(b)(i)
Excluded Shares	§ 3.01(b)(v)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Interim Financial Statements	§ 4.07(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
Merger	Recitals
Merger Materials	§ 7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 4.03(g)
NGA	Preamble
NGA Alternative Transaction	§ 7.01(b)
NGA Board	Recitals
NGA Change in Recommendation	§ 7.04(a)
NGA Closing Statement	§ 0
NGA D&O Insurance	§ 7.06(b)
NGA Disclosure Schedule	Article V
NGA Indemnification Agreements	§ 7.06(e)

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Defined Term	Location of Definition

NGA Interested Party Transaction	§ 5.16
NGA Preferred Stock	§ 5.03(a)
NGA Proposals	§ 7.04(a)
NGA SEC Reports	§ 5.07(a)
NGA Stockholders’ Meeting	§ 7.04(a)
Nomination Agreement	Recitals
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.02(a)
QBCA	Recitals
Redemption Payment	§ 3.01(b)(vi)
Redemption Shares	§ 3.01(b)(vi)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(e)
Terminating NGA Breach	§ 9.01(f)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12

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1.03 Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” (vii) the word “including” means “including without limitation,” (viii) the word “or” shall be disjunctive but not exclusive, (ix) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (x) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, (xi) references to a “party” or the “parties” shall mean the parties to this Agreement, and (xii) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to November 30, 2020.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them (i) under GAAP in the case of references relating to NGA, or (ii) ASPE in the case of references relating to the Company and the Company Subsidiaries. All references to dollars or to $ are references to U.S. dollars.

Article II

Agreement and Plan of Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into NGA. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and NGA shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a)  As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties and specified in such Certificate of Merger) being the “Effective Time”).

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(b)  Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of NGA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of NGA and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04 Certificate of Incorporation; Bylaws.

(a)  At the Effective Time, NGA shall amend and restate, effective as of the Effective Time, the NGA Certificate of Incorporation and the bylaws of NGA to be as set forth on Exhibit C and Exhibit D, respectively, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation.

(b)  As part of the Pre-Closing Reorganization, the Company shall amend and restate, effective as of the Effective Time, the Company Certificate of Incorporation and the bylaws of the Company to be as set forth on Exhibit E and Exhibit F, respectively.

2.05 Directors and Officers.

(a)  The parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G, or as otherwise agreed in writing by the parties prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)  The parties shall cause the Company Board as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, or as otherwise agreed in writing by the parties prior to Closing, each to hold office in accordance with the QBCA and the Company Certificate of Incorporation and the bylaws of the Company and until their respective successors are duly elected or appointed and qualified.

Article III

Effects of the Merger

3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NGA, the Company, Merger Sub, or any holder of any securities of NGA, the Company or Merger Sub, the following transactions shall occur:

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(a)  Conversion of Merger Sub Common Stock. The Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  Capital Stock and Warrants of NGA.

(i)    As used in this Agreement, “Exchange Ratio” means one (1); provided, however, that (A) the Company Split Adjustment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to NGA Common Stock occurring on or after the date hereof and prior to the Company Split Adjustment; (B) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to NGA Common Stock occurring on or after the Company Split Adjustment and prior to the Effective Time; (C) the Company Split Adjustment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Company Common Shares occurring on or after the date hereof and prior to the Company Split Adjustment; and (D) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, in each case with respect to Company Common Shares following the Company Split Adjustment and prior to the Effective Time. Notwithstanding the foregoing, this Section 3.01(b)(i) shall not be construed to permit the Company or NGA to take any actions with respect to its securities that is prohibited by this Agreement.

(ii)     Subject to the other provisions of this Article III, each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Redemption Shares) shall be converted into the right to receive from the Company the number of fully-paid and nonassessable Company Common Shares (after giving effect to the Company Split Adjustment) equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(iii)   All such shares of NGA Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of NGA Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Redemption Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

(iv)    In consideration for, and in order to cause and compensate the Company for, the issuance and delivery by the Company of the aggregate Per Share Merger Consideration, the Surviving Corporation shall issue to the Company one share of common stock, par value $0.0001 per share, of the Surviving Corporation for each share of NGA Common Stock converted under Section 3.01(b)(iii).

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(v)  All shares of NGA Common Stock held by NGA as treasury shares immediately prior to the Effective Time and not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(vi)    Each share of NGA Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a NGA stockholder has validly exercised its Redemption Rights, and that shall be redeemed at the Effective Time (the “Redemption Shares”), shall not be entitled to receive the Per Share Merger Consideration and shall be converted into the right to receive from NGA, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights (such amount, the “Redemption Payment”). At or as promptly as practical after the Effective Time, NGA shall make such cash payments in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from NGA referred to in the immediately preceding sentence.

(vii) At the Effective Time and in accordance with Section 4.5 of the NGA Warrant Agreement, the Company shall assume the NGA Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.01(b)(vii), and each NGA Warrant then outstanding and unexercised (including any NGA Working Capital Warrant issued pursuant to the NGA Working Capital Warrant Purchase Agreement) shall automatically without any action on the part of its holder, be converted into a warrant to acquire a number of Company Common Shares at an adjusted exercise price per share, in each case, as determined under this Section 3.01(b)(vii) (each resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding NGA Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for Company Common Shares; (B) the number of Company Common Shares subject to each Assumed Warrant shall be equal to (x) the number of shares of NGA Common Stock subject to the applicable NGA Warrant multiplied by (y) the Exchange Ratio; and (C) the per share exercise price for the Company Common Shares issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of NGA Common Stock subject to the applicable NGA Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; and (D) no fraction of a Company Common Share will be issued upon any exercise of any Assumed Warrants and, if the aggregate number of Company Common Shares that a holder of any Assumed Warrants would be entitled to receive upon any exercise of any Assumed Warrants would otherwise include a fraction of a Company Common Share, the Company shall, upon such exercise, round up to the nearest whole number the aggregate number of Company Common Shares to be issued to such holder as a result of the exercise of all such Assumed Warrants so exercised. The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Company Common Shares for delivery upon the exercise of such Assumed Warrants.

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(viii)  In the event that the NGA Common Stock and NGA Warrants comprising a single NGA Unit have not been detached so as to permit separate transferability or trading thereof prior to the Effective Time, then effective immediately prior to the conversions contemplated by this Section 3.01(b), any and all NGA Units shall be automatically detached and broken out into their constituent parts, such that a holder of one NGA Unit shall thereupon hold one share of NGA Common Stock and one-half of one NGA Warrant, and such underlying constituent securities shall be converted in accordance with Sections 3.01(b)(i) and (vii), respectively; provided, however, that if upon such detachment, a holder of NGA Warrants would be deemed to hold a fractional NGA Warrant, then prior to such conversion the number of NGA Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

3.02 Exchange.

(a)  Exchange Agent. Prior to the Closing Date, the Company shall deposit, or shall cause to be deposited, with a bank or trust company designated by the Company and reasonably satisfactory to NGA (the “Exchange Agent”), for the benefit of the holders of NGA Common Stock, for exchange in accordance with this Article III, the number of Company Common Shares sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such Company Common Shares being hereinafter referred to as the “Exchange Fund”). The Company shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)  No Further Rights in NGA Common Stock. The Per Share Merger Consideration payable upon conversion of NGA Common Stock shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such NGA Common Stock.

(c)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of NGA Common Stock for one year after the Effective Time shall be delivered to the Company, upon demand, and any holders of NGA Common Stock who have not complied with this Section 3.02 shall thereafter look only to the Company for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of NGA Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(d)  No Liability. None of the Exchange Agent, the Company or the Surviving Corporation shall be liable to any holder of NGA Stock for any Company Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(e)  Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, NGA and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of NGA Common Stock or NGA Warrants, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, provincial, local or non-U.S. Tax Law; provided, however, that prior to such deduction or withholding, it shall use reasonable best efforts to give the applicable holder written notice to permit such holder to determine and demonstrate that such deduction or withholding is not required. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the NGA Common Stock or NGA Warrants in respect of which such deduction and withholding was made.

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(f)  Fractional Shares. No certificates or scrip or shares representing fractional Company Common Shares shall be issued upon the exchange of NGA Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of the Company or a holder of Company Common Shares. In lieu of any fractional Company Common Share to which any holder of NGA Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole Company Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Closing Statement; Payment of NGA Costs.

(a)  No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of NGA Common Stock may no longer elect redemption in accordance with the Redemption Rights, NGA shall prepare and deliver to the Company a statement (the “NGA Closing Statement”) setting forth NGA’s good faith estimate of: (i) the amount of NGA Cash; (ii) the aggregate amount of cash proceeds that will be required to satisfy any owed Redemption Payments; (iii) the amount of estimated NGA Costs remaining unpaid as of the Closing and all relevant supporting documentation used by NGA in calculating such amounts reasonably requested by the Company; and (iv) the number of shares of NGA Common Stock to be outstanding as of the Closing less any Redemption Shares. The NGA Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the NGA Closing Statement until the Closing, NGA shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within NGA’s or its Representatives’ possession or control in connection with the Company’s review of the NGA Closing Statement and (y) consider in good faith any comments to the NGA Closing Statement provided by the Company, which comments the Company shall deliver to NGA no later than one (1) Business Day prior to the Closing Date, and NGA shall revise such NGA Closing Statement to incorporate any changes NGA determines are reasonably necessary or appropriate given such comments.

(b)  Conditional upon the Closing, and to the extent so provided in the NGA Closing Statement (as such NGA Closing Statement may be revised in accordance with Section 3.03(a)), the Company shall pay or cause to be paid all outstanding NGA Costs, by wire transfer of immediately available funds to the accounts specified therefor by the applicable third parties to which such NGA Costs are owing.

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(c)  For the avoidance of doubt, and without limiting the foregoing or any other provision of this Agreement, following the Closing, the Surviving Corporation shall be responsible for any and all obligations and liabilities of NGA, including NGA Costs, remaining unpaid or unsatisfied upon and following the Closing.

3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of NGA shall be closed and there shall be no further registration of transfers of NGA Stock thereafter on the records of NGA.

3.05 No Appraisal and Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any disclosure contained therein shall apply against any representations and warranties to which it is reasonably apparent it should relate), the Company hereby represents and warrants to NGA as follows:

4.01 Organization and Qualification; Subsidiaries.

(a)  The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  A true and complete list of all the Company Subsidiaries as of the date hereof, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding share capital or capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation, Bylaws and Records. The Company has, prior to the date of this Agreement, made available to NGA a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of the Company and each Company Subsidiary as of the date hereof. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or its bylaws. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The corporate records and minute books of the Company and each Company Subsidiary are complete and accurate in all material respects.

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4.03 Capitalization.

(a)  As of the date hereof, the authorized share capital of the Company consists of an unlimited number of Company Common Shares. As of the date of this Agreement, 31,133,273 Company Common Shares are issued and outstanding, 3,113,327 Company Common Shares are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Share Plan (with 600,504 Company Common Shares remaining available for issuances of Company Options pursuant to the Company Share Plan), and 8,561,603 Company Common Shares are reserved for future issuance pursuant to the exercise of the Company Warrant.

(b)  Other than (i) the Company Options, (ii) the Company Warrant, (iii) the Company Convertible Debenture, (iv) the Company Convertible Loan, (v) the Subscription Agreements, (vi) as disclosed in Section 4.03(b) of the Company Disclosure Schedule, and (vii) as contemplated in this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital or capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, deferred share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Unanimous Shareholders Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Common Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Common Shares or any of the equity interests or other securities of the Company.

(c)  Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and the Company Warrant outstanding as of the date of this Agreement, as applicable: (i) a list of optionees on a “no-name” basis; (ii) the plan pursuant to which such Company Option was granted; (iii) the number of Company Common Shares subject to such Company Option or Company Warrant; (iv) the exercise or purchase price of such Company Option or Company Warrant; (v) the date on which such Company Option or Company Warrant was granted; and (vi) the date on which such Company Option or Company Warrant expires. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

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(d)  Except as disclosed in Section 4.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares, Company Options or Company Warrants, or any shares or capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)  Each outstanding Company Common Share was duly authorized, validly issued, and fully paid and is non-assessable. All outstanding Company Common Shares, all outstanding Company Options, the Company Warrant and all outstanding shares in the share capital or capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (1) all applicable securities laws and other applicable Laws and (2) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party (or the terms of any waiver therefrom obtained by the Company) and the organizational documents of the Company and the Company Subsidiaries.

(f)   Each outstanding share in the share capital or capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under the Unanimous Shareholders Agreement, applicable securities laws, their respective organizational documents and as set forth in Section 4.03 of the Company Disclosure Letter.

(g)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens (other than Permitted Liens), other than transfer restrictions under the Unanimous Shareholders Agreement, applicable securities laws and the Merger Sub Organizational Documents.

(h)  All Company Common Shares issuable by the Company pursuant to the Merger in accordance with this Agreement shall be, when issued, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 4.03(h) of the Company Disclosure Schedule, neither the execution of any Transaction Document or Subscription Agreement, nor the performance by the Company and Merger Sub of their respective obligations thereunder, nor the consummation of any of the Transactions or Private Placements, nor the exercise of any Assumed Warrants shall (i) accelerate or otherwise alter the vesting, conversion or exchange of, other terms and conditions of or rights or obligations with respect to, any Company Options, the Company Warrant, the Company Convertible Debenture, or the Company Convertible Loan, or (ii) give rise to any preemptive or other rights of any Person to receive or acquire any Company Common Shares or other securities that are convertible into or exchangeable or exercisable for any Company Common Shares or other securities of the Company or of any Company Subsidiary in respect of which the Company has not obtained a waiver.

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4.04 Authority Relative to the Transactions.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by NGA, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, winding-up, arrangement, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

(b)  Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, to consummate the Transactions. The execution and delivery by Merger Sub of this Agreement and the other Transaction Documents to which it is party and the consummation by the Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by NGA, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by the Remedies Exceptions.

(c)  The Merger Sub Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

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4.05 No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company and Merger Sub does not, and subject to receipt of the filing and recordation of appropriate documents as required by the DGCL and the QBCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company and Merger Sub will not (i) conflict with or violate the Company Certificate of Incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, with respect to clauses (ii) or (iii), have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company and Merger Sub does not, and the performance of this Agreement by the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or Canadian or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities laws or “blue sky” laws (“Blue Sky Laws”), state takeover laws, and applicable Canadian Securities Laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger or other documents as required by the QBCA or the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its material properties and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing that, in each case, has had or would reasonably be expected to have a material disruption to the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is, nor since January 1, 2018 has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

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4.07 Financial Statements.

(a)  Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the audited consolidated statement of financial position of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended (collectively, the “Annual Financial Statements”). The Annual Financial Statements (i) were prepared in accordance with ASPE applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position of the Company and the Company Subsidiaries as at December 31, 2018 and December 31, 2019 and the financial performance and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2018 and December 31, 2019.

(b)  Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated statement of financial position of the Company and the Company Subsidiaries as of September 30, 2020 (the “2020 Financial Position Statement”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the nine (9) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with ASPE applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position of the Company and the Company Subsidiaries as at September 30, 2020 and the financial performance and cash flows of the Company and the Company Subsidiaries for the nine (9) months then ended, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)  Except as and to the extent set forth on the 2020 Financial Position Statement, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a statement of financial position prepared in accordance with ASPE, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Financial Position Statement, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement, the Transactions, the Subscription Agreements and the Private Placements, or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)  Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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4.08 Absence of Certain Changes or Events.

(a)  Since December 31, 2019, and on and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, as expressly contemplated by this Agreement or as disclosed in Section 4.08(a) of the Company Disclosure Schedule:

(i)  the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken or omitted to be taken (x) due to COVID-19 Measures or (y) that relate to COVID-19 and are determined by the Company in good faith to be in its best interests (any such action or omission, a “COVID-19 Action”);

(ii)  the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; and

(iii)  there has not been a Company Material Adverse Effect.

(b)  Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents or in the Unanimous Shareholders Agreement, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted.

(c)  Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d)  Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

4.09 Absence of Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no: (a) litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting any of their respective assets or properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary or affecting any of their respective assets or properties.

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4.10 Employee Benefit Plans.

(a)  Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or individual consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each material Plan, the Company has made available to NGA, if applicable (i) a true and complete copy of the current plan document and all amendments of a material nature thereto and each trust or other funding arrangement, and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2018.

(c)  None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or within the meaning of any pension legislation in Canada), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA or within the meaning of any pension legislation in Canada, (iii) a multiple employer plan subject to Section 413(c) of the Code or subject to any pension legislation in Canada, or (iv) a multiple employer welfare arrangement under ERISA (whether or not subject to ERISA). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) and/or (m) of the Code, or within the meaning of any pension legislation in Canada.

(d)  Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay any material separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)  None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law, or with respect to reimbursement of Consolidated Omnibus Budget Reconciliation Act of 1985 premiums.

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(f)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past six (6) years in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or would reasonably be expected to give rise to any fines, penalties, assessments, Taxes or related charges under any Law applicable to such Plans, including, if applicable, Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, for which the Company or any ERISA Affiliate may be liable.

(i)  All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(j)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each ERISA Affiliate have each complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

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(k)  Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)  Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11 Labor and Employment Matters.

(a)  As of the date of this Agreement, no employee of the Company or of any Company Subsidiary is represented by a labor union, association of employees, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, association of employees, works council, trade union, or similar representative of employees. Since January 1, 2018, there have not been any, strikes, lockouts or work stoppages with respect to any employees of the Company or any Company Subsidiaries, or any union certification or petitions for certification or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no strike, lockout, work stoppage, or union organizing campaign is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)  There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees.

(c)  Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (i) the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding minimum labor and/or employment standards, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar provincial, state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, statutory employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and (ii) neither the Company nor any Company Subsidiary is liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary has been paid all wages, bonuses and other compensation owed and due to such individual as of such date.

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4.12 Real Property; Title to Assets.

(a)  The Company is not and has never been the beneficial or registered owner of any real property.

(b)  Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). To the knowledge of the Company, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property. All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to any such Lease.

(c)  Other than due to any COVID-19 Measures or COVID-19 Actions, there are no contractual or legal restrictions that preclude or materially restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property for the primary purposes for which it is currently being used. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not and would not reasonably be expected to materially impair the ability of the Company or any Company Subsidiary to use any Leased Real Property for the primary purposes for which it is currently being used.

(d)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible (corporeal) and intangible (incorporeal), real (immovable), personal and mixed, that are used or held for use in and are material to its business, free and clear of all Liens other than Permitted Liens.

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4.13 Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) material Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person that is material to the business of the Company and the Company Subsidiaries as currently conducted (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $500,000 per annum, (C) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (D) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries.

(b)  The Company or one or more of the Company Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP that is material to the business of the Company or any Company Subsidiary and have the right to use the Company-Licensed IP that is material to the business of the Company or any Company Subsidiary pursuant to a valid and enforceable written contract or license. All material Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)  The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. To the Company’s knowledge, neither the Company nor any Company Subsidiary has disclosed any material trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries (i) to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, including the marketing, sale, distribution or maintenance of Products.

(d)  Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule (i) since January 1, 2018, there have been no claims pending that (whether prior to or following such date) were filed and served against the Company or any Company Subsidiary in any forum, by any person contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons; (ii) since January 1, 2018, to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, since January 1, 2018, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing.

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(e)  All persons who have contributed, developed or conceived any material Company-Owned IP have, to the extent their rights in such Company-Owned IP did not vest automatically in the Company or the Company Subsidiaries by operation of Law, executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigned to the Company or the applicable Company Subsidiary their entire right, title, and interest in and to such Company-Owned IP.

(f)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)  Except as disclosed in Section 4.13(g) of the Company Disclosure Schedule, to the Company’s knowledge, there are, and for the past three (3) years have been, no defects in any of the Products currently offered by the Company, in each case that has had a material effect and prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions.

(h)  The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves, (ii) provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.

(i)  The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or material unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information; or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners or data subjects/individuals in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

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(j)  The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the material Business Data constituting material Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements or privacy policies that would prohibit the Company or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(k)  The written agreements entered into since January 1, 2018 between the Company and its employees and independent contractors who, in each case, have or had access to material Confidential Information by reason of their employment duties or engaged services, contained obligations to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(l)  Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14 Taxes.

(a)  The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or that are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

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(b)  Neither the Company nor any of the Company Subsidiaries has any outstanding liability for the payment of any material Taxes, except as set forth on the 2020 Financial Position Statement or which relate to Taxes not yet due and payable or Tax Returns not yet required to be filed which have arisen in the ordinary course of business since the date of the 2020 Financial Position Statement and for which adequate provision in the books and records has been made.

(c)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement with any person (other than the Company or any Company Subsidiary) other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d)  Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)  The Company is duly registered under the Excise Tax Act (Canada) with respect to the goods and services taxes, under the Act Respecting the Québec Sales Tax Act with respect to Québec sales taxes and, where applicable, under any similar provincial or other jurisdictions’ valued-added or sales tax Law.

(f)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the only members have been the Company or any Company Subsidiary).

(g)  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(h)  No Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)  No Company Subsidiary is, or has ever been, a “personal holding company” within the meaning of Section 542(a) of the Code.

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(j)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has taken, has agreed to take or has any plan or intention to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that the Company has independently assessed, and no such representation or warranty is made as to, any actions contemplated by this Agreement or the other Transaction Documents.

(k)  Neither the Company nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the Company’s knowledge, threatened Action alleging any violation or, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f), except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to NGA all material environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a)  Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or bound (including counterparty name, date, and all amendments of a material nature thereto), excluding for this purpose, any employment contract and any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)  all currently effective contracts and agreements with consideration paid or expected to be payable to the Company or any of the Company Subsidiaries of more than $2,500,000 in the aggregate (including, for greater certainty, consideration paid or payable to the Company or any of the Company Subsidiaries pursuant to purchase orders or master terms applicable to such contracts and agreements) over any 12-month period after December 31, 2018;

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(ii) all currently effective contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, under which aggregate expenditures of more than $2,500,000 in the aggregate (including, for greater certainty, expenditures paid or payable to the Company or any of the Company Subsidiaries pursuant to purchase orders or master terms applicable to such contracts and agreements with Suppliers) have been paid or are expected to be payable by the Company or any Company Subsidiary, in the aggregate, over any 12-month period after December 31, 2018;

(iii)  all management contracts and contracts with other consultants, in each case, excluding Plans and any employment contracts, that are material to the business of the Company and not terminable without further monetary liability on sixty (60) days’ or less notice (except for notice or severance to the extent required under applicable Law for non-U.S. employees, and where further potential monetary liability is less than $250,000);

(iv)  all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary has made or is expected to make payments of more than $2,500,000, in the aggregate, over any 12-month period after December 31, 2018;

(v)  all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $2,500,000, and any pledge agreements, security agreements, hypothec or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any property or assets of the Company or any Company Subsidiary that is material to the conduct of the business of the Company and the Company Subsidiaries, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi)  all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to or by the Company or any Company Subsidiaries in excess of $2,500,000;

(viii)  all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality obligations;

(ix)  all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

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(x)  all contracts and agreements relating to a Company Interested Party Transaction;

(xi)  all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $2,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xii) all contracts and agreements not otherwise identified pursuant to the foregoing if (A) the violation, breach, or termination thereof would reasonably be expected to have a Company Material Adverse Effect, or (B) such contacts or agreements are otherwise considered material to the Company and the Company Subsidiaries on a consolidated basis.

(b)  (i) Each Material Contract is in full force and effect, is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract. The Company has made available to NGA true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17 Insurance.

(a)  Section 4.17(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged as of the date of this Agreement.

(b)  With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.18 Board Approval; Vote Required.

(a)  The Company Board, by unanimous written resolutions not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company, and (ii) approved this Agreement and the Transactions. The Company has obtained the approvals necessary under the QBCA and the Unanimous Shareholders Agreement to approve this Agreement and the Transactions.

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(b)  The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(c)  The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

4.19 Certain Business Practices.

(a)  Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)  Since January 1, 2018, and subject to the application of the Foreign Extraterritorial Measures (United States) Order, 1992, SOR/92-584 issued under Canada’s Foreign Extraterritorial Measures Act or any other similar blocking legislation, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

4.20 Interested Party Transactions.

(a)  Except as disclosed in Section 4.20(a) of the Company Disclosure Schedule, for subscriptions for Company Common Shares pursuant to the Private Placements, for the Unanimous Shareholders Agreement and for employment relationships and the payment of compensation (including for greater certainty the entering into of option agreements), benefits and expense reimbursements and advances in the ordinary course of business, no holder of five percent or more of the Company Common Shares (including Company Common Shares for which any options, warrants or other convertible securities held thereby may as of the date of this Agreement be exercised, exchanged or converted) and no director or officer of the Company or any Company Subsidiary, in each case to the Company’s knowledge, has, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20; provided further, that for clarity, no disclosure shall be required under this Section 4.20 with respect to any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such venture capital, private equity, angel or strategic investor is an affiliate of the Company, has actual knowledge of any Company Interested Party Transaction and such Company Interested Party Transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director or officer of the Company or any of the Company Subsidiaries.

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4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.22 Brokers. Except for BMO Capital Markets, National Bank Financial, Roth Capital Partners and Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The aggregate fees payable by the Company to BMO Capital Markets, National Bank Financial, Roth Capital Partners and Barclays Capital Inc. in relation to the Transaction have been disclosed in Section 4.22 of the Company Disclosure Letter.

4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to NGA, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to NGA, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to NGA, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

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4.24 Solvency. No bankruptcy, insolvency or receivership proceedings have been instituted by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, are pending against the Company or any of the Company Subsidiaries. Immediately after giving effect to the consummation of the Transactions, and assuming the accuracy of the representations and warranties set forth in Article V, the Company and each of the Company Subsidiaries will be able to pay its debts and other obligations as they come due.

Article V

Representations and Warranties of NGA

Except as set forth in the NGA SEC Reports or NGA’s disclosure schedule delivered by NGA in connection with this Agreement (the “NGA Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such NGA SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a NGA SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), NGA hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a)  NGA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. NGA is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  NGA does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. NGA has heretofore furnished to the Company complete and correct copies of the NGA Organizational Documents as of the date hereof. The NGA Organizational Documents are in full force and effect. NGA is not in violation of any of the provisions of the NGA Organizational Documents.

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5.03 Capitalization.

(a)  The authorized capital stock of NGA consists of (i) 50,000,000 shares of NGA Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“NGA Preferred Stock”). As of the date of this Agreement (iii) 31,945,344 shares of NGA Common Stock (excluding NGA Founders Stock) are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) 7,986,336 shares of NGA Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) no shares of NGA Common Stock is held in the treasury of NGA, (vi) 24,111,741 NGA Warrants are issued and outstanding. As of the date of this Agreement, there are no shares of NGA Preferred Stock issued and outstanding. Each NGA Warrant is exercisable for one share of NGA Common Stock at an exercise price of $11.50 per share, subject to the terms of such NGA Warrant and the NGA Warrant Agreement.

(b)  All outstanding NGA Units, shares of NGA Common Stock and NGA Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(c)  Except for the outstanding NGA Warrants, the NGA Working Capital Warrant Purchase Agreement and the NGA Working Capital Warrants that may be issued pursuant thereto, NGA has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of NGA or obligating NGA to issue or sell any shares of capital stock of, or other equity interests in, NGA. All shares of NGA Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither NGA nor any subsidiary of NGA is a party to, or otherwise bound by, and neither NGA nor any subsidiary of NGA has granted, any equity appreciation rights, participations, phantom equity or similar rights. NGA is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of NGA Common Stock or any of the equity interests or other securities of NGA or any of its Subsidiaries. Except with respect to the Redemption Rights and the NGA Warrants, there are no outstanding contractual obligations of NGA to repurchase, redeem or otherwise acquire any shares of NGA Common Stock. There are no outstanding contractual obligations of NGA to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. NGA has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by NGA and the consummation by NGA of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NGA are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of NGA Common Stock, and the filing and recordation of appropriate documents as required by the DGCL and the QBCA, and (b) with respect to the amendment and restatement of the NGA Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of NGA Common Stock). This Agreement has been duly and validly executed and delivered by NGA and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of NGA, enforceable against NGA in accordance with its terms subject to the Remedies Exceptions. The NGA Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the NGA Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

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5.05 No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by NGA does not, and the performance of this Agreement by NGA will not, (i) conflict with or violate the NGA Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to NGA or by which any of its properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of NGA pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NGA is a party or by which NGA or any of its properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of NGA do not, and the performance of this Agreement by each of NGA will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and applicable Canadian Securities Laws, as applicable, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate documents as required by the DGCL and the QBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent NGA from performing its material obligations under this Agreement.

5.06 Compliance. NGA is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to NGA or by which any property or asset of NGA is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NGA is a party or by which NGA or any property or asset of NGA is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect. NGA is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for NGA to own, lease and operate its properties or to carry on its business as it is now being conducted.

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5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  NGA has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its incorporation, together with any amendments, restatements or supplements thereto (collectively, the “NGA SEC Reports”). As of their respective dates, the NGA SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any NGA SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other NGA SEC Report.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the NGA SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of NGA as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). NGA has no off-balance sheet arrangements that are not disclosed in the NGA SEC Reports.

(c)  Except as and to the extent set forth in the NGA SEC Reports (including NGA’s consolidated balance sheet for the quarterly period ended September 30, 2020 and the notes thereto), NGA or its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations incurred in the ordinary course of NGA’s business since September 30, 2020, (ii) obligations for future performance under any contracts to which NGA is a party, and (iii) liabilities for transaction expenses in connection with this Agreement, the Transactions, the Subscription Agreements and the Private Placements.

(d)  NGA is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

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(e)  NGA has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to NGA and other material information required to be disclosed by NGA in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to NGA’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting NGA’s principal executive officer and principal financial officer to material information required to be included in NGA’s periodic reports required under the Exchange Act.

(f) NGA maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that NGA maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g)  There are no outstanding loans or other extensions of credit made by NGA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of NGA, and NGA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)  Neither NGA (including, to the knowledge of NGA, any employee thereof) nor NGA’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by NGA, (ii) any fraud that involves NGA’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by NGA or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the NGA SEC Reports. To the knowledge of NGA, none of the NGA SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08 Business Activities; Absence of Certain Changes or Events.

(a)  Since its incorporation, NGA has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the NGA Organizational Documents, there is no agreement, commitment or Governmental Order binding upon NGA or to which NGA is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of NGA or any acquisition of property by NGA or the conduct of business by NGA as currently conducted or as contemplated to be conducted as of the Closing.

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(b)  NGA does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, NGA has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)  NGA is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii)  engagement and indemnification agreements with legal, financial and other advisors listed in Section 5.08(c) of the NGA Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the NGA SEC Reports, (iv) the NGA Working Capital Warrant Purchase Agreement, (v) D&O Insurance contracts, (vi) the contracts listed in Section 5.08(c) of the NGA Disclosure Schedule, and (vii) any other contracts that, in the aggregate, require payment following the date hereof by NGA of less than $250,000 in the aggregate.

(d)  Since its initial public offering and prior to the date of this Agreement, except as otherwise reflected in the NGA SEC Reports, or as expressly contemplated by this Agreement, (i) NGA has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) NGA has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (iii) there has not been a NGA Material Adverse Effect.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of NGA, threatened against NGA, or any property or asset of NGA, before any Governmental Authority. Neither NGA nor any material property or asset of NGA is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of NGA, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a)  The NGA Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of NGA and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of NGA approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of NGA at the NGA Stockholders’ Meeting.

(b)  The only vote of the holders of any class or series of capital stock of NGA necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of NGA Common Stock.

5.11 Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of NGA. NGA has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Barclays Capital Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

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5.12 NGA Trust Fund. As of the date of this Agreement, NGA has no less than $319,000,000 in the trust fund established by NGA for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), from which amount an aggregate of approximately $11,200,000 of deferred underwriting discounts and commissions will be payable upon the Closing of the Merger. The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 17, 2020, between NGA and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. NGA has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by NGA or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between NGA and the Trustee that would cause the description of the Trust Agreement in the NGA SEC Reports to be inaccurate in any material respect; or (ii) to which NGA is a party that would entitle any person (other than holders of Redemption Shares) to any portion of the proceeds in the Trust Account (other than following release thereof to NGA, as assets of NGA available to satisfy its liabilities generally). Prior to the Closing, none of the funds held in the Trust Account may be released except to pay: (1) franchise Taxes and income Taxes from any interest income earned in the Trust Account; and (2) any owed Redemption Payments. To NGA’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of NGA shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is owed a Redemption Payment. There are no Actions pending or, to the knowledge of NGA, threatened in writing with respect to the Trust Account. As of the date hereof, and assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company and Merger Sub of their respective obligations hereunder, NGA has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that funds available in the Trust Account (other than such funds released in accordance with the terms of the Trust Agreement) will not be available to NGA at the Effective Time.

5.13 Employees. Other than any officers as described in the NGA SEC Reports, NGA has no employees on its payroll, and has not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by NGA’s officers and directors in connection with activities on NGA’s behalf in an aggregate amount not in excess of the amount of cash held by NGA outside of the Trust Account, NGA has no unsatisfied material liability with respect to any officer or director. NGA has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

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5.14 Taxes.

(a)  NGA: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or that are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  NGA does not have any outstanding liability for the payment of any material Taxes, except as set forth on the financial statements for the quarterly period ended September 30, 2020, contained in the NGA SEC Reports or which relate to Taxes not yet due and payable or Tax Returns not yet required to be filed which have arisen in the ordinary course of business since September 30, 2020, and for which adequate provision in the books and records has been made.

(c)  NGA is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement with any person (other than NGA), other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d)  NGA has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e)  NGA has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)  NGA does not have any liability for the Taxes of any person (other than NGA) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor.

(g)  NGA has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)  NGA is not, and has never been, a “personal holding company” within the meaning of Section 542(a) of the Code.

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(i) To the knowledge of NGA, NGA has not taken, has not agreed to take or has no plan or intention to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that NGA has independently assessed, and no such representation or warranty is made as to, any actions contemplated by this Agreement or the other Transaction Documents.

(j)  NGA is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(k)  No recipient of, or current of former holder of, NGA Founders Stock, NGA Common Stock or NGA Warrants is an employee or officer of NGA, or otherwise bears a relationship to NGA, such that NGA would be required to pay or otherwise be subject to liability for any payroll, employment, withholding, severance or other similar Taxes in respect of such recipient or holder, except for Taxes that have been paid as of the date hereof.

5.15 Registration and Listing. The issued and outstanding NGA Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA.U.” The issued and outstanding shares of NGA Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA.” The issued and outstanding NGA Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NGA WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of NGA, threatened in writing against NGA by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the NGA Units, the shares of NGA Common Stock or NGA Warrants or terminate the listing of NGA on the New York Stock Exchange. None of NGA or any of its affiliates has taken any action in an attempt to terminate the registration of the NGA Units, the shares of NGA Common Stock or the NGA Warrants under the Exchange Act.

5.16 Interested Party Transactions. Except as described in the NGA SEC Reports, there are no transactions, contracts, side letters, arrangements or understandings between NGA, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of NGA, on the other hand (each, a “NGA Interested Party Transaction”). The NGA Board has duly and validly approved the NGA Working Capital Warrant Purchase Agreement, and the terms thereof, in order to fund working capital needs and transaction costs in connection with the Transactions, some of which may not be due and payable until Closing. NGA has heretofore furnished to the Company a complete and correct copy of the NGA Working Capital Warrant Purchase Agreement.

5.17 Investment Company Act. NGA is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.18 Competition Act (Canada). NGA, together with its affiliates, has: (i) assets in Canada that do not exceed C$96 million in aggregate value; and (ii) gross revenues from sales in, from or into Canada that do not exceed C$96 million in aggregate value; in each case, measured in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

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5.19 NGA’s Investigation and Reliance. NGA is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by NGA together with expert advisors, including legal counsel, that they have engaged for such purpose. NGA and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. NGA is not relying on and has not relied on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor Merger Sub nor any of their respective stockholders, shareholders, affiliates or Representatives shall have any liability to NGA or any of its respective stockholders, shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to NGA or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Merger Sub pursuant to this Agreement. NGA acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Merger Sub pursuant to this Agreement, neither the Company nor Merger Sub nor any of their respective stockholders, shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

Article VI

Conduct of Business Pending the Merger

6.01 Conduct of Business by the Company and Merger Sub Pending the Merger.

(a)  Except (A)  as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements, consummating the Private Placements and effecting the Pre-Closing Reorganization), (B) as set forth in Section 6.01 of the Company Disclosure Schedule, (C) as required by applicable Law, (D) in connection with any COVID-19 Actions or COVID-19 Measures, and (E) as otherwise consented to by NGA in writing (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, the Company shall:

(i)  use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business; and

(ii)   use reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has material business relations.

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(b)  Except (A) as expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement (including entering into various Subscription Agreements, consummating the Private Placements and effecting the Pre-Closing Reorganization), (B) as set forth in Section 6.01 of the Company Disclosure Schedule, (C) as required by applicable Law, or (D) in connection with any COVID-19 Actions or COVID-19 Measures, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of NGA (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)  amend or otherwise change its certificate of incorporation, bylaws or other organizational documents or the Merger Sub Organizational Documents, or, except for the Stockholder Support Agreement and the Nomination Agreement (with such changes thereto as may be consented to by NGA, which consent shall not be unreasonably withheld, conditioned or delayed), grant any rights or enter into any agreement with respect to the nomination or appointment of directors of the Company;

(ii)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or Merger Sub;

(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of the share capital of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest (including any phantom interest), of the Company provided that (1) the exercise or settlement of any Company Options or the Company Warrant in effect on the date of this Agreement or grants of Company Options in the ordinary course of business (2) the issuance of Company Common Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Options, the Company Convertible Loan, the Company Convertible Debenture or the Company Warrant in effect on the date of this Agreement, and (3) the granting of any Permitted Lien, in each case, shall not require the consent of NGA; or (B) any assets of the Company or any Company Subsidiary that are material to the business thereof;

(iv)   form any Subsidiary (other than any wholly-owned Subsidiary);

(v)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital or capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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(vii) (A) acquire (including by merger, amalgamation, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interest therein for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $2,500,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances;

(viii)  other than in the ordinary course of business or pursuant to the terms of any Plan in effect on the date of this Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer;

(ix)   other than in the ordinary course of business or consistent with past practice (if any), (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(x)  materially amend, or materially modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, modify or consent to the termination (excluding any expiration in accordance with its terms) the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xi)   other than in the ordinary course of business or where the result of the results of Company’s performance would be Company-Owned IP, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiii)  take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VIII to not be satisfied; or

(xiv)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

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Nothing herein shall require the Company or Merger Sub to obtain consent from NGA to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to NGA, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of NGA and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by NGA Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements), and except as required by applicable Law, NGA agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, NGA shall use reasonable best efforts to conduct its business in the ordinary course of business, other than due to any actions taken or omitted to be taken (A) due to COVID-19 Measures or (B) that relate to COVID-19 and are determined by NGA in good faith to be in its best interests. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements) or as required by applicable Law, NGA shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)  amend or otherwise change the NGA Organizational Documents (except as permitted by Section 7.04(a)) or form any subsidiary of NGA;

(b)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the NGA Organizational Documents;

(c)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the NGA Common Stock or NGA Warrants except for redemptions from the Trust Fund that are required pursuant to the NGA Organizational Documents;

(d)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock or other securities of NGA, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of NGA, other than pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, or (ii) any material portion of the assets of NGA;

(e)  acquire (including by merger, amalgamation, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NGA, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, except NGA Affiliate;

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(g)  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)  other than in the ordinary course of business or consistent with past practice (if any), (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of NGA;

(j)  amend or modify the Trust Agreement or any other agreement related to the Trust Account, or cause any funds held in the Trust Account to be released except to pay (i) franchise Taxes and income Taxes from any interest income earned in the Trust Account; and (ii) any owed Redemption Payments;

(k)  enter into, renew or amend in any material respect any NGA Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a NGA Interested Party Transaction);

(l)  cancel, modify or waive any debts or claims held by NGA or waive any rights held by NGA having, in each case, a value in excess of $500,000 in the aggregate;

(m)   waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate, in each case in excess of insurance proceeds;

(n)  incur any costs or expenses other than NGA Costs;

(o)  make, or commit to make, any capital expenditures;

(p)  hire any employee or consultant or adopt or enter into any Employee Benefit Plan;

(q)  take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VIII to not be satisfied; or

(r)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

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Nothing herein shall require NGA to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control NGA prior to the Closing Date. Prior to the Closing Date, each of the Company and NGA shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and NGA on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). The Company hereby irrevocably waives any Claim it may have, now or in the future and shall not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver shall not limit or prohibit the Company from pursuing a claim against NGA or any other person (a) for legal relief against monies or other assets of NGA held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against NGA (or any successor entity) in the event this Agreement is terminated for any reason and NGA consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, NGA shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action.

Article VII

Additional Agreements

7.01 No Solicitation.

(a)  From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material portion of the assets of the Company and the Company Subsidiaries on a consolidated basis or any of the outstanding voting securities of the Company or of any Company Subsidiary or any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving the Company or any of the Company Subsidiaries other than with NGA and its Representatives or in connection with the Pre-Closing Reorganization (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement executed by the Company or any of the Company Subsidiaries with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or its respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

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(b)  From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, NGA shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any acquisition of assets of NGA or outstanding capital stock of NGA or any arrangement, merger, amalgamation, share exchange, consolidation, liquidation, dissolution, business combination or similar transaction involving NGA and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “NGA Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any NGA Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any NGA Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a NGA Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any NGA Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. NGA shall, and shall direct its respective affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any NGA Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by NGA or its respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by NGA.

7.02 Registration Statement; Proxy Statement.

(a)  Subject to the terms of this Section 7.02, as promptly as reasonably practicable after the execution of this Agreement, NGA and the Company shall (i) cooperate in preparing and shall cause to be filed with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Common Shares and Assumed Warrants (including the Company Common Shares issuable upon exercise of the Assumed Warrants) to be issued to the stockholders and warrantholders of NGA pursuant to this Agreement, which shall include a proxy statement in preliminary form (the “Proxy Statement”) relating to the NGA Stockholders’ Meeting and (ii) cooperate in preparing and causing to be filed with the Autorité des marchés financiers (the “AMF”) a preliminary non-offering prospectus in respect of the Company (together with all amendments thereto, the “Canadian Prospectus”). Each of the Company and NGA shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below) and the Canadian Prospectus. NGA and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, and the Canadian Prospectus, when filed with the AMF, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials and the AMF concerning the Canadian Prospectus, (y) cause the Registration Statement to be declared effective as promptly as practicable, and to cause the final Canadian Prospectus to be filed and definitively receipted by the AMF as promptly as practicable after the Closing Date and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, NGA shall take all actions necessary to cause the Merger Materials to be mailed to its stockholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Company notifies NGA that the Registration Statement has become effective. Each of the Company and NGA shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the Canadian Prospectus and the resolution of any comments received from the SEC and the AMF, as applicable. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)  No filing of, or amendment or supplement to the Merger Materials or the Canadian Prospectus will be made by the Company or NGA without the prior approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise NGA, promptly after it receives notice thereof, of the time when the Registration Statement or the Canadian Prospectus has become effective or receipted, as applicable, or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Company Common Shares to be issued or issuable to the stockholders of NGA in connection with this Agreement for offering or sale in any jurisdiction. The parties will advise each other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Merger Materials or by the AMF for amendment of the Canadian Prospectus or comments thereon and responses thereto or requests by the SEC or the AMF for additional information and shall, as promptly as practicable after receipt thereof, supply the other party with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the AMF or the staff of the SEC or the AMF, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials, the Canadian Prospectus or the Merger. No response to any comments from the SEC or the AMF or the staff of the SEC or the AMF relating to the Merger Materials or the Canadian Prospectus will be made by any party without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC or the AMF, as applicable.

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(c)  NGA represents that the information supplied by NGA for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to NGA’s stockholders and (iii) the time of the NGA Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, NGA represents that the information supplied by NGA for inclusion in the Canadian Prospectus shall not, at the date of the Canadian Prospectus, include any “misrepresentation” (as defined in Canadian Securities Laws). If, at any time, any event or circumstance relating to NGA or its officers or directors should be discovered by NGA which should be set forth in an amendment or a supplement to the Merger Materials or the Canadian Prospectus, NGA shall promptly inform the Company.

(d)  The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to NGA’s stockholders and (iii) the time of the NGA Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the Company represents that the information supplied by the Company for inclusion in the Canadian Prospectus shall not, at the date of the Canadian Prospectus, include any “misrepresentation” (as defined in Canadian Securities Laws). If, at any time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials or the Canadian Prospectus, the Company shall promptly inform NGA.

7.03 Merger Sub Consent. Promptly following the execution of this Agreement, the Company shall, as the sole stockholder of Merger Sub, approve and adopt this Agreement and approve the Transactions.

7.04 NGA Stockholders’ Meeting.

(a)  NGA shall call and hold a meeting of NGA’s stockholders (including any adjournment or postponement thereof, the “NGA Stockholders’ Meeting”) as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the (i) approval and adoption of this Agreement and the Merger, (ii) the approval of such amendments to NGA’s Organizational Document as may be necessary to permit the issuance of the NGA Working Capital Warrants immediately prior to the Effective Time pursuant to the terms of the NGA Working Capital Warrant Purchase Agreement, and (iii) such other approvals as may be mutually agreed by NGA and the Company as necessary or appropriate to authorize the Transactions and otherwise give effect to the terms of this Agreement or the other Transaction Documents, such agreement not to be unreasonably withheld or delayed (clauses (i), (ii) and (iii), collectively, the “NGA Proposals”). NGA shall use its reasonable best efforts to hold the NGA Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that NGA may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the NGA Stockholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the NGA Proposals. NGA shall use its reasonable best efforts to obtain the approval of the NGA Proposals at the NGA Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the NGA Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The NGA Board shall recommend to its stockholders that they approve the NGA Proposals

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(b)  (the “NGA Recommendation”) and shall include the NGA Recommendation in the Proxy Statement. Neither the NGA Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the NGA Recommendation, or fail to include the NGA Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any NGA Alternative Transaction (any action described in clauses (i) through (ii) being referred to as a “NGA Change in Recommendation”). Notwithstanding the foregoing, if the NGA Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a NGA Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of NGA under applicable Law, then the NGA Board may effect a NGA Change in Recommendation so long as NGA (to the extent lawful and reasonably practicable) first provides the Company with at least five (5) Business Days advance written notice of such withdrawal or modification, and during such five (5) Business Day period, and prior to effecting any NGA Change in Recommendation, NGA and its Representatives must negotiate with the Company and its Representatives in good faith (to the extent that the Company desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the NGA Board (or a committee thereof) would no longer determine that the failure to make a NGA Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of NGA under applicable Law.

(c)  Notwithstanding (i) any NGA Change in Recommendation, (ii) the making of any inquiry or proposal with respect to a NGA Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall NGA execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any NGA Alternative Transaction or terminate this Agreement in connection therewith and (B) NGA shall otherwise remain subject to the terms of this Agreement, including NGA’s obligation to use reasonable best efforts to obtain the approval of the NGA Proposals at the NGA Stockholders’ Meeting in accordance with Section 7.04(a).

7.05 Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Effective Time, the Company and NGA shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor NGA shall be required to provide access to or disclose information where the access or disclosure would likely result in the breach of any contract, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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(b)  All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated August 19, 2020 (the “Confidentiality Agreement”), between NGA and the Company.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06 Directors’ and Officers’ Indemnification.

(a)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of NGA, which provisions shall not thereafter be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of NGA, unless such modification shall be required by applicable Law. The Surviving Corporation shall, and the Company shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of NGA against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that NGA would have been permitted under applicable Law, the NGA Certificate of Incorporation or the bylaws of NGA, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)  For a period of six (6) years from the Effective Time, the Company shall cause to be maintained in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who, immediately prior to the Effective Time, are covered by NGA’s directors’ and officers’ liability insurance policy in effect as of the date hereof (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives) (the “NGA D&O Insurance”) on terms not less favorable than the terms of such NGA D&O Insurance coverage, and from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by NGA for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier.

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(c)  Prior to the Effective Time, NGA may purchase a prepaid “tail” policy with respect to D&O Insurance from an insurance carrier with the same or better credit rating as the current NGA D&O Insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If NGA elects to purchase such a “tail” policy prior to the Effective Time, the Company shall maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder but it shall not be otherwise required under Section 7.06(b) to cause to be maintained in effect the D&O Insurance.

(d)  With respect to any claims that may be made under the D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, NGA and the Company shall cooperate with the other party as reasonably requested by such other Party, and (ii) after the Effective Time, the Company shall cooperate with any person insured by such policies as reasonably requested by such person.

(e)  On the Closing Date, the Company shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and NGA with the post-Closing directors and officers of the Company, and (ii) shall assume all rights and obligations of NGA under all indemnification agreements then in effect between NGA and any person who is or was a director or officer of NGA prior to the Effective Time (the “NGA Indemnification Agreements”), which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of the Company shall continue to be effective following the Closing, and the Company shall continue to honor its obligations thereunder.

(f)  For the avoidance of doubt, the rights under this Section 7.06 of any person who was a director or officer of NGA prior to the Effective Time shall be in addition to, and not exclusive of, any additional rights that any such person may have under applicable Law or otherwise, including (as applicable) as an officer or director of the Company, the Surviving Corporation or any of the other Company Subsidiaries following the Effective Time.

7.07 Pre-Closing Reorganization. The Company shall reasonably consult with NGA and its advisors concerning the Pre-Closing Reorganization, other than implementation of those terms thereof expressly agreed by the parties pursuant to this Agreement and identified in Section 1.01 of the Company Disclosure Schedule. The Company shall cause the Pre-Closing Reorganization to be implemented prior to or concurrently with the Closing and shall deliver to NGA copies of all documents effectuating and evidencing the same.

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7.08 Notification of Certain Matters. The Company shall give prompt notice to NGA, and NGA shall give prompt notice to the Company, of any event of which such party becomes aware between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to not be satisfied at Closing. An unintentional failure to give notice under this Section 7.08 shall not be deemed to be a breach of covenant under this Section 7.08 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.09 Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)  Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c)  Each party shall use its reasonable best efforts to take, or use its reasonable best efforts to cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and enforcing the terms thereof, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements (other than conditions that NGA or the Company or any of their respective affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iv) confer with the other party regarding timing of the Closing (as defined in the Subscription Agreements); and (v) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements. Without limiting the generality of the foregoing, each party shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known by the notifying party; and (B) of the receipt of any written notice or other written communication from any third party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of NGA and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of NGA and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided, however, that no such consent shall be required in connection with any such press release or public announcement in connection with any dispute between the parties regarding this Agreement or the Transactions or to the extent any such press release or public announcement is substantively consistent with public statements set forth in the initial press release or previously consented to by the other party in accordance with this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent NGA or the Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their customers, suppliers, employees, investors and prospective investors that is substantively consistent with public statements set forth in the initial press release or previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Company Common Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, NGA shall use its reasonable best efforts to keep the NGA Units, NGA Common Stock and NGA Warrants listed for trading on the New York Stock Exchange.

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7.12 Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (collectively, the “Antitrust Laws”), each party shall promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act, make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and shall use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)  NGA and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, and as necessary to comply with contractual arrangements.

(c)  No party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties shall use reasonable best efforts to prevent or lift the entry, enactment or promulgation of a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions.

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7.13 Trust Account. As of the Effective Time, the obligations of NGA to dissolve or liquidate within a specified time period as contained in the NGA Certificate of Incorporation will be terminated and NGA shall have no obligation whatsoever to dissolve and liquidate the assets of NGA by reason of the consummation of the Merger or otherwise, and no stockholder of NGA shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, NGA shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall, transfer all funds held in the Trust Account to NGA (to be held as available cash for immediate use on the balance sheet of NGA, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters. This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of NGA, Merger Sub and the Company shall use its respective reasonable best efforts to (a) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) not (and not permit or cause any of its respective Subsidiaries or Representatives to) take any action that to its knowledge would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (c) report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year that includes the Merger, unless otherwise required pursuant to applicable Law or a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective Subsidiaries and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by foregoing, reducing, or adversely modifying the amount, rights or nature of any shares, warrants, options or other property such party (or its respective Subsidiaries or owners) is entitled to retain or receive pursuant to this Agreement (including indirectly by agreeing to grant, increase, or modify the amount, rights or nature of any shares, warrants, options or other property to which another party (or its respective Subsidiaries or owners) is entitled to retain or receive pursuant to this Agreement) without reasonable compensation therefor.

7.15 NGA Public Filings. From the date hereof through the Closing, NGA shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

7.16 NGA Working Capital Warrant Proceeds. From the date of payment thereof to NGA through the Closing, NGA shall use the proceeds from the issuance and sale of the NGA Working Capital Warrants exclusively for the purpose of satisfying working capital needs and transaction costs in connection with the Transactions, some of which may not be due and payable until Closing.

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Article VIII

Conditions to the Merger

8.01  Conditions to the Obligations of Each Party. The obligations of the Company, NGA and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)  NGA Stockholders’ Approval. The NGA Proposal set forth in clause (i) of the definition thereof shall have been approved and adopted by the requisite affirmative vote of the stockholders of NGA in accordance with the Proxy Statement, the DGCL and the NGA Organizational Documents.

(b)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)  Antitrust. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(d)  Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(e)  Stock Exchange Listing. The Company Common Shares to be issued pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(f)  Canadian Prospectus. The AMF shall have cleared the final Canadian Prospectus for filing.

(g)  NGA Net Tangible Assets. NGA shall have at least $5,000,001 of net tangible assets following payment of any Redemption Payments.

(h)  Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been implemented.

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8.02  Conditions to the Obligations of NGA . The obligations of NGA to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in (i) Section 4.01(a), Section 4.03 (other than clauses (a) and (b) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.22 shall each be true and correct in all material respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(a)(iii) shall be true and correct in all respects as of the date hereof and at the Effective Time, (iii) Section 4.03(a) and 4.03(b) shall be true and correct in all respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01), except where the failure of such representations and warranties to be so true and correct (A) does not, individually or in the aggregate, result in the Merger having a greater dilutive effect on the Persons who hold securities of NGA immediately prior to the Merger (other than a de minimis effect due to a bona fide error), and (B) would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, NGA, Merger Sub or their respective affiliates, and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. The Company shall have delivered to NGA a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)  Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)  Ancillary Agreements. The Lock-up Agreements shall be in full force and effect.

(f)  Specified Acknowledgements. The Company shall deliver or cause to be delivered the acknowledgments set forth in Section 8.02(f) of the Company Disclosure Letter.

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8.03  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of NGA contained in (i) Section 5.01, Section 5.03(b), Section 5.04, Section 5.11 and Section 5.15 shall each be true and correct in all material respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(d)(iii) shall be true and correct in all respects as of the date hereof and at the Effective Time, (iii) Section 5.03(a) and Section 5.03(c) shall be true and correct in all respects as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02), except where the failure of such representations and warranties to be so true and correct (A) would not, individually or in the aggregate, result in the Merger having a greater dilutive effect on the Persons who hold securities of the Company immediately prior to the Merger (other than a de minimis effect due to a bona fide error), and (B) would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, NGA, Merger Sub or their respective affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “NGA Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and at the Effective Time as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a NGA Material Adverse Effect.

(b)  Agreements and Covenants. NGA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. NGA shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of NGA, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)  Material Adverse Effect. No NGA Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time and be continuing.

(e)  Ancillary Agreements. The Stockholder Support Agreement shall be in full force and effect.

(f)  Trust Fund. NGA shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to NGA immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to NGA.

(g)  NGA Cash. The amount of NGA Cash, plus (x) the aggregate amount of cash proceeds received by the Company in connection with the consummation of the Private Placements, minus (y) the aggregate amount of cash proceeds that will be required for payment of Redemption Payments, if any, minus (z) the aggregate amount of NGA Costs that remain unpaid immediately prior to the Closing, shall equal or exceed the NGA Minimum Cash.

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(h)  Private Placements. The sale and issuance by the Company of Company Common Shares in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time.

(i)  FIRPTA Certificate. At least ten (10) days prior to the Closing, NGA shall deliver to the Company in a form reasonably acceptable to the Company, a properly executed certification that shares of NGA Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Article IX

Termination, Amendment and Waiver

9.01  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or stockholders of NGA, as follows:

(a)  by mutual written consent of NGA and the Company;

(b)  by either NGA or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is a material cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date;

(c)  by either NGA or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)  by either NGA or the Company if the NGA Proposal set forth in clause (i) of the definition thereof shall fail to receive the requisite vote for approval at the NGA Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to NGA if, at the time of such termination, NGA (i) is in willful or material breach of any of its covenants and agreements under Section 7.04, or (ii) is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is a material cause of the failure of such NGA Proposal to receive the requisite vote for approval;

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(e)  by NGA upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the condition set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that NGA has not waived such Terminating Company Breach and NGA is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the condition set forth in Sections 8.03(a) or 8.03(b) would not be satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company or Merger Sub, NGA may not terminate this Agreement under this Section 9.01(e) for so long as the Company or Merger Sub (as applicable) continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by NGA to the Company or Merger Sub; or

(f)  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of NGA set forth in this Agreement, or if any representation or warranty of NGA shall have become untrue, in either case such that the condition set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating NGA Breach”); provided, that the Company has not waived such Terminating NGA Breach and the Company or Merger Sub are not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the condition set forth in Sections 8.02(a) or 8.02(b) would not be satisfied; provided, further, that, if such Terminating NGA Breach is curable by NGA, the Company may not terminate this Agreement under this Section 9.01(f) for so long as NGA continues to diligently exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to NGA.

9.02  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall immediately become void, and there shall be no liability under this Agreement on the part of any party; provided, however, that notwithstanding the foregoing, (a) this Section 9.02, Article X and any corresponding definitions set forth in Article I shall survive any termination of this Agreement, and (b) no termination of this Agreement shall relieve any party of liability for fraud or a willful material breach of this Agreement by such party prior to such termination.

9.03  Expenses. Except as specifically set forth in this Agreement (including in Section 3.03), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

9.04  Amendment. This Agreement may be amended in writing by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

9.05  Waiver. At any time prior to the Effective Time, (a) NGA may (i) extend the time for the performance of any obligation or other act of the Company or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company or Merger Sub contained herein or in any document delivered by the Company or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of NGA, (ii) waive any inaccuracy in the representations and warranties of NGA contained herein or in any document delivered by NGA pursuant hereto and (iii) waive compliance with any agreement of NGA or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article X

General Provisions

10.01  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by reputable overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to NGA:

Northern Genesis Acquisition Corp.

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: Chief Executive Officer
Email: ian.robertson@northerngenesis.com

with a copy to:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112

Attention: James G. Goettsch
Email: jim.goettsch@huschblackwell.com

and to:

Borden Ladner Gervais LLP

1000, rue De La Gauchetière Ouest, bureau / suite 900

Montréal, QC, Canada H3B 5H4

Attention: Yaniv Saragosti; Julie Belley Perron

Email: YSaragosti@blg.com; JBelleyperron@blg.com

if to the Company:

The Lion Electric Company

921 ch. de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y5G2

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Attention: Marc Bédard, President and Founder; Nicolas Brunet, Executive

Vice-President and Chief Financial Officer
Email: marc.bedard@thelionelectric.com / nicolas.brunet@thelionelectric.com with a copy to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West, 41st Floor
Montreal, Québec, H3B 3V2
Attention: Aniko Pelland; David Tardif; Olivier Godbout
Email: apelland@stikeman.com; dtardif@stikeman.com; ogodbout@stikeman.com and to:

Vinson & Elkins L.L.P.
1114 6th Ave., 32nd Floor
New York, NY 10036
Attention: John Kupiec; Ramey Layne
Email: jkupiec@velaw.com; rlayne@velaw.com

10.02  Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties.

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10.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that the laws of the Province of Québec shall govern any matters pertaining to the internal corporate governance of the Company, including, the interpretation of the Company Board’s fiduciary duties to the shareholders of the Company in connection with this Agreement and the Merger. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07  Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

73

10.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission via email) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10  Specific Performance.

(a)  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)  Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

10.11  No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the Transactions, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

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IN WITNESS WHEREOF, NGA, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

THE LION ELECTRIC COMPANY

By:	/s/ Marc Bedard
Name:	Marc Bedard
Title:	CEO - Founder

LION ELECTRIC MERGER SUB INC.

By:	/s/ Marc Bedard
Name:	Marc Bedard
Title:	Authorized Signatory

NORTHERN GENESIS ACQUISITION CORP.

By:	/s/ Ian Robertson
Name:	Ian Robertson
Title:	Director and Vice Chair

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

FORM OF NOMINATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT A

NOMINATION RIGHTS AGREEMENT

BY AND AMONG

THE LION ELECTRIC COMPANY

and

CERTAIN SHAREHOLDERS OF THE LION ELECTRIC COMPANY

DATED AS OF [●]

- i  -

This NOMINATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●] is made by and among:

i.	The Lion Electric Company, a company organized under the laws of the Province of Québec (the “Company”);

ii.	9368-2672 Québec Inc., a company organized under the laws of the Province of Québec (the “9368-2672”); and

iii.	Power Energy Corporation, a company organized under the laws of the Province of Québec (“PEC”, and together with the 9368-2672, the “Principal Shareholders”).

RECITALS

WHEREAS pursuant to a business combination agreement and plan of reorganization dated November 30, 2020, among the Company, Lion Electric Merger Sub Inc. (“Merger Sub”) and Northern Genesis Acquisition Corp. (“NGA”), on the date hereof, the Company completed a business combination transaction pursuant to which (i) Merger Sub merged (the “Merger”) with and into NGA, with NGA surviving the Merger as a wholly-owned direct subsidiary of the Company and (ii) the Company amended and restated its Articles (as defined below) (collectively, the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company became a registrant under applicable U.S. securities laws and will become, shortly after closing of the Business Combination, a reporting issuer in the Province of Québec, and its Common Shares (as defined below) are listed on the New York Stock Exchange.

WHEREAS, in connection with the closing of the Business Combination, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding certain nomination rights as investors in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1. Effectiveness. This Agreement shall become effective as of [●], being the date of closing of the Business Combination and shall continue until terminated in accordance with Section 4.4.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“9368-2672 Director” means a Director that has been designated by 9368-2672 for election as Nominee or appointment pursuant to Section 3.1.

“9368-2672 Permitted Holders” means (i) Marc Bedard, Camile Chartrand, Fiducie Bedard, Fiducie Chartrand, Gestion Placebo Inc., Les Placements L.-S. Piché Inc. and any Members of the Immediate Family of Marc Bédard or Camile Chartrand, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above (which includes, for greater certainty, 9368-2672 as of the date hereof).

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Principal Shareholder, and further provider that (ii) Great-West Lifeco Inc. and its subsidiaries, IGM Financial Inc. and its subsidiaries, and any investment fund managed by entities within the Power Corporation of Canada group of companies shall be deemed to not be Affiliates of PEC for purposes of this Agreement. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the articles of the Company, as they are in effect upon completion of the Business Combination, as amended from time to time.

“Board” means the board of directors of the Company.

“Board Size” means the number of directors on the Board as determined pursuant to Section 3.1.5.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings or any day on which banks are not authorized or obligated to be closed in New York, New York or in Montreal, Québec.

“Common Shares” means the common shares of the Company, as contemplated under the Articles.

“Director” means a director on the Board.

“Director Election Meeting” means any meeting of shareholders of the Company at which Directors are to be elected to the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Independent Director” means a Director who is determined by the Nominating and Corporate Governance Committee to be “independent” in accordance with applicable laws and regulations (including National Instrument 52-110 – Audit Committee), including any applicable rules of a stock exchange on which the Common Shares are listed.

“Member of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual.

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“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.

“Nominee” means a nominee proposed for election as Director by the Company and included as a nominee in the management information circular of the Company relating to a Director Election Meeting.

“PEC Director” means a Director that has been designated by PEC for election as Nominee or appointment pursuant to Section 3.1.

“PEC Permitted Holders” means Power Energy Corporation and any of its Affiliates.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Principal Shareholder” has the meaning set forth in the preamble.

“QBCA” means the Quebec Business Corporations Act.

“Shareholder Group” means each of (a) the PEC Permitted Holders (collectively as one Shareholder Group) and (b) the 9368-2672 Permitted Holders (collectively as one Shareholder Group) and “Shareholder Groups” means all of them.

Section 2.2. Other Interpretive Provisions.

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)       The term “including” is not limiting and means “including without limitation.”

(d)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)       Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

GOVERNANCE

Section 3.1. Board Nomination Rights.

Section 3.1.1. Size and Composition of the Board. At the time this Agreement becomes effective, the Board shall consist of nine Directors and thereafter shall be composed of a number of directors determined as set forth in Section 3.1.5. The initial Directors shall be Pierre Larochelle (Chairman), Marc Bédard, Alexandre Taillefer, Michel Ringuet, Pierre Wilkie, Sheila Colleen Bair, Ian Robertson, Chris Jarrat and [●]. The initial PEC Directors shall be Pierre Larochelle, Sheila Colleen Bair and [●]. The initial 9368-2672 Directors shall be Marc Bédard and [●].

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Section 3.1.2. Designation of Nominees. In respect of any Director Election Meeting:

(a)	As long as any Shareholder Group holds, directly or indirectly, at least 20% of the Common Shares outstanding (on a non-diluted basis), its Principal Shareholder shall be entitled to designate a number of Nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the Common Shares held by such Shareholder Group (on a non-diluted basis) multiplied by (ii) the Board Size. For illustration purposes only, the following table illustrates the minimum percentage of the Common Shares which are required to be held by a Shareholder Group to designate the number of Nominees shown:

	Board Size
Number of Nominees	7	8	9	10	11	12
2	22%	20%	20%	20%	20%	20%
3	36%	31%	28%	25%	23%	21%
4	N.A.	44%	39%	35%	32%	29%

(b)

In addition to any rights 9368-2672 may have under Section 3.1.2(a), as long as the 9368-2672 Permitted Holders hold, directly or indirectly, at least 5% of the Common Shares outstanding (on a non-diluted basis), 9368-2672 shall be entitled to designate:

(i)	for so long as Marc Bedard is performing the role of chief executive officer, one (1) Nominee (in addition to Marc Bedard, who will be appointed to the Board for so long as he is performing the role of chief executive officer of the Company); or

(ii)	at any other time, Marc Bedard as a Nominee.

Section 3.1.3. Nomination and Election Procedures.

(a)	Each Principal Shareholder having a right to designate one or more Nominees under Section 3.1.2 may notify the Company of its designated Nominee(s) at any time but no less than 45 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, the Nominee of a Principal Shareholder is unable or unwilling to serve as a Director, then such Principal Shareholder will be entitled to designate a replacement Nominee.

(b)	Other than Marc Bedard pursuant to any designation made pursuant to Section 3.1.2(b)(ii), at least one (1) Nominee designated by each Principal Shareholder must be an Independent Director as determined by the Nominating and Corporate Governance Committee and, if no Nominee of a Principal Shareholder is determined to be an Independent Director, such Principal Shareholder will be entitled to designate a replacement Nominee.

(c)	Each designated Nominee of a Principal Shareholder shall be considered by the Nominating and Corporate Governance Committee to ensure that the Nominees, when considered collectively with the additional individuals selected by the Nominating and Corporate Governance Committee for nomination to the Board, represent the characteristics, experience, skill set, independence and diversity desired by the Board. The Nominating and Corporate Governance Committee may, at its discretion, advise a Principal Shareholder that inclusion of any designated Nominee does not satisfy the objectives of the Board and, in such circumstance, such Principal Shareholder shall be entitled to propose a replacement for such Nominee.

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(d)	For so long as a Principal Shareholder has the right to designate one or more Nominees under Section 3.1.2, and provided that each Nominee (or any replacement thereof which a Principal Shareholder has the right to designate hereunder) has received a favourable recommendation of the Nomination and Corporate Governance Committee, the Company shall nominate for election and include in any management information circular relating to any Director Election Meeting (or submit to shareholders by written consent if applicable) each person designated as Nominee of such Principal Shareholder and take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of any Principal Shareholder under this Section 3.1.

(e)	Subject to Section 3.1.7, each Shareholder Group shall vote or cause to be voted all Common Shares that it holds, directly or indirectly, or over which it exercises control or direction, in favor of any Nominee designated by a Principal Shareholder and at any Director Election Meeting, pursuant to the terms and subject to the conditions of this Section 3.1.

Section 3.1.4. Other Nominees. The selection of Nominees other than the Nominees designated by the Principal Shareholders pursuant to Section 3.1.2 (including when any designation right of a Principal Shareholder has not been exercised pursuant thereto), shall rest with the Board, or the Nominating and Corporate Governance Committee, if so determined by the Board.

Section 3.1.5. Number of Board Members. The Board shall initially consist of nine (9) members and thereafter shall consist of such other number as may be determined by the Board, provided that, in each case, the number of Directors shall be sufficient to give effect to the rights of each Principal Shareholder hereunder and under any other then existing obligation of the Company in respect thereof, in each case subject to any minimum or maximum number of Directors as provided under the Company’s Articles. Each Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written consent or otherwise, to give effect to the foregoing.

Section 3.1.6. Replacement Appointment. If any Nominee of a Principal Shareholder resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then such Principal Shareholder shall be entitled to designate a replacement to be appointed by the Board as Director as soon as reasonably practicable, except where such Principal Shareholder would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.1.2. The appointment of any such replacement shall be subject to the approval thereof by the Nominating and Corporate Governance Committee in accordance with Section 3.1.3(c).

Section 3.1.7. Cessation; Resignation. Any Principal Shareholder shall cease to have any rights or obligations under this Section 3.1 immediately upon ceasing to have the right to designate any Nominee pursuant to the terms of Section 3.1.2. In the event that a Principal Shareholder ceases to have the right to designate a Nominee pursuant to the terms of Section 3.1.2, such Principal Shareholder shall concurrently therewith, if requested by the Board, use its reasonable efforts to promptly obtain and deliver to the Company the written resignation of any Director previously designated by it pursuant to the terms of Section 3.1.2 such that the number of Directors nominated by such Principal Shareholder and then serving on the Board does not exceed the number of Nominees that such Principal Shareholder would then have the right to designate pursuant to the terms of Section 3.1.2.

Section 3.1.8. Qualifications. Notwithstanding anything to the contrary in this Agreement, all Directors (including Directors designated by the Principal Shareholders) shall, at all times while serving on the Board, meet the qualification requirements to serve as a director under the QBCA, applicable securities laws and the rules of any stock exchange on which the Common Shares are listed.

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Section 3.1.9. Chairman. So long as PEC has the right to designate a Nominee pursuant to Section 3.1.2, PEC shall have the right to designate one (1) of the PEC Directors to serve as Chairman of the Board. The Initial Chairman of the Board will be Pierre Larochelle. In the event that PEC does not have the right to designate the Chairman of the Board, the Chairman of the Board shall be selected by the Board from among the Directors comprising the Board. In the event that the Chairman of the Board is not an Independent Director, the remaining Directors shall designate a lead independent director. The Chairman of the Board shall not be a past or present CEO of the Company.

Section 3.1.10. Board Committees.

(a)	The Board shall establish and maintain committees of the Board (each a “Committee” and collectively, the “Committees”) as required by regulations, the rules of any stock exchange or as determined appropriate by the Board.

(b)	The size of each Committee shall be established by the Board provided that the number of Committee members for each such Committee shall be at least equal to the number of Principal Shareholders having the right to appoint Nominees pursuant to the terms of Section 3.1.2, plus one (1) (which, as of the date hereof, corresponds to three (3) Committee members).

(c)	The Committees and their composition shall initially consist of the following:

(i)	Audit Committee: [●] (Chair), [●], and [●];

(ii)	Human Resources and Compensation Committee: [●] (Chair), [●] and [●]; and

(iii)	Nominating and Corporate Governance Committee: [●] (Chair), [●] and [●].

(d)	For so long as a Principal Shareholder has a right to designate a Nominee pursuant to the terms of Section 3.1.2, each such Principal Shareholder shall have the right to appoint one member of each Committee. Notwithstanding the foregoing, neither the CEO nor 9368-2672 shall have the right to appoint any Director to the Human Resources and Compensation Committee.

(e)	Each Committee shall be composed of at least a majority of Independent Directors. Except as restricted by applicable laws and regulations, Committees will be allowed to be composed of independent and non-independent directors.

(f)	Each Committee shall be chaired by a Director who is not a Nominee of a Principal Shareholder.

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Section 3.1.11. Non-Assignability or Transfer of Rights. None of the rights or obligations of any Shareholder Group under this Agreement shall be assignable or transferable to any Person, provided however that each Principal Shareholder may assign its rights and obligations hereunder to another member of its Shareholder Group together with a transfer of Common Shares to such member, provided that such assignee (if not already a party hereto) executes a joinder to this Agreement. For the avoidance of doubt, the transfer by a Principal Shareholder to another member of its Shareholder Group shall not relieve any member of such Shareholder Group from its obligations hereunder.

Section 3.1.12. Shareholder Approval. At the first annual meeting of the shareholders of the Company to be held following the fifth (5th) anniversary of the date of this Agreement, and at every fifth (5th) annual meeting of the shareholders of the Company thereafter, the rights of any Principal Shareholders under Section 3.1.2(a) shall be submitted to the shareholders of the Company for approval by a simple majority (>50%) of the votes cast by the shareholders of the Company represented in person or by proxy at such meeting (provided that, for greater certainty, all shareholders of the Company shall be entitled to vote with respect to such approval). If such rights are approved by shareholders of the Company in accordance with the foregoing, the rights of any Principal Shareholders under Section 3.1.2(a) shall continue in full force and effect until the next shareholder meeting at which such rights must be submitted for approval. If at any such meeting the requisite shareholder approval is not obtained, the rights of any Principal Shareholders under Section 3.1.2(a) shall become void and shall have no further force and effect.

Section 3.2. Expenses.

Section 3.2.1. The Company shall reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in connection with the attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.2.2. The Company shall obtain customary director and officer liability insurance on commercially reasonable terms.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2. Further Assurances. Each holder of Common Shares in a Shareholder Group will cast all votes attached to all Common Shares held by such Shareholder Group, whether at any annual or special meeting by written resolutions or otherwise, and take such other actions as may reasonably be requested by any Principal Shareholder to give effect to the agreements set forth in this Agreement.

Section 4.3. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

The Lion Electric Company

921 ch. de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bédard, CEO - Founder

Nicolas Brunet, Executive Vice-President and Chief Financial Officer

E-mail:	marc.bedard@thelionelectric.com

nicolas.brunet@thelionelectric.com

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with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 41st Floor

Montreal (Québec) H3B 3V2

Attention:	Aniko Pelland; David Tardif

E-mail:	apelland@stikeman.com

dtardif@stikeman.com

If to PEC, to:

Power Energy Corporation

751 rue du Square Victoria

Montreal (Quebec) H2Y 2J3

Attention:	Pierre Larochelle

Email:	larochelle@powercorp.com

If to 9368-2672, to:

Marc Bedard

1027 ch. Dunant

Sainte-Anne-des-Lacs (Québec) J0R 1B0

Attention:	Marc Bedard

E-mail:	marc.bedard@thelionelectric.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.4. Termination and Effect of Termination. This Agreement shall terminate upon the date on which both Principal Shareholders cease to have any right to designate any Nominee under this Agreement pursuant to the terms of Section 3.1.2.

Section 4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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Section 4.6. Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each of the Company (acting through the Independent Directors), PEC and 9368-2672. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable therein (without giving effect to conflict of law principles).

Section 4.8. Dispute Resolution. Any claim, dispute or controversy arising out of or relating to the interpretation, application or enforcement of this Agreement or any breach of this Agreement shall be settled by arbitration to be held the Province of Québec, district of Montréal. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto. The parties shall have fifteen (15) days from a party’s notice of such a request for arbitration to designate the arbitrators for the dispute in accordance with this Section 4.8.

Section 4.9. Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Principal Shareholder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.11. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.12. Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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Section 4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Principal Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be made against any current or future director, officer, employee, shareholder, general or limited partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Principal Shareholder or any current or future member of any Principal Shareholder or any current or future director, officer, employee, shareholder, partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, for any obligation of any Principal Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14. Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux présentes confirment leur volonté de rédiger exclusivement en langue anglaise la présente convention ainsi que tous les documents s’y rapportant, notamment les avis.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	THE LION ELECTRIC COMPANY

By:
Name: Nicolas Brunet Title:

Principal Shareholders:	9368-2672 QUÉBEC INC.

By:
Name: Marc Bédard Title:

POWER ENERGY CORPORATION

By:
Name: Pierre Larochelle Title:

By:
Name: Title:

[Signature Page to Nomination Rights Agreement]

EXHIBIT B

FORM OF rEGISTRATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT B

Registration RIGHTS AGREEMENT

BY AND AMONG

The Lion Electric Company

and

CERTAIN SHAREHOLDERS OF THE LION ELECTRIC COMPANY

Dated as of [●]

- i -

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●] is made by and among:

i.	The Lion Electric Company, a company organized under the laws of Québec (the “Company”);

ii.	9368-2672 Québec Inc., a company organized under the laws of Québec (“9368-2672”); and

iii.	Power Energy Corporation, a company organized under the laws of Canada ( “PEC”, and together with the 9368-2672, the “Principal Shareholders”).

RECITALS

WHEREAS pursuant to a business combination agreement and plan of reorganization dated [●], 2020 among the Company, Lion Electric Merger Sub Inc. (“Merger Sub”) and Northern Genesis Acquisition Corp. (“NGA”), on the date hereof, the Company completed a business combination transaction pursuant to which (i) Merger Sub merged (the “Merger”) with and into NGA, with NGA surviving the Merger as a wholly-owned direct subsidiary of the Company and (ii) the Company amended and restated its Articles (as defined below) (collectively, the “Business Combination”).

WHEREAS, in connection with the Business Combination, the Company became a registrant under applicable U.S. securities laws and a reporting issuer in the Province of Québec, and its Common Shares (as defined below) are listed on the New York Stock Exchange.

WHEREAS, in connection with the closing of the Business Combination, the parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements regarding certain registration rights as investors in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EFFECTIVENESS

Section 1.1.  Effectiveness. This Agreement shall become effective as of [●], being the date of closing of the Business Combination.

ARTICLE II

DEFINITIONS

Section 2.1.  Definitions. As used in this Agreement, the following terms have the following meanings:

“9368-2672 Permitted Holders” means (i) Marc Bedard, Camile Chartrand, Fiducie Bedard, Fiducie Chartrand, Gestion Placebo Inc., Les Placements L.-S. Piché Inc. and any Members of the Immediate Family of Marc Bedard or Camile Chartrand, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above (which includes, for greater certainty, 9368-2672 as of the date hereof).

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (i) would be required to be made in any Registration Statement filed with the SEC or any Canadian Preliminary Prospectus or Canadian Prospectus filed with any Canadian Securities Authority so that, in the case of a Registration Statement, such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of a Canadian Preliminary Prospectus or Canadian Prospectus, so that such Canadian Preliminary Prospectus or Canadian Prospectus contain full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or the filing of such Canadian Preliminary Prospectus or Canadian Prospectus; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the articles of the Company, as they will be in effect upon completion of the Business Combination, as amended from time to time.

“Board” means the board of directors of the Company.

“Bought Deal” means an Underwritten Public Offering of the type which is commonly known as a “bought deal,” “block trade” or “overnight offering” or pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a prospectus under applicable Canadian Securities Laws, as permitted by NI 44-101.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Autorité des marches financiers in Québec (Canada) are open to accept filings or any day on which banks are not authorized or obligated to be closed in New York, New York or in Montreal, Québec.

“Canadian Base Shelf Prospectus” has the meaning set forth in Section 3.2.8(a).

“Canadian Preliminary Prospectus” means a preliminary prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt or mutual reliance review decision document issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein.

“Canadian Prospectus” means a (final) prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt or mutual reliance review decision document issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein, and includes, as applicable, a Canadian Base Shelf Prospectus and a Canadian Shelf Supplement.

“Canadian Securities Authorities” means any of the British Columbia Securities Commission, Alberta Securities Commission, Financial and Consumer Affairs Authority of Saskatchewan, Manitoba Securities Commission, Ontario Securities Commission, Autorité des marchés financiers (Québec), Financial and Consumer Services Commission (New Brunswick), Nova Scotia Securities Commission, Office of the Superintendent of Securities (Prince Edward Island), Office of the Superintendent of Securities Service (Newfoundland and Labrador), Office of the Superintendent of Securities (Northwest Territories), Office of the Yukon Superintendent of Securities, Nunavut Securities Office, and any of their successors.

“Canadian Securities Laws” means the securities laws, regulations and rules of each of the provinces and territories of Canada, the forms and disclosure requirements made or promulgated under those laws, regulations or rules, the policy statements, rules, orders and companion policies of or administered by the Canadian Securities Authorities, and applicable discretionary rulings, blanket orders or orders issued by the Canadian Securities Authorities pursuant to such laws, regulations, rules and policy statements, all as amended and in effect from time to time.

“Canadian Shelf Registration Request” has the meaning set forth in Section 3.2.8(a).

“Canadian Shelf Supplement” has the meaning set forth in Section 3.2.8(c).

“Common Shares” means the common shares of the Company, as contemplated by the Articles.

“Demand Canadian Preliminary Prospectus” has the meaning set forth in Section 3.1.1(c).

“Demand Canadian Prospectus” has the meaning set forth in Section 3.1.1(c).

“Demand Notice” has the meaning set forth in Section 3.1.3.

“Demand Registration” has the meaning set forth in Section 3.1.1(a).

“Demand Registration Request” has the meaning set forth in Section 3.1.1(a).

“Demand Registration Statement” has the meaning set forth in Section 3.1.1(c).

“Demand Suspension” has the meaning set forth in Section 3.1.6.

“Director” means a director on the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means a Principal Shareholder that holds Registrable Securities.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” has the meaning set forth in Section 3.9.1.

“marketing materials” has the meaning set forth in NI 41-101.

“Member of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual.

“misrepresentation” has the meaning set forth under applicable Canadian Securities Laws.

“NI 41-101” means National Instrument 41-101 General Prospectus Requirements.

“NI 44-101” means National Instrument 44-101 Short Form Prospectus Distributions.

“NI 44-102” means National Instrument 44-102 Shelf Distributions.

“PEC Permitted Holders” means Power Energy Corporation and any of its Affiliates.

“Permitted Transferee” means, in each case to the extent such Person agrees to be bound by the terms of this Agreement, (i) in the case of PEC, any PEC Permitted Holder, and (ii) in the case of 9368-2672, any 9368-2672 Permitted Holder.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 3.1.1.

“Piggyback Registration” has the meaning set forth in Section 3.1.1.

“Potential Takedown Participant” has the meaning set forth in Section 3.2.5(b).

“Principal Shareholder” has the meaning set forth in the preamble.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to (i) an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, Form F-4 or Form S-8 or any successor form), (ii) a Canadian Prospectus, (iii) a combination of (i) and (ii) above, or (iv) comparable mechanics under the securities laws of any other jurisdiction.

“Registrable Securities” means (i) all Common Shares that are not then subject to forfeiture to the Company, (ii) all Common Shares issuable upon the exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company and (iii) all Common Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement or (B) such securities shall have been qualified for distribution under applicable Canadian Securities Laws in any province or territory of Canada pursuant to the filing with the applicable Canadian Securities Authorities of a Canadian Prospectus and the issuance of a receipt therefor, and such securities shall have been disposed of thereunder, (x) such securities shall have been Transferred pursuant to Rule 144, (y) both (A) such holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder, and (B) the trade of such securities by such holder in Canada would not constitute a “control distribution” as such term is defined in National Instrument 45-102 Resale of Securities, or (z) such securities shall have ceased to be outstanding.

“Registration” means a (i) registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement, (ii) the qualification of any Registrable Securities for distribution under applicable Canadian Securities Laws in any province or territory of Canada by way of a Canadian Prospectus, (iii) a combination of (i) and (ii) above, or (iv) comparable mechanics under the securities laws of any other jurisdiction. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related U.S. Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related U.S. Prospectus) filed on Form S-4, Form F-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Securities Authorities” means the SEC and the Canadian Securities Authorities or applicable securities authorities of any other jurisdiction.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any Bought Deal.

“Underwritten U.S. Shelf Takedown” means an Underwritten Public Offering pursuant to an effective U.S. Shelf Registration Statement.

“U.S. Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“U.S. Shelf Period” has the meaning set forth in Section 3.2.3.

“U.S. Shelf Registration” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Registration Notice” has the meaning set forth in Section 3.2.2.

“U.S. Shelf Registration Request” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Registration Statement” has the meaning set forth in Section 3.2.1(a).

“U.S. Shelf Suspension” has the meaning set forth in Section 3.2.4.

“U.S. Shelf Takedown Notice” has the meaning set forth in Section 3.2.5(b).

“U.S. Shelf Takedown Request” has the meaning set forth in Section 3.2.5(a).

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 2.2.  Other Interpretive Provisions.

(1) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(3) The term “including” is not limiting and means “including without limitation.”

(4) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(5) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 3.1.  Demand Registration.

Section 3.1.1.  Request for Demand Registration.

(a)	At any time following the date of this Agreement, each of PEC and 9368-2672, for as long as it is a Holder and holds, together with its Permitted Transferees, at least 10% of the outstanding Common Shares (on a non-diluted basis), shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Principal Shareholders. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

(b)	Each Demand Registration Request shall specify (x) the aggregate amount of such Holders’ Registrable Securities to be registered, (y) the intended method or methods of disposition thereof and (z) the jurisdiction(s) in which the Registration is to take place.

(c)	Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act, and/or, as may be requested, file with the applicable Canadian Securities Authorities and use its reasonable best efforts to secure the issuance of a receipt or mutual reliance review decision document for a Canadian Preliminary Prospectus (a “Demand Canadian Preliminary Prospectus”) and a Canadian Prospectus (a “Demand Canadian Prospectus”) relating to such Demand Registration, including, if necessary or useful, in reliance upon the post-receipt pricing procedures under National Instrument 44-103 Post-Receipt Pricing.

Section 3.1.2.  Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if (a) within any twelve-month period there have been effected three (3) Demand Registrations (including, for greater certainty, any Demand Registration which is subsequently withdrawn pursuant to Section 3.1.4), or (b) the value of the Common Shares to be offered under any such Demand Registration is less than US$30 million. Additionally, the Company shall not be obligated under this Section 3.1 to take any action to effect any Demand Registration within 90 days following the completion of a Public Offering in which a Demand Registration, U.S. Shelf Registration, U.S. Shelf Takedown or a Piggyback Registration has been effected.

Section 3.1.3.  Demand Notice. Other than in connection with a Bought Deal, promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered. In the event that a Demand Registration is made in connection with a Bought Deal, the notice periods set forth in this Section 3.1.3 shall not be applicable and the Company shall give the other Holders such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals are currently carried out in common market practice of its rights to participate thereunder and such Holders shall have at least 24 hours to notify the Company and the requesting Holder that they will participate in the Bought Deal, failing which, the requesting Holder shall be free to pursue the Bought Deal without the participation of such other Holders.

Section 3.1.4.  Demand Withdrawal. The Holders may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement or the filing of the Demand Canadian Prospectus, as applicable. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included by the Holders in such Demand Registration, the Company shall cease all efforts to pursue or consummate such Demand Registration.

Section 3.1.5.  Effective Registration. The Company shall (a) use reasonable best efforts to cause any Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a U.S. Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, and (b) from the period beginning on the filing of any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus until the completion of the distribution of the Registrable Securities covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (or the closing date of the offering of such Registrable Securities thereunder, if later), comply with section 57 of the Securities Act (Ontario) and the comparable provisions of other applicable Canadian Securities Laws, and prepare and file promptly any prospectus or marketing material amendment which, in the opinion of the Company, acting reasonably, may be necessary or advisable, and will otherwise comply with all legal requirements and take all actions necessary to continue to qualify such Registrable Securities for distribution in the applicable provinces and territories of Canada for as long as may be necessary to complete the distribution of such Registrable Securities.

Section 3.1.6.  Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement or the filing or continued use of a Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (including pursuant to Section 3.2.8(a)) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, as applicable, the Demand Registration Statement, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (a “Demand Suspension”); provided, however, that a Demand Suspension in respect of a given Demand Registration may not exceed sixty (60) days and Demand Suspensions in respect of multiple Demand Registrations in any twelve (12) month period may not exceed one hundred twenty (120) days. In the case of a Demand Suspension, the Holders agree to suspend use of any applicable U.S. Prospectus, Demand Canadian Preliminary Prospectus or Canadian Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement any U.S. Prospectus, if necessary, so it does not contain any untrue statement or omission, amend or supplement any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, if necessary, so that it contains full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation or if required by applicable Canadian Securities Laws or as may reasonably be requested by the Holders whose Registrable Securities are covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, and furnish to the Holders such numbers of copies of any U.S. Prospectus, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend any Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 3.1.7.  Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.1.8.  Resale Rights. In the event that a Holder requests to participate in a Registration pursuant to this Section 3.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.2.  Shelf Registration.

Section 3.2.1.  Request for U.S. Shelf Registration.

(a)	Upon the written request of any Holders entitled to make Demand Registration Requests (a “U.S. Shelf Registration Request”), the Company shall promptly file a shelf Registration Statement with the SEC pursuant to Rule 415 under the Securities Act (each, a “U.S. Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by such Holders from time to time in accordance with the methods of distribution elected by such Holders, and the Company shall use its reasonable best efforts to cause such U.S. Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a U.S. Shelf Registration Request shall hereinafter be referred to as a “U.S. Shelf Registration.”

(b)	If on the date of the U.S. Shelf Registration Request contemplating the filing of a U.S. Shelf Registration Statement, the Company is a WKSI, then the U.S. Shelf Registration Request may request Registration with the SEC of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the U.S. Shelf Registration Request the Company is not a WKSI, then the U.S. Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to the Holders the information necessary to determine the Company’s status as a WKSI upon request.

(c)	All Holders shall be deemed to have made a U.S. Shelf Registration Request on the date hereof for the Company to file a U.S. Shelf Registration Statement relating to the resale of all Registrable Securities owned by such Holders on the date hereof promptly following the closing of the Business Combination.

Section 3.2.2.  U.S. Shelf Registration Notice. Promptly upon receipt of a U.S. Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with a Bought Deal)), the Company shall deliver a written notice (a “U.S. Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the U.S. Shelf Registration Notice shall offer each such Holder the opportunity to include in the U.S. Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such U.S. Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with a Bought Deal provided such period is at least 24 hours) after the date that the U.S. Shelf Registration Notice has been delivered; provided, however, that if the Holder, is not, or is not controlled (directly or indirectly) by, a director or officer of the Company, such time for providing written requests for inclusion shall be extended to five (5) Business Days (or such shorter period as may be reasonably requested in connection with a Bought Deal provided such period is at least 24 hours).

Section 3.2.3.  Continued Effectiveness of U.S. Shelf Registration Statement. The Company shall use its reasonable best efforts to keep any U.S. Shelf Registration Statement continuously effective under the Securities Act in order to permit the U.S. Prospectus forming part of the U.S. Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the U.S. Shelf Registration Statement as part of another Registration (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “U.S. Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the U.S. Shelf Registration Statement effective during the U.S. Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such U.S. Shelf Registration Statement during the U.S. Shelf Period, unless such action or omission is required by applicable law.

Section 3.2.4.  Suspension of U.S. Shelf Registration. If the continued use of such U.S. Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the U.S. Shelf Registration Statement (a “U.S. Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a U.S. Shelf Suspension more than sixty (60) consecutive days or more than one hundred twenty (120) days during any twelve (12) month period. In the case of a U.S. Shelf Suspension, the Holders agree to suspend use of the applicable U.S. Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any U.S. Shelf Suspension, amend or supplement the U.S. Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the U.S. Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the U.S. Shelf Registration Statement, if required by the registration form used by the Company for the U.S. Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such U.S. Shelf Registration Statement.

Section 3.2.5.  U.S. Shelf Takedown.

(a)	At any time the Company has an effective U.S. Shelf Registration Statement, by notice to the Company specifying the intended method or methods of disposition thereof, a Holder entitled to make Demand Registration Requests and whose Registrable Securities are able to be offered on such U.S. Shelf Registration Statement may make a written request (a “U.S. Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten U.S. Shelf Takedown, of all or a portion of such Registrable Securities that may be registered under such U.S. Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the U.S. Shelf Registration Statement as necessary for such purpose.

(b)	Promptly upon receipt of a U.S. Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with a Bought Deal)) for any Underwritten U.S. Shelf Takedown, the Company shall deliver a notice (a “U.S. Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The U.S. Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten U.S. Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten U.S. Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested by the requesting Holder in connection with a Bought Deal provided such period is at least 24 hours) after the date that the U.S. Shelf Takedown Notice has been delivered. Notwithstanding the delivery of any U.S. Shelf Takedown Notice, all determinations as to whether to complete any Underwritten U.S. Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten U.S. Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the requesting Holder.

Section 3.2.6.  Priority of Securities Sold Pursuant to U.S. Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten U.S. Shelf Takedown pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten U.S. Shelf Takedown exceeds the number that can be sold in such Underwritten U.S. Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten U.S. Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

Section 3.2.7.  Resale Rights. In the event that a Holder elects to request a Registration pursuant to this Section 3.2 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 3.2.8.  Request for Canadian Shelf Registration

(a)	Upon the written request of any Holders entitled to make Demand Registration Requests from time to time following the completion of the Business Combination (a “Canadian Shelf Registration Request”), the Company shall promptly file with the applicable Canadian Securities Authorities, and use its reasonable best efforts to secure the issuance of a receipt or mutual reliance review decision document for, a preliminary base shelf prospectus and base shelf (final) prospectus (the “Canadian Base Shelf Prospectus”) pursuant to the provisions of NI 44-102 to qualify the distribution of all of the Registrable Securities in each of the provinces and territories of Canada (or as otherwise determined by the Holders entitled to make Demand Registration Requests in the Canadian Shelf Registration Request).

(b)	In advance of the expiration of any Canadian Base Shelf Prospectus, except as otherwise directed by the Holders entitled to make Demand Registration Requests in writing, the Company shall renew such Canadian Base Shelf Prospectus in accordance with Section 3.2.8(a), such that the Company shall at all times have an effective Canadian Base Shelf Prospectus with enough capacity to allow the sale thereunder of all remaining Registrable Securities.

(c)	The Company shall satisfy any Demand Registration Request that is submitted pursuant to Section 2.2 at a time that a Canadian Base Shelf Prospectus is effective by filing a supplement to the Canadian Base Shelf Prospectus (a “Canadian Shelf Supplement”) with the applicable Canadian Securities Authorities in accordance with NI 44-102 as soon as practicable and in any event not later than three (3) Business Days after the Demand Registration Request is received. Section 3.1 shall apply mutatis mutandis to any Demand Registration Request effected pursuant to this Section 3.2.8.

Section 3.3.  Piggyback Registration.

Section 3.3.1.  Participation. If the Company at any time following the Business Combination proposes (a) to file a Registration Statement with respect to any offering of its equity securities for its own account or for the account of any securityholder under the Securities Act, (b) to qualify any of its equity securities for distribution for its own account or for the account of any securityholder under applicable Canadian Securities Laws in any province or territory of Canada by way of a Canadian Prospectus or (c) to otherwise conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Person pursuant to a Registration Statement that registers Registrable Securities or that registers an unspecified amount of securities (other than (i) a Registration under Section 3.1 or Section 3.2, (ii) a Registration on Form S-4, Form F-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than ten (10) Business Days prior to the proposed date of filing of the U.S. Registration Statement, Canadian Preliminary Prospectus or Canadian Shelf Supplement in respect of such offering or, in the case of a Public Offering under a U.S. Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders that can be included in such proposed filing or Public Offering, and such Piggyback Notice shall offer the Holders the opportunity to register under any such Registration Statement or under any applicable Canadian Prospectus, or to include in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within five (5) days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the filing of a Canadian Prospectus in connection with such Registration, or the pricing or trade date of a Public Offering under a U.S. Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1, (including pursuant to Section 3.2.8(c)) or an Underwritten U.S. Shelf Takedown under Section 3.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten U.S. Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw.

Section 3.3.2.  Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion, and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

Section 3.3.3.  No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Section 3.1 and Section 3.2 or shall relieve the Company of its obligations under Section 3.1 and Section 3.2.

Section 3.4.  Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, Section 3.2 or Section 3.3 conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver a lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final U.S. Prospectus and/or of the Canadian Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days following the date of closing of the Underwritten Public Offering plus, such additional period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions, if applicable).

Section 3.5.  Registration Procedures.

Section 3.5.1.  Requirements. In connection with the Company’s obligations under Section 3.1 to Section 3.6, the Company shall use its reasonable best efforts to effect such Registration and to permit the offering, sale and distribution of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)	As promptly as practicable prepare the required Registration Statement and U.S. Prospectus and/or Canadian Preliminary Prospectus and Canadian Prospectus including all exhibits, financial statements and ancillary materials required under the Securities Act or Canadian Securities Laws to be filed therewith, and, before filing a Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or amendments or supplements thereto to which the participating Holders, in such capacity, or the underwriters, if any, shall reasonably object;

(b)	prepare and file with the applicable Securities Authorities such amendments and post-effective amendments to the Registration Statement, such supplements to the U.S. Prospectus and such amendments and supplements to the Canadian Preliminary Prospectus and Canadian Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement or to continue to qualify such Registrable Securities for distribution as required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration during such period in accordance with the intended method or methods of disposition by the sellers thereof;

(c)	notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus, or any amendment or supplement thereto, has been filed (and, in the case of a Canadian Preliminary Prospectus or Canadian Prospectus, when a receipt or mutual reliance review decision document has been issued therefor), (b) of any written comments by the Securities Authorities, or any request by the Securities Authorities or other governmental authority in any jurisdiction for amendments or supplements to any such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or to any marketing materials, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the Securities Authorities relating to, or which may affect, the Registration, (c) of the issuance by the Securities Authorities of any stop order suspending the effectiveness of such Registration Statement or any order by the Securities Authorities or any other regulatory authority preventing or suspending the use of any preliminary or final U.S. Prospectus or of any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials, or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering, sale or distribution in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)	promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which any applicable Registration Statement or the U.S. Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such U.S. Prospectus or any preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading or as a result of which any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials would contain a misrepresentation or a statement otherwise misleading or untrue, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials in order to comply with the Securities Act or Canadian Securities Laws and, as promptly as reasonably practicable thereafter, prepare and file with the SEC and/or the applicable Canadian Securities Authority, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials which shall correct such misstatement or omission or effect such compliance;

(e)	to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any U.S. Shelf Registration Statement, the Company shall include in such U.S. Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such U.S. Shelf Registration Statement at a later time through the filing of a U.S. Prospectus supplement rather than a post-effective amendment;

(f)	use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final U.S. Prospectus or of any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials;

(g)	promptly incorporate in a U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the selling Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)	furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of any applicable Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)	deliver to each selling Holder and each underwriter, if any, without charge, as many copies of any applicable U.S. Prospectus (including each preliminary U.S. Prospectus), Canadian Preliminary Prospectus or Canadian Prospectus and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering, sale or distribution of the Registrable Securities covered by such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto);

(j)	on or prior to the date on which any applicable Registration Statement becomes effective or any applicable Canadian Prospectus is filed, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)	cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(l)	use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)	not later than the effective date of any applicable Registration Statement or the filing of any applicable Canadian Prospectus, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company or CDS Clearing and Depository Services Inc., as applicable;

(n)	make such representations and warranties to the Holders of which Registrable Securities are being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o)	enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the selling Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p)	obtain for delivery to the Holders of the Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of any Registration Statement or, in the event of an Underwritten Public Offering or if customary in public offerings similar to the offering then being undertaken, the date of the closing under the underwriting agreement or for such offering, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q)	in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement or Canadian Prospectus) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(r)	cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or IIROC;

(s)	use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)	provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration;

(u)	use its reasonable best efforts to cause all Registrable Securities covered by such Registration to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(v)	make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the selling Holders, by any underwriter participating in any Registration and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, Directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration;

(w)	in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x)	take no direct or indirect action prohibited by Regulation M under the Exchange Act, OSC Rule 48-501 – Trading during Distributions, Formal Bids and Share Exchange Transactions and by Section 7.7 of the Universal Market Integrity Rules;

(y)	take all reasonable action to (y) ensure that any Issuer Free Writing Prospectus utilized in connection with such Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related U.S. Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (z) ensure that any marketing materials to be provided in connection with such Registration comply with Canadian Securities Laws and approve in writing all such marketing materials (including as may be reasonably required by any managing underwriter or underwriters) and file such marketing materials to the extent required for the use of such marketing materials under applicable Canadian Securities Laws; and

(z)	take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 3.5.2.  Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 3.5.3.  Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1(d), such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement or the distribution of Registrable Securities under such Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials until such Holder’s receipt of the copies of the supplemented or amended U.S. Prospectus or Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials contemplated by Section 3.5.1(d), or until such Holder is advised in writing by the Company that the use of the U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials may be resumed, and, as applicable, has received copies of any additional or supplemental filings that are incorporated by reference in the U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of such documents current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which any applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended U.S. Prospectus contemplated by Section 3.5.1(d) or is advised in writing by the Company that the use of the U.S. Prospectus may be resumed.

Section 3.6.  Underwritten Offerings.

Section 3.6.1.  Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Section 3.1 or Section 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.2.  Piggyback Registrations. If the Company proposes to register or sell any of its securities as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

Section 3.6.3.  Selection of Underwriters. In the case of an Underwritten Public Offering under Section 3.1 or Section 3.2 the managing underwriter or underwriters to administer the offering shall be determined by the requesting Holder and shall be reasonably acceptable to the Company, and in the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company.

Section 3.7.  No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person without the prior written consent of each Holders hereunder that beneficially owns at least 10% of the outstanding Common Shares (on a non-diluted basis), unless such rights are subordinated or pari passu to the registration rights granted to the Holders under this Agreement. The Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, except pursuant to those certain Subscription Agreements, dated as of [___], 2020, by and among the Company, NGA and certain investors.

Section 3.8.  Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA, the Canadian Securities Authorities or IIROC, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, translation, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including all expenses of any transfer agent and expenses relating to The Depository Trust Company or CDS Clearing and Depository Services Inc. and of printing prospectuses or other offering documents), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of one legal counsel for the selling Holders, (ix) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to any “road show”, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 3.9.  Indemnification.

Section 3.9.1.  Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each selling Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, managers, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains or is alleged to contain a misrepresentation or any omission of a Canadian Preliminary Prospectus or Canadian Prospectus to contain full, true and plain disclosure of all material facts relating to the securities distributed thereunder, (iii) any untrue or alleged untrue statement of a material fact contained in any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act or Canadian Securities Laws or (iv) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, provincial, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission or any misrepresentation contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus and used by the Company in conformity therewith (such information “Selling Holder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

Section 3.9.2.  Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Directors and officers and each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control the Company from and against any Losses resulting from (i) (A) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (B) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, or (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains a misrepresentation, in each case to the extent, but only to the extent, that such untrue statement or omission or such misrepresentation is contained in such selling Holder’s Selling Holder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

Section 3.9.3.  Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 3.9.4.  Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things whether any untrue or alleged untrue statement of a material fact or misrepresentation or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, misrepresentation or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 3.9.1 and Section 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration effected pursuant to this Agreement, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such Registration. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.9.1 and Section 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 3.10.  Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11.  Compliance with Canadian Securities Laws. With a view to making available the benefits of Canadian Securities Laws that may at any time permit the resale of Registrable Securities without the filing of a Canadian Prospectus, at all times after the Company becoming a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use is reasonable best efforts to (a) file with the appropriate Canadian Securities Authority authorities in a timely manner all reports and other documents required under Canadian Securities Laws, and (b) so long as any Holder owns any Registrable Securities, furnish to any Holder forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement under Canadian Securities Laws.

Section 3.12.  Short Form Registrations. After the Company becoming a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use its reasonable best efforts to make available and maintain the availability of short form prospectus Registrations pursuant to NI 44-101. For greater certainty, references herein to a Canadian Preliminary Prospectus or a Canadian Prospectus shall as applicable include a short form Canadian Preliminary Prospectus or a short form Canadian Prospectus.

ARTICLE IV

MISCELLANEOUS

Section 4.1.  Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties’ members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2.  Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

The Lion Electric Company
921 ch. de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y 5G2

Attention:	Marc Bedard, CEO - Founder

Nicolas Brunet, Executive Vice-President and CFO

E-mail:	marc.bedard@thelionelectric.com

nicolas.brunet@thelionelectric.com

with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 41st Floor

Montreal (Québec) H3B 3V2

Attention:	Aniko Pelland; David Tardif

E-mail:	apelland@stikeman.com

dtardif@stikeman.com

If to PEC to:

Power Energy Corporation
751 rue du Square Victoria

Montreal (Quebec) H2Y 2J3

Attention:	Pierre Larochelle

E-mail:	larochelle@powercorp.com

If to the 9368-2672 to:

Marc Bedard

1027 ch. Dunant

Sainte-Anne-des-Lacs (Québec) J0R 1B0

Attention:	Marc Bedard

E-mail:	marc.bedard@thelionelectric.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.3.  Termination and Effect of Termination. This Agreement shall terminate upon the date on which no Holder holds any Registrable Securities; except for the provisions of Section 3.9 and Section 3.10, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

Section 4.4.  Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

Section 4.5.  Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6.  Amendments.This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by each of the Company (acting through independent Directors), PEC and 9368-2672 (and, as applicable, any PEC or 9368-2672 Permitted Holders holding shares at such time). Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7.  Governing Law.This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable therein (without giving effect to conflict of law principles).

Section 4.8.  Dispute Resolution. Any claim, dispute or controversy arising out of or relating to the interpretation, application or enforcement of this Agreement or any breach of this Agreement shall be settled by arbitration to be held the Province of Québec, district of Montréal. A party wishing to submit a dispute to arbitration shall give written notice to such effect to the other parties hereto. The parties shall have fifteen (15) days from a party’s notice of such a request for arbitration to designate the arbitrators for the dispute in accordance with this Section 4.8.

Section 4.9.  Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.10.  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.11.  Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.12.  Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.13.  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Principal Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be made against any current or future director, officer, employee, shareholder, general or limited partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Principal Shareholder or any current or future member of any Principal Shareholder or any current or future director, officer, employee, shareholder, partner or member of any Principal Shareholder or of any Affiliate or assignee thereof, as such, for any obligation of any Principal Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.14.  Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only. Les parties aux présentes confirment leur volonté de rédiger exclusivement en langue anglaise la présente convention ainsi que tous les documents s’y rapportant, notamment les avis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	THE LION ELECTRIC COMPANY

By:
		Name:	Nicolas Brunet
Title:

Principal Shareholders:	9368-2672 QUÉBEC INC.

By:
		Name:	Marc Bedard
Title:

POWER ENERGY CORPORATION

By:
	Name:	Pierre Larochelle
Title:

[Signature Page to Registration Rights Agreement]

Exhibit C

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION Of NGA

[Attached.]

Exhibit C

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN GENESIS ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation (the “Corporation”) is “Northern Genesis Acquisition Corp.”

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”).

Section 4.2 Common Stock. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

ARTICLE V

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the DGCL, the board of directors of the Corporation (the “Board”) shall have the power and is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 6.2 Number, Election, Term. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 7.2 Indemnification and Advancement of Expenses. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

EXHIBIT D

AMENDED AND
RESTATED BYLAWS Of NGA

[Attached.]

Exhibit D

AMENDED AND RESTATED BYLAWS

OF

NORTHERN GENESIS ACQUISITION CORP.

(THE “CORPORATION”)

[__], 20[__]

i

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Article I
OFFICES

Section 1.1. Registered Office. The registered office of Northern Genesis Acquisition Corp. required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 1.2. Additional Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2.2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these Bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if such shares of stock representing a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these Bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

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Section 2.3. Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 2.4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer or by a majority of the Board, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the Chief Executive Officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least twenty-five percent (25%) of the issued and outstanding stock entitled to vote at such meeting.

Section 2.5. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VIII, Section 3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the Chief Executive Officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

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Section 2.7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.8. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 2.9. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the board of directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

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All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be a voice vote; provided, however, that upon demand therefor by stockholders holding shares of stock representing a majority of the voting power present in person or by proxy at any meeting, a written ballot vote shall be taken. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Any stock vote taken by written ballots shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 2.10. Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the Chief Executive Officer, or if neither the Chairman of the Board (if any), nor Chief Executive Officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary (if any) shall so act; if neither the Secretary nor an Assistant Secretary (if any) is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

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Section 2.11. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation and such shares shall not be counted for quorum purposes.

Section 2.12. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these Bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

Article III
DIRECTORS

Section 3.1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 3.2. Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the Chief Executive Officer, or by resolution of the Board.

Section 3.4. First Meeting. Each newly elected Board may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

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Section 3.5. Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 3.6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board (if any), the Chief Executive Officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal or written notice or on at least twenty-four (24) hours’ notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Article VIII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these Bylaws.

Section 3.7. Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 3.8. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 3.9. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board shall have the authority to fix the compensation of directors.

Section 3.10. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board, or any committee designated by the Board, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

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Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board, or members of any committee designated by the Board, may participate in a meeting of such Board or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.11. Approval or Ratification of Acts or Contracts by Stockholders. The Board in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

Article IV
COMMITTEES

Section 4.1. Designation; Powers. The Board may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the Bylaws or adopting new Bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board.

Section 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

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Section 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

Article V
OFFICERS

Section 5.1. Number, Titles and Term of Office. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President and a Secretary and, if the Board so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President) and such other officers as the Board may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 5.2. Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board.

Section 5.3. Removal. Any officer or agent elected or appointed by the Board may be removed, either with or without cause, by the vote of a majority of the whole Board at a special meeting called for the purpose, or at any regular meeting of the Board. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.4. Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board.

Section 5.5. Powers and Duties of the Chief Executive Officer. The President shall be the Chief Executive Officer of the Corporation unless the Board designates the Chairman of the Board or any other officer as Chief Executive Officer. Subject to the control of the Board and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him by the Board.

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Section 5.6. Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board; shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board.

Section 5.7. Powers and Duties of the President. Unless the Board otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board otherwise determines, he or she may, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board; and he or she shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him or her by the Board.

Section 5.8. Vice Presidents. In the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of a designation by the Board of a Vice President to perform the duties of the Chief Executive Officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.9. Chief Financial Officer. The Chief Financial Officer shall have the authority to and shall bear the responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Board; and, unless the Board otherwise determines, he or she may, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board; and he or she shall, if required by the Board, give such bond for the faithful discharge of his or her duties in such form as the Board may require.

Section 5.10. Assistant Chief Financial Officers. Each Assistant Chief Financial Officer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board. The Assistant Chief Financial Officers shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability or refusal to act.

Section 5.11. Secretary. The Secretary shall have the authority to and shall keep the minutes of all meetings of the Board, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Board or the Chief Executive Officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board.

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Section 5.12. Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 5.13. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which the Corporation may hold securities and to otherwise exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article VI
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 6.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost or expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, damages, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Section 3 of this Article VI, initiated by such person or his or her heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

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Section 6.2. Indemnification of Employees and Agents. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

Section 6.3. Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within ninety (90) days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.4. Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. No Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

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Section 6.6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.7. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation (each, a “Covered Person”), as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.8. Definitions. For purposes of this Article, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Article VII
CAPITAL STOCK

Section 7.1. Certificates of Stock. Except as provided in this Section 7.1 of Article VII, the certificates for shares of the capital stock of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all classes of series of the Corporation’s stock shall be represented by certificates. Each certificated share of stock shall be signed by the Chairman of the Board, Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary or the Chief Financial Officer or an Assistant Chief Financial Officer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by the stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

12

Section 7.2. Transfer of Shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority of transfer or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Section 7.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.4. Regulations Regarding Certificates. The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 7.5. Lost or Destroyed Certificates. The Board may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

Article VIII
MISCELLANEOUS PROVISIONS

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board.

Section 8.2. Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer, Chief Accounting Officer, Assistant Secretary or Assistant Chief Financial Officer.

Section 8.3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given (i) by electronic transmission or (ii) by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

13

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 8.4. Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 8.5. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board.

Section 8.6. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 8.7. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Article IX
AMENDMENTS

Section 9.1. Amendments. If provided in the Certificate of Incorporation of the Corporation, the Board shall have the power to adopt, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such Bylaws as adopted or amended by the Board.

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EXHIBIT E

certificate of incorporation of the company

[Attached.]

Exhibit E

Registraire des entreprises
Québec

RE-500 (2017-05)
Page 1
E

Statuts de modification

Numéro d'entreprise du Québec
NEQ 1 1

Ce formulaire s'adresse à toute société par actions qui désire apporter des modifications à ses statuts. Pour plus de renseignements, consultez le *Guide concernant les statuts de modification* (RE-500.G).

1 Renseignements sur la société par actions

Nom de la société
LA COMPAGNIE ÉLECTRIQUE LION

2 Modification des statuts

2.1 Modification relative au nom

Nouveau nom de la société

☐ Désignation numérique pour tenir lieu de nom

2.2 Autres modifications

The articles of the Corporation are amended as provided for in the attached Schedule.

Date ____ Heure ____ (heures minutes)

10VO ZZ 49488679

Services Québec

RE-500 (2017-05)
Page 2
E

3 Correction des statuts

3.1 Statuts et certificat visés par la correction

Les statuts de ______________________ (Type de statuts) déposés au registre des entreprises le |__|__|__|__|__|__|__|__| contiennent des dispositions illégales, des erreurs ou des irrégularités. Un certificat se rapportant à ces statuts a été délivré par le Registraire des entreprises en date du |__|__|__|__|__|__|__|__| et, le cas échéant, à |__|__|__|__| (heures minutes).

3.2 Corrections demandées

3.3 Droits des actionnaires et des créanciers

Cochez les cases appropriées.

- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des créanciers.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des créanciers.

4 Signature

______________________ Nom de famille et prénom de l'administrateur ou du dirigeant autorisé

______________________ Signature de l'administrateur ou du dirigeant autorisé

Signez et retournez ce formulaire accompagné des documents exigés et du paiement requis. Ne le télécopiez pas.

Réservé à l'administration

10VP ZZ 49488680

SCHEDULE

to the articles of amendment

The articles are amended as follows:

1.	By changing the minimum and maximum number of directors to: Minimum: 3 – Maximum: 20

2.	By creating an unlimited number of preferred shares, issuable in one or more series, having the rights and restrictions set forth in the attached Schedule A.

3.	By amending the rights and restrictions of the common shares with the rights and conditions set forth in the attached Schedule A.

4.	After giving effect to the foregoing, the authorized capital of the corporation shall consist of:

-	Unlimited number of common shares;

-	Unlimited number of preferred shares, issuable in one or more series.

5.	To repeal and replace Schedule 1 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule A.

6.	To repeal Schedule 2 annexed to the certificate and articles of consolidation dated August 3, 2020.

7.	To repeal and replace Schedule 3 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule B.

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.	Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.	Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.	Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.	Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.	Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.	First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.	Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.	Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.	Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.	Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.	Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.	Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.	In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Registraire des entreprises Québec

RE-509 (2012-07)
Page 1

Statuts de refonte

Numéro d'entreprise du Québec
NEQ 1 1 6 5 3 1 9 0 5 5

1 Nom de la société par actions

LA COMPAGNIE ÉLECTRIQUE LION

THE LION ELECTRIC COMPANY

2 Capital-actions

Schedule A

None

4 Nombre d'administrateurs

Nombre fixe ____ **ou** Nombre minimal 3
Nombre maximal 20

Réservé à l'administration

10UO ZZ 49488579

Revenu Québec

RE-509 (2012-07)
Page 2

None

6 Autres dispositions, s'il y a lieu

Schedule B

Date A M J

Heure heures minutes

8 Signature

Nom de l'administrateur ou du dirigeant autorisé

Signature de l'administrateur ou du dirigeant autorisé

10UP ZZ 49488580

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.	Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.	Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.	Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.	Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.	Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.	First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.	Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.	Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.	Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.	Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.	Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.	Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.	In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

EXHIBIT F

Bylaws of the company

[Attached.]

Exhibit F

THE LION ELECTRIC COMPANY

BY-LAW NO. 2020-1

ARTICLE 1

INTERPRETATION

1.1	Definitions.

As used in this by-law, the following terms and expressions have the following meanings:

“Act” means the Business Corporations Act (Québec) and the regulations under it, as amended, re-enacted or replaced from time to time.

“applicable securities laws” means (i) the applicable securities legislation of each relevant province of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province of Canada and (ii) the applicable United States federal and state securities laws, including without limitation, the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Board” means the board of directors of the Corporation, and “director” means a member of the Board.

“Corporation” means The Lion Electric Company.

“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

“person” is to be interpreted broadly and includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns are to have a similarly extended meaning.

“public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov or on SEDAR at www.sedar.com, or any system that is a replacement or successor thereto.

“Recorded Address” means (i) in the case of a shareholder, the shareholder’s latest address as shown in the records of the Corporation, (ii) in the case of shareholders holding shares jointly, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and, (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, in the last notice filed in the enterprise register pursuant to the Act respecting the legal publicity of enterprises (Québec), whichever is the most recent.

“show of hands” means, in connection with a meeting, a show of hands by persons present and entitled to vote at the meeting, the functional equivalent of a show of hands by telephonic, electronic or other means of communication and any combination of such methods.

Terms and expressions used in this by-law which are defined in the Act have the meanings respectively given to them in the Act unless defined otherwise herein.

1.2	Construction.

The division of this by-law into Articles and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.3	Gender and Number.

Any reference to, or use of, gender in this by-law includes all genders. Words importing only the singular number include the plural and vice versa.

1.4	Precedence.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.

ARTICLE 2

BUSINESS OF THE CORPORATION

2.1	Fiscal Year.

The fiscal year of the Corporation ends on December 31st or such date of each year as the Board determines from time to time.

2.2	Signing of Documents and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation manually, by facsimile, or by electronic means by (i) any by any director or officer of the Corporation (unless otherwise determined by the Board) or (ii) any other person authorized by the Board from time to time. Each person referred to in (i) and (ii) is an “Authorized Signatory”.

Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written, facsimile or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates, and all other paper, facsimile or electronic writings.

ARTICLE 3

DIRECTORS

3.1	Number.

Subject to the requirements of the Act applicable to reporting issuers, the number of directors of the Corporation when a minimum number and a maximum number are specified in the articles is, at any time, the number of directors holding office immediately following the most recent election or appointment of directors, whether by the shareholders at a meeting of the shareholders, or by the Board pursuant to the Act.

No decrease in the number of directors will shorten the term of an incumbent director.

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3.2	Election and Term of Office.

The directors are elected at the annual meeting of shareholders by a majority of the votes cast. The vote for the election of directors is by show of hands, unless a ballot is requested by a shareholder present and entitled to vote at the meeting.

The term of office of a director starts on the date of the meeting of shareholders at which he or she is elected or on such other date as the shareholders determine. Each director remains in office for a term not exceeding three years or until a successor is elected, unless his or her mandate otherwise ends before the completion of his or her term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election. A director whose mandate has expired is eligible for another term.

All steps taken by a meeting of the directors or by any person acting as a director, until their successors have been duly elected or appointed, shall, notwithstanding that it is subsequently discovered that there was some defect in the election of the directors or of such person acting as a director or that any one of them was disqualified, be as valid as if the directors or such other person, as the case may be, had been duly elected and were qualified to be directors of the Corporation.

3.3	Remuneration

The Board determines the remuneration of the directors from time to time, by resolution. The directors are also entitled to be reimbursed for travel costs and reasonable expenses incurred in the performance of their duties.

3.4	Calling and Place of Meetings.

The chair of the Board, the chief executive officer or the president (if the chair of the Board is unavailable), or the majority of directors then in office, may at any time call a meeting of directors, to be held at the time and place the person or persons calling the meeting determine. The secretary shall cause notice of a meeting of directors to be given when so directed by such person or persons.

Meetings of directors may be held at any place in or outside Canada.

3.5	Notice of Meeting.

Notice of the time and place for the holding of any meeting of directors will be given to each director not less than 48 hours before the time when the meeting is to be held, provided that meetings of directors may be held at any time without notice if all the directors have waived notice.

If a quorum of directors, as defined in Section 3.7 below, is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

A notice of a meeting of directors need not specify the purpose of, or the business to be transacted at, the meeting; it must, however, specify the time and place of the meeting, and where applicable, any matter to be dealt with at the meeting that relates to powers the Board may not delegate.

A notice of meeting must be sent to each director, at his or her last known civic or electronic address, by any means providing proof of its sending.

In all cases in which the chair of the Board, the vice-chair of the Board, if any, the president and chief executive officer or the majority of the directors in office consider, in their discretion, that it is urgent to call a meeting of the directors, they may cause a notice of such meeting to be given by any means which they deem sufficient at least two (2) hours before the meeting is to be held, and such notice shall be sufficient for such meeting.

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3.6	Waiver.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any other irregularity in the calling or holding of a meeting of directors. Such waiver must be given in writing and may be given at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of directors cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance of a director at a meeting of directors constitutes waiver of notice of the meeting, except when such director attends a meeting for the sole purpose of objecting to the holding of the meeting and the transaction of any business on the grounds that it was not lawfully called.

3.7	Quorum.

Unless otherwise provided in a resolution of the Board as provided in the Act, a majority of the directors then in office constitutes a quorum at any meeting of directors. A quorum of directors may exercise all the powers of the directors despite any vacancy among the Board.

3.8	Chair and Secretary.

The chair of any meeting of directors is the first mentioned of the following who is a director and is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any, and (iii) if no such person is present at the meeting, the participating director designated to act as chair by the other directors present at the meeting.

The secretary will act as secretary at meetings of directors. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a director, to act as secretary for the meeting.

3.9	Votes to Govern.

Any question at a meeting of directors will be decided by a majority of the votes cast on the question at the meeting. Each director is entitled to one vote. In case of an equality of votes, whether the vote is by show of hands or ballot, the chair of the meeting will not be entitled to a second or casting vote.

Voting shall be carried out by a show of hands, or at the request of a director, by secret ballot. A vote by secret ballot may be requested before or after a vote by show of hands. If voting is by secret ballot, the secretary will act as scrutineer and review and tally the ballots.

3.10	Dissent.

A director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed at the meeting unless:

(1)	the director’s dissent has been entered in the minutes;

(2)	the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(3)	the director delivers a written dissent to the chair of the Board, sends it to the chair by any means providing proof of the date of receipt or delivers it to the head office of the Corporation immediately after the meeting is adjourned.

A director is not entitled to dissent after voting for or consenting to a resolution.

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3.11	Dissent of an Absent Director.

A director who was not present at a meeting at which a resolution was passed is deemed to have consented to the resolution unless the director records his or her dissent in accordance with the Act within seven (7) days after becoming aware of the resolution.

3.12	Adjournment.

The chair of any meeting of the directors may, with the consent of the majority of those directors who are present at the meeting, adjourn the meeting to a fixed time and place. No notice of the time and place for the continuance of the adjourned meeting need be given to any director in such a case.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. The directors who formed the quorum at the original meeting are not required to form the quorum at the adjourned meeting.

3.13	Electronic Meetings.

If all the directors consent thereto generally or in respect of a particular meeting, a director may participate in a meeting of directors by means of equipment enabling all participants to communicate directly with one another. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given in respect of all meetings of the directors.

3.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the directors entitled to vote on that resolution, has the same force as if it had been passed at a meeting of the directors. A copy of the resolution must be kept with the minutes of the meetings of the directors.

A resolution in writing that is signed electronically by the directors is as legally valid as if it were signed by written signature.

3.15	Record Date.

The Board may fix, in conformity with the Act and applicable securities laws, a date as the record date for the purpose of determining the shareholders entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution and vote at a meeting of shareholders or for any other purpose. Only those registered shareholders on the record date thus fixed are entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution or vote at a meeting of shareholders or for any other purpose, as the case may be, notwithstanding any transfer of shares recorded in the securities register of the Corporation after the record date.

ARTICLE 4

COMMITTEES

4.1	Committees of Directors.

The Board may appoint one or more committees made up of directors. The number of directors of any committee of the Board shall be the number set out in the resolution appointing the committee. A committee of the Board exercises the powers delegated to it by the Board. The Board may delegate to such committees any of the powers of the directors, except those powers that under the Act the directors may not delegate.

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4.2	Proceedings.

Unless otherwise determined by the Board, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing the quorum, provided it is not less than a majority of the members of the committee; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chair for a meeting; and (v) determining whether the chair will have a deciding vote in the event there is an equality of votes cast on a question.

Subject to any such rules or procedures established to regulate its meetings, Sections 3.1 to 3.14 hereof apply to any committee of directors, with such changes as are necessary.

4.3	Cessation of office.

A director may resign from a committee of the Board at any time. The resignation of a director becomes effective at the time the director’s written resignation is received by the Corporation, or at the time specified in the resignation, whichever is later. The reason for the resignation is not required to be given.

The Board may, by resolution, replace a member of a committee of the Board.

4.4	Vacancy.

The Board may fill any vacancy on a committee of the Board.

4.5	Remuneration.

The directors sitting on a committee of the Board may, as such, receive the remuneration set by resolution of the Board.

ARTICLE 5

OFFICERS

5.1	Appointment.

The Board may appoint officers of the Corporation, which may include any of the following: a chair of the Board, a president, one or more vice-presidents, a chief executive officer, a chief operating officer, a chief financial officer, a secretary, and one or more assistants to any of the appointed officers. The same person may hold more than one position as officer. None of them need be a director or shareholder of the Corporation, except for the chair of the Board who must be a director.

5.2	Cessation of Office.

An officer may resign at any time. The resignation of an officer takes effect on the date the Corporation receives the written notice he or she gives or on the later date indicated therein.

The Board or the chief executive officer may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights, if any, under any contract or laws governing his or her employment. However, the removal of the president, the chair of the Board, the chief executive officer, the chief operating officer, or the chief financial officer regardless of their title, as their appointment, is the responsibility of the Board.

5.3	Vacancy

The Board may fill any vacancy in an office at any time.

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5.4	Powers of Officers.

An officer exercises the powers attached to his or her position. He or she also exercises all the powers which the Board can delegate to him or her. In the event an officer is unable to act, the powers of such officer are exercised by any other person designated by the Board.

ARTICLE 6

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1	Indemnity.

In accordance with the Act, the Corporation shall indemnify (i) any director or officer of the Corporation and any former director or officer of the Corporation, (ii) any mandatary of the Corporation, and (iii) any other person who acts or acted at the Corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved because of that association with the Corporation or other entity. The Corporation shall also advance moneys to such a director, officer or other person for the costs, charges and expenses of such a proceeding in accordance with the Act.

The Corporation is authorized to sign agreements in favour of any of the foregoing persons evidencing the terms of this indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

6.2	Limits on Indemnity.

The Corporation may not indemnify or advance moneys to a person described in Section 6.1 in the event that a court or any other competent authority judges that the conditions for indemnification set out in the Act are not fulfilled or determines that such person has committed an intentional or gross fault.

6.3	Liability Insurance.

The Corporation must purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the Corporation’s request. Notwithstanding the foregoing, the Corporation may, as an alternative or in addition to purchasing and maintaining an insurance policy, implement and maintain a valid and irrevocable trust that provides substantially similar coverage as would a policy of insurance contemplated by this Section, as may be approved by the Board.

ARTICLE 7

SHAREHOLDERS

7.1	General.

The Corporation must hold an annual meeting of shareholders; it may hold one or more special meetings of shareholders as needed. An annual meeting must be held not later than fifteen (15) months after the last preceding annual meeting of shareholders.

7.2	Calling and Place of Meetings.

The Board has the power to call annual and special meetings of shareholders, to be held on the date and at the time and place it determines; however, such a meeting of shareholders may be held at a place outside the province of Québec if the articles so allow.

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7.3	Notice of Meeting.

Subject to the Securities Act (Québec) and applicable securities laws, the notice of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting and to each director. The time period to provide notice of a meeting of shareholders is not less than 21 days and not more than 60 days before the meeting.

The notice of meeting is sent to those shareholders entered in the securities register of the Corporation on the record date.

A certificate from the secretary or any other duly authorized officer of the Corporation in office at the time of the preparation of such certificate, or any officer, transfer agent, or share transfer registrar of the Corporation, constitutes proof of the sending of the notice of meeting and shall be binding upon each person entitled to receive the notice of meeting.

Irregularities in the notice of meeting or in the sending thereof do not affect the validity of the meeting. Similarly, the unintentional failure to send a notice of meeting to a person entitled to it, or the failure to receive it by a person entitled to the notice, does not invalidate the resolutions passed at the meeting. In addition, the unintentional failure to include a matter to be discussed at the meeting in the notice does not prevent the meeting from discussing such business, unless the interests of a shareholder or director are or could be affected thereby.

7.4	Waiver.

A shareholder or director may waive notice of a meeting of shareholders. Such waiver may be given in any manner and at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of shareholders cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance by a shareholder or director at a meeting of shareholders constitutes waiver of notice of the meeting, except when such person attends the meeting for the sole purpose of objecting to the holding of the meeting on the grounds that it was not lawfully called or held.

7.5	Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the auditor, if any and if called upon to attend, and others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles, or the by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting or, if any of the persons present who are entitled to vote at the meeting request a vote on such matter, with the consent of such persons.

If a director or a shareholder entitled to vote at a meeting of shareholders gives written notice not less than 10 days before the meeting to the auditor or a former auditor of the Corporation, the auditor or former auditor attends the meeting at the Corporation’s expense and answers any question relating to its duties as auditor.

7.6	Quorum.

A quorum of shareholders is present at a meeting of shareholders if, at the opening of the meeting, two persons representing at least twenty-five per cent (25%) of the shares that carry the right to vote at the meeting are present in person or represented by proxy.

The actions taken by holders of the majority of shares so represented, which entitle their holders to vote, are considered as actions taken by all shareholders, unless the vote or consent of holders of a greater number of shares is required or prescribed by the applicable legislation, the articles or the by-laws.

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7.7	Proxies.

A proxy must comply with the applicable requirements of the Act and other applicable law and must be in such form as the Board may approve from time to time or such other form as may be acceptable to the chair of the meeting at which it is to be used.

A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used, or, if it is deposited with the secretary, the scrutineer for the meeting or the chair of the meeting prior to the time of voting. Unless otherwise indicated, a proxy may be revoked at any time and lapses one year after the date it is given.

The Board may, by resolution, fix the latest date and time for delivery of proxies to the Corporation or to its agent and indicate such date and time in the notice of meeting, which date and time, as provided above, shall not be more than 48 hours before the date of the meeting or any adjournment thereof.

7.8	Chair, Secretary and Scrutineers.

The chair of any meeting of shareholders is the first mentioned of the following persons who is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any; (iii) the president, (iv) the chief executive officer and (v) any other person that may be designated by the Board from time to time.

The secretary will act as secretary at meetings of shareholders. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a shareholder, to act as secretary of the meeting.

The chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders and, in that capacity, to report to the chair such information as to attendance, representation, voting and other matters at such meeting as the chair of the meeting directs.

7.9	Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including the validity or invalidity of a form of proxy or other instrument appointing a proxy, will be conclusive and binding upon the meeting of shareholders.

7.10	Manner of Voting.

Subject to the Act, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act, the chair of the meeting may require, or any shareholder who is present and entitled to vote may demand, a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will determine the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote has the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

A proxyholder has the same rights as the shareholder represented to vote at the meeting. A proxyholder who has conflicting instructions from more than one shareholder may not, however, vote by show of hands.

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7.11	Electronic Meetings.

Meetings of shareholders may be held solely by means of equipment enabling all participants to communicate directly with one another. Any person entitled to attend a meeting of shareholders who participates by such means is deemed for purposes of the Act to be present at the meeting. The Board may establish procedures regarding the holding of meetings of shareholders by such means.

Any shareholder participating in a meeting of shareholders by means of equipment enabling all participants to communicate directly with one another may vote by any means enabling votes to be cast in a way that allows them to be verified afterwards, whether the vote is by a functional equivalent of a show of hands or by ballot, and protects the secrecy of the vote when a ballot has been requested.

7.12	Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Act, the articles, the by-laws, applicable securities laws or stock exchange rules require otherwise. In case of an equality of votes, whether the vote is by a show of hands or by a ballot, the chair of the meeting is not entitled to a second or casting vote.

The Corporation shall keep at its head office the ballots cast and the proxies presented at a meeting of shareholders for at least three months after the meeting.

7.13	Adjournment.

The chair of a meeting of shareholders may, with the consent of the persons present who are entitled to vote at the meeting, adjourn the meeting to a fixed time and place, subject to such conditions as such persons may decide and to the relevant provisions of the Act for the giving of notice.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business which might have been considered and transacted at the original meeting of shareholders may be considered and transacted at the adjourned meeting.

7.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the shareholders entitled to vote on that resolution, is as valid as if it had been passed at a meeting of shareholders. The resolution must be kept with the minutes of the meetings of shareholders.

ARTICLE 8

SHARES

8.1	Share Certificates and Written Notice of Uncertificated Shares.

Subject to the Act, share certificates, if required, will be in the form that the Board approves from time to time or that the Corporation adopts.

Subject to the Act, the written notice to be provided in the case of uncertificated shares, if any, will be in the form that the Board approves from time to time or that the Corporation adopts.

8.2	Transfer of Shares.

No transfer of shares issued by the Corporation will be registered except in accordance with the requirements of applicable law, including the Act respecting the transfer of securities and the establishment of security entitlements (Quebec).

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8.3	Direct Registration.

Subject to the Act, a registered securityholder may have his or her holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation, in conjunction with its transfer agent (if any). This by-law shall be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of securities evidenced by a physical security certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book-based, direct registration system or other non-certificated means.

ARTICLE 9

DIVIDENDS AND OTHER DISTRIBUTIONS

9.1	Declaration of dividends

Unless otherwise provided in the articles, the Board may declare and the Corporation may pay a dividend either in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2	Record Date

The Board may fix, in advance, in accordance with the articles and applicable securities laws, a record date for the determination of the shareholders entitled to receive dividends.

9.3	Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders may be paid by cheque, by electronic means, or by any other method the Board determines. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s Recorded Address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their Recorded Address, unless such joint holders otherwise direct.

The sending of the cheque, the sending of the payment by electronic means, or the sending of the payment by any other method determined by the Board, in an amount equal to the dividend or other distribution to be paid, less any tax that the Corporation is required to withhold, will satisfy and discharge the liability for the payment, unless payment is not made upon presentation.

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ARTICLE 10

ADVANCE NOTICE

10.1	Nomination Procedures.

Subject only to the Act, applicable securities laws and stock exchange rules and the articles, only persons who are nominated in accordance with the procedures set out in this Article 10 shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(1)	by or at the direction of the Board, including pursuant to a notice of meeting;

(2)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a meeting of shareholders by one or more shareholders made in accordance with the provisions of the Act; or

(3)	by any person (a “Nominating Shareholder”) who:

(a)	at the close of business on the date of the giving of the notice provided for below in this Article 10 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(b)	complies with the notice procedures set forth below in this Article 10.

10.2	Nominations for Election.

For the avoidance of doubt, the procedures set forth in this Article 10 shall be the exclusive means for any person to bring nominations for election to the directors before any meeting of shareholders of the Corporation.

10.3	Timely Notice.

In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary in accordance with this Article 10.

10.4	Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the secretary must be made:

(1)	in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) nor more than sixty (60) days prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(2)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

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In no event shall any adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof commence a new time period for the giving of a timely notice under this Section 10.4.

10.5	Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the secretary must be in writing and must set forth or be accompanied by, as applicable:

(1)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each a “Proposed Nominee”):

(a)	the name, age, business address and residential address of the Proposed Nominee;

(b)	the principal occupation, business or employment of the Proposed Nominee, both present and for the five years preceding the notice;

(c)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(d)	a description of any relationship, agreement, arrangement or understanding (including financial, compensatory or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any person or entity acting jointly or in concert with the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as director;

(e)	whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or its affiliates or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee;

(f)	whether the Proposed Nominee is eligible for consideration as an independent director under the relevant standards contemplated by applicable securities laws or any stock exchange rules that may be applicable to the Corporation; and

(g)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws;

(2)	as to each Nominating Shareholder:

(a)	the name, business and, if applicable, residential address of such Nominating Shareholder;

(b)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

-  13  -

(c)	the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, such Nominating Shareholder’s economic interest in a security of the Corporation or such Nominating Shareholder’s economic exposure to the Corporation;

(d)	full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board; and

(e)	any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws; and

(3)	a written consent duly signed by each Proposed Nominee to being named as a nominee for election to the Board and to serve as a director of the Corporation, if elected.

Reference to “Nominating Shareholder” in this Section 10.5 shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

The Corporation may also require any Proposed Nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the directors under the various rules and standards applicable to the Corporation in the same manner as such rules and standards are applicable to the Corporation’s other directors.

In addition to the provisions of this Article 10, a Nominating Shareholder and any Proposed Nominee shall also comply with all of the applicable requirements of the Act, applicable securities laws and applicable stock exchange rules regarding the matters set forth herein.

10.6	Currency of Notice.

All information to be provided in a Nominating Shareholder’s notice pursuant to this Article 10 shall be provided as of the date of such notice. To be considered timely and in proper form, a Nominating Shareholder’s notice shall be promptly updated and supplemented if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

10.7	Power of the Chair.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of the by-laws; provided, however, that nothing in the by-laws shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Article 10 and, if any proposed nomination is not in compliance with this Article 10, to declare that such defective nomination shall be disregarded.

-  14  -

10.8	Delivery of Notice.

Notwithstanding any other provision of this Article 10, notice given to the secretary pursuant to this Article 10 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the aforesaid address) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received) to the secretary, at the address of the principal executive offices of the Corporation, provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Eastern time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

10.9	Board Discretion.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Article 10.

ARTICLE 11

FORUM SELECTION

Unless the Corporation approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the articles or the by-laws of the Corporation (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of the Corporation. If any action or proceeding the subject matter of which is within the scope of the preceding sentences is filed in a court (a “Non-Designated Court”) other than a court located within the Province of Québec (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the courts located within the Province of Québec in connection with any action or proceeding brought in any such Non-Designated Court to enforce the preceding sentences and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. This Article 11 shall not apply to suits brought to enforce a duty or liability created by the U.S. Securities Act or the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1	Notices.

Any notice, document or other information required to be provided by the Corporation to any director, officer, shareholder or auditor is sufficiently provided if delivered to the person’s Recorded Address, if mailed to the person’s Recorded Address by prepaid mail, or if otherwise provided by electronic means in accordance with the Act.

-  15  -

12.2	Notice to Joint Holders.

Subject to applicable securities laws, if two or more persons are registered as joint holders of any shares, any notice or other document relating to such shares may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice and delivery to all of them.

12.3	Electronic Documents.

A requirement under this by-law that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under this by-law for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act, applicable securities laws or any other applicable law in respect thereof are met.

12.4	Persons Entitled by Operation of Law.

Every person who becomes entitled to any share by operation of law, transfer, death of a shareholder or any other means, is bound by every notice in respect of such share that has been given to the shareholder from whom the person derives title to such share before such person’s name and address is entered on the securities register (whether the notice was given before or after the happening of the event on which such person became so entitled) and before such person furnished the Corporation with the proof of authority or evidence of such person’s entitlement. Computation of Time Periods.

Except if otherwise provided in the Act, in computing the date when notice of any event must be given if a specified number of days is required, (i) the date of giving the notice is excluded and the date of the event is included, (ii) non-juridical days within the meaning of the Code of Civil Procedure are counted; but when the last day is a non-juridical day, the time limit is extended to the next following juridical day and (iii) Saturday is considered a non-juridical day.

This by-law was made by resolution of the Board and ratified by ordinary resolution of the shareholders on [   ], 2020.

-  16  -

EXHIBIT G

Directors of The Company following the merger

Directors of the Company:

Pierre Larochelle

Marc Bédard

Alexandre Taillefer

One individual to be selected by Power Energy Corporation

Michel Ringuet

Pierre Wilkie

Sheila Colleen Bair

Ian Robertson

Chris Jarratt

Directors and Officers of Surviving Corporation:

Marc Bédard – Chief Executive Officer, President and Director

Nicolas Brunet – Chief Financial Officer, Secretary and Director

Schedule A

Company Knowledge Parties

Marc Bédard

Nicolas Brunet

Yannick Poulin

Annex B

NGA Corrective Amendment

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Northern Genesis Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the name of Corporation is “Northern Genesis Acquisition Corp.”

SECOND: That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on May 27, 2020, and was amended and restated by the filing of an Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State on August 17, 2020 (the “Amended and Restated Certificate of Incorporation”).

SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable in connection with, but immediately prior to, the consummation of the transactions contemplated by that certain Business Combination Agreement and Plan of Reorganization dated as of November 30, 2020, between the Corporation, The Lion Electric Company, and Lion Electric Merger Sub Inc. (the “Merger”), and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to approval by the stockholders of the Corporation, Subparagraph I under Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended in connection with but prior to the effective time of the Merger to read as follows:

“I. Prior to the consummation of a Business Combination, the Board of Directors may not issue (i) any shares of Common Stock or any securities convertible into Common Stock, other than warrants for up to 3,000,000 shares of Common Stock the proceeds of which shall be used by the Corporation for transaction expenses in connection with any Business Combination and other working capital purposes; or (ii) any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on any matter.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this     day of             , 2021.

B-1

NORTHERN GENESIS ACQUISITION CORP.

By:
Michael Hoffman, President

Annex C

Lion Amended and Restated Articles

Registraire des entreprises Québec

RE-500 (2017-05)
Page 1

Statuts de modification

Numéro d'entreprise du Québec	
NEQ	1 1

Ce formulaire s'adresse à toute société par actions qui désire apporter des modifications à ses statuts. Pour plus de renseignements, consultez le *Guide concernant les statuts de modification* (RE-500.G).

1 Renseignements sur la société par actions

Nom de la société
LA COMPAGNIE ÉLECTRIQUE LION

2 Modification des statuts

2.1 Modification relative au nom

Nouveau nom de la société

☐ Désignation numérique pour tenir lieu de nom

2.2 Autres modifications

The articles of the Corporation are amended as provided for in the attached Schedule.

Date
Heure (heures minutes)

10VO ZZ 49488679

Services Québec

RE-500 (2017-05)
Page 2

3 Correction des statuts

3.1 Statuts et certificat visés par la correction

Les statuts de ______________________ (Type de statuts) déposés au registre des entreprises le [ ] contiennent des dispositions illégales, des erreurs ou des irrégularités. Un certificat se rapportant à ces statuts a été délivré par le Registraire des entreprises en date du [ ] et, le cas échéant, à [heures | minutes].

3.2 Corrections demandées

3.3 Droits des actionnaires et des créanciers

Cochez les cases appropriées.

- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées ne risquent pas de porter atteinte aux droits des créanciers.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des actionnaires.
- ☐ Les corrections demandées risquent de porter atteinte aux droits des créanciers.

4 Signature

Nom de famille et prénom de l'administrateur ou du dirigeant autorisé	Signature de l'administrateur ou du dirigeant autorisé

Signez et retournez ce formulaire accompagné des documents exigés et du paiement requis. Ne le télécopiez pas.

Réservé à l'administration

10VP ZZ 49488680

SCHEDULE

to the articles of amendment

The articles are amended as follows:

1.	By changing the minimum and maximum number of directors to: Minimum: 3 – Maximum: 20

2.	By creating an unlimited number of preferred shares, issuable in one or more series, having the rights and restrictions set forth in the attached Schedule A.

3.	By amending the rights and restrictions of the common shares with the rights and conditions set forth in the attached Schedule A.

4.	After giving effect to the foregoing, the authorized capital of the corporation shall consist of:

•	Unlimited number of common shares;

•	Unlimited number of preferred shares, issuable in one or more series.

5.	To repeal and replace Schedule 1 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule A.

6.	To repeal Schedule 2 annexed to the certificate and articles of consolidation dated August 3, 2020.

7.	To repeal and replace Schedule 3 annexed to the certificate and articles of consolidation dated August 3, 2020 with the attached Schedule B.

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.

Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.

Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.

Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.

Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.

Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.

First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.

Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.

Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.

Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.

Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.

Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.

Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.

In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Registraire des entreprises Québec

RE-509 (2012-07)
Page 1

Statuts de refonte

Numéro d'entreprise du Québec										
NEQ	1	1	6	5	3	1	9	0	5	5

1 Nom de la société par actions

LA COMPAGNIE ÉLECTRIQUE LION

THE LION ELECTRIC COMPANY

2 Capital-actions

Schedule A

None

4 Nombre d'administrateurs

Nombre fixe ______ **ou** Nombre minimal 3
Nombre maximal 20

Réservé à l'administration

10UO ZZ 49488579

Revenu Québec

10UO ZZ 49488579Numéro d’entreprise du QuébecNEQ11RE-509 (2012-07)Page 1Statuts de refonteRevenu QuébecLoi sur les sociétés par actions, L.R.Q., c. S-31.11 Nom de la société par actionsVersion(s) du nom de la société dans une autre langue que le français, s’il y a lieu2 Capital-actions3 Restrictions sur le transfert des titres ou des actions, s’il y a lieu4 Nombre d’administrateurs Nombre fixe    ou Nombre minimal Nombre maximal Réservé à l’administrationSignez et retournez ce formulaire accompagné du paiement requis. Ne pas télécopier.COPIEINTERNEPOURLESCLIENTSSEULEMENT 65319055LACOMPAGNIEÉLECTRIQUELIONTHELIONELECTRICCOMPANYScheduleANone320

RE-509 (2012-07)
Page 2

None

6 **Autres dispositions**, s'il y a lieu

Schedule B

Date A M J Heure heures minutes

8 **Signature**

Nom de l'administrateur ou du dirigeant autorisé

Signature de l'administrateur ou du dirigeant autorisé

10UP ZZ 49488580

RE-509 (2012-07)Page 2Si l’espace prévu est insuffisant, joignez une annexe, indiquez la section et numérotez les pages, s’il y a lieu.5 Limites imposées aux activités, s’il y a lieu6 Autres dispositions, s’il y a lieu7 Date et heure à attribuer au certificat, s’il y a lieuDate A M J                Heure heures minutes8 Signature Signature de l’administrateur ou du dirigeant autoriséNom de l’administrateur ou du dirigeant autoriséCOPIEINTERNEPOURLESCLIENTSSEULEMENTNone Schedule B 10UP ZZ 49488580

SCHEDULE A

Description of share capital

Unlimited	number of common shares; and
Unlimited	number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.

Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.

Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.

Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.

Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.

Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.

First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.

Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.

Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.

Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.

Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.

Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.

Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.

In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Annex D

THE LION ELECTRIC COMPANY

BY-LAW NO. 2020-1

ARTICLE 1

INTERPRETATION

1.1	Definitions.

As used in this by-law, the following terms and expressions have the following meanings:

“Act” means the Business Corporations Act (Québec) and the regulations under it, as amended, re-enacted or replaced from time to time.

“applicable securities laws” means (i) the applicable securities legislation of each relevant province of Canada, as amended from time to time, the written rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each province of Canada and (ii) the applicable United States federal and state securities laws, including without limitation, the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

“Authorized Signatory” has the meaning specified in Section 2.2.

“Board” means the board of directors of the Corporation, and “director” means a member of the Board.

“Corporation” means The Lion Electric Company.

“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

“person” is to be interpreted broadly and includes an individual, partnership, corporation, company, trust, unincorporated association, joint venture or other entity or governmental or regulatory entity, and pronouns are to have a similarly extended meaning.

“public announcement” means disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile on EDGAR at www.sec.gov or on SEDAR at www.sedar.com, or any system that is a replacement or successor thereto.

“Recorded Address” means (i) in the case of a shareholder, the shareholder’s latest address as shown in the records of the Corporation, (ii) in the case of shareholders holding shares jointly, the address appearing in the records of the Corporation in respect of the joint holding or, if there is more than one address in respect of the joint holding, the first address that appears, and, (iii) in the case of a director, officer or auditor, the person’s latest address as shown in the records of the Corporation or, if applicable, in the last notice filed in the enterprise register pursuant to the Act respecting the legal publicity of enterprises (Québec), whichever is the most recent.

“show of hands” means, in connection with a meeting, a show of hands by persons present and entitled to vote at the meeting, the functional equivalent of a show of hands by telephonic, electronic or other means of communication and any combination of such methods.

Terms and expressions used in this by-law which are defined in the Act have the meanings respectively given to them in the Act unless defined otherwise herein.

1.2	Construction.

The division of this by-law into Articles and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.3	Gender and Number.

Any reference to, or use of, gender in this by-law includes all genders. Words importing only the singular number include the plural and vice versa.

1.4	Precedence.

This by-law is subject to, and should be read in conjunction with, the Act and the articles. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this by-law, the provision of the Act or the articles will govern.

ARTICLE 2

BUSINESS OF THE CORPORATION

2.1	Fiscal Year.

The fiscal year of the Corporation ends on December 31st or such date of each year as the Board determines from time to time.

2.2	Signing of Documents and Voting Rights.

Contracts, documents and instruments may be signed on behalf of the Corporation manually, by facsimile, or by electronic means by (i) any by any director or officer of the Corporation (unless otherwise determined by the Board) or (ii) any other person authorized by the Board from time to time. Each person referred to in (i) and (ii) is an “Authorized Signatory”.

Voting rights for securities held by the Corporation may be exercised on behalf of the Corporation by any one Authorized Signatory.

As used in this Section, the phrase “contracts, documents and instruments” means any and all kinds of contracts, documents and instruments in written, facsimile or electronic form, including cheques, drafts, orders, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments, powers of attorney, agreements, proxies, releases, receipts, discharges and certificates, and all other paper, facsimile or electronic writings.

ARTICLE 3

DIRECTORS

3.1	Number.

Subject to the requirements of the Act applicable to reporting issuers, the number of directors of the Corporation when a minimum number and a maximum number are specified in the articles is, at any time, the number of directors holding office immediately following the most recent election or appointment of directors, whether by the shareholders at a meeting of the shareholders, or by the Board pursuant to the Act.

No decrease in the number of directors will shorten the term of an incumbent director.

3.2	Election and Term of Office.

The directors are elected at the annual meeting of shareholders by a majority of the votes cast. The vote for the election of directors is by show of hands, unless a ballot is requested by a shareholder present and entitled to vote at the meeting.

The term of office of a director starts on the date of the meeting of shareholders at which he or she is elected or on such other date as the shareholders determine. Each director remains in office for a term not exceeding three years or until a successor is elected, unless his or her mandate otherwise ends before the completion of his or her term. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election. A director whose mandate has expired is eligible for another term.

All steps taken by a meeting of the directors or by any person acting as a director, until their successors have been duly elected or appointed, shall, notwithstanding that it is subsequently discovered that there was some defect in the election of the directors or of such person acting as a director or that any one of them was disqualified, be as valid as if the directors or such other person, as the case may be, had been duly elected and were qualified to be directors of the Corporation.

3.3	Remuneration

The Board determines the remuneration of the directors from time to time, by resolution. The directors are also entitled to be reimbursed for travel costs and reasonable expenses incurred in the performance of their duties.

3.4	Calling and Place of Meetings.

The chair of the Board, the chief executive officer or the president (if the chair of the Board is unavailable), or the majority of directors then in office, may at any time call a meeting of directors, to be held at the time and place the person or persons calling the meeting determine. The secretary shall cause notice of a meeting of directors to be given when so directed by such person or persons.

Meetings of directors may be held at any place in or outside Canada.

3.5	Notice of Meeting.

Notice of the time and place for the holding of any meeting of directors will be given to each director not less than 48 hours before the time when the meeting is to be held, provided that meetings of directors may be held at any time without notice if all the directors have waived notice.

If a quorum of directors, as defined in Section 3.7 below, is present, a meeting of directors may be held, without notice, immediately following the annual meeting of shareholders.

A notice of a meeting of directors need not specify the purpose of, or the business to be transacted at, the meeting; it must, however, specify the time and place of the meeting, and where applicable, any matter to be dealt with at the meeting that relates to powers the Board may not delegate.

A notice of meeting must be sent to each director, at his or her last known civic or electronic address, by any means providing proof of its sending.

In all cases in which the chair of the Board, the vice-chair of the Board, if any, the president and chief executive officer or the majority of the directors in office consider, in their discretion, that it is urgent to call a meeting of the directors, they may cause a notice of such meeting to be given by any means which they deem sufficient at least two (2) hours before the meeting is to be held, and such notice shall be sufficient for such meeting.

3.6	Waiver.

A director may waive notice of a meeting of directors, any irregularity in a notice of meeting of directors or any other irregularity in the calling or holding of a meeting of directors. Such waiver must be given in writing and may be given at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of directors cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance of a director at a meeting of directors constitutes waiver of notice of the meeting, except when such director attends a meeting for the sole purpose of objecting to the holding of the meeting and the transaction of any business on the grounds that it was not lawfully called.

3.7	Quorum.

Unless otherwise provided in a resolution of the Board as provided in the Act, a majority of the directors then in office constitutes a quorum at any meeting of directors. A quorum of directors may exercise all the powers of the directors despite any vacancy among the Board.

3.8	Chair and Secretary.

The chair of any meeting of directors is the first mentioned of the following who is a director and is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any, and (iii) if no such person is present at the meeting, the participating director designated to act as chair by the other directors present at the meeting.

The secretary will act as secretary at meetings of directors. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a director, to act as secretary for the meeting.

3.9	Votes to Govern.

Any question at a meeting of directors will be decided by a majority of the votes cast on the question at the meeting. Each director is entitled to one vote. In case of an equality of votes, whether the vote is by show of hands or ballot, the chair of the meeting will not be entitled to a second or casting vote.

Voting shall be carried out by a show of hands, or at the request of a director, by secret ballot. A vote by secret ballot may be requested before or after a vote by show of hands. If voting is by secret ballot, the secretary will act as scrutineer and review and tally the ballots.

3.10	Dissent.

A director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed at the meeting unless:

(1)	the director’s dissent has been entered in the minutes;

(2)	the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(3)

the director delivers a written dissent to the chair of the Board, sends it to the chair by any means providing proof of the date of receipt or delivers it to the head office of the Corporation immediately after the meeting is adjourned.

A director is not entitled to dissent after voting for or consenting to a resolution.

3.11	Dissent of an Absent Director.

A director who was not present at a meeting at which a resolution was passed is deemed to have consented to the resolution unless the director records his or her dissent in accordance with the Act within seven (7) days after becoming aware of the resolution.

3.12	Adjournment.

The chair of any meeting of the directors may, with the consent of the majority of those directors who are present at the meeting, adjourn the meeting to a fixed time and place. No notice of the time and place for the continuance of the adjourned meeting need be given to any director in such a case.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. The directors who formed the quorum at the original meeting are not required to form the quorum at the adjourned meeting.

3.13	Electronic Meetings.

If all the directors consent thereto generally or in respect of a particular meeting, a director may participate in a meeting of directors by means of equipment enabling all participants to communicate directly with one another. A director participating in a meeting by such means is deemed to be present at the meeting. Any consent is effective whether given before or after the meeting to which it relates and may be given in respect of all meetings of the directors.

3.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the directors entitled to vote on that resolution, has the same force as if it had been passed at a meeting of the directors. A copy of the resolution must be kept with the minutes of the meetings of the directors.

A resolution in writing that is signed electronically by the directors is as legally valid as if it were signed by written signature.

3.15	Record Date.

The Board may fix, in conformity with the Act and applicable securities laws, a date as the record date for the purpose of determining the shareholders entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution and vote at a meeting of shareholders or for any other purpose. Only those registered shareholders on the record date thus fixed are entitled to receive notice of a meeting of shareholders, receive payment of a dividend, participate in a liquidation or distribution or vote at a meeting of shareholders or for any other purpose, as the case may be, notwithstanding any transfer of shares recorded in the securities register of the Corporation after the record date.

ARTICLE 4

COMMITTEES

4.1	Committees of Directors.

The Board may appoint one or more committees made up of directors. The number of directors of any committee of the Board shall be the number set out in the resolution appointing the committee. A committee of the Board exercises the powers delegated to it by the Board. The Board may delegate to such committees any of the powers of the directors, except those powers that under the Act the directors may not delegate.

4.2	Proceedings.

Unless otherwise determined by the Board, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing the quorum, provided it is not less than a majority of the members of the committee; (ii) procedures for calling meetings; (iii) requirements for providing notice of meetings; (iv) selecting a chair for a meeting; and (v) determining whether the chair will have a deciding vote in the event there is an equality of votes cast on a question.

Subject to any such rules or procedures established to regulate its meetings, Sections 3.1 to 3.14 hereof apply to any committee of directors, with such changes as are necessary.

4.3	Cessation of office.

A director may resign from a committee of the Board at any time. The resignation of a director becomes effective at the time the director’s written resignation is received by the Corporation, or at the time specified in the resignation, whichever is later. The reason for the resignation is not required to be given.

The Board may, by resolution, replace a member of a committee of the Board.

4.4	Vacancy.

The Board may fill any vacancy on a committee of the Board.

4.5	Remuneration.

The directors sitting on a committee of the Board may, as such, receive the remuneration set by resolution of the Board.

ARTICLE 5

OFFICERS

5.1	Appointment.

The Board may appoint officers of the Corporation, which may include any of the following: a chair of the Board, a president, one or more vice-presidents, a chief executive officer, a chief operating officer, a chief financial officer, a secretary, and one or more assistants to any of the appointed officers. The same person may hold more than one position as officer. None of them need be a director or shareholder of the Corporation, except for the chair of the Board who must be a director.

5.2	Cessation of Office.

An officer may resign at any time. The resignation of an officer takes effect on the date the Corporation receives the written notice he or she gives or on the later date indicated therein.

The Board or the chief executive officer may remove an officer from office at any time, with or without cause. Such removal is without prejudice to the officer’s rights, if any, under any contract or laws governing his or her employment. However, the removal of the president, the chair of the Board, the chief executive officer, the chief operating officer, or the chief financial officer regardless of their title, as their appointment, is the responsibility of the Board.

5.3	Vacancy

The Board may fill any vacancy in an office at any time.

5.4	Powers of Officers.

An officer exercises the powers attached to his or her position. He or she also exercises all the powers which the Board can delegate to him or her. In the event an officer is unable to act, the powers of such officer are exercised by any other person designated by the Board.

ARTICLE 6

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.1	Indemnity.

In accordance with the Act, the Corporation shall indemnify (i) any director or officer of the Corporation and any former director or officer of the Corporation, (ii) any mandatary of the Corporation, and (iii) any other person who acts or acted at the Corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved because of that association with the Corporation or other entity. The Corporation shall also advance moneys to such a director, officer or other person for the costs, charges and expenses of such a proceeding in accordance with the Act.

The Corporation is authorized to sign agreements in favour of any of the foregoing persons evidencing the terms of this indemnity. Nothing in this by-law limits the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

6.2	Limits on Indemnity.

The Corporation may not indemnify or advance moneys to a person described in Section 6.1 in the event that a court or any other competent authority judges that the conditions for indemnification set out in the Act are not fulfilled or determines that such person has committed an intentional or gross fault.

6.3	Liability Insurance.

The Corporation must purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the Corporation’s request. Notwithstanding the foregoing, the Corporation may, as an alternative or in addition to purchasing and maintaining an insurance policy, implement and maintain a valid and irrevocable trust that provides substantially similar coverage as would a policy of insurance contemplated by this Section, as may be approved by the Board.

ARTICLE 7

SHAREHOLDERS

7.1	General.

The Corporation must hold an annual meeting of shareholders; it may hold one or more special meetings of shareholders as needed. An annual meeting must be held not later than fifteen (15) months after the last preceding annual meeting of shareholders.

7.2	Calling and Place of Meetings.

The Board has the power to call annual and special meetings of shareholders, to be held on the date and at the time and place it determines; however, such a meeting of shareholders may be held at a place outside the province of Québec if the articles so allow.

7.3	Notice of Meeting.

Subject to the Securities Act (Québec) and applicable securities laws, the notice of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting and to each director. The time period to provide notice of a meeting of shareholders is not less than 21 days and not more than 60 days before the meeting.

The notice of meeting is sent to those shareholders entered in the securities register of the Corporation on the record date.

A certificate from the secretary or any other duly authorized officer of the Corporation in office at the time of the preparation of such certificate, or any officer, transfer agent, or share transfer registrar of the Corporation, constitutes proof of the sending of the notice of meeting and shall be binding upon each person entitled to receive the notice of meeting.

Irregularities in the notice of meeting or in the sending thereof do not affect the validity of the meeting. Similarly, the unintentional failure to send a notice of meeting to a person entitled to it, or the failure to receive it by a person entitled to the notice, does not invalidate the resolutions passed at the meeting. In addition, the unintentional failure to include a matter to be discussed at the meeting in the notice does not prevent the meeting from discussing such business, unless the interests of a shareholder or director are or could be affected thereby.

7.4	Waiver.

A shareholder or director may waive notice of a meeting of shareholders. Such waiver may be given in any manner and at any time either before or after the meeting to which it relates. Waiver of notice of a meeting of shareholders cures any irregularity in the notice or in its timeliness, and any failure to give the notice.

Attendance by a shareholder or director at a meeting of shareholders constitutes waiver of notice of the meeting, except when such person attends the meeting for the sole purpose of objecting to the holding of the meeting on the grounds that it was not lawfully called or held.

7.5	Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders are those persons entitled to vote at the meeting, the directors, the auditor, if any and if called upon to attend, and others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles, or the by-laws to be present at the meeting. Any other person may be admitted with the consent of the chair of the meeting or, if any of the persons present who are entitled to vote at the meeting request a vote on such matter, with the consent of such persons.

If a director or a shareholder entitled to vote at a meeting of shareholders gives written notice not less than 10 days before the meeting to the auditor or a former auditor of the Corporation, the auditor or former auditor attends the meeting at the Corporation’s expense and answers any question relating to its duties as auditor.

7.6	Quorum.

A quorum of shareholders is present at a meeting of shareholders if, at the opening of the meeting, two persons representing at least twenty-five per cent (25%) of the shares that carry the right to vote at the meeting are present in person or represented by proxy.

The actions taken by holders of the majority of shares so represented, which entitle their holders to vote, are considered as actions taken by all shareholders, unless the vote or consent of holders of a greater number of shares is required or prescribed by the applicable legislation, the articles or the by-laws.

7.7	Proxies.

A proxy must comply with the applicable requirements of the Act and other applicable law and must be in such form as the Board may approve from time to time or such other form as may be acceptable to the chair of the meeting at which it is to be used.

A proxy will be acted on only if it is deposited with the Corporation or its agent prior to the time specified in the notice calling the meeting at which the proxy is to be used, or, if it is deposited with the secretary, the scrutineer for the meeting or the chair of the meeting prior to the time of voting. Unless otherwise indicated, a proxy may be revoked at any time and lapses one year after the date it is given.

The Board may, by resolution, fix the latest date and time for delivery of proxies to the Corporation or to its agent and indicate such date and time in the notice of meeting, which date and time, as provided above, shall not be more than 48 hours before the date of the meeting or any adjournment thereof.

7.8	Chair, Secretary and Scrutineers.

The chair of any meeting of shareholders is the first mentioned of the following persons who is present at the meeting: (i) the chair of the Board; (ii) the vice-chair of the Board, if any; (iii) the president, (iv) the chief executive officer and (v) any other person that may be designated by the Board from time to time.

The secretary will act as secretary at meetings of shareholders. If a secretary has not been appointed or the secretary is absent, the chair of the meeting shall designate a person, who need not be a shareholder, to act as secretary of the meeting.

The chair of the meeting may appoint one or more persons, who need not be shareholders, to act as scrutineers at any meeting of shareholders and, in that capacity, to report to the chair such information as to attendance, representation, voting and other matters at such meeting as the chair of the meeting directs.

7.9	Procedure.

The chair of a meeting of shareholders will conduct the meeting and determine the procedure to be followed at the meeting. The chair’s decision on all matters or things, including the validity or invalidity of a form of proxy or other instrument appointing a proxy, will be conclusive and binding upon the meeting of shareholders.

7.10	Manner of Voting.

Subject to the Act, any question at a meeting of shareholders will be decided by a show of hands, unless a ballot on the question is required or demanded. Subject to the Act, the chair of the meeting may require, or any shareholder who is present and entitled to vote may demand, a ballot on any question at a meeting of shareholders. The requirement or demand for a ballot may be made either before or after any vote on the question by a show of hands. A ballot will be taken in the manner the chair of the meeting directs. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The result of such ballot will determine the decision of the shareholders upon the question.

In the case of a vote by a show of hands, each person present who is entitled to vote has one vote. If a ballot is taken, each person present who is entitled to vote has the number of votes that are attached to the shares which such person is entitled to vote at the meeting.

A proxyholder has the same rights as the shareholder represented to vote at the meeting. A proxyholder who has conflicting instructions from more than one shareholder may not, however, vote by show of hands.

7.11	Electronic Meetings.

Meetings of shareholders may be held solely by means of equipment enabling all participants to communicate directly with one another. Any person entitled to attend a meeting of shareholders who participates by such means is deemed for purposes of the Act to be present at the meeting. The Board may establish procedures regarding the holding of meetings of shareholders by such means.

Any shareholder participating in a meeting of shareholders by means of equipment enabling all participants to communicate directly with one another may vote by any means enabling votes to be cast in a way that allows them to be verified afterwards, whether the vote is by a functional equivalent of a show of hands or by ballot, and protects the secrecy of the vote when a ballot has been requested.

7.12	Votes to Govern.

Any question at a meeting of shareholders will be decided by a majority of the votes cast on the question unless the Act, the articles, the by-laws, applicable securities laws or stock exchange rules require otherwise. In case of an equality of votes, whether the vote is by a show of hands or by a ballot, the chair of the meeting is not entitled to a second or casting vote.

The Corporation shall keep at its head office the ballots cast and the proxies presented at a meeting of shareholders for at least three months after the meeting.

7.13	Adjournment.

The chair of a meeting of shareholders may, with the consent of the persons present who are entitled to vote at the meeting, adjourn the meeting to a fixed time and place, subject to such conditions as such persons may decide and to the relevant provisions of the Act for the giving of notice.

An adjourned meeting is duly constituted if held in accordance with the terms of the adjournment and a quorum is present at the adjourned meeting. Any business which might have been considered and transacted at the original meeting of shareholders may be considered and transacted at the adjourned meeting.

7.14	Resolution in lieu of Meeting.

A resolution in writing, signed by all the shareholders entitled to vote on that resolution, is as valid as if it had been passed at a meeting of shareholders. The resolution must be kept with the minutes of the meetings of shareholders.

ARTICLE 8

SHARES

8.1	Share Certificates and Written Notice of Uncertificated Shares.

Subject to the Act, share certificates, if required, will be in the form that the Board approves from time to time or that the Corporation adopts.

Subject to the Act, the written notice to be provided in the case of uncertificated shares, if any, will be in the form that the Board approves from time to time or that the Corporation adopts.

8.2	Transfer of Shares.

No transfer of shares issued by the Corporation will be registered except in accordance with the requirements of applicable law, including the Act respecting the transfer of securities and the establishment of security entitlements (Quebec).

8.3	Direct Registration.

Subject to the Act, a registered securityholder may have his or her holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on the register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation, in conjunction with its transfer agent (if any). This by-law shall be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of securities evidenced by a physical security certificate. The Corporation and its transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book-based, direct registration system or other non-certificated means.

ARTICLE 9

DIVIDENDS AND OTHER DISTRIBUTIONS

9.1	Declaration of dividends

Unless otherwise provided in the articles, the Board may declare and the Corporation may pay a dividend either in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2	Record Date

The Board may fix, in advance, in accordance with the articles and applicable securities laws, a record date for the determination of the shareholders entitled to receive dividends.

9.3	Payments of Dividends and Other Distributions.

Any dividend or other distribution payable in cash to shareholders may be paid by cheque, by electronic means, or by any other method the Board determines. The payment will be made to or to the order of each registered holder of shares in respect of which the payment is to be made. Cheques will be sent to the registered holder’s Recorded Address, unless the holder otherwise directs. In the case of joint holders, the payment will be made to the order of all such joint holders and, if applicable, sent to them at their Recorded Address, unless such joint holders otherwise direct.

The sending of the cheque, the sending of the payment by electronic means, or the sending of the payment by any other method determined by the Board, in an amount equal to the dividend or other distribution to be paid, less any tax that the Corporation is required to withhold, will satisfy and discharge the liability for the payment, unless payment is not made upon presentation.

ARTICLE 10

ADVANCE NOTICE

10.1	Nomination Procedures.

Subject only to the Act, applicable securities laws and stock exchange rules and the articles, only persons who are nominated in accordance with the procedures set out in this Article 10 shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at a special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(1)	by or at the direction of the Board, including pursuant to a notice of meeting;

(2)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a meeting of shareholders by one or more shareholders made in accordance with the provisions of the Act; or

(3)	by any person (a “Nominating Shareholder”) who:

(a)

at the close of business on the date of the giving of the notice provided for below in this Article 10 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(b)	complies with the notice procedures set forth below in this Article 10.

10.2	Nominations for Election.

For the avoidance of doubt, the procedures set forth in this Article 10 shall be the exclusive means for any person to bring nominations for election to the directors before any meeting of shareholders of the Corporation.

10.3	Timely Notice.

In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary in accordance with this Article 10.

10.4	Manner of Timely Notice.

To be timely, a Nominating Shareholder’s notice to the secretary must be made:

(1)

in the case of an annual meeting of shareholders (including an annual and special meeting), not less than thirty (30) nor more than sixty (60) days prior to the date of the meeting, provided, however, that in the event that the meeting is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder shall be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(2)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the meeting was made.

In no event shall any adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof commence a new time period for the giving of a timely notice under this Section 10.4.

10.5	Proper Form of Notice.

To be in proper written form, a Nominating Shareholder’s notice to the secretary must be in writing and must set forth or be accompanied by, as applicable:

(1)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each a “Proposed Nominee”):

(a)	the name, age, business address and residential address of the Proposed Nominee;

(b)	the principal occupation, business or employment of the Proposed Nominee, both present and for the five years preceding the notice;

(c)

the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(d)

a description of any relationship, agreement, arrangement or understanding (including financial, compensatory or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any person or entity acting jointly or in concert with the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee’s nomination and election as director;

(e)

whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or its affiliates or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee;

(f)

whether the Proposed Nominee is eligible for consideration as an independent director under the relevant standards contemplated by applicable securities laws or any stock exchange rules that may be applicable to the Corporation; and

(g)

any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws;

(2)	as to each Nominating Shareholder:

(a)	the name, business and, if applicable, residential address of such Nominating Shareholder;

(b)

the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(c)

the interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which may be to alter, directly or indirectly, such Nominating Shareholder’s economic interest in a security of the Corporation or such Nominating Shareholder’s economic exposure to the Corporation;

(d)

full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board; and

(e)

any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or any applicable securities laws; and

(3)	a written consent duly signed by each Proposed Nominee to being named as a nominee for election to the Board and to serve as a director of the Corporation, if elected.

Reference to “Nominating Shareholder” in this Section 10.5 shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

The Corporation may also require any Proposed Nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the directors under the various rules and standards applicable to the Corporation in the same manner as such rules and standards are applicable to the Corporation’s other directors.

In addition to the provisions of this Article 10, a Nominating Shareholder and any Proposed Nominee shall also comply with all of the applicable requirements of the Act, applicable securities laws and applicable stock exchange rules regarding the matters set forth herein.

10.6	Currency of Notice.

All information to be provided in a Nominating Shareholder’s notice pursuant to this Article 10 shall be provided as of the date of such notice. To be considered timely and in proper form, a Nominating Shareholder’s notice shall be promptly updated and supplemented if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

10.7	Power of the Chair.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of the by-laws; provided, however, that nothing in the by-laws shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Article 10 and, if any proposed nomination is not in compliance with this Article 10, to declare that such defective nomination shall be disregarded.

10.8	Delivery of Notice.

Notwithstanding any other provision of this Article 10, notice given to the secretary pursuant to this Article 10 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the aforesaid address) or sent by facsimile transmission (provided that receipt of the confirmation of such transmission has been received) to the secretary, at the address of the principal executive offices of the Corporation, provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Eastern time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

10.9	Board Discretion.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Article 10.

ARTICLE 11

FORUM SELECTION

Unless the Corporation approves or consents in writing to the selection of an alternative forum, the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the articles or the by-laws of the Corporation (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of the Corporation. If any action or proceeding the subject matter of which is within the scope of the preceding sentences is filed in a court (a “Non-Designated Court”) other than a court located within the Province of Québec (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the courts located within the Province of Québec in connection with any action or proceeding brought in any such Non-Designated Court to enforce the preceding sentences and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. This Article 11 shall not apply to suits brought to enforce a duty or liability created by the U.S. Securities Act or the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1	Notices.

Any notice, document or other information required to be provided by the Corporation to any director, officer, shareholder or auditor is sufficiently provided if delivered to the person’s Recorded Address, if mailed to the person’s Recorded Address by prepaid mail, or if otherwise provided by electronic means in accordance with the Act.

12.2	Notice to Joint Holders.

Subject to applicable securities laws, if two or more persons are registered as joint holders of any shares, any notice or other document relating to such shares may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice and delivery to all of them.

12.3	Electronic Documents.

A requirement under this by-law that a notice, document or other information be provided in writing may be satisfied by providing an electronic document and a requirement under this by-law for a signature or that a document be executed, in relation to an electronic document, may be satisfied, in each case, if the requirements in the Act, applicable securities laws or any other applicable law in respect thereof are met.

12.4	Persons Entitled by Operation of Law.

Every person who becomes entitled to any share by operation of law, transfer, death of a shareholder or any other means, is bound by every notice in respect of such share that has been given to the shareholder from whom the person derives title to such share before such person’s name and address is entered on the securities register (whether the notice was given before or after the happening of the event on which such person became so entitled) and before such person furnished the Corporation with the proof of authority or evidence of such person’s entitlement. Computation of Time Periods.

Except if otherwise provided in the Act, in computing the date when notice of any event must be given if a specified number of days is required, (i) the date of giving the notice is excluded and the date of the event is included, (ii) non-juridical days within the meaning of the Code of Civil Procedure are counted; but when the last day is a non-juridical day, the time limit is extended to the next following juridical day and (iii) Saturday is considered a non-juridical day.

This by-law was made by resolution of the Board and ratified by ordinary resolution of the shareholders on [●], 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under the Business Corporations Act (Québec) and Lion’s new bylaws to be adopted in connection with the Business Combination, Lion must indemnify its current or former directors or officers or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with Lion or another entity. The Business Corporations Act (Québec) also provides that Lion must advance moneys to such individual for costs, charges and expenses incurred in connection with such a proceeding; provided that such individual shall repay such payment if he or she does not fulfill the conditions described below.

Indemnification is prohibited under the Business Corporations Act (Québec) unless the individual:

•	acted with honesty and loyalty in our interests, or in the interest of the other group for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Business Corporations Act (Québec) and Lion’s bylaws authorize Lion to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at Lion’s request as a director, officer or an individual acting in a similar capacity of Lion, or of any subsidiary of Lion.

In addition, Lion intends to enter into separate indemnity agreements with each of its directors and officers. These indemnity agreements, among other things, will require Lion to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any subsidiary of Lion.

Item 21.	Exhibits and Financial Statement Schedules

(a)

Exhibit Index

Exhibits

2.1***^	Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 by and among Lion, Merger Sub, and NGA, (included as Annex A to the proxy statement/prospectus that is a part of this registration statement)

3.1***	Articles of Lion

3.2***	Bylaws of Lion

3.3***	Form of Amended and Restated Articles of Lion (included as Annex C to this proxy statement/prospectus that is a part of this registration statement)

3.4***	Form of Bylaws of Lion (included as Annex D to this proxy statement/prospectus that is a part of this registration statement)

4.1	Warrant Agreement between NGA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the NGA Current Report on Form 8-K filed on August 20, 2020)

4.2*	Form of Warrant Assignment and Assumption Agreement

5.1**	Opinion of Stikeman Elliott LLP

8.1***	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. federal income tax matters

8.2***	Opinion of Husch Blackwell LLP regarding certain U.S. federal income tax matters

10.1	Stockholder Support Agreement, dated as of November 30, 2020, by and among Lion, NGA, the Sponsor and the stockholders of the Company named therein. (incorporated by reference to Exhibit 10.1 to the NGA Current Report on Form 8-K filed on November 30, 2020)

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the NGA Current Report on Form 8-K filed on November 30, 2020)

10.3†*	Form of Lion Omnibus Plan

10.4*	Form of Indemnification Agreement of post-Business Combination Executive Officers and Directors

10.5***	Form of Lion Lock-Up Agreement

10.6†*	Employment Agreement between Lion and Marc Bedard

10.7†*	Employment Agreement between Lion and Nicolas Brunet

10.8†*	Employment Agreement between Lion and Yannick Poulin

10.9***#	Common Equity Warrant of Lion issued to Amazon.com NV Investment Holdings LLC

10.10***#	Purchase Agreement between Lion and Romeo Systems, Inc.

10.11†*	Confidentiality, Non-Compete and Non-Solicitation Agreement between Lion and Yannick Poulin

10.12*#	Master Purchase Agreement, dated as of June 29, 2020, between Amazon Logistics, Inc. and Lion

10.13†*	Form of Second Amended and Restated Stock Option Plan (Legacy Plan)

21.1***	List of Subsidiaries of Lion

23.1*	Consent of Raymond Chabot Grant Thornton LLP

23.2*	Consent of Marcum LLP

23.3**	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)

23.4***	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.5***	Consent of Husch Blackwell LLP (included in Exhibit 8.2)

24.1***	Power of Attorney

99.1***	Consent of Christopher Jarratt (director nominee)

99.2***	Consent of Ian Robertson (director nominee)

99.4**	Form of Proxy Card for NGA’s Special Meeting

*	Filed herewith
**	To be filed by amendment
***	Previously filed
^	All schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.
†	Management contract or compensatory plan or arrangement

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)      The undersigned registrant hereby undertakes as follows:

(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to paragraph (g)(i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec, Canada, on the 10th day of March, 2021.

THE LION ELECTRIC COMPANY

By:	/s/ Nicolas Brunet
Nicolas Brunet
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities on March 10, 2021.

Signature	Title

/s/ Marc Bedard Marc Bedard	CEO – Founder and Director (Principal Executive Officer)

/s/ Nicolas Brunet Nicolas Brunet	Executive Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Sheila Colleen Bair	Director

* Pierre Larochelle	Director

* Michel Ringuet	Director

* Alexandre Taillefer	Director

* Pierre Wilkie	Director

* By:	/s/ Nicolas Brunet
Nicolas Brunet
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of The Lion Electric Company in the United States, has signed the registration statement in the City of Newark, State of Delaware on the 10th day of March, 2021.

PUGLISI & ASSOCIATES

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director